                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MARYLAND
                               GREENBELT DIVISION

-------------------------------
                               )
IN RE                          )     CHAPTER 11
                               )
CRIIMI MAE INC., ET AL.,       )
                               )     CASE NOS. 98-2-3115 THROUGH 98-2-3117 (DK)
         DEBTORS.              )     (JOINTLY ADMINISTERED)
                               )
-------------------------------

               DEBTORS' SECOND AMENDED JOINT DISCLOSURE STATEMENT

VENABLE, BAETJER AND HOWARD, LLP          AKIN, GUMP, STRAUSS, HAUER & FELD, LLP
Richard L. Wasserman                      Stanley J. Samorajczyk
Gregory A. Cross                          Michael S. Stamer
1800 Mercantile Bank &Trust Building      1333 New Hampshire Avenue, N.W.
Two Hopkins Plaza                         Washington, D.C. 20036
Baltimore, Maryland  21201                (202) 887-4000
(410) 244-7400

Co-Counsel to CRIIMI MAE Inc. and
CRIIMI MAE Holdings II, L.P.

SHULMAN, ROGERS, GANDAL, PORDY &          COVINGTON & BURLING
ECKER, P.A.                               Michael St. Patrick Baxter
Morton A. Faller                          Dennis B. Auerbach
11921 Rockville Pike                      1201 Pennsylvania Avenue, N.W.
Third Floor                               Washington, D.C. 20004-2401
Rockville, MD 20852-2753                  (202) 662-6000
(301) 231-0928

Counsel to CRIIMI MAE Management, Inc.    Counsel to the Official Committee of
                                          Equity Security Holders of
                                          CRIIMI MAE Inc.


Dated: August 24, 2000

IMPORTANT: THIS SECOND AMENDED JOINT DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION. PLEASE READ THIS DOCUMENT WITH CARE.

                                               TABLE OF CONTENTS

PAGE
----
I.   INTRODUCTION.............................................................................................2

II.  PLAN SUMMARY AND KEY CONSIDERATIONS......................................................................4
     A.  Plan Summary.........................................................................................5
     B.  Recommendation......................................................................................18
     C.  Voting Instructions.................................................................................18

III. GENERAL INFORMATION.....................................................................................21
     A.  The Debtors and Chapter 11 Filing and Other Chapter 11 Events.......................................21
     B.  Business............................................................................................26
     C.  The Portfolio.......................................................................................35
     D.  Legal Proceedings...................................................................................39
     E.  Selected Historical Consolidated Financial Data.....................................................47
     F.  Management's Discussion and Analysis of Financial Condition and Results of Operations...............50
     G.  Quantitative and Qualitative Disclosures About Market Risk..........................................62
     H.  Market and Trading Information......................................................................64
     I.  Management..........................................................................................65

IV.  BUSINESS PLAN...........................................................................................74

V.   PLAN OF REORGANIZATION..................................................................................76
     A.  Overview of the Plan................................................................................76
     B.  Treatment of Claims and Interests Under the Plan....................................................81
     C.  Confirmation and Effective Date Conditions..........................................................91
     D.  The Reorganized Debtors.............................................................................92
     E.  Recapitalization Financing Including Issuance of New Securities.....................................94
     F.  Sale of the CMBS Portfolio..........................................................................94
     G.  Affiliate Reorganization............................................................................95
     H.  Potential New Equity Investment and Rights Offering.................................................95
     I.  Distributions Under the Plan........................................................................97
     J.  General Information Concerning the Plan............................................................101

VI.  CONFIRMATION AND CONSUMMATION PROCEDURES...............................................................109
     A.  Solicitation of Acceptances........................................................................109
     B.  Confirmation Hearing...............................................................................109
     C.  Confirmation.......................................................................................110
     D.  Consummation.......................................................................................114
     E.  Conditions to Effective Date.......................................................................114

VII. CERTAIN RISK FACTORS...................................................................................114

VIII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................................123

IX.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..............................................128
     A.  Alternative Chapter 11 Plans.......................................................................128
     B.  Liquidation Under Chapter 7........................................................................128

X.   CONCLUSION AND RECOMMENDATION..........................................................................128

EXHIBITS

PAGE
----
Exhibit A     Third Amended Joint Plan of Reorganization of CRIIMI MAE Inc.,
              CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P. Under
              Chapter 11 of the Bankruptcy Code..............................................................A-1
Exhibit B     Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information......B-1
Exhibit C     Liquidation Analysis...........................................................................C-1
Exhibit D     CRIIMI MAE Financial Statements from Form 10-K for the Year Ended December 31, 1999............D-1
Exhibit E     Reorganized CMI Amended and Restated Articles of Incorporation.................................E-1
Exhibit F     Reorganized CMI Amended and Restated Bylaws....................................................F-1
Exhibit G     Reorganized CMI Second Amended and Restated Stock Option Plan for Key Employees................G-1
Exhibit H     Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000..............................H-1

         CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P. (COLLECTIVELY, THE "DEBTORS") AND THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF CRIIMI MAE INC. (THE "CMI EQUITY COMMITTEE") URGE ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES TO VOTE TO ACCEPT THE DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION (THE "PLAN"). THE CMI EQUITY COMMITTEE HAS JOINED THE DEBTORS AS A CO-PROPONENT OF THE DEBTORS' PLAN. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF CMI (THE "UNSECURED CREDITORS' COMMITTEE") ALSO SUPPORTS THE PLAN AND ENCOURAGES ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES TO VOTE IN SUPPORT OF THE PLAN. IT SHOULD BE UNDERSTOOD THAT THE UNSECURED CREDITORS' COMMITTEE'S SUPPORT OF THIS PLAN AS EXPRESSED IN THIS SECOND AMENDED JOINT DISCLOSURE STATEMENT (TOGETHER WITH ALL EXHIBITS HERETO, THE "DISCLOSURE STATEMENT") IS CONDITIONED UPON AND SUBJECT TO THE COMPLETION OF MUTUALLY ACCEPTABLE DEBT AND RELATED DOCUMENTATION, WHICH THE DEBTORS, THE CMI EQUITY COMMITTEE AND THE UNSECURED CREDITORS' COMMITTEE ALL BELIEVE WILL BE COMPLETED BEFORE THE CONFIRMATION HEARING.

         THIS DISCLOSURE STATEMENT IS DESIGNED TO PROVIDE ADEQUATE INFORMATION TO ENABLE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO MAKE AN INFORMED JUDGMENT ON WHETHER TO ACCEPT OR REJECT THE DEBTORS' PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS INCLUDED HEREWITH AS EXHIBIT A, OTHER EXHIBITS TO THIS DISCLOSURE STATEMENT, EXHIBITS TO THE PLAN AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE BANKRUPTCY COURT. FURTHERMORE, THE PRO FORMA FINANCIAL STATEMENTS AND PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN ARE UNAUDITED. THERE CAN BE NO ASSURANCE THAT THE INFORMATION AND STATEMENTS CONTAINED HEREIN WILL CONTINUE TO BE ACCURATE SUBSEQUENT TO THE DATE HEREOF OR THAT THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

         ALTHOUGH THE CMI EQUITY COMMITTEE IS A CO-PROPONENT OF THE DEBTORS' PLAN, THIS DISCLOSURE STATEMENT WAS PREPARED BY THE DEBTORS. NEITHER THE CMI EQUITY COMMITTEE NOR ANY OF ITS PROFESSIONALS WARRANT THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION ABOUT THE DEBTORS, THE DEBTORS' BUSINESSES, RISK FACTORS, TAX CONSEQUENCES OR THE APPLICABILITY OF SECURITIES LAWS.

         ALL HOLDERS OF IMPAIRED CLAIMS AND INTERESTS SHOULD READ AND CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT AS A WHOLE, INCLUDING THE SECTION ENTITLED "RISK FACTORS", PRIOR TO VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH CLAIM AND INTEREST HOLDER MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE PLAN.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
Section 1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS WITH "ADEQUATE INFORMATION" (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THEY CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE

PURCHASING, SELLING, OR TRANSFERRING, CLAIMS AGAINST OR SECURITIES OF THE DEBTORS SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND THE INFORMATION CONTAINED HEREIN SHALL NOT BE CONSTRUED AS AN ADMISSION OF ANY FACT, CLAIM OR LIABILITY, AS A STIPULATION OR AS A WAIVER, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS. NOR SHALL THE STATEMENTS SET FORTH HEREIN BE USED AS EVIDENCE OR BIND ANY PARTY IN CONNECTION WITH ANY SECURITIES CLAIMS (AS THAT TERM IS DEFINED IN THE PLAN).

         THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY
NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

I.       INTRODUCTION

         On October 5, 1998, CRIIMI MAE Inc. ("CMI"), CRIIMI MAE Management, Inc. ("CMM") and CRIIMI MAE Holdings II, L.P. ("Holdings") filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors and the CMI Equity Committee hereby submit this Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code in connection with their solicitation of acceptances of their Plan, a copy of which is annexed hereto as Exhibit A. The purpose of this Disclosure Statement, in accordance with the requirements of Section 1125 of the Bankruptcy Code, is to provide "adequate information" concerning the Plan, of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of holders of the classes of claims or interests being solicited, to make an informed judgment whether to accept or reject the Plan. This Disclosure Statement should be read in conjunction with the Plan and the other exhibits to this Disclosure Statement and to the Plan. All capitalized terms contained in this Disclosure Statement shall, unless otherwise defined herein, have the meanings ascribed to such capitalized terms in the Plan. References herein to the "Company" or "CRIIMI MAE" refer to CRIIMI MAE Inc. and its consolidated subsidiaries, unless the context otherwise indicates. References herein to Notes to Consolidated Financial Statements refer to the Notes to Consolidated Financial Statements constituting a part of CRIIMI MAE's financial statements for the year ended December 31, 1999.

         The Plan is being distributed, with Ballots, to holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6, the Classes of Claims and Interests that are Impaired and entitled to vote under the Plan, in order to solicit their acceptance of the Plan. Holders of Claims and Interests in Classes A8, A12, A15, A17, A19, A22, A23, B3, B4, B7, C3, C4 and C7 are
deemed to have accepted the Plan because their respective Claims are not Impaired, and such Holders are therefore not entitled to vote on the Plan. Accordingly, the votes of Holders of Claims and Interests in such Classes are not being solicited. For a description of the Classes of Claims and Interests and their treatment under the Plan, see "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan."

         The Debtors and the CMI Equity Committee are seeking the acceptance of the Plan by Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2,
C5 and C6. The Debtors and the CMI Equity Committee have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan. The United States Bankruptcy Court for the District of Maryland, Greenbelt Division, Maryland ("the "Bankruptcy Court") has entered an order dated August 24, 2000 approving this Disclosure Statement as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of each of the holders of the Classes of Claims and Interests being solicited, to make an informed judgment whether to accept the Plan. Such approval by the Bankruptcy Court does not constitute a recommendation of the Plan by the Bankruptcy Court.

         Section 1129(a) of the Bankruptcy Code allows the Bankruptcy Court to confirm a plan if certain conditions have been met and if each class of claims and interests that is impaired under the plan has voted to accept the plan. Under Section 1126(c) of the Bankruptcy Code, a class of claims has accepted a plan if such plan has been accepted by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith. Under Section 1126(d) of the Bankruptcy Code, a class of equity interests has accepted a plan if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class held by holders of such interests that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith.

         Under the Bankruptcy Code, only those Claims, the holders of which vote to accept or reject the Plan, will be counted for purposes of determining acceptance or rejection by any Impaired Class of Claims. Therefore, the Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in total dollar amount and one-half in total number of such Claims. However, even if the Holders of all Claims in Impaired Classes and entitled to vote under the Plan accept or are deemed to have accepted the Plan, the Plan is subject to certain requirements under the Bankruptcy Code and might not be confirmed by the Bankruptcy Court.

         Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of such plan by one or more of the classes of claims or interests impaired thereunder if (i) at least one impaired class of claims accepts the plan (such acceptance to be determined without giving effect to any acceptances of "insiders," as such term is defined in Section 101 of the Bankruptcy Code) and (ii) the Bankruptcy Court finds that, with respect to the non-accepting class or classes, the plan does not discriminate unfairly and is fair and equitable. The Debtors and the CMI Equity Committee reserve the right to seek confirmation of the Plan under
Section 1129(b) of the Bankruptcy Code if any class of Claims entitled to vote on the Plan votes to reject the Plan.

         If more than one plan is submitted to creditors and equity security holders for voting, the Bankruptcy Court may confirm only one such plan. If the confirmation requirements set forth in the Bankruptcy Code are met with respect to more than one plan, the Bankruptcy Court will consider the preferences of creditors and equity security holders in determining which plan to confirm. The Debtors and the CMI Equity Committee urge all creditors and equity security holders to vote in favor of the Plan. The Unsecured Creditors' Committee also recommends that all unsecured creditors vote in favor of the Plan. The Debtors and the CMI Equity Committee believe that confirmation of the Debtors' Plan is in the best interest of all creditors and equity security holders. As set forth in more detail in the Plan and this Disclosure Statement, the Debtors' Plan provides for the payment in full of all creditors, preservation of value for equity security holders and a reorganization of the Debtors and continuation of the business of CRIIMI MAE as a going concern.

         The Debtors and the CMI Equity Committee are soliciting votes for the acceptance of the Plan from the Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20,
A21, B1, B2, B5, B6, C1, C2, C5 and C6. The Debtors and the CMI Equity Committee believe that the Plan provides the best possible result for all Holders of Claims and Interests. The Debtors and the CMI Equity Committee believe further that, under the Plan, Holders of Claims and Interests will receive a greater recovery than such Holders would receive if the Debtors' Chapter 11 cases were converted to cases under Chapter 7 of the Bankruptcy Code or an alternative plan were confirmed by the Bankruptcy Court.

IMPORTANT INFORMATION

         EXCEPT FOR PERSONS WHO ARE BENEFICIAL OWNERS OF OLD SENIOR NOTES OR INTERESTS HELD IN STREET NAME, TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 5:00 P.M. EASTERN TIME, ON OCTOBER 20, 2000. BALLOTS SHOULD BE MAILED OR DELIVERED TO: CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P., C/O BANKRUPTCY SERVICES LLC, BALLOT PROCESSING, P.O. BOX 5204, FDR STATION, NEW YORK, NEW YORK, 10150-5204. ALL BENEFICIAL OWNERS OF OLD SENIOR NOTES OR INTERESTS WHOSE NOTES OR INTERESTS ARE HELD IN STREET NAME MUST RETURN THEIR BALLOTS TO THE MASTER BALLOTING AGENT FROM WHOM THEY RECEIVED THEIR BALLOTS NO LATER THAN 2:00 P.M. EASTERN TIME ON OCTOBER 20, 2000 AT THE ADDRESS AND IN ACCORDANCE WITH THE INSTRUCTIONS FOR RETURN OF SAID BALLOTS SET FORTH IN SUCH BALLOTS.

         PLEASE REFER TO YOUR BALLOT FOR SPECIFIC INSTRUCTIONS. SEE ALSO "PLAN SUMMARY AND KEY CONSIDERATIONS - VOTING INSTRUCTIONS" FOR A DISCUSSION OF VOTING PROCEDURES AND CONTACT INFORMATION.

         THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS AND INTERESTS.

         THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

         THIS DISCLOSURE STATEMENT IS PROVIDED FOR USE SOLELY BY HOLDERS OF CLAIMS AND INTERESTS, AND THEIR ADVISORS, IN CONNECTION WITH THEIR DETERMINATION TO ACCEPT OR REJECT THE PLAN.

         HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH HIS, HER OR ITS OWN LEGAL, BUSINESS, FINANCIAL AND/OR TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         THE SUMMARY OF THE PLAN CONTAINED HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION UNDER THE HEADINGS III. GENERAL INFORMATION, IV. BUSINESS PLAN AND VII. CERTAIN RISK FACTORS, IS UPDATED, MODIFIED AND SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H AND MADE A PART HEREOF.

II.      PLAN SUMMARY AND KEY CONSIDERATIONS

         The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, to the Plan and to the exhibits to this Disclosure Statement and to the Plan. This summary does not purport to be complete and should not be relied upon for voting purposes. Terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. A more complete description of the Plan is provided in "PLAN OF REORGANIZATION."

         All Holders of Claims and Interests whose votes are being solicited are hereby advised and encouraged to read this Disclosure Statement, the Plan and the exhibits to this Disclosure Statement and to the Plan in their entirety before voting to accept or reject the Plan.

A.    PLAN SUMMARY

         The Plan contemplates the payment in full of all of the Allowed Claims of CMI, CMM and Holdings primarily through recapitalization financing aggregating at least $857 million (the "Recapitalization Financing"). A significant portion of such Recapitalization Financing is expected to consist of debt financing from existing debtholders (the "New Debt") and the balance is expected to result from the sale of selected CMBS (the "CMBS Sale") and the sale or refinance of the Company's interest in CMO-IV (the "CMO-IV Sale"). In particular, CMI has agreed to restructure its secured debt with two of its largest creditors, Merrill Lynch Mortgage Capital Inc. ("Merrill") and German American Capital Corporation ("GACC"), in accordance with the term sheet attached as Exhibit 1 to the Plan (the "Merrill/GACC Term Sheet"). In addition, CMI has agreed with the Unsecured Creditors' Committee to restructure its unsecured debt including its Old Senior Notes in accordance with the term sheet attached as Exhibit 2 to the Plan (the "Unsecured Creditors' Term Sheet"). The Merrill/GACC and Unsecured Creditors restructurings set forth in Exhibits 1 and 2 to the Plan are the cornerstones of CMI's New Debt financing as it emerges from Chapter 11 under the Debtors' Plan. Although not required to fund the Plan, the Debtors may seek new equity capital from one or more investors to partially fund the Plan. Any such new equity will constitute Recapitalization Financing. See "PLAN OF REORGANIZATION" for a further discussion of potential new equity capital.

         The Plan provides for distributions to creditors as summarized below:

CLAIMS AGAINST AND INTERESTS IN CMI

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
N/A        Administrative Claims (Unclassified)              Each Holder will be paid Cash equal to the   100%
                                                             amount of such Claim on the later of the
                                                             Effective Date or the day on which such
                                                             Claim becomes an Allowed Claim, unless (i)
                                                             the Holder and Reorganized CMI,
                                                             Reorganized CMM or Reorganized Holdings,
                                                             as the case may be, agree to other
                                                             treatment, or (ii) an order of the
                                                             Bankruptcy Court provides for other terms.
---------- ------------------------------------------------- -------------------------------------------- ------------

N/A        Priority Tax Claims (Unclassified)                Each Holder will receive, at the sole        100%
                                                             option of Reorganized CMI, Reorganized CMM
                                                             or Reorganized Holdings, as the case may
                                                             be, (i) Cash equal to the unpaid portion
                                                             of such Claim on the later of the
                                                             Effective Date and the date on which such
                                                             Claim becomes an Allowed Priority Tax
                                                             Claim, or (ii) equal quarterly Cash
                                                             payments in an aggregate amount equal to
                                                             such Claim, together with interest at a
                                                             fixed annual rate to be determined by the
                                                             Bankruptcy Court or otherwise agreed to by
                                                             Reorganized CMI, Reorganized CMM or
                                                             Reorganized Holdings, as the case may be,
                                                             and such
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       5

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             Holder over a period through the sixth anniversary
                                                             of the date of assessment of such Claim, or
                                                             upon such other terms determined by the Bankruptcy
                                                             Court.
---------- ------------------------------------------------- -------------------------------------------- ------------
A1         Citicorp Secured Claims                           IMPAIRED.     The Holder of the Allowed      100%
                                                             Class A1 Claim will receive on the
                                                             Effective Date the treatment of its
                                                             Allowed Secured Claim set forth on Exhibit
                                                             4 to the Plan, or such other treatment as
                                                             may be agreed to by CMI and the Holder.
                                                             As set forth in Exhibit 4 to the Plan, the
                                                             treatment set forth therein resolves all
                                                             Claims of the Holder of the Allowed Class
                                                             A1 Claim, and the affiliates thereof
                                                             referenced in Exhibit 4, against
                                                             each of the Debtors, the Reorganized
                                                             Debtors and CRIIMI MAE Brick Church, Inc.
                                                             Class A1 is Impaired and, accordingly, the
                                                             Holder of such Claim will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A2         First Union Secured Claim                         IMPAIRED.     The Holder of the Allowed      100%
                                                             Class A2 Claim will receive on the
                                                             Effective Date payment in full in Cash of
                                                             any remaining balance of such Claim with
                                                             interest on the principal balance of such
                                                             Allowed Claim calculated at the Plan
                                                             Rate.  Class A2 is Impaired and,
                                                             accordingly, the Holder of such Claim will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A3         GACC Secured Claim                                IMPAIRED.     The Holder of the Allowed      100%
                                                             Class A3 Claim will receive on the
                                                             Effective Date the treatment of its
                                                             Allowed Secured Claim set forth on Exhibit
                                                             1 to the Plan, or such other treatment as
                                                             may be agreed to by CMI and the Holder.
                                                             Class A3 is Impaired and, accordingly, the
                                                             Holder of such Claim will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A4         Lehman Secured Claim                              IMPAIRED.     The Holder of the Allowed      100%
                                                             Class A4 Claim will receive on the
                                                             Effective Date payment in full in Cash of
                                                             any remaining balance of such Claim with
                                                             interest on the principal balance of such
                                                             Allowed Claim calculated at the Plan
                                                             Rate.  Class A4 is Impaired and,
                                                             accordingly, the Holder of such Claim will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------

A5         Merrill Secured Claim                             IMPAIRED.     The Holder of the Allowed      100%
                                                             Class A5 Claim will receive on the
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       6

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             Effective Date the treatment of its
                                                             Allowed Secured Claim set forth on Exhibit
                                                             1 to the Plan, or such other treatment as
                                                             may be agreed to by CMI and the Holder.
                                                             Class A5 is Impaired and, accordingly, the
                                                             Holder of such Claim will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A6         Morgan Stanley Secured Claim                      IMPAIRED.     The Holder of the Allowed      100%
                                                             Class A6 Claim will receive on the
                                                             Effective Date payment in full in Cash of
                                                             any remaining balance of such Claim with
                                                             interest on the principal balance of such
                                                             Allowed Claim calculated at the Plan
                                                             Rate.  Class A6 is Impaired and,
                                                             accordingly, the Holder of such Claim will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A7         Other Secured Claims                              IMPAIRED.     Each Holder (if any) of an     100%
                                                             Allowed Class A7 Claim will receive
                                                             on the Effective Date either (i)
                                                             payment in full in Cash of any such
                                                             Claim with interest on the
                                                             principal balance of any such
                                                             Allowed Claim calculated at the
                                                             Plan Rate; (ii) if CMI so elects,
                                                             the collateral securing the Allowed
                                                             Class A7 Claim (if any) in full
                                                             satisfaction of such Claim; or
                                                             (iii) such other treatment as may
                                                             be agreed to by CMI and the Holder
                                                             (if any). Class A7 is Impaired and,
                                                             accordingly, Holders of such Claims
                                                             (if any) will be entitled to vote
                                                             on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A8         Priority Claims                                   UNIMPAIRED.     Each Holder of an Allowed    100%
                                                             Class A8 Claim will receive on the
                                                             Effective Date payment in full in
                                                             Cash of such Claim including Plan
                                                             Interest thereon. Class A8 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A9         Old Senior Note Claims                            IMPAIRED.  Each Holder of an Allowed Class   100%
                                                             A9 Claim will receive on the
                                                             Effective Date the treatment of its
                                                             Allowed Claim as set forth on
                                                             Exhibit 2 to the Plan. Class A9 is
                                                             Impaired and, accordingly, Holders
                                                             of such Claims will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A10        CMI General Unsecured Claims                      IMPAIRED.  Each Holder of an Allowed Class   100%
                                                             A10 Claim, other than those electing the
                                                             convenience class option described
                                                             hereinafter, will be paid in full through
                                                             a combination of an initial cash payment and
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       7

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             two notes as further set forth in
                                                             Exhibit 2 to the Plan.  In addition, as
                                                             referred to in Exhibit 2 to the Plan,
                                                             there will be a convenience class option
                                                             with respect to Class A10, as follows: any
                                                             Holder of an Allowed Class A10 Claim whose
                                                             Allowed Claim is for $150,000 or less and
                                                             elects the convenience class treatment on
                                                             its ballot, or whose Allowed Claim is for
                                                             an amount in excess of $150,000 and elects
                                                             in writing on its ballot to reduce its
                                                             Claim to $150,000 and accept convenience
                                                             class treatment thereof, shall be entitled
                                                             to receive payment in Cash on the
                                                             Effective Date of the allowed amount of
                                                             such Holders' Allowed Class A10 Claim in
                                                             full satisfaction of said claim, with
                                                             accrued and unpaid pre-petition and
                                                             post-petition interest thereon calculated
                                                             at the non-default contract rate of
                                                             interest in such Holders' documents for
                                                             those Holders of Allowed Class A10 Claims
                                                             electing convenience class treatment who
                                                             have a contract, the invoice rate (capped
                                                             at 9-1/8%) for those Holders of Allowed
                                                             Class A10 Claims electing convenience
                                                             class treatment who have an invoice rate,
                                                             and 6% for all others.  For purposes of
                                                             calculating the $150,000 amount in the
                                                             preceding sentence, the amount of allowed
                                                             post-petition interest on any such Claim
                                                             (which interest shall be paid as part of
                                                             such Claim) will be excluded from such
                                                             calculation.  Class A10 is Impaired and,
                                                             accordingly, Holders of such Claims will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A11        Guarantee Claims                                  IMPAIRED.     If, and only to the extent     100%
                                                             that, an Allowed Class A11 Claim is not
                                                             fully treated with respect to such
                                                             Holder's underlying Allowed Claim under
                                                             the Plan treatment for Claims against CMM
                                                             or Holdings, as the case may be, any
                                                             remaining Allowed Class A11 Claim (if any)
                                                             will be included as part of the CMI
                                                             General Unsecured Claims and treated for
                                                             all purposes as part of Class A10.  Class
                                                             A11 is Impaired and, accordingly, is
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A12        Freddie Mac Claims                                UNIMPAIRED.     CMI's obligation under the   100%
                                                             Freddie Mac Agreement shall be deemed
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       8

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             reaffirmed on the Effective Date, and the
                                                             Claims of Freddie Mac numbered 335 and 497
                                                             on the July 2, 1999 claims register, each
                                                             in the amount of $230,448,487.24, shall be
                                                             deemed withdrawn and thereby disallowed as
                                                             of the Effective Date.  Class A12 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A13        Intercompany Claims                               IMPAIRED.    Holders of Class A13 Claims     No payment
                                                             will not receive any payment under the       shall be
                                                             Plan on account of such Claims.  Class A13   made under
                                                             is Impaired and, accordingly, Holders of     the Plan
                                                             such Claims will be entitled to vote on      but the
                                                             the Plan.                                    claim
                                                                                                          amounts
                                                                                                          will
                                                                                                          remain on
                                                                                                          the
                                                                                                          financial
                                                                                                          books of
                                                                                                          the
                                                                                                          respective
                                                                                                          Debtors.
---------- ------------------------------------------------- -------------------------------------------- ------------
A14        Series B Preferred Stock                          IMPAIRED.    Each Holder of an Allowed       100%
                                                             Class A14 Interest as of the Effective
                                                             Date will retain its Series B Preferred
                                                             Stock; provided that if the Holders of
                                                             Series B Preferred Stock as of the Voting
                                                             Record Date vote as a Class by the
                                                             requisite amount to accept the Plan, the
                                                             Articles Supplementary relating to the
                                                             Series B Preferred Stock will be deemed
                                                             amended (and, as amended, to be part of
                                                             the Reorganized CMI Amended and Restated
                                                             Articles of Incorporation) to permit the
                                                             payment of dividends on Series B Preferred
                                                             Stock, including accrued and unpaid
                                                             dividends, in CMI Common Stock or Cash (or
                                                             a combination thereof), at the election of
                                                             Reorganized CMI, with such payment of
                                                             dividends to be consistent with Exhibits 1
                                                             and 2 to the Plan.  It is contemplated
                                                             that such dividends will be paid in CMI
                                                             Common Stock.  See Exhibit 2 to the Plan
                                                             regarding limitations on cash dividends.
                                                             Holders of Series B Preferred Stock who
                                                             are not affiliates or "underwriters" may
                                                             publicly trade the CMI
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       9

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             Common Stock issued to them on the Effective
                                                             Date as payment for dividends accrued and
                                                             payable.  Class A14 is Impaired and,
                                                             accordingly, is entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A15        Series B Preferred Stock Securities Claims        UNIMPAIRED.     Each Holder (if any) of an   100%
                                                             Allowed Class A15 Claim will, if, as and
                                                             when any such Claim is Allowed by Final
                                                             Order, receive in full satisfaction of any
                                                             such Allowed Class A15 Claim its share of
                                                             any Insurance Proceeds applicable thereto
                                                             plus, if such Allowed Class A15 Claim (if
                                                             any) is not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to the balance (if any)
                                                             of such Allowed Class A15 Claim, provided
                                                             that any such Claim not timely filed (and
                                                             in any event not filed before the
                                                             Confirmation Date) shall be released and
                                                             discharged under the Plan and Confirmation
                                                             Order.  Class A15 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A16        Former Series C Preferred Stock                   IMPAIRED.     Former Series C Preferred      100%
                                                             Stock has been exchanged for Series E
                                                             Preferred Stock.  Each Holder of Series E
                                                             Preferred Stock as of the Distribution
                                                             Record Date shall retain its Series E
                                                             Preferred Stock and such Series E
                                                             Preferred Stock shall have the terms,
                                                             rights and preferences summarized in
                                                             Exhibit 3 to the Plan and as set forth in
                                                             the Articles Supplementary relating to the
                                                             Series E Preferred Stock, as such Articles
                                                             Supplementary shall be amended as of the
                                                             Effective Date, expected to be
                                                             substantially in the form of Exhibit B
                                                             (Series E Preferred Stock Articles) to
                                                             Exhibit E (Reorganized CMI Amended and
                                                             Restated Articles of Incorporation) to the
                                                             Disclosure Statement.  All accrued and
                                                             past due dividends from February 23, 2000
                                                             through the Effective Date on Series E
                                                             Preferred Stock will be paid on the
                                                             Effective Date in CMI Common Stock.  All
                                                             other accrued and past due dividends on
                                                             Former Series C Preferred Stock (prior to
                                                             February 23, 2000) shall be paid on the
                                                             Effective Date in CMI Common Stock or
                                                             Cash, at the election of Reorganized CMI,
                                                             with such
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       10

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             payment of dividends to be consistent with
                                                             Exhibits 1 and 2 to the Plan.  It is
                                                             contemplated that such dividends will be
                                                             paid in CMI Common Stock.  See Exhibit 2
                                                             to the Plan regarding limitations on cash
                                                             dividends. Class A16 is Impaired and,
                                                             accordingly, Holders of such Interests will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A17        Former Series C Preferred Stock Securities        UNIMPAIRED.      Each Holder (if any) of     100%
           Claims                                            an Allowed Class A17 Claim will, if, as
                                                             and when any such Claim is allowed
                                                             by Final Order, receive in full
                                                             satisfaction of any such Allowed
                                                             Class A17 Claim its share of any
                                                             Insurance Proceeds applicable
                                                             thereto plus, if such Allowed Class
                                                             A17 Claim (if any) is not paid in
                                                             full from such Insurance Proceeds,
                                                             CMI Common Stock in an amount equal
                                                             in value, as of the date of
                                                             issuance thereof, to the balance
                                                             (if any) of such Allowed Class A17
                                                             Claim, provided that any such Claim
                                                             not timely filed (and in any event
                                                             not filed before the Confirmation
                                                             Date) shall be released and
                                                             discharged under the Plan and
                                                             Confirmation Order. Class A17 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A18        Old Series D Preferred Stock                      IMPAIRED.     Each Holder of an Allowed      100%
                                                             Class A18 Interest as of the Distribution
                                                             Record Date, if not previously exchanged,
                                                             will receive on the Effective Date in
                                                             exchange for its Old Series D Preferred
                                                             Stock an identical number of shares of
                                                             Series E Preferred Stock issued effective
                                                             as of the Effective Date, and such Series
                                                             E Preferred Stock shall have the terms,
                                                             rights and preferences summarized in
                                                             Exhibit 3 to the Plan and as set forth in
                                                             the Articles Supplementary relating to the
                                                             Series E Preferred Stock, as such Articles
                                                             Supplementary shall be amended as of the
                                                             Effective Date, expected to be
                                                             substantially in the form of Exhibit B
                                                             (Series E Preferred Stock Articles) to
                                                             Exhibit E (Reorganized CMI Amended and
                                                             Restated Articles of Incorporation) to the
                                                             Disclosure Statement.  All shares of Old
                                                             Series D Preferred Stock, if not
                                                             previously exchanged and cancelled, shall
                                                             be deemed cancelled as of the Effective
                                                             Date.  All accrued and past due dividends
                                                             on Old
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       11

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             Series D Preferred Stock shall be paid on
                                                             the Effective Date in CMI Common Stock or
                                                             Cash, at the election of Reorganized CMI,
                                                             with such payment of dividends to be
                                                             consistent with Exhibits 1 and 2 to the
                                                             Plan. It is contemplated that such
                                                             dividends will be paid in CMI Common
                                                             Stock.  See Exhibit 2 to the Plan
                                                             regarding limitations on cash dividends.
                                                             Class A18 is Impaired and, accordingly,
                                                             Holders of such Interests will be entitled
                                                             to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A19        Old Series D Preferred Stock Securities Claims    UNIMPAIRED.     Each Holder (if any) of an   100%
                                                             Allowed Class A19 Claim will, if, as and
                                                             when any such Claim is Allowed by Final
                                                             Order, receive in full satisfaction of any
                                                             such Allowed Class A19 Claim its share of
                                                             any Insurance Proceeds applicable thereto
                                                             plus, if such Allowed Class A19 Claim (if
                                                             any) is not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to the balance (if any)
                                                             of such Allowed Class A19 Claim, provided
                                                             that any such Claim not timely filed (and
                                                             in any event not filed before the
                                                             Confirmation Date) shall be released and
                                                             discharged under the Plan and Confirmation
                                                             Order. Class A19 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A20        Series F Dividend Preferred Stock                 IMPAIRED.     Each Holder of an Allowed      100%
                                                             Class A20 Interest as of the Effective
                                                             Date shall retain its Series F Dividend
                                                             Preferred Stock; provided that if the
                                                             Holders of Series F Dividend Preferred
                                                             Stock as of the Voting Record Date vote as
                                                             a Class by the requisite amount to accept
                                                             the Plan, the Articles Supplementary
                                                             relating to the Series F Dividend
                                                             Preferred Stock will be deemed amended
                                                             (and, as amended, to be part of the
                                                             Reorganized CMI Amended and Restated
                                                             Articles of Incorporation) to permit the
                                                             payment of dividends on Series F Dividend
                                                             Preferred Stock, including any accrued and
                                                             unpaid dividends, in CMI Common Stock or
                                                             Cash (or a combination thereof), at the
                                                             election of Reorganized CMI, with such
                                                             payment of dividends to be consistent with
                                                             Exhibits 1 and 2 to the Plan.  It is
                                                             possible that such dividends
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       12

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             may be paid in CMI Common Stock.  See
                                                             Exhibit 2 to the Plan regarding limitations
                                                             on cash dividends.  Holders of Series F
                                                             Dividend Preferred Stock who are not
                                                             affiliates or "underwriters" may publicly
                                                             trade the CMI Common Stock issued to them
                                                             on the Effective Date as payment for
                                                             dividends accrued and payable.  Class A20 is
                                                             Impaired and, accordingly, is entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A21        CMI Common Stock                                  IMPAIRED.     Each Holder of an Allowed      100%
                                                             Class A21 Interest as of the Effective
                                                             Date will retain its CMI Common Stock.
                                                             Class A21 is Impaired and, accordingly,
                                                             Holders of such Interests will be entitled
                                                             to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A22        Stock Options                                     UNIMPAIRED.      Each Holder of a Stock      100%
                                                             Option as of the Effective Date will
                                                             retain its Stock Option.  Class A22 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A23        CMI Common Stock Securities Claims                UNIMPAIRED.     All Holders (if any) of      100%
                                                             Allowed Class A23 Claims will receive in
                                                             full satisfaction of any such Allowed
                                                             Class A23 Claims their share of any
                                                             Insurance Proceeds applicable thereto
                                                             plus, if such Allowed Class A23 Claims (if
                                                             any) are not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to the balance (if any)
                                                             of such Allowed Class A23 Claims.  Class
                                                             A23 is Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------

CLAIMS AGAINST AND INTERESTS IN CMM

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
B1         First Union Secured Claims                        IMPAIRED.     The Holder of the Allowed      100%
                                                             Class B1 Claim will receive on the
                                                             Effective Date payment in full in Cash of
                                                             any remaining balance of such Claim with
                                                             interest on the principal balance of such
                                                             Allowed Claim calculated at the Plan
                                                             Rate.  Class B1 is Impaired and,
                                                             accordingly, the Holder of such Claims
                                                             will be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
B2         Other Secured Claims                              IMPAIRED.     Each Holder (if any) of an     100%
                                                             Allowed Class B2 Claim will receive on the
                                                             Effective Date either (i) payment in full
                                                             in Cash of such Claim with interest on the
                                                             principal balance of any such Allowed
                                                             Claim calculated at the Plan Rate; (ii) if
                                                             CMM so elects, the collateral securing the
                                                             Allowed Class B2 Claim (if any) in full
                                                             satisfaction of such Claim; or (iii) such
                                                             other treatment as may be agreed to by CMM
                                                             and the Holder(s) (if any) of Allowed
                                                             Class B2 Claim(s).  Class B2 is Impaired
                                                             and, accordingly, Holders of such Claims
                                                             will be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
B3         Priority Claims                                   UNIMPAIRED.     Each Holder of an Allowed    100%
                                                             Class B3 Claim will receive on the
                                                             Effective Date payment in full in
                                                             Cash of such Claim including Plan
                                                             Interest thereon. Class B3 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
B4         Guarantee Claims                                  UNIMPAIRED.     Each Holder (if any) of an   100%
                                                             Allowed Class B4 Claim shall be paid, if,
                                                             as and when any such Claim is allowed by
                                                             Final Order, in Cash in full by CMM or
                                                             Reorganized CMM including Plan Interest
                                                             thereon if, and only to the extent not
                                                             fully treated with respect to such
                                                             Holder's underlying Allowed Claim under
                                                             the Plan treatment for Claims against CMI
                                                             or Holdings, as the case may be.  Class B4
                                                             is Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       14

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
B5         CMM General Unsecured Claims                      IMPAIRED.     Each Holder of an Allowed      100%
                                                             Class B5 Claim will receive on the
                                                             Effective Date payment in full in
                                                             Cash of such Claims, with accrued
                                                             and unpaid pre-petition and
                                                             post-petition interest thereon
                                                             calculated at the non-default
                                                             contract rate of interest in such
                                                             Holder's documents for those
                                                             Holders of Allowed Class B5 Claims
                                                             who have a contract, the invoice
                                                             rate (capped at 9-1/8%) for those
                                                             Holders of Allowed Class B5 Claims
                                                             who have an invoice rate, and 6% for
                                                             all other Holders of Allowed Class
                                                             B5 Claims. Class B5 is Impaired
                                                             and, accordingly, Holders of such
                                                             Claims will be entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
B6         Intercompany Claims                               IMPAIRED.     Each Holder of a Class B6      No payment
                                                             Claim will not receive any payment under     shall be
                                                             the Plan on account of such Claim.  Class    made under
                                                             B6 is Impaired and, accordingly, Holders     the Plan
                                                             of such Claims will be entitled to vote on   but the
                                                             the Plan.                                    claim
                                                                                                          amounts
                                                                                                          will
                                                                                                          remain on
                                                                                                          the
                                                                                                          financial
                                                                                                          books of
                                                                                                          the
                                                                                                          respective
                                                                                                          Debtors.
---------- ------------------------------------------------- -------------------------------------------- ------------
B7         CMI's Interests in CMM                            UNIMPAIRED.     The Holder will retain its   100%
                                                             Interest.  Class B7 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------

CLAIMS AGAINST AND INTERESTS IN HOLDINGS

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
C1         Citicorp Secured Claims                           IMPAIRED.     Each Holder (if any) of any    100%
                                                             remaining Allowed Class C1 Claim (if any)
                                                             shall be included in and satisfied as part
                                                             of the treatment of the Holder of the
                                                             Allowed Class A1 Claim as set forth on
                                                             Exhibit 4 to the Plan.  Class C1 is
                                                             Impaired and, accordingly, the Holder of
                                                             such Claim (if any) will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
C2         Other Secured Claims                              IMPAIRED.     Each Holder (if any) of an     100%
                                                             Allowed Class C2 Claim will receive on the
                                                             Effective Date either (i) payment in full
                                                             in Cash of such Claim with interest on the
                                                             principal balance of any such Allowed
                                                             Claim calculated at the Plan Rate; (ii) if
                                                             Holdings so elects, the collateral
                                                             securing the Allowed Class C2 Claim (if
                                                             any) in full satisfaction of such Claim;
                                                             or (iii) such other treatment as may be
                                                             agreed to by Holdings and the Holder(s)
                                                             (if any) of Allowed Class C2 Claim(s).
                                                             Class C2 is Impaired and, accordingly,
                                                             Holders of such Claims will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
C3         Priority Claims                                   UNIMPAIRED.     Each Holder of an Allowed    100%
                                                             Class C3 Claim will receive on the
                                                             Effective Date payment in full in
                                                             Cash of such Claim including Plan
                                                             Interest thereon. Class C3 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
C4         Guarantee Claims                                  UNIMPAIRED.     Each Holder (if any) of an   100%
                                                             Allowed Class C4 Claim will receive if, as
                                                             and when any such Claim is allowed
                                                             by Final Order payment in Cash in
                                                             full including Plan Interest
                                                             thereon if, and only to the extent
                                                             not fully treated with respect to
                                                             such Holder's underlying Allowed
                                                             Claim under the Plan treatment for
                                                             Claims against CMI or CMM, as the
                                                             case may be. Class C4 is Unimpaired
                                                             and, accordingly, is not entitled
                                                             to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------

                                       16

---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
C5         Holdings General Unsecured Claims                 IMPAIRED. Each Holder (if any) of an         100%
                                                             Allowed Class C5 Claim will if, as and
                                                             when any such Claim is allowed by Final
                                                             Order, receive payment in full in Cash of
                                                             any such Allowed Class C5 Claim with any
                                                             accrued and unpaid pre-petition and
                                                             post-petition interest thereon calculated
                                                             at the non-default contract rate of
                                                             interest in such Holder's documents for
                                                             any Holders of Allowed Class C5 Claims who
                                                             have a contract, the invoice rate (capped
                                                             at 9-1/8%) for any such Holders who
                                                             have an invoice rate, and 6% for any
                                                             other Holders of Allowed C5 Claims.
                                                             Class C5 is Impaired and, accordingly,
                                                             Holders of such Claims  will be entitled
                                                             to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
C6         Intercompany Claims                               IMPAIRED.     Each Holder of a Class C6      No payment
                                                             Claim will not receive any payment under     shall be
                                                             the Plan on account of such Claim.  Class    made under
                                                             C6 is Impaired and, accordingly, Holders     the Plan
                                                             of such Claims will be entitled to vote on   but the
                                                             the Plan.                                    claim
                                                                                                          amounts
                                                                                                          will
                                                                                                          remain on
                                                                                                          the
                                                                                                          financial
                                                                                                          books of
                                                                                                          the
                                                                                                          respective
                                                                                                          Debtors.
---------- ------------------------------------------------- -------------------------------------------- ------------
C7         Interests in Holdings                             UNIMPAIRED.     The Holder will retain its   100%
                                                             Interest.  Class C7 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------


         The Debtors and the CMI Equity Committee presently intend to seek to consummate the Plan and to cause the Effective Date to occur in late November or early December, 2000. There can be no assurance, however, as to when the Effective Date actually will occur.

         In making investment decisions, Holders of Claims and Interests in solicited Classes must rely on their own examination of the Debtors and the terms of the reorganization, including the merits and risks involved. Each Holder in a solicited Class should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Disclosure Statement, the Plan and the transactions contemplated hereby and thereby.

B.    RECOMMENDATION

         THE DEBTORS, THE CMI EQUITY COMMITTEE AND THE UNSECURED CREDITORS' COMMITTEE, ALL RECOMMEND THAT EACH HOLDER OF CLAIMS OR INTERESTS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

         The Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee believe that:

         1. The Plan provides the best possible result for the Holders of Claims and Interests;

         2. With respect to each Impaired Class of Claims and Interests, the distributions under the Plan are the same as or greater than the amounts that would be received if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code; and

         3. Acceptance of the Plan is in the best interests of the Holders of Claims and Interests.

         Prior to deciding whether to vote in favor of the Plan, Holders of Claims and Interests in the solicited Classes should consider carefully all of the information contained in this Disclosure Statement, including the risk factors described in "CERTAIN RISK FACTORS."

C.   VOTING INSTRUCTIONS

         The Debtors and the CMI Equity Committee are seeking the acceptance of the Plan by Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2,
C5 and C6.

         A Ballot to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to Holders of Claims and Interests whose Claims and Interests are Impaired by provisions of the Plan and who are entitled to vote on the Plan. Accordingly, this Disclosure Statement (and the exhibits hereto), together with the accompanying Ballot and the related materials delivered together herewith, are being furnished to Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6 and
may not be relied upon or used for any purpose other than to determine whether or not to vote to accept or reject the Plan.

         Ballots with respect to the Plan will be accepted by the Debtors until 5:00 p.m., Eastern Time, on October 20, 2000 (the "Voting Deadline"). Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court pursuant to Bankruptcy Rule 3018, Ballots that are received after the Voting Deadline will not be accepted or used by the Debtors in connection with the Debtors' request for confirmation of the Plan.

         The Debtors have retained Bankruptcy Services LLC as their voting and tabulation agent in connection with the Plan (the "Balloting Agent").

         Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Court has fixed the Voting Record Date (the close of business, Eastern Time, on September 5, 2000) as the time and date for the determination of Holders of record of Interests in Classes A9, A14, A16, A18, A20 and A21 who are entitled to vote on the Plan. If the Holder of record of any solicited Interest is not also the beneficial owner of such Interest, the vote to accept or reject the Plan must be cast by the beneficial owner of such Interest.

         For purposes of voting by Classes A9, A14, A16, A18, A20 and A21 to accept or reject the Plan, the term "Holder" means a beneficial owner of Common Stock, Old Senior Notes, Series B Preferred Stock, Former Series C Preferred Stock, Old Series D Preferred Stock, or Series F Dividend Preferred Stock (the "Securities") on the Voting Record Date. A "beneficial owner" is the person who enjoys the benefits of ownership of the securities (i.e., has a pecuniary interest in the securities) even though title of the securities may be in another name. The term "Holder" with respect to other Claims and Interests means the person who holds such Claim or Interest in such Person's capacity as the holder of such Claim or Interest. Only beneficial owners (or their authorized signatories) of the Securities and Holders of Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1,

B2, B5, B6, C1, C2, C5 and C6 Claims as of the Petition Date (or transferees thereof) are eligible to vote on the Plan.

         ALL VOTES TO ACCEPT OR REJECT THE PLAN MUST BE CAST BY USING A BALLOT. VOTES WHICH ARE CAST IN ANY MANNER OTHER THAN BY USING A BALLOT WILL NOT BE COUNTED. BALLOTS THAT ARE NOT PROPERLY SIGNED WILL NOT BE COUNTED. BALLOTS THAT PARTIALLY ACCEPT AND PARTIALLY REJECT THE PLAN WILL NOT BE COUNTED. BALLOTS THAT ARE PROPERLY SIGNED BUT DO NOT INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN WILL BE COUNTED AS AN ACCEPTANCE.

         PROCEDURES FOR CLASSES A9, A14, A16, A18, A20 AND A21:

         For purposes of voting to accept or reject the Plan, if you hold Securities in physical certificated form that are registered in your own name, you can vote on the Plan by completing the information requested on the ballot, signing, dating, and indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Balloting Agent before the Voting Deadline. Any beneficial owner holding Securities in "street name" can vote on the Plan by completing the information requested on the ballot issued to you by your nominee (your broker, banker, bank, other nominee or their agent), signing, dating and indicating your vote on the ballot, and returning the completed original ballot to your nominee in sufficient time for your nominee then to forward your vote to the Balloting Agent so that it is actually received by the Balloting Agent before the Voting Deadline.

         If you are a brokerage firm, commercial bank, trust company or other nominee which is the registered holder of Securities, please forward a copy of this Disclosure Statement, the appropriate ballot or ballots, and any other enclosed materials to each beneficial owner (all reasonable forwarding expenses to be reimbursed by the Company), AND collect the ballot and complete the master ballot, and deliver the completed original master ballot to the Balloting Agent so that it is actually received by the Balloting Agent before the Voting Deadline.

         Clearing Systems should arrange for their respective participants to vote by executing an omnibus proxy, assignment letter form, or similar document, in such participants' favor.

         If your Ballot is damaged or lost, or if you do not receive a Ballot, you may request a replacement by contacting:

                           Bankruptcy Services LLC
                           70 East 55th Street, 6th Floor
                           New York, New York  10022
                           Attn:  Alex Houghton

         GENERAL INSTRUCTIONS FOR CLASSES A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 AND C6:

         After carefully reviewing the Plan, including all exhibits thereto, and this Disclosure Statement and its exhibits, please indicate your vote on the enclosed Ballot and return it in the envelope provided. In voting to accept or reject the Plan, please use only the Ballot sent to you with this Disclosure Statement. Please complete and sign your Ballot in accordance with the instructions set forth on the Ballot and return it in the enclosed envelope.

         ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED AN ACCEPTANCE OF THE PLAN. ANY BALLOT RECEIVED WHICH INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED.

         This Disclosure Statement has been approved by order of the Bankruptcy Court dated August 24, 2000, as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of a holder of an Interest, to make an informed judgment whether to accept or reject the Plan. Approval of this Disclosure Statement by the Bankruptcy Court does not constitute a ruling as to the fairness or merits of the Plan.

         NO STATEMENTS OR INFORMATION CONCERNING THE DEBTORS OR REORGANIZED DEBTORS OR ANY OF THE ASSETS OR THE BUSINESS OF THE DEBTORS MAY BE MADE OR SHOULD BE RELIED UPON, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR AS MAY HEREAFTER BE AUTHORIZED BY THE BANKRUPTCY COURT. THE STATEMENTS AND INFORMATION ABOUT THE DEBTORS AND THEIR BUSINESSES IN THIS DISCLOSURE STATEMENT, INCLUDING, WITHOUT LIMITATION, THE DISCUSSION OF SECURITIES LAWS, RISK FACTORS, FEDERAL INCOME TAX CONSIDERATIONS AND OTHER TAX-RELATED MATTERS HAVE BEEN PREPARED BY THE DEBTORS. THE CMI EQUITY COMMITTEE HAS NOT PARTICIPATED IN THE PREPARATION OF SUCH STATEMENTS AND INFORMATION AND, AS A RESULT, DOES NOT MAKE OR JOIN IN SUCH STATEMENTS AND INFORMATION.

         The Bankruptcy Court will hold a confirmation hearing at which the Bankruptcy Court will consider objections to confirmation, if any, commencing at 10:00 a.m., Eastern Time, on November 15, 2000, United States Bankruptcy Court, District of Maryland, Greenbelt Division (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time without notice other than the announcement of an adjourned date at the Confirmation Hearing. Objections to Confirmation of the Plan, if any, must be in writing and served and filed as described in the Plan and "PLAN OF REORGANIZATION -- Confirmation And Consummation Procedures -- Confirmation Hearing."

         EXCEPT FOR PERSONS WHO ARE BENEFICIAL OWNERS OF OLD SENIOR NOTES OR INTERESTS HELD IN STREET NAME, IN ORDER FOR YOUR BALLOT TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED BY THE VOTING DEADLINE (5:00 P.M., EASTERN TIME, ON OCTOBER 20, 2000). BALLOTS SHOULD BE MAILED TO:

                  CRIIMI MAE Inc. et. al., c/o Bankruptcy Services LLC Ballot Processing
                  P.O. Box 5204
                  FDR Station
                  New York, New York  10150-5204

OR IF DELIVERED BY COURIER OR BY HAND, TO:

                  Bankruptcy Services LLC
                  70 East 55th Street, 6th Floor
                  New York, New York  10022
                  Attn:  Alex Houghton

ALL BENEFICIAL OWNERS OF OLD SENIOR NOTES OR INTERESTS WHOSE NOTES OR INTERESTS ARE HELD IN STREET NAME MUST RETURN THEIR BALLOTS TO THE MASTER BALLOTING AGENT FROM WHOM THEY RECEIVED THEIR BALLOTS NO LATER THAN 2:00 P.M. EASTERN TIME ON OCTOBER 20, 2000 AT THE ADDRESS AND IN ACCORDANCE WITH THE INSTRUCTIONS FOR RETURN OF SAID BALLOTS SET FORTH IN SUCH BALLOTS.

         THE FOREGOING IS A SUMMARY. THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO SHOULD BE READ IN THEIR ENTIRETY BY ALL HOLDERS OF CLAIMS AND INTERESTS IN CLASSES A1, A2, A3, A4, A5, A6, A7, A9, A10, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 AND C6 IN DETERMINING WHETHER TO ACCEPT OR REJECT THE PLAN.

III.     GENERAL INFORMATION

FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS DISCLOSURE STATEMENT, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS CONTAINED UNDER THE HEADINGS "CERTAIN RISK FACTORS," "BUSINESS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "BUSINESS PLAN" AND IN EXHIBITS B (UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND PROJECTED FINANCIAL INFORMATION) AND C (LIQUIDATION ANALYSIS) SET FORTH IN THIS DISCLOSURE STATEMENT. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

         THE INFORMATION CONTAINED IN THIS PART III. "GENERAL INFORMATION," IS UPDATED, MODIFIED AND SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H.

         The Debtors have prepared this Disclosure Statement in connection with the solicitation by the Debtors and the CMI Equity Committee of acceptances of the Plan. No statements or information concerning the Debtors or the Reorganized Debtors or their operations, or with respect to the distributions to be made under the Plan, may be made or should be relied upon other than as set forth in this Disclosure Statement or as may hereafter be authorized by the Bankruptcy Court.

A.       THE DEBTORS AND CHAPTER 11 FILING AND OTHER CHAPTER 11 EVENTS

CHAPTER 11 FILING

         Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral with a market value not less than a specified percentage of the outstanding indebtedness ("loan-to-value ratio"). The agreements further provided that the creditors could require the Company to provide cash or additional collateral if the market value of the existing collateral fell below this minimum amount.

         As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and yields on Treasury securities with comparable maturities began to widen substantially and rapidly. Due to this widening of CMBS spreads, the market value of the CMBS securing the Company's short-term, variable-rate financing facilities declined. CRIIMI MAE's short-term secured creditors perceived that the value of the CMBS securing their facilities with the Company had fallen below the minimum loan-to-value ratio described above and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

         On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings when it received a significant collateral call from Merrill. The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection.

         On October 5, 1998, the Debtors filed for relief under Chapter 11 of the U.S. Bankruptcy Code.

         While in bankruptcy, CRIIMI MAE has streamlined its operations. The Company significantly reduced the number of employees in its origination and underwriting operations in October 1998 and has closed its five regional loan origination offices. See "BUSINESS-Employees."

         Although the Company has significantly reduced its work force, the Company recognizes that retention of its executives and other remaining employees is essential to the efficient operation of its business and to its reorganization efforts. Accordingly, the Company has, with Bankruptcy Court approval, adopted an employee retention plan. See "BUSINESS - Employee Retention Plan."

         See "GENERAL INFORMATION - Legal Proceedings" for a discussion of bankruptcy related litigation and other matters.

RETENTION OF PROFESSIONALS BY THE DEBTORS

         The Debtors have retained the following professionals to represent and advise them in connection with their Chapter 11 cases:

         Reorganization Counsel:

                Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                Venable, Baetjer and Howard, LLP
                Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

         Corporate Counsel:

                Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                Venable, Baetjer and Howard, LLP

         Restructuring Advisors:

                Wasserstein, Perella & Co.

         Independent Public Accountants:

                Arthur Andersen LLP

APPOINTMENT OF OFFICIAL COMMITTEES

         To date, three committees have been participating in these cases. The members of the committees and their respective attorneys and advisors, as of the date of the filing of this Disclosure Statement, are set forth below:

         The Unsecured Creditors' Committee:

                Prudential Securities Credit Corporation
                Riggs Bank, NA
                Conseco Capital Management, Inc.
                RER Resources L.P.

         Counsel:

                Arnold & Porter

         Financial Advisors:

                The Blackstone Group

         Accountants:

                PricewaterhouseCoopers LLP

         CMI Equity Committee:

                Charles Koehler
                Michael Wurst
                Elliot Kapstein
                Howard Landis
                Saul Yarmak

         Counsel:

                Covington & Burling

         Financial Advisor:

                Ernst & Young LLP
                Ernst & Young Restructuring LLC
                AMJ Advisors LLC

         The Official Committee of Unsecured Creditors of CMM (the "CMM Creditors' Committee"):

                Dunn and Bradstreet
                Andrews Office Products
                Ad Solution

         Counsel:

                Whiteford, Taylor & Preston

         Financial Advisor:

                Penta Advisory Services, LLC

OTHER RELIEF GRANTED

         In addition to obtaining Bankruptcy Court orders in connection with proceedings involving creditors and an employee retention plan (also addressing assumption of certain employment agreements) as discussed in "GENERAL INFORMATION - Legal Proceedings," "GENERAL INFORMATION - Business - Employee

Retention Plan," and "GENERAL INFORMATION - Management - Executive Compensation," the Debtors, in conjunction with filing their petitions, filed various other motions seeking orders that were entered by the Bankruptcy Court. The relief sought included:

         Application for Authority to Pay Prepetition Trade Creditors in the Ordinary Course. The Debtors obtained authority from the Bankruptcy Court to pay trade claims in the ordinary course of their business with respect to those vendors that continued to ship goods on customary trade terms.

         Assumption and Rejection of Executory Contracts and Unexpired Leases. Since the Petition Date, the Debtors have undertaken a comprehensive review and evaluation of their various unexpired real property leases and various executory contracts. Based on this review and because of the substantial downsizing of the Debtors' business, the Debtors have rejected five leases of real property and 21 equipment leases and equipment maintenance and service contracts. In the event the Debtors determine, in their business judgment, that they no longer need other leases and contracts, the Debtors will file the appropriate motion(s) to reject such leases or contracts with the Bankruptcy Court, or such leases or contracts will be deemed rejected in the Plan.

DEADLINE TO FILE PROOFS OF CLAIM

         On October 7, 1998, the Clerk of the Bankruptcy Court (the "Clerk of the Court") issued a notice (the "Bar Date Notice") setting February 14, 1999, (the "Bar Date"), as the date and time by which proofs of claim of non-governmental units against the Debtors' Chapter 11 estates had to be filed. Governmental units were given until April 3, 1999 (the "Government Unit Bar Date") to file such proofs. The Bar Date Notice required each person or entity (including, without limitation, each individual, partnership, joint venture, corporation, estate, trust and governmental unit) that asserted a "claim" (as such term is defined in Section 101(5) of the Bankruptcy Code) against any or all of the Debtors which claim arose on or prior to the Petition Date to file an original written proof of claim so as to be received on or before the Bar Date or the Government Unit Bar Date, as applicable, in each case at 5:00 p.m. by the Clerk of the Court. The Bar Date Notice further provided that if a claim is listed on the schedule of claims filed by the Debtors with the Bankruptcy Court and is not listed as disputed, contingent or unliquidated, the claim will be allowed only in the amount scheduled unless the claimant files a proof of claim by the Bar Date or the Government Unit Bar Date, as applicable, and that if a claim is not listed on the schedule of claims filed by the Debtors with the Bankruptcy Court or if a claim is listed as disputed, contingent or unliquidated, the claimant must file a proof of claim with the Bankruptcy Court by the Bar Date or the Government Unit Bar Date, as applicable, or the claimant may not be able to recover on its claim against the Debtors' Chapter 11 estates.

         Over 850 claims with a face amount of nearly $2.5 billion have been filed in these cases, including approximately $355 million in unsecured claims and approximately $2.2 billion in secured claims. Many of these claims are duplicate claims filed by the same creditors in each of the three cases. The Debtors scheduled liabilities of approximately $1.18 billion. The Debtors have devoted substantial effort to reducing the total amount of allowed claims. In connection with an extensive claims analysis they have: (a) established a detailed database; (b) prepared objections to claims; and (c) undertaken extensive negotiations with creditors regarding reduction or withdrawal of claims.

         These efforts have resulted in the reduction to date of approximately $1.76 billion from the claims pool through disallowance, withdrawal of claims, agreements to withdraw and negotiated settlements, assuming implementation of the Debtors' Plan. This process has led to the resolution of almost all employee, real and personal property lease rejection, broker and borrower claims. CMI anticipates only a few remaining claims disputes in these areas.

         Three of the large claims are summarized below: (1) the claim of Andrew N. Friedman on behalf of a class of shareholders in the amount of $100 million ("Claim Number 330"); (2) the claim of the Capital Corporation of America, LLC for approximately $18 million (the "CCA Claim"); and (3) the claim of GP Properties Group, Inc., for approximately $882,000 (the "GP Properties Claim"). The Debtors believe they have substantial defenses to the remaining disputed claims, but there can be no assurance of the outcome of the claims resolution process.

         Claim Number 330 related to shareholder litigation against CMI's officers and directors. On March 20, 2000, CMI moved to withdraw reference of the litigation relating to Claim Number 330 to the United States District Court for the District of Maryland, and on March 30, 2000, CMI filed an objection to Claim Number 330. On April 27, 2000, the District Court withdrew the reference of the contested matter relating to Claim Number 330, and on July 19, 2000, the District Court entered a consent order disallowing Claim Number 330 with prejudice. The shareholder litigation was dismissed on March 30, 2000 by the District Court. See "GENERAL INFORMATION - Legal Proceedings
- Shareholder Litigation" for background information related to the shareholder litigation. The dismissal of the shareholder litigation was appealed by the plaintiffs on May 1, 2000. On July 10, 2000, the United States Court of Appeals for the Fourth Circuit dismissed the appeal by agreement of the parties.

         The CCA Claim relates to an August 14, 1998 letter of intent between CMI and CCA for the purchase of subordinated CMBS. The letter of intent included financing and due diligence contingencies. CMI's position is that neither of these contingencies was fulfilled. After preliminary due diligence, CMI expressed concern regarding the quality of the mortgage loans underlying the CMBS. CMI's further due diligence confirmed this preliminary view, and CMI exercised its right not to go forward with the purchase because of its due diligence concerns. CCA refused to withdraw its claim, and on August 31, 1999, CMI filed an objection to the CCA Claim. The CCA Claim was filed for an amount in excess of $17 million on February 11, 1999. On October 9, 1999, CCA responded to the objection. By letter dated January 7, 2000, CCA indicated that the amount of its claim was $18.8 million. On March 27, 2000, CCA filed a motion with the Bankruptcy Court revising the amount of its claim to $18.2 million. Litigation is continuing with respect to the CCA claims and CMI's objection thereto. On July 26, 2000, the Bankruptcy Court entered an Order temporarily allowing CCA's claims in the amount of $11,390,548 for purposes of voting on the Plan. This Order did not determine the allowed amount of CCA's claim, if any, for purposes of treatment and distributions under the Plan. The allowed amount of CCA's claim, if any, will be determined after a full evidentiary hearing.

         The GP Properties Claim related to CMI's loan origination program. In August and September 1998, CMI and GP Properties were involved in the preliminary loan application process. These preliminary steps did not give rise to a loan commitment. On October 7, 1998, GP Properties advised CMI that it closed on alternative lending. GP Properties refused CMI's request that it withdraw its claim, and on October 26, 1999, CMI objected to the GP Properties Claim. GP Properties did not respond to the objection on or prior to the objection deadline. On May 9, 2000, the Bankruptcy Court entered an order disallowing and expunging the GP Properties Claim.

         The Debtors have been asked by the Unsecured Creditors' Committee to make reference to the Objection filed by the Unsecured Creditors' Committee to the $10 million proof of claim filed by the CMM Creditors' Committee against CMI. The CMM Creditors' Committee is vigorously defending the objection. The Debtors believe that if the Plan is confirmed including the treatment of the CMM creditors in Class B5 as provided therein, the claim filed by the CMM Creditors' Committee and the objection thereto filed by the Unsecured Creditors' Committee will thereby be resolved.

         The Debtors estimate the principal amount of allowed unsecured claims will be approximately $195 million and allowed secured claims will be approximately $760 million, subject to agreed sales of certain collateral.

APPOINTMENT OF SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF CMI

         In May 1999, a Special Reorganization Committee of the Board of Directors of CMI (the "Committee") was established to evaluate proposals received from major financial institutions for private equity investments that would be part of a plan of reorganization. The Committee, composed of the Company's four outside directors, was also assigned the responsibility of overseeing the ongoing development of the entire plan of reorganization under which the Company could emerge from Chapter 11. Robert E. Woods was appointed Lead Director of the Committee. Mr. Woods is Managing Director and head of loan syndications for the Americas at Societe Generale. Prior to that, he was Managing Director and head of the Real Estate Capital Markets and Mortgage-Backed Securities Division of Citicorp.

PAYMENT OF NON-CASH DIVIDEND TO COMMON SHAREHOLDERS

         On September 14, 1999, the Company declared a dividend to common shareholders of approximately 1.61 million shares of a new series of junior preferred stock (the "junior preferred stock" or "Series F Preferred Stock") with a face value of $10 per share. The Company paid the junior preferred stock dividend on November 5, 1999. Dividends are payable, in cash, when and if declared, at a rate of 12% per annum, with the first dividend payable no earlier than the end of the calendar quarter in which the Plan becomes effective, and thereafter not more than quarterly, as determined by the Board of Directors of CMI (the "Board of Directors" or "Board"). See "PLAN OF REORGANIZATION" and Exhibit C (Series F Preferred Stock Articles) to Exhibit E to this Disclosure Statement regarding amended dividend treatment contemplated by the Plan. See "BUSINESS -- Effect of Chapter 11 Filing on REIT Status and Other Tax Matters --The Company's 1998 Taxable Income."

EXCHANGE OF SERIES D PREFERRED STOCK FOR SERIES E PREFERRED STOCK

         On July 26, 2000, 100,000 shares of Series D Preferred Stock (representing all outstanding shares of Series D Preferred Stock) were exchanged for 100,000 shares of Series E Preferred Stock. The principal purpose of such exchange was to effect an extension of the July 31, 2000 mandatory conversion date, upon which the Series D Preferred Stock would have converted into common stock. The relative rights and preferences of the Series E Preferred Stock differ from those of the Series D Preferred Stock in certain material respects relating primarily to dividend and conversion matters. See Exhibit B (Series E Preferred Stock Articles) to Exhibit E to this Disclosure Statement.

EMPLOYMENT AGREEMENT EXTENSIONS

         The Company's employment agreements with Messrs. Dockser and Willoughby expired on June 30, 2000. Subject to Bankruptcy Court approval, the Company approved an extension of such employment agreements until the earlier of the Effective Date of the Plan or February 1, 2001, with such extensions to be effective as of June 29, 2000. A motion seeking Bankruptcy Court approval of the foregoing was filed with the Court on July 11, 2000, and the Court by order entered on July 18, 2000 granted the motion.

B.    BUSINESS

         THE INFORMATION CONTAINED IN THIS SECTION B OF PART III, WITHOUT LIMITATION, IS UPDATED, MODIFIED, AND SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H.

GENERAL

         CRIIMI MAE is a fully integrated commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). Prior to the filing by CRIIMI MAE Inc. (unconsolidated) and two of its operating subsidiaries for relief under Chapter 11 of the U.S. Bankruptcy Code on the Petition Date as described below, CRIIMI MAE's primary activities included (i) acquiring non-investment grade securities (rated below BBB- or unrated) backed by pools of commercial mortgage loans on multifamily, retail and other commercial real estate ("Subordinated CMBS"), (ii) originating and underwriting commercial mortgage loans, (iii) securitizing pools of commercial mortgage loans and resecuritizing pools of Subordinated CMBS, and
(iv) through the Company's servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP"), performing servicing functions with respect to the mortgage loans underlying the Company's Subordinated CMBS.

         Since filing for Chapter 11 protection, CRIIMI MAE has suspended its Subordinated CMBS acquisition, origination and securitization programs. The Company continues to hold a substantial portfolio of Subordinated CMBS, originated loans and mortgage securities and, through CMSLP, acts as a servicer for its own as well as third party securitized mortgage loan pools.

         In addition to the two operating subsidiaries which filed for Chapter 11 protection with the Company, the Company owns 100% of multiple financing and operating subsidiaries as well as various interests in other entities (including CMSLP) which either own or service mortgage and mortgage-related assets (the "Non-Debtor Affiliates"). See Note 3 to Notes to Consolidated Financial Statements. None of the Non-Debtor Affiliates has filed for bankruptcy protection.

         The Company was incorporated in Delaware in 1989 under the name CRI Insured Mortgage Association, Inc. ("CRI Insured"). In July 1993, CRI Insured changed its name to CRIIMI MAE Inc. and reincorporated in Maryland. In June 1995, certain mortgage businesses affiliated with C.R.I., Inc. were merged into CRIIMI MAE (the "Merger"). The Company is not a government sponsored entity or in any way affiliated with the United States government or any United States government agency. The Company's principal executive offices are located at 11200 Rockville Pike, Rockville, Maryland 20852 and its telephone number is (301) 816-2300.

EFFECT OF CHAPTER 11 FILING ON REIT STATUS AND OTHER TAX MATTERS

         REIT STATUS. CRIIMI MAE is required to meet income, asset, ownership and distribution tests to maintain its REIT status. The Company has satisfied the REIT requirements for all years through, and including, 1998. However, due to the uncertainty resulting from its Chapter 11 filing, there can be no assurance that CRIIMI MAE will retain its REIT status for 1999 or subsequent years. If the Company fails to retain its REIT status for any taxable year, it will be taxed as a regular domestic corporation subject to federal and state income tax in the year of disqualification and for at least the four subsequent years.

         THE COMPANY'S 1999 TAXABLE INCOME. As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each tax year. For purposes of this requirement, REIT taxable income excludes certain excess noncash income such as original issue discount ("OID"). In determining its federal income tax liability, CRIIMI MAE, as a result of its REIT status, is entitled to deduct from its taxable income dividends paid to its shareholders. Accordingly, to the extent the Company distributes its net income to shareholders, it effectively reduces taxable income, on a dollar-for-dollar basis, and eliminates the "double taxation" that normally occurs when a corporation earns income and distributes that income to shareholders in the form of dividends. The Company, however, still must pay corporate level tax on any 1999 taxable income not distributed to shareholders. Unlike the 95% distribution requirement, the calculation of the Company's federal income tax liability does not exclude excess noncash income such as OID. Should CRIIMI MAE terminate or fail to maintain its REIT status during the year ended December 31, 1999, the tax liability on the taxable income for the year ended December 31, 1999 of approximately $37.5 million would generate a tax liability of up to $15.0 million.

           In determining the Company's taxable income for 1999, distributions declared by the Company on or before September 15, 2000 and actually paid by the Company on or before December 31, 2000 will be considered as dividends paid for the year ended December 31, 1999. The Company anticipates distributing all of its 1999 taxable income in the form of non-cash taxable dividends. There can be no assurance that the Company will be able to make distributions with respect to its 1999 taxable income.

         1999 EXCISE TAX LIABILITY. Apart from the requirement that the Company distribute at least 95% of its REIT taxable income to maintain REIT status, CRIIMI MAE is also required each calendar year to distribute an amount at least equal to the sum of 85% of its "REIT ordinary income" and 95% of its "REIT capital gain income" to avoid incurring a nondeductible excise tax. Unlike the 95% distribution requirement, the 85% distribution requirement is not reduced by excess noncash income items such as OID. In addition, in determining the Company's excise tax liability, only dividends actually paid in 1999 will reduce the amount of income subject to this excise tax. The Company has accrued approximately $1.1 million for the excise tax payable for 1999. The accrual was calculated based on the taxable income for the year ended December 31, 1999.

         THE COMPANY'S 1998 TAXABLE INCOME. On September 14, 1999, the Company declared a dividend payable to common shareholders of approximately
1.61 million shares of a new series of junior preferred stock with a face value of $10 per share. The purpose of the dividend was to distribute approximately $15.7 million in undistributed 1998 taxable income. To the extent that it is determined that such amount was not distributed, the Company would bear a corporate level income tax on the undistributed amount. There can be no assurance that all of the Company's tax liability was eliminated by payment of such junior preferred stock dividend. The Company paid the junior preferred stock dividend on November 5, 1999. The junior preferred stock dividend was taxable to common shareholder recipients. Junior preferred shareholders were permitted to convert their shares of junior preferred stock into common shares during two separate conversion periods. During these conversion periods, an aggregate 1,020,241 shares of junior preferred stock were converted into 8,798,009 shares of common stock.

         TAXABLE INCOME DISTRIBUTIONS. The recently issued Internal Revenue Service Revenue Procedure 99-17 provides securities and commodities traders with the ability to elect mark-to-market treatment for 2000 by including an election with their timely filed 1999 federal tax extension. The election applies to all future years as well, unless revoked with the consent of the Internal Revenue Service. On March 15, 2000, the Company determined to elect mark-to-market treatment as a securities trader for 2000 and, accordingly, will recognize gains and losses prior to the actual disposition of its securities. Moreover, some if not all of those gains and losses, as well as some if not all gains or losses from actual dispositions of securities, will be treated as ordinary in nature and not capital, as they would be in the absence of the election. Therefore, any net operating losses generated by the Company's trading activity will offset the Company's ordinary taxable income, and thereby reduce required distributions to shareholders by a like amount. See "CERTAIN RISK FACTORS-Risks Associated with Trader Election" for further discussion. If the Company does have a REIT distribution requirement (and such distributions would be permitted under the Plan), a substantial portion of the Company's distributions would be in the form of non-cash taxable dividends.

THE CMBS MARKET

         Historically, traditional lenders, including commercial banks, insurance companies and savings and loans, have been the primary holders of commercial mortgages. The real estate market of the late 1980s and early 1990s created business and regulatory pressure to reduce the real estate assets held on the books of these institutions. As a result, there has been significant movement of commercial real estate debt from private institutional holders to the public markets. Consequently, the supply of private sector multifamily and other CMBS has increased dramatically over recent years. According to COMMERCIAL MORTGAGE ALERT, CMBS issuances in the U.S. equaled approximately $58.3 billion in 1999, $77.7 billion in 1998, $40.4 billion in 1997 and $28.8 billion in 1996.

         CMBS are generally created by pooling commercial mortgage loans and directing the cash flow from such mortgage loans to various tranches of securities. The tranches consist of investment grade (AAA to BBB-), non-investment grade (BB+ to CCC) and unrated. The first step in the process of creating CMBS is loan origination. Loan origination occurs when a financial institution lends money to a borrower to refinance or to purchase a commercial real estate property, and secures the loan with a mortgage on the property that the borrower owns or purchases. Commercial mortgage loans are typically non-recourse to the borrower. A pool of these commercial real estate-backed mortgage loans is then accumulated, often by a large commercial bank or other financial institution. One or more rating agencies then analyze the loans and the underlying real estate to determine their credit quality. The mortgage loans are then deposited into an entity that is not subject to taxation, often a real estate mortgage investment conduit ("REMIC") or, in the case of the Company, a TMP. The investment vehicle then issues securities backed by the commercial mortgage loans, or CMBS.

         The CMBS are divided into tranches, which are afforded certain priority rights to the cash flow from the underlying mortgage loans. Interest payments typically flow first to the most senior tranche until it receives all of its accrued interest and then to the junior tranches in order of seniority until all available interest is exhausted. Principal payments typically flow first to the most senior tranche until it is retired. Tranches are then retired in order of seniority, based on available principal. Losses, if any, are generally first applied against the principal balance of the lowest rated or unrated tranche. Losses are then applied in reverse order of seniority. Each tranche is assigned a credit rating by one or more rating agencies based on the agencies' assessment of the likelihood of the tranche receiving its stated right to payment of principal. The CMBS are then sold to investors through either a public offering or a private placement. The Company has primarily focused on acquiring or retaining non-investment grade and unrated tranches, issued by mortgage conduits, where the Company believes its market knowledge and real estate expertise allow it to earn attractive risk-adjusted returns.

         At the time of a securitization, one or more entities are appointed as "servicers" for the pool of mortgage loans, and are responsible for performing servicing duties which include collecting payments (master or direct servicing), monitoring performance (loan management) and working out or foreclosing on defaulted loans (special servicing). Each servicer receives a fee and other financial incentives based on the type and extent of servicing duties.

         The CMBS market was adversely affected by the turmoil which occurred in the capital markets commencing in late summer of 1998 that caused spreads between CMBS yields and the yields on U.S. Treasury securities with comparable weighted average maturities to widen, resulting in a decrease in the value of CMBS. As a result, the creation of new CMBS and the trading of existing CMBS came to a near standstill. In late November 1998, buying and trading activity in the CMBS market began to recover, increasing liquidity in the CMBS market; however, these improvements mostly related to investment grade CMBS. New issuances of CMBS also returned in late November 1998 and continued throughout 1999 with the issuance of newly created CMBS totaling approximately $58.3 billion for 1999. The market for Subordinated CMBS has, however, been slower to recover. It is difficult, if not impossible, to predict when, or if, the CMBS market and, in particular, the Subordinated CMBS market, will recover. Even if the market for subordinated CMBS recovers, the liquidity of such market has historically been limited. Additionally, during adverse market conditions, the liquidity of such market has been severely limited. Therefore, management's estimate of the value of the Company's CMBS could vary significantly from the value that could be realized in a transaction between a willing buyer and a willing seller in other than a forced sale or liquidation.

SUBORDINATED CMBS ACQUISITIONS

         As of December 31, 1999, the Company's $2.3 billion portfolio of assets included $1.2 billion of Subordinated CMBS (representing approximately 51% of the Company's total consolidated assets). See CRIIMI MAE Financial Statements to be attached hereto as Exhibit D.

         The Company did not acquire any Subordinated CMBS in 1999. In 1998, CRIIMI MAE acquired Subordinated CMBS from offerings with a total face amount of $13.5 billion. These offerings comprised 17.2% of the total ($58.3 billion face amount according to COMMERCIAL MORTGAGE ALERT) CMBS market for 1998. For the year ended December 31, 1998, the Company acquired Subordinated CMBS with an aggregate face amount of approximately $1.2 billion, making the Company a leading purchaser of Subordinated CMBS in 1998. As of December 31, 1999, approximately 42% of the Company's CMBS (based on fair value) were rated BB+, BB or BB-, 27% were B+, B, B- or CCC and 10% were unrated. The remaining approximately 21% represents investment grade securities that the Company reflects on its balance sheet as a result of CBO-2 (herein defined). See "The Portfolio -- CMBS."

         The Company generally acquired Subordinated CMBS in privately negotiated transactions, which allowed it to perform due diligence on a substantial portion of the mortgage loans underlying the Subordinated CMBS as well as the underlying real estate prior to consummating the purchase. In connection with its Subordinated CMBS acquisitions, the Company targeted diversified mortgage loan pools with a mix of property types, geographic locations and borrowers. CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The Company's business strategy was to periodically refinance a substantial portion of the Subordinated CMBS in its portfolio through a resecuritization of such Subordinated CMBS primarily to attain a better matching of the maturities of its assets and liabilities through the refinancing of short-term, variable-rate, recourse financing with long-term, fixed-rate, non-recourse financing. See "BUSINESS - Resecuritizations," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and Notes 5 and 9 to Notes to Consolidated Financial Statements.

         The Company generally enters into interest rate protection agreements to mitigate the adverse effects of rising short-term interest rates on the interest payments due on its variable-rate financing facilities. It is the Company's policy to hedge at least 75% of the principal balance of its variable-rate debt with interest rate protection agreements that limit the cash flow exposure to increases in interest rates beyond a certain level on the amount of interest expense the Company must pay. As of December 31, 1999, approximately 94% of the Company's variable-rate debt was hedged with interest rate caps, a form of interest rate protection agreement. Interest rate caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index, increase above the stated interest rate cap, in which case CRIIMI MAE would receive payments based on the difference between the index and the cap. The payments would serve to reduce the interest payments due under the variable-rate secured financing agreements. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Notes 9 and 10 to Notes to Consolidated Financial Statements for a further discussion of the Company's short-term, variable-rate, secured financing facilities and interest rate protection agreements. If the treasury rates increase and/or spreads widen from the December 31, 1999 levels, the value of the Company's portfolio of securities would decrease.

RESECURITIZATIONS

         The Company initially funded a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate secured financing facilities. To further mitigate the Company's exposure to interest rate risk, the Company's business strategy was to periodically refinance a significant portion of this short-term debt with fixed-rate, non-recourse debt having maturities that matched those of the Company's mortgage assets securing such debt ("match-funded"). The Company effected such refinancing by pooling Subordinated CMBS once a sufficient pool of Subordinated CMBS had been accumulated, and issuing newly created CMBS backed by the pooled Subordinated CMBS. The CMBS issued in such resecuritizations were fixed-rate obligations with maturities that matched the maturities of the Subordinated CMBS backing the new CMBS. These resecuritizations also increased the amount of borrowings available to the Company due to the increased collateral value of the new CMBS relative to the pooled Subordinated CMBS. The increase in collateral value was principally attributable to the seasoning of the underlying mortgage loans, and the diversification that occurred when such Subordinated CMBS were pooled. The Company generally used the cash proceeds from the investment-grade CMBS that were sold in the resecuritization to reduce the amount of its short-term, variable-rate secured borrowings. The Company then used the net excess borrowing capacity created by the resecuritization to obtain new short-term, variable-rate secured borrowings which were used with additional new short-term, variable-rate secured borrowings typically provided by the Subordinated CMBS seller and, to a lesser extent, cash, to purchase additional Subordinated CMBS. Although the Company's resecuritizations have mitigated the Company's exposure to interest rate risk through match-funding, the Company's short-term, variable-rate secured borrowings increased from December 31, 1996 to December 31, 1998, as a result of the Company's continued acquisitions of Subordinated CMBS during that period.

         In December 1996, the Company completed its first resecuritization of Subordinated CMBS ("CBO-1") with a combined face value of approximately $449 million involving 35 individual securities collateralized by 12 mortgage securitization pools. The Company sold, in a private placement, securities with a face amount of $142 million and retained securities with a face amount of approximately $307 million. Through CBO-1, the Company refinanced approximately $142 million of short-term, variable-rate, secured borrowings with fixed-rate, non-recourse, match-funded debt. CBO-1 generated excess borrowing capacity of approximately $22 million primarily as a result of a higher overall weighted average credit rating for the new CMBS, as compared to the weighted average credit rating on the related CMBS collateral.

         In May 1998, the Company completed its second resecuritization of Subordinated CMBS ("CBO-2") with a combined face value of approximately $1.8 billion involving 75 individual securities collateralized by 19 mortgage securitization pools and three of the retained securities from CBO-1. In CBO-2, the Company initially sold in a private placement securities with a face amount of $468 million and retained securities with a face amount of approximately $1.3 billion. Through CBO-2, the Company refinanced approximately $468 million of short-term, variable-rate secured borrowings with fixed-rate, non-recourse, match-funded debt. CBO-2 generated net excess borrowing capacity of approximately $160 million primarily as a result of a higher overall weighted average credit rating for the new CMBS, as compared to the weighted average credit rating on the related CMBS collateral. See "GENERAL INFORMATION - Legal Proceedings" regarding the sale of additional CBO-2 CMBS.

         As of December 31, 1999, the Company's total debt was approximately $2.0 billion, of which approximately 53% was fixed-rate, match-funded debt and approximately 47% was short-term, variable-rate or fixed-rate debt that recourse to the Company and not match-funded. For the year ended December 31, 1999, the Company's weighted average cost of borrowing (including amortization of discounts and deferred financing fees of approximately $8.7 million) was approximately 7.64%. See "BUSINESS - Subordinated CMBS Acquisitions,"

"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Notes 5, 9 and 10 to Notes to Consolidated Financial Statements for further information regarding the Company's resecuritizations, short-term, variable-rate secured financings, and interest rate caps.

LOAN ORIGINATIONS AND SECURITIZATIONS

         Prior to the Petition Date, the Company originated mortgage loans principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization. The Company viewed a securitization as a means of extracting the maximum value from the mortgage loans originated. A portion of the mortgage loans originated was financed through the creation and sale of investment-grade CMBS to third parties in connection with the securitization. The Company received net cash flow on the CMBS not sold to third parties after payment of amounts due to secured creditors who had provided acquisition financing. Additionally, the Company received origination and servicing fees related to the mortgage loan conduit programs.

         A majority of the mortgage loans originated under the Company's loan conduit programs were "No Lock" mortgage loans. Unlike most commercial mortgage loans originated for the CMBS market which contain "lock-out" clauses (that is, provisions which prohibit the prepayment of a loan for a specified period after the loan is originated or impose costly yield maintenance provisions), the Company's No Lock loans allowed borrowers the ability to prepay loans at any time by paying a prepayment penalty.

         Prior to the Petition Date, the Company had originated over $900 million in aggregate principal amount of loans. In June 1998, the Company securitized approximately $496 million of the commercial mortgage loans acquired through a mortgage loan conduit program with Citicorp Real Estate, Inc. ("Citibank"), and through CRIIMI MAE CMBS Corp., issued Commercial Mortgage Loan Trust Certificates, Series 1998-1 ("CMO-IV"). A majority of these mortgage loans were "No Lock" loans. In CMO-IV, CRIIMI MAE initially sold $397 million face amount of fixed-rate, investment-grade CMBS. The Company originally intended to sell all of the investment grade tranches of CMO-IV; however, the two investment grade tranches were not sold until 1999. CRIIMI MAE has call rights on each of the issued securities and therefore has not surrendered control of the bonds, thus requiring the transaction to be accounted for as a financing of the mortgage loans collateralizing the investment-grade CMBS sold in the securitization. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Liquidity and Capital Resources" and Notes 6 and 9 to Notes to Consolidated Financial Statements for additional information regarding this securitization, including the 1999 sales of the two remaining investment grade tranches and certain financial and accounting effects of such sales.

         At the time it filed for bankruptcy, the Company had a second mortgage loan conduit program with Citibank (the "Citibank Program") and a loan conduit program with Prudential Securities Incorporated and Prudential Securities Credit Company (collectively "Prudential") (the "Prudential Program").

         Each Program provided that during the warehouse period, the financial institution party would fund and originate in its name all mortgage loans under the Program, and CRIIMI MAE would deposit a portion of each loan amount in a reserve account. In each Program, the financial institution was responsible for executing an interest rate hedging strategy.

         The Citibank Program provided for CRIIMI MAE to pay to Citibank the face value of the loans originated through the Program, which were funded by Citibank and not otherwise securitized, plus or minus any hedging loss or gain, on December 31, 1998. To secure this obligation, CRIIMI MAE was required to deposit a portion of the principal amount of each originated loan in a reserve account.

         On April 5, 1999, the Bankruptcy Court entered a Stipulation and Consent Order (the "Order"), negotiated by the Company and Citibank. The negotiations were in response to a letter Citibank sent to the Company on October 5, 1998 alleging that the Company was in default under the Citibank Program and that it was terminating the Citibank program. The Order provided that Citibank would, with the Company's cooperation, sell the loans originated under the Citibank Program pursuant to certain specified terms and conditions. All of the commercial loans originated under the Citibank Program were sold in 1999 at a loss to the Company. See "MANAGEMENT'S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS Liquidity and Capital Resources" and Notes 6 and 9 to the Notes to Consolidated Financial Statements for a further discussion of these commercial loan sales and certain financial and accounting effects of such sales.

         Under the Prudential Program, the Company had an option to pay Prudential the face value of the loan, plus or minus any hedging loss or gain, at the earlier of June 30, 1999, or the date by which a stated quantity of loans for securitization had been made. Under the Prudential Program, the Company was required to fund a reserve account, which was approximately $2 million for the sole loan originated under this Program. Since the Company was unable to exercise its option under the Prudential Program, the Company forfeited the amount of the reserve account. CRIIMI MAE intends to sell the loan originated under the Prudential Program. There can be no assurance that an agreement will be reached with Prudential or, if reached, that such agreement would be approved by the Bankruptcy Court.

SERVICING

         CRIIMI MAE conducts its mortgage loan servicing and advisory operations through its affiliate, CMSLP. At the time of the Chapter 11 filing, CMSLP was responsible for certain servicing functions on a mortgage loan portfolio of approximately $32 billion, as compared to approximately $16.5 billion as of December 31, 1997. Prior to the Petition Date, CRIIMI MAE increased its mortgage loan servicing and advisory operations primarily through its purchases of Subordinated CMBS by acquiring certain servicing rights for the mortgage loans collateralizing the Subordinated CMBS, as well as providing servicing on the loans originated through the CRIIMI MAE loan origination programs.

         CMSLP did not file for protection under Chapter 11. However, because of the related party nature of its relationship with CRIIMI MAE, CMSLP has been under a high degree of scrutiny from servicing rating agencies. As a result of CRIIMI MAE's Chapter 11 filing, CMSLP was also declared in default under certain credit agreements with First Union National Bank ("First Union"). In order to repay all such credit agreement obligations and to increase its liquidity, CMSLP arranged for ORIX Real Estate Capital Markets, LLC ("ORIX"), formerly known as Banc One Mortgage Capital Markets, LLC ("BOMCM") to succeed it as master servicer on two commercial mortgage pools on October 30, 1998. In addition, in order to allay rating agency concerns stemming from CRIIMI MAE's Chapter 11 filing, in November 1998, CRIIMI MAE designated ORIX as special servicer on 33 separate CMBS securitizations totaling approximately $29 billion, subject to certain requirements contained in the respective servicing agreements. As of December 31, 1999, CMSLP continued to perform special servicing as sub-servicer for ORIX on all but five of these securitizations. Also, as of December 31, 1999, CRIIMI MAE remained the owner of the lowest rated tranche of the related Subordinated CMBS and, as such, retains rights pertaining to ownership, including the right to replace the special servicer. CMSLP lost the right to specially service the DLJ MAC 95 CF-2 securitization when the majority holder of the lowest rated tranches replaced CMSLP as special servicer. As of December 31, 1999 and 1998, CMSLP's remaining servicing portfolio was $28.0 billion and $31.0 billion, respectively. As part of CRIIMI MAE's Plan, certain of the Company's non-securitized CMBS are intended to be sold. As such, CMSLP will lose its special servicing rights related to these CMBS. In 1999, CMSLP generated gross revenues of $1.1 million in fees on these CMBS.

         CMSLP's principal servicing activities are described below.

         SPECIAL SERVICING. A special servicer typically provides asset management and resolution services with respect to nonperforming or underperforming loans within a pool of mortgage loans. When acquiring Subordinated CMBS, CRIIMI MAE typically required that it retain the right to appoint the special servicer for the related mortgage pools. When serving as special servicer of a CMBS pool, CMSLP has the authority to deal directly with any borrower that fails to perform under certain terms of its mortgage loan, including the failure to make payments, and to manage any loan workouts and foreclosures. As special servicer, CMSLP earns fee income on services provided in connection with any loan servicing function transferred to it from the master servicer. CRIIMI MAE believes that because it owns the lowest rated or unrated tranche (first loss position) of the Subordinated CMBS, CMSLP has an incentive to quickly resolve any loan workouts. During the year ended December 31, 1999, CMSLP successfully resolved $174.1 million of CMBS loan workouts. As of December 31, 1999, CMSLP was designated as the special servicer (or sub-special servicer) for approximately 4,978 commercial mortgage loans, representing an aggregate principal amount of approximately $27.0 billion. Such commercial mortgage loans represent substantially all of the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio.

         As of December 31, 1999, CMSLP had a special servicer rating of "above average" from Fitch IBCA and had been approved on a transactional basis by Moody's Investors Service, Inc. ("Moody's") and Duff & Phelps Credit Rating Co. However, CMSLP lost an "acceptable" special servicer rating by Standard & Poor's ("S&P") in October 1998 as a result of the Chapter 11 filing of CRIIMI MAE. Also, as a result of the Chapter 11 filing, Fitch IBCA placed CMSLP's special servicing rating on "rating watch."

         MASTER SERVICING. A master servicer typically provides administrative and reporting services to the trustee with respect to a particular issuance of CMBS. Mortgage loans underlying CMBS generally are serviced by a number of primary servicers. Under most master servicing arrangements, the primary servicers retain primary responsibility for administering the mortgage loans and the master servicer acts as an intermediary in overseeing the work of the primary servicers, monitoring their compliance with the standards of the issuer of the related CMBS and consolidating the servicers' respective periodic accounting reports for transmission to the trustee. When acting as master servicer of a CMBS pool, CMSLP has greater control over the mortgage assets underlying its Subordinated CMBS, including the authority to (i) collect monthly principal and interest payments (either from a direct servicer or directly from borrowers) on loans comprising a CMBS pool and remit such amounts to the pool trustee, (ii) oversee the performance of sub-servicers and (iii) report to trustees. As master servicer, CMSLP is usually paid a fee and can earn float income on the deposits it holds. In addition to this float and fee income, the master servicer typically has more direct and regular contact with borrowers than the special servicer. As of December 31, 1998 and September 30, 1999, CMSLP remained master servicer on three CMBS portfolios representing commercial mortgage loans with an aggregate principal amount of approximately $2.3 billion.

         As of December 31, 1999, CMSLP had a master servicer rating of "acceptable" from Fitch IBCA and had been approved on a transactional basis by Moody's. However, CMSLP lost an acceptable master servicer rating from S&P in October 1998 as a result of the Chapter 11 filing of CRIIMI MAE. Also, as a result of the Chapter 11 filing, Fitch IBCA placed CMSLP's Master Servicer rating on "rating watch".

         DIRECT (OR PRIMARY) SERVICING. Direct (or primary) servicers typically perform certain functions for the master servicer. Direct serviced loans are those loans for which CMSLP collects loan payments directly from the borrower (including tax and insurance escrows and replacement reserves). The loan payments are remitted to the master servicer for the loan (which may be the same entity as the direct servicer), usually on a fixed date each month. The direct servicer is usually paid a fee to perform these services, and is eligible to earn float income on the deposits held. In addition to this fee and float income, the direct servicer, like the master servicer, typically has more direct and regular contact with borrowers than the special servicer. As of December 31, 1999, CMSLP was designated direct servicer for approximately 502 commercial mortgage loans, representing an aggregate principal amount of approximately $2.4 billion. This number excludes loans that are both direct and master serviced, which are included in the master servicing figures above.

         LOAN MANAGEMENT. In certain cases, CMSLP acts as loan manager and monitors the ongoing performance of properties securing the mortgage loans underlying its Subordinated CMBS portfolio by continuously reviewing the property level operating data and regular site inspections. For approximately half of these loans, CMSLP performs these duties on a contractual basis; for the remaining loans, as part of its routine asset monitoring process, it reviews the analysis performed by other servicers. This allows CMSLP to identify and resolve potential issues that could result in losses. As of December 31, 1999, CMSLP served as loan manager for approximately 2,464 commercial mortgage loans, representing an aggregate principal amount of approximately $12.0 billion. As of December 31, 1999, CMSLP performed surveillance on analyses performed by other servicers for approximately 2,456 commercial mortgage loans representing an aggregate principal amount of $14.8 billion.

UNDERWRITING PROCEDURES

         CRIIMI MAE believes that its experience in underwriting has enabled it to maintain the overall quality of assets underlying its CMBS portfolio and to properly manage certain of the risks associated with mortgage loans underlying acquired Subordinated CMBS and loan originations. Since the Company generally acquired CMBS through privately negotiated transactions and originated commercial mortgage loans through its regional offices, it was able to perform extensive due diligence on a majority of the mortgage loans as well as the underlying real estate prior to consummating any purchase or origination. The Company underwrote every loan it originated and re-underwrote a substantial portion of the loans underlying the Subordinated CMBS it acquired. Furthermore, the Company's credit committee, composed of members of senior management, reviewed originated loans and Subordinated CMBS acquisitions. The Company also placed underwriting personnel in its regional origination offices, not only to provide a timely response to the originators but also to achieve a thorough understanding of local markets and demographic trends.

         CRIIMI MAE's underwriting guidelines were designed to assess the adequacy of the real property as collateral for the loan and the borrower's creditworthiness. The underwriting process entailed a full independent review of the operating records, appraisals, environmental studies, market studies and architectural and engineering reports, as well as site visits to properties representing a majority of the CMBS portfolio. The Company then tested the historical and projected financial performance of the properties to determine their resiliency to a market downturn and applied varying capitalization rates to assess collateral value. To assess the borrower's creditworthiness, the Company reviewed the borrower's financial statements, credit history, bank references and managerial experience. The Company purchased Subordinated CMBS when the loans it believed to be problematic (I.E., that did not meet its underwriting criteria) were excluded from the CMBS pool and when satisfactory arrangements existed that enabled the Company to closely monitor the underlying mortgage loans and provided the Company with appropriate workout and foreclosure rights.

EMPLOYEES

         As of March 15, 2000, the Company had 44 full-time employees, and CMSLP had 110 full-time employees. Prior to the Petition Date on September 30, 1998, the Company had 170 full-time employees, and CMSLP had 113 full-time employees.

EMPLOYEE RETENTION PLAN

         Upon commencement of the Chapter 11 cases, the Company believed it was essential to both the efficient operation of the Company's business and the reorganization effort that the Company maintain the support, cooperation and morale of its employees. The Company obtained Bankruptcy Court approval to pay certain pre-petition employee obligations in the nature of wages, salaries and other compensation and to continue to honor and pay all employee benefit plans and policies.

         In addition, to ensure the Company's continued retention of its executives and other employees and to provide meaningful incentives for these employees to work toward the Company's financial recovery and reorganization, the Company's management and Board of Directors developed a comprehensive and integrated program to retain its executives and other employees throughout the reorganization. On December 18, 1998, the Company obtained Bankruptcy Court approval to adopt and implement an employee retention program (the "Employee Retention Plan") with respect to all employees of the Company other than certain key executives. On February 28, 1999, the Company received Bankruptcy Court approval authorizing it to extend the Employee Retention
Plan to the key executives initially excluded, including modifying existing employment agreements and entering into new employment agreements with such key executives. The Employee Retention Plan permitted the Company to approve ordinary course employee salary increases beginning in March 1999, subject to certain limitations, and to grant options to its employees after the Petition Date, up to certain limits. The Employee Retention Plan also provides for retention payments aggregating up to approximately $3.5 million, including payments to certain executives. Retention payments are payable semiannually over a two-year period. The first retention payment of approximately $909,000 vested on April 5, 1999, and was paid on April 15, 1999. The second retention payment of approximately $865,000 vested on October 5, 1999 and was paid on October 15, 1999. The third retention payment of approximately $653,000 vested on April 5, 2000, and was paid on April 14, 2000. The entire unpaid portion of the retention payments will become due and payable (i) upon the effective date of a plan of reorganization of the Company and, with respect to certain key executives, court approval or (ii) upon termination without cause. William B. Dockser, Chairman of the Board of Directors, and H. William Willoughby, President, are not currently entitled to receive any retention payments. Subject to the terms of their respective employment agreements, certain key executives will be entitled to severance benefits if they resign or their employment is terminated following a change of control. The other employees will be entitled to severance benefits if they are terminated without cause subsequent to a change of control of the Company and CMM. In addition, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control. For a discussion of the Employee Retention Plan as it relates to named key executives of the Company, see "MANAGEMENT - Employment Agreements."

C.    THE PORTFOLIO

         THE INFORMATION CONTAINED IN THIS SECTION C OF PART III, WITHOUT LIMITATION, IS UPDATED, MODIFIED, AND SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H.

         CMBS

         FAIR VALUE. As of December 31, 1999, the Company owned, for purposes of generally accepted accounting principles ("GAAP"), CMBS rated from A to CCC and unrated with a total fair value amount of approximately $1.2 billion (representing approximately 51% of the Company's total consolidated assets) and an aggregate amortized cost of approximately $1.4 billion.

                                       Weighted                                  Range of Discount    Amortized        Amortized
                     Face Amount        Average     Weighted      Fair Value       Rates Used to     Cost as of       Cost as of
                    as of 12/31/99   Pass-Through    Average    as of 12/31/99     Calculate Fair      12/31/99        12/31/98
Security Rating     (in millions)        Rate        Life (1)    (in millions)        Value (2)     (in millions)    (in millions)
----------------    ------------     -----------    ---------    -------------    ---------------    -----------     -----------
A (3)                  $   62.6            7.0%      6 years         $   54.5               9.8%        $57.4          $   57.0

BBB (3)                   150.6            7.0%      12 years           116.1              10.5%        127.7             126.9

BBB-(3)                   115.2            7.0%      12 years            82.6              11.4%         93.5              92.8

BB+                       394.6            7.0%      13 years           255.3        11.4%-13.2%        305.5             317.9

BB                        279.0            6.9%      14 years           192.8        11.8%-13.9%        206.1             259.1

BB-                        89.1            6.8%      14 years            51.2        13.2%-14.9%         58.6              72.6

B+                        128.7            6.7%      16 years            63.7        14.5%-15.9%         82.1              93.0

B                         300.2            6.6%      16 years           141.3        15.5%-17.2%        178.2             208.9

B-                        198.7            6.7%      17 years            84.9        16.0%-19.4%         98.1             106.7

CCC                        92.0            6.8%      19 years            23.2        25.0%-30.0%         32.5              36.0

Unrated (4)               477.4            5.9%      20 years           113.7        26.0%-32.0%       134.4              159.0
                    ------------     -----------    ---------    -------------                       -----------     -----------

Total (5)(6)           $2,288.1            6.7%      15 years        $1,179.3                        $1,374.1 (7)      $1,529.9
                    ============     ===========    =========    =============                       ===========     ===========

-------------------------------
(1) Weighted average life represents the weighted average expected life of the Subordinated CMBS prior to consideration of losses, extensions or prepayments.

(2) The estimated fair values of Subordinated CMBS represent the carrying value of these assets. Due to the Chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the portfolio as of December 31, 1999. As a result, the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of December 31, 1999. The Company used a discounted cash flow methodology to estimate the fair value of its Subordinated CMBS portfolio. The cash flows for each bond were projected assuming no prepayments and no losses, as is the market convention. The cash flows were then discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk and value.
     The Company used a variety of sources to determine its discount rate, including institutionally available research reports and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. Since the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of December 31, 1999, it has disclosed in the table the range of discount rates by rating category used in determining these fair market values.

(3) In connection with CBO-2, $62.6 million (A rated) and $60.0 million (BBB rated) face amount of investment grade securities were sold with call options and $345 million (A rated) face amount were sold without call options. In connection with CBO-2, in May 1998, the Company initially retained $90.6 million (BBB rated) and $115.2 million (BBB- rated) face amount of securities, both with call options, with the intention to sell the securities at a later date. Such sale occurred March 5, 1999. Since the Company retained call options on certain sold bonds, the Company did not surrender control of those assets pursuant to the requirements of FAS 125 and thus these securities are accounted for as a financing and not a sale. Since the transaction is recorded as a partial financing and a partial sale, CRIIMI MAE has retained the securities with call options in its Subordinated CMBS portfolio reflected on its balance sheet. See "Legal Proceedings" for further discussion.

(4) The unrated bond from CBO-1 experienced an approximately $1.6 million principal write down in 1999 due to a loss on the foreclosure of two underlying loans. Management believes that the current loss estimates used to recognize income related to this bond remain adequate to cover losses.

(5) Refer to Note 8 to Notes to Consolidated Financial Statements for additional information regarding the total face amount and purchase price of Subordinated CMBS for tax purposes.

(6) Similar to the Company's other sponsored CMOs, CMO-IV, as further described in "BUSINESS-Loan Originations and Securitizations" and Note 6 to Notes to the Consolidated Financial Statements, resulted in the creation of CMBS, of which the Company sold certain tranches. Since the Company retained call options on the sold bonds, the Company did not surrender control of the assets for purposes of FAS 125 and thus the entire transaction is accounted for as a financing and not a sale. Since the entire transaction is recorded as a financing, the Subordinated CMBS are not reflected in the Company's Subordinated CMBS portfolio. Instead, the underlying mortgage loans contributed to CMO-IV are reflected in Investment in Originated Loans on the balance sheet

(7) Amortized cost reflects the $156.9 million impairment loss write-down related to the CMBS subject to the CMBS Sale. See Note 5 of the Notes to Consolidated Financial Statements.

         TYPE AND GEOGRAPHIC LOCATION OF LOANS. As of December 31, 1999 and 1998, the mortgage loans underlying the Company's CMBS portfolio were secured by properties of the types and at the locations identified below:

Property Type                     1999(1)      1998(1)       Geographic Location(2)       1999(1)        1998(1)
--------------------------        -------      -------       ------------------------     -------        -------
Multifamily...............          32%          31%         California..............        17%            16%
Retail....................          29%          28%         Texas...................        13%            12%
Office....................          13%          15%         Florida.................         8%             7%
Hotel.....................          14%          13%         New York................         5%             6%
Other.....................          12%          13%         Other(3)................        57%            59%
                                  -------      -------                                    -------        -------
  Total...................          100%        100%           Total.................       100%           100%
                                  -------      -------                                    -------        -------

(1) Based on a percentage of the total unpaid principal balance of the underlying loans.
(2) No significant concentration by region.
(3) No other individual state makes up more than 5% of the total.

         CMBS POOLS. The following table summarizes information relating to the Company's CMBS on an aggregate basis by pool as of December 31, 1999. See also Note 5 to Notes to Consolidated Financial Statements.

                                                                           Amortized          Original           December 31, 1999
                                       Face Amount       Fair Value (2)      Cost          Anticipated Yield   Anticipated Yield to
Pool (1)                               (in millions)     (in millions)   (in millions)      to Maturity (3)       Maturity (3)(4)
-----------------------------------    -------------     -------------   -------------     ----------------     ------------------
Retained Securities from
   CRIIMI 1996 C1 (CBO-1)                    $111.3             $42.4          $45.0             19.5%            20.6%(5)

DLJ Mortgage Acceptance Corp.
   Series 1997 CF2 Tranche B-30C(7)             6.2              17.4           17.4              8.2%             8.2%

                                       36

Nomura Asset Securities Corp.
   Series 1998-D6 Tranche B7                   46.5              10.8           16.9             12.0%            12.0%

Retained Securities from
   CRIIMI 1998 C1 (CBO-2)                   1,427.2             741.0          927.1             10.3%            10.2%(6)

Mortgage Capital Funding, Inc.
   Series 1998-MC1 (7)                        151.8              89.8           89.8              8.9%             9.0%

Chase Commercial Mortgage
Securities Corp.                                                                                  8.8%             8.8%
   Series 1998-1 (7)                           81.8              44.3           44.3

First Union/Lehman Brothers
   Series 1998 C2 (7)                         289.7             141.3          141.3              8.9%             9.0%

Morgan Stanley Capital I., Inc.
   Series 1998-WF2 (7)                         87.0              47.2           47.2              8.5%             8.6%(6)

Mortgage Capital Funding, Inc.
   Series 1998-MC2 (7)                         85.8              45.1           45.1              8.7%             8.8%
                                       -------------     -------------   ------------     ----------------     ------------

                                           $2,287.3          $1,179.3       $1,374.1              9.7%(1)         10.1%(1)
                                       =============     =============   ============     ================     ============

-------------------------------
(1) CRIIMI MAE, through CMSLP, performs servicing functions on a total CMBS pool of approximately $28 billion as of December 31, 1999. Of the $28 billion of mortgage loans, approximately $273.3 million are being specially serviced, of which approximately $167.5 million are being specially serviced due to payment default (including $26.8 million of Real Estate Owned) and the remainder is being specially serviced due to non-financial covenant default. Through December 31, 1999, CMSLP has resolved and transferred out of special servicing approximately $439.9 million of the approximately $713.1 million that has been transferred into special servicing. Through December 31, 1999, actual losses on mortgage loans underlying the CMBS transactions are lower than the Company's original loss estimates. See "BUSINESS-Servicing" for a discussion of the transfer of special servicing to ORIX, and Note 5 of the Notes to Consolidated Financial Statements for a discussion of the transfer of special servicing to ORIX.

(2) Fair value has been calculated as described above in footnote (1) to the table on CMBS Fair Value.

(3) Represents the anticipated weighted average unleveraged yield over the expected average life of the Company's Subordinated CMBS portfolio as of the date of acquisition and December 31, 1999, respectively, based on management's estimate of the timing and amount of future credit losses and prepayments.

(4) Unless otherwise noted, changes in the December 31, 1999 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions relating to mortgage collateral.

(5) The increase in the anticipated yield resulted from the reallocation of a portion of the CBO-1 asset basis in conjunction with the CBO-2 resecuritization. In addition, while it had no impact on the anticipated yield, the unrated bond from CBO-1 experienced an approximately $1.6 million principal write-down in 1999 due to a loss on the foreclosure of two underlying loans.

(6) On October 6, 1998, Morgan Stanley and Co. International Limited ("Morgan Stanley") advised CRIIMI MAE that it was exercising alleged ownership rights over certain classes of CMBS it held as collateral. In the first quarter of 1999, the Company agreed to cooperate in selling two classes of investment grade CMBS issued by CRIIMI MAE Commercial Mortgage Trust Series 1998-C1 (the "CBO-2 BBB Bonds") and to suspend litigation with Morgan Stanley with respect to these CMBS. On March 5, 1999, the CBO-2 BBB Bonds with a $205.8 million face amount and a coupon rate of 7% were sold in a transaction that was accounted for as a financing by the Company rather than a sale. Of the $159.0 million in proceeds, $141.2 million was used to repay amounts due under the agreement with Morgan Stanley, and $17.8 million was paid to CRIIMI MAE. CRIIMI MAE and Morgan Stanley reached an agreement that called for the sale of seven classes of subordinated CMBS and a related unrated bond, issued by Morgan Stanley Capital Inc. Series 1998-WF2 (the "Wells Fargo Bonds"). The agreement was approved by the Bankruptcy Court on February 24, 2000. On February 29, 2000, the Wells Fargo Bonds were sold. Of the approximately $45.9 million in net sale proceeds, $37.5 million was used to pay off all outstanding borrowings owed to Morgan Stanley and the remaining proceeds of approximately $8.4 million will be used primarily to help fund the Plan.

(7) As discussed further in Note 5 of the Notes to Consolidated Financial Statements, under the Plan the Company intends to sell these CMBS pools and as such, impairment was recognized as of December 31, 1999 related to these CMBS. The impairment resulted in the cost basis being written down to fair value as of December 31, 1999. As a result of this new basis, these bonds have new yields effective the first quarter of 2000.

INSURED MORTGAGE SECURITIES

         As of December 31, 1999 and 1998, the Company had $394.9 million and $488.1 million (at fair value), respectively, invested in mortgage securities, consisting of GNMA Mortgage-Backed Securities and FHA-Insured Certificates, as well as Freddie Mac participation certificates that are collateralized by GNMA Mortgage-Backed Securities. As of December 31, 1999, approximately 15% of CRIIMI MAE's investment in mortgage securities were FHA-Insured Certificates and 85% were GNMA Mortgage-Backed Securities (including certificates that collateralize Freddie Mac participation certificates). See Notes 3 and 7 of the Notes to Consolidated Financial Statements for a further discussion.

INVESTMENT IN ORIGINATED LOANS

         As of December 31, 1999 and 1998, the Company had $470.2 million and $499.1 million (at amortized cost), respectively, invested in commercial mortgage loans primarily originated through the Company's mortgage loan conduit programs and subsequently securitized in CMO-IV. Because the bonds sold in CMO-IV are subject to certain call options, under FAS 125, the entire transaction is accounted for as a financing instead of a sale and the mortgage loans are reflected on the Company's balance sheet. See "BUSINESS-Loan Originations and Securitizations" and Notes 3 and 6 of the Notes to Consolidated Financial Statements for further discussion.

         As of December 31, 1999 and 1998, the originated mortgage loans were secured by properties of the types and at the locations identified below:


Property Type                     1999(1)      1998(1)       Geographic Location(2)            1999(1)   1998(1)
--------------------------------  -------    ---------       --------------------------------  -------   -------
Multifamily.....................     37%           38%       Michigan........................     20%       20%
Hotel...........................     26%           26%       Texas...........................      7%        8%
Retail..........................     20%           20%       Illinois........................      7%        7%
Office..........................     11%           11%       California......................      6%        6%
Other...........................      6%            5%       Maryland........................      6%        6%
                                  -----      --------        Connecticut.....................      6%        6%
    Total.......................    100%          100%       Florida.........................      5%        5%
                                  =====      ========        Other(3)........................     43%       42%
                                                                                               -----       ---
                                                                Total........................    100%      100%
                                                                                               =====       ===

-----------------------------
(1) Based on a percentage of the total unpaid principal balance of the related loans.
(2)  No significant concentration by region.
(3)  No other state makes up more than 5% of the total.

EQUITY INVESTMENTS

         As of December 31, 1999 and 1998, the Company had approximately $34.9 million and $42.9 million, respectively, in investments accounted for under the equity method of accounting. Included in equity investments are (a) the general partnership interests in American Insured Mortgage Investors, American Insured Mortgage Investors-Series 85, L.P., American Insured Mortgage Investors L.P.-Series 86 and American Insured Mortgage Investors L.P.-Series 88 (collectively the "AIM Funds"), owned by CRIIMI, Inc., a wholly owned subsidiary of CRIIMI MAE, (b) a 20% limited partnership interest in the adviser to the AIM Funds, 50% of which is owned by CRIIMI MAE and 50% of which is owned by CM Management, (c) CRIIMI MAE's interest in CRIIMI MAE Services Inc., and (d) CRIIMI MAE's interest in CMSLP. See Note 3 to Notes to Consolidated Financial Statements.

PROPERTIES

         CRIIMI MAE leases its corporate offices at 11200 Rockville Pike, Rockville, Maryland. As of March 24, 2000, these offices occupy approximately 68,500 square feet.

D.    LEGAL PROCEEDINGS

         THE INFORMATION CONTAINED IN THIS SECTION D OF PART III, WITHOUT LIMITATION, IS UPDATED, MODIFIED, AND SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H.

BANKRUPTCY PROCEEDINGS

         On the Petition Date, the Debtors each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. These cases are being jointly administered for procedural purposes. None of the cases has been substantively consolidated. Under the Bankruptcy Code, the Debtors are authorized to manage their respective affairs and operate their businesses as debtors-in-possession while they attempt to confirm and consummate a plan of reorganization that will restructure their financial affairs and allow them to emerge from bankruptcy. As a debtor-in-possession under the Bankruptcy Code, no Debtor may engage in any transaction outside the ordinary course of business without the approval of the Bankruptcy Court. The following discussion describes certain aspects of the Chapter 11 cases of the Debtors (the "Chapter 11 Cases"), but it is not intended to be a complete summary.

         Pursuant to the Bankruptcy Code, the commencement of the Chapter 11 Cases created an automatic stay, applicable generally to creditors and other parties in interest, but subject to certain limited exceptions, of: (i) the commencement or continuation of judicial, administrative or other actions or proceedings against the Debtors that were or could have been commenced prior to the commencement of the Chapter 11 Cases; (ii) the enforcement against the Debtors or their property of any judgments obtained prior to the commencement of the Chapter 11 Cases; (iii) the taking of any action to obtain possession of property of the Debtors or to exercise control over such property;
(iv) the creation, perfection or enforcement of any lien against the property of the bankruptcy estates of the Debtors; (v) any act to create, perfect or enforce against the property of the Debtors any lien that secures a claim that arose prior to the commencement of the Chapter 11 Cases; (vi) the taking of any action to collect, assess or recover claims against the Debtors that arose before the commencement of the Chapter 11 Cases; (vii) the set-off of any debt owing to the Debtors that arose prior to the commencement of the Chapter 11 Cases against any claim against the Debtors; or (viii) the commencement or continuation of a proceeding before the United States Tax Court concerning the Debtors. Any entity may apply to the Bankruptcy Court, upon appropriate showing of cause, for relief from the automatic stay.

         As noted above, the Debtors are authorized to manage their respective properties and operate their respective businesses pursuant to the Bankruptcy Code. During the course of the Chapter 11 Cases, the Debtors will be subject to the jurisdiction and supervision of the Bankruptcy Court. The United States Trustee has appointed (i) the Unsecured Creditors' Committee,
(ii) the CMM Creditors' Committee and (iii) the CMI Equity Committee (collectively, the "Committees"). The Committees are expected to participate in the formulation of the plans of reorganization for the respective Debtors. The Debtors are required to pay certain expenses of the Committees, including professional fees, to the extent allowed by the Bankruptcy Court.

         Under the Bankruptcy Code, for 120 days following the Petition Date, only the debtor-in-possession has the right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor-in-possession files a plan of reorganization during this exclusivity period, no other party may file a plan of reorganization until 180 days following the Petition Date, during which period the debtor-in-possession has the exclusive right to solicit acceptances of the plan. If a debtor-in-possession fails to file a plan during the exclusivity period or such additional exclusivity period as may be ordered by the Bankruptcy Court or, after such plan has been filed, fails to obtain acceptance of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditors' committee, an equity security holders' committee, a creditor or an equity security holder may file a plan of reorganization for such debtor. Additionally, if the Bankruptcy Court were to appoint a trustee, the exclusivity period, if not previously terminated, would terminate.

         The Debtors' initial exclusivity period to file a plan of reorganization ended on February 2, 1999. The Bankruptcy Court extended this period through August 2, 1999 and again through September 10, 1999. The Debtors sought a third extension of exclusivity through November 10, 1999 and on September 20, 1999, the Bankruptcy

Court entered an order (i) extending the Debtors' right to file a plan of reorganization through October 16, 1999, (ii) providing the Unsecured Creditors' Committee and the CMI Equity Committee the right to jointly file a plan of reorganization through October 16, 1999 and (iii) providing that any party in interest may file a plan of reorganization after October 16, 1999. The Debtors filed (i) a Joint Plan of Reorganization on September 22, 1999,
(ii) an Amended Joint Plan of Reorganization and proposed Joint Disclosure Statement on December 23, 1999, (iii) a Second Amended Joint Plan of Reorganization and proposed Amended Joint Disclosure Statement on March 31, 2000, and (iv) a Third Amended Joint Plan of Reorganization and proposed Second Amended Joint Disclosure Statement with respect thereto on April 25, 2000, with amendments thereto filed on July 13, 14 and 21 and August 18, 2000. As noted above, the Debtors' Third Amended Joint Plan of Reorganization is fully supported by the CMI Equity Committee, which is a co-proponent of the Plan.

         On December 20, 1999, the Unsecured Creditors' Committee filed its own plan of reorganization and proposed disclosure statement with the Bankruptcy Court. On January 11, 2000 and February 11, 2000, the Unsecured Creditors' Committee filed its first and second amended plan of reorganization, respectively, with the Bankruptcy Court and its amended proposed disclosure statements with respect thereto. However, as a result of the successful negotiations of the treatment of the unsecured creditors of CMI in Classes A9 and A10 as set forth in Exhibit 2 to the Plan, the Unsecured Creditors' Committee is now supporting confirmation of the Debtors' Plan and has asked the Bankruptcy Court to defer consideration of its plan pending approval of the Debtors' Plan and the completion of mutually acceptable final documentation. Accordingly, the Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee are together presenting the Debtors' Plan for approval by all Holders of Claims and Interests in Impaired Classes.

         Following approval of the Disclosure Statement by the Bankruptcy Court, the Debtors' Plan, accompanied by the Disclosure Statement, has been sent to members of all classes of impaired creditors and equity security holders for acceptance or rejection. After receiving the votes of impaired classes of creditors and equity security holders, the Bankruptcy Court will hold a hearing at which it will consider whether to confirm the Plan before it. To confirm a plan, the Bankruptcy Court is required to find among other things: (i) with respect to each class of impaired creditors and equity security holders, that each holder of a claim or interest of such class either (A) will, pursuant to the plan, receive or retain property of a value as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Debtors or (B) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or is not impaired under the plan, and (iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successor unless such liquidation or reorganization is proposed in the plan. The Bankruptcy Court has set November 15, 2000 as the date for a confirmation hearing on the Debtors' Plan.

         If any impaired class of creditors or equity security holders does not accept a plan, the proponent of the plan may invoke the so-called "cramdown" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan, notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders, if certain requirements of the Bankruptcy Code are met. These requirements include: (i) the plan does not discriminate unfairly and (ii) the plan is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used in the Bankruptcy Code, the phrases "discriminate" and "fair and equitable" have narrow and specific meanings and their use herein is qualified in its entirety by reference to the Bankruptcy Code.

BANKRUPTCY RELATED LITIGATION

         The following is a summary of material litigation matters between the Company and certain of its secured creditors since the Petition Date. The Company has reached agreement with certain of these creditors, as set forth in greater specificity below and in Exhibits 1 and 4 to the Plan. See "GENERAL INFORMATION - The Debtors and Chapter 11 Filing and Other Chapter 11 Events -Deadline to File Proofs of Claims" for information regarding claims filed in the Debtors' Chapter 11 proceeding.

         MERRILL

         As of the Petition Date, the Company owed Merrill approximately $274.8 million with respect to advances to the Company under an assignment agreement pursuant to which the Company pledged Subordinated CMBS. Borrowings under this assignment agreement are secured by a first priority security interest in certain CMBS issued by CBO-2, together with all proceeds, distributions and amounts realized therefrom (the "Distributions") (the CMBS pledged to Merrill and the Distributions are hereafter referred to collectively as the "Merrill Collateral").

         On October 16, 1998, Merrill filed a motion with the Bankruptcy Court for relief from the automatic stay or, in the alternative, for entry of an order directing the Company to provide adequate protection for its interest in the Merrill Collateral. On October 21, 1998, the Company filed a complaint against Merrill for turnover of Distributions remitted to Merrill on October 2, 1998 by LaSalle National Bank, as well as other relief.

         On December 4, 1998, the Bankruptcy Court approved a consent order entered into between the Company and Merrill. Among other things, pursuant to the consent order, the pending litigation with Merrill was dismissed without prejudice. The consent order also preserved the portfolio of CMBS pledged as collateral to Merrill and provided for the Company to receive distributions of 50 percent of the monthly cash flow from those CMBS net of interest payable to Merrill (the "Company's Distribution Share"). The 50 percent of distributions received by Merrill is to be applied to reduce principal. Such arrangement will remain in effect until the earlier of a further order of the Bankruptcy Court affecting the arrangement or the effective date of a plan of reorganization of the Company.

         On September 7, 1999, the Company filed a Motion to Approve Stipulation and Consent Order Providing for Adequate Protection. On or about September 27, 1999 the Unsecured Creditors' Committee and the CMI Equity Committee filed a joint objection to the Motion. On December 3, 1999, the Bankruptcy Court entered the Stipulation and Consent Order Providing for Adequate Protection (the "Adequate Protection Order"), certain provisions of which were effective retroactively. Pursuant to the Adequate Protection Order, a segregated interest bearing debtor-in-possession account was created (the "Cash Collateral Account") into which the Company's Distribution Share was deposited during the months of August through December 1999. An additional 50% of the Company's Distribution Share was deposited in said account between January and March 2000. The Adequate Protection Order provides Merrill with a first priority lien on the Cash Collateral Account. Subject to certain material adverse changes defined in the Adequate Protection Order, Merrill agreed not to seek further adequate protection or relief from the automatic stay before March 31, 2000.

         MORGAN STANLEY

         As of the Petition Date, the Company owed Morgan Stanley approximately $182.4 million with respect to advances to the Company under an agreement pursuant to which the Company pledged CMBS. The borrowings under this agreement were secured by certain CMBS, including (i) CRIIMI MAE Commercial Mortgage Trust, Series 1998-C1, Class B and C Certificates (collectively or any portion thereof, the "CBO-2 BBB Bonds") and (ii) Morgan Stanley Capital I Inc., Series 1998-W2, Class F, G, H, J, K, L and M Certificates (collectively or any portion thereof, the "Wells Fargo Bonds" and, together with the CBO-2 BBB Bonds, the "Morgan Collateral").

         On October 6, 1998, Morgan Stanley advised the Company that it was exercising alleged ownership rights over the Morgan Collateral. On October 20, 1998, the Company filed an adversary proceeding against Morgan Stanley alleging, among other things, that Morgan Stanley violated the automatic stay, and seeking turnover of the Morgan Collateral.

         On January 12, 1999, the Company and Morgan Stanley agreed upon and filed with the Bankruptcy Court a stipulation and consent order, which was approved by the Bankruptcy Court and entered on January 26, 1999. The consent order provided, among other things, for the following: (i) an agreed sale procedure for the CBO-2 BBB Bonds during a specified sale period; (ii) the payment of a portion of the sale proceeds of the CBO-2 BBB Bonds to the Company; (iii) a standstill period relating to the Wells Fargo Bonds through March 31, 1999 unless otherwise extended by the Company and Morgan Stanley, during which time Morgan Stanley may not sell, pledge, encumber or otherwise transfer the Wells Fargo Bonds and (iv) the postponement of the litigation with Morgan Stanley while the parties seek a permanent resolution of their disputes. On March 5, 1999, the CBO-2 BBB Bonds were sold. Of the $159 million in net sale proceeds, $141.2 million was used to repay the Company's borrowings under the agreement with Morgan Stanley, and $17.8 million was remitted to CRIIMI MAE. As a result of the transaction, CRIIMI MAE's litigation against Morgan Stanley has been resolved with respect to the CBO-2 BBB Bonds to the satisfaction of both parties.

         The Company and Morgan Stanley reached an agreement to sell the Wells Fargo Bonds (the "Morgan Stanley Agreement"). CRIIMI MAE filed a motion with the Bankruptcy Court to approve the Morgan Stanley Agreement on February 1, 2000. The motion was approved by the Bankruptcy Court on February 24, 2000. On February 29, 2000 the Wells Fargo Bonds were sold. Of the approximately $45.9 million in net sale proceeds, $37.5 million was used to pay off all outstanding borrowings owed to Morgan Stanley, and the remaining proceeds of approximately $8.4 million will be used primarily to help fund CRIIMI MAE's Plan. Pursuant to the terms of the Morgan Stanley Agreement, the Company and Morgan Stanley mutually released any claims that they may have against each other and filed a stipulation of dismissal with prejudice of the October 20, 1998 adversary proceeding.

         CITICORP AND CITIBANK

         In addition to the Citibank Program pursuant to which the Company originated loans, as previously discussed, the Company also has a financing arrangement with Citicorp pursuant to which the Company pledged CMBS.

         On October 13, 1998, Citicorp demanded from Norwest Bank Minnesota, N.A. ("Norwest") the immediate transfer of certain CMBS (the "Retained Bonds") issued pursuant to CMO-IV. Norwest served as indenture trustee. The Retained Bonds are collateral for amounts advanced to the Company by Citicorp under the financing arrangement. As of the Petition Date, the Company owed Citicorp $79.1 million under the facility.

         On October 15, 1998, the Company filed an emergency motion to enforce the automatic stay against Norwest and Citicorp. Pursuant to an Order dated October 23, 1998, the Bankruptcy Court prohibited Citicorp from selling the Retained Bonds without further order of the Bankruptcy Court. On October 23, 1998, Citicorp requested an emergency hearing regarding the October 23 Order, and on November 2, 1998, the Company filed a complaint against Citicorp seeking, among other things, a declaratory judgment as to whether the automatic stay applies to actions taken by Citicorp with respect to the Retained Bonds.

         On March 11, 1999, the Company finalized agreements with Citicorp and Citibank, pursuant to which the parties agreed to adjourn the pending litigation for a four-month period. The Bankruptcy Court agreed to a request by CRIIMI MAE, Citibank and the Unsecured Creditors' Committee to further postpone the pending litigation on July 7, 1999, and again on September 10, 1999. The trial has not yet been rescheduled.

         The agreements reached by the Company with Citicorp and Citibank on March 11, 1999 were approved by the Bankruptcy Court through stipulations and consent orders entered on April 5, 1999. One of the agreements also provided that Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell two classes of investment grade CMBS from CMO-IV constituting a portion of the collateral securing advances under the Citicorp financing arrangement. In May 1999, Salomon Smith Barney sold $20 million of the CMO-IV securities held by Holdings. This sale reduced the amounts owed from Holdings to Citicorp by approximately $17 million. On October 8, 1999, the remaining CMO-IV securities held by Holdings were sold. This sale reduced the amounts owed from Holdings to Citicorp by approximately $22 million and Holdings received net proceeds of approximately $315,000. In addition, Citibank, in cooperation with CRIIMI MAE, agreed to sell commercial mortgages originated in 1998 under the Citibank Program, provided that the sale resulted in CRIIMI MAE receiving minimum net proceeds of not less than $3.5 million, after satisfying certain amounts due to Citibank, from the amount held in the reserve account. On August 5, 1999, all but three of the commercial loans originated under the Citibank Program in 1998, with an aggregate unpaid principal balance of approximately $339 million, were sold for gross proceeds of approximately $308 million. On September 16, 1999, Citibank sold the remaining three loans, with an aggregate unpaid principal balance of approximately $32.7 million, for gross proceeds of approximately $27.2 million. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by agreement of the Company, the Unsecured Creditors' Committee and the CMI Equity Committee.

         A related interpleader action between Norwest, the Company and Citicorp, which was initiated on October 20, 1998 by Norwest to determine whether the Company or Citicorp is the rightful owner of funds that were to have been paid by Norwest, as indenture trustee, remains pending before the Bankruptcy Court. During the pendency of this matter, certain payments on the retained bonds are held in an account controlled by the Bankruptcy Court. No trial date has been set for this matter.

         FIRST UNION

         First Union National Bank ("First Union"), a creditor of both the Company and CMM, is asserting substantial secured and unsecured claims. On or about March 23, 1999, First Union filed in each of the Company's and CMM's Chapter 11 Case a motion for relief from the automatic stay pursuant to section 362(d) of the United States Bankruptcy Code. On or about March 26, 1999, First Union requested that the Court dismiss without prejudice both motions. On April 20, 1999, First Union refiled its motions for relief from the automatic stay. The hearing was originally scheduled for May 14, 1999, but has been adjourned by consent.

         On or about July 1, 1999, the Company entered into an agreement with First Union resolving its motion for relief from the automatic stay and authorizing use of First Union's cash collateral. The 9agreement provides for the following:

         (i) First Union has a valid, perfected, first priority security interest in certain assignment securities and the assignment securities income constitutes First Union's cash collateral;

         (ii) First Union shall receive adequate protection payments of post-petition interest at the non-default contract rate plus payments to be applied to principal equal to 50% of the difference between the assignment income and the Company's non-default contract interest obligation. First Union has the option of using a portion of the assignment income earmarked for principal to purchase a hedging program;

         (iii) The Company shall be entitled to use the assignment income not paid to First Union in the ordinary course of its business subject to certain limitations; and

         (iv) First Union shall not seek relief from the automatic stay in the Company's Chapter 11 Case to foreclose upon the assignment securities and/or the assignment income and none of the Company, the Unsecured Creditors' Committee, the CMI Equity Committee or First Union shall seek modification of the adequate protection arrangements set forth in the agreement for a period commencing upon the date which the Bankruptcy Court approves the agreement and terminating on December 31, 1999, subject to certain exceptions.

         The agreement was approved and entered by the Bankruptcy Court on August 5, 1999. The Company's Unsecured Creditors' Committee has consented to the agreement with First Union.

         In addition, on or about July 1, 1999, CMM and First Union entered into an agreement resolving its motion for relief from the automatic stay. On July 1, 1999, CMM filed a motion for approval of the agreement resolving First Union's motion for relief from the automatic stay. Based upon an objection filed by the CMM Creditors' Committee, the parties are discussing a possible modification to the agreement and continue to negotiate accordingly. On October 22, 1999, to provide the parties with more time to negotiate a modification to the agreement, CMM, with the consent of First Union and the CMM Creditors' Committee, advised the Bankruptcy Court that it would be withdrawing the motion for approval of the agreement, without prejudice to CMM's right to refile once an agreement has been reached with First Union and the CMM Creditors' Committee. The motion was subsequently withdrawn.

         On or about February 18, 2000, the Company, the Unsecured Creditors' Committee and First Union entered into a Second Stipulation and Agreed Order:
(i) Authorizing Use of Cash Collateral and (ii) Granting Other Relief (the "Second Stipulation"). The Second Stipulation provides for, among other things, the following:

         (i) the reaffirmation of all of the terms contained in the July 1, 1999 agreement except as expressly provided in the Second Stipulation;

         (ii) the extension from January 1, 2000 through March 31, 2000 of the provisions in the July 1, 1999 agreement relating to use of the assignment securities income;

         (iii) the extension from December 31, 1999 to March 31, 2000 of the provisions in the July 1, 1999 agreement relating to (i) First Union's agreement not to seek relief from the automatic stay to foreclose on the assignment securities or the assignment securities income and (ii) the agreement by First Union, the Company and the Unsecured Creditors' Committee not to seek modification of the adequate protection arrangements contained in the July 1, 1999 agreement; and

         (iv) the consummation of the Stipulation and Consent Order Selling the Wells Fargo Bonds to Morgan Stanley, which occurred in February 2000. See "Legal Proceedings - Morgan Stanley" for further discussion.

         On February 22, 2000, the Company filed a motion with the Bankruptcy Court for approval of the Second Stipulation. CRIIMI MAE, First Union and Lehman also reached an agreement that called for the sale of seven classes of Subordinated CMBS known as First Union Lehman Brothers Series 98 C-2 (the "First Union Lehman Bonds"). The agreement was filed with the Bankruptcy Court on March 21, 2000 for approval. On March 28, 2000, the Bankruptcy Court approved the Second Stipulation. On April 20, 2000, the First Union Lehman Bonds were sold. Of approximately $140 million in net sale proceeds, approximately $113 million was used to retire the debt associated with these securities owed to Lehman and First Union and the remaining proceeds of approximately $27 million was remitted to CRIIMI MAE.

         First Union has asserted a first priority security interest in certain bonds that are or were in its possession, and the distributions made on those bonds since the Petition Date, pursuant to an agreement dated as of October 10, 1997 by and between the Company and First Union. The Company disputes First Union's claim to a security interest in those bonds and the distributions made thereon. The bonds in issue are (i) the Morgan Stanley Capital, Series 1998-WF2 Class N bond, (ii) the Chase Comm. Mtg, Series 1998-1 Class J bond, and (iii) the Nomura Asset Sec. Corp, Series 1998-B7 Class N bond. The Morgan Stanley Capital Bond has been sold, and certain proceeds from the sale thereof are being held in a segregated account in the name of First Union pending further order of the Bankruptcy Court and resolution of the claim of First Union thereto. If the issues between the Company and First Union are not otherwise resolved, an adversary proceeding will be commenced to resolve the dispute between the Company and First Union with respect to the foregoing bonds and/or the distributions made on those bonds. If First Union's claim with respect to those bonds and/or the distributions made on those bonds is determined to be an Allowed Secured Claim, such Claim will be treated as part of Class A2 under the Plan. If First Union's Claim is determined to be an unsecured claim, it will be included in the Claims subject to Class A10 under the Plan.

ARRANGEMENTS WITH OTHER CREDITORS

         In addition to the foregoing, the Company has had discussions with other secured creditors against whom the Company was not engaged in litigation. One such creditor is GACC. On February 3, 1999, the Bankruptcy Court approved an Amended Consent Order between the Company and GACC that provides for the following: (a) acknowledgement that GACC has a valid perfected security interest in its collateral; (b) authority for GACC to hedge its loan, subject to a hedge cost cap; and (c) as adequate protection, sharing of cash collateral on a 50/50 basis, after payment of interest expense, with the percentage received by GACC to be applied to reduce principal and pay certain hedge costs, if any. In addition, the Company is prohibited from using GACC's cash collateral for certain purposes, including loan originations and Subordinated CMBS acquisitions. The Amended Consent Order expired April 28, 1999. The Company and GACC agreed to extend the Amended Consent Order until August 2, 1999, and a stipulation to that effect was signed by the Company and GACC and approved by the Bankruptcy Court on May 11,1999. The Company and GACC had negotiated a further extension of the stipulation through September 10, 1999, which has now expired. On September 9, 1999, GACC contacted the Company and requested similar provisions afforded to Merrill in its most recent stipulation. See "Legal Proceedings - Bankruptcy Related Litigation - Merrill" for further discussion.

SHAREHOLDER LITIGATION

         The Company is aware that certain plaintiffs filed 20 separate class action civil lawsuits (the "Complaints") in the United States District Court for the District of Maryland, Southern Division (the "District Court") against certain officers and directors of the Company between October 7, 1998 and November 30, 1998. On March 9, 1999, the District Court ordered the consolidation of the Complaints into a single action entitled "In Re CRIIMI MAE Inc. Securities Litigation" (see below regarding dismissal of this litigation). On April 23, 1999, a group of thirteen putative members of the class of individuals who allegedly suffered damages during the class period between February 20, 1998 and October 5, 1998 (collectively, the "Plaintiffs") filed an Amended and Consolidated class action Complaint alleging violations of federal securities laws (the "Consolidated Amended Complaint"). The Consolidated Amended Complaint names as defendants William
B. Dockser, as Chairman of the Board of Directors, H. William Willoughby as a member of the Board of Directors and/or an officer of CRIIMI MAE, and Cynthia
O. Azzara as an officer of CRIIMI MAE (collectively, the "Defendants"). Although CRIIMI MAE, CMM and Holdings have not been named as defendants, each company is subject to indemnity obligations to the Defendants under the provisions of their respective constituent documents, the Defendants' employment contracts and applicable state law. CRIIMI MAE has directors and officers liability insurance policies that have a combined coverage limit of $20 million.

         The Consolidated Amended Complaint alleges generally that the Defendants violated Section 10(b) of the Securities and Exchange Act of 1934 as amended (the "Exchange Act") by, among other things, making false statements of material fact and failing to disclose certain material facts concerning, among other things, CRIIMI MAE's business strategy and its ability to meet collateral calls from lenders. The Consolidated Amended Complaint also generally alleges that the Defendants violated Section 20(a) of the Exchange Act because each Defendant was allegedly a "controlling person" as that term is defined under Section 20(a).

         The relief sought in the Consolidated Amended Complaint includes all or substantially all of the following: (i) certification of a class under Rule 23 of the Federal Rules of Civil Procedure; (ii) certification of the Plaintiffs as class representatives and as lead plaintiffs and their counsel as lead counsel; (iii) award of monetary damages, including compensatory and rescissionary damages and interest thereon; (iv) a judgment awarding the Plaintiffs and the Class their counsel fees, experts' fee and other costs of suit; (v) award to the Plaintiffs such other relief as the District Court deems just and proper or as the District Court otherwise requires; and (vi) trial by jury.

         On July 9, 1999, the Defendants filed a Motion to Dismiss, with prejudice, the Consolidated Amended Complaint. The Defendants filed the motion under Rule 12(b)(6) of the Federal Rules of Civil Procedure on the grounds that the Plaintiffs have failed to plead sufficient facts with the requisite particularity to establish a claim for securities fraud under the Reform Act. Plaintiffs filed their Opposition to Defendants' Motion to Dismiss on September 24, 1999.

         On September 13, 1999, the Court denied Plaintiffs' motions for appointment of lead plaintiffs and for approval of selected counsel. The Court also ordered Plaintiffs' counsel to provide notice of the putative claims to institutional investors identified by Defendants. Finally, the Court ordered that Plaintiffs nominate no more than three persons to serve as lead plaintiffs, and that any potential lead plaintiff nominate only one attorney or law firm to serve as lead counsel.

         On October 19, 1999, the Court approved the form of the renewed Notice to potential class members that the Plaintiffs submitted to the Court. The Court also ordered the Defendants to provide a list of certain institutional investors who had invested in the Company to the Plaintiffs to whom the renewed Notice is to be sent.

         On December 10, 1999, the Defendants filed their Reply Brief to the Plaintiffs' Opposition to the Motion to Dismiss.

         On December 20, 1999, the Plaintiffs sent a notice of the Consolidated Amended Complaint to certain institutional investors of their right to move the Court to serve as lead plaintiffs of the class within sixty
(60) days of
the notice. On March 9, 2000, the Plaintiffs filed a motion to approve the nomination of three (3) plaintiffs and one (1) law firm to serve as lead counsel.

         On March 23, 2000, the Defendants filed a Response to the Plaintiffs' Motion to Approve the Nomination of Lead Plaintiffs and Lead Counsel. Although the Defendants did not oppose the Plaintiffs' Motion, the Defendants expressly reserved their rights under Rule 23 of the Federal Rules of Civil Procedure to challenge, among other things, whether the action could be maintained as a class action.

         On March 30, 2000, the Court granted the Defendants' Motion to Dismiss the Consolidated and Amended Complaint and as a result entered an Order and Memorandum Opinion dismissing the Consolidated and Amended Complaint (the "Dismissal Order"). The Court concluded that the Plaintiffs failed to state a claim for relief under Section 10(b) of the Exchange Act. The Court concluded that because the Plaintiffs failed to state a claim for a "primary violation" of Section 10(b) of the Exchange Act, they likewise failed to state a claim against the individual Defendants as controlling persons under Section 20(a) of the Exchange Act. This dismissal may or may not dispose of other pending shareholder lawsuits and/or claims in bankruptcy which may affect the Company, as more fully described elsewhere in this Disclosure Statement. See "GENERAL INFORMATION --The Debtors and Chapter 11 Filing and Other Chapter 11 Events -- Deadline to File Proofs of Claim."

EDGE PARTNERS SETTLEMENT

         In February 1996, Edge Partners, L.P. ("Edge Partners"), on behalf of CRIIMI MAE, filed a First Amended Class and Derivative Complaint (the "Derivative Complaint") in the District Court. The Derivative Complaint named as defendants each of the individuals who served on the Board of Directors at the time of the Merger and CRIIMI MAE as a nominal defendant. The Company was subject to indemnity obligations to the directors under provisions of its constituent documents. In addition, the Company had directors and officers liability insurance policies with a combined coverage limit of $5 million.

         Count I of the Derivative Complaint alleged violations of Section 14(a) of the Exchange Act for issuing a materially false and misleading proxy in connection with the Merger and alleged derivatively on behalf of CRIIMI MAE a breach of fiduciary duty owed to CRIIMI MAE and its shareholders. Edge Partners sought, among other relief, that unspecified damages be accounted to CRIIMI MAE, that the shareholder vote in connection with the Merger be null and void and that certain salaries and other remuneration paid to the directors be returned to the Company.

         On June 16, 1998, the District Court approved a settlement agreement (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the Company agreed to make certain disclosures relating to alleged conflicts between two directors and the Company in connection with the Merger transaction and adopted a non-binding policy relating generally to the approval of certain interested transactions. Among other things, the non-binding policy adopted by the Board of Directors imposes certain conditions on the Board's approval of transactions between the Company and any director, officer or employee who owns greater than 1% of the outstanding common shares of the Company. Such conditions generally include: (1) approval by written resolution of any transaction involving an amount in excess of $5 million in any year adopted by a majority of the members of the Board having no personal stake in the transaction; and (2) in the case of any such transaction in excess of $15 million in any year, consideration by the Board as to the formation of a special committee of the Board, to be comprised of at least two directors having no personal stake in such transaction.

OTHER LITIGATION

         The Company is aware that an alleged shareholder, on behalf of himself and all others similarly situated, who purchased common stock in a registered common stock offering made by the Company in January 1998, filed a class action lawsuit against Prudential Securities Incorporated ("Prudential") and the Company's independent public accountants (the "Recupito Complaint") in the United States District Court for the District of Maryland. Neither the Company nor any officer or director of the Company was named as a defendant in this lawsuit.

         The Recupito Complaint alleges generally that the registration statement dated October 21, 1997, including a prospectus dated January 20, 1998 and supplemented on January 23, 1998, contained materially false and misleading statements about the Company and its condition.

         The Company may be subject to potential exposure to Prudential under contractual provisions and to both defendants under applicable law. Prudential may assert that it is entitled to indemnification from the Company based upon an indemnification provision contained in the underwriting agreement entered into with the Company in connection with the common stock offering. Certain courts have held and it is the position of the SEC that indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") is against public policy and unenforceable.

         The Company cannot predict with any certainty the ultimate outcome of such litigation or its potential exposure to one or both of the defendants.

CLAIMS

         The Debtors have undertaken extensive efforts to reduce the claims pool. See "GENERAL INFORMATION The Debtors and Chapter 11 Filing and Other Chapter 11 Events - Deadline to File Proofs of Claim" for further discussion of this process.

E.   SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         THE INFORMATION CONTAINED IN THIS SECTION E OF PART III, WITHOUT LIMITATION, IS UPDATED, MODIFIED, AND SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H.


    TAX BASIS                                              For the years ended
    ACCOUNTING                                                 December 31,
                                                           1999          1998        1997        1996        1995
                                                       --------------------------------------  ----------  ----------
                                                           (in thousands, except per share amounts)

   Interest income:
    Subordinated CMBS                                      $210,332     $184,947     $86,166     $43,632     $11,846
    Insured mortgage securities                              33,405       43,063      49,342      54,827      62,020
    Originated loans                                         34,713       20,588           -           -           -
                                                        ------------ -----------  -----------  ----------  ----------

    Total interest income                                   278,450      248,598     135,508      98,459      73,866

   Interest and related expense                             186,766      161,860      79,574      64,503      52,231
                                                        ------------ -----------  -----------  ----------  ----------

   Net interest margin                                       91,684       86,738      55,934      33,956      21,635

   Equity in earnings from investments                        1,577        8,031       4,104       4,293       3,100
   Other income                                               3,024        4,238       2,152       2,117       1,838
   Capital gains                                              3,276        1,746       7,815       9,618       5,442
   Other operating expenses                                (12,117)     (14,445)     (9,464)     (7,451)     (6,727)
   Unrealized loss on warehouse obligation                 (36,328)            -           -           -           -
   Other reorganization items                              (12,950)      (4,819)           -           -           -
   Loss on property foreclosures                              (621)            -           -           -           -
   Realized loss on reverse repurchase obligation                 -      (4,503)           -           -           -
   Write-off of capitalized origination costs                     -      (3,284)           -           -           -
                                                        ------------ -----------  -----------  ----------  ----------
                                                           (54,139)     (13,036)       4,607       8,577       3,653

                                       47


   Tax basis income before preferred dividends               37,545       73,702      60,541      42,533      25,288

   Dividends paid or accrued on preferred shares            (5,840)      (6,998)     (6,473)     (3,526)           -
                                                        ------------ -----------  -----------  ----------  ----------

   Tax basis income available to common
    shareholders                                            $31,705      $66,704     $54,068     $39,007     $25,288
                                                        ============ ===========  ===========  ==========  ==========

   Tax basis income per share:
    Income before gains from CRI Liquidating                $  0.57      $  1.38     $  1.24     $  1.00     $  0.70
    Capital gains from CRI Liquidating                            -            -        0.21        0.27        0.19
                                                        ------------ -----------  -----------  ----------  ----------

   Total tax basis income per share                         $  0.57      $  1.38     $  1.45     $  1.27     $  0.89
                                                        ============ ===========  ===========  ==========  ==========

   Tax basis shares                                          55,167       48,503      37,334      30,774      28,537
                                                        ============ ===========  ===========  ==========  ==========

   Dividends paid on common shares (1)                     $      -     $   1.47     $  1.42     $  1.22     $  0.92
                                                        ============ ===========  ===========  ==========  ==========


-------------------------
(1) During 1999, the Company paid a dividend of $0.30 per common share for the 1998 taxable year in the form of junior preferred stock.


                     ACCOUNTING UNDER GENERALLY        For the years ended December 31,
                 ACCEPTED ACCOUNTING PRINCIPLES

                                                       1999          1998       1997         1996        1995
                                                  --------------------------------------  -----------  ----------
                                                      (in thousands, except per share amounts)

Statement of Income Data:

Interest income:
   Subordinated CMBS                                   $154,205     $143,656    $79,670      $41,713     $11,105
   Insured mortgage securities                           33,405       43,063     49,425       56,912      66,115
   Originated loans                                      34,713       20,588          -            -           -
                                                   -------------  ----------- ----------  -----------  ----------

   Total interest income                                222,323      207,307    129,095       98,625      77,220

Interest and related expense                            151,337      136,268     77,919       63,079      49,853
                                                   -------------  ----------- ----------  -----------  ----------

Net interest margin                                      70,986       71,039     51,176       35,546      27,367
                                                   -------------  ----------- ----------  -----------  ----------

Equity in (losses) earnings from investments            (1,243)        2,618      3,612        4,432       2,585
Other income                                              3,024        4,279      2,610        2,898       2,919
Gain on mortgage securities dispositions                  2,128        1,196     17,343        9,601       1,502
Gain on originated loan dispositions                        403            -          -            -           -
Other operating expenses                               (12,049)     (14,623)    (9,610)      (7,970)     (9,583)
Amortization of assets acquired in the Merger           (2,878)      (2,878)    (2,878)      (2,882)     (1,435)
Losses on warehouse obligations                         (8,000)     (30,378)          -            -           -
Reorganization items:
   Impairment on CMBS (1)                             (156,897)            -          -            -           -
   Other                                               (22,003)      (9,857)          -            -           -
Gain on sale of CMBS                                          -       28,800          -            -           -
Loss on reverse repurchase obligation                         -      (4,503)          -            -           -
Write-off of capitalized origination costs                    -      (3,284)          -            -           -
                                                   -------------  ----------- ----------  -----------  ----------

                                       48


                                                      (197,515)     (28,630)     11,077        6,079     (4,012)
                                                   -------------  ----------- ----------  -----------  ----------

Net (loss) income before minority interest            (126,529)       42,409     62,253       41,625      23,355

Minority interest in net income of
   consolidated subsidiary                                    -         (40)    (8,065)      (6,386)     (4,821)

Dividends paid or accrued on preferred
   shares                                               (5,840)      (6,998)    (6,473)      (3,526)           -
                                                   -------------  ----------- ----------  -----------  ----------

Net (loss) income available to common
   shareholders                                      $(132,369)      $35,371    $47,715      $31,713     $18,534
                                                   =============  =========== ==========  ===========  ==========

GAAP basis (loss) income per share - basic           $   (2.45)      $  0.75    $  1.29      $  1.03     $  0.65
                                                   =============  =========== ==========  ===========  ==========
GAAP basis (loss) income per share - diluted         $   (2.45)      $  0.74    $  1.25      $  1.03     $  0.65
                                                   =============  =========== ==========  ===========  ==========

Weighted average shares outstanding                      54,000       47,280     36,993       30,665      28,414
                                                   =============  =========== ==========  ===========  ==========


------------------------------------
(1) Under the Plan, a portion of the Recapitalization Financing is expected to result from the CMBS Sale. The CMBS subject to the CMBS Sale had a fair value of $385.1 million as of December 31, 1999. The Company first filed a plan with the Bankruptcy Court in the fourth quarter of 1999 and during that same quarter CRIIMI MAE began marketing for sale the CMBS subject to the CMBS Sale. The Company entered into agreements in February and April 2000 to sell a portion of these bonds and intends to enter into one or more additional agreements during the first half of 2000 to sell the remaining CMBS subject to the CMBS Sale, although there can be no assurance such bonds will be sold. As the Company no longer had the intent to hold these bonds to maturity, and it did and does not expect the value of these bonds to significantly recover before their sale, the Company has recognized approximately $157 million of other than temporary impairment related to the CMBS subject to the CMBS Sale through earnings in the fourth quarter of 1999. As result of this impairment, the amortized cost basis of these CMBS was written down to their fair value of $385.1 million. See "Legal Proceedings" for further discussion.

                                                                      As of December 31,
                                              1999           1998           1997           1996           1995
                                          -------------  -------------- --------------  ------------   ------------
                                              (in thousands)
Balance Sheet Data:
   Mortgage Assets:
    Subordinated CMBS                      $ 1,179,270     $ 1,274,186     $1,114,480      $564,335       $278,401
    Insured mortgage securities                394,857         488,095        605,114       691,110        807,113
    Investment in originated loans             470,205         499,076              -             -              -
   Total assets                              2,293,661       2,437,918      1,873,305     1,367,245      1,203,303
   Total debt                                1,982,350       2,085,722      1,414,932       982,258        854,436
   Shareholders' equity                        219,349         307,877         44,981       346,671        285,704


         The selected consolidated statement of income data presented above for the years ended December 31, 1999, 1998 and 1997, and the selected consolidated balance sheet data as of December 31, 1999 and 1998, were derived from, and are qualified by, reference to CRIIMI MAE's consolidated financial statements, which have been included elsewhere in this Disclosure Statement. The selected consolidated statement of income data for the years ended December 31, 1996 and 1995, and the selected consolidated balance sheet data as of December 31, 1997, 1996 and 1995, were derived from audited financial statements not included as part of this Disclosure Statement. This data should be read in conjunction with the consolidated financial statements and the notes thereto.

F. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE INFORMATION CONTAINED IN THIS SECTION F OF PART III, WITHOUT LIMITATION, IS UPDATED, MODIFIED, AND SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 VERSUS 1998

         For the year ended December 31, 1999, the Company reported a net loss for financial statement purposes of approximately $132.4 million as compared to net income available to common shareholders of approximately $35.4 million for the year ended December 31, 1998. On a basic per share basis, the financial statement net (loss) income decreased to $(2.45) per share for 1999 from $0.75 per share for 1998.

         The primary factor resulting in the net loss for the year ended December 31, 1999 was the recognition of $157 million of other than temporary impairment on certain Subordinated CMBS. The impairment is discussed further below. Other factors contributing to the change in earnings from 1998 to 1999 were an increase in other reorganization costs and other items as more fully discussed below.

         INTEREST INCOME - SUBORDINATED CMBS

         Income from Subordinated CMBS increased by approximately $10.5 million, or 7%, to $154.2 million during 1999 as compared to $143.7 million during 1998. There were no CMBS acquisitions or sales in 1999. However, during 1998, the Company increased its CMBS portfolio by acquiring Subordinated CMBS at purchase prices aggregating approximately $853 million. The overall increase was partially offset by a reduction in income from Subordinated CMBS due to the de-recognition of $132 million face amount of CMBS from CBO-1 in connection with CBO-2 and also the de-recognition of $345 million face amount of CMBS in connection with CBO-2. See Note 5 of the Notes to Consolidated Financial Statements for further discussion.

         GAAP requires that interest income generated by Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of the Subordinated CMBS. This has resulted in income that is lower for financial statement purposes than for tax purposes. Based upon the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average anticipated yield for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of December 31, 1999 was approximately 10.1%. These returns were determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses.

         As discussed further below, impairment was recognized as of December 31, 1999 on the Subordinated CMBS that are intended to be sold in 2000 as part of the CMBS Sale under the Plan. This resulted in the cost basis being written down to fair value as of December 31, 1999. As a result of this new basis, these CMBS will have new yields effective the first quarter of 2000. In addition, total interest income will decrease after the effective date of the Plan as a result of the CMBS Sale.

         INTEREST INCOME - INSURED MORTGAGE SECURITIES

         Interest income from insured mortgage securities decreased by approximately $9.7 million or 22% to $33.4 million for 1999 from $43.1 million for 1998. This decrease was principally due to the prepayment of 14 mortgage securities held by CRIIMI MAE and its wholly owned subsidiaries for net proceeds aggregating approximately $74.0 million during the year ended 1999.

         INTEREST INCOME - ORIGINATED LOANS

         Interest income from originated loans increased by approximately $14.1 million or 69% to approximately $34.7 million for 1999 as compared to $20.6 million for 1998. Interest income from originated loans was derived from originated loans included in the CMO-IV securitization, which resulted in the securitization of $496 million face value of conduit loans in June 1998. The increase between 1998 and 1999 was primarily due to only six months of interest income recognized in 1998, partially reduced by the prepayment of five originated loans in 1999.

         INTEREST EXPENSE

         Total interest expense increased by approximately $15.0 million or 11% to approximately $151.3 million for 1999 from approximately $136.3 million for 1998. This increase was principally a result of certain financing facilities that were outstanding for the entire year ended December 31, 1999 as compared to a partial year in 1998. Such financing facilities increased in connection with the acquisition of Subordinated CMBS in 1998 and the issuance of collateralized mortgage obligations in connection with CMO-IV during June 1998. Due to the Chapter 11 filing, certain lenders declared defaults or otherwise took action against the Company with respect to a number of CRIIMI MAE's financing facilities. See "LEGAL PROCEEDINGS" for a discussion of material litigation between the Company and various creditors and agreements the Company has reached with certain of these creditors.

         EQUITY IN (LOSSES) EARNINGS FROM INVESTMENTS

         Equity in earnings decreased by approximately $3.8 million during 1999 due to a net loss of approximately $1.2 million as compared to equity in earnings of $2.6 million in 1998. The decrease is primarily due to a reduction in revenue and an increase in certain expenses at CMSLP. The decrease in revenue is primarily due to CMSLP's loss of certain servicing rights and the assignment of ORIX as the successor servicer on those pools during the fourth quarter of 1998. The increase in expenses includes an $821,000 expense for a prepayment penalty shortfall incurred by CMSLP and an increase in general and administrative expenses, including a long-term incentive program for CMSLP, effective in the fourth quarter of 1998, and other payroll costs. In addition, expenses increased due to a $500,000 write-off of a remaining investment balance associated with a now dissolved affiliated entity. The servicing portfolio was approximately $28 billion as of December 31, 1999 as compared to approximately $31 billion as of December 31, 1998.

         OTHER INCOME

         Other income decreased by approximately $1.3 million or 29% to $3.0 million during 1999 as compared to $4.3 million during 1998. This decrease was primarily attributable to a decrease in short-term interest and other income earned during 1999 on the amounts deposited in the loan origination reserve account, due to suspension of the origination loan program in 1998. No interest income was earned on the origination reserve account for the year ended December 31, 1999 as compared to approximately $1.9 million of short-term interest income and net-carry income for the corresponding period in 1998. The decrease was partially offset by an increase in other short-term interest income of approximately $600,000 in 1999 versus 1998.

         NET GAIN ON MORTGAGE SECURITY DISPOSITIONS

         During 1999, net gains on mortgage dispositions were approximately $2.1 million as a result of 14 prepayments of mortgage securities held by CRIIMI MAE's subsidiaries, or approximately 15% of its portfolio. During 1998, net gains on mortgage dispositions were approximately $1.2 million, of which approximately $666,000 was a result of 22 prepayments of mortgage securities held by CRIIMI MAE's subsidiaries, or approximately 17% of its portfolio. The remaining $531,000 was the result of the sale of four unencumbered mortgage securities and the partial sale of a fifth unencumbered mortgage security. For any year, gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period. The proceeds realized from the disposition of mortgage assets are based on the net coupon rates of the specific mortgages disposed of in relation to prevailing long-term interest rates at the date of disposition.

         GAIN ON ORIGINATED LOAN DISPOSITIONS

         During 1999, gains on originated loan dispositions were approximately $403,000, which was a result of five prepayments in the originated loan portfolio. No originated loans were disposed of during 1998.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses decreased by approximately $2.5 million, or 18%, to $12.1 million for 1999 as compared to $14.6 million for 1998. The decrease in general and administrative expenses was primarily due to the closing of regional offices, suspension of certain business activities and the dismissal of employees following the Chapter 11 filing in the fourth quarter of 1998.

         LOSSES ON WAREHOUSE OBLIGATIONS

         During the year ended December 31, 1999, the Company recorded losses of $8.0 million on its warehouse obligation, primarily due to a decrease in the selling price of the loans in the Company's warehouse line with Citibank, when the loans were sold in the third quarter of 1999. As of December 31, 1998, the unrealized loss recorded on the obligation under the Citibank Program was $28.4 million. The Company recorded, in total, a loss of $36.3 million for this transaction for both GAAP and tax purposes. See "Tax Basis Income" discussion that follows.

         During the year ended December 31, 1998, the Company recorded an unrealized loss of $2.0 million for its loss exposure under the Prudential Program. The Company calculated the Prudential loss based upon the assumption that the Company would not exercise its option with Prudential. As of December 31, 1999, the sole loan originated under the Prudential Program had not yet been sold.

         REORGANIZATION ITEMS

         IMPAIRMENT ON CMBS. As discussed in Note 1 of the Notes to Consolidated Financial Statements, under the Plan, a portion of the Recapitalization Financing is expected to result from the CMBS Sale. The CMBS subject to the CMBS Sale had a fair value and amortized cost of $385.1 million and $542.0 million, respectively, as of December 31, 1999. The Company first filed a plan with the Bankruptcy Court in the fourth quarter of 1999 and during that same quarter CRIIMI MAE began marketing for sale the CMBS subject to the CMBS Sale. CRIIMI MAE sold a portion of these bonds in February and April 2000 and intends to enter into one or more additional agreements during the first half of 2000 to sell the remaining CMBS subject to the CMBS Sale, although there can be no assurance such bonds will be sold.

         GAAP states that when the fair market value of an investment declines below its amortized cost for a significant period of time and the entity no longer has the ability or intent to hold the investment for the period the entity anticipates is required for the value to recover to amortized cost, other than temporary impairment on the investment should be recognized. This other than temporary impairment is recognized through the income statement as the difference between amortized cost and fair value. Additional accounting guidance states that other than temporary impairment should be recognized in the period the decision to sell any investment is made if the entity does not expect the fair value to recover before the sale date. As the Company decided in the fourth quarter of 1999 to sell the CMBS subject to the CMBS Sale and it did not expect the value of these bonds to significantly recover before the future sale dates, the Company has recognized approximately $157 million of other than temporary impairment related to these CMBS through earnings in the fourth quarter of 1999. Unrealized losses related to the CMBS subject to the CMBS Sale were previously recognized through other comprehensive income in the equity section of the balance sheet. The other than temporary impairment loss on CMBS is a part of the reorganization items on the income statement as the impairment was recognized as part of the reorganization.

         OTHER REORGANIZATION ITEMS. During 1999 and 1998, the Company recorded $22.0 million and $9.9 million, respectively, in other reorganization items due to the Chapter 11 filings of CMI, CMM and Holdings.


       OTHER REORGANIZATION ITEMS                                          1999                 1998
       -----------------------------------------------                --------------       ----------------

       Short-term interest income                                      $(1,518,667)            $        --
       Professional fees                                                 17,822,154              5,219,000
       Write-off of debt discounts and deferred costs                            --              2,835,210
       Employee Retention Program accrued costs                           1,589,236                612,885
       Excise tax accrued                                                 1,105,000                300,000
       Other                                                              3,005,405                889,852
                                                                      --------------       ----------------
           Total                                                       $ 22,003,128            $ 9,856,947
                                                                      ==============       ================


         GAIN ON SALE OF CMBS

         In May 1998, CRIIMI MAE completed CBO-2 pursuant to which it sold $468 million of investment grade securities created through the resecuritization of approximately $1.8 billion of its Subordinated CMBS. CRIIMI MAE recognized a gain of approximately $28.8 million on the sale of $345 million face amount investment grade securities sold without call provisions, recognizing CRIIMI MAE's transfer of control on those securities. Certain of these securities included call provisions to enable CRIIMI MAE to
1) repurchase bonds if market conditions warrant, and 2) call bonds when it is no longer cost effective to service them. The sold investment grade securities treated as a financing, as well as approximately $1.3 billion face amount of investment grade and non-investment grade securities retained by CRIIMI MAE, are now required to be reflected on CRIIMI MAE's balance sheet at their fair market value. Additionally, due to the sale treatment under FAS 125, all remaining Subordinated CMBS and insured mortgage securities are required to be carried at fair market value. Additionally, as part of CBO-2, in May 1998, CMSLP sold trustee servicing rights for $4.2 million, resulting in a gain of $4.2 million for tax purposes, and approximately $400,000 for financial reporting purposes. The Company completed no additional resecuritizations during 1999.

         LOSS ON REVERSE REPURCHASE OBLIGATION

         During 1998, the Company realized a loss of $4.5 million due to the impact of financial market volatility on hedge positions. As part of CMO-IV, the Company intended to sell certain of the investment grade tranches that were not initially sold to the public (the "CMO-IV BBB bonds"). In anticipation of this sale, the Company entered into a transaction to hedge the value of those securities in June 1998. This transaction did not qualify for hedge accounting purposes because it involved the purchase and sale of a cash instrument and therefore was required to be recorded at market value ("marked to market"). Because Treasury rates declined in the third quarter of 1998, the Company recorded a $4.1 million unrealized loss as of September 30, 1998. CRIIMI MAE borrowed and then sold a 10-year Treasury Note in the amount of $44 million to close the position and the loss was realized in the fourth quarter of 1998.

         WRITE-OFF OF CAPITALIZED LOAN ORIGINATION COSTS

         Since the Company no longer had the intention to securitize the remaining loans originated through the Citibank and Prudential Programs in warehouse facilities, the net deferred costs of $3.3 million associated with the warehoused loans were written off in 1998.

         TAX BASIS INCOME

         CRIIMI MAE earned approximately $31.7 million in tax basis income available to common shareholders in 1999 or $0.57 per share, compared to approximately $66.7 million or $1.38 per share in 1998.

         The primary factor resulting in the decrease in taxable income from 1999 to 1998 was the approximately $36.3 million tax basis loss realized on the loans sold in the third quarter of 1999 from the warehouse line with Citibank. Other factors contributing to the decline in tax basis income were the deduction of reorganization costs and net decreases in earnings from equity investments. In the second quarter of 1998, as part of CBO-2, CMSLP sold servicing rights for $4.2 million resulting in a gain of $4.2 million for tax purposes which was included in equity in earnings in 1998. Partially offsetting the aforementioned items was an increase in net interest margin due to recognition of a full year of interest income and interest expense in 1999 as compared to a partial year in 1998 as previously discussed.

         The recently issued Internal Revenue Service Revenue Procedure 99-17 provides securities and commodities traders with the ability to elect mark-to-market treatment for 2000 by including an election with their timely filed 1999 federal tax extension. The election applies to all future years as well, unless revoked with the consent of the Internal Revenue Service. On March 15, 2000, the Company determined to elect mark-to-market treatment as a securities trader for 2000 and, accordingly, will recognize gains and losses prior to the actual disposition of its securities. Moreover, some if not all of those gains and losses, as well as some if not all gains or losses from actual dispositions of securities, will be treated as ordinary in nature and not capital, as they would be in the absence of the election. Therefore, any net operating losses generated by the Company's trading activity will offset the Company's taxable income, and reduce any required distributions to shareholders by a like amount. See "CERTAIN RISK FACTORS-Risks Associated with Trader Election" for further discussion. If the Company does have a REIT distribution requirement (and such distributions would be permitted under the Plan), a substantial portion of the Company's distributions would be in the form of non-cash taxable dividends.

YEAR ENDED DECEMBER 31, 1998 VERSUS 1997

         INTEREST INCOME - SUBORDINATED CMBS

         Income from Subordinated CMBS increased by approximately $64 million, or 80%, to $143.7 million during 1998 as compared to $79.7 million during 1997. During 1998, the Company increased its CMBS portfolio by acquiring Subordinated CMBS at purchase prices aggregating approximately $853 million during 1998 as compared to the $554 million during 1997. This increase was partially offset by a reduction in income from Subordinated CMBS due to the de-recognition of $132 million face amount of CMBS from CBO-1 in connection with CBO-2 and also the de-recognition of $345 million face amount of CMBS in connection with CBO-2. See Note 5 to Notes to Consolidated Financial Statements.

         GAAP requires that interest income generated by Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of the Subordinated CMBS. This currently results in income which is lower for financial statement purposes than for tax purposes. Based upon the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average anticipated unleveraged yield for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of December 31, 1998 and 1997, was approximately 10% and 11%, respectively. The decrease in anticipated unleveraged yield is primarily due to five Subordinated CMBS acquisitions in 1998 with anticipated unleveraged yields between 8.5% and 8.9% which reduced the overall average of the CMBS portfolio. These returns were determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses and interest expense attributable to the financing of the rated tranches at current interest rates and current borrowing amounts.

         INTEREST INCOME-INSURED MORTGAGE SECURITIES

         Interest income from insured mortgage securities decreased by approximately $6.3 million or 13% to $43.1 million for 1998 from $49.4 million for 1997. This decrease was principally due to the prepayment of 22 mortgage securities held by CRIIMI MAE and its wholly owned subsidiaries for net proceeds aggregating approximately $104.0 million and the sale of four mortgage securities and a portion of a fifth mortgage security for net proceeds aggregating approximately $13.4 million during 1998.

         INTEREST INCOME-ORIGINATED LOANS

         Interest income from originated loans of approximately $20.6 million for 1998 was derived from originated loans included in the CMO-IV securitization. The CMO-IV securitization totaled $496 million face value of conduit loans, a majority of which were "No Lock".

         INTEREST EXPENSE

         Interest expense increased by approximately $58.4 million or 75% to approximately $136.3 million for 1998 from approximately $77.9 million for 1997. This increase was principally a result of increased borrowings in connection with the acquisition of Subordinated CMBS during 1998. Additionally, CRIIMI MAE incurred interest expense in connection with $100 million aggregate principal amount of senior unsecured notes issued during the fourth quarter of 1997 and the issuance of collateralized mortgage obligations in connection with CMO-IV. These increases were partially offset by the impact of $477 million face amount of debt de-recognized from the financial statements in conjunction with CBO-2 in May 1998 and the decrease in the Company's weighted average cost of borrowing to 7.37% in 1998 from 7.68% in 1997, primarily due to a decrease in one-month LIBOR, based on the average, for the year 1997 as compared to the year 1998. Due to the Chapter 11 filing, certain lenders have declared defaults or otherwise taken action against the Company with respect to a number of CRIIMI MAE's financing facilities. See "LEGAL PROCEEDINGS" for a discussion of material litigation between the Company and various creditors and agreements the Company has reached with certain of these creditors.

         NET INTEREST MARGIN

         Net interest margin increased by approximately $19.8 million or 39% for 1998 to approximately $71.0 million from approximately $51.2 million for 1997. The net interest margin increase was due primarily to the increase in Subordinated CMBS and, to a lesser extent, income from originated loans, as previously discussed.

         GAIN ON SALE OF CMBS

         In May 1998, CRIIMI MAE completed CBO-2 pursuant to which it sold $468 million of investment grade securities created through the resecuritization of approximately $1.8 billion of its Subordinated CMBS. CRIIMI MAE recognized a gain of approximately $28.8 million on the sale of $345 million face amount investment grade securities sold without call provisions, recognizing CRIIMI MAE's transfer of control on those securities. The sale of $123 million face amount investment grade securities with significant call provisions was treated as a financing and resulted in an unrealized gain of approximately $26 million. Certain of these securities included call provisions to enable CRIIMI MAE to (1) repurchase bonds if market conditions warrant, and (2) call bonds when it is no longer cost effective to service them. The sold investment grade securities treated as a financing, as well as approximately $1.3 billion face amount of investment grade and non-investment grade securities retained by CRIIMI MAE, are now required to be reflected on CRIIMI MAE's balance sheet at their fair market value. Additionally, due to the sale treatment under FAS 125, all remaining Subordinated CMBS and insured mortgage securities are required to be carried at fair market value. This reclassification resulted in a cumulative net decrease to shareholders' equity of approximately $251.3 million (a $174.0 million decrease from September 30, 1998).

         Additionally, as part of CBO-2, CMSLP sold trustee servicing rights for $4.2 million, resulting in a gain of $4.2 million for tax purposes, and approximately $400,000 for financial reporting purposes.

         EQUITY IN EARNINGS FROM INVESTMENTS

         Equity in earnings from investments decreased by approximately $1.0 million or 28% to $2.6 million during 1998 as compared to $3.6 million during 1997. This decrease included impairment losses on purchased mortgage servicing rights recorded by CMSLP since their fair value was less than their amortized cost at December 31, 1998. The general market turmoil commencing in late summer of 1998 resulted in the use of higher yields in determining the servicing rights' fair value which caused the fair value to be less than the amortized cost. At September 30, 1998, CMSLP was responsible for certain servicing functions on a mortgage loan portfolio of approximately $32 billion. However, due to CRIIMI MAE's Chapter 11 filing and its relationship with CRIIMI MAE, CMSLP arranged for ORIX (formerly known as BOMCM) to succeed it as master servicer on two commercial mortgage pools during the fourth quarter of 1998, which resulted in a loss of approximately $1.4 million for the recorded value of the rights, of which substantially all of the loss flowed through to CRIIMI MAE. These decreases were partially offset by increases in servicing fee streams and float income earned on escrow balances derived from the remaining servicing portfolio, which grew to approximately $31.0 billion as of December 31, 1998 as compared to approximately $16.5 billion as of December 31, 1997.

         OTHER INCOME

         Other income increased by approximately $1.7 million or 65% to $4.3 million during 1998 as compared to $2.6 million during 1997. This increase was primarily attributable to an increase in short-term interest and other income earned during 1998 on the amounts deposited in the loan origination reserve account, which had an average balance of approximately $38 million for the year ended December 31, 1998. Approximately $1.9 million of short-term interest income and net-carry income were earned on these deposits for the year ended December 31, 1998. Amounts earned on the origination reserve account for the year ended December 31, 1997 were immaterial.

         NET GAIN ON MORTGAGE SECURITY DISPOSITIONS

         During 1998, net gains on mortgage dispositions were approximately $1.2 million, of which approximately $666,000 was a result of 22 prepayments of mortgage securities held by CRIIMI MAE's subsidiaries, or approximately 17% of its portfolio. In addition, CRIIMI MAE sold four unencumbered mortgage securities and a portion of a fifth mortgage security, which resulted in a financial statement gain of $531,000. During 1997, CRI Liquidating's disposition of its remaining 11 mortgage assets and its interest in three limited partnership participation agreements resulted in net gains of approximately $17.4 million (before minority interests) for financial statement purposes. These 1997 net gains were partially offset by nine prepayments of mortgage assets held by CRIIMI MAE's subsidiaries, which resulted in financial statement losses of $52,000. For any year, gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period. The proceeds realized from the disposition of mortgage assets are based on the net coupon rates of the specific mortgages disposed of in relation to prevailing long-term interest rates at the date of disposition.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses increased by approximately $5.0 million, or 52%, to $14.6 million for 1998 as compared to $9.6 million for 1997. The increase in general and administrative expenses during these periods was primarily the result of the significant growth of CRIIMI MAE's commercial mortgage operations during the first nine months of 1998. This increase was partially offset in the fourth quarter due to the closing of regional offices, the suspension of certain business activities and the dismissal of employees involved in suspended activities following the Chapter 11 filing.

         REALIZED LOSS ON REVERSE REPURCHASE OBLIGATION AND UNREALIZED LOSSES ON WAREHOUSE OBLIGATIONS

         During 1998, the Company recorded realized and unrealized losses aggregating $4.5 million and $30.4 million, respectively, primarily due to the impact of financial market volatility on losses on hedge positions and commitments related to commercial mortgage loans in the Company's securitization pipeline.

         As part of CMO-IV, the Company intended to sell certain of the security tranches that were not initially sold to the public (the "CMO-IV BBB Bonds"). In anticipation of this sale, the Company entered into a transaction to hedge the value of those securities. As a result, CRIIMI MAE borrowed and then sold a 10-year Treasury Note in the amount of $44 million. The Company was informed by Citibank that the position was closed on October 8, 1998. This transaction did not qualify for hedge accounting purposes because it involved the purchase and sale of a cash instrument and therefore is required to be recorded at market ("marked to market"). Because Treasury rates declined from the date of the transaction to the liquidation of the position, the Company recorded a realized loss of approximately $4.5 million, of which approximately $4.1 million was recognized as of September 30, 1998 with the remaining $400,000 loss recognized in the fourth quarter.

         The parties who fund the Company's loan originations are required under the relevant agreements to hedge the related loans and to provide timely written hedge position reporting. As of December 31, 1998, the Company's obligation under the Citibank Program was $28.4 million (based primarily on information provided by Citibank) in excess of the fair value of the loans and the Company's loss exposure under the Prudential Program was $2 million if the Company does not exercise its option. As a result, CRIIMI MAE recorded an aggregate $30.4 million unrealized loss on its obligations as of December 31, 1998. The unrealized loss of $28.4 million relating to the Citibank Program as of December 31, 1998, was based on the estimated fair value of the loans offset by the unpaid principal balance of the loans at December 31, 1998, hedge losses and certain estimated fees and other costs. Depending on market conditions, including interest rate movements, these losses could materially increase or decrease in subsequent reporting periods. The Company calculated the Prudential loss based upon the assumption that the Company would not exercise its option with Prudential.

         WRITE-OFF OF CAPITALIZED ORIGINATION COSTS

         Since the Company no longer has the intention to securitize the remaining loans in warehouse that were originated through the Citibank and Prudential Programs, the net deferred costs of $3.3 million associated with the warehoused loans were written off in 1998.

         REORGANIZATION ITEMS

         During the fourth quarter of 1998, the Company recorded $9.9 million in reorganization items due to the Chapter 11 filings of CRIIMI MAE, CMM and Holdings.


               REORGANIZATION ITEM                        AMOUNT
               Professional fees                          $5,219,000
               Write-off of debt discounts and
               deferred costs                              2,835,210
               Employee Retention Program accrued costs      612,885
               Excise Tax                                    300,000
               Other                                         889,852
                                                          ----------

                   Total                                  $9,856,947
                                                          ==========


         FINANCIAL STATEMENT NET INCOME

         As a result of the foregoing, net income available to common shareholders for financial statement purposes was approximately $35.4 million for 1998, a 26% decrease from approximately $47.7 million for 1997. On a per basic share basis, financial statement net income decreased to $0.75 per basic share for 1998 from $1.29 per basic share in 1997.

         TAX BASIS INCOME

         CRIIMI MAE earned approximately $66.7 million in tax basis income available to common shareholders in 1998 or $1.38 per share, compared to approximately $54.1 million or $1.45 per share in 1997.

         The primary factors resulting in the $14.7 million increase in tax basis income from 1997 to 1998 was due to the growth of CRIIMI MAE's portfolio of Subordinated CMBS and, to a lesser extent, earnings from CMO-IV. Also contributing to the increase in tax basis income was a $4.2 million gain on the sale of the trustee servicing rights associated with CBO-2. (See Note 5 to Notes to Consolidated Financial Statements). Partially offsetting the increases in the foregoing were increases in interest expense, general and administrative expenses, reorganization items and the write-off of certain net deferred costs related to the Citibank and Prudential Programs. Although, in absolute dollars, tax basis income increased from 1997 to 1998, tax basis income per share decreased due to the increase in the average number of shares outstanding from 37,334,034 in 1997 to 48,502,522 in 1998. Total tax basis income per share for 1997 included $0.21 of non-recurring income from the mortgage dispositions of a subsidiary, CRI Liquidating, which completed its scheduled liquidation in late 1997.

CASH FLOW

         YEAR ENDED 1999 VERSUS 1998

         Net cash provided by operating activities decreased in 1999 as compared to 1998. The decrease was primarily due to a significant increase in the amount of cash that is restricted due to stipulations entered into in connection with the Chapter 11 proceedings or due to agreements that require certain CMBS interest income payments and/or CMBS sales proceeds to be held in segregated accounts. Partially offsetting this decrease was an overall increase in net payables in 1999 as compared to 1998.

         Net cash provided by investing activities increased for 1999 as compared to 1998 primarily due to the suspension of the Company's
Subordinated CMBS acquisition and origination programs as a result of the Chapter 11 filing in October 1998.

         Net cash used in financing activities increased in 1999 as compared to 1998. The increase was primarily due to the suspension of the Company's Subordinated CMBS acquisition activities, suspension of equity and debt offerings and payment of principal paydowns per the stipulation agreements with secured lenders.

         YEAR ENDED 1998 VERSUS 1997

         Net cash provided by operating activities increased for 1998 as compared to 1997 primarily due to the increase in the net interest margin resulting from the Company's acquisitions of Subordinated CMBS and, to a lesser extent, CMO-IV (as previously discussed in Results of Operations). This increase in net interest margin was partially offset primarily by an increase in net receivables associated with the Chapter 11 filing.

         Net cash used in investing activities increased for 1998 as compared to 1997. The increase was primarily a result of increased purchases of Subordinated CMBS. Also contributing to the increase in cash used in investing activities was the purchase of $496 million of commercial loans in connection with CMO-IV. These increases were partially offset by approximately $335 million of proceeds received from the sale of collateral bond obligations in connection with CBO-2 and from mortgage securities disposition proceeds.

         Net cash provided by financing activities increased for 1998 as compared to 1997 primarily due to proceeds from debt issuances related to the sale of the collateralized mortgage obligations in connection with CMO-IV, collateralized bond obligations in connection with CBO-2, and variable-rate secured borrowings, net of principal payments, and increased proceeds from equity offerings. These increases were partially offset by payments made in connection with collateral calls made by lenders primarily in the latter part of the third quarter.

LIQUIDITY AND CAPITAL RESOURCES

         Prior to the Petition Date, CRIIMI MAE used proceeds from long-term, fixed-rate match-funded debt refinancings, short-term, variable-rate, secured borrowings, unsecured and other borrowings, securitizations and issuances of common and preferred shares to meet the capital requirements of its business plan. Since the Chapter 11 filing, the Company has suspended its Subordinated CMBS acquisition, origination and securitization operations, but continues to service mortgage loans through CMSLP.

         Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable rate borrowings secured by the Company's Subordinated CMBS. The agreements governing these financing arrangements typically required the Company to maintain loan-to-value ratios. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below the minimum amount required.

         In order to refinance a portion of its short-term, variable rate secured borrowings with long-term, fixed rate debt, the Company entered into resecuritization transactions. In May 1998, CRIIMI MAE completed CBO-2, its second resecuritization of its Subordinated CMBS portfolio, which under FAS 125, qualified for both sale and financing accounting. Through CBO-2, CRIIMI MAE refinanced $468 million of its variable rate debt with fixed-rate, match-funded debt. The debt is considered match-funded because the maturities and principal requirements of the debt closely match those of the related collateral. The transaction also generated additional borrowing capacity of approximately $160 million, which was used primarily to fund additional Subordinated CMBS purchases. In June 1998, CRIIMI MAE securitized $496 million of originated and acquired commercial mortgage loans by selling $397 million face amount of fixed-rate investment grade securities. The tranches not sold to the public were partially financed with variable-rate secured financing agreements.

         After the above structured finance transactions, the Company continued to have a substantial amount of short-term, variable rate, secured financing facilities which were subject to the previously discussed collateral requirements based on CMBS security values. As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and the yields on Treasury securities with comparable maturities began to increase substantially and rapidly. CRIIMI MAE's short-term secured creditors perceived that the value of the Subordinated CMBS securing their facilities with the Company had fallen, creating a value deficiency as measured by the loan-to-value ratio and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

         On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings, when it received a significant collateral call from Merrill. The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection. Accordingly, the Company filed for relief under Chapter 11 on Monday, October 5, 1998.

         As of December 31, 1999, CRIIMI MAE had secured financing agreements with GACC, Lehman ALI, Inc., First Union, Merrill, Morgan Stanley, and Citicorp. Certain of these lenders have registered the pledged securities in their own names. As a result, the trustee makes payments on such securities to the registered holder. During the fourth quarter of 1998 and throughout 1999, certain registered holders withheld payments related to securities not registered to CRIIMI MAE. The Company has negotiated and finalized agreements with five of its lenders. CRIIMI MAE Inc.'s unrestricted cash position has increased from approximately $7 million on October 5, 1998 to approximately $53.6 million as of December 31, 1999. Due to the uncertainty of the effects of the Chapter 11 filing on the business of the Company, pending litigation, material reorganization items to be incurred during the pendency of the bankruptcy and numerous other factors beyond the Company's control, no assurance can be given that the Company's cash flow will be sufficient to fund operations for any specified period while the Company is in bankruptcy.

         Under the Plan, a portion of the Recapitalization Financing is expected to result from the CMBS Sale. The CMBS subject to the CMBS Sale had a fair value and amortized cost of $385.1 million and $542.0 million, respectively, as of December 31, 1999. The Company first filed a plan with the Bankruptcy Court in the fourth quarter of 1999 and during that same quarter CRIIMI MAE began marketing for sale the CMBS subject to the CMBS Sale. CRIIMI MAE sold a portion of these bonds in February and April 2000 and intends to enter into one or more additional agreements during the first half of 2000 to sell the remaining CMBS subject to the CMBS Sale, although there can be no assurance that such bonds will be sold. As the Company decided in the fourth quarter of 1999 to sell the CMBS subject to the CMBS Sale and its does not expect the value of these bonds to significantly recover before the future sale dates, the Company has recognized approximately $157 million of other than temporary impairment related to these CMBS through earnings in the fourth quarter of 1999.

         The value of the Company's subordinated CMBS and government-insured securities is based upon the combined yield of current treasury rates and the current spread above treasury rates that an investor would require in a purchase transaction. During the year ended December 31, 1999, the required spreads above treasury rates were substantially unchanged on a total portfolio basis. However, treasury rates increased significantly from December 31, 1998 which, when combined with the required spreads, resulted in an aggregate $113.1 million decrease in the value of the Company's portfolio of CMBS and FHA's and GNMA's from December 31, 1998 to December 31, 1999.

         On March 5, 1999, Morgan Stanley sold the CBO-2 BBB Bonds which have a face amount of $205.8 million and a coupon of 7%. The proceeds of $159 million were used to pay off $141.2 million of the related short-term, variable-rate debt due Morgan Stanley and the remaining net proceeds of $17.8 million were remitted to CRIIMI MAE. CRIIMI MAE retained the right to call each CMBS when the outstanding principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction is accounted for as a financing and not a sale. This resulted in CRIIMI MAE recognizing a fixed-rate liability for these bonds in the amount of the gross proceeds, which was approximately $159 million.

         On April 5, 1999, the Company finalized an agreement by which Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell the remaining two classes of investment grade CMBS from CMO-IV with a face amount of $45.9 million and an average coupon rate of 6.96% constituting a portion of the collateral security advances under financing agreements with Citicorp. CRIIMI MAE sold these two classes of CMBS in May and October 1999. CRIIMI MAE retained the right to call each CMBS when the principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction has been accounted for as a financing and not a sale. Gross proceeds from the sale were used to pay off $39.6 million of secured debt and certain costs, and the remainder of approximately $315,000 was remitted to CRIIMI MAE. This resulted in CRIIMI MAE recognizing a fixed-rate liability for these bonds in the amount of the gross proceeds received.

         On August 5, 1999, all but three of the commercial loans originated under the Citibank Program were sold for gross proceeds of approximately $308.0 million. The loans sold had an aggregate unpaid principal balance of $339.0 million. On September 16, 1999, the remaining three loans were sold for gross proceeds of approximately $27.2 million. The loans sold had an aggregate principal balance of $32.7 million. Prior to the actual sale of these loans the Company had recorded its unrealized losses based on pricing data received from Citibank. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by agreement of the Company, the Unsecured Creditors' Committee and the Equity Committee. For GAAP purposes, the Company realized $36.3 million in losses from the third quarter of 1998 through the third quarter of 1999.

         The Company's ability to resume the acquisition of Subordinated CMBS, as well as its loan origination and securitization programs, depends first on its ability to obtain the requisite recapitalization proceeds, obtain confirmation and approval of a plan reorganization and emerge from bankruptcy as a successfully reorganized company and second, on its ability to access additional capital once it has successfully emerged from bankruptcy. Factors which could affect the Company's ability to access additional capital include, among other things, the cost and availability of such capital, changes in interest rates and interest rate spreads, changes in the commercial mortgage industry and the commercial real estate market, general economic conditions, perceptions in the capital markets of the Company's business, covenants under the Company's debt securities and credit facilities, results of operations, leverage, financial condition, and business prospects. The Company can give no assurance as to whether it will be able to obtain additional capital or the terms of any such capital.

         DIVIDENDS

         During the pendency of the Chapter 11 proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval. Among the other factors which impact CRIIMI MAE's dividends are (i) the level of income earned on uninsured mortgage assets, such as Subordinated CMBS (including, but not limited to, the amount of OID income and losses, if any, on Subordinated CMBS), and, to the extent applicable, originated loans, which varies depending on prepayments, defaults, etc., (ii) the level of income earned on CRIIMI MAE's or its subsidiaries' insured mortgage security collateral depending on prepayments, defaults, etc., (iii) the fluctuating yields on short-term, variable rate, debt and the rate at which CRIIMI MAE's LIBOR-based debt is priced, as well as the rate CRIIMI MAE pays on its other borrowings, (iv) the rate at which cash flows from mortgage assets, mortgage dispositions, and, to the extent applicable, loan origination reserves, escrow deposits and distributions from its subsidiaries can be reinvested, (v) changes in operating expenses (including those related to the Chapter 11 filing), (vi) to the extent applicable, cash dividends paid on preferred shares, (vii) to the extent applicable, whether the Company's taxable mortgage pools continue to be exempt from corporate level taxes,
(viii) the timing and amounts of cash flows attributable to its other lines of business - mortgage servicing, advisory, to the extent applicable, origination services and, (ix) to the extent applicable, realized losses on certain transactions. See "GENERAL INFORMATION - Business -Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" regarding the payment of a junior preferred stock dividend with respect to 1998 taxable income and the anticipated distribution of all of its 1999 taxable income in the form of non-cash taxable dividends. Under the Plan, no cash dividends other than a maximum of $4.1 million to preferred shareholders can be paid to existing shareholders. See also "-- REIT STATUS," "PLAN SUMMARY AND KEY CONSIDERATIONS Plan Summary - Claims Against and Interests in CMI," "BUSINESS PLAN," and "PLAN OF REORGANIZATION - Treatment of Claims and Interests Under the Plan."

         Due to the Chapter 11 filing on October 5, 1998, cash dividends were not paid during 1999 on common or preferred shares. However, since dividends on the Company's Series B, C and D Preferred stock are cumulative, the dividends payable at December 31, 1999 were accrued in the financial statements.

         Dividends paid or accrued per share on the Company's common stock, Series B Preferred Stock and Series F Preferred Stock are summarized below:

                                            For the three months ended       For the twelve months ended
                                                   December 31,                      December 31,
                                            1999 (1)          1998 (1)        1999 (1)            1998
                                          -------------     -------------   -------------     -------------
        Common shares                           $0.000            $0.300          $0.000            $1.470
        Series B Preferred Stock                 0.680             0.680           2.720             3.355
        Series F Preferred Stock                 0.190                --           0.190                --

-----------------------------
 (1) Due to the Chapter 11 filing on October 5, 1998, cash dividends were not paid for the year ended 1999 on common or preferred shares. The Company paid a dividend on November 5, 1999 in the form of junior preferred stock to its common shareholders for the purpose of distributing approximately $15.7 million in undistributed 1998 taxable income. See "BUSINESS-Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" regarding this dividend and the anticipated distribution of all or a substantial portion of its 1999 taxable income in the form of non-cash taxable dividends. However, since dividends on the Company's preferred shares are cumulative, the dividends payable at December 31, 1998 and for the year ended December 31, 1999 were accrued in the financial statements.

         In addition to the per share amounts described above, dividends were paid or accrued on the Company's Series C Preferred Stock and Series D Preferred Stock. Amounts payable to Series C Preferred Stock for both the three and twelve months ended December 31, 1999 were $193,068 and $697,172, respectively. This compares to amounts paid or payable to Series C Preferred Stock for both the three and twelve months ended December 31, 1998 of $259,139 and $1,305,082, respectively. Amounts payable to Series D Preferred Stock for the three and twelve months ended December 31, 1999 were $185,254 and $645,822, respectively. This compares to amounts paid or payable to Series D Preferred Stock for the three and twelve months ended December 31, 1998 of $154,931 and $264,011, respectively. Amounts payable to the Series F Preferred Stock for the three and twelve months ended December 31, 1999 were $161,527.

         On February 22, 2000, CRIIMI MAE and the holder of its Series C Preferred Stock entered into a Preferred Stock Exchange Agreement pursuant to which 103,000 shares of Series C Preferred Stock were exchanged for 103,000 shares of a new series of preferred stock designated as Series E Preferred Stock. See "MARKET AND TRADING INFORMATION - Exchange of Series C Preferred Stock for Series E Preferred Stock" for a further discussion of the exchange of Series C Preferred Stock for Series E Preferred Stock.

         REIT STATUS AND OTHER TAX MATTERS

         CRIIMI MAE has elected to qualify as a REIT for tax purposes under Sections 856-860 of the Internal Revenue Code and has maintained REIT status for the 1999 tax year. To qualify for tax treatment as a REIT under the Internal Revenue Code, CRIIMI MAE must satisfy certain criteria, including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. For a discussion of the effect of the Chapter 11 filing on REIT status and related risks see "BUSINESS - Effect of Chapter 11 Filing on REIT Status and Other Tax Matters."

         The recently issued Internal Revenue Service Revenue Procedure 99-17 provides securities and commodities traders with the ability to elect mark-to-market treatment for 2000 by including an election with their timely filed 1999 federal tax extension. The election applies to all future years as well, unless revoked with the consent of the Internal Revenue Service. On March 15, 2000, the Company determined to elect mark-to-market treatment as a securities trader for 2000 and, accordingly, will recognize gains and losses prior to the actual disposition of its securities. Moreover, some if not all of those gains and losses, as well as some if not all gains or losses from actual dispositions of securities, will be treated as ordinary in nature and not capital, as they would be in the absence of the election. Therefore, any net operating losses generated by the Company's trading activity will offset the Company's taxable income, and reduce any required distributions to shareholders by a like amount. See "CERTAIN RISK
FACTORS-Risks Associated with Trader Election" for further discussion. If the Company does have a REIT distribution requirement (and such distributions would be permitted under the Plan), a substantial portion of the Company's distributions would be in the form of non-cash taxable dividends.

         INVESTMENT COMPANY ACT

         For a discussion of the Investment Company Act and the risk to the Company if it were required to register as an Investment Company, see "CERTAIN RISK FACTORS-Investment Company Act Risk."

         YEAR 2000

         During the transition from 1999 to 2000, the Company did not experience any significant problems or errors in its information technology ("IT") systems or date-sensitive embedded technology that controls certain systems. Based on operations since January 1, 2000, the Company does not expect any significant impact to its business, operations, or financial condition as a result of the Year 2000 issue. However, it is possible that the full impact of the date change has not been fully recognized. The Company is not aware of any significant Year 2000 problems affecting third parties with which the Company interfaces directly or indirectly.

G.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The information contained in this Section G of Part III, without limitation, is updated, modified, and supplemented by the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, a copy of which is attached hereto as Exhibit H.

         The Company's principal market risk is exposure to changes in interest rates related to the US Treasury market as well as the LIBOR market. The Company will have an increase in the amount of interest expense paid on its variable rate obligations primarily due to increases in One-Month LIBOR. The Company will also experience fluctuations in the market value of its assets related to changes in the interest rates of US Treasury bonds as well as increases in the spread between US Treasury bonds and CMBS.

         CRIIMI MAE has entered into interest rate protection agreements to mitigate the adverse effects of rising interest rates on the amount of interest expense payable under its variable-rate borrowings. The caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index (typically One-Month LIBOR), increase above the stated interest rate cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap. The term of the cap as well as the stated interest rate of the cap, which in all cases is currently above the current rate of the index, will limit the amount of protection that the caps offer.

         Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable rate borrowings secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral at all times with a market value not less than a specified percentage of the outstanding indebtedness. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below this threshold amount. These financing arrangements were used by CRIIMI MAE to provide financing during the period of time from the acquisition or creation of the Subordinated CMBS to the date when CRIIMI MAE would resecuritize the portfolio in order to match-fund a significant portion of the portfolio with fixed rate debt, thereby eliminating interest rate risk on that portion of the CMBS. These transactions also increased the borrowing capacity of the Company which was used to acquire Subordinated CMBS.

         The table below provides information about the Company's Subordinated CMBS, Insured Mortgage Securities, and Investment in Originated Loans. The Company holds these assets in its portfolio for other than trading purposes. For Subordinated CMBS, insured mortgage securities, and investment in originated loans, the table presents anticipated principal and interest cash flows based upon the assumptions used in determining the fair value of these securities and the related weighted average interest rates by expected maturity. The assumptions used to price these securities include an estimate for prepayments which was 0% for the Subordinated CMBS, and ranged from 0% to 14% for the investment in originated loans.

                                      ESTIMATED PRINCIPAL AND INTEREST CASHFLOWS

Assets (in millions)             2000       2001       2002        2003      2004     Thereafter     Total      Fair Value
------------------------------  --------  ---------- ----------  --------- ---------  -----------  -----------  -----------
Subordinated CMBS (1)            $155.0      $155.5     $155.7     $156.0    $159.3     $3,925.4     $4,706.9     $1,179.3
Average Stated Interest Rate       6.8%        6.8%       6.8%       6.8%      6.8%         6.8%

Insured Mortgage Securities      $ 36.3      $ 34.4     $ 34.5     $ 34.5    $ 34.5     $  803.9     $  978.1       $394.9
Average Stated Interest Rate       7.6%        7.6%       7.6%       7.6%      7.6%         7.7%

Investment in Originated Loans   $ 70.1      $ 73.7     $ 67.0     $ 60.9    $ 57.9     $  337.2     $  666.8       $422.6
Average Stated Interest Rate       7.5%        7.5%       7.5%       7.5%      7.5%         7.5%

----------------------
(1) The estimated principal and interest cash flows are based on the Subordinated CMBS portfolio as of December 31, 1999. However, these cash flows will decrease as the CMBS anticipated to be sold as part of the Company's Plan are actually sold.

         The next table provides information about the Company's debt obligations and derivative instruments. This table is based on the Company's current debt obligations as of December 31, 1999 and does not account for the contemplated New Debt from the Company's Plan. For debt obligations, the table presents the contractual principal and interest payments and the related weighted average interest rates by contractual maturity date. For the caps, the table presents the notional amount of the agreement by fiscal year of maturity and weighted average strike price.

                            ESTIMATED PRINCIPAL AND INTEREST ON DEBT OBLIGATIONS

Debt Obligations
(in millions)                         2000       2001        2002       2003     2004     Thereafter      Total      Fair Value
-------------------------------     ---------  ----------  ---------- --------- --------  ------------ ------------  ------------
Securitized Mortgage
   Obligations - Fixed Rate           $ 90.5      $ 88.8      $ 90.3     $89.2    $92.6      $1,632.3     $2,083.7      $1,007.8
Average Stated Interest Rate            6.7%        6.7%        6.7%      6.8%     6.8%          7.0%

Senior Unsecured Notes (2)            $  9.1      $  9.1      $109.1     $   -    $   -      $      -     $  127.3      $   86.0
Average Stated Interest Rate            9.1%        9.1%        9.1%

Variable Rate Secured Borrowings (1)  $    -      $    -      $    -     $   -    $   -      $      -     $      -           N/A
Average Stated Interest Rate

Other Variable Rate (1)               $    -      $    -      $    -     $   -    $   -      $      -     $      -           N/A
Average Stated Interest Rate

Derivative Contracts
(in millions)
-------------------------------
Cap Contracts                         $350.0      $425.0      $    -     $   -    $   -      $      -     $  775.0      $    1.5
Average Strike Rate                     6.7%        6.7%

---------------------------

(1) These facilities are in default due to the Chapter 11 proceedings. As a result, the maturity dates of these facilities have passed. See Note 9 of the Notes to Consolidated Financial Statements for additional information.

(2) This facility is in default due to the Chapter 11 proceedings, however, the maturity date has not passed as of December 31, 1999.


H.    MARKET AND TRADING INFORMATION

MARKET DATA

         CRIIMI MAE's common stock is listed on the New York Stock Exchange (symbol CMM). As of March 15, 2000, there were approximately 31,200 holders of record of the Company's common stock. The following table sets forth the high and low closing sales prices and the dividends per share for CRIIMI MAE's common stock during the periods indicated:

                                        1999
     --------------------------------------------------------------------
                                     Sales Price
                                                          Dividends per
     Quarter Ended               High          Low         Common Share
     -----------------        -----------  -----------    --------------
     March 31                    $3 7/8       $2 9/16      $   -     (1)
     June 30                      2 3/4        1 15/16         -     (1)
     September 30                 3 3/16       1 15/16         -     (1)
     December 31                  2            1 1/16          -     (1)
                                                          -----------
                                                           $   -
                                                          ===========
                                        1998
     --------------------------------------------------------------------
                                     Sales Price
                                                          Dividends per
     Quarter Ended               High          Low         Common Share
     -----------------        -----------  -----------    --------------
     March 31                   $16 1/16     $14 7/8       $ 0.37
     June 30                     15 3/4       13 7/8         0.40
     September 30                14 15/16      8 5/8         0.40
     December 31                  7 1/8        1 1/4         0.30    (2)
                                                          -----------
                                                           $ 1.47
                                                          ===========

(1) During the pendency of the Chapter 11 proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval.

(2) The Company paid a dividend in junior preferred stock on November 5, 1999 for the 1998 taxable year. See "BUSINESS-Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" and Notes 11 and 12 of the Notes to Consolidated Financial Statements for a further discussion of this dividend.

ADJUSTMENT TO CONVERSION PRICE FOR SERIES B PREFERRED STOCK

         Due to the distribution of the junior preferred stock to the common shareholders on November 5, 1999, Section 10(f)(iii) of the Company's Articles Supplementary to the Articles of Incorporation for Series B Preferred Stock was triggered, resulting in an adjustment to the conversion price such that each share of Series B Preferred

Stock is now convertible into 2.6379 shares of common stock. Such junior preferred stock dividend also triggered adjustments relating to the Company's two stock option plans and two unrelated option agreements.

SERIES B AND D PREFERRED STOCK DIRECTORSHIPS

         On April 1, 2000, the Company's Board of Directors was automatically increased from six to ten directors pursuant to the terms of the respective Articles Supplementary to the Articles of Incorporation for CRIIMI MAE's Series B Preferred Stock and Series D Preferred Stock. The Articles Supplementary for each of Series B and D Preferred Stock provide that during any period in which dividends are cumulatively in arrears for six or more quarterly dividend payments, then the number of directors constituting the Board shall automatically be increased by two. As discussed above, during the pendency of the Chapter 11 proceedings, the Company is prohibited from paying cash dividends without prior Bankruptcy Court approval. The Company has not paid any cash dividends on either the Series B or D Preferred Stock since September 30, 1998. Thus, the holders of each of the Series B and D Preferred Stock have the right to elect two directors to the Company's Board (the "Election Right") at the next annual meeting of stockholders or at a special meeting of stockholders held for such purpose (and called in accordance with the applicable Articles Supplementary).

         Pursuant to the terms of the Plan, the holder of the Series D Preferred Stock, if not previously exchanged, will receive on the Effective Date in exchange for its shares of Series D Preferred Stock an identical number of shares of Series E Preferred Stock, issued effective as of the Effective Date. On the date of the exchange, the Election Right shall be extinguished since the former holder of the Series D Preferred Stock will not own any shares of Series D Preferred Stock. Furthermore, the Plan provides that all accrued and past due dividends on Series D Preferred Stock will be paid on the Effective Date, at the election of the Company, in common stock or cash, thereby curing the default and eliminating the Election Right.

         The Plan further provides that if the requisite number of holders of the Series B Preferred Stock accept the Plan, the Articles Supplementary relating to the Series B Preferred Stock will be amended to permit the payment of dividends on Series B Preferred Stock, including accrued and unpaid dividends, in common stock or cash, at the election of the Company. The payment of the accrued and unpaid dividends by the Company on or after the Effective Date would cure the default and eliminate the Election Right.

EXCHANGE OF SERIES C PREFERRED STOCK FOR SERIES E PREFERRED STOCK

         On February 22, 2000, CRIIMI MAE and the holder of its Series C Preferred Stock entered into a Preferred Stock Exchange Agreement pursuant to which 103,000 shares of Series C Preferred Stock were exchanged for 103,000 shares of a new series of preferred stock designated as Series E Preferred Stock. The principal purpose of such exchange was to effect an extension of the mandatory conversion date, upon which the Series C Preferred Stock would have converted into common stock. Pursuant to the Preferred Stock Exchange Agreement, the Company has amended its Plan to provide for a new mandatory conversion date and certain additional terms and conditions with respect to the Series E Preferred Stock. The additional terms principally address dividend and additional conversion matters. See "GENERAL INFORMATION -- The Debtors and Chapter 11 Filing and Other Chapter 11 Events -- Exchange of Series D Preferred Stock for Series E Preferred Stock" for a discussion of the exchange of Series D Preferred Stock for Series E Preferred Stock effected in July 2000.

I.    MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF CRIIMI MAE

         The following table sets forth information concerning the executive officers and directors of the Company as of March 15, 2000.

                  Name                  Age             Position
                  ----                  ---             --------
William B. Dockser (1).................. 63    Chairman of the Board and Director
H. William Willoughby (1)............... 53    President, Secretary and Director

                                         65


Cynthia O. Azzara....................... 40    Senior Vice President, Chief Financial
                                                 Officer and Treasurer
David B. Iannarone...................... 39    Senior Vice President and General Counsel
Brian L. Hanson......................... 38    Senior Vice President/Servicing
Garrett G. Carlson, Sr. (2)(3)(4)....... 62    Director
G. Richard Dunnells (2)(3)(4)........... 62    Director
Robert J. Merrick (2)(3)(4)............. 55    Director
Robert E. Woods (2)(3)(4)............... 52    Director

------------------
(1)  Member of the Transactional Committee
(2)  Member of the Audit Committee
(3)  Member of the Compensation and Stock Option Committee
(4)  Member of the Special Reorganization Committee

         Mr. William B. Dockser has been Chairman of the Board of CRIIMI MAE since 1989. Mr. Dockser also serves as Chairman of the Board of C.R.I., Inc. ("CRI"), the former advisor to CRIIMI MAE, which currently oversees a $3 billion real estate portfolio. Prior to forming CRI in 1974, he served as President of Kaufman Broad Asset Management, Inc., an affiliate of Kaufman and Broad, Inc., which managed a number of publicly held limited partnerships created to invest in low and moderate income multifamily apartment complexes. For a period of 2 1/2 years prior to joining Kaufman and Broad, he served in various positions at HUD, culminating in the post of Deputy FHA Commissioner and Deputy Assistant Secretary for Housing Production and Mortgage Credit, where he was responsible for a federally insured housing production program. Before coming to Washington, Mr. Dockser was a practicing attorney in Boston and also was a special Assistant Attorney General for the Commonwealth of Massachusetts. He holds a Bachelor of Laws degree from Yale University Law School and a Bachelor of Arts degree from Harvard University.

         Mr. H. William Willoughby has been President of CRIIMI MAE since 1990. Mr. Willoughby was a co-founder of CRI and has served as its President since its inception in 1974. Mr. Willoughby is principally responsible for the structuring and oversight of investment vehicles and acquisition programs. Prior to joining CRI in 1974, he was Vice President of Shelter Company of America and a number of its subsidiaries, dealing principally with real estate development and equity financing. Before joining Shelter Company, he was a senior tax accountant with Arthur Andersen & Company. He holds a Juris Doctorate degree, a Master of Business Administration degree and a Bachelor of Science degree in Business Administration from the University of South Dakota.

         Ms. Cynthia O. Azzara has been Chief Financial Officer since 1994, a Senior Vice President since 1995 and Treasurer since 1997. Ms. Azzara is responsible for accounting, financial and treasury matters of CRIIMI MAE. From 1989 to 1994, she served as Vice President/Controller of CRI public funds. From 1985 to 1989, she held positions at CRI as manager of financial reporting and assistant controller. Before joining CRI in 1985, Ms. Azzara was controller for a consulting company and was a staff accountant for a regional CPA firm in Virginia. Ms. Azzara is a certified public accountant and holds a B.B.A. in accounting from James Madison University, magna cum laude.

         Mr. David B. Iannarone is Senior Vice President and General Counsel of CRIIMI MAE. Mr. Iannarone joined CRIIMI MAE Inc. during 1996, and is responsible for all corporate legal affairs. From 1991 to 1996, he served with the Federal Deposit Insurance Company/Resolution Trust Company as Counsel-Securities and Finance. From 1989 to 1991, Mr. Iannarone served with Citibank, N.A. as assistant vice president and counsel, serving the World Corporate Group and the Corporate Banking Department. He was with Kaye, Scholer, Fierman, Hays & Handler as an associate in the Corporate and Banking Department from 1986 to 1989. Mr. Iannarone received an LLM from the Georgetown University Law Center, a JD from the University of Villanova School of Law, and a BA from Trinity College.

         Mr. Brian L. Hanson has been a Senior Vice President of the Company since March 1998. From March 1996 to March 1998, he served as Group Vice President of the Company. Prior to joining the Company, from May 1991 to February 1996, Mr. Hanson was with the Lanham, Maryland based company of JCF Partners, where he served as Chief Operating Officer and Director of Asset Operations and Portfolio Director.

         Mr. Garrett G. Carlson, Sr. has served as a Director of the Company since 1989. Mr. Carlson has served as President of Can-American Realty Corp. and the Canadian Financial Corp. since 1979 and 1974, respectively, and President of Garrett Real Estate Development since 1982. Since 1996, Mr. Carlson has served as a director of Satellite Broadcasting Company. From 1985 to 1995, he served as Chairman of the Board of SCA Realty Holdings Inc; from 1983 to 1995, he served as Vice Chairman of the Shelter Development Company Ltd. and from 1992 to 1994, he served as a director of Bank Windsor.

         Mr. G. Richard Dunnells has served as a Director of the Company since 1991. Since 1995, Mr. Dunnells has served as the Hiring Partner of the law firm Holland & Knight. He was Chairman of the Washington, D.C. law firm of Dunnells & Duvall from 1989 to 1993 and was the firm's Senior Partner from 1973 to 1993. Mr. Dunnells served on the President's Commission on Housing from 1981 to 1982 and thereafter served in various roles at the U.S. Department of Housing and Urban Development from 1969 to 1973, including Special Assistant to the Under-Secretary, Deputy Assistant Secretary for Housing and Urban Renewal and Deputy Assistant Secretary for Housing Management.

         Mr. Robert J. Merrick has served as a Director of the Company since 1997. Since February 1998, Mr. Merrick has served as the Chief Credit Officer and Director of MCG Credit Company. From 1985 to 1997, he served as Executive Vice President and Chief Credit Officer of Signet Banking Company. In addition, while at Signet, Mr. Merrick also served as Chairman of the Credit Policy Committee and was a member of the Asset and Liability Committee, as well as the Management Committee. Prior to joining Signet, Mr. Merrick was a Credit Officer of the Virginia Banking Company from 1980 to 1984. He also served as Senior Vice President of the Bank of Virginia from 1976 to 1980.

         Mr. Robert Woods has served as a Director of the Company since 1998. He is currently the Managing Director and head of loan syndications for the Americas at Societe Generale in New York where he has served in that position since 1997. Prior to that, Mr. Woods had been Managing Director and Head of the Real Estate Capital Markets and Mortgage-Backed Securities division at Citicorp since 1991. Mr. Woods also served as Head of Citicorp's syndications, private placements, money markets and asset-backed businesses from 1985 to 1990.

         Mr. Douglas L. Cooper, who had served as a Senior Vice President of the Company since March 1998, resigned in October 1999.

         Mr. Donald R. Drew, who had served as a Senior Vice President of the Company since April 1997, resigned in January 2000.

COMPENSATION OF DIRECTORS

         Directors who are also employees of the Company receive no additional compensation for their services as directors. Each director who is not an officer or employee of the Company and does not perform any services for the Company other than as a director (an "Unaffiliated Director"), receives (i) an aggregate annual fee of $12,000, (ii) 500 common shares annually, (iii) options to purchase 500 common shares annually and (iv) a fee of $750 (for telephonic meetings) or $1,500 (for in-person meetings) per day for each meeting in which such director participates, including committee meetings held on days when the Board of Directors is not meeting. In addition, the Company reimburses directors (including those employed by the Company as executive officers) for travel and other expenses incurred in connection with their duties as directors of the Company. The Unaffiliated Directors, in addition to the foregoing compensation have received additional compensation for their service on the Special Reorganization Committee. Messrs. Carlson, Dunnells and Merrick each received $25,000 and Mr. Woods, as lead director, received $35,000. See "The Debtors and Chapter 11 Filing and other Chapter 11 Events" for a further description of the Special Reorganization Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, a Transactional Committee and a Special
Reorganization Committee. The Company has no nominating or similar committee.

         AUDIT COMMITTEE. The Board of Directors has an Audit Committee currently comprised of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an Unaffiliated Director. The functions performed by the Audit Committee are to: (1) recommend independent auditors to the Company; (2) review the scope of the audit, audit fees, the audit report and the management letter with the Company's independent auditors; (3) review the financial statements of the Company; (4) review and approve non-audit services provided by the independent auditors; and (5) consult with the independent auditors and management with regard to the adequacy of internal controls.

         COMPENSATION AND STOCK OPTION COMMITTEE. The Board of Directors has a Compensation and Stock Option Committee currently comprised of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an Unaffiliated Director. The Compensation and Stock Option Committee was formed to establish, review and modify the compensation (including salaries and bonuses) of the Company's executive officers, to administer the Employee Stock Option Plan and to perform such other duties as may be delegated to it by the Board of Directors.

         TRANSACTIONAL COMMITTEE. The Board of Directors has a Transactional Committee currently comprised of Messrs. Dockser and Willoughby. The Transactional Committee was formed to review and approve certain debt and equity financings, and securitizations and resecuritizations of assets, with certain of the foregoing subject to specific limitations.

         SPECIAL REORGANIZATION COMMITTEE. The Board of Directors has a Special Reorganization Committee comprised of Messrs. Carlson, Dunnells, Merrick and Woods established in connection with the Company's Chapter 11 proceeding. See "GENERAL INFORMATION -- The Debtors and Chapter 11 Filing and other Chapter 11 Events" for a further description of the Special Reorganization Committee.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation earned during the last three years by the Chairman of the Board of Directors and each of the other four most highly compensated executive officers of the Company whose income exceeded $100,000 during the year ended December 31, 1999 (collectively, the "Named Executive Officers").

            SUMMARY COMPENSATION TABLE

                                         Annual Compensation      Long Term Compensation
                                       ------------------------ --------------------------
                                                                 Restricted   Securities
                                                                    Stock     Underlying       All Other
                                 Year    Salary ($)   Bonus ($)      Awards     Options (#)   Compensation ($)
                                ------  ----------- ----------- -----------  --------------   ----------------
William B. Dockser               1999     $318,354    $      -   $       -        125,000       $      -
      Chairman of the Board      1998      285,600      59,000           -        225,000        334,916 (1)
                                 1997      230,000     215,000           -        150,000        467,424 (1)

H. William Willoughby            1999     $318,354    $      -   $       -        125,000       $      -
      President and Secretary    1998      285,600      59,000           -        225,000        334,916 (1)
                                 1997      230,000     215,000           -        150,000        467,424 (1)

Cynthia O. Azzara                1999     $242,812    $ 49,500   $       -         40,000       $247,500 (2)
      Senior Vice President,     1998      185,150      45,000           -         20,000              -
      Chief Financial Officer    1997      147,500      77,500           -         25,000              -
      and Treasurer

David B. Iannarone               1999     $242,812    $ 49,500   $       -         50,000       $247,500 (2)
      Senior Vice President      1998      163,882      45,000           -         15,000              -
      and General Counsel        1997      114,167      50,000           -         15,000              -

Brian L. Hanson (3)              1999     $188,854    $ 38,500   $       -         25,000       $192,500
      Senior Vice President      1998      147,235      40,000           -         15,000              -
                                 1997      106,433      50,000           -         15,000              -

(1) These amounts represent deferred compensation, which the Company has agreed to pay for services performed in connection with the Merger. These amounts were paid solely from principal and interest received by the Company from CRI in connection with a note receivable acquired by the Company in the Merger. As a result of the Company's Chapter 11 filing, these payments have been temporarily suspended.

(2) These amounts represent retention payments made on April 15, 1999 and October 15, 1999 pursuant to the Employee Retention Plan.

(3) These amounts represent compensation paid by CMSLP throughout 1999 and long-term incentive payments made on April 15, 1999 and October 15, 1999 pursuant to the CMSLP Long-Term Incentive Plan.

         EMPLOYMENT AGREEMENTS

         On June 30, 1995, in connection with the Merger, the Company, through its wholly-owned operating subsidiary CMM, entered into employment agreements with each of Messrs. Dockser and Willoughby. In connection with the adoption of the Employee Retention Plan, such employment agreements were assumed by CMM and were amended as of October 5, 1998 (together and as amended, the "Employment Agreements.") The Employment Agreements each expire June 30, 2000 and provide that Messrs. Dockser and Willoughby salaries will be adjusted at least annually by the Compensation and Stock Option Committee of the Board of Directors. Each of Mr. Dockser and Mr. Willoughby currently receive a base salary of $324,500. The Employment Agreements require each of Messrs. Dockser and Willoughby to devote a substantial portion of his time to the affairs of the Company and its affiliated entities, except that each of them may devote time to other existing business activities; provided that the time devoted to such other existing business activities does not interfere with the performance of his duties to the Company and its affiliated entities. The agreements define the phrase "substantial portion" to mean all of the time required to perform the services necessary and appropriate for the conduct of the businesses of the Company and its affiliated entities.

         In the event of a change of control, as defined in the Employment Agreements, Messrs. Dockser and Willoughby reserve the right to voluntarily terminate their employment with the Company. Messrs. Dockser and

Willoughby are entitled to severance payments in an amount equal to 18 months' base salary upon termination without cause and upon an involuntary resignation for any of the reasons set forth in the Employment Agreements, including a change of control. Messrs. Dockser and Willoughby are not currently entitled to receive any retention payments under the Employment Retention Plan. The Bankruptcy Court may, at its discretion, upon request, authorize the payment of certain retention payments to Messrs. Dockser and Willoughby in connection with services rendered during the Chapter 11 cases.

         The Employment Agreements provide for indemnification of Messrs. Dockser and Willoughby to the extent provided for in the bylaws of the Company and/or CMM up to and including amounts totaling a maximum of $250,000 for all covered persons, constituting the aggregate deductible under applicable Director and Officer insurance policies, the application of any available portion of proceeds of applicable Director and Officer insurance policies, up to $20 million in the aggregate for all covered persons, and the payment of all uninsured indemnification arising under the post-petition actions of the executives for which they are otherwise entitled to indemnification under the Bylaws of the Company and/or CMM.

         In July 1998, the Company entered into a new employment agreement with Ms. Cynthia O. Azzara that, in connection with the adoption of the Employee Retention Plan, was assumed by CMM and was amended as of October 5, 1998 (as amended, the "Azzara Employment Agreement"). The Azzara Employment Agreement has a three-year term and provides for minimum base annual compensation of $225,000. The Azzara Employment Agreement contains provisions that prohibit Ms. Azzara from competing with the Company and certain of its affiliates for a period not to extend beyond October 5, 2000, subject to certain limited exceptions. In addition, Ms. Azzara is entitled to receive a retention payment, under the Employee Retention Plan, equal to two times her base salary paid semiannually in four equal installments over a two-year period, subject to certain conditions. The first retention plan payment to Ms. Azzara vested on April 5, 1999 and was paid on April 15, 1999. The second retention payment vested on October 5, 1999 and was paid on October 15, 1999. The third retention payment vested on April 5, 2000 and was paid on April 14, 2000. The fourth retention plan payment to Ms. Azzara is subject to Bankruptcy Court approval. Any unpaid portion of the retention payments owed to Ms. Azzara will become immediately due and payable upon the effective date of a plan of reorganization of the Company, only upon receipt of Bankruptcy Court approval, or upon the termination of Ms. Azzara other than for cause.

         Ms. Azzara is entitled to severance payments in an amount equal to 24 months' base salary upon termination without cause. In addition, upon termination following a change of control, all options to acquire shares of the Company's common stock held by Ms. Azzara, to the extent not then exercisable, will become immediately exercisable. The Azzara Employment Agreement provides for indemnification of Ms. Azzara to the extent provided for in the bylaws of the Company and/or CMM up to and including amounts totaling a maximum of $250,000 for all covered persons, constituting the aggregate deductible under applicable Officer and Director insurance policies, the application of any available portion of proceeds of applicable Officer and Director insurance policies, up to $20 million in the aggregate for all covered persons, and the payment of all uninsured indemnification arising under the post-petition actions of the executive for which she is otherwise entitled to indemnification under the bylaws of the Company and/or CMM.

         On October 7, 1998, the Company entered into an employment agreement with David B. Iannarone that, in connection with the Employee Retention Plan, was assumed by CMM and was amended as of October 7, 1998 (as amended, the "Iannarone Employment Agreement"). The Iannarone Employment Agreement has a three-year term and provides for minimum base annual compensation of $225,000. In addition, Mr. Iannarone is entitled to receive a retention payment, under the Employee Retention Plan, equal to two times his base salary paid semiannually in four equal installments over a two-year period, subject to certain conditions. The first retention plan payment to Mr. Iannarone vested on April 5, 1999 and was paid on April 15, 1999. The second retention payment vested on October 5, 1999 and was paid on October 15, 1999. The third retention payment vested on April 5, 2000 and will be paid on April 14, 2000. The fourth retention plan payment to Mr. Iannarone is subject to Bankruptcy Court approval. Any unpaid portion of the retention payments owed to Mr. Iannarone will become immediately due and payable upon the effective date of a plan of reorganization of the Company, only upon receipt of Bankruptcy Court approval, or upon the termination of Mr. Iannarone other than for cause.

         Mr. Iannarone is entitled to severance payments in an amount equal to 24 months' base salary upon termination without cause. In addition, upon termination following a change of control, all options to acquire shares of the Company's common stock held by Mr. Iannarone, to the extent not then exercisable, will become immediately exercisable. The Iannarone Employment Agreement provides for indemnification of Mr. Iannarone to the extent provided for in the bylaws of the Company and/or CMM up to and including amounts totaling a maximum of $250,000 for all covered persons, constituting the aggregate deductible under applicable Officer and Director insurance policies, the application of any available portion of proceeds of applicable Officer and Director insurance policies, up to $20 million in the aggregate for all covered persons, and the payment of all uninsured indemnification arising under the post-petition actions of the executive for which he is otherwise entitled to indemnification under the bylaws of the Company and/or CMM.

         Pursuant to the Employee Retention Plan, options granted to each of the Named Executive Officers after October 5, 1998 will immediately become exercisable upon a change of control.

         EMPLOYEE STOCK OPTION PLAN

         The purpose of the Employee Stock Option Plan is to enhance the long-term profitability of the Company and shareholder value by offering incentives and rewards to those officers and other employees of the Company and its subsidiaries who are important to the Company's growth and success, and to encourage such officers and employees to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company. See "PLAN OF REORGANIZATION - The Reorganized Debtors" regarding amendments to the Employee Stock Option Plan proposed in connection with the Plan.

                  The Employee Stock Option Plan currently provides for grants of stock options to purchase up to 2,092,903 shares of Company common stock (as adjusted from 2,000,000 shares as a result of the junior preferred stock dividend paid to common shareholders in November 1999 and consistent with a Bankruptcy Court order which limits the full adjustment to 2,198,831 shares of Company common stock, contemplated by the terms and provisions of the Employee Stock Option Plan, until such time as the Company emerges from Chapter 11). As of March 17, 2000, options to purchase a total of 2,083,123 shares of Company common stock were outstanding under the Employee Stock Option Plan. Options granted under the Employee Stock Option Plan may be designated as either "nonqualified stock options" or "incentive stock options." The exercise price for options granted under the Employee Stock Option Plan may not be less than the fair market value of a share of common stock on the date of grant.

         Any executive officer or other key employee of the Company or any subsidiary of the Company is eligible to be granted options, subject to certain limitations. The Compensation and Stock Option Committee is authorized to select from among eligible employees the individuals to whom options are to be granted and to determine the number of common shares subject to each option, whether such options are to be incentive stock options or nonqualified stock options, and the terms and conditions of the options consistent with terms and provisions of the Employee Stock Option Plan.

         The Employee Stock Option Plan is administered by the Compensation and Stock Option Committee. Currently, the Compensation and Stock Option Committee consists of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an Unaffiliated Director. Except as permitted by Rule 16b-3(c)(2) under the Exchange Act, options may not be granted under the Employee Stock Option Plan to any member of the Compensation and Stock Option Committee during the term of his or her membership on the Compensation and Stock Option Committee.

         Pursuant to the Employee Retention Plan, options granted after October 5, 1998 will immediately become exercisable upon a change of control.

         The following table sets forth certain information concerning options granted to the Named Executive Officers during the year ended December 31, 1999:

                                             OPTIONS GRANTED IN LAST FISCAL YEAR

                                             % of Total Options
                             Common Shares        Granted to
                               Underlying        Employees in     Exercise  Expiration     Grant Date
                             Options Ganted      Fiscal Year       Price       Date       Present Value
                           -----------------  -----------------  ---------- ----------    -------------
William B. Dockser              100,000 (1)         13.41%          $3.125      3/16/07     $250,580 (3)
                                 25,000 (2)          3.35%          $1.125     12/15/07     $ 22,615 (4)

H. William Willoughby           100,000 (1)         13.41%          $3.125      3/16/07     $250,580 (3)
                                 25,000 (2)          3.35%          $1.125     12/15/07     $ 22,615 (4)

Cynthia O. Azzara                20,000 (1)          2.68%          $3.125      3/16/07     $ 50,116 (3)
                                 20,000 (2)          2.68%          $1.125     12/15/07     $ 18,092 (4)

David B. Iannarone               25,000 (1)          3.35%          $3.125      3/16/07     $ 62,645 (3)
                                 25,000 (2)          3.35%          $1.125     12/15/07     $ 22,615 (4)

Brian L. Hanson                  15,000 (1)          2.01%          $3.125      3/16/07     $ 37,587 (3)
                                 10,000 (2)          1.34%          $1.125     12/15/07     $  9,046 (4)

(1) These options were granted on March 16, 1999 and will vest in three equal annual installments over three years commencing on the first anniversary of the date of grant.

(2) These options were granted on December 15, 1999 and will vest in three equal annual installments over three years commencing on the first anniversary of the date of grant.

(3) These values are estimated on the date of grant using the Black-Scholes option pricing model, which produces a per option share value as of March 16, 1999, the grant date, of $2.5058 using the following principal assumptions: expected stock price volatility 95.5656%, risk free rate of return of 5.0386%, dividend yield of 0% and expected life of 6.23 years. No adjustments have been made for forfeitures or nontransferability. The actual value, if any, that the executive officer will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

(4) These values are estimated on the date of grant using the Black-Scholes option pricing model, which produces a per option share value as of December 15, 1999, the grant date, of $0.9046 using the following principal assumptions: expected stock price volatility 94.332%, risk free rate of return of 6.1513%, dividend yield of 0% and expected life of 6.23 years. No adjustments have been made for forfeitures or nontransferability. The actual value, if any, that the executive officer will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

         The following table provides information concerning the exercise of options during the year ended December 31, 1999 for each of the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND YEAR END 1999 OPTION VALUES

                             Common Shares                   Number of Common Shares     Value of Unexercised
                              Acquired on                    Underlying Unexercised          In-the-Money
                            Exercise During     Value           Options at FY-end          Options at FY-end
                                 1999         Realized      Exercisable/Unexercisable  Exercisable/Unexercisable(1)
                           ---------------   -----------   --------------------------  --------------------------
William B. Dockser                  -         $    -         1,102,302      675,000         $-           $7,813

H. William Willoughby               -         $    -         1,266,905      675,000         $-           $7,813

Cynthia O. Azzara                   -         $    -            51,734       61,666         $-           $6,250

David B. Iannarone                  -         $    -            15,000       65,000         $-           $7,813

Brian L. Hanson                     -         $    -            20,625       41,875         $-           $3,125

-------------------

(1) The value of the in-the-money options was calculated using the difference between $1.4375, the closing share price of the Company's common stock on December 31, 1999, and the exercise price of the options.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of March 17, 2000 by
(i) each person known by the Company to be the beneficial owner of more than 5% of its common stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

                                             Amount and Nature of Common          Percentage of Common
Name                                          Shares Beneficially Owned            Shares Outstanding
----                                          -------------------------            ------------------
William B. Dockser                                 3,679,949 (1)(2)                         5.6%
H. William Willoughby                              3,459,827 (1)(3)                         5.3%
Garrett G. Carlson, Sr.                               18,910 (4)                              *
G. Richard Dunnells                                   17,130 (5)                              *
Robert J. Merrick                                      5,246 (6)                              *
Robert E. Woods                                        2,164 (7)                              *
Cynthia O. Azzara                                    101,079 (8)                              *
Brian L. Hanson                                       37,595 (9)                              *
David B. Iannarone                                    34,929(10)                              *

Gotham Partners L.P.
Gotham Partners III
Gotham International Advisors LLC                  6,009,000(11)                            9.2%
  110 East 42nd Street 18th Floor
  New York, NY  10017






                                       73

All Directors and Executive
 Officers as a Group (9 persons)                 7,353,358 (12)                             11.2%

*Less than 1%.

(1) Includes 3,471 common shares owned by C.R.I, Inc. of which Messrs. Dockser and Willoughby are the sole shareholders.
(2) Includes 1,409,525 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 131,592 common shares held by Mr. Dockser's wife, 156,817 common shares held by the William B. Dockser '59 Charitable Lead Annuity Trust (for which Mr. Dockser has sole voting power) and 250,907 common shares held by the Dockser Family Foundation (for which Mr. Dockser has sole voting power).
(3) Includes 1,601,170 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 43,100 common shares held by Mr. Willoughby's wife, 34,384 common shares held by Mr. Willoughby's parents, 10,000 common shares held by Mr. Willoughby's son and 4,095 common shares held by Mr. Willoughby's daughter.
(4) Includes 2,910 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 1,000 common shares held by Mr. Carlson's wife and 14,500 common shares held by a partnership for which Mr. Carlson is the sole general partner.
(5) Includes 2,910 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(6) Includes 1,746 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(7) Includes 1,164 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(8) Includes 79,635 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(9) Includes 37,595 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(10) Includes 34,929 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(11) Based on a Schedule 13G filed by Gotham Partners, L.P., Gotham Partners III, L.P. and Gotham International Advisors L.L.C., such entities collectively hold 6,009,000 common shares, for which they hold sole voting and investment power.
(12) Includes 3,171,584 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company maintains its headquarters office in Rockville, Maryland. Pursuant to an administrative services agreement with CRI which was entered into in connection with the Merger (the "CRI Administrative Services Agreement"), CRI is obligated to provide the Company and its subsidiaries with certain administrative office, facility and other services, at cost, with respect to certain aspects of the Company's business. The Company intends to use the services provided under the CRI Administrative Services Agreement to the extent such services are not performed by the Company or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days' notice at any time by the Company. The Company and its subsidiaries paid charges under the CRI Administrative Services Agreement of $182,691 and $352,471 for the year ended December 31, 1999 and 1998, respectively.

         In June 1997, a subsidiary of the Company acquired a Holiday Inn Express hotel in Nashville, Tennessee in a foreclosure sale from a commercial mortgage-backed security trust. In connection with such purchase, the subsidiary-owner of the hotel entered into a hotel management agreement (the "Hotel Management Agreement") with Capitol Hotel Group International, Inc. ("CHGI"), a Maryland company partially owned by Messrs. Dockser and Willoughby. The Hotel Management Agreement provides that in exchange for the hotel management and operating duties set forth in the agreement, CHGI will receive an annual management fee in an amount equal to four percent of the total annual revenues of the hotel plus twenty percent of the annual net profit of the hotel. For the years ended December 31, 1999 and 1998, the Company paid a total of $61,077 and $ 4,691, respectively, to CHGI pursuant to the Hotel Management Agreement. Prior to entering into the Hotel Management Agreement, the Company received a written opinion from an independent hotel consulting and appraisal company that the terms of the Hotel Management Agreement were reasonable and within industry standards.

IV.      BUSINESS PLAN

         THE INFORMATION CONTAINED UNDER THIS PART IV. "BUSINESS PLAN" IS SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H.

         The Company's post-bankruptcy business strategy is designed to capitalize on its core strengths in real estate and mortgage finance. The key components of the Company's business strategy are initially, upon emergence from Chapter 11, the continued ownership and management of the Company's remaining portfolio of mortgage-related assets, the continuation and, as appropriate, expansion of its servicing business, the reduction of outstanding indebtedness consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee as set forth in the Plan, and to invest and trade in CMBS and other mortgage-related assets. See "CERTAIN RISK FACTORS -- Risks Associated With Trader Election." At such time as market conditions permit and provided that the Company is able to access external capital (if and as necessary) through the capital markets on terms acceptable to the Company (with the use of such capital to be subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee, as set forth in the Plan), the Company intends to resume the acquisition of Subordinated CMBS and the origination and securitization of commercial mortgage loans. See "PLAN OF REORGANIZATION -- The Reorganized Debtors -- Business of Reorganized Debtors" and "CERTAIN RISK FACTORS."

         MANAGEMENT OF EXISTING PORTFOLIO AND CONTINUATION OF SERVICING BUSINESS. The Company will continue to own and manage, through its servicing affiliate CMSLP, a large portfolio of mortgage-related assets. On a proforma basis, giving effect to the reorganization, including the assumed sale of $702 million (face amount) of CMBS, the Company's September 30, 2000 GAAP balance sheet would include approximately $2.0 billion (face amount) of CMBS and insured mortgage securities that were securitized by the Company. The Company will continue to actively monitor and manage the credit risks and performance of its portfolio in an effort to maximize returns.

         Following the reorganization and rating agency approval, the Company expects to exercise its right, as owner of the controlling bond class, to re-name CMSLP as special servicer for transactions in its portfolio currently being specially-serviced by ORIX with CMSLP serving as their special sub-servicer. In addition, the Company intends for CMSLP to pursue direct, master and special servicing assignments, as well as expand its fee-based services for a variety of participants in the mortgage and asset finance arenas.

         ACCESS TO CAPITAL. The Company intends to internally generate capital from operating and investing activities and expected reductions in REIT distribution requirements to shareholders due to expected net operating losses for tax purposes. Such capital will be used (subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee) in order to fund the initial key components of its business plan referenced above.

         In order to fund the resumption of CMBS acquisitions and loan originations and securitizations, discussed in more detail below, the business plan contemplates that the Company will be required to access the capital markets (with the use of such capital to be subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee, as set forth in the Plan) through public or private issuances of equity and/or debt securities and/or through secured or unsecured credit facilities. In addition, it is contemplated that the Company would continue to use long-term, fixed rate debt refinancings, short-term borrowing agreements (but to a lesser extent than utilized prior to the Chapter 11 filing and in accordance with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee) and other borrowings to fund a portion of any mortgage asset acquisitions.

         RESUMPTION OF SUBORDINATED CMBS ACQUISITIONS. Prior to the Chapter 11 filing, the Company had historically been a leading purchaser of Subordinated CMBS. The Company believes that its servicing and underwriting capabilities are competitive advantages that allow the Company to compete against other investors who may have greater access to capital (or the ability to obtain capital at a lower cost) for the acquisition of Subordinated CMBS. The Company's ability to resume the acquisition of Subordinated CMBS will depend upon, among other matters, market conditions and the Company's ability to access capital to fund such acquisitions. The Company has not at this time arranged for any post-reorganization financing for the acquisition of Subordinated CMBS and there can be no assurance that the Company will be able to obtain any such acquisition financing or that if acquisition financing is available it will be on favorable terms.

         RESUMPTION OF LOAN ORIGINATIONS AND SECURITIZATIONS. The Company's ability to resume mortgage loan originations, principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization, will depend upon, among other matters, market conditions, the Company's ability to retain personnel with the requisite expertise, and the Company's ability to enter into suitable agreements with financial institutions and to obtain any financing required by such agreements. To the extent the Company is able to resume its origination program, it intends to securitize originated mortgage loans, retaining the subordinated bonds for its portfolio, and providing loan management and servicing functions for the underlying mortgage pool. The Company has not at this time arranged for any post-reorganization mortgage loan origination financing and there can be no assurance that the Company will be able to enter into suitable agreements with major financial institutions or obtain any financing required by such agreements.

         NEW OPPORTUNITIES. The Company intends to explore the possibility of additional business activities including, but not limited to, expanding the scope of servicing efforts to include asset-backed and franchise loan servicing; the further development of fee-based servicing businesses; joint ventures for the acquisition of Subordinated CMBS or other real estate assets; expanding its originations into other higher yielding financings such as mezzanine loans and equity investments; and consulting or other fee-based opportunities in countries where CMBS markets are currently developing. The ability to pursue any new opportunity will depend upon, among other matters, market conditions and the availability of capital and other resources.

V.       PLAN OF REORGANIZATION

A.    OVERVIEW OF THE PLAN

BRIEF EXPLANATION OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.

         The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder
(i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

         The following is an overview of certain material provisions of the Plan of the Debtors, which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings ascribed to them in the Plan.

SOLICITATION OF ACCEPTANCES OF THE PLAN

         Under the Plan, all Claims and Interests have been separated into classes according to the applicable Debtor, and each Class has been determined to be either Impaired or Unimpaired by the Plan's terms. Except as discussed below under "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation," as a condition to confirmation, Section 1129(a) of the Bankruptcy Code requires that (i) each impaired class of claims and interests that receives or retains property under a plan of reorganization vote to accept the plan and (ii) the plan meets the other requirements of Section 1129(a). Classes of claims and interests that do not receive or retain any property under a plan on account of such claims and interests are deemed to have rejected the plan and are not entitled to vote, and classes of claims and interests that are not impaired under a plan are deemed to have accepted the plan and are not entitled to vote. Therefore, acceptances of the Plan are being solicited only from those who hold Claims and Interests in an Impaired Class. An Impaired Class of Claims will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in dollar amount and a majority in number of Claims of such Class held by Holders who cast timely votes with respect to the Plan. An Impaired Class of Interests will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in the amount of the allowed Interests of such Class held by Holders of such Interests that have voted to accept or reject the Plan. Holders of Claims or Interests who fail to vote or who abstain from voting on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan by any Impaired Class of Claims or Interests.

         If at least one Impaired Class of Claims votes to accept a plan of reorganization (not counting the votes of insiders), the Plan may be confirmed despite rejection by the other impaired Classes if the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code are satisfied. The "cramdown" provisions of Section 1129(b) essentially provide that a plan may be confirmed over the rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired class.

GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

         In general, the Plan provides that Holders of Allowed Claims or Interests in Classes: A8, A12, A15, A17, A19, A22, A23, B3, B4, B7, C3, C4 and C7 are Unimpaired.

         Holders of Allowed Claims or Interests in Classes: A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1,
C2, C5 and C6 are Impaired.

SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and interests of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class. In accordance with Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified. The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in CMI, CMM and Holdings into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes.

         The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below.

CMI CLASSES

Class A1 - Citicorp Secured Claims        Class A1 consists of all Allowed
                                          Secured Claims against CMI of Citicorp
                                          Securities, Inc., Salomon Smith Barney
                                          Inc., Citicorp Real Estate, Inc.
                                          and/or CitiBank N.A. or any other
                                          Holder of a Secured Claim against CMI
                                          under, arising from or related to that
                                          certain Master Repurchase Agreement
                                          between CMI and Citicorp Securities,
                                          Inc. dated as of August 1, 1997 or any
                                          documents executed in connection
                                          therewith or related thereto.

Class A2 - First Union Secured Claim      Class A2 consists of all Allowed
                                          Secured Claims against CMI of First
                                          Union National Bank or any other
                                          Holder of a Secured Claim against CMI
                                          under, arising from or related to

                                       77

                                          (i) that certain Master Assignment
                                          Agreement between First Union National
                                          Bank and CMI dated as of June 30, 1998
                                          or any documents executed in
                                          connection therewith or related
                                          thereto or (ii) that certain Guaranty
                                          by CMI in favor of and for the benefit
                                          of Signet Bank/Virginia entered into
                                          as of June 30, 1995 or that certain
                                          Collateral Assignment of Partnership
                                          Interests from CMI in favor of Signet
                                          Bank/Virginia dated as of June 30,
                                          1995 or that certain Stock Pledge
                                          Agreement by CMI in favor of Signet
                                          Bank/Virginia dated as of June 30,
                                          1995 or that certain Credit Agreement
                                          between CMM and Signet Bank/Virginia
                                          dated as of June 30, 1995 or any
                                          documents executed in connection with
                                          or related to any of the foregoing.

Class A3 - GACC Secured Claim             Class A3 consists of all Allowed
                                          Secured Claims against CMI of German
                                          American Capital Corp. or any other
                                          Holder of a Secured Claim against CMI
                                          under, arising from or related to that
                                          certain Master Loan and Security
                                          Agreement between CMI and German
                                          American Capital Corp. dated as of
                                          March 31, 1998 or any documents
                                          executed in connection therewith or
                                          related thereto.

Class A4 - Lehman Secured Claim           Class A4 consists of all Allowed
                                          Secured Claims against CMI of Lehman
                                          Ali Inc. or any other Holder of a
                                          Secured Claim against CMI under,
                                          arising from or related to that
                                          certain Master Assignment Agreement
                                          between CMI and Lehman Ali Inc. dated
                                          as of May 29, 1998 or any documents
                                          executed in connection therewith or
                                          related thereto.

Class A5 - Merrill Secured Claim          Class A5 consists of all Allowed
                                          Secured Claims against CMI of Merrill
                                          Mortgage Capital Inc. or any other
                                          Holder of a Secured Claim against CMI
                                          under, arising from or related to that
                                          certain Master Assignment Agreement
                                          between CMI and Merrill Mortgage
                                          Capital Inc. dated as of September 25,
                                          1997 or any documents executed in
                                          connection therewith or related
                                          thereto.

Class A6 - Morgan Stanley Secured Claim   Class A6 consists of any Allowed
                                          Secured Claims against CMI of Morgan
                                          Stanley & Co. International Ltd. or
                                          any other Holder of a Secured Claim
                                          against CMI under, arising from or
                                          related to that certain Master
                                          Repurchase Agreement between Morgan
                                          Stanley & Co. International Limited
                                          and CMI dated as of May 8, 1998 or any
                                          documents executed in connection
                                          therewith or related thereto.

Class A7 - Other Secured Claims           Class A7 consists of any Allowed
                                          Secured Claims against CMI other than
                                          the Secured Claims specified in
                                          Classes A1 through A6.

Class A8 - Priority Claims                Class A8 consists of all Allowed
                                          Priority Claims against CMI.

                                       78

Class A9 - Old Senior Note Claims         Class A9 consists of all Allowed
                                          Claims against CMI of Holders of Old
                                          Senior Notes under, arising from or
                                          related to the Old Senior Notes.

Class A10 - CMI General Unsecured Claims  Class A10 consists of all Allowed
                                          Unsecured Claims against CMI other
                                          than the Unsecured Claims (if any) in
                                          Classes A8, A9, A11, A12, A13, A15,
                                          A17, A19, and A23 and other than
                                          Administrative Claims and Priority Tax
                                          Claims.

Class A11 - Guarantee Claims              Class A11 consists of all Allowed
                                          Claims against CMI of Holders of
                                          Guarantee Claims based upon CMI's
                                          guarantee of obligations of CMM or
                                          Holdings, as the case may be.

Class A12 - Freddie Mac Claims            Class A12 consists of Claims against
                                          CMI of Freddie Mac numbered 335 and
                                          497, on the July 20, 1999 claims
                                          register, in the amount of
                                          $230,448,487.24 each.

Class A13 - Intercompany Claims           Class A13 consists of all Allowed
                                          Claims against CMI of CMM or Holdings.

Class A14 - Series B Preferred Stock      Class A14 consists of all Allowed
                                          Series B Preferred Stock Interests in
                                          CMI.

Class A15 - Series B                      Preferred Stock Securities Claims
                                          Class A15 consists of all Allowed
                                          Securities Claims on account of Series
                                          B Preferred Stock against CMI.

Class A16 - Former Series C Preferred     Class A16 consists of all Allowed
Stock                                     Former Series C Preferred Stock
                                          Interests in CMI.

Class A17 - Former                        Series C Preferred Stock Securities
                                          Claims Class A17 consists of all
                                          Allowed Securities Claims on account
                                          of Former Series C Preferred Stock
                                          against CMI.

Class A18 - Old Series D Preferred Stock  Class A18 consists of all Allowed Old
                                          Series D Preferred Stock Interests in
                                          CMI.

Class A19 - Old Series                    D Preferred Stock Securities Claim
                                          Class A19 consists of all Allowed
                                          Securities Claims on account of Old
                                          Series D Preferred Stock against CMI.

Class A20 - Series F Dividend Preferred   Class A20 consists of all Allowed
Stock                                     Series F Dividend Preferred Stock
                                          Interests in CMI.

Class A21 - CMI Common Stock              Class A21 consists of all Allowed CMI
                                          Common Stock Interests in CMI.

Class A22 - Stock Options                 Class A22 consists of all Allowed
                                          Stock Option Interests in CMI.

Class A23 - CMI Common Stock Securities   Class A23 consists of all Allowed
Claims                                    Securities Claims on account of CMI
                                          Common Stock against CMI including
                                          indemnification claims with respect
                                          thereto.

CMM CLASSES

Class B1 - First Union Secured Claims     Class B1 consists of all Allowed
                                          Secured Claims against CMM of First
                                          Union National Bank or any other
                                          Holder of

                                       79

                                          a Secured Claim against CMM under,
                                          arising from or related to that
                                          certain Credit Agreement between CMM
                                          and Signet Bank/Virginia dated as of
                                          June 30, 1995 or any documents
                                          executed in connection therewith or
                                          related thereto.

Class B2 - Other Secured Claims           Class B2 consists of any Allowed
                                          Secured Claims against CMM other than
                                          the Secured Claims specified in Class
                                          B1.

Class B3 - Priority Claims                Class B3 consists of all Allowed
                                          Priority Claims against CMM.

Class B4 - Guarantee Claims               Class B4 consists of all Allowed
                                          Claims against CMM of Holders of
                                          Guarantee Claims based upon CMM's
                                          guarantee of obligations of CMI or
                                          Holdings, as the case may be.

Class B5 - CMM General Unsecured Claims   Class B5 consists of all Allowed
                                          Unsecured Claims against CMM other
                                          than the Unsecured Claims (if any) in
                                          Classes B3, B4 and B6 and other than
                                          Administrative Claims and Priority Tax
                                          Claims.

Class B6 - Intercompany Claims            Class B6 consists of all Allowed
                                          Claims against CMM of CMI or Holdings.

Class B7 - CMI's Interests in CMM         Class B7 consists of all Allowed
                                          Interests in CMM of CMI.

HOLDINGS CLASSES

Class C1 - Citicorp Secured Claims        Class C1 consists of all remaining
                                          Allowed Secured Claims (if any)
                                          against Holdings of Citicorp
                                          Securities, Inc. and/or Salomon Smith
                                          Barney Inc.

Class C2 - Other Secured Claims           Class C2 consists of any Allowed
                                          Secured Claims against Holdings other
                                          than the Secured Claims specified in
                                          Class C1.

Class C3 - Priority Claims                Class C3 consists of all Allowed
                                          Priority Claims against Holdings.

Class C4 - Guarantee Claims               Class C4 consists of all Allowed
                                          Claims against Holdings of Holders of
                                          Guarantee Claims based upon Holdings'
                                          guarantee of obligations of CMI or
                                          CMM, as the case may be.

Class C5 - Holdings General Unsecured     Class C5 consists of all Allowed
Claims                                    Unsecured Claims against Holdings
                                          other than the Unsecured Claims (if
                                          any) in Classes C3, C4 and C6 and
                                          other than Administrative Claims and
                                          Priority Tax Claims.

Class C6 - Intercompany                   Claims Class C6 consists of all
                                          Allowed Claims against Holdings of CMI
                                          or CMM.

Class C7 - Interests in Holdings          Class C7 consists of all Allowed
                                          Interests in Holdings of CMI and
                                          CMSLP.

         Except for Disputed Claims, distributions will be made on the Effective Date or as soon as practicable thereafter. See "PLAN OF REORGANIZATION --Distributions Under the Plan" for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VI.B of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and
Section VI.H of the Plan (relating to distributions on account of Disputed Claims once they are allowed). See "PLAN OF REORGANIZATION -- Distributions Under the Plan --Timing and Methods of Distribution."

         The treatment of Claims and Interests described below is subject to the Plan provisions described in Section IV of the Plan.

B.    TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

DESCRIPTION OF CLAIMS AND INTERESTS

         ADMINISTRATIVE CLAIMS. Subject to certain additional requirements for professionals and certain other entities, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Debtors agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. In addition, on or before the Effective Date, all fees payable pursuant to 28 U.S.C. Section1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claim.

          PRIORITY TAX CLAIMS. Unless otherwise agreed to by the Debtors or the Reorganized Debtors and the Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Debtors and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

         The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections set forth in Exhibit B hereto and estimating recoveries for creditors under the Plan, they have estimated that the aggregate amount of such Claims may approximate up to $15 million.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN CMI

         1.       Class A1 (Citicorp Secured Claims).

         The Holder of the Allowed Class A1 Claim will receive on the Effective Date the treatment of its Allowed Secured Claim set forth on
Exhibit 4 to the Plan, or such other treatment as may be agreed to by CMI and the Holder of the Allowed Class A1 Claim. As set forth in Exhibit 4, the treatment set forth therein resolves all Claims of Salomon Smith Barney Inc., Citicorp Real Estate, Inc., Citicorp Securities, Inc. and Citicorp North America, Inc. against each of the Debtors, the Reorganized Debtors and CRIIMI MAE Brick Church, Inc.

         The Debtors expect that there will be $0 of Allowed Class A1 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         2.       Class A2 (First Union Secured Claim).

         The Holder of the Allowed Class A2 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A2 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

         The Debtors expect that there will be less than $240,000 of Allowed Class A2 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         3.       Class A3 (GACC Secured Claim).

         The Holder of the Allowed Class A3 Claim will receive on the Effective Date the treatment of its Allowed Secured Claim set forth on
Exhibit 1 to the Plan, or such other treatment as may be agreed to by CMI and the Holder.

         The Debtors expect that there will be approximately $87 million of Allowed Class A3 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         4.       Class A4 (Lehman Secured Claim).

         The Holder of the Allowed Class A4 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A4 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

         The Debtors expect that there will be Allowed Class A4 Claims not to exceed $200,000 against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         5.       Class A5 (Merrill Secured Claim).

         The Holder of the Allowed Class A5 Claim will receive on the Effective Date the treatment of its Allowed Secured Claim set forth on
Exhibit 1 to the Plan, or such other treatment as may be agreed to by CMI and the Holder.

         The Debtors expect that there will be approximately $189 million of Allowed Class A5 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         6.       Class A6 (Morgan Stanley Secured Claim).

         The Holder of the Allowed Class A6 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A6 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

         The Debtors expect that there will be $ 0 of Allowed Class A6 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         7.       Class A7 (Other Secured Claims).

         Each Holder (if any) of an Allowed Class A7 Claim will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class A7 Claim with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate; (ii) if CMI so elects, the collateral securing the Allowed Class A7 Claim (if any) in full satisfaction of such Claim; or
(iii) such other treatment as may be agreed to by CMI and the Holder (if any).

         The Debtors expect that there will be $ 0 of Allowed Class A7 Claims against the Debtors as of the Effective Date.

         8.       Class A8 (Priority Claims).

         Each Holder of the Allowed Class A8 Claim will receive on the Effective Date payment in full in Cash of the Allowed Class A8 Claim including Plan Interest thereon.

         The Debtors expect that there will be $ 0 of Allowed Class A8 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         9.       Class A9 (Old Senior Note Claims).

         Each Holder of an Allowed Class A9 Claim will receive on the Effective Date the treatment of its Allowed Claim as set forth on Exhibit 2 to the Plan.

         The Debtors expect that there will be approximately $81 million of Allowed Class A9 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         10.      Class A10 (CMI General Unsecured Claims).

         Each Holder of an Allowed Class A10 Claim, other than those electing the convenience class option described hereinafter, will be paid in full through a combination of an initial cash payment and two notes as further set forth in Exhibit 2 to the Plan. In addition, as referred to in Exhibit 2 to the Plan, there will be a convenience class option with respect to Class A10, as follows: any Holder of an Allowed Class A10 Claim whose Allowed Claim is for $150,000 or less and elects the convenience class treatment on its ballot, or whose Allowed Claim is for an amount in excess of $150,000 and elects in writing on its ballot to reduce its Claim to $150,000 and accept convenience class treatment thereof, shall be entitled to receive payment in Cash on the Effective Date of the allowed amount of such Holders' Allowed Class A10 Claim in full satisfaction of said claim, with accrued and unpaid pre-petition and post-petition interest thereon calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class A10 Claims electing convenience class treatment who have a contract, the invoice rate (capped at 9-1/8%) for those Holders of Allowed Class A10 Claims electing convenience class treatment who have an invoice rate, and 6% for all others. For purposes of calculating the $150,000 amount in the preceding sentence, the amount of allowed post-petition interest on any such Claim (which interest shall be paid as part of such Claim) will be excluded from such calculation.

         The Debtors expect that there will be approximately $73 million of Allowed Class A10 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         11.      Class A11 (Guarantee Claims).

         If, and only to the extent that, an Allowed Class A11 Claim is not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMM or Holdings, as the case may be, any remaining Allowed Class A11 Claim (if any) will be included as part of the CMI General Unsecured Claims and treated for all purposes as part of Class A10.

         The Debtors expect that there will be $ 0 of Allowed Class A11 Claims against the Debtors as of the Effective Date.

         12.      Class A12 (Freddie Mac Claims).

         CMI's obligation under the Freddie Mac Agreement shall be deemed reaffirmed on the Effective Date, and the Claims of Freddie Mac numbered 335 and 497 on the July 2, 1999 claims register, each in the amount of $230,448,487.24, shall be deemed withdrawn and thereby disallowed as of the Effective Date.

         The Debtors expect that there will be $ 0 of Allowed Class A12 Claims against the Debtors as of the Effective Date.

         13.      Class A13 (Intercompany Claims).

         Holders of Allowed Class A13 Claims will not receive any payment under the Plan on account of such Claims.

         14.      Class A14 (Series B Preferred Stock).

         Each Holder of Series B Preferred Stock as of the Effective Date will retain its Series B Preferred Stock; provided that if the Holders of Series B Preferred Stock as of the Voting Record Date vote as a Class by the requisite amount to accept the Plan, the Articles Supplementary relating to the Series B Preferred Stock will be deemed amended (and, as amended, to be part of the Reorganized CMI Amended and Restated Articles of Incorporation) to permit the payment of dividends on Series B Preferred Stock, including accrued and unpaid dividends, in CMI Common Stock or Cash (or a combination thereof), at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 to the Plan. It is contemplated that such dividends will be paid in CMI Common Stock. See Exhibit 2 to the Plan regarding limitations on cash dividends. Holders of Series B Preferred Stock who are not affiliates or "underwriters" may publicly trade the CMI Common Stock issued to them on the Effective Date as payment for dividends accrued and payable.

         The Debtors expect that there will be approximately $39.9 million of Allowed Class A14 Interests in the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan (assuming that the accrued and unpaid dividends are paid in CMI Common Stock).

         15. Class A15 (Series B Preferred Stock Securities Claims).

         Each Holder (if any) of an Allowed Class A15 Claim will, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A15 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A15 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A15 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

         The Debtors expect that there will be $ 0 of Allowed Class A15 Claims against the Debtors as of the Effective Date.

         16. Class A16 (Former Series C Preferred Stock).

         Former Series C Preferred Stock has been exchanged for Series E Preferred Stock. Each Holder of Series E Preferred Stock as of the Distribution Record Date shall retain its Series E Preferred Stock and such Series E Preferred Stock shall have the terms, rights and preferences summarized in Exhibit 3 to the Plan and as set forth in the Articles Supplementary relating to the Series E Preferred Stock, as such Articles Supplementary shall be amended as of the Effective Date, expected to be substantially in the form of Exhibit B (Series E Preferred Stock Articles) to Exhibit E (Reorganized CMI Amended and Restated Articles of Incorporation) to the Disclosure Statement. All accrued and past due dividends from February 23, 2000 through the Effective Date on Series E Preferred Stock will be paid on the Effective Date in CMI Common Stock. All other accrued and past due dividends on Former Series C Preferred Stock (prior to February 23, 2000) shall be paid on the Effective Date in CMI Common Stock or Cash, at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 to the Plan. It is contemplated that such dividends will be paid in CMI Common Stock. See Exhibit 2 to the Plan regarding limitations on cash dividends.

         The Debtors expect that there will be approximately $10.3 million of Allowed Class A16 Interests in the Debtors (as part of the Series E Preferred Stock) as of the Effective Date after giving effect to the reorganization provisions of the Plan (assuming that the accrued and unpaid dividends are paid in CMI Common Stock).

         17. Class A17 (Former Series C Preferred Stock Securities Claims).

         Each Holder (if any) of an Allowed Class A17 Claim will, if, as and when any such Claim is allowed by Final Order, receive in full satisfaction of any such Allowed Class A17 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A17 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A17 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

         The Debtors expect that there will be $ 0 of Allowed Class A17 Claims against the Debtors as of the Effective Date.

         18. Class A18 (Old Series D Preferred Stock).

         Each Holder of Old Series D Preferred Stock as of the Distribution Record Date, if not previously exchanged, shall receive on the Effective Date in exchange for its Old Series D Preferred Stock an identical number of shares of Series E Preferred Stock issued effective as of the Effective Date, and such Series E Preferred Stock shall have the terms, rights and preferences summarized in Exhibit 3 to the Plan and as set forth in the Articles Supplementary relating to the Series E Preferred Stock, as such Articles Supplementary shall be amended as of the Effective Date, expected to be substantially in the form of Exhibit B (Series E Preferred Stock Articles) to Exhibit E (Reorganized CMI Amended and Restated Articles of Incorporation) to the Disclosure Statement.. All shares of Old Series D Preferred Stock, if not previously exchanged and cancelled, shall be deemed cancelled as of the Effective Date. All accrued and past due dividends on Old Series D Preferred Stock shall be paid on the Effective Date, in CMI Common Stock or Cash, at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 to the Plan. It is contemplated that such dividends will be paid in CMI Common Stock. See Exhibit 2 to the Plan regarding limitations on cash dividends.

         The Debtors expect that there will be approximately $10 million of Allowed Class A18 Interests in the Debtors (as part of the Series E Preferred Stock) as of the Effective Date after giving effect to the reorganization provisions of the Plan (assuming that the accrued and unpaid dividends are paid in CMI Common Stock).

         19. Class A19 (Old Series D Preferred Stock Securities Claims).

         Each Holder (if any) of an Allowed Class A19 Claim will, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A19 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A19 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A19 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

         The Debtors expect that there will be $ 0 of Allowed Class A19 Claims against the Debtors as of the Effective Date.

         20. Class A20 (Series F Dividend Preferred Stock).

         Each Holder of Series F Dividend Preferred Stock as of the Effective Date shall retain its Series F Dividend Preferred Stock; provided that if the Holders of Series F Dividend Preferred Stock as of the Voting Record Date vote as a Class by the requisite amount to accept the Plan, the Articles Supplementary relating to the Series F Dividend Preferred Stock will be deemed amended (and, as amended, to be part of the Reorganized CMI Amended and Restated Articles of Incorporation) to permit the payment of dividends on Series F Dividend Preferred Stock, including any accrued and unpaid dividends, in CMI Common Stock or Cash (or a combination thereof), at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 to the Plan. It is possible that such dividends may be paid in CMI Common Stock. See Exhibit 2 to the Plan regarding limitations on cash dividends. Holders of Series F Dividend Preferred Stock who are not affiliates or "underwriters" may publicly trade the CMI Common Stock issued to them on the Effective Date as payment for dividends accrued and payable.

                  The Debtors expect that there will be approximately $6.5 million of Allowed Class A20 Interests in the Debtors as of the Effective
Date after giving effect to the reorganization provisions of the Plan (assuming that the accrued and unpaid dividends are paid in CMI Common Stock).

         21. Class A21 (CMI Common Stock).

         Each Holder of an Allowed Class A21 Interest as of the Effective Date will retain its CMI Common Stock.

         22.      Class A22 (Stock Options).

         Each Holder of a Stock Option as of the Effective Date will retain its Stock Option.

         23. Class A23 (CMI Common Stock Securities Claims).

         All Holders (if any) of Allowed Class A23 Claims will receive in full satisfaction of any such Allowed Class A23 Claims their share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A23 Claims (if any) are not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A23 Claims.

         The Debtors expect that there will be $ 0 of Allowed Class A23 Claims against the Debtors as of the Effective Date.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN CMM

         1.       Class B1 (First Union Secured Claims).

         The Holder of the Allowed Class B1 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class B1 Claims with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

         The Debtors expect that there will be $ 0 of Allowed Class B1 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         2.       Class B2 (Other Secured Claims).

         Each Holder (if any) of an Allowed Class B2 Claim will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class B2 Claims with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate; (ii) if CMM so elects, the collateral securing the Allowed Class B2 Claims (if any) in full satisfaction of such Claims; or
(iii) such other treatment as may be agreed to by CMM and the Holder(s) (if any) of Allowed Class B2 Claims.

         The Debtors expect that there will be $ 0 of Allowed Class B2 Claims against the Debtors as of the Effective Date.

         3.       Class B3 (Priority Claims).

         Each Holder of an Allowed Class B3 Claim will receive on the Effective Date payment in full in Cash of the Allowed Class B3 Claims including Plan Interest thereon.

         The Debtors expect that there will be $ 0 of Allowed Class B3 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         4.       Class B4 (Guarantee Claims).

         Each Holder (if any) of an Allowed Class B4 Claim shall be paid, if, as and when any such Claim is allowed by Final Order, in Cash in full by CMM or Reorganized CMM including Plan Interest thereon if, and only to the extent not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMI or Holdings, as the case may be.

         The Debtors expect that there will be $ 0 of Allowed Class B4 Claims against the Debtors as of the Effective Date.

         5.       Class B5 (CMM General Unsecured Claims).

         Each Holder of an Allowed Class B5 Claim will receive on the Effective Date payment in full in Cash of Allowed Class B5 Claims, with accrued and unpaid pre-petition and post-petition interest thereon calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class B5 Claims who have a contract, the invoice rate (capped at 9-1/8%) for those Holders of Allowed Class B5 Claims who have an invoice rate, and 6% for all other Holders of Allowed Class B5 Claims.

         The Debtors expect that there will be $ 0 of Allowed Class B5 Claims against the Debtors as of the Effective Date after giving effect to the reorganization provisions of the Plan including payments to be made on the Effective Date.

         6.       Class B6 (Intercompany Claims).

         Holders of Class B6 Claims will not receive any payment under the Plan on account of such Claims.

         7.       Class B7 (CMI's Interests in CMM).

         The Holder will retain its Interest under the Plan.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN HOLDINGS

         1.       Class C1 (Citicorp Secured Claims).

         Each Holder (if any) of any remaining Allowed Class C1 Claim (if any) shall be included in and satisfied as part of the treatment of the Holder of the Allowed Class A1 Claim as set forth on Exhibit 4 to the Plan.

         The Debtors expect that there will be $ 0 of Allowed Class C1 Claims against the Debtors as of the Effective Date.

         2.       Class C2 (Other Secured Claims).

         Each Holder (if any) of an Allowed Class C2 Claim will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class C2 Claim with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate; (ii) if Holdings so elects, the collateral securing the Allowed Class C2 Claim (if any) in full satisfaction of such Claim; or (iii) such other treatment as may be agreed to by Holdings and the Holder(s) (if any) of Allowed Class C2 Claim(s).

         The Debtors expect that there will be $ 0 of Allowed Class C2 Claims against the Debtors as of the Effective Date.

         3.       Class C3 (Priority Claims).

         Each Holder of an Allowed Class C3 Claim will receive on the Effective Date payment in full in Cash of the Allowed Class C3 Claim including Plan Interest thereon.

         The Debtors expect that there will be $ 0 of Allowed Class C3 Claims against the Debtors as of the Effective Date.

         4.       Class C4 (Guarantee Claims).

         Each Holder (if any) of an Allowed Class C4 Claim will receive if, as and when any such Claim is allowed by Final Order payment in Cash in full including Plan Interest thereon if, and only to the extent not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMI or CMM, as the case may be.

         The Debtors expect that there will be $ 0 of Allowed Class C4 Claims against the Debtors as of the Effective Date.

         5.       Class C5 (Holdings General Unsecured Claims)

         Each Holder (if any) of an Allowed Class C5 Claim will if, as and when any such Claim is allowed by Final Order, receive payment in full in Cash of any such Allowed Class C5 Claim with any accrued and unpaid pre-petition and post-petition interest thereon calculated at the non-default contract rate of interest in such Holder's documents for any Holders of Allowed Class C5 Claims who have a contract, the invoice rate (capped at 9-1/8%) for any such Holders who have an invoice rate, and 6% for any other Holders of Allowed C5 Claims.

         The Debtors expect that there will be $ 0 of Allowed Class C5 Claims against the Debtors as of the Effective Date.

         6.       Class C6 (Intercompany Claims).

         Holders of Class C6 Claims will not receive any payment under the Plan on account of such Claims.

         7.       Class C7 (Interests in Holdings).

         The Holder will retain its Interest under the Plan.

TREATMENT OF UNCLASSIFIED CLAIMS

         The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

         ADMINISTRATIVE CLAIMS. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a Chapter 11 Case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Section 1930 of title 28, United States Code.

         Subject to certain additional requirements for professionals and certain other entities set forth below, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on the later of the Effective Date or the day on which such Claim becomes an Allowed Claim, unless the Holder and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms, in which case such Allowed Administrative Claim shall be paid in accordance with such agreement or Bankruptcy Court order, as applicable; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases.

PAYMENT OF STATUTORY FEES

         All fees payable pursuant to 28 U.S.C. Section 1930(a)(6) (U.S. Trustee Fees) shall be paid by the Debtors or the Reorganized Debtors, as applicable, when such fees are due and owing.

PRIORITY TAX CLAIMS

         Unless otherwise agreed to by the Debtors or Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated a Class of Claims for purposes of voting on the Plan.

BAR DATE FOR ADMINISTRATIVE CLAIMS.

          GENERAL PROVISIONS. Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors in Possession and (ii) Post-Petition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or any of their respective properties.

         PROFESSIONALS. All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b), 506(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Cases) shall File and serve on Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and counsel for Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the requesting professional or other Person not later than ninety (90) days after the Effective Date.

         On or as soon as reasonably practicable after the Effective Date, Reorganized CMI shall pay the contractual claims of the Indenture Trustee for its fees and expenses including its reasonable attorneys' fees and expenses. To the extent, after being furnished with normal supporting documents for such fees and expenses, Reorganized CMI disputes the reasonableness of any such fees and expenses, Reorganized CMI shall pay such fees and expenses as are not disputed, and shall submit to the Indenture Trustee a written list of specific fees and expenses viewed by Reorganized CMI as not being reasonable. To the extent that Reorganized CMI and the Indenture Trustee are unable to resolve any dispute, the dispute shall be resolved by the Bankruptcy Court. The Indenture Trustee shall not attach or set off any of its fees and expenses against distributions to Holders of Old Senior Notes and shall not otherwise withhold or delay any such distributions.

         ORDINARY COURSE LIABILITIES. Except as provided herein, holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Claims, without any further action by the Holders of such Claims. Any dispute with respect to ordinary course liabilities shall be submitted to the Bankruptcy Court for resolution unless resolved by agreement of the parties.

         TAX CLAIMS. All requests for payment of Post-Petition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date, and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Post-Petition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or any of their respective properties, whether any such Post-Petition Tax Claim is deemed to arise prior to, on or subsequent to the Effective Date.

         CRAMDOWN. The so-called "cramdown" provisions of Section 1129(b) of the Bankruptcy Code permit confirmation of a Chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. In the event that at least one impaired Class of Claims votes to accept the Plan (and at least one impaired Class either votes to reject the Plan or is deemed to have rejected the
Plan), the Debtors and the CMI Equity Committee reserve the right to request that the Bankruptcy Court confirm the Plan under the cramdown provisions of the Bankruptcy Code. In that event, the Debtors and the CMI Equity Committee have reserved the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires or permits modification of the Plan.

         As set forth in the Plan, to the extent that any Impaired Class votes to reject the Plan or is deemed to have rejected the Plan, the Debtors and the CMI Equity Committee will request that the Bankruptcy Court confirm the Plan under the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

         Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for the Reorganized Debtors to make the payments pursuant to the Plan will be obtained from the Recapitalization Financing, Reorganized Debtors' cash balances or the operations of the Debtors or the Reorganized Debtors.

C.    CONFIRMATION AND EFFECTIVE DATE CONDITIONS

CONDITIONS TO CONFIRMATION

         Confirmation of the Plan is conditioned upon satisfaction of the applicable provisions of Section 1129 of the Bankruptcy Code and entry of a Confirmation Order by the Bankruptcy Court in form and substance satisfactory to the Debtors and the CMI Equity Committee. Among other things, the Confirmation Order shall authorize and direct that the Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or contemplated by the Plan, including, but not limited to, those actions contemplated by the provisions of the Plan, and shall provide that all New Securities to be issued to Holders of Claims and Interests pursuant to the Plan, and all securities issuable upon the conversion of the New Securities are exempt from registration under federal and state securities laws pursuant to Section 1145 of the Bankruptcy Code and that the solicitation of Holders of CMI Common Stock, Series B Preferred Stock and Old Senior Notes is exempt under Rule 14a-2(a)(4) of the proxy regulations under the Securities Exchange Act of 1934.

CONDITIONS TO EFFECTIVE DATE

         The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors and the CMI Equity Committee:

         The Confirmation Order in form and substance satisfactory to the Debtors and the CMI Equity Committee and entered by the Bankruptcy Court shall not have been modified in any respect.

         The Recapitalization Financing shall be funded in accordance with the terms of the Plan and the respective governing documents for each component of the Recapitalization Financing.

         All other actions and documents necessary to implement the transactions contemplated to be effected under this Plan on or before the Effective Date shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

WAIVER OF CONDITIONS TO EFFECTIVE DATE

         Each of the conditions to the Effective Date may be waived in whole or in part by the Debtors and the CMI Equity Committee at any time, without notice or an Order of the Bankruptcy Court.

MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

         The Debtors and the CMI Equity Committee reserve the right to modify the Plan at any time prior to the Confirmation Date as provided for by
Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. The potential impact of any such amendment or modification on the Holders of Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes.

         If after receiving sufficient acceptances but prior to Confirmation of the Plan, the Debtors and the CMI Equity Committee seek to modify the Plan, the Debtors and the CMI Equity Committee can use such previously solicited acceptances only to the extent permitted by applicable law.

          The Debtors and the CMI Equity Committee reserve the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent the Debtors and the CMI Equity Committee determine that such modifications or waivers are necessary or desirable in order to consummate the Plan. The Debtors will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications will be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with,
Section 1127 of the Bankruptcy Code.

         The CMI Equity Committee will join in modifications proposed by the Debtors in accordance with the foregoing in the exercise of such Committee's reasonable discretion.

         Notwithstanding the foregoing, any modifications of or amendments to, or waivers of any conditions to the effectiveness of the Plan prior to the Effective Date that materially affect the treatment or recovery of the Holders of Class A9 or A10 Allowed Claims require the consent of the Unsecured Creditors' Committee, provided, however, that it is hereby agreed that any change in the amount of payments, timing of payments, term of the New Debt as defined in Exhibit 2 to the Plan, Collateral as defined in
Exhibit 2 to the Plan, liens, rights or default remedies available to the Holders of Class A9/A10 Note A's or Class A9/A10 Note B's or of any other specific provisions of Exhibit 2 to the Plan shall be deemed material for purposes of this paragraph.

         The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void, and all of the Debtors' respective obligations with respect to the Claims and Interests will remain unchanged and nothing contained in the Plan or in this Disclosure Statement will be deemed an admission or statement against interest or constitute a waiver or release of any claims by or against any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or any Person.

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Debtors, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         If so ordered by the Bankruptcy Court at the Confirmation Hearing, the Plan provisions for CMM may be confirmed independently of confirmation of the Plan provisions for CMI and Holdings.

D.    THE REORGANIZED DEBTORS

         A description of various matters relating to the Reorganized Debtors including (i) information relating to the business to be conducted by Reorganized CMI, CMM and Holdings following the Effective Date, (ii) the proposed management of Reorganized CMI, CMM and Holdings and proposed compensation and other arrangements relating thereto, and (iii) certain corporate governance matters, is set forth or referenced below.

CORPORATE STRUCTURE

         On the Effective Date, CMI will become Reorganized CMI, CMM will become Reorganized CMM, and Holdings will become Reorganized Holdings with no change in their respective structural relationships.

BUSINESS OF THE REORGANIZED DEBTORS

         In connection with the Plan, substantially all cash flows are expected to be used to satisfy principal, interest and fee obligations under the New Debt. The New Debt will be secured by substantially all assets of the Company. It is contemplated that there will be restrictive covenants, including financial covenants, in connection with the New Debt. The foregoing will effect the Company's post-bankruptcy business strategy. See "BUSINESS PLAN."

DIRECTORS AND MANAGEMENT OF REORGANIZED CMI AND REORGANIZED CMM

         BOARD OF DIRECTORS. The names, affiliations and backgrounds of the persons to serve as the initial members of the Board of Directors of Reorganized CMI and Reorganized CMM will be identified at or before the Confirmation Hearing in a schedule to be filed by CMI and CMM with the Bankruptcy Court. Such appointments to the respective Boards of Directors will otherwise be consistent with the Plan, including the terms of the Merrill/GACC Term Sheet. Two of the individuals to be nominated to serve as directors of Reorganized CMI will be jointly identified by CMI and the CMI Equity Committee and presented for approval in accordance with the provisions of the Merrill/GACC Term Sheet.

         See "GENERAL INFORMATION - Business - Management" for information concerning CMI's existing directors.

         EXECUTIVE OFFICERS. The initial officers of Reorganized CMI will be selected by the Board of Directors of Reorganized CMI. To the extent that initial officers have been selected, their names, affiliations and backgrounds will be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CMI will negotiate compensation packages with its officers that are consistent with compensation packages in the industry and, to the extent applicable, subject to the terms and conditions of assumed employment agreements.

         The initial officers of Reorganized CMM will be selected by the Board of Directors of Reorganized CMM. To the extent that initial officers have been selected, their names, affiliations and backgrounds will be disclosed in a schedule to be to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CMM will negotiate compensation packages with its officers that are consistent with compensation packages in the industry, and, to the extent applicable, subject to the terms and conditions of assumed employment agreements.

         See "GENERAL INFORMATION - Business - Management" for information concerning CMI's existing executive officers and assumed employment agreements.

CERTAIN CORPORATE GOVERNANCE MATTERS

         REORGANIZED CMI AMENDED AND RESTATED ARTICLES OF INCORPORATION AND REORGANIZED CMI AMENDED AND RESTATED BYLAWS. The Reorganized CMI Amended and Restated Articles of Incorporation and the Reorganized CMI Amended and Restated Bylaws, substantially in the forms of Exhibits E and F hereto and incorporated herein by reference, shall by virtue of the Confirmation Order be deemed exhibits to and part of the Plan and shall become effective without further action by stockholders, on the Effective Date. The CMI Amended and Restated Articles of Incorporation contain amendments providing for, among other matters, an increase in authorized shares from 120 million to 375 million (consisting of 300 million shares of common stock and 75 million shares of preferred stock); authority for the Board of Directors to increase authorized shares without action by stockholders; new excess share provisions relating to the transfer, acquisition and redemption of capital stock addressing ownership limitations for CMI and the treatment of excess stock, intended to ensure compliance with the Internal Revenue Code of 1986 (such excess share provisions are also intended to serve as an antitakeover device in connection with any hostile acquisition even though Reorganized CMI's REIT status would not be threatened by such acquisition); deletion of certain antitakeover provisions (however CMI will remain subject to the Maryland business combination statute); a change in the vote required for (a) removal of directors, (b) amendments to Article XI (excess share provisions), and (c) amendments to Article XIII (conflict with terms of class or series of preferred stock), from a majority to 66 2/3; changes in how vacancies on the Board of Directors and newly created directorships are filled; and prohibition of the issuance of nonvoting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Reorganized CMI Amended and Restated Bylaws contain amendments providing for, among other matters, advance notice of matters to be presented at annual meetings of stockholders and advance notice of nominees for director.

         REORGANIZED CMM ARTICLES OF INCORPORATION AND REORGANIZED CMM BYLAWS. The Reorganized CMM Articles of Incorporation and the Reorganized CMM Bylaws will be the Articles of Incorporation and Bylaws of CMM, unless Reorganized CMM is required to amend such Articles of Incorporation and Bylaws to prohibit the issuance of non-voting equity securities and then such Articles of Incorporation and Bylaws shall be amended and filed with the Maryland Department of Assessments and Taxation on the Effective Date.

         SECOND AMENDED AND RESTATED OPTION PLAN FOR KEY EMPLOYEES. On or prior to the Effective Date, the Second Amended and Restated Stock Option Plan for Key Employees (the "Second Amended Employee Stock Option Plan"), substantially in the form of Exhibit G hereto and incorporated herein by reference, will be adopted by the Board of Directors to be effective on the Effective Date and, by voting to accept the Plan, all Holders of Class A21 Interests shall be deemed to have ratified and approved the Second Amended Employee Stock Option Plan. Additionally, upon entry of the Confirmation Order, the Second Amended Employee Stock Option Plan shall be deemed an exhibit to and part of the Plan and the Bankruptcy Court shall, consistent with Maryland and federal law, be deemed to have approved the Second Amended Employee Stock Option Plan (including the increase in the number of shares of common stock with respect to which options may be granted and an extension of time in which options may be granted, as provided for therein) on behalf of CMI's stockholders and in satisfaction of Section 422 of the Internal Revenue Code. Following the Effective Date, the Board of Directors of Reorganized CMI may further amend or modify the Second Amended Employee Stock Option Plan in accordance with the terms thereof and any such further amendment or modification shall not require amendment of the Plan. The Second Amended Employee Stock Option Plan amends CMI's Amended and Restated Stock Option Plan for Key Employees to, among other matters, provide for an increase in the number of shares of CMI Common Stock with respect to which options may be granted from 2,068,031 (as adjusted from 2 million shares as a result of the junior preferred stock dividend paid to common stockholders in November 1999 and consistent with a Bankruptcy Court Order which limits the full adjustment to 2,198,831 shares, contemplated by the terms and provisions of the Second Amended Employee Stock Option Plan, until CMI emerges from Chapter 11) to 4,500,000; to extend the time in which options may be granted under the Plan from June 30, 2000 until June 30, 2002; and to effect changes consistent with current securities and tax laws. After the Effective Date it is expected that common stockholder approval of the material terms of the Second Amended Employee Stock Option Plan will be sought for purposes of becoming exempt from the deduction limits set forth in Section 162(m) of the Internal Revenue Code. See "GENERAL INFORMATION - Management" for a description of the Amended and Restated Stock Option Plan for Key Employees to be amended by the Second Amended Employee Stock Option Plan.

         CMI's Non-Employee Director Stock Option Plan in place prior to the Effective Date shall remain in place after the Effective Date and Reorganized CMI shall continue to honor such option plan.

E.     RECAPITALIZATION FINANCING INCLUDING ISSUANCE OF NEW SECURITIES

         On the Effective Date, the Recapitalization Financing shall be funded and become effective and the CMBS Sale Portfolio, if not already sold, shall be sold as parts of effectuating consummation of the Plan. On the Effective Date, Reorganized CMI will issue the New Securities in accordance with the Plan. The Plan provides that the issuance of the New Securities, and all securities issuable upon conversion of the New Securities, is thereby authorized pursuant to Section 1145 of the Bankruptcy Code, without further action under applicable law. In addition, on the Effective Date, the Reorganized Debtors will implement and, to the extent applicable, receive the proceeds of the New Debt in accordance with the terms of the applicable documents with respect thereto. On the Effective Date all securities, instruments, corporate documents, and agreements entered into pursuant to or contemplated by the Plan, including, without limitation, the New Securities, any other security and any instrument, corporate document, or agreement entered into in connection with any of the transactions referenced in Section V or Section X.H of the Plan, shall become effective, binding and enforceable in accordance with their respective terms and conditions upon the parties thereon without further act or action under applicable law, regulation, order or rule, and shall be deemed to become effective simultaneously.

F.   SALE OF THE CMBS SALE PORTFOLIO

                 On or before the Effective Date, the commercial mortgage-backed securities and any other assets in the CMBS Sale Portfolio (including the CMO-IV Sale) shall be sold in accordance with the terms of the Plan and any Orders with respect thereto entered by the Bankruptcy Court. The proceeds thereof shall be used to pay Allowed Secured Claims in accordance with any Orders entered by the Bankruptcy Court with respect thereto and otherwise used as part of the funding of the Plan.

G.    AFFILIATE REORGANIZATION

         In order to secure certain financing contemplated under the Plan with the commercial mortgage backed securities representing the equity interests in CBO-1 and CBO-2 (the "Equity Interests"), CMI anticipates that, as a part of the Plan, either (i) a reorganization of certain CMI affiliated entities will be effected resulting in REIT subsidiaries holding the Equity Interests or owning the stock in the qualified REIT subsidiaries holding the Equity Interests, or (ii) the qualified REIT subsidiaries holding the Equity Interests or the trusts holding the underlying assets will elect REIT status (and other actions will be taken as necessary to effect such election), with the intent to secure such financing with a pledge of stock in the REITs, in lieu of a direct pledge of the Equity Interests, which is restricted under certain operative and constituent documents and could result in adverse tax consequences and a negative impact on collateral values. This affiliate reorganization is designed to address concerns of creditors who will provide financing under the Plan contemplated to be secured by the Equity Interests. In addition, certain other action may be taken as necessary to implement the foregoing. All of the actions taken in effecting this affiliate reorganization shall be consistent with the provisions of Exhibit 2 to the Plan governing the treatment of Class A9 and Class A10.

H.    POTENTIAL NEW EQUITY INVESTMENT AND RIGHTS OFFERING

         Although not required to fund the Plan, the Debtors, in consultation with the CMI Equity Committee, may seek new equity capital from one or more investors to partially fund the Reorganized Debtors and the Plan as Recapitalization Financing. In such event, the Plan will be amended to appropriately reflect such new equity capital transaction, in a manner consistent with Exhibits 1 and 2 to the Plan. If new equity capital is sought, it is likely to take the form of a private issuance of preferred stock with such relative rights and preferences as may be agreed to consistent with the terms of the Plan.

         In the event new equity capital is sought from an investor, it is also anticipated that an offering of rights to purchase common stock or a new series of preferred stock, with rights and preferences similar to the preferred stock likely to be issued to the new equity capital investor but with limited voting rights, would be made to Holders of CMI Common Stock. Such rights offering would be developed in consultation with the CMI Equity Committee. Such rights offering would commence on the Effective Date and would be for a percentage of the aggregate face value of the securities issued to the new equity capital investor. All or a portion of the proceeds of the rights offering may be used to redeem at face value the securities issued to the new equity investor.

         Even if CMI does not seek new equity from an investor, an offering of rights to purchase CMI Common Stock may be made to Holders of CMI Common Stock in connection with the Plan. Such rights offering would be developed in consultation with the CMI Equity Committee.

         In the event new equity capital is sought from an investor and a rights offering is made to Holders of CMI Common Stock or a rights offering is made to Holders of CMI Common Stock independent of any new equity investment by an investor, the CMI Common Stock will be exchanged for new CMI Common Stock (on a one share per one share basis) and rights (one right per share) structured to ensure that the value of the CMI Common Stock exchanged exceeds the value of the fresh capital raised in the rights offering, thereby making the exchange principally in exchange for an interest and only partly for cash and rendering applicable the limited transactional exemption from securities law registration afforded by Section 1145 of the Bankruptcy Code. If CMI determines to proceed with a rights offering, it has committed to discuss the applicability of the exemption afforded by Section 1145 of the Bankruptcy Code with the SEC. If a rights offering is made and an exchange of CMI Common Stock, consistent with the foregoing, is effected, then CMI's existing Series B Preferred Stock, Old Series D Preferred Stock, Series E Preferred Stock and Stock Options would be exchanged for new Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Stock Options, as applicable.

APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

         In reliance upon the exemption provided by Section 1145(a)(1) of the Bankruptcy Code, the Debtors have not filed a registration statement under the Securities Act or any state securities laws with respect to the New Securities that will be offered pursuant to the Plan or any other securities issuable upon conversion of the New Securities. Pursuant to the requirements of the Trust Indenture Act of 1939 (the "TIA"), applications for qualification under the TIA will be filed with the SEC with regard to the indentures that will govern the New Securities that will be issued to Holders of Allowed Class A9 and A10 Claims (the "New Debt Securities"). Such applications will be filed prior to the commencement of solicitation for acceptances of the Plan.

SECTION 1145(a)(1). Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of Section 5 of the Securities Act and from registration under state and local securities laws if the following conditions are satisfied:
(i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold claims against, interests in, or claims for administrative expenses against the debtor; and (iii) the securities are issued in exchange for the recipients' claims against or interests in the debtor, or principally in such exchange and partly for cash or property.

         The New Securities, and all other securities issuable upon conversion of the New Securities issued pursuant to the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act and may, subject to the limitations discussed below, be freely transferred by Holders of Allowed Class A9, A10, A14, A16, A18 and A20 Claims and Interests under the Securities Act and their successors and assigns. Accordingly, all resales and subsequent transactions in the New Securities, and any other securities issuable upon conversion of the New Securities are exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the Holder is deemed to be an "underwriter" with respect to such securities or an "affiliate" of an issuer. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                  (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

                  (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

                  (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

                  (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the issuer. Any Holder of an Allowed Claim or Interest (or group of Holders of such Claims and/or Interests who act in concert) who receives a substantial amount of any of the New Securities pursuant to the Plan, or who holds a substantial amount of equity in CMI and receives any of the New Securities pursuant to the Plan, may be deemed to be an "affiliate" of an issuer and therefore an "issuer" and therefore an "underwriter" under the foregoing definitions.

         Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF ALLOWED CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A.

Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (E.G., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (E.G., Nasdaq). Holders of such securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

         To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (E.G., volume limitations, manner of sale, availability of current information about the issuer, etc.), any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company.

         As noted above, Section 1145(a)(1) exempts the offer and sale of the New Securities from the registration requirements of Section 5 of the Securities Act. Section 1145(a)(1) does not, however, contain a corresponding exemption from the indenture qualification requirements of the TIA. The exemptive provision of the TIA, Section 304, exempts certain specified types of securities from the provisions of the TIA, including many of the types of securities exempt from the registration requirements of Section 5 of the Securities Act, but it does not exempt securities issued under Section 1145(a)(1) of the Bankruptcy Code. Section 305 and 307 of the TIA specifically provide for the filing of an application for qualification of indentures governing any debt securities that are exempt from the Securities Act registration requirements but are not exempt from the TIA. Pursuant to such sections and TIA Rule 7a-1, CMI will file (prior to commencement of solicitation for acceptances of the Plan) with the SEC applications on Form T-3 for qualification of the indentures that will govern the New Debt Securities.

         THE NEW SECURITIES ISSUED ON THE EFFECTIVE DATE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THE NEW SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY AND NEITHER THE SEC NOR SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

I.    DISTRIBUTIONS UNDER THE PLAN

GENERAL

         Reorganized Debtors, or such Person(s) as the Debtors may employ in their sole discretion, will act as Disbursing Agent under the Plan. The Disbursing Agent shall make all distributions of Cash required to be distributed under the applicable provisions of the Plan and the documents evidencing the Recapitalization Financing. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan and the documents evidencing the Recapitalization Financing. Each Disbursing Agent will serve without bond, and each Disbursing Agent, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

TIMING OF DISTRIBUTIONS

         Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed hereunder on account of Allowed Claims and Allowed Interests in an Impaired Class (a) shall be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) shall be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the Order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Except as otherwise provided in the Plan, property to be distributed under the Plan on account of an Administrative Claim shall be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

METHODS OF DISTRIBUTIONS

              CASH PAYMENTS. Cash payments made pursuant to the Plan will be in United States dollars. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Reorganized Debtors shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent as set forth in Section V.G of the Plan. Cash payments to bank creditors of the Debtors may be by wire transfer.

              COMPLIANCE WITH TAX REQUIREMENTS. In connection with the distributions set forth herein, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

         Notwithstanding any other provision contained herein: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any distributions pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.

          DISTRIBUTION RECORD DATE. As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities, maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents and the Indenture Trustee will have no obligation to recognize the transfer of any Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of Record as of the close of business on the Distribution Record Date.

SURRENDER OF CANCELLED OLD SECURITIES AND EXCHANGE OF OLD SECURITIES FOR NEW SECURITIES

         TENDER OF OLD SECURITIES. The mechanism by which Holders of Allowed Claims and Allowed Interests surrender their Old Securities in order to receive Cash, if and as applicable under the Plan, and to exchange such Old Securities for New Securities (as applicable), shall be determined based upon the manner in which the Old Securities were issued and the mode in which they are held, as set forth below.

         OLD SECURITIES HELD IN BOOK-ENTRY FORM. Old Securities held in book-entry form through bank and broker nominee accounts shall be mandatorily cancelled and (i) Cash distributed, if and as applicable under the Plan, and

(ii) mandatorily exchanged for New Securities (as applicable) through the facilities of such nominees and the systems of the applicable securities depository or Clearing System holding such Old Securities on behalf of the brokers or banks.

         OLD SECURITIES IN PHYSICAL, REGISTERED, CERTIFICATED FORM. Each Holder of Old Securities in physical, registered, certificated form will be required, on or before the Effective Date, to deliver its physical notes or certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Disbursing Agent after the Confirmation Date and containing such representations and warranties as are described in this Disclosure Statement (a "Letter of Transmittal").

         Any Cash or New Securities to be distributed pursuant to the Plan on account of any Allowed Claim or Allowed Interest represented by an Old Security held in physical, registered, certificated form shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.

         Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Old Securities tendered pursuant thereto are registered in the name of the Person signing the Letter of Transmittal or are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Old Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Old Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. CMI reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful or would subject the Disbursing Agent to liability.

         DELIVERY OF NEW SECURITIES IN EXCHANGE FOR OLD SECURITIES. On the Effective Date, Reorganized CMI or the Disbursing Agent shall issue and authenticate the New Securities, and shall apply to DTC to make such New Securities eligible for deposit at DTC. With respect to Holders of Old Securities who hold such Old Securities through nominee accounts at bank and broker participants in DTC or any similar clearing system, the Disbursing Agent shall deliver such New Securities to DTC or to the registered address specified by the Clearing System. The Clearing System (or its depositary) shall return the applicable Old Securities to the Disbursing Agent for cancellation.

         The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Old Securities for the applicable New Securities by crediting the accounts of its participants with the applicable New Securities in exchange for the Old Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Old Securities through such firms. Neither the Debtors, Reorganized Debtors nor the Disbursing Agent shall have any responsibility or liability in connection with the Clearing Systems' or such participants' effecting, or failure to effect, such exchanges.

         Holders of Old Securities holding such Old Securities outside a Clearing System will be required to surrender their Old Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above). The Disbursing Agent shall forward the New Securities on account of such Old Securities in accordance with the instructions contained in the Letters of Transmittal.

         OTHER MATTERS WITH RESPECT TO THE SURRENDER OF OLD SECURITIES. By participating in any of the above procedures, each Holder of the Old Securities will be representing and warranting (and the Letters of Transmittal will so provide) that among other things, the Holder has full power and authority to tender, exchange, sell, assign and transfer the Old Securities and that when such Old Securities are accepted for exchange by the Debtors or the Reorganized Debtors, the Debtors or the Reorganized Debtors will acquire valid title thereto, free and clear of all liens, restrictions, charges and encumbrances and that the Old Securities are not subject to any adverse claims or proxies. The Holder also agrees that it will, upon request, execute and deliver any additional documents deemed by the Disbursing Agent, the Debtors or the Reorganized Debtors to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Securities Old. All authority conferred by participating in the above procedures will survive the death or incapacity of the Holder, and all obligations of the Holder will be binding upon the heirs, personal representatives, successors and assigns of the Holder.

         The surrender of the Old Securities pursuant to any one of the procedures described in this Disclosure Statement, upon the Debtors' or the Reorganized Debtors' acceptance for exchange of such Old Securities, constitutes a binding agreement between the Holder and the Debtors or the Reorganized Debtors upon the terms, and subject to the conditions, of the Plan.

         SPECIAL PROCEDURES FOR LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS. Any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) an affidavit of loss or other evidence reasonably satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may reasonably be required by the Disbursing Agent or the applicable Reorganized Debtor to hold the Disbursing Agent and such Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the Plan, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument shall, for all purposes under the Plan and notwithstanding anything to the contrary contained herein, be deemed to have surrendered such Instrument.

         FAILURE TO SURRENDER CANCELLED INSTRUMENT. Any Holder of Old Securities holding such Old Securities in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a Letter of Transmittal, together with the applicable Tendered Certificates, within two years after the Effective Date shall have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized CMI, Reorganized CMM or Reorganized Holdings or their properties. In such cases, any Cash or New Securities held for distribution on account of such claim shall be disposed of pursuant to the provisions of Section V.G of the Plan.

RELEASE OF SECURITY INTERESTS IN OR OTHER CLAIMS TO OR AGAINST ASSETS OR PROPERTY OF THE REORGANIZED DEBTORS BY CREDITORS PAID PURSUANT TO THE PLAN

         Any Holder of a Secured Claim whose Secured Claim is being paid in full in accordance with Section IV.C, IV.D or IV.E of the Plan shall cooperate in all respects with the Reorganized Debtors and shall execute such documents and release and return to the Reorganized Debtors such assets or property of the Debtors or Reorganized Debtors, as applicable, that such creditor is holding, directly or indirectly, as collateral and, if applicable, unwind any alleged repurchase agreements or claims to assets or property subject to such alleged repurchase agreements. Furthermore, any and all Holders of such Secured Claims shall execute such documents and take such actions as may be reasonably required by the Reorganized Debtors to effectuate the transfer or retransfer back to the Reorganized Debtors of all collateral security, or assets or property held subject to alleged repurchase agreements, free and clear of all liens, security interests, claims or interests in or to such collateral, assets or property by such Holder, and shall confirm the foregoing in writing if requested by the Reorganized Debtors.

DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent reasonably requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under the Plan.

         Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest shall be made to the address of such Holder on the books and records of the Debtors or their agents, unless Reorganized CMI, Reorganized CMM or Reorganized Holdings, as applicable, has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, such Disbursing Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution shall be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution shall be made to such Holder without any additional interest on such distribution after the Effective Date. Undeliverable distributions shall remain in the possession of the applicable Disbursing Agent pursuant to Section VI.A of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash or New Securities shall be held in trust by the applicable Disbursing Agent for the benefit of the potential claimants of such funds or securities, and will be accounted for separately. Any Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Debtors' investment and deposit guidelines. Any interest paid, and any other amounts earned, with respect to such undeliverable Cash pending its distribution in accordance with this Plan shall be property of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be. Undeliverable New Securities will be held in trust for the benefit of the potential claimants of such securities by the Disbursing Agent in principal amounts or numbers of shares sufficient to fund the unclaimed amounts of such New Securities and will be accounted for separately. Any unclaimed or undeliverable distributions (including Cash and New Securities) shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of two years after the Effective Date and, after such date, all such unclaimed property shall revert to Reorganized CMI, Reorganized CMM, or Reorganized Holdings, as the case may be, and the Claim or Interest of any Holder with respect to such property shall be discharged and forever barred.

         The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan, subject to the terms of the Plan.

J.     GENERAL INFORMATION CONCERNING THE PLAN

PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

         PROCESS. If any of the Debtors disputes any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, under applicable law, and such Claim shall survive the Effective Date to the extent that such Claim has not been allowed and has not received the treatment afforded the Class of Claims in which such Claim is classified under this Plan on or before the Effective Date. Among other things, any Debtor may elect, at its sole option, to object or seek estimation under Section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a Holder of a Claim or any proof of interest filed by or on behalf of a Holder of an Interest.

         TORT CLAIMS. All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to Section V.H.l.a of the Plan shall be determined and liquidated under applicable law in the Bankruptcy Court or the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in the Bankruptcy Court or any administrative or judicial tribunal of appropriate jurisdiction. Pursuant to Section IX.E of the Plan, the automatic stay arising pursuant to Section 362 of the Bankruptcy Code shall be vacated as of the Effective Date as to all Tort Claims. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with Section V.H. l.b of the Plan and applicable non-bankruptcy law that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class A10, B5 or C5, as applicable, in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in Section V.H.l.b of the Plan shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under
Section 157(b) of title 28, United States Code.

         OBJECTIONS TO CLAIMS AND INTERESTS. Except insofar as a Claim or Interest is allowed hereunder, Reorganized CMI, Reorganized CMM and Reorganized Holdings shall be entitled and reserve the right to object to Claims and Interests. Except as otherwise provided in Section V.H.3 of the Plan and except as otherwise ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims, shall be Filed and served upon the Holder of such Claim or Interest no later than 90 days after the Effective Date, unless such period is extended by the Bankruptcy Court, which extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings shall have the authority to File, settle, compromise, withdraw, or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may settle or compromise any Disputed Claim or Disputed Interest in an amount or of a value of $75,000 or less, other than Claims or Interests of Insiders (as defined in the Bankruptcy Code), without approval of the Bankruptcy Court. Except as (i) specified otherwise herein, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or Disputed Interests shall be resolved by the Bankruptcy Court. The failure of the Debtors to object to any Claim or Interest for voting purposes shall not be deemed to be a waiver of the Debtors' or Reorganized Debtors' right to object to any Claim or Interest in whole or in part thereafter.

         PROFESSIONALS, CLAIMS. Except as otherwise ordered by the Bankruptcy Court, objections to Claims of professionals shall be governed by the provisions of Section IV.A.3.b of the Plan.

         NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest.

         DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS AND INTERESTS ONCE THEY ARE ALLOWED. Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed: (i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and
(ii) any interest payments, dividends or other payments made to the Class to which such Claim or Interest belongs, but held pending distribution.

SETOFFS

         Except with respect to any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, may, pursuant to Section 553 or section 502(d) of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings of any such claims, rights and causes of action that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may possess against such Holder.

TERMINATION OF SUBORDINATION

         The classification and manner of satisfying all Claims and Interests under the Plan and the distributions thereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination, Section 510 of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such Holder may have with respect to any distribution to be made pursuant to the Plan shall be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

INDIVIDUAL HOLDER PROOFS OF INTEREST

         Individual Holders of Interests in Classes A14, A16, A18, A20, A21, A22, B7 and C7 are not required to File proofs of Interests unless they disagree with the number of shares set forth on the applicable stock register.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         ASSUMPTIONS. Except as otherwise provided herein, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will assume each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in Section VII.A of the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

         CURE OF DEFAULTS IN CONNECTION WITH ASSUMPTION. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

         If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized CMI, Reorganized CMM or Reorganized Holdings to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

         REJECTIONS. Except as otherwise provided in the Plan on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will reject each of the executory contracts and unexpired leases listed on a schedule to be filed prior to the Confirmation Hearing (the "Contract Rejection Schedule") provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend such schedule to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Sections VII.A and B of the Plan. Each contract and lease listed on the Contract Rejection Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the Contract Rejection Schedule does not constitute an admission by the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings that such contract or lease is an executory contract or unexpired lease or that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings has any liability thereunder. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

         BAR DATE FOR REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease pursuant to Section VII.C of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, their successors or properties unless (a) a stipulation with respect to the amount and nature of such Claim has been entered into by either of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as applicable, and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease, or (b) a Proof of Claim is Filed and served on Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and counsel for Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Claims in Class A10, B5 or C5 as applicable.

         CONTINUATION OF CERTAIN RETIREMENT AND OTHER BENEFITS. All employment, retirement and other related agreements and incentive compensation plans and programs to which CMI, CMM or Holdings is a party are treated as executory contracts under the Plan and will be assumed or rejected pursuant to Section VII of the Plan and Sections 365 and 1123 of the Bankruptcy Code.

         EXECUTORY CONTRACTS AND UNEXPIRED LEASES ENTERED INTO AND OTHER OBLIGATIONS INCURRED AFTER THE PETITION DATE. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors will be performed by the Debtors or the Reorganized Debtors, in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations will, except as provided in such contracts, leases or other obligations, survive and remain unaffected by entry of the Confirmation Order.

LEGAL EFFECTS OF THE PLAN

         CONTINUED CORPORATE EXISTENCE; VESTING OF ASSETS IN REORGANIZED CMI, CMM AND HOLDINGS. Reorganized CMI will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of Maryland. Reorganized CMM will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of Maryland. Reorganized Holdings will exist after the Effective Date as a separate limited partnership entity with all the powers of a limited partnership under the applicable partnership law of Delaware. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of CMI's Estate will vest in Reorganized CMI, all property of CMM's Estate will vest in Reorganized CMM, and all property of Holdings Estate will vest in Reorganized Holdings, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities. From and after the Effective Date, Reorganized CMI, CMM and Holdings may operate their business and use, acquire, and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

         CANCELLATION OF OLD SECURITIES AND RELATED AGREEMENTS. On the Effective Date, except as otherwise provided by the Plan, the Old Securities and all instruments, indentures and agreements evidencing or governing such Old Securities will be deemed terminated, cancelled, extinguished and of no further force or effect without any further action on the part of the Bankruptcy Court, or any person or any government entity or agency, and except as otherwise provided in the Plan, CMI, CMM and Holdings, will be released from any and all obligations under such securities, instruments, indentures and agreements. Holders of cancelled Old Securities will have no rights arising from or relating to such Old Securities or the cancellation thereof, except the rights provided pursuant to the Plan.

         NO FURTHER CORPORATE ACTION. Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor (including, without limitation, approval of the issuance of the New Securities) shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Debtors.

         IMPLEMENTATION. The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings are authorized and directed by the Plan to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan on and after the Effective Date. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan and the other agreements referred to herein or contemplated by the Plan.

         EFFECTUATING DOCUMENTS AND ACTIONS. The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings, as the case may be, and each of their respective appropriate officers shall be authorized to execute and deliver such contracts, instruments, releases, and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, the transactions provided for in the Plan and all other actions in connection therewith.

         DISCHARGE OF DEBTORS AND INJUNCTION. Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by
Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against Reorganized CMI, Reorganized CMM and Reorganized Holdings, their respective successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

         Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties;
(iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person, including but not limited to the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

         LIMITATION OF LIABILITY. None of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, the members of the Committees, the Indenture Trustee, or any of their respective employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including, without limitation, their respective Designated Professionals), shall have any responsibility, or have or incur any liability, to any Person whatsoever (i) for any matter expressly approved or directed by the Confirmation Order or (ii) under any theory of liability (except for any claim based upon willful misconduct or gross negligence) for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with or contemplated by the Plan; provided, that nothing in
Section XI.B of the Plan shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or any documents executed in connection therewith or pursuant thereto or under any other agreement other document entered into by such Person in accordance with or pursuant to the terms of this Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

         RELEASES. On the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to release unconditionally (i) each of the Debtors' then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the "Debtor Releasees") and (ii) the Committees and, solely in their capacity as members or representatives of the Committees, each member, consultant, attorney, accountant, financial advisor or other representative of the Committees (collectively the "Committee Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or after the Petition Date and up to and including the Effective Date in any way relating to the Reorganization Cases, the Plan or this Disclosure Statement.

         On the Effective Date, each Holder of a Claim or Interest shall be deemed to have unconditionally released the Debtor Releasees, the Committee Releasees and each of their then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or after the Petition Date and up to and including the Effective Date in any way relating to the Reorganization Cases, the Plan or the Disclosure Statement, excepting, however, from such release any obligation owing to a Holder of an Allowed Claim or Allowed Interest provided for in this Plan or the Confirmation Order.

         INDEMNIFICATION. The obligations of the Debtors as of the Petition Date to indemnify their present and former directors or officers, respectively, against any obligations pursuant to the Debtors' articles of incorporation, by-laws, applicable state law or specific agreement or resolution, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, be assumed by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and not be discharged. The Debtors shall fully indemnify, and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall assume the Debtors' obligations to indemnify, any person by reason of the fact that he or she is or was serving as a director, officer, employee, agent, professional, member, or other authorized representative (in each case, as applicable) of any of the Debtors (collectively, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorneys' fees and expenses), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby and the Disclosure Statement in support thereof, provided, however, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. In addition, Reorganized CMI shall fully indemnify the CMI Equity Committee and its professionals against any claims, liabilities, actions, suits, damages, fines, judgments, expenses (including reasonable attorneys' fees and expenses) as a result of or arising from the CMI Equity Committee being a co-proponent of the Plan and Disclosure Statement, provided, however, that the foregoing indemnification shall not apply to any liabilities arising from gross negligence or willful misconduct of any such indemnitee. For purposes of the following sentences in this paragraph, reference to the term "Indemnitee" shall include the CMI Equity Committee and its professionals. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized CMI, Reorganized CMM or Reorganized Holdings, the Indemnitee shall promptly notify Reorganized CMI, in writing and, in any such event, Reorganized CMI shall assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses of such Indemnitee. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Reorganized CMI has agreed to pay the fees and expenses of such counsel, or (b) Reorganized CMI shall have failed to assume promptly the defense of such claim, action or proceeding or to employ counsel reasonably satisfactory to the Indemnitee in any such claim action or proceeding, or (c) the named parties in any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized CMI, that the joint representation of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized CMI in writing that it elects to employ separate counsel at the expense of Reorganized CMI, Reorganized CMI shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, neither Reorganized CMI, nor Reorganized CMM nor Reorganized Holdings shall effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized CMI, Reorganized CMM or Reorganized Holdings unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the

Indemnitee reasonably satisfactory in form and substance to the Indemnitee. Anything in the Plan notwithstanding, no Securities Claims shall be treated as part of Classes A9 or A10 under the Plan.

         It should be noted in connection with the foregoing paragraph that certain courts have held, and it is the position of the SEC, that indemnification for liabilities arising under the Securities Act is against public policy and unenforceable.

         VESTING OF ASSETS. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of CMI's Estate shall vest in Reorganized CMI and all property of CMM's Estate shall vest in Reorganized CMM and all property of Holdings' estate shall vest in Reorganized Holdings, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities. From and after the Effective Date, Reorganized CMI, Reorganized CMM and Reorganized Holdings may operate their business and use, acquire and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

         PRESERVATION OF CAUSES OF ACTION. Except as otherwise provided herein, or in any contract, instrument, release or other agreement entered into in connection with or pursuant to the Plan, Reorganized CMI, Reorganized CMM and Reorganized Holdings shall retain (and may enforce) any claims, rights and causes of action that the Debtors or the Estates may hold against any Person, including, but not limited to, any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory. With respect to avoidance power causes of action under Sections 544, 547 and 548 of the Bankruptcy Code, except as any such causes of action are generally referenced in the Plan, the Disclosure Statement or exhibits thereto, and except any such actions as may be brought prior to the Confirmation Hearing, the Debtors are presently unaware of any other such causes of action that any of them intends to pursue prior to or subsequent to the Effective Date. Notwithstanding the foregoing, creditors and interest holders should make their decision on whether to vote to accept or reject the Plan without relying on the preceding sentence.

         RETENTION OF BANKRUPTCY COURT JURISDICTION. To the maximum extent permitted by the Bankruptcy Code and other applicable law, the Bankruptcy Court shall have jurisdiction of all matters arising out of, and related to, the Reorganization Cases and the Plan pursuant to, and for the purpose of, Sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim pursuant to the Plan;

2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

3. Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4. Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings that may be pending on the Effective Date;

6. Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

8. Enter such Orders as may be necessary or appropriate to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

9. Enter such Orders as may be necessary or appropriate to enforce, implement or interpret the terms and conditions of this Plan and resolve any objections filed with respect to any actions proposed to be taken in connection with or pursuant to the provisions of the Plan;

10. Enter such Orders as may be necessary or appropriate to approve agreements, settlements or compromises in connection with matters pending on the Effective Date or arising thereafter in connection with implementation of provisions of the Plan;

11. Determine all adversary proceedings and contested matters to recover or enforce rights with respect to property of any of the Debtors or their Estates or to obtain other relief relating to causes of actions or claims under the Bankruptcy Code or other applicable law including, but not limited to, any actions brought under Sections 541 through 553 of the Bankruptcy Code;

12. Determine matters concerning state, local or federal taxes pursuant to Sections 346, 505, 525, 1146 and any other tax-related provisions of the Bankruptcy Code;

13. Enter such Orders as may be necessary or appropriate to enforce and interpret the provisions of the Confirmation Order;

14. Subject to any restrictions on modifications provided herein or in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

15. Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

16. Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17. Except as otherwise provided in the Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Reorganization Cases, determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, this Disclosure Statement or the Confirmation Order; and

18. Enter an Order or Orders closing the Reorganization Cases.

         FAILURE OF BANKRUPTCY COURT TO EXERCISE JURISDICTION. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Cases, including the matters set forth in Section XI.G of the Plan, Section XI.G of the Plan shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

         COMMITTEES. On the Effective Date, all Committees, shall be dissolved and the members of such Committees and their professionals shall be released and discharged from all further rights and duties arising from or related to the Reorganization Cases. The professionals retained by such Committees and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date other than for services rendered in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or timely Filed after, the Effective Date.

VI.      CONFIRMATION AND CONSUMMATION PROCEDURES

A.    SOLICITATION OF ACCEPTANCES

         As permitted by the Bankruptcy Code, the Debtors and the CMI Equity Committee are soliciting, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the acceptance of the Plan by all Classes of Claims and Interests that are "Impaired" under the Plan and that are entitled to vote on the Plan. The solicitation of acceptances from Holders of Claims or Interests in unimpaired Classes is not required under the Bankruptcy Code. The following Classes are Impaired and are entitled to vote on the Plan:

         Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16,
A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6.

         A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds in amount vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

         In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below.

         Any Holder of an Impaired Claim or Interest is entitled to accept or reject the Plan (unless such claim or Interest has been disallowed by the Bankruptcy Court for purposes of accepting or rejecting the Plan). The Voting Record Date for determining which Holders of Interests in Classes A9, A14, A16 and A18, A20 and A21 are entitled to accept or reject the Plan is September 5, 2000.

B.    CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on the Confirmation of the Plan. The Confirmation Hearing has been scheduled for 10:00 a.m., Eastern Time, on November 15, 2000. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice other than an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served upon the following so that they are received no later than November 3, 2000:

VENABLE, BAETJER AND HOWARD, LLP            AKIN, GUMP, STRAUSS, HAUER
Richard L. Wasserman                        & FELD, L.L.P.
1800 Mercantile Bank and Trust Building     Stanley J. Samorajczyk
Two Hopkins Plaza                           Michael S. Stamer
Baltimore, Maryland 21201                   1333 New Hampshire Avenue, N.W.
(410) 244-7400                              Washington, D.C. 20036
                                            (202) 887-4000

Co-Counsel to CRIIMI MAE Inc.
and CRIIMI MAE Holdings II, L.P.

SHULMAN, ROGERS, GANDAL, PORDY              COVINGTON & BURLING
& ECKER, P.A.                               Michael St. Patrick Baxter
Morton A. Faller                            Dennis B. Auerbach
11921 Rockville Pike                        1201 Pennsylvania Avenue, NW
Third Floor                                 Washington, D.C. 20004-2401
Rockville, MD 20852-2753                    (202) 662-6000
(301) 231-0928

Counsel to CRIIMI MAE Management, Inc.      Counsel to the Official Committee of
                                            Equity Security Holders
                                            of CRIIMI MAE Inc.

ARNOLD & PORTER                             WHITEFORD, TAYLOR & PRESTON, LLP
Daniel M. Lewis                             Paul M. Nussbaum
555 Twelfth Street, N.W.                    Seven Saint Paul Street, Suite 1400
Washington, D.C. 20004                      Baltimore, Maryland 21202-1626
(202) 942-5000                              (410) 347-8700

Counsel to the Official Committee of        Counsel to the Official Committee of
Unsecured Creditors of CRIIMI MAE Inc.      Unsecured Creditors of CRIIMI MAE
                                            Management, Inc.

C.      CONFIRMATION

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if the Plan satisfies all of the requirements of Section 1129 of the Bankruptcy Code. The requirements, in relevant part, are the following:

         a) The Plan and the Debtors must comply with the applicable provisions of the Bankruptcy Code.

         b) The Plan must have been proposed in good faith and not by any means forbidden by law.

         c) Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or in connection with the Plan and incident to the Chapter 11 Cases must have been approved by or be subject to, the approval of the Bankruptcy Court as reasonable.

         d) The Debtors must have disclosed the identity and affiliations of any individual proposed to serve, after the Confirmation of the Plan, as a director or officer of the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy. The Debtors must have disclosed the identity of any "insider" (as defined in Section 101 of the Bankruptcy Code) who will be employed or retained by Reorganized CMI, CMM and Holdings and the nature of any compensation for such insider.

         e) Any government regulatory commission with jurisdiction, after the Confirmation Date, over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned upon such approval.

         f) With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest in such class must either accept the Plan or receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

         g) Each Class of Claims or Interests must either accept the Plan or not be Impaired under the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to Section 1129(b) of the Bankruptcy Code.

         h) Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan must provide that (i) Administrative Expenses will be paid in full in Cash on the Effective Date,
(ii) Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of Priority Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value, as of the Effective Date, equal to the Allowed amount of such Priority Claims, and (iii) the Holder of a Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the Allowed amount of such Claim.

         i) If a class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired by the Plan must accept the Plan, such acceptance to be determined without giving effect to any acceptance of the Plan by an "insider."

         j) Confirmation of the Plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan.

         k) All fees payable under Section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, must have been paid or the Plan must provide for the payment of all such fees on the Effective Date.

         l) The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and at the level established pursuant to Section 1114, at any time prior to the Confirmation Date, for the duration of the period the Debtors have obligated themselves to provide such benefits.

         The Debtors believe that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in greater detail below.

BEST INTERESTS TEST

         In order to the meet the "best interests" test of Section 1129(a)(7) of the Bankruptcy Code, the Debtors must establish that each holder of a Claim or Interest in an Impaired class either (i) has accepted the Plan or
(ii) will receive or retain under the Plan in respect of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

         To determine the recovery that Creditors and Holders of Interests would receive if the Debtors were to be liquidated, the Bankruptcy Court must determine the amount of cash that would be generated from the liquidation of the assets and properties of the Debtors in a Chapter 7 liquidation case. The dollar amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the assets of the Debtors in a liquidation case plus the cash held by the Debtors at the time of the commencement of the liquidation case and any interest earned on the investment thereof minus the costs and expenses of the liquidation and any additional administrative and priority claims that may result from the termination of the Debtors' business and the completion of its liquidation under Chapter 7.

         The Debtors' costs of liquidation under Chapter 7 of the Bankruptcy Code would include the fees payable to a trustee (or trustees) in bankruptcy and to any additional attorneys and other professionals engaged by such trustee (or trustees), operating costs to effectuate the liquidation of the Debtors' assets plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases including compensation to and reimbursement of expenses of, attorneys, financial advisors and accountants and costs and expenses of members of the Committees that are allowed. The foregoing types of Claims and such other Claims as may arise in the liquidation case or result from the Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be available to pay Unsecured Claims. In addition, additional Claims would arise by reason of the rejection of unexpired leases and executory contracts.

         Under the "best interest" test, all entities holding Unsecured Claims in a particular class having the same rights upon liquidation would be treated as a single class for purposes of determining the potential distribution of the proceeds from the liquidation of the assets of the Debtors under Chapter 7. The distributions payable to each of the creditors in a Class from the liquidation proceeds would be calculated pro rata according to the amount of the Claim in such Class held by each Creditor. The Debtors believe that the most likely outcome of liquidation proceeding under Chapter 7 would be the application of the rule of absolute priority of distributions. Under this rule, (i) no holders of Unsecured Claims would receive any distribution until all holders of Administrative Expenses, Priority Claims and Priority Tax Claims were paid in full with interest and
(ii) no holder of an Interest would receive any distribution until all Holders of General Unsecured Claims were paid in full with interest.

         The Debtors have carefully considered the probable effects of liquidation under Chapter 7 of the Bankruptcy Code on the ultimate proceeds available for distribution to creditors and holders of Interests, including the following:

         a) the probable costs and expenses of such liquidation;

         b) the possible adverse effect of liquidation under Chapter 7 on the realizable values of the Debtors' assets and properties;

         c) the possible adverse effect of liquidation under Chapter 7 on the salability of the Debtors' business on a going-concern basis as a result of the possible loss of key employees, the goodwill of customers, vendors and suppliers and the negative effect on the Debtors' reputation; and

         d) the possible substantial increase in Claims which would rank prior to or on a parity with those of unsecured creditors. After considering these factors, among others, the Debtors have prepared a liquidation analysis (the "Liquidation Analysis") (set forth in Exhibit C attached hereto), of the projected proceeds of a hypothetical Chapter 7 liquidation and the resulting distributions of such proceeds to the various Classes of Claims and Holders of Interests. The Liquidation Analysis demonstrates that the value of the distributions to each Class of Claims and Interests pursuant to the Plan is equal to or greater than the value of the distributions to such Class in a Chapter 7 liquidation.

         Although the Liquidation Analysis assumes that full distributions to creditors of the liquidation proceeds would occur within six months of the commencement of the hypothetical Chapter 7 case, the Debtors also believe that distributions of the proceeds of the liquidation could be delayed for a significantly greater period, because of the time necessary to complete the liquidation, the possibility of litigation among the Holders of various Classes of Claims of Interests and the additional time required thereafter to litigate and resolve Disputed Claims and prepare for distributions. If such further delay were to occur, the present value of future distributions to creditors under Chapter 7 would be further reduced.

FEASIBILITY

         In order to meet the "feasibility" test under Section 1129(a)(11) of the Bankruptcy Code, the Debtors must establish that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. To determine whether the Plan meets this requirement, the Debtor has prepared projected financial statements for Reorganized CMI, CMM and Holdings on a consolidated basis for eight annual periods commencing on the Effective Date or on the assumed Effective Date. See Exhibit B.

         Although the Projections are based upon the Debtors' best estimates, no representations are made with respect to the accuracy thereof or the ability of Reorganized CMI, CMM and Holdings to achieve the Projections. The Projections are based upon a number of assumptions, many of which are subject to substantial uncertainty. Some assumptions inevitably will not materialize and unanticipated events and circumstances occurring subsequent to the date of preparation of the Projections may affect actual results. Therefore, actual operating results may vary materially from the projected operating results set forth in the Projections.

         Based upon the Projections, the Debtors and the CMI Equity Committee believe the Plan is feasible and will be prepared to so demonstrate at the Confirmation Hearing.

         Each party in interest is urged to carefully examine the Projections and the related assumptions in evaluating the feasibility of the Plan.

CONFIRMATION OVER A DISSENTING CLASS

         The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in Section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it
(i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

         Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this paragraph.

         Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and equity interests.

         Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of
(a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

         The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

         The Debtors and the CMI Equity Committee believe that, if necessary, the Plan may be crammed down over the dissent of Classes of certain Claims and Interests, in view of the treatment proposed for such Classes. See "PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan" for information concerning the treatment of various Classes depending on which Classes vote to accept or reject the Plan. If necessary and appropriate, the Debtors and the CMI Equity Committee intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes.

         In addition, the Debtors and the CMI Equity Committee do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. The Debtors and the CMI Equity Committee believe the Plan does not discriminate unfairly.

         THE DEBTORS AND THE CMI EQUITY COMMITTEE RESERVE THE ABSOLUTE RIGHT TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE IN THE EVENT THE PLAN IS NOT ACCEPTED BY ALL IMPAIRED CLASSES.

         Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable, pursuant to Section 1129 of the Bankruptcy Code, will not limit or affect the Debtors' ability to modify the Plan to satisfy the Confirmation requirements of Section 1129 of the Bankruptcy Code.

D.     CONSUMMATION

         If the Plan is confirmed, the Plan will be consummated and distributions will be made on or shortly after the Effective Date, except as otherwise provided in the Plan.

E.     CONDITIONS TO EFFECTIVE DATE

         The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors and the CMI Equity Committee:

         1. The Confirmation Order in form and substance satisfactory to the Debtors and the CMI Equity Committee and entered by the Bankruptcy Court shall not have been modified in any respect.

         2. The Recapitalization Financing shall be funded in accordance with the Plan and the respective governing documents for each component of the Recapitalization Financing, and the sale of the CMBS Sale Portfolio shall have been completed.

         3. All other actions and documents necessary to implement the transactions contemplated to be effected under this Plan on or before the Effective Date shall have been effected or executed or, if waivable, waived by the Person entitled to the benefit thereof.

VII.     CERTAIN RISK FACTORS

         The risk factors enumerated below (other than those described in "--Risks Relating to the Necessary Recapitalization Financing" and "-- Certain Risks of Non-Confirmation"), generally assume the confirmation and consummation of the Plan and all transactions contemplated thereby, and, except as indicated, do not generally include matters that could prevent or delay confirmation. See "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan" and "--Voting and Confirmation of the Plan" for a discussion of such matters. Prior to deciding whether and how to vote on the Plan, each Holder of a Claim or Interest in a solicited Class should carefully consider all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraphs.

         THE INFORMATION CONTAINED UNDER THIS PART VII. "CERTAIN RISK FACTORS" IS SUPPLEMENTED BY THE INFORMATION CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT H.

SUBSTANTIAL INDEBTEDNESS; LEVERAGE

         The Company is now highly leveraged and will continue to be highly leveraged after giving effect to the reorganization. At December 31, 1999, the Company had total consolidated indebtedness of $2.0 billion (of which $926 million was recourse debt to the Company (i.e., not match-funded)) and stockholders' equity of $219 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- General" and the Consolidated Financial Statements of the Company and the accompanying notes thereto appearing elsewhere in this Disclosure Statement. After giving effect to the reorganization, the Company's estimated pro forma aggregate indebtedness at September 30, 2000 would total approximately $1.1 billion (of which approximately $425 million would be recourse debt to the Company (i.e., not match-funded) and stockholders' equity would be approximately $236 million. See "BUSINESS PLAN" and "Exhibit B-Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information."

         The Company's management believes that, based on its projections (which are based upon a number of assumptions), the Company will have sufficient cash resources to pay interest and scheduled principal on its outstanding indebtedness, after giving effect to the reorganization. See "Exhibit B-Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information." However, even if the reorganization is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain cash flow and to generate capital internally from operating and investing activities and expected reductions in REIT distribution requirements to shareholders due to expected net operating losses for tax purposes, in each case consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee as set forth in the Plan. There can be no assurance that targeted levels of cash flow will actually be achieved, that reductions in REIT distribution requirements will be realized, or that, if required, new capital will be available to the Company. The Company's ability to maintain or increase cash flow and access new capital with, respect to the resumption of Subordinated CMBS acquisitions and commercial mortgage loan originations and securitizations, will depend upon, among other things, interest rates, prevailing economic conditions and other factors, many of which are beyond the control of the Company.

         The Company's high level of debt limits its ability to obtain additional capital, reduces income available for distributions, restricts the Company's ability to react quickly to changes in its business and makes the Company more vulnerable to economic downturns. In addition, the agreements governing the Reorganized Debtors' debt may impose significant operating and financial restrictions on the Company. See "PLAN OF REORGANIZATION."

RISKS RELATING TO NECESSARY RECAPITALIZATION FINANCING

         Consummation of the Plan is conditioned upon, among other matters, the Company obtaining New Debt and completing the CMBS Sale and the CMO-IV Sale. See "PLAN OF REORGANIZATION." Although the Company has sold certain CMBS in connection with the CMBS Sale, is engaged in negotiating additional commitments for the CMBS Sale, and has agreed to terms with respect to the New Debt, there can be no assurance that the Company will complete the CMBS Sale or the CMO-IV Sale or obtain and satisfy all terms and conditions of the New Debt. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Note 5 to the Notes to Consolidated Financial Statements for a discussion of certain CMBS sold in February and April, 2000 constituting a portion of the CMBS Sale.

RISKS RELATING TO THE PROJECTIONS

         The management of the Company has prepared the projected financial information contained in this Disclosure Statement relating to the Company (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume, among other matters, that the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of the Company's operations following the Effective Date. The assumptions and estimates underlying such Projections are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others,
(1) the uncertain ability of the Company to generate sufficient funds internally to meet its working capital and debt service requirements; (2) interest rate and financial market volatility; (3) the ability of the Company to retain an adequate number and mix of employees; and (4) adverse economic conditions and competition. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Company. Consequently, the projected financial information contained herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the Projections will necessarily be achieved. The Company does not intend to update or revise the Projections. See "Exhibit B-Unaudited Pro Forma Consolidated Balance Sheet and Projected Financial Information" and "PLAN OF REORGANIZATION -- The Reorganized Debtors--Projected Financial Information."

RISKS OF LOSS OF REIT STATUS

         It is anticipated that the Company will continue to operate in such a manner as to qualify as a REIT for federal income tax purposes. If the Company were to fail to qualify as a REIT in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to stockholders would not be deductible by the Company in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which in turn could have an adverse impact on the value of, and trading prices for, the Common Stock. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT.

         The Company must distribute at least 95% of its net taxable income each year (excluding any net capital gain and certain non-cash income) in order to maintain its status as a REIT for federal income tax purposes (the "95% Distribution Requirement"). As a REIT, the Company is also subject to a 4% non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

         The Company intends to make distributions to its stockholders to comply with the 95% Distribution Requirement. It is anticipated that, for the foreseeable future the Company will not have REIT distribution requirements, however, if the Company does have a REIT distribution requirement, a substantial portion of the Company's distributions to meet its tax distribution requirements will be in the form of non-cash taxable dividends. To the extent such distributions are paid in cash, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to satisfy the 95% Distribution Requirement or to avoid the non-deductible excise tax. There can be no assurance that the Company would be able to borrow funds or sell assets on a timely basis. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, (iii) to distribute amounts that would otherwise be spent on future investments or repayment of debt, or (iv) to distribute non-cash dividends in lieu of cash. There can be no assurance that non-cash taxable dividends will satisfy the Company's taxable distribution requirements to maintain its status as a REIT.

         See "BUSINESS -- Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" for a discussion of further risks of loss of REIT status, the distribution of non-cash taxable dividends with respect to the Company's 1998 taxable income and distributions with respect to the Company's 1999 taxable income.

TAXABLE MORTGAGE POOL RISKS

         An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code ("TMP") is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP
(i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities and (iii) the payments on the debt securities must bear a relationship to the payments received from the mortgages. The Company currently owns all of the equity interests in three trusts that constitute TMPs (CBO-1, CBO-2 and CMO-IV, collectively the "Trusts"). See "Business -- Loan Originations and Securitizations and Resecuritizations" and Notes 5 and 6 to Notes to Consolidated Financial Statements for descriptions of CBO-1, CBO-2 and CMO-IV. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs that constitute "qualified REIT subsidiaries" (that is, entities whose equity interests are wholly owned by a REIT). As a result of this exemption and the fact that the Company owns all of the equity interests in each Trust, the Trusts currently are not required to pay a separate corporate level tax on income they derive from their underlying mortgage assets.

         The Company also owns certain securities structured as bonds (the "Bonds") issued by each of the Trusts. Certain of the Bonds owned by the Company serve as collateral (the "Pledged Bonds") for short-term, variable-rate borrowings used by the Company to finance their initial purchase. If the creditors holding the Pledged Bonds were to seize or sell this collateral and the Pledged Bonds were deemed to constitute equity interests (rather than debt) in the Trusts, then the Trusts would no longer qualify for the exemption under the TMP Rules provided for qualified REIT subsidiaries. The Trusts would then be required to pay a corporate level federal income tax. As a result, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests and the Pledged Bonds) would instead be applied to tax payments. Since the equity interests and Bonds owned by the Company are the most subordinated securities and, therefore, would absorb payment shortfalls first, the loss of the exemption under the TMP rules could have a material adverse effect on their value and the payments received thereon.

         In addition to causing the loss of the exemption under the TMP Rules, a seizure or sale of the Pledged Bonds and a characterization of them as equity for tax purposes could also jeopardize the Company's REIT status if the value of the remaining ownership interests in any Trust held by the Company (i) exceeded 5% of the total value of the Company's assets or (ii) constituted more than 10% of the Trust's voting interests. Although it is possible that the election by the TMPs to be treated as taxable REIT subsidiaries could prevent the loss of CRIIMI MAE's REIT status, there can be no assurance that a valid election could be made given the timing of a seizure or sale of the Pledged Bonds.

PHANTOM INCOME MAY RESULT IN ADDITIONAL TAX LIABILITY

         The Company's investment in Subordinated CMBS and certain other types of mortgage related assets may cause it, under certain circumstances, to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, stockholders, from time to time, may be required to treat distributions that economically represent a return of capital, as taxable dividends. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if the Company recognizes phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis (i.e., before such income is realized by the stockholders in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. As the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease.

EFFECT OF RATE COMPRESSION ON MARKET PRICE OF STOCK

         The Company's actual earnings performance as well as the market's perception of the Company's ability to achieve earnings growth may affect the market price of the Common Stock. In the Company's case, the level of earnings (or losses) depends to a significant extent upon the width and direction of the spread between the net yield received by the Company on its income earning assets (principally, the long term, fixed-rate assets comprising its CMBS portfolio) and its floating-rate cost of borrowing. In periods of narrowing or compressing spreads, the resulting pressure on the Company's earnings may adversely affect the market value of its Common Stock. Spread compression can occur in high or low interest rate environments and typically results when net yield on the long-term assets adjusts less frequently than the current rate on debt used to finance their purchase. For example, if the Company relies on short-term, floating-rate borrowings to finance the purchase of long-term fixed-rate CMBS assets, the Company may experience rate compression, and a resulting diminution of earnings, if the interest rate on the debt increases while the coupon and yield measure for the financed CMBS remains constant. In such an event, the market price of the Common Stock may decline to reflect the decrease in value of the Company resulting from the spread compression. In an effort to mitigate this risk, the Company as a matter of policy generally hedges at least 75% of the principal amount of its variable-rate debt with interest-rate protection agreements to protect interest cash flow against a significant rise in interest rates.

CERTAIN RISKS OF  NON-CONFIRMATION

         Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. The Bankruptcy Court could decline to confirm the Plan if it were to find that any of the statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting Holders of Claims and Interests will not be less than the value of distributions such Holders of Claims and Interests would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Company believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders of Claims and Interests will receive distributions at least as great as would be received in a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See "PLAN OF REORGANIZATION --Chapter 7 Liquidation Analysis" and "Exhibit C - Liquidation Analysis."

         The confirmation and consummation of the Plan also are subject to certain other conditions. See "PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan."

         If the Plan is not confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that CRIIMI MAE would have to liquidate its assets, in which case it is likely that Holders of Claims and Interests would receive less than they would have received pursuant to the Plan. See "PLAN OF REORGANIZATION -- Chapter 7 Liquidation Analysis" and "Exhibit C - Liquidation Analysis."

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

         As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Company from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Company set forth elsewhere herein.

RISKS OF OWNING SUBORDINATED CMBS

         As an owner of the most subordinate tranches of CMBS, the Company will be the first to bear any loss and the last to have a priority right to the cash flow of the related mortgage pool. For example, if the Company owns a $10 million subordinated interest in an issuance of CMBS consisting of $100 million of mortgage loan collateral, a 7% loss on the underlying mortgage loans will result in a 70% loss on the subordinated interest.

         The Company's Subordinated CMBS can change in value due to a number of economic factors. These factors include changes in the underlying real estate, fluctuations in Treasury rates, and supply/demand mismatches which are reflected in CMBS pricing spreads. For instance, changes in the credit quality of the properties securing the underlying mortgage loans can result in interest payment shortfalls, to the extent there are mortgage payment delinquencies, and principal losses, to the extent that there are payment defaults and the amounts are not fully recovered. These losses may result in a permanent decline in the value of the CMBS, and the losses may change the Company's anticipated yield to maturity if the losses are in excess of those previously estimated. CMBS are priced at a spread above the current Treasury security with a maturity that most closely matches the CMBS' weighted average life. The value of CMBS can be affected by changes in Treasury rates, as well as changes in the spread between such CMBS and the Treasury security with a comparable maturity. For example, the spread to Treasury of a CMBS may have increased from 400 basis points to 500 basis points. If the Treasury security with a comparable maturity had a constant yield of 5% then, in this example, the yield on the CMBS would have changed from 9% to 10% and accordingly, the value of such CMBS would have declined. Generally, increases and decreases in both Treasury rates or spreads will result in temporary changes in the value of the Subordinated CMBS assuming that the Company has the ability and intent to hold its CMBS investments until maturity. However, such temporary changes in the value of Subordinated CMBS become permanent changes realized through the income statement when the Company no longer intends or fails to have the ability to hold such Subordinated CMBS to maturity. The Company has historically been unable to obtain financing at the time of acquisition that matches the maturity of the related investments, resulting in a periodic need to obtain short-term financing secured by the Company's CMBS. The inability to refinance this short-term, floating-rate financing with long-term, fixed-rate financing or a decline in the value of the collateral securing such short-term, floating-rate indebtedness could result in a situation where the Company is required to sell CMBS or provide additional collateral, which could have and has had an adverse effect on the Company and its financial position and results of operations. The Company's ability to borrow amounts in the future may be impacted by, among other things, the credit performance of the underlying pools of commercial mortgage loans, and other factors affecting the Subordinated CMBS that it owns.

LIMITED PROTECTION FROM HEDGING TRANSACTIONS

         To minimize the risk of interest rate increases on interest expense as it relates to its short-term, variable-rate debt, the Company follows a policy to hedge at least 75% of the principal amounts of its variable-rate debt with interest-rate protection agreements in order to provide a ceiling on the amount of interest expense payable by the Company. As of December 31, 1999, 94% of the Company's outstanding variable-rate debt was hedged with interest-rate protection agreements that partially limit the impact of rising interest rates above a certain defined threshold, or strike price. When these interest-rate protection agreements expire, the Company will have increased interest rate risk unless it is able to enter into replacement interest-rate protection agreements. As of December 31, 1999, the weighted average remaining term for the interest rate protection agreements was approximately one year with a weighted average strike price of 6.7%. The highest rate for one-month LIBOR during 1999 was 6.5%. There can be no assurance that the Company will be able to maintain interest-rate protection agreements to meet its hedge policy on satisfactory terms or to adequately protect against rising interest rates on the Company's debt. In addition, the Company does not currently hedge against all interest rate risks, including increases in interest rate spreads and increases in Treasury rates, which adversely affect the value of its CMBS. Moreover, hedging involves risk and typically involves costs, including transaction costs. Such costs increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. The Company may increase its hedging activity and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased.

LIMITED LIQUIDITY OF SUBORDINATED CMBS MARKET

         There is currently no active secondary trading market for Subordinated CMBS. This limited liquidity results in uncertainty in the valuation of the Company's portfolio of Subordinated CMBS. In addition, even if the market for Subordinated CMBS recovers, the liquidity of such market has historically been limited; and furthermore, during adverse market conditions, the liquidity of such market has been severely limited, which would impair the amount the Company could realize if it were required to sell a portion of its Subordinated CMBS.

PENDING LITIGATION

         The Company is involved in material litigation. See "GENERAL INFORMATION -- Legal Proceedings" for descriptions of the foregoing and other legal proceedings.

INVESTMENT COMPANY ACT RISK

         Under the Investment Company Act of 1940, as amended (the "Investment Company Act"), an investment company is required to register with the SEC and is subject to extensive restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. However, as described below, companies that are primarily engaged in the business of acquiring mortgages and other liens on and interests in real estate ("Qualifying Interests") are excluded from the requirements of the Investment Company Act.

         To qualify for the Investment Company Act exclusion, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests (the "55% Requirement") and is also required to maintain an additional 25% in Qualifying Interests or other real estate-related assets ("Other Real Estate Interests" and such requirement, the "25% Requirement"). According to current SEC staff interpretations, CRIIMI MAE believes that its government insured mortgage securities and originated loans constitute Qualifying Interests. In accordance with current SEC staff interpretations, the Company believes that all of its Subordinated CMBS constitute Other Real Estate Interests and that certain of its Subordinated CMBS also constitute Qualifying Interests. On certain of the Company's Subordinated CMBS, the Company, along with other rights, has the unilateral right to direct foreclosure with respect to the underlying mortgage loans. Based on such rights and its economic interest in the underlying mortgage loans, the Company believes that the related Subordinated CMBS constitute Qualifying Interests. As of December 31, 1999, the Company believes that it was in compliance with both the 55% Requirement and the 25% Requirement.

         If the SEC or its staff were to take a different position with respect to whether such Subordinated CMBS constitute Qualifying Interests, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company. If the Company were required to change the manner in which it conducts its business, it would likely have to dispose of a significant portion of its Subordinated CMBS or acquire significant additional assets that are Qualifying Interests. Alternatively, if the Company were required to register as an investment company, it expects that its operating expenses would significantly increase and that the Company would have to reduce significantly its indebtedness, which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms.

         Further, if the Company were deemed an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief. The Company would be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period the Company was deemed an unregistered investment company. In addition, as a result of the Company's Chapter 11 filing, the Company is limited in possible actions it may take in response to any need to modify its business plan in order to register as an investment company, or avoid the need to register. Certain dispositions or acquisitions of assets would require Bankruptcy Court approval. Also, any forced sale of assets that occurs after the bankruptcy stay is lifted would change the Company's asset mix, potentially resulting in the need to register as an investment company under the Investment Company Act or take further steps to change the asset mix. Any such results would be likely to have a material adverse effect on the Company.

EFFECT OF ECONOMIC RECESSION ON LOSSES AND DEFAULTS

         Economic recession may increase the risk of default on commercial mortgage loans and correspondingly increase the risk of losses on the Subordinated CMBS backed by such loans. Economic recession may also cause declining values of commercial mortgage loans, weakening collateral coverage and increasing the possibility of losses in the event of a default. In addition, an economic recession may cause reduced demand for commercial real estate securing the mortgage loans.

ASSUMPTION REGARDING BUSINESS OF THE COMPANY AND RESUMPTION OF BUSINESS
ACTIVITIES

         For the purpose of the Plan and this Disclosure Statement and the information contained therein and herein including, but not limited to, the projected financial information, the Company has defined its business principally as owning and managing mortgage-related assets, and, prior to the Chapter 11 filing, acquiring Subordinated CMBS and mortgage originations and securitizations. Although it is anticipated that the Company will resume Subordinated CMBS acquisitions and its mortgage origination and securitization programs at some time in the future based on the Company's ability to access capital, prevailing industry conditions and the general business climate, there can be no assurance of such resumption. All decisions concerning resumption of business activities will be made by the Board of Directors of the Company, as determined to be in the best interests of the Company. Consequently, there can be no certainty as to the business decisions that will be made by the Board of Directors of the Company. Failure to resume Subordinated CMBS acquisitions, mortgage originations and/or securitizations could adversely impact the Company's results of operations.

         The Company's ability to access additional capital will be affected by a number of factors, many of which are not in the Company's control. These include the cost and availability of such capital, changes in interest rates and interest rate spreads, changes in the commercial mortgage industry and the commercial real estate market, general economic conditions, perceptions in the capital markets of the Company's business, covenants under the Company's debt securities and credit facilities, results of operations, leverage, financial condition and business prospects.

RESULTS OF OPERATIONS ADVERSELY AFFECTED BY FACTORS BEYOND COMPANY'S CONTROL

         The Company's results of operations can be adversely affected by various factors, many of which are beyond the control of the Company, and will depend on, among other things, the level of net interest income generated by, and the market value of, the Company's CMBS portfolio. The Company's net interest income and results of operations will vary primarily as a result of fluctuations in interest rates, CMBS pricing, and borrowing costs. The Company's results of operations also will depend upon the Company's ability to protect against the adverse effects of such fluctuations as well as credit risks. Interest rates, credit risks, borrowing costs and credit losses depend upon the nature and terms of the CMBS, conditions in financial markets, the fiscal and monetary policies of the U.S. government, international economic and financial conditions and competition, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's CMBS and other assets, the operating results of the Company will depend, in large part, upon the ability of the Company to manage its interest rate and credit risks effectively while maintaining its status as a REIT. See " -- Limited Protection from Hedging Transactions."

BORROWING RISKS

         A substantial portion of the Company's borrowings are and are expected to continue to be in the form of collateralized borrowings. The terms of the New Debt contemplated to be provided by Merrill and GACC and the Company's unsecured creditors are set forth in the term sheets which are attached as Exhibits 1 and 2 to the Plan. Holders of Claims and Interests should refer to those Exhibits for a description of the terms of the Merrill and GACC and unsecured creditor New Debt. The New Debt contemplated to be provided by Merrill and GACC will be collateralized by first-priority liens and security interests in certain assets, may be structured as a repurchase agreement and will be subject to a number of terms, conditions and restrictions which are set forth in the term sheet including, without limitation, scheduled principal and interest payments, accelerated principal payments, restrictions and requirements with respect to the collection, management, use and application of funds, and certain approval rights with respect to Reorganized CMI's Board of Directors. Certain events, including, without limitation, the failure to satisfy certain payment obligations will result in further restrictions on the ability of the Company to take certain actions including, without limitation, to pay cash dividends to preferred or common shareholders. The unsecured creditor New Debt will be collateralized by first or second priority liens or security interests in certain assets or proceeds, and will be subject to a number of terms, conditions and restrictions which are set forth in the term sheet including, without limitation, scheduled principal and interest payments, and restrictions and requirements with respect to the use of funds.

         A substantial portion of the Company's borrowings are and a limited portion of the Company's borrowings in the future, if CMBS acquisitions are resumed, may be in the form of collateralized, short-term, floating-rate secured borrowings. The amount borrowed under such agreements is typically based on the market value of the CMBS pledged to secure specific borrowings. Under adverse market conditions, the value of pledged CMBS would decline, and lenders could initiate margin calls (in which case the Company could be required to post additional collateral or to reduce the amount borrowed to restore the ratio of the amount of the borrowing to the value of the collateral). The Company may be required to sell CMBS to reduce the amount borrowed. If these sales were made at prices lower than the carrying value of the CMBS, the Company would experience losses.

         A default by the Company under its collateralized borrowings could result in a liquidation of the collateral. If the Company is forced to liquidate CMBS that qualify as qualified real estate assets (under the REIT Provisions of the Code) to repay borrowings, there can be no assurance that it will be able to maintain compliance with the REIT Provisions of the Code regarding asset and source of income requirements.

         There can be no assurance that the Company will be able to refinance all or any portion of the New Debt on or before the respective maturity dates thereof.

SHAPE OF THE YIELD CURVE ADVERSELY AFFECTS INCOME

         The relationship between short-term and long-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), the borrowing costs of the Company may increase more rapidly than the interest income earned on its assets. Because borrowings will likely bear interest at short-term rates (such as LIBOR) and CMBS will likely bear interest at medium-term to long-term rates (such as those calculated based on the Ten-Year U.S. Treasury Rate), a flattening of the yield curve will tend to decrease the Company's net income, assuming the Company's short-term borrowing rates bear a strong relationship to short-term Treasury rates. Additionally, to the extent cash flows from long-term assets are reinvested in other long-term assets, the spread between the coupon rates of long-term assets and short-term borrowing rates may decline and also may tend to decrease the net income and mark-to-market value of the Company's net assets. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates (a yield curve inversion). In this case, as well as in a positively sloped yield curve environment, borrowing costs could exceed the interest income and operating losses would be incurred.

FAILURE TO MANAGE MISMATCH BETWEEN LONG-TERM ASSETS AND SHORT-TERM FUNDING

         The Company's operating results will depend in large part on differences between the income from its CMBS and its borrowing costs. The Company anticipates that all of its CMBS, on a pro forma basis, will have interest payment rates (i.e., coupon rates) which remain fixed until their maturity. If the Company resumes the acquisition of Subordinated CMBS, the Company intends to fund a significant portion of its CMBS with borrowings having interest rates (i.e., borrowing rates) that reset more frequently, usually monthly or quarterly. If interest rates rise, borrowing rates (and borrowing costs) of the Company are expected to rise more quickly than coupon rates (and investment income) on the Company's CMBS. This would decrease both the Company's net income, potentially resulting in a net loss, and the mark-to-market value of the Company's net assets, and would be expected to decrease the market price of the Company's Common Stock and to slow future acquisitions of assets. Although the Company intends to invest primarily in fixed-rate CMBS, the Company also may own adjustable rate CMBS. The coupon rates of adjustable rate CMBS normally fluctuate with reference to specific rate indices. The Company may fund these adjustable rate CMBS with borrowings having borrowing rates which reset monthly or quarterly. To the extent that there is a difference between (i) the interest rate index used to determine the coupon rate of the adjustable rate CMBS (asset index) and (ii) the interest rate index used to determine the borrowing rate for the Company's related financing (borrowing index), the Company will bear a "basis" interest rate risk. Typically, if the borrowing index rises more than the asset index, the net income of the Company would be decreased all other things being constant. Additionally, the Company's adjustable rate CMBS may be subject to periodic rate adjustment limitations and periodic and lifetime rate caps which limit the amount that the coupon rate can change during any given period. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's CMBS, their valuation or income derived therefrom. During periods of changing interest rates, coupon rate and borrowing rate mismatches could negatively impact the Company's net income, distributions and the market price of the Common Stock.

COMPETITION

         If the Company resumes the acquisition of Subordinated CMBS following its reorganization, the Company would compete with mortgage REITs, specialty finance companies, banks, hedge funds, investment banking firms, other lenders, and other entities purchasing Subordinated CMBS. Many of the Company's competitors for Subordinated CMBS may have greater access to capital and other resources (or the ability to obtain capital at a lower cost) and may have other advantages over the Company.

         There can be no assurance that the Company would be able to obtain financing at borrowing rates below the asset yields of its Subordinated CMBS. In such event, the Company may incur losses or may be forced to further reduce the size of its Subordinated CMBS portfolio. The Company would face competition for financing sources which may limit the availability of, and affect the cost of, funds to the Company.

RISKS ASSOCIATED WITH TRADER ELECTION

         On March 15, 2000, the Company determined to elect mark-to-market treatment as a securities trader for 2000. See "BUSINESS-Effect of Chapter 11 Filing on REIT Status and Other Tax Matters-Taxable Income Distributions" for further discussion. There is no assurance, however, that the Company's election will not be challenged on the ground that it is not in fact a trader in securities, or that it is only a trader with respect to some, but not all, of its securities. As such, there is a risk that the Company will be limited in its ability to recognize certain losses if it is not able to mark-to-market its securities.

         The election to be treated as a trader will result in net operating losses ("NOLs") that generally may be carried forward for 20 years. The Company believes that it may experience an "ownership change" within the meaning of Section 382 of the Code. Consequently, its use of NOLs generated before the ownership change to reduce taxable income after the ownership change may be subject to limitation under Section 382. Generally, the use of NOLs in any year is limited to the value of the Company's stock on the date of the ownership change multiplied by the long-term tax exempt rate (published by the IRS) with respect to that date.

         For the year ended December 31, 2000, taxable income (loss) may be different from the net income (loss) as calculated according to GAAP as a result of, among other things, differing treatment of the unrealized gains and losses on securities transactions as well as other timing differences. For the Company's tax purposes, unrealized gains (losses) will be recognized at the end of the year and will be aggregated with operating gains (losses) to produce total taxable income (loss) for the year.

         VIII.    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.

         Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders, the Company and the Reorganized Debtors. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Company and the Reorganized Debtors.

         The following summary is for general information only. The tax treatment of a Holder may vary depending upon such Holder's particular situation. This discussion assumes that Holders of Old Securities have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment). This summary does not address all of the tax consequences that may be relevant to a Holder, nor does it address the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, Holders who are not citizens or residents of the United States, Holders that hold the Old Securities as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, Holders that have a "functional currency" other than the United States dollar and Holders that have acquired Old Securities in connection with the performance of services.

         EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

         TAX EFFECTS TO THE DEBTORS. The Debtors generally will each realize cancellation of indebtedness ("COI") income to the extent that the fair market value of any property received by Holders of their indebtedness is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such indebtedness discharged thereby. Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the cancellation of the indebtedness of the Debtors will occur in a case brought under the Bankruptcy Code, the Debtors will each be under the jurisdiction of the court in such case and the cancellation of the indebtedness will be pursuant to the Plan, the Debtors should not be required to recognize any COI income realized as a result of the implementation of the Plan.

         Under Section 108(b) of the Tax Code, the Debtors will be required to reduce certain tax attributes including certain losses, credits and carryforwards, if any including tax basis in assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount equal to the amount of COI income excluded from income as described in the preceding paragraph (subject to certain modifications).

         TAX EFFECTS TO THE HOLDERS OF CLAIMS. Pursuant to the Plan, in exchange for their Claims, the Holders thereof will receive a portion of their Allowed Claim in cash and/or in other property (the "Exchange"). The tax effect to the Holder of a Claim will depend upon (a) whether the Claim is treated as a "security" solely for federal income tax purposes, and (b) whether any non-cash property received in the Exchange is treated as a "security" solely for federal income tax purposes. An exchange of each Holder's Claim for cash and/or other property should be treated as a "recapitalization" and, therefore, a reorganization within the meaning of
Section 368(a) of the Tax Code if the Holder of the Claim is treated as holding a "security" for federal income tax purposes and receives property in the Exchange which is also treated as a "security" for federal income tax purposes. Generally for federal income tax purposes, only debt instruments will qualify as a "security." The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities" whereas debt instruments with a term of ten years or more generally have qualified as "securities." Accordingly, whether a Claim and the property, if any, received in the Exchange constitute "securities" and, therefore, qualify the Exchange as a recapitalization will depend on the terms of that particular debt instrument. Each Holder of a Claim is urged to consult with its own personal tax advisor as to the tax consequences of the Exchange to such Holder.

         To the extent a Holder's Claim and a portion of such Holder's property received constitute "securities" for federal income tax purposes, the Exchange should be treated as a "reorganization" for federal income tax purposes. As a result, such exchanging Holders generally should not recognize any gain or loss (except to the extent the cash and/or other property received are attributable to accrued but unpaid interest on the Claim, in which event the Holder would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "Accrued Interest" below)). A Holder of a Claim will recognize any gain realized on the Exchange to the extent of the cash received in the Exchange (other than any cash received which is attributable to accrued but unpaid interest on the Claim). Any such gain would generally be long-term capital gain (subject to the market discount rules discussed below) if the Claim had been held for more than one year. A Holder's adjusted tax basis in its property received will be equal to the Holder's adjusted tax basis in its Claim plus any gain recognized (including income attributable to accrued but unpaid interest on the Claim), less the amount of cash received pursuant to the Exchange. The Holder's tax basis will be allocated among the non-cash property received in proportion to the relative fair market value of each item of non-cash property received. A Holder's holding period for the property received will generally include the Holder's holding period for its Claim.

         To the extent a Holder's Claim does not constitute, and/or no portion of such Holder's property received constitutes "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between the fair market value of the property received and the Holder's adjusted tax basis in the Claim exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the Claim is a capital asset and had been held for more than one year. In this event, a Holder's tax basis in the property received would be equal to its fair market value on the Effective Date, and the holding period for the property received would begin on the day immediately after the Effective Date.

         A Holder of a Claim not discussed above should generally recognize gain or loss equal to the amount of any cash plus the fair market value of any other property received, with respect to its Claim (other than for accrued but unpaid interest) less its adjusted basis in its Claim (other than for accrued but unpaid interest). The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the Holder had previously claimed a bad-debt deduction or a worthless-security deduction.

         ACCRUED INTEREST. Holders will be treated as receiving a payment of interest (includible in income in accordance with the Holder's method of accounting for tax purposes) to the extent that any cash or other property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, on such Claims. The extent to which the receipt of cash or other property should be attributable to accrued but unpaid interest is unclear. The Debtors intend to take the position that such cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. Each Holder should consult its own tax advisor regarding the determination of the amount of consideration received under the Plan that is attributable to interest (if any). A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

         If any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a Holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date.

         STATED INTEREST. A holder of a debt instrument issued in the Exchange will generally be required to report as ordinary income for federal income tax purposes interest received or accrued on the debt instrument in accordance with the Holder's method of tax accounting.

         ORIGINAL ISSUE DISCOUNT. Because the Notes are being offered as a part of a unit, which may include Warrants, the issue price of any debt instrument issued may be less than such debt instrument's principal amount. As a result, the debt instrument will be issued at a discount from its face amount. If the discount exceeds a STATUTORY DE MINIMIS amount (1/4 of 1% of an obligation's stated redemption price at maturity multiplied by the number of complete years to its maturity), the debt instrument will be considered to be issued with original issue discount. A Holder will be required to include a portion of any such original issue discount as ordinary income for federal income tax purposes each year over the term of its debt instrument so as to provide a constant yield to maturity, in addition ot the amount of stated interest received or accrued.

         The total amount of original issue discount with respect to each debt instrument would be the difference between its "issue price" and its "stated redemption price at maturity." The "issue price" of a debt instrument will generally be determined by allocating a portion of the fair market value of the Holder's Claim to the debt instrument.

         The "stated redemption price at maturity" of a debt instrument is the sum of all payments provided by the debt instrument other than "qualified stated interest" payments. Stated interest payable on the debt instrument should equal the principal amount of the debt instrument.

         Except as provided below, in "Premium and Market Discount," the amount of original issue discount required to be included in a Holder's income in any tax year is determined by allocating to each day during such tax year in which a Holder holds a debt instrument a pro rata portion (the "daily portion") of the total amount of original issue discount with respect ot such debt instrument attributable to the "accrual period" in which such day is included. The amount of original issue discount on the debt instrument attributable to an accrual period is equal to the product of (i) the "adjusted issue price" at the beginning of the accrual period (the issue price plus previous accruals of original issue discount, reduced by all payments made on the debt instrument other than a payment of qualified stated interest) and (ii) the yield to maturity of the debt instrument, adjusted appropriately for the length of the accrual period, less the amount of any qualified stated interest allocable to the accrual period. The "yield to maturity" of a debt instrument is the interest rate that will produce an amount equal to the issue price of the debt instrument used in comparing the present value of all payments to be made pursuant to the debt instrument.

         CRIIMI MAE or its agent will report to Holders and to the Internal Revenue Service ("IRS") the amount of original issue discount that accrues each year.

         Holders should consult their own tax advisors regarding an election to include all interest that accrues on the debt instruments by using the constant yield method.

         PREMIUM AND MARKET DISCOUNT. If a Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the debt instrment's stated redemption price at maturity at the time of its acquisition ("Bond Premium"), the Holder will not be required to include original issue discount in its income and may elect to amortize the Bond Premium. If the Bond Premium is amortized, the amount of interest which must be included in the Holder's income from each period ending on an interest-payment date or stated maturity, as the case may be, will be reduced by the portion of the premium allocable to such period based on the debt instrument's yield to maturity. This election applies to all debt instruments acquired by the Holder during the year of election and thereafter.

         If a Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the debt instruments adjusted issue price at the time of its acquisition ("Acquisition Premium) but less that its stated redemption price at maturity, the Holder may be entitled to a reduction in the amount of any original issue discount includable in such Holder's income for such Acquisition Premium. The reduction will be an amount equal to the daily portion of original issue discount for that day multiplied by a fraction, the numerator of which is equal to the Acquisition Premium, and the denominator of which is the excess of the stated redemption price at maturity over the adjusted issue price of the debt instrument on the date of purchase.

         MARKET DISCOUNT. Generally, a Holder of a Claim represented by a debt instrument who purchased its Claim at a "market discount" (i.e., at a price below the Claim's adjusted issue price) must treat gain recognized on the disposition of its property received as ordinary income to the extent market discount accrued while the debt instrument was held by the Holder, unless the Holder made an election to include such market discount in income as it accrued.

         Holders of Claims should consult their own tax advisors regarding the amount of any market discount that accrued with respect to their property received in the Exchange.

         The Tax Code provides that "under regulations" (which have not yet been issued), accrued market discount on a market discount bond is not recognized as ordinary income at the time of the bond's disposition if the disposition occurs in a "nonrecognition transaction," including a recapitalization. Instead, accrued market discount on a market discount bond disposed of in a nonrecognition transaction is converted into accrued market discount on property received in the transaction if that property is a market discount bond. If the property received (other than cash) is not a market discount bond, accrued market discount on the old market discount bond is treated as ordinary income on the disposition of the property received in exchange therefor, limited to the extent of the gain thereon.

         A Holder of a Claim that has accrued market discount should not be required to recognize that accrued market discount as ordinary income when the Holder exchanges that instrument for property received in the Exchange except to the extent of any realized gain which is recognized from the receipt of cash (other than cash received which is attributable to accrued but unpaid interest with respect to the Claim); rather the unrecognized portion of any accrued market discount should be allocated to the property received in the Exchange (this conclusion may depend on the issuance of as-yet unissued implementing regulations). Although no regulations or rules have been provided to determine how such accrued market discount should be allocated, the accrued market discount should be allocated in the same manner as tax basis is allocated. The portion of the accrued market discount allocated to property received in the Exchange will be treated as ordinary income at the disposition of such new property, but not in excess of the total gain recognized.

         Under the market discount rules, holders of Claims with accrued market discount may have been required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry their Claims. Any interest expense which has been deferred by Holders of claims who participate in the Exchange will continue to be deferred and will be deductible only on disposition of any new debt instruments and Warrants received in the Exchange. The market discount rules may also provide that any Holder of new debt instruments acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the new debt instruments until the new debt instruments are disposed of in a taxable transaction. This rule will not apply if the Holder elects to include accrued market discount in income currently.

         Prospective participants in the Exchange should be aware that the market discount rules could affect the price at which a subsequent purchaser would be willing to purchase new debt instruments.

         Holders should consult their own tax advisors regarding the amount of any market discount, if any, accrued with respect to their Claims or that may be treated as carried over from their Claims and the limitation on interest deductions attributable to the new debt instruments.

         TAX EFFECTS TO THE HOLDERS OF SERIES B PREFERRED STOCK. Pursuant to the Plan, if the Holders of the Series B Preferred Stock elect to authorize the receipt of common stock equal to the unpaid dividends which have accrued with respect to the Series B Preferred Stock, then the amount of common stock received in satisfaction of the accrued but unpaid dividends will be treated as ordinary income to the Holders of Series B Preferred Stock to the extent of the Company's earnings and profits.

         TAX EFFECTS TO HOLDERS OF SERIES E PREFERRED STOCK (WHICH WAS THE FORMER SERIES C PREFERRED STOCK) AND OLD SERIES D PREFERRED STOCK. Pursuant to the Plan, the Holder of the Old Series D Preferred Stock will receive Series E Preferred Stock in exchange for its Old Series D Preferred Stock, plus an amount of cash or other property equal to the unpaid dividends which have accrued with respect to the Old Series D Preferred Stock. As a result of the exchange, the Holder of the Old Series D Preferred Stock should not recognize any gain or loss on the exchange except for the cash or other property received which is attributable to the accrued but unpaid dividends. The amount of cash or other property received in satisfaction of the accrued but unpaid dividends with respect to the Former Series C Preferred Stock and Old Series D Preferred Stock will be treated as ordinary income to the Holder of the Series E Preferred Stock (which was the Former Series C Preferred Stock) and the Old Series D Preferred Stock to the extent of the Company's earnings and profits.

         THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY,

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

IX.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed and consummated, the alternatives include (a) confirmation of some other alternative Chapter 11 plan or (b) conversion of the Chapter 11 Case to a liquidation under Chapter 7 of the Bankruptcy Code.

A.       ALTERNATIVE CHAPTER 11 PLANS

         On December 20, 1999, the Unsecured Creditors' Committee filed its proposed Plan of Reorganization and related proposed disclosure statement. On January 11, 2000 and February 11, 2000, the Unsecured Creditors' Committee filed first and second amended plans of reorganization and amended proposed disclosure statements with respect thereto. However, as previously stated, the Unsecured Creditors' Committee now supports the Debtors' Plan and encourages all creditors to vote in favor of the Plan. The Unsecured Creditors' Committee has asked the Court to defer consideration of its plan pending approval of the Debtors' Plan and the completion of mutually acceptable final documentation. Upon confirmation of the Debtors' Plan with documentation acceptable to the Unsecured Creditors' Committee, the Committee will then formally withdraw its plan.

         Although no other plan is before the Court at this time for consideration, if such a plan and proposed disclosure statement with respect thereto were to be filed, the Court could consider such plan and proposed disclosure statement or could choose to defer consideration thereof. In formulating and developing the Debtors' Plan, the Debtors and the CMI Equity Committee have explored numerous other alternatives and engaged in negotiations with various parties holding disparate interests. As noted above, the Debtors' Plan has the support of not only the CMI Equity Committee but also the Unsecured Creditors' Committee. The Debtors and the CMI Equity Committee believe that the Plan deals fairly with the rights of Holders of the various classes of Claims and Interests and enables creditors and stockholders to realize the greatest recovery possible under the circumstances. They further believe that alternative methods of restructuring the Claims and Interests of the various classes will not result in a better recovery for any Class, will diminish value and will require, at the very least, an extensive, time-consuming and expensive negotiation and/or litigation process.

B.       LIQUIDATION UNDER CHAPTER 7

         Another alternative to confirmation and consummation of the Plan is liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code provides that the Bankruptcy Court may confirm a plan only if the requirements contained in such section are met. One of these requirements is that each non-accepting holder of an allowed claim or an allowed interest in an impaired class must receive or retain under the plan on account of such claim or interest property having a value as of the effective date of the plan at least equal to the value that such holder would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on the effective date of the Plan. The Debtors have prepared the Liquidation Analysis attached hereto as Exhibit C. Based upon such Liquidation Analysis and after taking into account the settlements and compromises contained in the Plan, the Debtors and the CMI Equity Committee do not believe that Holders of Claims and Interests would receive greater recoveries if the Debtor were to be liquidated under Chapter 7 of the Bankruptcy Code.

X.       CONCLUSION AND RECOMMENDATION

         The Debtors and the Official Committee of Equity Security Holders believe that confirmation and implementation of the Plan is in the best interests of all creditors and equity security holders and is clearly preferable to liquidation of CMI, CMM and Holdings because the Plan will provide the greatest recoveries to Holders of Claims and Interests. The Debtors' Plan will provide the best possible recoveries to Holders of Allowed Claims and Interests in the most feasible and expeditious manner, without additional protracted litigation. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. As noted above, the Unsecured Creditors' Committee has joined the Debtors and the CMI Equity Committee in supporting the Plan. For all of these reasons, you are urged to return your ballot voting to accept the Debtors' Plan.

Dated: August 24, 2000.             Respectfully submitted,


                                    CRIIMI MAE INC.,
                                    a Maryland Corporation

                                    By:  /s/ Cynthia O. Azzara
                                         -------------------------------------
                                         Name:  Cynthia O. Azzara
                                         Title: Senior Vice President


                                    CRIIMI MAE MANAGEMENT, INC.,
                                    a Maryland Corporation

                                    By:  /s/ Cynthia O. Azzara
                                         -------------------------------------
                                         Name:  Cynthia O. Azzara
                                         Title: Senior Vice President


                                    CRIIMI MAE HOLDINGS II, L.P. ,
                                    a Delaware Limited Partnership

                                    By: CRIIMI MAE INC.
                                        Its General Partner

                                        By:  /s/ Cynthia O. Azzara
                                            ----------------------------------
                                             Name:   Cynthia O. Azzara
                                             Title:  Senior Vice President

                                    VENABLE, BAETJER AND HOWARD, LLP

                                    By:  /s/ Richard L. Wasserman
                                         -------------------------------------
                                         Richard L. Wasserman
                                         1800 Mercantile Bank & Trust Building
                                         Two Hopkins Plaza
                                         Baltimore, Maryland 21201
                                         (410) 244-7400

                                         Co-Counsel for CRIIMI MAE Inc. and
                                         CRIIMI MAE Holdings II, L.P.

                                    AKIN GUMP STRAUSS HAUER & FELD LLP

                                    By:  /s/ Stanley J. Samorajczyk
                                         -------------------------------------
                                         Stanley J. Samorajczyk
                                         1333 New Hampshire Avenue, N.W.
                                         Washington, D.C. 20036
                                         (202) 887-4000

                                         Co-Counsel for CRIIMI MAE Inc. and
                                         CRIIMI MAE Holdings II, L.P.

                                    SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.

                                    By:  /s/ Morton A. Faller
                                         -------------------------------------
                                         Morton A. Faller
                                         11921 Rockville Pike
                                         Third Floor
                                         Rockville, MD 20852-2753
                                         (301) 231-0928

                                         Counsel for CRIIMI MAE Management, Inc.

                          CO-PROPONENT:

                                    OFFICIAL COMMITTEE OF EQUITY SECURITY
                                    HOLDERS OF CRIIMI MAE INC.

                                    By:  /s/ Michael F. Wurst
                                         -------------------------------------
                                         Name:  Michael F. Wurst
                                         Title: Co-Chairman

                                    COVINGTON & BURLING

                                    By:  /s/ Michael St. Patrick Baxter
                                         -------------------------------------
                                         Michael St. Patrick Baxter
                                         Dennis B. Auerbach
                                         1201 Pennsylvania Ave., NW
                                         Washington, D.C. 20004-2401
                                         (202) 662-6000

                                         Counsel for the Official Committee
                                         of Equity Security Holders of
                                         CRIIMI MAE Inc.

                                    EXHIBIT A

                   THIRD AMENDED JOINT PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MARYLAND
                               GREENBELT DIVISION
---------------------------------------
                                       )
                                       )
In re                                  )
                                       )
CRIIMI MAE Inc., et al.,               )      Chapter 11
                                       )      Case Nos. 98-2-3115(DK)
                      Debtors.         )      through 98-2-3117(DK)
                                       )      (Jointly Administered)
                                       )
---------------------------------------

               DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION

VENABLE, BAETJER AND HOWARD, LLP                AKIN, GUMP, STRAUSS, HAUER
Richard L. Wasserman                             & FELD, L.L.P.
Gregory A. Cross                                Stanley J. Samorajczyk, P.C.
1800 Mercantile Bank and Trust Building         Michael S. Stamer
Two Hopkins Plaza                               1333 New Hampshire Avenue, N.W.
Baltimore, Maryland 21201                       Washington, D.C. 20036
(410) 244-7400                                  (202) 887-4000

Co-Counsel to CRIIMI MAE Inc.                   Co-Counsel to CRIIMI MAE Inc.
and CRIIMI MAE Holdings II, L.P.                and CRIIMI MAE Holdings II, L.P.

SHULMAN, ROGERS, GANDAL,                        COVINGTON & BURLING
PORDY & ECKER, P.A.                             Michael St. Patrick Baxter
Morton A. Faller                                Dennis B. Auerbach
11921 Rockville Pike                            1201 Pennsylvania Avenue, N.W.
Third Floor                                     Washington, D.C. 20044
Rockville, MD 20852-2753                        (202) 662-6000
(301) 231-0928

Counsel to CRIIMI MAE Management, Inc.          Counsel to the Official
                                                Committee of Equity Security
                                                Holder of CRIIMI MAE Inc.,
                                                Co-Proponents of the Plan

Dated:   Rockville, Maryland
         July 21, 2000

                                TABLE OF CONTENTS

                                                                                                           Page
I.      INTRODUCTION.....................................................................................      2
II.     DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION............................................      2
        A.   Definitions.................................................................................      2
              1.  Administrative Claim...................................................................      2
              2.  Allowed Claim or Allowed Interest......................................................      2
              3.  Allowed Class...Claim..................................................................      3
              4.  Allowed Class...Interest...............................................................      3
              5.  Allowed Class A1 CMO-IV Claim..........................................................      3
              6.  Bankruptcy Code........................................................................      3
              7.  Bankruptcy Court.......................................................................      3
              8.  Bankruptcy Rules.......................................................................      3
              9.  Business Day...........................................................................      3
             10.  Cash...................................................................................      4
             11.  Claim..................................................................................      4
             12.  Class..................................................................................      4
             13.  Class A1 Cash Payment..................................................................      4
             14.  Class A9/A10 Cash Payment..............................................................      4
             15.  Class A9/A10 Note A....................................................................      4
             16.  Class A9/A10 Note B....................................................................      4
             17.  Class A9/A10 Notes.....................................................................      4
             18.  Clearing Systems.......................................................................      4
             19.  Clerk..................................................................................      4
             20.  CMBS Sale Portfolio....................................................................      4
             21.  CMI....................................................................................      4
             22.  CMI Common Stock.......................................................................      4
             23.  CMI Creditors' Committee...............................................................      4
             24.  CMI Equity Committee...................................................................      5
             25.  CMI General Unsecured Claims...........................................................      5
             26.  CMM....................................................................................      5
             27.  CMM General Unsecured Claims...........................................................      5
             28.  CMO-IV Additional Collateral...........................................................      5
             29.  CMO-IV Bonds...........................................................................      5
             30.  CMSLP..................................................................................      5
             31.  Committees.............................................................................      5
             32.  Company................................................................................      5
             33.  Confirmation...........................................................................      5
             34.  Confirmation Date......................................................................      5
             35.  Confirmation Hearing...................................................................      5
             36.  Confirmation Order.....................................................................      5
             37.  Co-Proponent...........................................................................      5
             38.  Debtor Releasees.......................................................................      5

                                      A-i

             39.  Debtors................................................................................      6
             40.  Debtors in Possession..................................................................      6
             41.  Disbursing Agent.......................................................................      6
             42.  Disclosure Statement...................................................................      6
             43.  Disputed Claim.........................................................................      6
             44.  Disputed Interest......................................................................      6
             45.  Distribution Record Date...............................................................      6
             46.  Docket.................................................................................      6
             47.  DTC....................................................................................      6
             48.  Effective Date.........................................................................      6
             49.  Eligible Institution...................................................................      6
             50.  Employee Claims........................................................................      6
             51.  Estates................................................................................      6
             52.  File, Filed or Filing..................................................................      7
             53.  Final Order............................................................................      7
             54.  Former Series C Preferred Stock........................................................      7
             55.  Freddie Mac............................................................................      7
             56.  Freddie Mac Agreement..................................................................      7
             57.  GACC...................................................................................      7
             58.  Guarantee Claims.......................................................................      7
             59.  Holder.................................................................................      7
             60.  Holdings...............................................................................      7
             61.  Holdings General Unsecured Claims......................................................      7
             62.  Impaired...............................................................................      7
             63.  Indemnitees............................................................................      7
             64.  Indenture Trustee......................................................................      8
             65.  Instrument.............................................................................      8
             66.  Insurance Proceeds.....................................................................      8
             67.  Intercompany Claims....................................................................      8
             68.  Interest...............................................................................      8
             69   Letter of Transmittal..................................................................      8
             70.  LIBOR..................................................................................      8
             71.  Local Bankruptcy Rules.................................................................      8
             72.  Merrill................................................................................      8
             73.  New Debt...............................................................................      8
             74.  New Equity.............................................................................      8
             75.  New Securities.........................................................................      8
             76.  Old CMI Preferred Stock................................................................      8
             77.  Old Securities.........................................................................      8
             78.  Old Senior Note Claims.................................................................      9
             79.  Old Senior Notes.......................................................................      9
             80.  Old Series D Preferred Stock...........................................................      9
             81.  Order..................................................................................      9
             82.  Other Secured Claim....................................................................      9
             83.  Person.................................................................................      9
             84.  Petition Date..........................................................................      9

                                      A-ii

             85.  Plan...................................................................................      9
             86.  Plan Interest..........................................................................      9
             87.  Plan Rate..............................................................................      9
             88.  Post-Petition Tax Claims...............................................................      9
             89.  Priority Claim.........................................................................     10
             90.  Priority Tax Claim.....................................................................     10
             91.  Pro Rata...............................................................................     10
             92.  Recapitalization Financing.............................................................     10
             93.  Reorganization Cases...................................................................     10
             94.  Reorganized CMI........................................................................     10
             95.  Reorganized CMI Articles of Incorporation..............................................     10
             96.  Reorganized CMI Bylaws.................................................................     10
             97.  Reorganized CMM........................................................................     10
             98.  Reorganized CMM Articles of Incorporation..............................................     10
             99.  Reorganized CMM Bylaws.................................................................     10
            100.  Reorganized Debtors....................................................................     10
            101.  Reorganized Holdings...................................................................     10
            102.  Second Amended and Restated Stock Option Plan..........................................     11
            103.  Secured Claim..........................................................................     11
            104.  Securities Claim.......................................................................     11
            105.  Series B Prefererred Stock.............................................................     11
            106.  Series E Prefererred Stock.............................................................     11
            107.  Series F Dividend Preferred Stock......................................................     11
            108.  Stock Options..........................................................................     11
            109.  Tendered Certificates..................................................................     11
            110.  Tort Claim.............................................................................     11
            111.  UCC....................................................................................     11
            112.  Unimpaired.............................................................................     11
            113.  Unsecured Claim........................................................................     11
            114.  Voting Record Date.....................................................................     12
        B.   Interpretation and Computation of Time......................................................     12
             1.   Defined Terms..........................................................................     12
             2.   Rules of Interpretation................................................................     12
             3.   Time Periods...........................................................................     12
III.    DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS...................................................     12
        A.   CMI Classes.................................................................................     13
        B.   CMM Classes.................................................................................     16
        C.   Holdings Classes............................................................................     17
IV.     GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS.........................................     17
        A.   Unclassified Claims.........................................................................     17
             1.   Administrative Claims..................................................................     17
                  a.    General..........................................................................     17
                  b.    Payment of Statutory Fees........................................................     18
             2.   Priority Tax Claims....................................................................     18
             3.   Bar Date for Administrative Claims.....................................................     18
                  a.    General Provisions...............................................................     18

                                     A-iii

                  b.    Professionals....................................................................     19
                  c.    Ordinary Course Liabilities......................................................     19
                  d.    Tax Claims.......................................................................     20
        B.   Identification of Classes of Claims and Interests Impaired and Not
             Impaired by the Plan........................................................................     20
             1.   Claims Against and Interests in CMI....................................................     20
             2.   Claims Against and Interests in CMM....................................................     20
             3.   Claims Against and Interests in Holdings...............................................     20
        C.   Treatment of Claims Against and Interests in CMI............................................     20
             1.   Class A1 (Citicorp Secured Claims).....................................................     20
             2.   Class A2 (First Union Secured Claim)...................................................     20
             3.   Class A3 (GACC Secured Claim)..........................................................     21
             4.   Class A4 (Lehman Secured Claim)........................................................     21
             5.   Class A5 (Merrill Secured Claim).......................................................     21
             6.   Class A6 (Morgan Stanley Secured Claim)................................................     21
             7.   Class A7 (Other Secured Claims)........................................................     21
             8.   Class A8 (Priority Claims).............................................................     21
             9.   Class A9 (Old Senior Note Claims)......................................................     21
             10.  Class A10 (CMI General Unsecured Claims)...............................................     22
             11.  Class A11 (Guarantee Claims)...........................................................     22
             12.  Class A12 (Freddie Mac Claims).........................................................     22
             13.  Class A13 (Intercompany Claims)........................................................     22
             14.  Class A14 (Series B Preferred Stock)...................................................     22
             15.  Class A15 (Series B Preferred Stock Securities Claims).................................     23
             16.  Class A16 (Former Series C Preferred Stock)............................................     23
             17.  Class A17 (Former Series C Preferred Stock Securities Claims)..........................     23
             18.  Class A18 (Old Series D Preferred Stock)...............................................     23
             19.  Class A19 (Old Series D Preferred Stock Securities Claim)..............................     24
             20.  Class A20 (Series F Dividend Preferred Stock)..........................................     24
             21.  Class A21 (CMI Common Stock)...........................................................     24
             22.  Class A22 (Stock Options)..............................................................     24
             23.  Class A23 (CMI Common Stock Securities Claims).........................................     24
        D.   Treatment of Claims Against and Interests in CMM............................................     25
             1.   Class B1 (First Union Secured Claims)..................................................     25
             2.   Class B2 (Other Secured Claims)........................................................     25
             3.   Class B3 (Priority Claims).............................................................     25
             4.   Class B4 (Guarantee Claims)............................................................     25
             5.   Class B5 (CMM General Unsecured Claims)................................................     25
             6.   Class B6 (Intercompany Claims).........................................................     25
             7.   Class B7 (CMI's Interests in CMM)......................................................     26
        E.   Treatment of Claims Against and Interests in Holdings.......................................     26
             1.   Class C1 (Citicorp Secured Claims).....................................................     26
             2.   Class C2 (Other Secured Claims)........................................................     26
             3.   Class C3 (Priority Claims).............................................................     26
             4.   Class C4 (Guarantee Claims)............................................................     26
             5.   Class C5 (Holdings General Unsecured Claims)...........................................     26

                                      A-iv

             6.   Class C6 (Intercompany Claims).........................................................     26
             7.   Class C7 (Interests in Holdings).......................................................     27
        F.   Modification of Treatment of Claims.........................................................     27
V.      DISTRIBUTIONS UNDER THE PLAN.....................................................................     27
        A.   Disbursing Agent............................................................................     27
        B.   Timing of Distributions.....................................................................     27
        C.   Methods of Distributions....................................................................     27
             1.   Cash Payments..........................................................................     27
             2.   Compliance with Tax Requirements.......................................................     28
        D.   Distribution Record Date....................................................................     28
        E.   Surrender of Cancelled Old Securities and Exchange of Old
             Securities for New Securities...............................................................     28
             1.   Tender of Old Securities...............................................................     28
                  a.  Old Securities Held in Book-Entry Form.............................................     29
                  b.  Old Securities in Physical, Registered, Certificated Form..........................     29
             2.   Delivery of New Securities in Exchange for Old Securities..............................     29
             3.   Special Procedures for Lost, Stolen, Mutiliated or Destroyed
                  Instruments............................................................................     30
             4.   Failure to Surrender Cancelled Instrument..............................................     30
        F.   Release of Security Interests in or Other Claims to or against Assets or Property of the Reorganized Debtors by Creditors Paid Pursuant
             to the Plan.................................................................................     31
        G.   Delivery of Distributions; Undeliverable or Unclaimed Distributions.........................     31
        H.   Procedures for Treating Disputed Claims Under Plan of Reorganization .......................     32
             1.   Disputed Claims........................................................................     32
                  a.  Process............................................................................     32
                  b.  Tort Claims........................................................................     32
             2.   Objections to Claims and Interests.....................................................     33
             3.   Professional Claims....................................................................     33
             4.   No Distributions Pending Allowance.....................................................     33
             5.   Distributions on Account of Disputed Claims and Interests
                  Once They are Allowed..................................................................     33
        I.   Setoffs.....................................................................................     33
VI.     INDIVIDUAL HOLDER PROOFS OF INTEREST.............................................................     34
VII.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................................     34
        A.   Assumptions.................................................................................     34
        B.   Cure of Defaults in Connection with Assumption..............................................     34
        C.   Rejections..................................................................................     34
        D.   Bar Date for Rejection Damages..............................................................     35
VIII.   ACCEPTANCE OR REJECTION OF THE PLAN..............................................................     35
        A.   Voting Classes..............................................................................     35
        B.   Presumed Acceptances of Plan................................................................     35
        C.   Confirmability of Plan and Cramdown.........................................................     35
IX.     MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN...............................................     36
        A.   Corporate Structure.........................................................................     36
        B.   Corporate Action............................................................................     36

                                      A-v

             1.   Cancellation of Old Securities and Related Agreements..................................     36
             2.   Articles of Incorporation and Bylaws for Reorganized CMI...............................     36
             3.   Articles of Incorporation and Bylaws for Reorganized CMM...............................     37
             4.   Directors and Management of Reorganized CMI............................................     37
             5.   Directors and Management of Reorganized CMM and
                  Reorganized Holdings...................................................................     37
             6.   No Further Corporate Action............................................................     38
        C.   Implementation..............................................................................     38
        D.   Effectuating Documents and Actions..........................................................     38
        E.   Term of Injunctions or Stays................................................................     38
        F.   No Interest; Disallowance of Penalties and Premiums.........................................     38
        G.   Retiree Benefits............................................................................     39
        H.   Recapitalization Financing Including Issuance of New Securities.............................     39
        I.   Sale of the CMBS Sale Portfolio.............................................................     39
        J.   Potential New Equity Investment and Rights Offering.........................................     39
        K.   Second Amended and Restated Stock Option Plan...............................................     40
        L.   Affiliate Reorganization....................................................................     41
X.      CONFIRMATION AND EFFECTIVE DATE CONDITIONS.......................................................     41
        A.   Conditions to Confirmation..................................................................     41
        B.   Conditions to Effective Date................................................................     42
XI.     EFFECTS OF PLAN CONFIRMATION.....................................................................     42
        A.   Discharge of Debtors and Injunction.........................................................     42
        B.   Limitation of Liability.....................................................................     43
        C.   Releases....................................................................................     43
        D.   Indemnification.............................................................................     44
        E.   Vesting of Assets...........................................................................     45
        F.   Preservation of Causes of Action............................................................     45
        G.   Retention of Bankruptcy Court Jurisdiction..................................................     45
        H.   Failure of Bankruptcy Court to Exercise Jurisdiction........................................     47
        I.   Committees..................................................................................     47
XII.    MISCELLANEOUS PROVISIONS.........................................................................     48
        A.   Final Order.................................................................................     48
        B.   Modification of the Plan....................................................................     48
        C.   Revocation of the Plan......................................................................     49
        D.   Application of Section 1145 of the Bankruptcy Code and Federal
             Securities Laws.............................................................................     49
        E.   Application of Section 1146(c) of the Bankruptcy Code.......................................     49
        F.   Successors and Assigns......................................................................     49
        G.   Saturday, Sunday or Legal Holiday...........................................................     49
        H.   Committee Action............................................................................     49
        I.   Post-Effective Date Effect of Evidences of Claims or Interests..............................     50
        J.   Governing Law...............................................................................     50
        K.   No Liability for Solicitation or Participation..............................................     50
        L.   Severability of CMM Provisions..............................................................     50
        M.   No Admissions or Waiver of Objections.......................................................     50

                                 I. INTRODUCTION

         CRIIMI MAE Inc. (defined herein as "CMI") and its affiliates CRIIMI MAE Holdings II L.P. (defined herein as "Holdings") and CRIIMI MAE Management, Inc. (defined herein as "CMM", and collectively with CMI and Holdings, the "Debtors") hereby propose this Third Amended Joint Plan of Reorganization (defined herein as this "Plan") for the resolution of the Debtors' outstanding creditor claims and equity interests and request confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code. The Official Committee of Equity Security Holders of CMI (defined herein as the "CMI Equity Committee" joins the Debtors as a Co-Proponent of this Plan.

         All Holders of Claims and Interests are encouraged to read the Plan and the accompanying Disclosure Statement.

         No materials, other than the accompanying Disclosure Statement and any exhibits and schedules attached thereto or referenced therein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.

            II. DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

A.   Definitions.

         In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

         1. "ADMINISTRATIVE CLAIM" means a Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507 (a) (1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of the Reorganization Cases of preserving the estate or operating the business of any of the Debtors (including wages, salaries and commissions for services), loans and advances to any of the Debtors made after the Petition Date, compensation for legal and other services and reimbursement of expenses awarded or allowed under
Section 330(a) or 331 of the Bankruptcy Code, and all fees and charges against the estate under Section 1930 of title 28, United States Code.

         2. "ALLOWED CLAIM" or "ALLOWED INTEREST" means a Claim against or Interest in the Debtors:

                  (1) to the extent that a proof of such Claim or Interest was timely Filed and served upon the Debtors and no objection to the Claim or Interest, or motion to estimate the Claim or Interest for purposes of allowance (as used hereinafter, the word "objection" shall include a motion to estimate for purposes of allowance), is Filed within the time fixed by the Bankruptcy Court for such objections; or

                  (2) to the extent that a proof of such Claim or Interest is deemed Filed under applicable law or pursuant to a Final Order of the Bankruptcy Court (including, but not limited to, any Claim or Interest listed on the Debtors' schedules, not scheduled as contingent, unliquidated or disputed, and not superseded by a timely-filed proof of Claim or Interest) and no objection to the Claim or Interest is Filed within the time fixed by the Bankruptcy Court for such objections; or

                  (3) that is allowed pursuant to this Plan; or

                  (4) to the extent that a proof of such Claim or Interest is allowed pursuant to the following sentence of this definition.

         If an objection to a proof of Claim or Interest is Filed within the time fixed by the Bankruptcy Court, the Claim or Interest shall be Allowed to the extent of:

                  (1) any amount of such Claim or Interest to which no objection was Filed; and

                  (2) any amount otherwise authorized by Final Order or the Plan.

"ALLOWED ADMINISTRATIVE CLAIM," "ALLOWED PRIORITY TAX CLAIM," "ALLOWED SECURED CLAIM" and "ALLOWED UNSECURED CLAIM" have correlative meanings.

         3. "ALLOWED CLASS ... CLAIM" means an Allowed Claim in the particular Class described.

         4. "ALLOWED CLASS ... INTEREST" means an Allowed Interest in the particular Class described.

         5. "ALLOWED CLASS A1 CMO-IV CLAIM" means the Allowed Secured Claim of the Holder of the Allowed Class A1 Claim with respect to the CMO-IV Bonds.

         6. "BANKRUPTCY CODE" means title 11 of the United States Code, as now in effect or hereafter amended if such amendments are made applicable to the Reorganization Cases.

         7. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Maryland, at Greenbelt, or such other court or adjunct thereof that exercises jurisdiction over the Reorganization Cases.

         8. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as applicable from time to time in the Reorganization Cases.

         9. "BUSINESS DAY" means any day other than a Saturday, a Sunday or a "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

         10. "CASH" means lawful currency of the United States, a certified check, a cashier's check or a wire transfer of immediately available funds from any source, or a check drawn on a domestic bank from Reorganized CMI, Reorganized CMM, Reorganized Holdings or other Person making any distribution under this Plan.

         11. "CLAIM" means a claim against any of the Debtors, whether or not asserted or allowed, as defined in Section 101(5) of the Bankruptcy Code, including, without limitation, Administrative Claims.

         12. "CLASS" means a class of Claims or Interests designated pursuant to the Plan.

         13. "CLASS A1 CASH PAYMENT" means a payment in Cash on the Effective Date to the Holder of the Allowed Class A1 Claim with respect to the CMO-IV Bonds in the amount of $4.5 million.

         14. "CLASS A9/A10 CASH PAYMENT" means the Cash payment to be made on the Effective Date by CMI to Holders of Allowed Class A9 and A10 Claims as described in Exhibit 2 hereto.

         15. "CLASS A9/A10 NOTE A" means one of a series of notes, governed by an indenture, to be issued by CMI to Holders of Allowed Class A9 and Allowed Class A10 Claims as described in Exhibit 2 hereto.

         16. "CLASS A9/A10 NOTE B" means one of a series of notes, governed by an indenture, to be issued by CMI to Holders of Allowed Class A9 and Allowed Class A10 Claims as described in Exhibit 2 hereto.

         17. "CLASS A9/A10 NOTES" means collectively the Class A9/A10 Note A's and Class A9/A10 Note B's.

         18. "CLEARING SYSTEMS" means DTC or any similar clearing system.

         19. "CLERK" means the Clerk of the Bankruptcy Court.

         20. "CMBS SALE PORTFOLIO" means those commercial mortgage-backed securities and any other assets identified on a schedule to be provided to the Bankruptcy Court at or before the Confirmation Hearing setting forth those commercial mortgage-backed securities and other assets to be sold as part of funding this Plan.

         21. "CMI" means CRIIMI MAE Inc., a Maryland corporation.

         22. "CMI COMMON STOCK" means the common stock of CMI, par value $.01 per share.

         23. "CMI CREDITORS' COMMITTEE" means the Official Committee of Unsecured Creditors of CMI appointed by the United States Trustee.

         24. "CMI EQUITY COMMITTEE" means the Official Committee of Equity Security Holders of CMI appointed by the United States Trustee.

         25. "CMI GENERAL UNSECURED CLAIMS" means all Allowed Unsecured Claims against CMI other than Claims against CMI of Holders of Old Senior Notes, Unsecured Claims (if any) in Classes A8, A9, A11, A12, A13, A15, A17, A19 and A23 as provided hereinafter, Administrative Claims against CMI and Priority Tax Claims against CMI.

         26. "CMM" means CRIIMI MAE Management, Inc., a Maryland corporation and wholly-owned subsidiary of CMI.

         27. "CMM GENERAL UNSECURED CLAIMS" means all Allowed Unsecured Claims against CMM other than Unsecured Claims (if any) in Classes B3, B4 and B6 as provided hereinafter, Administrative Claims against CMM and Priority Tax Claims against CMM.

         28. "CMO-IV ADDITIONAL COLLATERAL" means the following bonds and owner trust certificates owned by the Company: CMM 1998-1, Classes K, P, XS and R.

         29. "CMO-IV BONDS" means the following bonds owned by the Company:
CMM 1998-1, Classes X/IO, F, G, H and J.

         30. "CMSLP" means CRIIMI MAE Services Limited Partnership, a Maryland limited partnership.

         31. "COMMITTEES" means any statutory committees of creditors or equity interest holders of the Debtors appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code.

         32. "COMPANY" means CMI and its consolidated subsidiaries.

         33. "CONFIRMATION" means the entry by the Bankruptcy Court of the Confirmation Order.

         34. "CONFIRMATION DATE" means the date on which the Clerk enters the Confirmation Order on the Docket.

         35. "CONFIRMATION HEARING" means the hearing on confirmation of this Plan.

         36. "CONFIRMATION ORDER" means the Order of the Bankruptcy Court confirming this Plan under Section 1129 of the Bankruptcy Code.

         37. "CO-PROPONENT" means the CMI Equity Committee as a Co-Proponent of this Plan with the Debtors.

         38. "DEBTOR RELEASEES" shall have the meaning ascribed to such term in Section XI.C of this Plan.

         39. "DEBTORS" means CMI, Holdings and CMM, collectively and individually as appropriate from the context, as debtors and debtors in possession.

         40. "DEBTORS IN POSSESSION" means the Debtors, when acting in the capacity of representatives of the Estates in the Reorganization Cases.

         41. "DISBURSING AGENT" means, collectively, one or more Persons responsible for making distributions under this Plan. The Reorganized Debtors or such Person(s) as the Debtors may employ in their sole discretion will serve as Disbursing Agent.

         42. "DISCLOSURE STATEMENT" means the disclosure statement pursuant to Section 1125 or Section 1126(b) of the Bankruptcy Code with respect to this Plan (and all exhibits and schedules annexed thereto or referred to therein), as it may be amended or supplemented from time to time.

         43. "DISPUTED CLAIM" means a Claim, to the extent such Claim is not an Allowed Claim or disallowed by a Final Order.

         44. "DISPUTED INTEREST" means an Interest to the extent such Interest is not an Allowed Interest.

         45. "DISTRIBUTION RECORD DATE" means the date fixed by the Bankruptcy Court as the record date for determining the Holders of Allowed Claims or Allowed Interests who are entitled to receive distributions under this Plan, which date shall not be prior to five Business Days after the Confirmation Date and, if no such date is fixed, means five Business Days after the Confirmation Date.

         46. "DOCKET" means the docket or dockets in the Reorganization Cases maintained by the Clerk.

         47.  "DTC" means The Depository Trust Company.

         48. "EFFECTIVE DATE" means the first Business Day that is not less than eleven (11) days after the Confirmation Date on which, as determined by the Debtors, (i) all conditions to the Effective Date set forth herein have been satisfied or waived by the Debtors, and (ii) no stay of the Confirmation Order is in effect.

         49. "ELIGIBLE INSTITUTION" shall have the meaning ascribed to such term in Section V.E.l.b of the Plan.

         50. "EMPLOYEE CLAIMS" means Claims that are asserted by employees of the Debtors in connection with their employment, including, without limitation, Claims arising from or relating to salaries or wages, accrued paid vacation, health-related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits.

         51. "ESTATES" means the estates created in the Debtors'
Reorganization Cases under Section 541 of the Bankruptcy Code.

         52. "FILE," "FILED" or "FILING" means file, filed or filing with the Bankruptcy Court in the Reorganization Cases.

         53. "FINAL ORDER" means an order or judgment of the Bankruptcy Court, as entered on the Docket in the Reorganization Cases, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought or to which the request was made and no further appeal or petition for certiorari has been or can be taken or granted.

         54. "FORMER SERIES C PREFERRED STOCK" means CMI's former Series C Cumulative Convertible Preferred Stock, with a liquidation preference of $100 per share.

         55.  "FREDDIE MAC" means the Federal Home Loan Mortgage Corporation.

         56. "FREDDIE MAC AGREEMENT" means that certain Funding Note Purchase and Security Agreement dated as of September 22, 1995, among Freddie Mac, CMI and CRIIMI MAE Financial Corporation II.

         57.  "GACC" means German American Capital Corporation.

         58. "GUARANTEE CLAIMS" means any Claim against any of the Debtors arising from or under any agreement of the Debtors guaranteeing the obligations of another Debtor.

         59. "HOLDER" means a Person who holds a Claim or Interest in such Person's capacity as the holder of such Claim or Interest. Where the identity of the Holder of a Claim or Interest is set forth on a register or other record maintained by or at the direction of the Debtors, the Holder of such Claim or Interest shall be deemed to be the Holder as identified on such register or record unless the Debtors are otherwise notified in a writing authorized by such Holder.

         60. "HOLDINGS" means CRIIMI MAE Holdings II, L.P., a Delaware limited partnership.

         61. "HOLDINGS GENERAL UNSECURED CLAIMS" means all Allowed Unsecured Claims against Holdings other than Unsecured Claims (if any) in Classes C3, C4 and C6 as provided hereinafter, Administrative Claims against Holdings and Priority Tax Claims against Holdings.

         62. "IMPAIRED" shall have the meaning ascribed to it in Section 1124 of the Bankruptcy Code.

         63. "INDEMNITEES" shall have the meaning ascribed to such term in
Section XI.D of the Plan.

         64. "INDENTURE TRUSTEE" means State Street Bank, as indenture trustee for the Old Senior Notes or any successor thereto.

         65. "INSTRUMENT" means any share of stock, security, promissory note or other "INSTRUMENT," within the meaning of that term, as defined in Section 9-105 (1) (i) of the UCC.

         66. "INSURANCE PROCEEDS" means the insurance proceeds payable to or on behalf of CMI with respect to an Allowed Securities Claim.

         67. "INTERCOMPANY CLAIMS" means any and all Claims and causes of action which any of the Debtors holds against any other Debtor.

         68. "INTEREST" means the interest of any equity security Holder of the Debtors, whether or not asserted, as defined in Section 101 (17) of the Bankruptcy Code.

         69. "LETTER OF TRANSMITTAL" shall have the meaning ascribed to such term in Section V.E.l.b of the Plan.

         70. "LIBOR" means the London Interbank Offered Rate for one-month United States dollars deposits as set forth on page 3750 of Telerate as of 8:00 a.m., New York City time, on the date of determination.

         71. "LOCAL BANKRUPTCY RULES" means the local rules of the Bankruptcy Court, as applicable from time to time in the Reorganization Cases.

         72.  "MERRILL" means Merrill Lynch Mortgage Capital Inc.

         73. "NEW DEBT" means the new secured and unsecured debt to be borrowed by, or issued pursuant to this Plan to creditors of, the Reorganized Debtors as part of funding this Plan and the Reorganized Debtors.

         74. "NEW EQUITY" means the new equity capital (if applicable) raised by Reorganized CMI in accordance with Section IX.J of this Plan.

         75. "NEW SECURITIES" means the Class A9/A10 Notes, the Series E Preferred Stock (to be issued in exchange for the Old Series D Preferred Stock, provided, however, that if the Old Series D Preferred Stock is exchanged for Series E Preferred Stock prior to the Effective Date, then such Series E Preferred Stock shall not be deemed New Securities) and any CMI Common Stock issued on the Effective Date as payment for accrued and unpaid dividends to Holders of any series of CMI preferred stock (including the Former Series C Preferred Stock and the former Series D Preferred Stock if the Old Series D Preferred Stock is exchanged for Series E Preferred Stock prior to the Effective Date).

         76. "OLD CMI PREFERRED STOCK" means the Old Series D Preferred Stock.

         77. "OLD SECURITIES" means the Old Senior Notes and the Old CMI Preferred Stock.

         78. "OLD SENIOR NOTE CLAIMS" means Claims arising from the Old Senior Notes (including all Claims and causes of action arising therefrom or in connection therewith).

         79. "OLD SENIOR NOTES" means CMI's 9 1/8% Senior Notes due 2002 in the aggregate original principal amount of $100 million.

         80. "OLD SERIES D PREFERRED STOCK" means CMI's Series D Cumulative Convertible Preferred Stock, with a liquidation preference of $100 per share.

         81. "ORDER" means an order or judgment of the Bankruptcy Court as entered on the Docket.

         82. "OTHER SECURED CLAIM" means any Allowed Secured Claim in Class A7, Class B2 or Class C2.

         83. "PERSON" means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity holders, or other "entity" (as defined in the Bankruptcy Code).

         84. "PETITION DATE" means October 5, 1998, the date on which the Reorganization Cases were Filed.

         85. "PLAN" means this plan of reorganization for the Debtors in the Reorganization Cases and all exhibits and schedules hereto, as such may be amended, modified or supplemented from time to time.

         86. "PLAN INTEREST" means interest at the legal rate, which shall mean the federal judgment rate pursuant to 28 U.S.C. Section1961(a) in effect as of the Confirmation Date unless the Holder of a Claim objects thereto on or before the Confirmation Date, in which event the applicable rate for such objector will be the federal rate as determined by the Bankruptcy Court for such objector if such objector is determined to be the Holder of an Allowed Claim.

         87. "PLAN RATE" means interest at the non-default contract interest rate provided for in the documents applicable to the Claim of the creditor for whom the term Plan Rate is applicable. If a creditor has more than one Allowed Claim with different documents providing for different non-default contract interest rates for each such Allowed Claim, then the Plan Rate shall be calculated at the non-default contract interest rate applicable to each separate component of such creditor's Allowed Claim.

         88. "POST-PETITION TAX CLAIMS" means Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, to the extent such Claims accrue within the period from and including the Petition Date through and including the Effective Date.

         89. "PRIORITY CLAIM" means an Allowed Claim entitled to priority under any of Sections 507 (a) (3) through 507 (a) (7) or 507 (a) (9) of the Bankruptcy Code, but excludes Priority Tax Claims.

         90. "PRIORITY TAX CLAIM" means an Allowed Claim entitled to priority under Section 507 (a) (8) of the Bankruptcy Code.

         91. "PRO RATA" means proportionately so that, with respect to any Class or Classes, the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim to (b) the amount of such particular Allowed Claim, is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims of the Class or Classes in which the particular Allowed Claim is included to (y) the aggregate amount of all Allowed Claims of that Class or Classes. Until a Disputed Claim is disallowed by a Final Order or otherwise resolved, it will be treated in all Pro Rata calculations at the lesser of the amount requested by the claimant and such amount as may be capped by the Bankruptcy Court upon motion requesting such a cap.

         92. "RECAPITALIZATION FINANCING" means the total New Debt and New Equity (if applicable) to be used in connection with funding the Plan and the Reorganized Debtors.

         93. "REORGANIZATION CASES" means the Debtors' cases under chapter 11 of the Bankruptcy Code.

         94. "REORGANIZED CMI" means CMI, as it will be reorganized as of the Effective Date in accordance with this Plan.

         95. "REORGANIZED CMI ARTICLES OF INCORPORATION" means the amended and restated articles of incorporation of Reorganized CMI that will be effective on the Effective Date.

         96. "REORGANIZED CMI BYLAWS" means the amended and restated bylaws of Reorganized CMI that will be effective on the Effective Date.

         97. "REORGANIZED CMM" means CMM as it will be reorganized as of the Effective Date in accordance with this Plan.

         98. "REORGANIZED CMM ARTICLES OF INCORPORATION" means the CMM articles of incorporation in existence as of the Effective Date.

         99. "REORGANIZED CMM BYLAWS" means the CMM bylaws in existence as of the Effective Date.

         100. "REORGANIZED DEBTORS" means Reorganized CMI, Reorganized CMM and Reorganized Holdings, collectively and individually, as appropriate from the context.

         101. "REORGANIZED HOLDINGS" means Holdings as it will be reorganized as of the Effective Date in accordance with this Plan.

         102. "SECOND AMENDED AND RESTATED STOCK OPTION PLAN" means CMI's Second Amended and Restated Stock Option Plan for Key Employees to be effective on the Effective Date.

         103. "SECURED CLAIM" means any Claim that is secured by a lien on property in which the Estates have an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506 (a) or Section 1111 (b) of the Bankruptcy Code and any repurchase agreement Claim based upon the repurchase price thereunder but only to the extent of the value of the Claim Holder's interest in the property that is the subject of the repurchase agreement.

         104. "SECURITIES CLAIM" means (a) any Claim arising from a claim for rescission of a purchase or sale of any Series B Preferred Stock, Former Series C Preferred Stock, Old Series D Preferred Stock or CMI Common Stock, or for damages arising from the purchase or sale of any such securities, or
(b) any Claim for indemnity, reimbursement or contribution on account of any such Claim.

         105. "SERIES B PREFERRED STOCK" means CMI's Series B Cumulative Convertible Preferred Stock.

         106. "SERIES E PREFERRED STOCK" means CMI's Series E Cumulative Convertible Preferred Stock into which shares of Former Series C Preferred Stock and Old Series D Preferred Stock have been or will be exchanged and which has the terms, rights and preferences summarized in Exhibit 3 hereto and as set forth in the Articles Supplementary relating to the Series E Preferred Stock.

         107. "SERIES F DIVIDEND PREFERRED STOCK" means CMI's Series F Redeemable Cumulative Dividend Preferred Stock.

         108. "STOCK OPTIONS" means the stock options to acquire CMI Common Stock outstanding as of the Effective Date.

         109. "TENDERED CERTIFICATES" shall have the meaning ascribed to such term in Section V.E.l.b of the Plan.

         110. "TORT CLAIM" means any Claim related to personal injury, property damage or loss, products liability or other similar Claims against any Debtor, and shall not include Securities Claims or Claims arising under, based upon or related to Stock Options.

         111. "UCC" means the Maryland Uniform Commercial Code, as in effect at any relevant time.

         112. "UNIMPAIRED" means with respect to any Claim or Interest that such Claim or Interest is not Impaired.

         113. "UNSECURED CLAIM" means any Claim that is not a Secured Claim.

         114. "VOTING RECORD DATE" means the date set by the Bankruptcy Court for determining the Holders of Old Senior Notes, Class A10 Claims, Series B Preferred Stock, Former Series C Preferred Stock, Old CMI Preferred Stock, Series F Dividend Preferred Stock and CMI Common Stock entitled to vote to accept or reject this Plan.

B. Interpretation and Computation of Time.

         1. Defined Terms.

         Any term used in this Plan that is not defined in this Plan, in
Article II (Definitions) or elsewhere, but that is defined in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.

         2. Rules of Interpretation.

         For purposes of this Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party to such document shall not be made without such party's consent; (c) any reference in this Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in this Plan to paragraphs, sections, articles and exhibits are references to paragraphs, sections, articles and exhibits of or to this Plan;
(e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to this Plan in its entirety rather than to a particular portion of this Plan only; (f) captions and headings to articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of this Plan; and (g) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply.

         3. Time Periods.

         In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

               III. DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

         The following is a designation of the Classes of Claims and Interests under this Plan. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or

Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in this Plan, no distribution shall be made on account of any Claim or Interest to the extent such Claim or Interest is not an Allowed Claim or an Allowed Interest. In addition, for purposes of the classification and treatment of Secured Claims under this Plan, any transfers of Claims occurring after the Petition Date shall not impact the classification or treatment of Secured Claims as provided in this Plan or the status of an Unsecured Claim as of the Petition Date to continue to be treated under this Plan as an Unsecured Claim.

A.   CMI Classes

Class A1 - Citicorp Secured Claims          Class A1 consists of all Allowed
                                            Secured Claims against CMI of
                                            Citicorp Securities, Inc., Salomon
                                            Smith Barney Inc., Citicorp Real
                                            Estate, Inc. and/or CitiBank N.A. or
                                            any other Holder of a Secured Claim
                                            against CMI under, arising from or
                                            related to that certain Master
                                            Repurchase Agreement between CMI and
                                            Citicorp Securities, Inc. dated as
                                            of August 1, 1997 or any documents
                                            executed in connection therewith or
                                            related thereto.

Class A2 - First Union Secured Claim        Class A2 consists of all Allowed
                                            Secured Claims against CMI of First
                                            Union National Bank or any other
                                            Holder of a Secured Claim against
                                            CMI under, arising from or related
                                            to (i) that certain Master
                                            Assignment Agreement between First
                                            Union National Bank and CMI dated as
                                            of June 30, 1998 or any documents
                                            executed in connection therewith or
                                            related thereto or (ii) that certain
                                            Guaranty by CMI in favor of and for
                                            the benefit of Signet Bank/Virginia
                                            entered into as of June 30, 1995 or
                                            that certain Collateral Assignment
                                            of Partnership Interests from CMI in
                                            favor of Signet Bank/Virginia dated
                                            as of June 30, 1995 or that certain
                                            Stock Pledge Agreement by CMI in
                                            favor of Signet Bank/Virginia dated
                                            as of June 30, 1995 or that certain
                                            Credit Agreement between CMM and
                                            Signet Bank/Virginia dated as of
                                            June 30, 1995 or any documents
                                            executed in connection with or
                                            related to any of the foregoing.

                                      A-13

Class A3 - GACC Secured Claim               Class A3 consists of all Allowed
                                            Secured Claims against CMI of German
                                            American Capital Corp. or any other
                                            Holder of a Secured Claim against
                                            CMI under, arising from or related
                                            to that certain Master Loan and
                                            Security Agreement between CMI and
                                            German American Capital Corp. dated
                                            as of March 31, 1998 or any
                                            documents executed in connection
                                            therewith or related thereto.

Class A4 - Lehman Secured Claim             Class A4 consists of all Allowed
                                            Secured Claims against CMI of Lehman
                                            Ali Inc. or any other Holder of a
                                            Secured Claim against CMI under,
                                            arising from or related to that
                                            certain Master Assignment Agreement
                                            between CMI and Lehman Ali Inc.
                                            dated as of May 29, 1998 or any
                                            documents executed in connection
                                            therewith or related thereto.

Class A5 - Merrill Secured Claim            Class A5 consists of all Allowed
                                            Secured Claims against CMI of
                                            Merrill Lynch Mortgage Capital Inc.
                                            or any other Holder of a Secured
                                            Claim against CMI under, arising
                                            from or related to that certain
                                            Master Assignment Agreement between
                                            CMI and Merrill Lynch Mortgage
                                            Capital Inc. dated as of September
                                            25, 1997 or any documents executed
                                            in connection therewith or related
                                            thereto.

Class A6 - Morgan Stanley Secured Claim     Class A6 consists of any Allowed
                                            Secured Claims against CMI of Morgan
                                            Stanley & Co. International Ltd. or
                                            any other Holder of a Secured Claim
                                            against CMI under, arising from or
                                            related to that certain Master
                                            Repurchase Agreement between Morgan
                                            Stanley & Co. International Limited
                                            and CMI dated as of May 8, 1998 or
                                            any documents executed in connection
                                            therewith or related thereto.

Class A7 - Other Secured Claims             Class A7 consists of any Allowed
                                            Secured Claims against CMI other
                                            than the Secured Claims specified in
                                            Classes A1 through A6.

Class A8 - Priority Claims                  Class A8 consists of all Allowed
                                            Priority Claims against CMI.

                                      A-14

Class A9 - Old Senior Note Claims           Class A9 consists of all Allowed
                                            Claims against CMI of Holders of Old
                                            Senior Notes under, arising from or
                                            related to the Old Senior Notes.

Class A10 - CMI General Unsecured Claims    Class A10 consists of all Allowed
                                            Unsecured Claims against CMI other
                                            than the Unsecured Claims (if any)
                                            in Classes A8, A9, A11, A12, A13,
                                            A15, A17, A19 and A23 and other than
                                            Administrative Claims and Priority
                                            Tax Claims. Class A11 - Guarantee
                                            Claims Class A11 consists of all
                                            Allowed Claims against CMI of
                                            Holders of Guarantee Claims based
                                            upon CMI's guarantee of obligations
                                            of CMM or Holdings, as the case may
                                            be.

Class A12 - Freddie Mac Claims              Class A12 consists of Claims against
                                            CMI of Freddie Mac numbered 335 and
                                            497, on the July 20, 1999 claims
                                            register, in the amount of
                                            $230,448,487.24 each.

Class A13 - Intercompany Claims             Class A13 consists of all Allowed
                                            Claims against CMI of CMM or
                                            Holdings.

Class A14 - Series B Preferred Stock        Class A14 consists of all Allowed
                                            Series B Preferred Stock Interests
                                            in CMI.

Class A15 - Series B Preferred Stock        Class A15 consists of all Allowed
Securities Claims                           Securities Claims on account of
                                            Series B Preferred Stock against
                                            CMI.

Class A16 - Former Series C Preferred       Class A16 consists of all Allowed
Stock                                       Former Series C Preferred Stock
                                            Interests in CMI.

Class 17 - Former Series C Preferred        Class A17 consists of all Allowed
Stock Securities Claims                     Securities Claims on account of
                                            Former Series C Preferred Stock
                                            against CMI.

Class A18 - Old Series D Preferred Stock    Class A18 consists of all Allowed
                                            Old Series D Preferred Stock
                                            Interests in CMI.

Class A19 - Old Series D Preferred Stock    Class A19 consists of all Allowed
Securities Claims                           on Securities Claim account of Old
                                            Series D Preferred Stock against
                                            CMI.

Class A20 - Series F Dividend Preferred     Class A20 consists of all Allowed
Stock                                       Series F Dividend Preferred Stock
                                            Interests in CMI.

                                      A-15

Class A21 - CMI Common Stock                Class A21 consists of all Allowed
                                            CMI Common Stock Interests in CMI.

Class A22 - Stock Options                   Class A22 consists of all Allowed
                                            Stock Option Interests in CMI.

Class A23 - CMI Common Stock Securities     Class A23 consists of all Allowed
                                            Securities Claims on Claims account
                                            of CMI Common Stock against CMI.

B.   CMM Classes

Class B1 - First Union Secured Claims       Class B1 consists of all Allowed
                                            Secured Claims against CMM of First
                                            Union National Bank or any other
                                            Holder of a Secured Claim against
                                            CMM under, arising from or related
                                            to that certain Credit Agreement
                                            between CMM and Signet Bank/Virginia
                                            dated as of June 30, 1995 or any
                                            documents executed in connection
                                            therewith or related thereto.

Class B2 - Other Secured Claims             Class B2 consists of any Allowed
                                            Secured Claims against CMM other
                                            than the Secured Claims specified in
                                            Class B1.

Class B3 - Priority Claims                  Class B3 consists of all Allowed
                                            Priority Claims against CMM.

Class B4 - Guarantee Claims                 Class B4 consists of all Allowed
                                            Claims against CMM of Holders of
                                            Guarantee Claims based upon CMM's
                                            guarantee of obligations of CMI or
                                            Holdings, as the case may be.

Class B5 - CMM General Unsecured Claims     Class B5 consists of all Allowed
                                            Unsecured Claims against CMM other
                                            than the Unsecured Claims (if any)
                                            in Classes B3, B4 and B6 and other
                                            than Administrative Claims and
                                            Priority Tax Claims.

Class B6 - Intercompany Claims              Class B6 consists of all Allowed
                                            Claims against CMM of CMI or
                                            Holdings.

                                      A-16

Class B7 - CMI's Interests in CMM           Class B7 consists of all Allowed
                                            Interests in CMM of CMI.

C.   Holdings Classes

Class C1 - Citicorp Secured Claims          Class C1 consists of all remaining
                                            Allowed Secured Claims (if any)
                                            against Holdings of Citicorp
                                            Securities, Inc. and/or Salomon
                                            Smith Barney Inc.

Class C2 - Other Secured Claims             Class C2 consists of any Allowed
                                            Secured Claims against Holdings
                                            other than the Secured Claims
                                            specified in Class C1.

Class C3 - Priority Claims                  Class C3 consists of all Allowed
                                            Priority Claims against Holdings.

Class C4 - Guarantee Claims                 Class C4 consists of all Allowed
                                            Claims against Holdings of Holders
                                            of Guarantee Claims based upon
                                            Holdings' guarantee of obligations
                                            of CMI or CMM, as the case may be.

Class C5 - Holdings General Unsecured       Class C5 consists of all Allowed
Claims                                      Unsecured Claims against Holdings
                                            other than the Unsecured Claims (if
                                            any) in Classes C3, C4 and C6 and
                                            other than Administrative Claims and
                                            Priority Tax Claims.

Class C6 - Intercompany Claims              Class C6 consists of all Allowed
                                            Claims against Holdings of CMI or
                                            CMM.

Class C7 - Interests in Holdings            Class C7 consists of all Allowed
                                            Interests in Holdings of CMI and
                                            CMSLP.

          IV. GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

A.   Unclassified Claims.

         1. Administrative Claims.

         a. General.

         Subject to certain additional requirements for professionals and certain other entities set forth below, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on the later of the Effective Date or the day on which such Claim becomes an Allowed Claim, unless the Holder and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms, in which case such Allowed Administrative Claim shall be paid in accordance with such agreement or Bankruptcy Court order, as applicable; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to this Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases.

         b. Payment of Statutory Fees.

         All fees payable pursuant to 28 U.S.C. Section 1930(a)(6) (U.S. Trustee Fees) shall be paid by the Debtors or the Reorganized Debtors, as applicable, when such fees are due and owing.

         2. Priority Tax Claims.

         Unless otherwise agreed to by the Debtors or Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The Holders of Allowed Priority Tax Claims are not entitled to vote on this Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated a Class of Claims for purposes of voting on this Plan.

         3. Bar Date for Administrative Claims.

         a. General Provisions.

         Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors in Possession and (ii) Post-Petition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, no later than
(x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or any of their respective properties.

         b. Professionals.

         All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b), 506(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Cases) shall File and serve on Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and counsel for Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the requesting professional or other Person not later than ninety (90) days after the Effective Date.

         On or as soon as reasonably practicable after the Effective Date, Reorganized CMI shall pay the contractual claims of the Indenture Trustee for its fees and expenses including its reasonable attorneys' fees and expenses. To the extent, after being furnished with supporting documents for such fees and expenses, Reorganized CMI disputes the reasonableness of any such fees and expenses, Reorganized CMI shall negotiate in good faith to resolve such dispute. To the extent that Reorganized CMI and the Indenture Trustee are unable to resolve any dispute, the dispute shall be resolved by the Bankruptcy Court. The Indenture Trustee shall not attach or set off any of its fees and expenses against distributions to Holders of Old Senior Notes and shall not otherwise withhold or delay any such distributions.

         c. Ordinary Course Liabilities.

         Except as provided herein, holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Claims, without any further action by the Holders of such Claims. Any dispute with respect to ordinary course liabilities shall be submitted to the Bankruptcy Court for resolution unless resolved by agreement of the parties.

         d. Tax Claims.

         All requests for payment of Post-Petition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date, and
(ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Post-Petition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or any of their respective properties, whether any such Post-Petition Tax Claim is deemed to arise prior to, on or subsequent to the Effective Date.

B. Identification of Classes of Claims and Interests Impaired and Not Impaired by the Plan.

         1. Claims Against and Interests in CMI.

         Classes A8, A12, A15, A17, A19, A22 and A23 are not Impaired by the Plan. Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20
and A21 are Impaired Classes under the Plan.

         2. Claims Against and Interests in CMM.

         Classes B3, B4 and B7 are not Impaired by the Plan. Classes B1, B2, B5 and B6 are Impaired Classes under the Plan.

         3. Claims Against and Interests in Holdings.

         Classes C3, C4 and C7 are not Impaired by the Plan. Classes C1, C2, C5 and C6 are Impaired Classes under the Plan.

C. Treatment of Claims Against and Interests in CMI.

         1. Class A1 (Citicorp Secured Claims).

         The Holder of the Allowed Class A1 Claim shall receive on the Effective Date the treatment of its Allowed Secured Claim set forth on Exhibit 4 hereto, or such other treatment as may be agreed to by CMI and the Holder of the Allowed Class A1 Claim. As set forth in Exhibit 4, the treatment set forth therein resolves all Claims of the Holder of the Allowed Class A1 Claim, and the affiliates thereof referenced in Exhibit 4, against each of the Debtors, the Reorganized Debtors and CRIIMI MAE Brick Church, Inc.

         2. Class A2 (First Union Secured Claim).

         The Holder of the Allowed Class A2 Claim shall receive on the Effective Date payment in full in Cash of any remaining balance of its Allowed Class A2 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

         3. Class A3 (GACC Secured Claim).

         The Holder of the Allowed Class A3 Claim shall receive on the Effective Date the treatment of its Allowed Secured Claim set forth on Exhibit 1 hereto, or such other treatment as may be agreed to by CMI and the Holder of the Allowed Class A3 Claim.

         4. Class A4 (Lehman Secured Claim).

         The Holder of the Allowed Class A4 Claim shall receive on the Effective Date payment in full in Cash of any remaining balance of its Allowed Class A4 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

         5. Class A5 (Merrill Secured Claim).

         The Holder of the Allowed Class A5 Claim shall receive on the Effective Date the treatment of its Allowed Secured Claim set forth on Exhibit 1 hereto, or such other treatment as may be agreed to by CMI and the Holder of the Allowed Class A5 Claim.

         6. Class A6 (Morgan Stanley Secured Claim).

         The Holder of the Allowed Class A6 Claim shall receive on the Effective Date payment in full in Cash of any remaining balance of its Allowed Class A6 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

         7. Class A7 (Other Secured Claims).

         The Holder of an Allowed Class A7 Claim (if any) shall receive on the Effective Date either (i) payment in full in Cash of the Allowed Class A7 Claim with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate, (ii) if CMI so elects, the collateral securing the Allowed Class A7 Claim (if any) in full satisfaction of such Claim, or (iii) such other treatment as may be agreed to by CMI and the Holder(s), if any, of Allowed Class A7 Claim(s).

         8. Class A8 (Priority Claims).

         The Holders of Allowed Class A8 Claims shall receive on the Effective Date payment in full in Cash of Allowed Class A8 Claims including Plan Interest thereon.

         9. Class A9 (Old Senior Note Claims)

         The Holders of Allowed Class A9 Claims shall receive on the Effective Date the treatment of their Allowed Claims set forth on Exhibit 2 hereto.

         10. Class A10 (CMI General Unsecured Claims).

         The Holders of Allowed Class A10 Claims shall receive on the Effective Date the treatment of their Allowed Claims as set forth on Exhibit 2 hereto. With respect to the Class A10 convenience class referred to in Exhibit 2 hereto, as part of the treatment of Allowed Class A10 Claims, there shall be a convenience class option as follows: any Holder of an Allowed Class A10 Claim whose Allowed Claim is for $150,000 or less and elects the convenience class treatment on its ballot, or whose Allowed Claim is for an amount in excess of $150,000 and elects in writing on its ballot to reduce its claim to $150,000 and accept convenience class treatment thereof, shall be entitled to receive payment in Cash on the Effective Date of the allowed amount of such Holder's Allowed Class A10 Claim in full satisfaction of said Claim, with accrued and unpaid pre-petition and post-petition interest thereon calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class A10 Claims electing convenience class treatment who have a contract, the invoice rate (capped at 9-1/8%) for those Holders of Allowed Class A10 Claims electing convenience class treatment who have an invoice rate, and 6% for all others. For purposes of calculating the $150,000 amount in the preceding sentence, the amount of allowed post-petition interest on any such Claim (which interest shall be paid as part of such Claim) will be excluded from such calculation. The total amount to be paid by CMI with respect to the foregoing convenience class option shall be paid from the funds in the Class A9/A10 Cash Payment.

         11. Class A11 (Guarantee Claims).

         If, and only to the extent that, an Allowed Class A11 Claim is not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMM or Holdings, as the case may be, any remaining Allowed Class A11 Claim (if any) shall be included as part of the CMI General Unsecured Claims and treated for all purposes as part of Class A10.

         12. Class A12 (Freddie Mac Claims).

         CMI's obligation under the Freddie Mac Agreement shall be deemed reaffirmed on the Effective Date, and the Claims of Freddie Mac numbered 335 and 497 on the July 2, 1999 claims register, each in the amount of $230,448,487.24, shall be deemed withdrawn and thereby disallowed as of the Effective Date.

         13. Class A13 (Intercompany Claims).

         No payment shall be made under the Plan to Holders of Class A13 Claims on account of such Claims.

         14. Class A14 (Series B Preferred Stock).

         Each Holder of Series B Preferred Stock as of the Effective Date shall retain its Series B Preferred Stock; provided that if the Holders of Series B Preferred Stock as of the Voting Record Date vote as a Class by the requisite amount to accept the Plan, the Articles Supplementary relating to the Series B Preferred Stock (which will be part of the Reorganized CMI Articles of Incorporation) will be deemed amended to permit the payment of dividends on Series B Preferred Stock, including accrued and unpaid dividends, in CMI Common Stock or Cash (or a combination thereof), at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 hereto.

         15. Class A15 (Series B Preferred Stock Securities Claims).

         Each Holder of an Allowed Class A15 Claim (if any) shall, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A15 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A15 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A15 Claim, provided that any such Claim not timely filed (and in any event not Filed before the Confirmation Date) shall be released and discharged under this Plan and the Confirmation Order.

         16. Class A16 (Former Series C Preferred Stock).

         Former Series C Preferred Stock has been exchanged for Series E Preferred Stock. Each Holder of Series E Preferred Stock as of the Distribution Record Date shall retain its Series E Preferred Stock and such Series E Preferred Stock shall have the terms, rights and preferences summarized in Exhibit 3 hereto and as set forth in the Articles Supplementary relating to the Series E Preferred Stock (to be part of the Reorganized CMI Articles of Incorporation). All accrued and past due dividends on Former Series C Preferred Stock shall be paid on the Effective Date in CMI Common Stock or Cash, at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 hereto.

         17. Class A17 (Former Series C Preferred Stock Securities Claims).

         Each Holder of an Allowed Class A17 Claim (if any) shall, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A17 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A17 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A17 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under this Plan and the Confirmation Order.

         18. Class A18 (Old Series D Preferred Stock).

         Each Holder of Old Series D Preferred Stock as of the Distribution Record Date, if not previously exchanged, shall receive on the Effective Date in exchange for its Old Series D Preferred Stock an identical number of shares of Series E Preferred Stock issued effective as of the Effective Date, and such Series E Preferred Stock shall have the terms, rights and preferences summarized in Exhibit 3 hereto and as set forth in the Articles Supplementary relating to the

Series E Preferred Stock (to be part of the Reorganized CMI Articles of Incorporation). All shares of Old Series D Preferred Stock, if not previously exchanged and cancelled, shall be deemed cancelled as of the Effective Date. All accrued and past due dividends on Old Series D Preferred Stock shall be paid on the Effective Date in CMI Common Stock or Cash, at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 hereto.

         19. Class A19 (Old Series D Preferred Stock Securities Claim).

         Each Holder of an Allowed Class A19 Claim (if any) shall, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A19 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A19 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A19 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under this Plan and the Confirmation Order.

         20. Class A20 (Series F Dividend Preferred Stock).

         Each Holder of Series F Dividend Preferred Stock as of the Effective Date shall retain its Series F Dividend Preferred Stock; provided that if the Holders of Series F Dividend Preferred Stock as of the Voting Record Date vote as a Class by the requisite amount to accept the Plan, the Articles Supplementary relating to the Series F Dividend Preferred Stock will be deemed amended to permit the payment of dividends on Series F Dividend Preferred Stock, including any accrued and unpaid dividends, in CMI Common Stock or Cash (or a combination thereof), at the election of Reorganized CMI, with such payment of dividends to be consistent with Exhibits 1 and 2 hereto.

         21. Class A21 (CMI Common Stock).

         Each Holder of CMI Common Stock as of the Effective Date shall retain its CMI Common Stock.

         22. Class A22 (Stock Options).

         Each Holder of a Stock Option as of the Effective Date shall retain its Stock Option.

         23. Class A23 (CMI Common Stock Securities Claims).

         All Holders of Allowed Class A23 Claims (if any) as of the Effective Date shall receive in full satisfaction of any such Allowed Class A23 Claims their share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A23 Claims (if any) are not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A23 Claims.

D. Treatment of Claims Against and Interests in CMM.

         1. Class B1 (First Union Secured Claims).

         The Holder of the Allowed Class B1 Claim shall receive on the Effective Date payment in full in Cash of any remaining balance of its Allowed Class B1 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

         2. Class B2 (Other Secured Claims)

         The Holder of an Allowed Class B2 Claim (if any) shall receive on the Effective Date either (i) payment in full in Cash of the Allowed Class B2 Claim with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate, (ii) if CMM so elects, the collateral securing the Allowed Class B2 Claim (if any) in full satisfaction of such Claim, or
(iii) such other treatment as may be agreed to by CMM and the Holder(s), if any, of Allowed Class B2 Claim(s).

         3. Class B3 (Priority Claims).

         The Holders of Allowed Class B3 Claims shall receive on the Effective Date payment in full in Cash of Allowed Class B3 Claims including Plan Interest thereon.

         4. Class B4 (Guarantee Claims).

         The Holders of Allowed Class B4 Claims (if any) shall be paid, if, as and when any such Claim is allowed by Final Order, in Cash in full by CMM or Reorganized CMM including Plan Interest thereon if, and only to the extent, not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMI or Holdings, as the case may be.

         5. Class B5 (CMM General Unsecured Claims).

         The Holders of Allowed Class B5 Claims shall receive on the Effective Date payment in full in Cash of Allowed Class B5 Claims, with accrued and unpaid pre-petition and post-petition interest thereon calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class B5 Claims who have a contract, the invoice rate (capped at 9-1/8%) for those Holders of Allowed Class B5 Claims who have an invoice rate, and 6% for all other Holders of Allowed Class B5 Claims.

         6. Class B6 (Intercompany Claims).

         No payment shall be made under the Plan to Holders of Class B6 Claims on account of such Claims.

         7. Class B7 (CMI's Interests in CMM).

         The Holder of the Class B7 Interest shall retain its Interest under this Plan.

E.       Treatment of Claims Against and Interests in Holdings.

         1. Class C1 (Citicorp Secured Claims).

         The Holder of any remaining Allowed Class C1 Claim (if any) shall be included in and satisfied as part of the treatment of the Holder of the Allowed Class A1 Claim as set forth on Exhibit 4 hereto.

         2. Class C2 (Other Secured Claims).

         The Holder of an Allowed Class C2 Claim (if any) shall receive on the Effective Date either (i) payment in full in Cash of the Allowed Class C2 Claim with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate, (ii) if Holdings so elects, the collateral securing the Allowed Class C2 Claim (if any) in full satisfaction of such Claim, or (iii) such other treatment as may be agreed to by Holdings and the Holder(s), if any, of Allowed Class C2 Claim(s).

         3. Class C3 (Priority Claims).

         The Holders of Allowed Class C3 Claims shall receive on the Effective Date payment in full in Cash of Allowed Class C3 Claims including Plan Interest thereon.

         4. Class C4 (Guarantee Claims).

         The Holders of Allowed Class C4 Claims (if any) shall receive if, as and when any such Claim is allowed by Final Order payment in Cash in full including Plan Interest thereon if, and only to the extent, not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMI or CMM, as the case may be.

         5. Class C5 (Holdings General Unsecured Claims).

         The Holders of Allowed Class C5 Claims (if any) shall, if, as and when any such Claim is allowed by Final Order, receive payment in full in Cash of any such Allowed Class C5 Claim with any accrued and unpaid pre-petition and post-petition interest thereon calculated at the non-default contract rate of interest in such Holder's documents for any Holders of Allowed Class C5 Claims who have a contract, the invoice rate (capped at 9-1/8%) for any such Holders who have an invoice rate, and 6% for any other Holders of Allowed C5 Claims.

         6. Class C6 (Intercompany Claims).

         No payment shall be made under this Plan to Holders of Class C6 Claims on account of such Claims.

         7. Class C7 (Interests in Holdings).

         The Holders of the Class C7 Interests shall retain their Interests under this Plan.

F.       Modification of Treatment of Claims.

         The Debtors and the CMI Equity Committee reserve for themselves and the Reorganized Debtors the right to modify the treatment of any Allowed Claim or Interest in any manner adverse only to the Holder of such Claim or Interest at any time after the Effective Date upon the consent of the creditor or interest holder whose Allowed Claim or Interest, as applicable, is being adversely affected.

                         V. DISTRIBUTIONS UNDER THE PLAN

A.   Disbursing Agent.

         The Reorganized Debtors, or such Person(s) as the Debtors may employ in their sole discretion, will act as Disbursing Agent under this Plan. The Disbursing Agent shall make all distributions of Cash required to be distributed under the applicable provisions of this Plan and any documents executed in connection therewith. The Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by this Plan and any documents executed in connection therewith. Each Disbursing Agent will serve without bond, and each Disbursing Agent, without further Bankruptcy Court approval, will receive reasonable compensation for distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

B.   Timing of Distributions.

         Except as otherwise provided in this Plan with respect to any particular Claim or Interest, property to be distributed hereunder on account of Allowed Claims and Allowed Interests (a) shall be distributed on the date provided for distribution with respect to that Class or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of said distribution date, and (b) shall be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the distribution date as soon as practicable after the Order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order.

C.   Methods of Distributions.

         1. Cash Payments.

         Cash payments made pursuant to this Plan will be in United States dollars. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by Reorganized Debtors shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent as set forth in Section V.G below. Cash payments may, at the option of the Debtors or Reorganized Debtors, be made by wire transfer.

         2. Compliance with Tax Requirements.

         In connection with the distributions set forth herein, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

         Notwithstanding any other provision contained herein: (i) each Holder of an Allowed Claim or Allowed Interest that is to receive a distribution of Cash pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any distributions pursuant to this Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section V.G of this Plan.

D.   Distribution Record Date.

         As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents and the Indenture Trustee will have no obligation to recognize the transfer of any Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

E. Surrender of Cancelled Old Securities and Exchange of Old Securities for New Securities.

         1. Tender of Old Securities.

         The mechanism by which Holders of Allowed Claims and Allowed Interests surrender their Old Securities in order to receive Cash, if and as applicable under this Plan, and to exchange such Old Securities for New Securities (as applicable), shall be determined based upon the manner in which the Old Securities were issued and the mode in which they are held, as set forth below.

         a. Old Securities Held in Book-Entry Form

         Old Securities held in book-entry form through bank and broker nominee accounts shall be mandatorily cancelled and (i) Cash distributed, if and as applicable under this Plan, and (ii) mandatorily exchanged for New Securities (as applicable) through the facilities of such nominees and the systems of the applicable securities depository or Clearing System holding such Old Securities on behalf of the brokers or banks.

         b. Old Securities in Physical, Registered, Certificated Form

         Each Holder of Old Securities in physical, registered, certificated form will be required, on or before the Effective Date, to deliver its physical notes or certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Disbursing Agent after the Confirmation Date and containing such representations and warranties as are described in the Disclosure Statement (a "Letter of Transmittal").

         Any Cash or New Securities to be distributed pursuant to this Plan on account of any Allowed Claim or Allowed Interest represented by an Old Security held in physical, registered, certificated form shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section V.G below.

         Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Old Securities tendered pursuant thereto are registered in the name of the Person signing the Letter of Transmittal or are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Old Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Old Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. CMI reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful or would subject the Disbursing Agent to liability.

         2. Delivery of New Securities in Exchange for Old Securities.

         On the Effective Date, Reorganized CMI or the Disbursing Agent shall issue, and cause to be authenticated, the New Securities and shall apply to DTC to make the New Securities eligible for deposit at DTC. With respect to Holders of Old Securities who hold such Old Securities through nominee accounts at bank and broker participants in DTC or any similar clearing system, the Disbursing Agent shall deliver the New Securities to DTC or to the registered address specified by the Clearing System. The Clearing System (or its depositary) shall return the applicable Old Securities to the Disbursing Agent for cancellation.

         The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Old Securities for the applicable New Securities by crediting the accounts of its participants with the applicable New Securities in exchange for the Old Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Old Securities through such firms. Neither the Debtors, Reorganized Debtors nor the Disbursing Agent shall have any responsibility or liability in connection with the Clearing Systems' or such participants' effecting, or failure to effect, such exchanges.

         Holders of Old Securities holding such Old Securities outside a Clearing System will be required to surrender their Old Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above in Section V.E.1.b). The Disbursing Agent shall forward the New Securities on account of such Old Securities in accordance with the instructions contained in the Letters of Transmittal.

         3. Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments.

         Any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) an affidavit of loss or other evidence reasonably satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may reasonably be required by the Disbursing Agent or the applicable Reorganized Debtor to hold the Disbursing Agent and such Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with this Section, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument shall, for all purposes under this Plan and notwithstanding anything to the contrary contained herein, be deemed to have surrendered such Instrument.

         4. Failure to Surrender Cancelled Instrument.

         Any Holder of Old Securities holding such Old Securities in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a Letter of Transmittal, together with the applicable Tendered Certificates, within two years after the Effective Date shall have its claim for a distribution pursuant to this Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized CMI, Reorganized CMM or Reorganized Holdings or their properties. In such cases, any Cash or New Securities held for distribution on account of such claim shall be disposed of pursuant to the provisions of Section V.G hereof.

F. Release of Security Interests in or Other Claims to or against Assets or Property of the Reorganized Debtors by Creditors Paid Pursuant to the Plan.

         Any Holder of a Secured Claim whose Secured Claim is being paid in full in accordance with Section IV.C, IV.D or IV.E of the Plan shall cooperate in all respects with the Reorganized Debtors and shall execute such documents and release and return to the Reorganized Debtors such assets or property of the Debtors or Reorganized Debtors, as applicable, that such creditor is holding, directly or indirectly, as collateral or in custody, and release and return all escrows created or existing in respect to any such Claim, and, if applicable, unwind any alleged repurchase agreements or claims to assets or property subject to such alleged repurchase agreements. Furthermore, any and all Holders of such Secured Claims shall execute such documents and take such actions as may be reasonably required by the Reorganized Debtors to effectuate the transfer or retransfer back to the Reorganized Debtors of all collateral security, or assets or property held subject to alleged repurchase agreements, free and clear of all liens, security interests, claims or interests in or to such collateral, assets or property by such Holder, and shall confirm the foregoing in writing if requested by the Reorganized Debtors.

G.   Delivery of Distributions; Undeliverable or Unclaimed Distributions.

         Any Person that is entitled to receive a Cash distribution under this Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent reasonably requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under this Plan.

         Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest shall be made to the address of such Holder on the books and records of the Debtors or their agents, unless Reorganized CMI, Reorganized CMM or Reorganized Holdings, as applicable, has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, such Disbursing Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution shall be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution shall be made to such Holder without any additional interest on such distribution after the Effective Date. Undeliverable distributions shall remain in the possession of the applicable Disbursing Agent pursuant to Section V.A of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash or New Securities shall be held in trust by the applicable Disbursing Agent for the benefit of the potential claimants of such funds or securities, and will be accounted for separately. Any Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Debtors' investment and deposit guidelines. Any interest paid, and any other amounts earned, with respect to such undeliverable Cash pending its distribution in accordance with this Plan shall be property of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be. Any unclaimed or undeliverable distributions (including Cash and New Securities) shall be deemed unclaimed property under Section 347 (b) of the Bankruptcy Code at the expiration of two years after the Effective Date and, after such date, all such unclaimed property shall revert to Reorganized CMI, Reorganized CMM, or Reorganized Holdings, as the case may be, and the Claim or Interest of any Holder with respect to such property shall be discharged and forever barred.

H.   Procedures for Treating Disputed Claims Under Plan of Reorganization.

         1. Disputed Claims.

         a. Process.

         If any of the Debtors or Reorganized Debtors disputes any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, under applicable law. Among other things, any Debtor or Reorganized Debtors may elect, at its sole option, to object or seek estimation under
Section 502 of the Bankruptcy Code with respect to any proof of Claim filed by or on behalf of a Holder of a Claim or any proof of Interest filed by or on behalf of a Holder of an Interest.

         b. Tort Claims.

         All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to Section V.H.l.a above shall be determined and liquidated under applicable law in the Bankruptcy Court or the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in the Bankruptcy Court or any administrative or judicial tribunal of appropriate jurisdiction. Pursuant to Section IX.E hereof, the automatic stay arising pursuant to Section 362 of the Bankruptcy Code shall be vacated as of the Effective Date as to all Tort Claims. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this Section V.H. l.b and applicable non-bankruptcy law that is no longer subject to appeal or other review and that is not paid by applicable insurance coverage shall be deemed to be an Allowed Claim in Class A10, B5 or C5, as applicable, in such liquidated amount and satisfied in accordance with this Plan. Nothing contained in this Section V.H.l.b shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under Section 157(b) of title 28, United States Code.

         2. Objections to Claims and Interests.

         Except insofar as a Claim or Interest is allowed hereunder, Reorganized CMI, Reorganized CMM and Reorganized Holdings shall be entitled and reserve the right to object to Claims and Interests. Except as otherwise provided in Section V.H.3 below and except as otherwise ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims, shall be Filed and served upon the Holder of such Claim or Interest no later than 90 days after the Effective Date, unless such period is extended by the Bankruptcy Court, which extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings shall have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may settle or compromise any Disputed Claim or Disputed Interest in an amount or of a value of $75,000 or less, other than Claims or Interests of Insiders (as defined in the Bankruptcy Code), without approval of the Bankruptcy Court. Except as (i) specified otherwise herein, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or Disputed Interests shall be resolved by the Bankruptcy Court. The failure of the Debtors to object to any Claim or Interest for voting purposes shall not be deemed to be a waiver of the Debtors' or Reorganized Debtors right to object to any Claim or Interest in whole or in part thereafter.

         3. Professional Claims.

         Except as otherwise ordered by the Bankruptcy Court, objections to Claims of professionals shall be governed by the provisions of Section IV.A.3.b hereof.

         4. No Distributions Pending Allowance.

         Notwithstanding any other provisions of this Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. If an interest-bearing reserve account is established for a Disputed Claim, interest accruing on such Claim after the establishment of such reserve account (if it is ultimately Allowed by Final Order or settlement between such Holder and the applicable Reorganized Debtor) shall be limited to interest actually earned on the reserve account for such Claim.

         5. Distributions on Account of Disputed Claims and Interests Once They are Allowed.

         Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, any interest payments, dividends or other payments made to the Class to which such Claim or Interest belongs, but held pending distribution.

I.   Setoffs.

         Except with respect to any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, may, pursuant to Section 553 or Section 502(d) of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings of any such claims, rights and causes of action that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may possess against such Holder.

                    VI. INDIVIDUAL HOLDER PROOFS OF INTEREST

         Holders of Interests in Classes A14, A16, A18, A20, A21, A22, B7 and C7 are not required to File proofs of Interests unless they disagree with the number of shares set forth on the applicable stock register.

           VII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.   Assumptions.

         Except as otherwise provided herein, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Reorganized Debtors will assume each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in this Article VII, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

B.   Cure of Defaults in Connection with Assumption.

         Any monetary amounts by which each executory contract or unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365 (b) (1) of the Bankruptcy Code, at the option of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

         If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized CMI, Reorganized CMM or Reorganized Holdings to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365 (b) (1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

C.   Rejections.

         Except as otherwise provided herein, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will reject each of the executory contracts and unexpired leases listed on a schedule to be filed prior to the Confirmation Hearing (the "Contract Rejection Schedule"); provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend such schedule to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Sections VII.A and B above. Each contract and lease listed on the Contract Rejection Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the Contract Rejection Schedule does not constitute an admission by the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings that such contract or lease is an executory contract or unexpired lease or that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings has any liability thereunder. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

D.   Bar Date for Rejection Damages.

         If the rejection of an executory contract or unexpired lease pursuant to the preceding Section VII.C gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, their successors or properties unless (a) a stipulation with respect to the amount and nature of such Claim has been entered into by either of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as applicable, and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease, or (b) a Proof of Claim is Filed and served on Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and counsel for Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court,. all Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Claims in Class A10, B5 or C5, as applicable.

                    VIII. ACCEPTANCE OR REJECTION OF THE PLAN

A.   Voting Classes.

         The Holders of Allowed Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6,
C1, C2, C5 and C6 are Impaired and shall be entitled to vote to accept or reject this Plan.

B.   Presumed Acceptances of Plan.

         The Holders of Allowed Claims and Interests in Classes A8, A12, A15, A17, A19, A22, A23, B3, B4, B7, C3, C4 and C7 are not Impaired under the Plan and, therefore, are conclusively presumed to accept the Plan.

C.   Confirmability of Plan and Cramdown

         To the extent that any Impaired Class votes to reject the Plan or is deemed to have rejected this Plan, the Debtors and the CMI Equity Committee will request that the Bankruptcy Court confirm this Plan under the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

             IX. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.   Corporate Structure.

         On the Effective Date, CMI will become Reorganized CMI, CMM will become Reorganized CMM, and Holdings will became Reorganized Holdings. Reorganized CMM will be a wholly-owned subsidiary of Reorganized CMI, and Reorganized CMI will be the general partner of Reorganized Holdings.

B.   Corporate Action.

         1.   Cancellation of Old Securities and Related Agreements.

         On the Effective Date, except as otherwise provided by this Plan, the Old Securities and all instruments, indentures and agreements evidencing or governing such Old Securities shall be deemed terminated, canceled, extinguished and of no further force or effect without any further action on the part of the Bankruptcy Court, or any Person or any government entity or agency, and except as otherwise provided herein, the Debtors and the Reorganized Debtors shall be released from any and all obligations under such securities, instruments, indentures and agreements. Holders of cancelled Old Securities will have no rights arising from or relating to such Old Securities or the cancellation thereof, except the rights provided pursuant to this Plan.

         2. Articles of Incorporation and Bylaws for Reorganized CMI.

         On the Effective Date, Reorganized CMI shall be deemed to have adopted the Reorganized CMI Articles of Incorporation and the Reorganized CMI Bylaws pursuant to applicable nonbankruptcy law and Section 1123(a)(5)(I) of the Bankruptcy Code. The Reorganized CMI Articles of Incorporation contain amendments providing for, among other matters, an increase in authorized shares from 120 million to 375 million, (consisting of 300 million shares of common stock and 75 million shares of preferred stock); authority for the Board of Directors to increase authorized shares without action by stockholders; new excess share provisions relating to the transfer, acquisition and redemption of capital stock addressing ownership limitations for CMI and the treatment of excess stock intended to ensure compliance with the Internal Revenue Code of 1986 (such excess share provisions are also intended to serve as an antitakeover device in connection with any hostile acquisition, even though Reorganized CMI's REIT status would not be threatened by such acquisition); deletion of certain antitakeover provisions (however CMI will remain subject to the Maryland business combination statute); a change in the vote required for (a) removal of directors, (b) amendments to Article XI (excess share provisions), and (c) amendments to
Article XIII (conflict with terms of any class or series of preferred stock) from a majority to 66 2/3; changes in how vacancies on the Board of Directors and newly created directorships are filled; and prohibition of the issuance of nonvoting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Reorganized CMI Bylaws contain amendments providing for, among other matters, advance notice of matters to be presented at annual meetings of stockholders and advance notice of nominees for director. The Reorganized CMI Articles of Incorporation and the Reorganized CMI Bylaws will become effective, without any requirement of further action by stockholders of CMI or Reorganized CMI, on the Effective Date. The Reorganized CMI Articles of

Incorporation shall be filed with the Maryland Department of Assessments and Taxation on the Effective Date.

         3. Articles of Incorporation and Bylaws for Reorganized CMM.

         On the Effective Date, Reorganized CMM shall be deemed to have adopted the Reorganized CMM Articles of Incorporation and the Reorganized CMM Bylaws pursuant to applicable non-bankruptcy law and Section 1123(a)(5)(I) of the Bankruptcy Code. The Reorganized CMM Articles of Incorporation will be amended to prohibit the issuance of nonvoting equity securities to the extent required by Section 1123 (a) (6) of the Bankruptcy Code. The Reorganized CMM Articles of Incorporation and the Reorganized CMM Bylaws will become effective, without any requirement of further action by the stockholder of CMM or Reorganized CMM, on the Effective Date. If the foregoing amendment is required, then the Reorganized CMM Articles of Incorporation shall be filed with the Maryland Department of Assessments and Taxation on the Effective Date.

         4. Directors and Management of Reorganized CMI.

         As of the Effective Date, the Persons identified at or before the Confirmation Hearing in a schedule to be Filed by CMI with the Bankruptcy Court will serve as the initial members of the Board of Directors of Reorganized CMI. Such Persons shall be deemed elected to the Board of Directors of CMI, and such elections shall be deemed effective as of the Effective Date, without any requirement of further action by stockholders of CMI or Reorganized CMI. The initial officers of Reorganized CMI shall be selected by the Board of Directors of Reorganized CMI and their names will be disclosed in a schedule to be Filed with the Bankruptcy Court at or before the Confirmation Hearing. Subject to any requirement of Bankruptcy Court approval under Section 1129(a)(5) of the Bankruptcy Code, those persons identified or designated as directors and officers of Reorganized CMI in the schedule to be Filed with the Bankruptcy Court at or before the Confirmation Hearing shall assume their offices as of the Effective Date and shall continue to serve in such capacities thereafter, pending further action of the Board of Directors or stockholders of Reorganized CMI in accordance with the Reorganized CMI Bylaws, Reorganized CMI Articles of Incorporation and applicable state law.

         5. Directors and Management of Reorganized CMM and Reorganized
Holdings.

         As of the Effective Date, the Persons identified at or before the Confirmation Hearing in a schedule to be Filed by CMM with the Bankruptcy Court will serve as the initial members of the Board of Directors of Reorganized CMM. Such Persons shall be deemed elected to the Board of Directors of CMM, and such elections shall be deemed effective as of the Effective Date, without any requirement of further action by stockholders of CMM or Reorganized CMM. The initial officers of Reorganized CMM shall be selected by the Board of Directors of Reorganized CMM and their names will be disclosed in a schedule to be Filed with the Bankruptcy Court at or before the Confirmation Hearing. Subject to any requirement of Bankruptcy Court approval under Section 1129(a)(5) of the Bankruptcy Code, those persons identified or designated as directors and officers of Reorganized CMM in the schedule to be Filed with the Bankruptcy Court at or before the Confirmation Hearing shall assume their offices as of the Effective Date and shall continue to serve in such capacities thereafter, pending further action of the Board of

Directors or the stockholder of Reorganized CMM in accordance with the Reorganized CMM Bylaws, Reorganized CMM Articles of Incorporation and applicable state law.

         As of the Effective Date, Reorganized CMI shall remain the sole general partner of Reorganized Holdings and CMSLP shall remain the sole limited partner in Reorganized Holdings. It is contemplated that at some time after the Effective Date, Reorganized Holdings will be dissolved unless the partners in Reorganized Holdings otherwise determine.

         6. No Further Corporate Action.

         Each of the matters provided for under this Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor (including, without limitation, approval of the issuance of the New Securities) shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Debtors.

C.   Implementation.

         The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings are hereby authorized and directed to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan on and after the Effective Date. On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein or contemplated hereby.

D.   Effectuating Documents and Actions.

         The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings, as the case may be, and each of their respective appropriate officers shall be authorized to execute and deliver such contracts, instruments, releases, and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan, the transactions provided for in the Plan and all other actions in connection herewith.

E.   Term of Injunctions or Stays.

         Unless provided in the Confirmation Order or otherwise, all injunctions or stays imposed in the Reorganization Cases pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

F.   No Interest; Disallowance of Penalties and Premiums.

         Except as expressly provided herein, no Holder of an Allowed Claim or Allowed Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter. Any and all Claims for or in the nature of penalties or premiums allegedly owing shall be disallowed including, but not limited to, prepayment penalties, penalty interest, makewhole premiums or prepayment premiums.

G.   Retiree Benefits.

         On and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in Section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

H.   Recapitalization Financing Including Issuance of New Securities.

         On the Effective Date, the Recapitalization Financing shall be funded and become effective and the CMBS Sale Portfolio, if not already sold, shall be sold as parts of effectuating consummation of this Plan. On the Effective Date, Reorganized CMI will issue the New Securities in accordance with this Plan. The issuance of the New Securities and all securities issuable upon conversion of the New Securities is hereby authorized pursuant to Section 1145 of the Bankruptcy Code, without further action under applicable law. In addition, on the Effective Date, the Reorganized Debtors will implement and, to the extent applicable, receive the proceeds of the New Debt in accordance with the terms of the applicable documents with respect thereto. On the Effective Date, all securities, instruments, corporate documents, and agreements entered into pursuant to or contemplated by the Plan, including, without limitation, the New Securities, any other security and any instrument, corporate document, or agreement entered into in connection with any of the transactions referenced in this Section or Section IX.I, shall become effective, binding and enforceable in accordance with their respective terms and conditions upon the parties thereto without further act or action under applicable law, regulation, order or rule, and shall be deemed to become effective simultaneously.

I.       Sale of the CMBS Sale Portfolio.

         On or before the Effective Date, the commercial mortgage-backed securities and any other assets in the CMBS Sale Portfolio shall be sold in accordance with the terms of this Plan and any Orders with respect thereto entered by the Bankruptcy Court. The net proceeds thereof shall be used to pay Allowed Secured Claims in accordance with any Orders entered by the Bankruptcy Court with respect thereto and otherwise used as part of the funding of this Plan.

J.       Potential New Equity Investment and Rights Offering.

         Although not required to fund this Plan, the Debtors, in consultation with the CMI Equity Committee, may seek new equity capital from one or more investors to partially fund the Reorganized Debtors and this Plan as Recapitalization Financing. In such event, this Plan will be amended to appropriately reflect such new equity capital transaction, in a manner consistent with Exhibits 1 and 2 hereto. If new equity capital is sought, it is likely to take the form of a private issuance of preferred stock with such relative rights and preferences as may be agreed to consistent with the terms of this Plan.

         In the event new equity capital is sought from an investor, it is also anticipated that an offering of rights to purchase common stock or a new series of preferred stock, with rights and preferences similar to the preferred stock likely to be issued to the new equity capital investor but with limited voting rights, would be made to Holders of CMI Common Stock. Such rights offering would be developed in consultation with the CMI Equity Committee. Such rights offering would commence on the Effective Date and would be for a percentage of the aggregate face value of the securities issued to the new equity capital investor. All or a portion of the proceeds of the rights offering may be used to redeem at face value the securities issued to the new equity investor.

         Even if CMI does not seek new equity from an investor, an offering of rights to purchase CMI Common Stock may be made to Holders of CMI Common Stock in connection with this Plan. Such rights offering would be developed in consultation with the CMI Equity Committee.

         In the event new equity capital is sought from an investor and a rights offering is made to Holders of CMI Common Stock or a rights offering is made to Holders of CMI Common Stock independent of any new equity investment by an investor, the CMI Common Stock will be exchanged for new CMI Common Stock (on a one share per one share basis) and rights (one right per share) structured to ensure that the value of the CMI Common Stock exchanged exceeds the value of the fresh capital raised in the rights offering, thereby making the exchange principally in exchange for an interest and only partly for cash and rendering applicable the limited transactional exemption from securities law registration afforded by Section 1145 of the Bankruptcy Code. If a rights offering is made and an exchange of CMI Common Stock, consistent with the foregoing, is effected, then CMI's existing Series B Preferred Stock, Old Series D Preferred Stock, Series E Preferred Stock and Stock Options would be exchanged for new Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Stock Options, as applicable.

K.       Second Amended and Restated Stock Option Plan.

         On or prior to the Effective Date, the Second Amended and Restated Stock Option Plan will be adopted by CMI to be effective on the Effective Date and, by voting to accept this Plan, all Holders of Class A21 Interests shall be deemed to have ratified and approved the Second Amended and Restated Stock Option Plan. Additionally, upon entry of a Confirmation Order, the Bankruptcy Court shall, consistent with Maryland and federal law, be deemed to have approved the Second Amended and Restated Stock Option Plan (including the increase in the number of shares of CMI Common Stock with respect to which options may be granted and the extension of the time in which options may be granted) on behalf of CMI's stockholders and in satisfaction of
Section 422 of the Internal Revenue Code. Following the Effective Date, the Board of Directors of Reorganized CMI may further amend or modify the Second Amended and Restated Stock Option Plan in accordance with the terms thereof and any such further amendment or modification shall not require amendment of this Plan. The Second Amended and Restated Stock Option Plan amends CMI's Amended and Restated Stock Option Plan for Key Employees to, among other matters, provide for an increase in the number of shares of CMI Common Stock with respect to which options may be granted from 2,092,903 (as adjusted from 2 million shares as a result of the junior preferred stock dividend paid to common stockholders in November 1999 and consistent with a Bankruptcy Court Order which limits the full adjustment to 2,198,831 shares, contemplated by the terms and provisions of the Second Amended and Restated Stock Option Plan, until CMI emerges from Chapter 11) to 4,500,000; to extend the time in which options may be granted under the Plan from June 30, 2000 until June 30, 2002, and to effect changes consistent with current securities and tax laws. After the Effective Date it is expected that common stockholder approval of the material terms of the Second Amended Employee Stock Option Plan will be sought for purposes of becoming exempt from the deduction limits set forth in Section 162(m) of the Internal Revenue Code.

         CMI's Non-Employee Director Stock Option Plan in place prior to the Effective Date shall remain in place after the Effective Date and Reorganized CMI shall continue to honor such option plan.

L.       Affiliate Reorganization.

         In order to secure certain financing contemplated under this Plan with the commercial mortgage backed securities representing the equity interests in CBO-1 and CBO-2 (the "Equity Interests"), CMI anticipates that, as a part of this Plan, either (i) a reorganization of certain CMI affiliated entities will be effected resulting in REIT subsidiaries holding the Equity Interests or owning the stock in the qualified REIT subsidiaries holding the Equity Interests, or (ii) the qualified REIT subsidiaries holding the Equity Interests or the trusts holding the underlying assets will elect REIT status (and other actions will be taken as necessary to effect such election); with the intent to secure such financing with a pledge of stock in the REITs, in lieu of a direct pledge of the Equity Interests. In addition, certain other actions may be taken as necessary to implement the foregoing. All of the actions taken in accordance with this Section shall be consistent with the provisions of Exhibit 2 hereto governing the treatment of Class A9 and Class A10.

                  X. CONFIRMATION AND EFFECTIVE DATE CONDITIONS

A.   Conditions to Confirmation.

         Confirmation of this Plan is conditioned upon satisfaction of the applicable provisions of Section 1129 of the Bankruptcy Code and entry of a Confirmation Order by the Bankruptcy Court in form and substance satisfactory to the Debtors and the CMI Equity Committee. Among other things, the Confirmation Order shall authorize and direct that the Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or contemplated by this Plan, including, but not limited to, those actions contemplated by the provisions of this Plan set forth in Section XII hereof, and shall provide that all New Securities to be issued to Holders of Claims and Interests pursuant to this Plan and all securities issuable upon the conversion of the New Securities are exempt from registration under federal and state securities laws (other than the Trust Indenture Act) pursuant to Section 1145 of the Bankruptcy Code and that the solicitation of Holders of CMI Common Stock, Series B Preferred Stock and Old Senior Notes is exempt under Rule 14a-2(a)(4) of the proxy regulations under the Securities Exchange Act of 1934.

B.   Conditions to Effective Date.

         The Effective Date will not occur and this Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors and the CMI Equity Committee:

         1. The Confirmation Order in form and substance satisfactory to the Debtors and the CMI Equity Committee and entered by the Bankruptcy Court shall not have been modified in any respect.

         2. The Recapitalization Financing shall be funded in accordance with the terms of this Plan and the sale of the CMBS Sale Portfolio shall have been completed.

         3. All other actions and documents necessary to implement the transactions contemplated by this Plan on or before the Effective Date shall have been effected or executed.

                        XI. EFFECTS OF PLAN CONFIRMATION

A.   Discharge of Debtors and Injunction.

         Except as otherwise provided in the Plan or the Confirmation Order:
(i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim or proof of Interest based on such Claim, debt or Interest is Filed or deemed Filed pursuant to
Section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such Claim, debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the Holder of a Claim or Interest based on such Claim, debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against Reorganized CMI, Reorganized CMM and Reorganized Holdings, their respective successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

         Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties;
(iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized

Holdings, or their respective successors or their respective properties; and
(iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person, including but not limited to the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

B.   Limitation of Liability.

         None of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, the members of the Committees, the Indenture Trustee, or any of their respective employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including, without limitation, their respective Designated Professionals), shall have any responsibility, or have or incur any liability, to any Person whatsoever (i) for any matter expressly approved or directed by the Confirmation Order or
(ii) under any theory of liability (except for any claim based upon willful misconduct or gross negligence) for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with or contemplated by the Plan; provided, that nothing in this Section XI.B shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan, or any documents executed in connection therewith or pursuant thereto, or under any other agreement or document entered into by such Person in accordance with or pursuant to the terms of this Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

C.   Releases.

         On the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to release unconditionally (i) each of the Debtors' then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the "Debtor Releasees") and (ii) the Committees and, solely in their capacity as members or representatives of the Committees, each member, consultant, attorney, accountant, financial advisor or other representative of the Committees (collectively, the "Committee Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or after the Petition Date and up to and including the Effective Date in any way relating to the Reorganization Cases, the Plan or the Disclosure Statement.

         On the Effective Date, each Holder of a Claim or Interest shall be deemed to have unconditionally released the Debtor Releasees and the Committee Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or after the Petition Date and up to and including the Effective Date in any way relating to the Reorganization Cases, the Plan or the Disclosure Statement, excepting, however, from such release any obligation owing to a Holder of an Allowed Claim or Allowed Interest provided for in this Plan or the Confirmation Order.

D.   Indemnification.

         The obligations of the Debtors as of the Petition Date to indemnify their present and former directors or officers, respectively, against any obligations pursuant to the Debtors' articles of incorporation, by-laws, applicable state law or specific agreement or resolution, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, be assumed by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and not be discharged. The Debtors shall fully indemnify, and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall assume the Debtors' obligations to indemnify, any Person by reason of the fact that he or she is or was serving as a director, officer, employee, agent, professional, member, or other authorized representative (in each case, as applicable) of any of the Debtors (collectively, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorneys' fees and expenses), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby and the Disclosure Statement in support thereof, provided, however, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. In addition, Reorganized CMI shall fully indemnify the CMI Equity Committee and its professionals against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorneys' fees and expenses) as a result of or arising from the CMI Equity Committee being a co-proponent of the Plan and Disclosure Statement provided, however, that the foregoing indemnification shall not apply to any liabilities arising from gross negligence or willful misconduct of any such indemnitee. For purposes of the following sentences in this Section, reference to the term "Indemnitee" shall include the CMI Equity Committee and its professionals. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized CMI, Reorganized CMM or Reorganized Holdings, the Indemnitee shall promptly notify Reorganized CMI, in writing and, in any such event, Reorganized CMI shall assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses of such Indemnitee. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Reorganized CMI has agreed to pay the fees and expenses of such counsel, or (b) Reorganized CMI shall have failed to assume promptly the defense of such claim, action or proceeding or to employ counsel reasonably satisfactory to the Indemnitee in any such claim action or proceeding, or (c) the named parties in any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized CMI, that the joint representation of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized CMI in writing that it elects to employ separate counsel at the expense of Reorganized CMI, Reorganized CMI shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, neither Reorganized CMI, nor Reorganized CMM nor Reorganized Holdings shall effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized CMI, Reorganized CMM or Reorganized Holdings unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee. Anything herein to the contrary notwithstanding, no Securities Claims shall be treated as part of Classes A9 or A10 under the Plan.

E.   Vesting of Assets.

         Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of CMI's Estate shall vest in Reorganized CMI and all property of CMM's Estate shall vest in Reorganized CMM and all property of Holdings' estate shall vest in Reorganized Holdings, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities. From and after the Effective Date, Reorganized CMI, Reorganized CMM and Reorganized Holdings may operate their business and use, acquire and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

F.   Preservation of Causes of Action.

         Except as otherwise provided herein, or in any contract, instrument, release or other agreement entered into in connection with or pursuant to the Plan, Reorganized CMI, Reorganized CMM and Reorganized Holdings shall retain (and may enforce) any claims, rights and causes of action that the Debtors or the Estates may hold against any Person, including, but not limited to, any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory.

G.   Retention of Bankruptcy Court Jurisdiction.

         To the maximum extent permitted by the Bankruptcy Code and other applicable law, the Bankruptcy Court shall have jurisdiction of all matters arising out of, and related to, the Reorganization Cases and the Plan pursuant to, and for the purpose of, Sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

         1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to this Plan;

         2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending before the Effective Date;

         3. Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

         4. Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of this Plan;

         5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings that may be pending on the Effective Date;

         6. Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with or pursuant to this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

         7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by this Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with this Plan or the Confirmation Order;

         8. Enter such Orders as may be necessary or appropriate to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan;

         9. Enter such Orders as may be necessary or appropriate to enforce, implement or interpret the terms and conditions of this Plan and resolve any objections filed with respect to any actions proposed to be taken in connection with or pursuant to the provisions of this Plan;

        10. Enter such Orders as may be necessary or appropriate to approve agreements, settlements or compromises in connection with matters pending on the Effective Date or arising thereafter in connection with implementation of provisions of this Plan;

        11. Determine all adversary proceedings and contested matters to recover or enforce rights with respect to property of any of the Debtors or their Estates or to obtain other relief relating to causes of actions or claims under the Bankruptcy Code or other applicable law including, but not limited to, any actions brought under Sections 541 through 553 of the Bankruptcy Code;

        12. Determine matters concerning state, local or federal taxes pursuant to Sections 346, 505, 525, 1146 and any other tax-related provisions of the Bankruptcy Code;

        13. Enter such Orders as may be necessary or appropriate to enforce and interpret the provisions of the Confirmation Order;

        14. Subject to any restrictions on modifications provided herein or in any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

        15. Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

        16. Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

        17. Except as otherwise provided in this Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Reorganization Cases, determine any other matters that may arise in connection with or relating to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to this Plan, the Disclosure Statement or the Confirmation Order; and

        18. Enter an Order or Orders closing the Reorganization Cases.

H.   Failure of Bankruptcy Court to Exercise Jurisdiction.

         If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Cases, including the matters set forth in
Section XI.G above, Section XI.G shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

I.   Committees.

         On the Effective Date, all Committees shall be dissolved and the members of such Committees and their professionals shall be released and discharged from all further rights and duties arising from or related to the Reorganization Cases. The professionals retained by such Committees and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date other than for services rendered in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or timely Filed after, the Effective Date.

                          XII. MISCELLANEOUS PROVISIONS

A.   Final Order.

         Any requirement in this Plan that an Order be a Final Order may be waived by the Debtors (or Reorganized Debtors, if applicable); provided, that nothing contained herein or elsewhere in this Plan shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such order.

B.   Modification of the Plan.

         The Debtors and the CMI Equity Committee reserve the right to modify this Plan at any time prior to the Confirmation Date as provided for by
Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order.

         If, after receiving sufficient acceptances but prior to Confirmation of this Plan, the Debtors and the CMI Equity Committee seek to modify this Plan, the Debtors and the CMI Equity Committee can use such previously solicited acceptances only to the extent permitted by applicable law.

         The Debtors and the CMI Equity Committee reserve the right after the Confirmation Date and before the Effective Date to modify the terms of this Plan or waive any conditions to the effectiveness thereof if and to the extent the Debtors and the CMI Equity Committee determine that such modifications or waivers are necessary or desirable to consummate this Plan. The Debtors will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications shall be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with,
Section 1127 of the Bankruptcy Code.

         The CMI Equity Committee will join in modifications proposed by the Debtors in accordance with the foregoing in the exercise of such Committee's reasonable discretion.

         Anything in this Section XII.B. to the contrary notwithstanding, any modifications of or amendments to, or waivers of any conditions to the effectiveness of, this Plan prior to the Effective Date that materially affect the treatment or recovery of the Holders of Class A9 or A10 Allowed Claims require the consent of the CMI Creditors' Committee; provided, however, that it is hereby agreed that any change in the amount of payments, timing of payments, term of the New Debt as defined in Exhibit 2 hereto, Collateral as defined in Exhibit 2 hereto, liens, rights or default remedies available to the Holders of Class A9/A10 Notes or of any other specific provisions of Exhibit 2 hereto shall be deemed material for purposes of this paragraph.

C.   Revocation of the Plan.

         The Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date. If the Debtors revoke or withdraw this Plan, or if Confirmation does not occur, then this Plan shall be null and void, and all of the Debtors' respective obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein or in the Disclosure Statement shall be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against either Debtor or any other Person or to prejudice in any manner the rights of either Debtor or any Person in any further proceedings involving either Debtor or any Person.

D.   Application of Section 1145 of the Bankruptcy Code and Federal Securities
     Laws.

         All New Securities to be issued to Holders of Claims and Interests pursuant to this Plan, and all securities issuable upon the conversion of any of the New Securities shall be exempt from registration under federal and state securities laws pursuant to Section 1145 of the Bankruptcy Code. The solicitation of Holders of CMI Common Stock, Series B Preferred Stock and Old Senior Notes shall be exempt under Rule 14a-2(a)(4) of the proxy regulations under the Securities Exchange Act of 1934.

E.   Application of Section 1146(c) of the Bankruptcy Code.

         The implementation and enforcement of any provisions of this Plan transferring assets or property, including but not limited to sales of the commercial mortgage-backed securities and any other property in the CMBS Sale Portfolio, and the making, delivery or recording of any "instrument of transfer" in connection with or pursuant to this Plan, shall not be taxed under any law imposing a stamp tax, transfer tax or a similar tax pursuant to
Section 1146(c) of the Bankruptcy Code.

F.   Successors and Assigns.

         The rights, benefits and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

G.   Saturday, Sunday or Legal Holiday.

         If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

H.   Committee Action.

         With respect to the action of any of the Committees under this Plan, any such action shall be duly authorized by majority vote of committee members at a meeting, in person or by telephone, at which a quorum of such committee is present or by majority consent of the members of such committee then serving.

I.   Post-Effective Date Effect of Evidences of Claims or Interests.

         Except as otherwise specified herein, notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of this Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by this Plan.

J.   Governing Law.

         Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, this Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under this Plan and any agreements, contracts, documents, and instruments executed in connection with or pursuant to this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland without giving effect to the principles of conflict of laws thereof.

K.   No Liability for Solicitation or Participation.

         As specified in Section 1125 (e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under or in connection with this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of securities.

L.       Severability of CMM Provisions.

         If so ordered by the Bankruptcy Court at the Confirmation Hearing, the Plan provisions herein for CMM may be confirmed independently of confirmation of the Plan provisions for CMI and Holdings.

M.       No Admissions or Waiver of Objections.

         Notwithstanding anything herein to the contrary, if the Effective Date does not occur, nothing contained in this Plan shall be deemed as an admission by the Debtors, the CMI Equity Committee or any other party with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of any Claims classification. Neither the

Debtors nor the CMI Equity Committee are bound by any statements herein or in the Disclosure Statement as judicial admissions.

DATED:  July 21, 2000

                                            CRIIMI MAE Inc.
                                            a Maryland corporation

                                            By:  /s/ Cynthia O. Azzara
                                                 ------------------------------
                                                 Name: Cynthia O. Azzara
                                                 Title:   Senior Vice President

                                            CRIIMI MAE Management, Inc.
                                            a Maryland corporation

                                            By:  /s/ Cynthia O. Azzara
                                                 ------------------------------
                                                 Name: Cynthia O. Azzara
                                                 Title:   Senior Vice President

                                            CRIIMI MAE Holdings II, L.P.
                                            a Delaware Limited Partnership

                                            By:      CRIIMI MAE Inc.
                                                     its General Partner

                                            By:  /s/ Cynthia O. Azzara
                                                 ------------------------------
                                                 Name: Cynthia O. Azzara
                                                 Title:   Senior Vice President

VENABLE, BAETJER AND HOWARD, LLP                      AKIN, GUMP, STRAUSS HAUER
                                                      & FELD L.L.P.


By:  /s/ Richard L. Wasserman                   By: /s/ Stanley J. Samorajczyk
   -------------------------------                  --------------------------
     Richard L. Wasserman                           Stanley J. Samorajczyk
     Gregory A. Cross                               Michael S. Stamer
     1800 Mercantile Bank and Trust Building        1333 New Hampshire Ave., NW
     Two Hopkins Plaza                              Washington, D.C. 20036
     Baltimore, Maryland 21201                      (202) 887-4000
     (410) 244-7400

SHULMAN, ROGERS, GANDAL,
   PORDY & ECKER, P.A.

By:  /s/ Morton A. Faller
   --------------------------------
     Morton A. Faller
     11921 Rockville Pike
     Third Floor
     Rockville, MD 20852-2753
     (301) 231-0928

CO-PROPONENT:
Official Committee of Equity Security Holders of CRIIMI MAE Inc.

By:  /s/ Michael F. Wurst
   --------------------------------
     Name:    Michael F. Wurst
     Title:   Co-Chairman

COVINGTON & BURLING

By:  /s/ Michael St. Patrick Baxter
   --------------------------------
     Michael St. Patrick Baxter
     Dennis B. Auerbach
     1201 Pennsylvania Ave., NW
     Washington, D.C. 20044
     (202) 662-6000

Attorneys for the Official Committee
of Equity Security Holders of CRIIMI MAE Inc.

                                                                      EXHIBIT 1

                    AMENDED AND RESTATED TERMS OF CHAPTER 11
                         PLAN TREATMENT OF MERRILL LYNCH
                            MORTGAGE CAPITAL INC. AND
                       GERMAN AMERICAN CAPITAL CORPORATION

            CRIIMI MAE Inc. ("CMI") and Merrill Lynch Mortgage Capital Inc. and German American Capital Corporation ("MLMCI/GACC"), agree to the following terms and conditions to be included in a Second Amended Plan of Reorganization to be filed by CMI. This Term Sheet is subject to the filing of a plan of reorganization and disclosure statement consistent with the terms and conditions set forth herein and to agreement upon the form and substance of the New Secured Debt Documents, the MLMCI/GACC Trust Agreement and the CBO I/Nomura Trust Agreement (as such terms are hereinafter respectively defined). This Term Sheet is intended to amend and restate in its entirety the term sheet appended to the Amended Plan of Reorganization filed by CMI, CRIIMI MAE Management, Inc., CRIIMI MAE Holdings II, L.P. (together, the Debtors) on December 23, 1999 (the "Existing Term Sheet"), subject to reinstatement of the Existing Term Sheet in the event the Official Committee of Unsecured Creditors of CMI (the "Unsecured Creditors Committee") opposes, or fails to support (or be a co-proponent of) the Second Amended Plan (as hereinafter defined).

        Overview:                   Subject to the conditions outlined in this
                                    Term Sheet, MLMCI/GACC and CMI will jointly support an a Second Amended Plan of Reorganization filed by the Debtors, the Official Committee of Equity Security
                                    Holders of CMI (the "Equity Committee") or by the Debtors and/or the Equity Committee and/or the Unsecured Creditors Committee as co-proponents (the "Second Amended Plan"), providing for MLMCI/GACC to receive, in respect of the Class A3 (GACC) and Class A5
                                    (MLMCI) Claims (the "Claims"), (a) an
                                    up-front cash payment in reduction of the Claims on the effective date of the Second
                                    Amended Plan (the "Effective Date"), as
                                    described in the section of this Term Sheet captioned "Initial Paydown"; (b) treatment of the Claims as described in this Term
                                    Sheet; and (c) the receipt by MLMCI/GACC, on the Effective Date, of new secured debt of CMI (the "New Secured Debt") on the terms and conditions described in this Term Sheet.
                                    The Secured Notes and other documents that will evidence and secure the New Secured
                                    Debt are sometimes referred to in this Term
                                    Sheet, collectively, as the "New Secured
                                    Debt Documents."

        Initial Paydown:            $100 million in immediately available funds,
                                    payable to MLMCI and GACC on the Effective
                                    Date in reduction of the Claims, pari passu in proportion to the respective allowed amounts of such Claims, plus any accrued but unpaid interest owing to MLMCI/GACC
                                    (accruing at the contract non-default rate)
                                    (the "Initial Paydown"), plus any legal fees and expenses incurred by MLMCI and GACC in connection with drafting, negotiating and finalizing the New Secured Debt Documents not to exceed $500,000. [Assumes that GACC will have been paid in full on its non-CBO
                                    Claim at the specified allocated debt amount
                                    (accruing interest at the contract
                                    non-default rate).]

        Borrower:                   CMI or a subsidiary thereof reasonably
                                    acceptable to MLMCI/GACC. The New Secured
                                    Debt will be a full recourse obligation of CMI.

        Principal                   The original principal amount of the New
        Amount:                     Secured Debt will be equal to (a) the
                                    allowed secured Claims of MLMCI and GACC, which will be equal to the aggregate outstanding principal amount of the MLMCI and GACC debt, plus any accrued and unpaid interest thereon, as of the date immediately preceding the Effective Date, without offset or reduction for any reason (including, without limitation, post-petition interest), minus (b) $100 million, minus (c) any additional principal paydown paid on the Effective Date in accordance with the Second
                                    Amended Plan.

        Collateral:                 The New Secured Debt will be secured by
                                    first-priority liens and security interests in the assets listed on the attached
                                    Schedule A, which shall include the
                                    CCC-rated and unrated classes of "CBO II".
                                    The assets identified on Schedule A are
                                    sometimes referred to in this Term Sheet, collectively, as the "Collateral". The
                                    Collateral will be held in a "collateral trust" for the benefit of MLMCI/GACC, its successors and assigns, and the holders of Note A and Note B (as those terms are respectively defined in the Unsecured
                                    Creditors' Term Sheet) (the "Noteholders"), as their respective interests may appear
                                    (the "MLMCI/GACC Collateral Trust").
                                    MLMCI/GACC
                                    or their designee will be irrevocably
                                    appointed as trustee and collateral agent of the MLMCI/GACC Collateral Trust. MLMCI/GACC will hold a senior beneficial interest in the MLMCI/GACC Collateral Trust and the Noteholders will hold a subordinate beneficial interest in the MLMCI/GACC
                                    Collateral Trust which shall be consistent with the terms and conditions set forth herein and which shall afford the Noteholders the substantive benefits intended to be provided to the Noteholders by the "soft second lien" arrangement as set forth in the Unsecured Creditors Term Sheet.
                                    The respective rights and priorities of
                                    MLMCI/GACC, on the one hand, and the
                                    Noteholders, on the other hand, with respect to the Collateral will be set forth in the trust agreement establishing the MLMCI/GACC
                                    Collateral Trust (the "MLMCI/GACC Trust
                                    Agreement"). The Noteholders will not be entitled, without the prior written approval of MLMCI/GACC, (a) to foreclose or otherwise realize upon their subordinate beneficial interest in the Collateral, (b) to take any action for the specific purpose of delaying or interfering with the rights of MLMCI/GACC with respect to the Collateral, (c) to take any action adverse to MLMCI/GACC in a non-bankruptcy court enforcement proceeding with respect to the Collateral; provided, however, that nothing herein shall relieve
                                    MLMCI/GACC from acting in accordance with their obligations under the Plan, the MLMCI/GACC Trust Agreement and applicable laws. The Collateral will not be encumbered by or otherwise subject to liens or security interests in favor of any creditor other than MLMCI/GACC and the Noteholders (to the extent of their respective beneficial interests in the MLMCI/GACC Collateral
                                    Trust).

                                    In addition, the Second Amended Plan will provide for the assets listed on Schedule B (CBO I and Nomura Bonds) (collectively the "CBO I/Nomura Assets") to be held in a collateral trust for the benefit of the Noteholders and MLMCI/GACC, as their respective interests may appear (the "CBO I/Nomura Collateral Trust"). MLMCI/GACC or their designee will be irrevocably appointed as trustee and collateral agent of the CBO I/Nomura Collateral Trust, the Noteholders will hold a senior beneficial interest in the CBO I/Nomura Collateral Trust and MLMCI/GACC will hold a subordinate beneficial interest in the CBO I/Nomura Collateral Trust. The respective rights and priorities of the Noteholders, on the one hand, and MLMCI/GACC, on the other hand, with respect to the CBO I/Nomura Assets will be set forth in the trust agreement establishing the CBO I/Nomura Collateral Trust (the "CBO I/Nomura Trust Agreement") which shall be consistent with the terms and conditions set forth herein and which shall afford the Noteholders the substantive benefits intended to be provided to the Noteholders by the first priority lien arrangement set forth in the Unsecured Creditors Term Sheet. The CBO I/Nomura Trust Agreement will provide, in a manner acceptable to MLMCI/GACC, the Unsecured Creditors Committee, the Equity Committee, the Debtors and their respective counsel, that in the event MLMCI/GACC become entitled under the terms of the New Secured Debt Documents to foreclose upon, sell or otherwise realize upon the Collateral or any portion thereof upon the occurrence of the scheduled Maturity Date or any accelerated maturity following an Event of Default (as such term is defined in the New Secured Debt Documents), MLMCI and GACC will also be entitled to sell or transfer the Assets; provided, however, that any net sales price realized from the sale of the CBO I/Nomura Assets shall be remitted to the Noteholders until the allowed amount of their respective claims are paid in full and then will be paid to MLMCI/GACC until the New Secured Debt has been paid in full and then to CMI. If the Collateral is sold along with the CBO I/Nomura Assets (or any of them), there shall be a commercially reasonable allocation of the net proceeds of such sale. Any further transfer or pledge of the CBO I/Nomura Assets (or any interest therein) prior to the New Secured Debt having been paid in full will require the prior written consent of MLMCI/GACC.

        Maturity Date:              Business Day immediately preceding the
                                    fourth (4th) anniversary of the Effective
                                    Date.

        Facility Fee:               One and one-half percent (1 1/2%) of
                                    the original principal amount of the New
                                    Secured Debt, such Facility Fee to be paid on the Effective Date of the Second Amended
                                    Plan.

        Interest Rate:              30-day LIBOR, plus 325 basis points
                                    (3.25%), payable monthly in arrears. The New
                                    Secured Debt

                                    Documents will also contain customary
                                    "default rate", "late charge" and "LIBOR breakage" provisions.

        Scheduled                   In addition to interest on the New Secured
        Principal                   Debt at the floating rate specified in the
        Paydown:                    section of this Term Sheet captioned
                                    "Interest Rate" (the "Interest"), MLMCI/GACC will also be entitled to receive, concurrently with each monthly payment of interest required under the New Secured Debt
                                    Documents, a principal amortization payment in an amount sufficient, as of the date of such payment, to amortize the principal amount of the New Secured Debt then outstanding over the period commencing on the date of such payment and ending on the fifteenth anniversary of the Effective Date
                                    (the "Scheduled Principal Paydown"). The combined payment of Scheduled Principal
                                    Paydown and Interest required to be made on each monthly payment date under the New
                                    Secured Debt Documents is sometimes referred to in this Term Sheet as the "Required
                                    Payment."

        Cash                        A cash management account, in the name of
        Management                  CMI (the "Cash Management Account"), will be
        Account:                    established on the Effective Date at a bank
                                    mutually acceptable to MLMCI/GACC and CMI.
                                    Other than as set forth in this Section, all payments received by CMI after the Effective
                                    Date relating to any assets owned by CMI on the Effective Date ("Monthly Cash Flow") will be deposited directly into the Cash
                                    Management Account; provided, however, that the cash flow received directly or indirectly by CMI from the Miscellaneous
                                    Collateral as defined in the Unsecured
                                    Creditors Term Sheet (collectively referred to hereinafter as the "Miscellaneous
                                    Collateral") will be excluded from Monthly
                                    Cash Flow and will not be deposited into the Cash Management Account; and provided further, that the income, expenses and assets of CRIIMI MAE Services Limited
                                    Partnership ("CMSLP") shall be retained by CMSLP. All payments relating to the CMM
                                    1998-1 Bonds (CMO IV) shall, if so required by the secured creditor to whom such Bonds are pledged as collateral, be excluded from Monthly Cash Flow and will not be deposited into the Cash Management Account. Except as otherwise provided in the sections of this Term Sheet entitled "Payment Cap" and
                                    "Transition

                                    Events," CMI may pay from the Cash
                                    Management Account (i) all general operating and administrative expenses for CMI, including affiliates, to the extent such expenses do not exceed the total as set forth in an operating budget approved annually (or as otherwise modified with the consent of MLMCI/GACC) by MLMCI/GACC with respect to the fiscal year in question, such approval not to be unreasonably withheld (provided, however, that all income retained by CMSLP shall be applied toward payment of CMSLP expenses before any of such expenses are charged to the Cash Management Account, and provided further, that the New Secured Debt Documents will contain provisions acceptable to MLMCI/GACC prohibiting income and assets of CMI from being redirected to CMSLP); (ii) interest owing on Note A and current-pay interest owing on Note B, (iii) principal paydowns on Note A of $5 million on the date that is twenty-four (24) months after the Effective Date, $15 million on the date that is thirty-six (36) months after the Effective Date and $15 million on the date that is forty-eight (48) months after the Effective Date; (iv) cash dividends, not to exceed $4.1 million in the aggregate in any twelve-month period, on the Class F Preferred Stock and Class G Preferred Stock;
                                    (v) cash dividends on any Preferred Stock issued to satisfy REIT distribution requirements (the "PIK Dividend"), but only to the extent payment of such cash dividends is required in order to satisfy REIT distribution requirements; (vi) cash dividends owing to any new equity investor; and (vii) payments such as excise taxes necessary to maintain CMI's REIT status (collectively, the "Monthly Cash Payments"). The parties agree that in the event of an extension beyond the 4 year term of this Term Sheet or refinance of the New Secured Debt, the foregoing budget shall be modified to permit payment of loan extension fees, accrued unpaid interest and principal repayment to the Noteholders when due.

        Payment Cap:                The total amount of the Monthly Cash
                                    Payments during the first 24 months after the Effective Date will be limited to the extent necessary, as determined by
                                    MLMCI/GACC, in accordance with criteria or methodology to be agreed upon by CMI and MLMCI and set forth in the New Secured Debt
                                    Documents, to
                                    permit CMI to pay MLMCI/GACC from the Cash
                                    Management Account (x) an Accelerated
                                    Principal Paydown (as defined herein)
                                    equivalent to at least $25 million in the first 12 months after the Effective Date, and (y) a total Accelerated Principal
                                    Paydown of $50 million by the end of the twenty-fourth (24th) month after the
                                    Effective Date. The total amount of the
                                    Monthly Cash Payments during the 25th
                                    through 48th months after the Effective Date will be limited to the extent necessary to permit CMI to pay MLMCI/GACC from the CMI
                                    Collection Account and the Cash Management
                                    Account monthly principal amortization
                                    payments in amounts sufficient to amortize the remaining principal amount of the New
                                    Secured Debt on the schedule contemplated by the last paragraph of the section of this Term Sheet captioned "Transition Events".
                                    The limitations on Monthly Cash Payments set forth in this section are referred to hereinafter as the "Payment Cap".

        CMI Collection              A cash collateral account, in the name of
        Account:                    CMI but under the dominion and control of
                                    MLMCI/GACC (the "CMI Collection Account"), will be established on the Effective Date at a bank mutually acceptable to CMI and MLMCI/GACC. All cash flow received in respect of the Collateral (including, without limitation, principal and interest payments on the CMBS assets included in the Collateral) will be deposited by the party receiving such cash flow into the CMI
                                    Collection Account. Pursuant to the Second
                                    Amended Plan, MLMCI/GACC will be granted a perfected first priority security interest and the Noteholders will be granted a "soft second" security interest in the CMI
                                    Collection Account through an arrangement consistent with the MLMCI/GACC collateral trust. MLMCI/GAAC shall be paid the Required
                                    Payment from the CMI Collection Account. In the event the funds available in the Cash
                                    Management Account
                                    are insufficient to enable CMI to make all Monthly Cash Payments permitted or required to be made by CMI in respect of any month, subject to the Payment Cap, and to maintain a minimum balance in the Cash Management
                                    Account as provided in the section of this Term Sheet labeled "Cash Sweep", MLMCI/GACC will cause funds in the amount of the shortfall to be transferred from the CMI
                                    Collection Account to the Cash Management
                                    Account. CMI will earn interest on all
                                    monies deposited into the CMI Collection
                                    Account.

                                    Notwithstanding anything appearing to the contrary in this Term Sheet, (i) only those funds, if any, remaining in the CMI Collection Account after payment of the Required Payment due on the monthly payment date occurring at the end of the related collection period will be transferred from the CMI Collection Account to the Cash Management Account; (ii) no cash dividends will be paid on any Preferred or Common Stock at any time when the funds available in the CMI Collection Account (taking account of any funds transferred from the Cash Management Account to the CMI Collection Account in accordance with clause
                                    (iii) below) are insufficient to pay
                                    MLMCI/GACC the Required Payment next
                                    becoming due; (iii) if the amount of funds available in the CMI Collection Account on the monthly payment date at the end of the related collection period is less than the amount of the Required Payment due on such monthly payment date, funds in the amount of the shortfall which would otherwise have been available to pay cash dividends to Preferred Stockholders or any new equity investor will be transferred from the Cash Management Account to the CMI Collection Account and applied toward such Required Payment; and (iv) nothing in this section or elsewhere in this Term Sheet shall be interpreted to limit CMI's obligation to pay any Required Payment on the date when due, to subordinate MLMCI/GACC's right to receive any Required Payment to any other CMI creditor's right to receive any payment owing to such creditor, or to limit CMI's right or ability to transfer additional funds from the Cash Management Account, if necessary, to pay the Required Payment.

        Cash Sweep:                 After the Effective Date of the Second
                                    Amended Plan, MLMCI/GACC may begin making cash sweeps of the Cash Management Account and the CMI Collection Account on the last day of each calendar month (the "Cash
                                    Sweep"); provided, however, that so long as no Event of Default under the New Secured
                                    Debt Documents shall have occurred and be continuing, the Cash Sweep shall not reduce the amount remaining in the Cash Management
                                    Account below
                                    the sum of (a) $7.5 million plus (b) the amount jointly determined by CMI and MLMCI/GACC in the exercise of their good faith business judgment to be the amount by which (i) the Monthly Cash Payments to be made by CMI over the next succeeding month, subject to the Payment Cap, will exceed (ii) the funds that will be deposited in the Cash
                                    Management Account over the same month, plus
                                    (c) amounts necessary (on an accrual basis) to pay quarterly and semi-annual debt service obligations of the Debtors to the Noteholders. The net proceeds of the Cash
                                    Sweep shall be paid to MLMCI/GACC and
                                    applied to reduce the principal amount of the New Secured Debt (the "Accelerated
                                    Principal Paydown").

                                    Subject to the provisions set forth in the section of this Term Sheet captioned "Transition Events", when MLMCI/GACC have received a paydown of the original principal amount of the New Secured Debt totaling $150 million (including the $100 million initial principal paydown and any other principal paydowns referred to in the section of this Term Sheet captioned "Principal Amount") (the "Required Principal Paydown"), the Cash Sweep will terminate and all monies in the CMI Collection Account will be paid to CMI on a monthly basis, but only if and to the extent that MLMCI/GACC have received the full Revised Payment (and the full Required Payment) for the month in question.

        Transition Events:          If MLMCI/GACC have not been paid the
                                    Required Principal Paydown prior to the end of the twenty-fourth (24th) month after the Effective Date, then, notwithstanding anything appearing to the contrary in the section of this Term Sheet captioned "Cash
                                    Management Account", CMI may not pay any Preferred or Common Stock cash dividends
                                    (other than to a new equity investor, to the extent of the lesser of 12% per annum and $5 million, or the PIK Dividend, but only if and to the extent payment of the PIK
                                    Dividend is required in order to maintain
                                    CMI's REIT status, in each case subject to the Payment Cap), until MLMCI/GACC have received the Required Principal Paydown.

                                    If at any time realized losses on the
                                    Collateral (including losses by reason of appraisal reduction, as such term is defined in the underlying pooling and servicing agreement or trust indenture with respect to the affected CMBS asset or, if no such definition is provided, as such term is defined in the New Secured Debt Documents) exceed a loss threshold (consistent with loan loss information and projections reviewed and approved by MLMCI/GACC) to be specified in the New Secured Debt Documents (the "Loss Threshold Amount"), then, notwithstanding anything appearing to the contrary in the section of this Term Sheet captioned "Cash Management Account",

                                              (x) CMI may not pay any
                                          Preferred or Common Stock cash
                                          dividends otherwise permitted
                                          under "Cash Management Account"
                                          to be paid by CMI (other than
                                          the PIK Dividend, but only if
                                          and to the extent payment of the
                                          PIK Dividend is required in
                                          order to maintain CMI's REIT
                                          status, subject to the Payment
                                          Cap), and

                                               (y) Until such time as
                                          MLMCI/GACC have received the
                                          Required Principal Paydown, CMI
                                          will be required to pay to
                                          MLMCI/GACC, in addition to any
                                          other payments required under
                                          this Term Sheet, all net cash
                                          flow received from assets
                                          acquired by CMI after the
                                          Effective Date,

                                    until (i) realized losses (including losses by reason of appraisal reduction) no longer exceed the Loss Threshold Amount, or (ii) MLMCI/GACC have been paid from extrinsic sources (i.e., from outside equity investment or from funds CMI would otherwise be entitled under the New Secured Debt Documents to dividend or distribute to its equity securityholders, but not from the income from the Collateral or other operating cash flow of CMI, except to the extent that CMI would otherwise be entitled to dividend or distribute such income or cash flow to its equity securityholders) cash in the amount by which realized losses (including losses by reason of appraisal reduction, defined as aforesaid) exceed the Loss Threshold Amount.

                                    In the event the payment of cash dividends on the Preferred and/or Common Stock is suspended in accordance with the provisions of either of the two preceding paragraphs, the applicable Payment Cap will be deemed to have been reduced by the amount of such cash dividends CMI would otherwise have been entitled to pay until MLMCI/GACC have received the payment provided for in those paragraphs.

                                    If on any monthly payment date MLMCI/GACC do not receive a payment at least equivalent to the Required Payment due on such monthly payment date, an Event of Default will occur under the New Secured Debt Documents, in which case MLMCI/GACC, in addition to any other contractual, legal and equitable remedies they are entitled to exercise, will be entitled, at their option, to resume or continue (as applicable) the Cash Sweep (provided, however, that the exercise by MLMCI/GACC of their right to resume or continue the Cash Sweep shall not constitute a waiver or cure of the Event of Default).

                                    After MLMCI/GACC have been paid the Required
                                    Principal Paydown, MLMCI/GACC shall be paid, on each monthly payment date during the remainder of the New Secured Debt term, (i) Interest at the applicable rate required under the New Secured Debt Documents, plus
                                    (ii) a principal amortization payment in an amount sufficient, as of the date of such payment, to amortize the principal amount of the New Secured Debt then outstanding over the period commencing on the date of such payment and ending on the thirteenth (13th) anniversary of the Effective Date (the interest payment specified in clause (i) and the principal payment described in clause
                                    (ii) being referred to hereinafter,
                                    collectively, as the "Revised Payment"), and if at any time MLMCI/GACC do not receive the Revised Payment, the Cash Sweep will resume until MLMCI/GACC have received payments aggregating the same amounts that would have been paid if all Revised Payments had been made in accordance with this Term Sheet. Resumption of the Cash Sweep by MLMCI/GACC upon their failure to receive the Revised Payment will be in addition to, and not in lieu of, the exercise by MLMCI/GACC of any other contractual, legal or equitable remedies in the event any Required Payment is not received when due.

        Loan Extension:             If CMI has not paid MLMCI/GACC the entire
                                    amount of the New Secured Debt (i) within 24 months of the Effective Date, CMI shall pay
                                    MLMCI/GACC an Extension Fee equivalent to 1.5% of the remaining principal balance of the New Secured Debt at the end of the 24th month after the Effective Date; (ii) within 30 months of the Effective Date, CMI shall pay MLMCI/GACC an Extension Fee equivalent to 1.5% of the remaining principal balance of the New Secured Debt at the end of the 30th month after the Effective Date; (iii) within 36 months of the Effective Date, CMI shall pay MLMCI/GACC an Extension Fee equivalent to 1.5% of the principal balance of the New Secured Debt remaining at the end of the 36th month after the Effective Date;
                                    and (iv) within 42 months of the Effective
                                    Date, CMI shall pay MLMCI/GACC an Extension
                                    Fee equivalent to 1.5% of the remaining
                                    principal balance of the New Secured Debt at the end of the 42nd month after the Effective Date. Failure to pay any Extension
                                    Fee on the date when due will constitute an Event of Default under the New Secured Debt
                                    Documents.

        Equity Investment:          Notwithstanding the provisions of this
                                    paragraph, CMI shall be entitled to pay to the Noteholders the first $10 million of any net equity investment that it receives, irrespective of whether such equity investment is received prior to or after the Effective Date. Subject to the provisions of this paragraph, CMI shall be entitled to utilize the proceeds of any equity investments (including proceeds of sale of assets purchased with proceeds of equity investments) without restriction. If, however, there are realized losses on the Collateral (including losses resulting from appraisal reductions, as described in the second paragraph of the section of this Term
                                    Sheet captioned "Transition Events") in
                                    excess of the Loss Threshold Amount and
                                    MLMCI/GAAC are not otherwise compensated for such losses in the manner specified in the section of this Term Sheet captioned
                                    "Transition Events", after paying the
                                    aforementioned $10 million to the
                                    Noteholders CMI shall pay (i) 50% of the proceeds it subsequently receives from any equity investment of less than $50 million
                                    (including proceeds of sale of assets
                                    purchased with the proceeds of such equity investment) to reduce indebtedness and (ii)
                                    75% of the portion of any aggregate equity investment it subsequently receives that exceeds $50 million (including proceeds of sale of assets purchased with the proceeds of such equity investment) to reduce indebtedness. In addition, if after paying the aforementioned $10 million to the Noteholders CMI elects or is obligated to use any portion of the proceeds of an equity investment (or any portion of the proceeds of sale of assets purchased with the proceeds of such equity investment) to reduce the principal amount of any indebtedness, then the portion of the proceeds of such equity investment that is used to reduce indebtedness shall be allocated in accordance with the
                                    Indebtedness Ratio(1)(provided, however, that in the case of a post Effective Date equity investment MLMCI/GACC shall receive the first $5 million after the $10 million paid to the Noteholders); and further provided, however, that CMI may use the first $27 million of proceeds of any equity investment received prior to the Effective
                                    Date to reduce its indebtedness to any
                                    creditor without the restrictions set forth in this Equity Investment paragraph pay to the Noteholders (but subject, nevertheless, to the restriction set forth in the section of this Term Sheet captioned "Noteholder
                                    Paydown"). The amounts paid to MLMCI/GACC and the Noteholders shall be applied to reduce the amount of outstanding principal of and accrued interest on their respective indebtednesses.

        Paydown: Notwithstanding any other provision of this Term Sheet permitting or authorizing CMI to utilize certain funds to reduce the amount of principal indebtedness owing to the Noteholders, and in addition to any other provision of this Term Sheet restricting payments to the Noteholders, the New Secured Debt Documents will require that, at such time as the outstanding principal indebtedness owing to the Noteholders on

--------
1 As used in this section, and in the section of this Term Sheet captioned "Noteholder Paydown", the term "Indebtedness Ratio" means the ratio of (a) the outstanding principal balance of the New Secured Debt, determined as of the Effective Date, to (b) the outstanding aggregate principal balance of Note A and Note B, also determined as of the Effective Date.

                                    Note A and Note B (excluding that portion of the principal amount of Note B representing capitalized interest) has been reduced (from whatever source of funds, including, by way of example only and not by way of limitation, proceeds of equity investments, proceeds of asset sales and cash flow from operations) to or below $100 million, any funds which CMI would otherwise have been permitted or authorized to use to reduce the amount of principal indebtedness owing to the Noteholders, and which CMI in fact uses to reduce indebtedness, will be allocated according to the Indebtedness Ratio; provided, however, that the foregoing requirement shall not apply to payments to the Noteholders expressly provided by the Unsecured Creditors Term Sheet and with respect to which the Debtor does not have discretion.

        Board: A majority of the Board of Directors of CMI, as of the Effective Date, shall be newly-appointed independent directors approved by MLMCI/GACC and the Official Committee of Equity Security Holders if Class A21 votes, or is deemed to have voted, in favor of the Second Amended Plan and the Unsecured Creditors Committee if Classes A9 and A10 vote in favor of the Second Amended Plan (MLMCI/GACC and the Committee(s) having approval rights as aforesaid being referred to hereinafter as the "Approval Parties"); provided, however, that the Approval Parties' approval will not be required with respect to those (and only those) directors, if any, of the aforesaid majority who are appointed by a new equity investor approved by MLMCI/GACC.

        Optional                    Prior to the Maturity Date, CMI may prepay
        Redemption:                 the New Secured Debt in whole or in part,
                                    without any penalty or premium, except for payment of actual costs, if any of breaking any LIBOR contracts.

        Miscellaneous:              The New Secured Debt Documents will not
                                    contain any mark to market provisions other than as set forth in this Term Sheet.

                                    CMI will be required under the New Secured
                                    Debt Documents to deliver to MLMCI/GACC all publicly filed financial information when and to the extent same is available to the general public. In addition to such public financial information, CMI will also be required to provide financial information including monthly reconciliation of balances, principal and interest with respect to each CMBS asset included in the Collateral, any servicing, remittance and delinquency reports (in a format reasonably acceptable to CMI), and such other information as MLMCI/GACC may reasonably require. MLMCI/GACC agrees to keep any non-public information confidential.

                                    CMI and MLMCI/GAAC will cooperate in good faith to develop a fair and reasonable hedging program.

                                    The New Secured Debt Documents will require
                                    CMI to submit annual operating budgets, in form and level of detail reasonably acceptable to MLMCI/GACC, to MLMCI/GACC for review and approval.

                                    The New Secured Debt Documents will provide for events of default (including grace or cure periods, where appropriate) customary for transactions of this type. The New Secured Debt Documents will entitle MLMCI/GACC, upon the occurrence of such an event of default, to exercise rights and remedies (including, without limitation, rights and remedies with respect to realization upon the Collateral) consistent with the provisions of this Term Sheet and otherwise satisfactory to MLMCI/GACC. In the event the Collateral is "sold" to MLMCI/GACC or any affiliates of MLMCI/GACC (the "Deemed Sale"), the Noteholders shall receive the value of the Collateral as determined in a commercially reasonable manner less the amount owed to MLMCI/GACC secured by such assets and the costs of sale (up to the total amount owed to the Noteholder); provided, however, that if MLMCI/GACC agrees to sell the Collateral to a third party within 30 days of a Deemed Sale then MLMCI/GACC shall pay to the Noteholders any net "profit" received on the resale (up to the total amount owed to the Noteholders). The Noteholders shall also be paid the value of the CBO I/Nomura Assets, as determined in a commercially reasonable manner, in the event of any Deemed Sale of the CBO I/Nomura Assets. Receipt of any monies paid in accordance with this paragraph shall not be deemed a waiver of the right of the Noteholders or CMI to contest any sale; provided, however, that no such action will occur until after the Deemed Sale has occurred. The Collateral Trust documents will confirm that MLMCI/GACC will not be held to a fiduciary standard, irrespective of the legal capacity in which MLMCI/GACC or any of its agents are acting.

                                    The New Secured Debt Documents will contain provisions intended to ensure that MLMCI/GACC will obtain the substantive benefits of this Term Sheet by prohibiting technical circumvention of the requirement that certain cash flow and payments be deposited in the Cash Management Account or the CMI Collection Account (for example, by selling an asset owned by CMI on the Effective Date and using the proceeds to purchase a new asset the cash flow from which would not otherwise be required to be deposited into the Cash Management Account), and the requirement that proceeds of equity investments be applied in the prescribed manner (for example, by using the proceeds of an equity investment to purchase a new asset, reselling such asset and applying the proceeds of such resale in a manner that the proceeds of the equity investment itself could not have been applied).

                                    The scheduled maturity of Note A will not be earlier than the fifth (5th) anniversary of the Effective Date, and the scheduled maturity of Note B will not be earlier than the sixth (6th) anniversary of the Effective Date. The New Secured Debt Documents will require CMI to obtain the approval of MLMCI/GACC of any modification of such notes that would change the scheduled maturity thereof to any earlier date. Not more than $105 million of the aggregate principal amount of Note A and Note B will be allocated to Note A. The Noteholders' exclusive remedies for any failure to pay scheduled Note A amortization will be either
                                    (i) to sell some or all of the Miscellaneous
                                    Collateral or (ii) to increase the per annum interest rate on the delinquent Note A amortization installment(s) by 200 basis points.

                                    The New Secured Debt will be structured as a "repurchase agreement" consistent with the provisions of this Term Sheet between CMI, as seller, and MLMCI/GACC, as purchaser, with respect to the CMBS that would otherwise constitute Collateral, unless counsel for CMI and counsel for MLMCI/GACC, acting reasonably and in good faith, collectively determine that such structure would materially and adversely affect CMI's REIT status or have material and adverse consequences for CMI under the Investment Company Act of 1940, as amended.

                                    The MLMCI/GACC indebtedness shall be allowed pursuant to the Second Amended Plan based upon the contract (non-default) rate of interest.

                                    Nothing contained in this Term Sheet that restricts CMI's ability to make a payment shall be deemed to excuse the borrower from any obligations to the Noteholders. The provisions of this Term Sheet are conditioned upon the third party valuation provisions being deleted from the Unsecured Creditors Term Sheet.

                                    Pursuant to the Second Amended Plan, the
                                    Debtors and MLMCI/GACC will exchange mutual releases in customary form on the Effective Date.

                                    This Term Sheet does not constitute a vote or agreement to vote for the Second Amended Plan, and no such vote or agreement to vote has been solicited by CMI or anyone acting on its behalf. MLMCI/GAAC's acceptance or rejection of the Second Amended Plan is conditioned upon their review and approval of all aspects of the Unsecured Creditors' Term Sheet and the Second Amended Plan and Disclosure Statement. The Effective Date of the Second Amended Plan must occur no later than July 1, 2000.

CRIIMI MAE Inc.


By:  /s/ David B. Iannarone
   ---------------------------------

German American Capital Corporation


By:
   ---------------------------------

By:
   ---------------------------------


Merrill Lynch Mortgage Capital Inc.


By:
   ---------------------------------

                                    This Term Sheet does not constitute a vote or agreement to vote for the Second Amended Plan, and no such vote or agreement to vote has been solicited by CMI or anyone acting on its behalf. MLMCI/GAAC's acceptance or rejection of the Second Amended Plan is conditioned upon their review and approval of all aspects of the Unsecured Creditors' Term Sheet and the Second Amended Plan and Disclosure Statement. The Effective Date of the Second Amended Plan must occur no later than July 1, 2000.

CRIIMI MAE Inc.


By:
   ---------------------------------

German American Capital Corporation


By:
   ---------------------------------

By:
   ---------------------------------


Merrill Lynch Mortgage Capital Inc.


By: /s/ Bruce L. Ackerman
   ---------------------------------

                                    This Term Sheet does not constitute a vote or agreement to vote for the Second Amended Plan, and no such vote or agreement to vote has been solicited by CMI or anyone acting on its behalf. MLMCI/GAAC's acceptance or rejection of the Second Amended Plan is conditioned upon their review and approval of all aspects of the Unsecured Creditors' Term Sheet and the Second Amended Plan and Disclosure Statement. The Effective Date of the Second Amended Plan must occur no later than July 1, 2000.

CRIIMI MAE Inc.


By:
   ---------------------------------

German American Capital Corporation


By:
   ---------------------------------

By: /s/ Eric Schwartz
   ---------------------------------


Merrill Lynch Mortgage Capital Inc.


By:
   ---------------------------------

                                    This Term Sheet does not constitute a vote or agreement to vote for the Second Amended Plan, and no such vote or agreement to vote has been solicited by CMI or anyone acting on its behalf. MLMCI/GAAC's acceptance or rejection of the Second Amended Plan is conditioned upon their review and approval of all aspects of the Unsecured Creditors' Term Sheet and the Second Amended Plan and Disclosure Statement. The Effective Date of the Second Amended Plan must occur no later than July 1, 2000.

CRIIMI MAE Inc.


By:
   ---------------------------------

German American Capital Corporation


By: /s/ Jon A. Vaccarro
   ---------------------------------
    Jon A. Vaccarro

By:
   ---------------------------------


Merrill Lynch Mortgage Capital Inc.


By:
   ---------------------------------

                                                                      EXHIBIT 2
                                                                      _________

                        AMENDED TERMS OF CHAPTER 11 PLAN
                            TREATMENT OF CLASS A9 AND
                        CLASS A10 CLAIMS BY THE DEBTORS'
                   THIRD AMENDED JOINT PLAN OF REORGANIZATION

         CRIIMI MAE Inc. ("CMI"), the Official Committee of Equity Security Holders of CRIIMI MAE Inc. (the "Equity Committee") and the Official Committee of Unsecured Creditors of CRIIMI MAE Inc. (the "Unsecured Committee") agree to the following terms and conditions for treatment of Class A9 and Class A10 Claims in a Debtors' Third Amended Joint Plan of Reorganization to be filed by CMI and the Equity Committee. This Term Sheet is subject to the filing of a Plan of Reorganization and Disclosure Statement consistent with the terms and conditions set forth herein and to agreement upon the form and substance of the New Debt Documents (as hereinafter defined).

         OVERVIEW:               Subject to the conditions outlined in this Term
                                 Sheet, the Unsecured Committee, the Equity
                                 Committee and CMI will jointly support a Third
                                 Amended Plan of Reorganization filed by CMI,
                                 CRIIMI MAE Management, Inc., CRIIMI MAE
                                 Holdings II L.P. (together, the "Debtors") (the
                                 "Third Amended Plan") and the Equity Committee providing for the Unsecured Creditors of CMI to receive in respect of the Class A9 (old senior note claims) and Class A10 (CMI general unsecured claims) (collectively, the "Claims"),
                                 (a) an initial cash payment in reduction of the Claims on the effective date of the Third
                                 Amended Plan (the "Effective Date"), as
                                 described in the section of this Term Sheet captioned "Initial Paydown"; (b) treatment of the Claims as described in this Term Sheet; and
                                 (c) the receipt by holders of the Claims on the Effective Date, of new secured debt of CMI on the terms and conditions described in this Term
                                 Sheet (the "New Debt"). The notes and other documents that will evidence and secure the New
                                 Debt are sometimes referred to in this Term
                                 Sheet, collectively, as the "New Debt
                                 Documents." The Debtors' Plan, including the
                                 Merrill/GACC term sheet attached thereto, shall be modified to make them consistent with the terms set forth in this Term Sheet.

         INITIAL PAYDOWN:        $75 million in immediately available funds,
                                 payable on the Effective Date (i) first, to pay in full all Allowed Claims in the Class A10
                                 Convenience Class and (ii) second, in reduction of the Claims, pari passu to all remaining
                                 Class A9 and A10 claimants, in proportion to the respective allowed amount of such Claims.
                                 The allowed amount of Class A9 and A10
                                 Unsecured Claims shall be calculated to include prepetition and postpetition interest (through the Effective
                                 Date) using the contractual non-default rate of interest for those creditors who have a contract; the invoice rate (capped at 9-1/8%) for those creditors with an invoice rate; and 6% for all others (the Allowed Claims, including prepetition and postpetition interest as described above, is referred to hereinafter as the "Allowed Unsecured Claims"). The allowed claims of CRIIMI MAE Management, Inc. shall not be paid out of the proceeds of the Initial
                                 Paydown and the holders of those claims shall not receive any of the New Debt.

         BORROWER:               The New Debt will be a full recourse obligation
                                 of CMI.

         PRINCIPAL               The original principal amount of the New Debt
         AMOUNT:                 will be divided into two notes. The first note
                                 shall be in the amount of $105 million
                                 (hereinafter referred to as "Note A"). The second note (hereinafter referred to as "Note
                                 B") shall be equal to the Allowed Unsecured
                                 Claims minus (b) $75 million, minus (c) $105 million which is the amount of Note A.

         COLLATERAL:             Consistent with the terms described on Schedule
                                 I hereto (the "Collateral Schedule"), as previously agreed to between the Unsecured
                                 Committee and CMI, Note A will be secured by first priority liens and security interests in the "Miscellaneous Collateral" listed on the attached Collateral Schedule, which includes, inter alia, the AIM Fund Proceeds, Insured
                                 Mortgage Proceeds (CMO I-III) and Mezzanine
                                 Loans, and Brick Church (if not sold prior to the Effective Date) (collectively referred to hereinafter as the "Miscellaneous Collateral").

                                 Note A shall also be secured by a first
                                 priority lien and security interest in the CBO I and Nomura unrated ("CBOI/Nomura Assets"), as set forth on the Collateral Schedule, pursuant to a collateral trust or similar arrangement acceptable to CMI, MLMCI/GACC, the Equity Committee and the Unsecured Committee, which shall provide, inter alia, that a designee, assignee or successor of Merrill Lynch Mortgage Capital Inc. ("MLMCI" or "Merrill") and German American Capital Corporation ("GACC") will serve as collateral trustees for the benefit of holders of Note A providing for payment of the proceeds of any sale of the CBOI/Nomura Assets to the holders of Note A and, after Note A has been fully repaid, Note B. The Collateral Trust documents shall provide that the holders of Note A and the holders of Note B will not be permitted to take actions (i) adverse to MLMCI/GACC in any state court enforcement proceeding with respect to the CBOI/Nomura Assets or (ii) for the specific purpose of delaying or impeding the sale of the CBOI/Nomura Assets by MCMCI/GACC, so long as MLMCI/GACC are acting in accordance with their obligations under the Plan, the Collateral Trust documents, and applicable law. The holders of Note A and Note B shall also not have the right to foreclose or otherwise enforce their liens against the CBO I/Nomura Assets without the consent of MLMCI/GACC. As set forth on the Collateral Schedule, the holders of Note A shall also receive a "soft second lien" against the assets listed on Schedule A to the MLMCI/GACC Term Sheet ("MLMCI/GACC Assets") and (if possible) a second lien against the CMO IV Assets, which are also listed on the attached Collateral Schedule. The "soft second lien" means that the holder shall not be permitted to take any action (including the right to foreclose or otherwise enforce its lien unless the holder obtains the consent of the holder of the first priority lien) (i) adverse to MLMCI/GACC in any state court enforcement proceeding with respect to the MLMCI/GACC Assets or (ii) for the specific purpose of delaying or interfering with the rights of MLMCI/GACC with respect to the MLMCI/GACC Assets, so long as MLMCI/GACC are acting in accordance with their obligations under the Plan, the Collateral Trust documents, and applicable law. The rights of the holders of the soft second lien shall include the right to credit bid in the event of a foreclosure sale by the holders of the first lien.

                                 The Collateral Trust or similar arrangement for the CBOI/Nomura Assets shall terminate if and when (a) Merrill/GACC have been repaid their debt in full or such debt is otherwise satisfied (provided, however, the Collateral Trust shall continue if the Merrill/GACC debt is refinanced until the refinance lender's debt is fully satisfied), or (b) Merrill/GACC sell, take for its own account or otherwise disposes of the MLMCI/GACC Assets and are not selling the CBOI/Nomura Assets in accordance with the Collateral Trust documents. In such event, the CBOI/Nomura Assets will be treated for all purposes except for purposes of amortization as Miscellaneous Assets. There will be no other junior liens on the CBOI/Nomura Assets; provided, however that MLMCI/GACC may hold a subordinate beneficial interest in the Collateral Trust with rights similar to a soft second lien.

                                 The holders of Note A shall not have the right to liquidate the MLMCI/GACC Assets or the CBOI/Nomura Assets without the consent of the holder of the MLMCI/GACC note, but (a) if the CBOI/Nomura Assets are sold for any reason, the holders of Note A (and, once Note A has been repaid, Note B) shall receive all proceeds (net of costs of sale) thereof, until the A and B Notes are fully repaid, and (b) if the MLMCI/GACC Assets are sold to a third party for any reason, the holders of Note A (and, once Note A has been repaid, Note B) shall receive all proceeds, net of costs of sale and amounts necessary to repay the claims of Merrill and GACC secured by the MLMCI/GACC Assets, until Note A and Note B are fully repaid, and (c) the holders of Note A and Note B shall be entitled to credit bid at any foreclosure sale of assets in which they have a security interest.

                                 If Merrill/GACC take back the MLMCI/GACC Assets (in any form) or such assets are sold to an affiliate of Merrill or GACC, the Holders of Note A (and once Note A has been repaid, Note
                                 B) shall receive the difference between (a) the value of such assets net of costs of sales, if any, at the time they are sold or taken back, and (b) the outstanding amount of the principal and interest owed by CMI to Merrill and GACC under the Plan and secured by such assets.

                                 If the Merrill/GACC claims and their interest in the MLMCI/GACC Assets is documented as a repurchase agreement pursuant to the Plan, then Note A and Note B, and the related documentation, shall assure that in the event Merrill and/or GACC exercise their rights under the repurchase agreements, the holders of Note A and Note B, as applicable, receive the full difference between the value, net of costs of sale, if any, of the MLMCI/GACC Assets (as determined by a third-party valuation) and the outstanding amount of the principal and interest owed by CMI to MLMCI/GACC under the Plan and shall provide the holders of Note A and Note B with rights equivalent to soft second and third liens on the Merrill/GACC Assets had the Merrill/GACC claims been documented as a secured loan transaction. If the relevant Repurchase Agreement is deemed to be a secured loan transaction, the interest of holders of Note A and Note B in the Merrill/GACC Assets shall be treated as soft second and third liens, respectively. In the event that CMI exercises its right to repurchase the MLMCI/GACC Assets, and the MLMCI/GACC debt is not refinanced, the holders of Note A and Note B shall have respectively first and second priority liens on such assets, with such assets thereafter treated for all purposes except for purposes of amortization as Miscellaneous Assets.

                                 Any sale or other disposition of the
                                 CBOI/Nomura Assets and/or the MLMCI/GACC Assets shall be on commercially reasonable terms. If the CBOI/Nomura Assets (or any of them) are sold along with the MLMCI/GACC Assets (or any of them), there shall be a fair allocation of the net proceeds from such sale.

                                 If the debt owing to MLMCI/GACC is refinanced, the holders of Note A and Note B will continue to have second and third liens respectively on the MLMCI/GACC Assets junior to a first lien held by the refinance lender, a similar collateral trust or similar arrangement on the CBOI/Nomura Assets with the refinance lender and the same rights that they have vis-a-vis MLMCI/GACC under the Plan. The amount of such first lien will not be greater than the outstanding balance of the debt owing to MLMCI/GACC at the time of the refinance unless such greater amount is paid to the holders of Note A or Note B.

                                 The holders of Note B shall receive a lien and security interest on all assets pledged to the holders of Note A subordinate to the prior liens and security interests of Note A, provided that the holders of Note B shall be prohibited from exercising their lien rights until Note A has been paid in full and an Event of Default has occurred.

         MATURITY DATE:          Note A - business day immediately preceding the
                                 fifth (5th) anniversary of the Effective Date.

                                 Note B - business day immediately preceding the sixth (6th) anniversary of the Effective Date.

         INTEREST RATE:          Note A - 11.75% cash coupon paid quarterly in
                                 arrears.

                                 Note B - 13% cash coupon, paid semi-annually in arrears through the fifth anniversary of said Note with such interest for the sixth year of said Note payable one-half on the fifth anniversary of said Note and one-half on the Maturity Date, plus a 7% accreting coupon accreting semi-annually in arrears paid on the Maturity Date.

         SCHEDULED               In addition to interest on the New Debt
         PRINCIPAL               specified in the section of this Term Sheet
         PAYDOWN:                captioned "Interest Rate" (the "Interest"), the
                                 holders of Note A will also be entitled to receive all cash flow received directly or indirectly by CMI (provided however that the income, expenses and assets of CRIIMI MAE
                                 Services Limited Partnership ("CMSLP") shall stay with CMSLP) including interest, return of principal, fees, and all other payments payable on or arising from the Miscellaneous
                                 Collateral, which shall be paid to the holders of Note A quarterly in arrears. In addition, the holders of Note A shall receive scheduled amortization of $5 million payable on or before 24 months from the Effective Date of the Plan, $15 million payable on or before 36 months from the Effective Date of the Plan, and $15 million payable on or before 48 months from the Effective Date of the Plan. CMI must pay as much of each scheduled amortization payment as it has the ability to pay after CMI pays the other obligations established by this Term
                                 Sheet and Plan, including maintenance of CMI's
                                 $7.5 million working capital reserve.

                                 The holders of Note B shall not receive any scheduled amortization payments.

         LOAN FEES:              If CMI has not paid the entire amount of the
                                 New Debt (i) within 48 months of the Effective
                                 Date, CMI shall pay the holders of Note A and Note B a Loan Fee equivalent to 1.5% of their respective portions of the remaining principal balance of the New Debt at the end of the 48th month after the Effective Date; (ii) within 54 months of the Effective Date, CMI shall pay the holders of Note A and Note B a Loan Fee equivalent to 1.5% of their respective portions of the remaining principal balance of the New
                                 Debt at the end of the 54th month after the Effective Date; (iii) within 60 months of the Effective Date, CMI shall pay the holders of Note A and Note B a Loan Fee equivalent to 1.5% of their respective portion of the remaining principal balance of the New Debt at the end of the 60th month after the Effective Date; and
                                 (iv) within 66 months of the Effective Date, CMI shall pay the holders of Note B a Loan Fee equivalent to 1.5% of their respective portion of the remaining principal balance of the New
                                 Debt at the end of the 66th month after the Effective Date. Failure to make a loan fee payment shall result in the amount of that payment being proportionally added to the principal balance of Note A and Note B and shall not otherwise constitute a default under Note A or Note B, provided that CMI must make the loan fee payments on time if after paying the other obligations permitted by this Term Sheet and the Plan, including CMI's $7.5 million working capital reserve CMI has the ability to do so. At the option of the Unsecured Committee made prior to the Effective Date, the loan fees for Note B may be converted to an increase in the interest rate on Note B, which would be effective on the same dates as the loan fees would become due and in an amount such that the increase in interest rate would have no economic consequences when compared to the alternative of paying the loan fee.

         EQUITY                  Subject to the provisions of this paragraph and
         INVESTMENT:             the other provisions of this Term Sheet CMI
                                 shall be entitled to utilize the proceeds of any equity investments (including the proceeds from the sale of assets purchased with proceeds of equity investments) without restriction provided, however, that the first $10 million of net proceeds from any new equity investment will be paid promptly upon its receipt by CMI to the holders of Note A (or Note B, if Note A has been fully repaid) as an additional principal paydown.

         OPTIONAL                Prior to the respective Maturity Dates for the
         PREPAYMENT:             A Note and the B Note, CMI may prepay the New
                                 Debt in whole or in part without any penalty or premium.

         EVENTS OF DEFAULT:      Failure to pay the holders of Note A any of the
                                 Scheduled Principal Paydown shall be an event of default which, if not cured within 30 days, shall entitle the holders of Note A to foreclose upon and sell the Miscellaneous
                                 Collateral with the net proceeds of such sale being credited by the holders of Note A or B, as applicable (i) first, to payment of any accrued and unpaid interest on the A Note, (ii) second, to all outstanding but unpaid Scheduled
                                 Principal Paydown payments, (iii) third, to future payments of Scheduled Principal Paydown,
                                 (iv) fourth, to the outstanding principal balance of Note A, (v) fifth, to accrued and unpaid interest on the Note B, (vi) sixth, to the holders of Note B to reduce the then outstanding principal balance of Note B and
                                 (vii) seventh, after all amounts owed by CMI to the holders of Notes A and B have been fully paid, to CMI.

                                 The following defaults shall entitle the holders of the Note A and Note B, as applicable, to exercise the remedies described in the immediately preceding paragraph and take any other actions available to the holder of a full recourse obligation (except remedies specifically excluded in this Term Sheet or the Loan Documents) (A) failure to pay interest on the Note A and Note B within 30 days of the date, as required herein and in those notes,
                                 (B) any default and expiration of applicable cure periods under the debt obligations of CMI to Merrill/GACC provided MLMCI/GACC have taken or are taking action to enforce default remedies or have improved any rights granted to them under the Plan or their loan documents with the consent of CMI, (C) failure to remedy a breach of a Covenant (as defined herein) within 60 days, and (D) other defaults reasonably agreed to by CMI, the Equity Committee, and the Unsecured Committee.

         COVENANTS:              The Note A and Note B loan documents will
                                 contain covenants substantially in the form attached as Schedule II.

         MISCELLANEOUS:          If the holders of Note A do not receive all or
                                 any portion of a Scheduled Principal Paydown in any year and the Miscellaneous Collateral has not been sold, the holders of Note A shall receive additional interest of 200 basis points on any unpaid amortization amount until such time as the amount is paid.

                                 CMI will not pay any cash dividends or redeem preferred stock on or prior to the Effective Date and, until the holders of Note A and Note B are paid in full, the Company will not be permitted to redeem preferred stock or pay dividends other than (i) to pay $4.1 million annually in preferred dividends and (ii) to pay cash dividends in an amount not to exceed 13% per annum to a new equity investor pursuant to the terms of this Term Sheet and the MLMCI/GACC Term Sheet (provided, however, CMI shall be permitted to use the net proceeds of any new equity investment above $10 million for any purpose except paying dividends in excess of those permitted by this Term Sheet or redemption of preferred stock other than redemption of preferred stock as part of an exchange for new preferred stock). CMI will not use dividend(s) or distributions received from CMSLP to pay dividends on CMI stock or for the redemption of preferred stock. In the Event of a Default under the Note A or Note B that remains uncured during any applicable cure periods, cash dividends will be suspended on CMI stock unless dividends must be paid on the Series F and Series [G] PIK preferred stock to maintain CMI's REIT status.

                                 Any declared default under the MLMCI/GACC debt which remains uncured after the expiration of any applicable cure period and as to which MLMCI/GACC have taken or are taking action to enforce default remedies or as a consequence of which MLMCI/GACC have improved any rights granted to them under the Plan or their loan documents with the consent of CMI shall constitute a default under Note A and Note B.

                                 Any change in ownership such that 51 percent of the common stock of CMI is or becomes held by any one entity, individual or related group of entities or individuals shall require the consent of the holders of 51 percent of the outstanding Note A and Note B debt, voting for these purposes as a single class.

                                 Any amendments to the Debtors' Plan that materially affect the treatment or recovery of the unsecured creditors require the consent of the Unsecured Committee; provided, however, that the parties agree that any change in the amount of payments, timing of payments, term of New Debt, Collateral, liens, rights, or default remedies available to the holders of Note A and Note B or other specific provisions in the Term Sheet shall be deemed material.

                                 If CMI needs to pay a deficiency dividend, CMI will have the option to satisfy any required deficiency dividend payment with a PIK or cash, provided that cash shall be paid only to the extent that CMI reasonably determines that cash payments are necessary to preserve its REIT status. If CMI chooses to satisfy the deficiency dividend in whole or in part in cash, the holders of Note A and/or Note B shall have a right to convert the principal amount of such note, in whole or in part, to an equal amount of par value of voting preferred stock. Such preferred stock would be senior to all other preferred stock and would have a dividend yield equal to the interest rate on the note converted. Such preferred stock would be the recipient of all cash distributions (including redemption distributions) to be made in order to preserve CMI's REIT status. The preferred stock would have sufficient voting power (which would not decline as redemptions occur) to cause redemptions of such preferred stock to be treated as dividends for federal income tax purposes. If cash distributions and/or PIK distributions were not sufficient to preserve REIT status, CMI would use such other mechanism or mechanisms that CMI and the holders of Note A and

                                 Note B may agree upon at the time in order to attempt to preserve REIT status.

                                 The holders of Note A shall receive a negative pledge of all assets acquired by CMI after the Effective Date. No liens or security interests may be granted on any such assets other than purchase money security interests.

                                 If plan projections for real estate losses are exceeded (the applicable threshold may be the same as the "Loss Threshold" referenced in the MLMCI/GACC Term Sheet, if that threshold is agreed to by MLMCI, GACC, CMI, the Unsecured Committee and the Equity Committee), then CMI may not use its cash to purchase B pieces or for any other expense except (a) payment of debt under the Plan, (b) payment of dividends legally required to preserve CMI's REIT status, and (c) ordinary course operating expenses until the default is cured.

CRIIMI MAE Inc.

By:           /s/
   --------------------------
       Cynthia Azzara
       Senior Vice President

Official Committee of Unsecured Creditors of CRIIMI MAE Inc.

By:           /s/
   --------------------------
       Paul Meiring
       Chairman
Official Committee of Equity Security
Holders of CRIIMI MAE Inc.

By:           /s/
   --------------------------
       Michael St. Patrick Baxter
       Dennis Auerbach
       Covington & Burling
       1201 Pennsylvania Avenue, N.W.
       P.O. Box 7566
       Washington, DC  20044

      Attorney for the Official Committee
      of Equity Security Holders of
      CRIIMI MAE Inc.

                                                                     SCHEDULE I

                              COLLATERAL SCHEDULE

The Series A Notes and Series B Notes will be secured by the following to the extent provided in the Term Sheet:

I.   MISCELLANEOUS COLLATERAL

     The Miscellaneous Collateral, as defined in the Term Sheet, and the liens on such collateral, shall be as follows:

     A. INSURED MORTGAGE COLLATERAL. A valid and perfected first priority collateral assignment of all right, title and interest of CMI, through its three wholly-owned subsidiaries referenced below, in and to the Insured Mortgage Proceeds which consist of the CMO-I Excess Payments, CMO-II Excess Payments and CMO-III Excess Payments (in each case as defined below) and, as to CMO-I only, together with a valid and perfected first priority pledge of the certificate(s) representing the Interest Strip, as defined in the related Participation Agreement.

         "CMO-I EXCESS PAYMENTS" means (a) payments of excess interest and prepayment penalties, including, without limitation, all Excess Amounts, as defined in the related Participation Agreement and (b) distributions of any of the assets constituting the Trust Estate, including, without limitation, any Whole Loan PCs, Non-Interest Strip PCs (in each case, pledged to the trust and remaining after discharge of the trust or release of the pledge thereon) and any proceeds therefrom (remaining after discharge of the trust or release of the pledge thereon) that, with respect to each of the foregoing payments and distributions, CMI receives directly or from CRIIMI MAE Financial Corp., a wholly-owned subsidiary, by virtue of and attributable to the FHA insured mortgage loans and GNMA mortgage-backed securities that are pledged, as of the date of the Plan, by CRIIMI MAE Financial Corp. to secure CRIIMI MAE Financial Corporation's 7% Collateralized Mortgage Obligations.

          "CMO-II EXCESS PAYMENTS" means (a) payments of excess interest and prepayment penalties, including, without limitation, payments of any Funding Surplus, as defined in the Funding Note Purchase and Security Agreement, and payments of any excess funds from the Collection Account on any Prepayment Date, and (b) distributions on account of the Collateral, including, without limitation, the Pledged Securities, pledged to Freddie Mac (in each case, remaining after discharge of such pledge) and any proceeds therefrom (remaining after discharge of such pledge) that, with respect to each of the foregoing payments and distributions, CMI receives directly or from CRIIMI MAE Financial Corporation II, a wholly-owned subsidiary, by virtue of and attributable to the

          Freddie Mac Giant GNMA-backed securities that are pledged, as of the date of the Plan, by CRIIMI MAE Financial Corporation II, to secure Freddie Mac's Structured Pass-Through Securities
          (Guaranteed), Series C007.

          "CMO-III EXCESS PAYMENTS" means (a) payments of excess interest and prepayment penalties, including, without limitation, payments of any Funding Surplus and Excess Funds, as defined in the Funding
          Note Issuance and Security Agreement, and payments of any excess funds from the Collection Account on any Prepayment Date, and (b) distributions on account of the Collateral, including, without limitation, the Pledged Securities, pledged to Fannie Mae (in each case, remaining after discharge of such pledge) and any proceeds therefrom (remaining after discharge of such pledge) that, with respect to each of the foregoing payments and distributions, CMI receives directly or from CRIIMI MAE Financial Corporation III, a wholly-owned subsidiary, by virtue of and attributable to certain GNMA mortgage-backed securities that are pledged, as of the date of the Plan, by CRIIMI MAE Financial Corporation III, to secure Fannie Mae's Guaranteed Grantor Trust Pass-Through Certificates issued by Fannie Mae Grantor Trust 1995-T5.


     B. AIM FUND COLLATERAL. a valid and perfected first priority collateral assignment of all right, title and interest of CMI, through CRIIMI, Inc. and any affiliates of CRIIMI, Inc. receiving any Aim Fund Proceeds, and of CMI and CMM, through CRI-Aim Investment L.P., in and to the Aim Fund Proceeds (as defined below), together with a valid and perfected first priority pledge of CMI's and CMM's partnership interests in CRI-Aim Investment L.P. and, if permitted under the Aim Acquisition L.P. Partnership Agreement, CRI-Aim Investment L.P.'s partnership interest in Aim
Acquisition L.P.


          "AIM FUND PROCEEDS" means all proceeds (including, without limitation, payments, distributions, fees, compensation, reimbursements and the like) received by CMI from CRIIMI, Inc., a wholly-owned subsidiary of CMI, or affiliates of CRIIMI, Inc. receiving any Aim Fund Proceeds, by virtue of and attributable to the partnership interests held by CRIIMI, Inc. in the four publicly traded AIM Fund Partnerships, (i) American Insured Mortgage Investors Partnership, (ii) American Insured Mortgage Investors - Series 85, L.P., (iii) American Insured Mortgage Investors L.P. - Series 86, and (iv) American Insurance Mortgage Investors L.P. - Series 88, and all proceeds received by CMI and CMM from CRI-AIM Investment L.P. by virtue of or attributable to their ownership interests in CRI-AIM Investment L.P., which holds a partnership interest in AIM Acquisition, L.P., the advisor to the Aim Fund Partnerships.

     C. MEZZANINE NOTES. A valid and perfected first priority assignment of all right, title and interest of CMI and CM Mallers Building, Inc., respectively, in and to the Mezzanine Notes (as defined below) and a valid and perfected first priority collateral assignment of the partnership interests and related collateral (including any guarantees) securing such Mezzanine Notes.

          "MEZZANINE NOTES" means those six notes identified below evidencing six loans secured by certain partnership interests made to various borrowers by CMI and CM Mallers Building, Inc.



          1.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       Jemal's CM Limited Partnership
              Original Principal Amount-      $2,260,000.00
              Date-                           June 29, 1998

          2.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       MBSCO Limited Partnership
              Original Principal Amount-      $500,000.00
              Date-                           September 16, 1998

          3.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       MDR Shoppes Limited Partnership
              Original Principal Amount-      $955,000.00
              Date-                           April 6, 1988

          4.  Lender-                         CM Mallers Building, Inc.
              Borrower-                       The Jewelry Center Limited Partnership
              Original Principal Amount-      $2,070,000.00
              Date-                           February 20, 1998

          5.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       Mission Falls Corporation
              Original Principal Amount-      $600,000.00
              Date-                           September 14, 1998

          6.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       MDR Plaza Limited Partnership
              Original Principal Amount-      $700,000.00
              Date-                           September 29, 1997


     D. BRICK CHURCH PROPERTY. A valid and perfected first priority collateral assignment of any (a) net cash flow (after debt service and operating expenses) attributable to the Brick Church Property (defined below) and (b) net proceeds from the sale or other disposition of the Brick Church Property received, in each case, by CMI, through CRIIMI MAE Brick Church, Inc.

          "BRICK CHURCH PROPERTY" means the Holiday Inn Express hotel located in Nashville, Tennessee owned by CMI's wholly-owned subsidiary CRIIMI MAE Brick Church, Inc.

II.  CBO-I BONDS AND NOMURA BOND

     The lien on the CBO-1 Bonds and the Nomura bond shall be as set forth below, and pursuant to and consistent with an intercreditor agreement, participation agreement, collateral trust or similar arrangement (for all purposes of this Term Sheet, referred to as an "Intercreditor Arrangement") which effectuates the specific terms and conditions set forth on the Term Sheet and which is acceptable to CMI, Merrill/GACC and the Unsecured Committee and as more specifically set forth in and subject to the terms of the Plan.

     A. CBO-1 BONDS. Subject to the terms of an Intercreditor Arrangement as referenced above, a valid and perfected first priority lien on the CBO-1 Bonds (as defined below) securing the payment to holders of Series A Notes or Series B Notes, as appropriate, of any net proceeds received by CMI, through CRIIMI MAE QRS 1, Inc., upon any sale of the CBO-1 Bonds, subject to II.C. and II.D. below.

          "CBO-1 BONDS" means the following bonds and owner trust certificates owned by the Company; CMM 1996-C1, Classes F, P, R and XS.

          Subject to change in connection with the affiliate reorganization referenced in II.D. below, the Series A Notes or Series B Notes, as appropriate, shall also be secured by (a) a valid and perfected first priority pledge by CMI of the capital stock in CRIIMI MAE QRS-1, Inc.; provided, however, that such stock pledge may not be realized on in any manner that would cause CRIIMI MAE QRS-1, Inc. to cease to be a qualified REIT subsidiary, and (b) a valid and perfected first priority security interest in proceeds received by CMI through CRIIMI MAE QRS-1, Inc. attributable to the CBO-1 Bonds; provided however that such stock pledge and security interest in proceeds shall be subject to (y) all rights of Merrill and GACC, as set forth in the term sheet among CMI, Merrill and GACC, and (z) the terms and conditions of an Intercreditor Arrangement among CMI, Merrill, GACC and the Unsecured Committee, relating to, among other matters, the CBO-1 Bonds and proceeds attributable thereto.

     B. NOMURA BOND. Subject to the terms of an Intercreditor Arrangement as referenced above, a valid and perfected first priority lien on the Nomura Bond securing the payment to holders of Series A Notes or Series B Notes, as appropriate, of any net proceeds received by CMI upon the sale of the Nomura Bond, subject to II.C. below.

     C. TERMINATION OF INTERCREDITOR ARRANGEMENT. If and when (a) Merrill/GACC have been repaid their debt in full or such debt is otherwise satisfied (provided, however, the Intercreditor Arrangements referenced above shall continue if the Merrill/GACC debt is refinanced until the refinance lender's debt is fully satisfied), or (b) Merrill/GACC sells, takes for its own account or otherwise disposes of the CBO-2 Bonds and are not acting to sell the CBO-1 Bonds and Nomura Bond, then the Intercreditor Arrangements referenced above shall terminate and the liens on the CBO-1 Bonds and Nomura Bond shall become valid and perfected first priority liens on the CBO-1 Bonds and the Nomura Bond securing the indebtedness evidenced by the Series A Notes or Series B Notes, as appropriate, subject to and in accordance with the terms of the Term Sheet and the Plan, and further, subject to II.D. below.

     D. AFFILIATE REORGANIZATION. The first priority lien on the CBO-1 Bonds referenced in both II.A and II.C. above shall be structured so as to be direct or, if necessary in connection with an affiliate reorganization referenced in the Plan, indirect (with such indirect structure to be reasonably acceptable to the Unsecured Committee), which affiliate reorganization shall be reasonably acceptable to CMI, Merrill/GACC and the Unsecured Committee.

III. CBO-2 BONDS

     The lien on the CBO-2 Bonds shall be as set forth below and as more specifically set forth in the Term Sheet and the Plan, and shall be subject to terms and conditions acceptable to CMI, Merrill/GACC and the Unsecured Committee, which terms and conditions shall include those to be set forth in an Intercreditor Arrangement acceptable to such parties, such that (i) the liens shall constitute "direct or indirect soft second liens" and (ii) in the event that the Merrill and GACC claims are documented as repurchase agreements pursuant to the Plan, the holders of Series A Notes or Series B Notes, as appropriate, shall receive the full difference between the value of the CBO-2 Bonds (as determined by a third party valuation) and the outstanding amount of the debt owed by CMI to Merrill/GACC under the Plan.

          CBO-2 BONDS. A valid and perfected soft second priority lien on the CBO-2 Bonds (as defined below), which lien shall be structured so as to be direct or, if necessary in connection with an affiliate reorganization referenced in the Plan, indirect (with such structure to be reasonably acceptable to the Unsecured Committee), which affiliate reorganization shall be reasonably acceptable to CMI, Merrill/GACC and the Unsecured Committee.

          "CBO-2 BONDS" means the bonds and owner trust certificates owned by the Company referenced on Schedule A hereto.

     Subject to change in connection with the affiliate reorganization referenced above, the Series A Notes or Series B Notes, as appropriate, shall also be secured by (a) to the extent permitted by Citicorp, a valid and perfected first priority pledge by CMI of the capital stock in CRIIMI MAE
CMBS Corp.; provided, however, that such stock pledge may not be realized on in any manner that would cause CRIIMI MAE CMBS Corp. to cease to be a qualified REIT subsidiary, and (b) a valid and perfected security interest in proceeds received by CMI through CRIIMI MAE CMBS Corp. attributable to the CBO-2
Bonds; provided however that such stock pledge and security interest in proceeds shall be subject to (x) all rights of Merrill and GACC, as set forth in the term sheet among CMI, Merrill and GACC, (y) the terms and conditions of an Intercreditor

Arrangement, among CMI, Merrill, GACC and the Unsecured Committee, relating to, among other matters, the CBO-2 Bonds and proceeds attributable thereto, and (z) the terms and conditions of any Intercreditor Arrangement among CMI, Citicorp and the Unsecured Committee.

IV.  CMO-IV BONDS AND CMO-IV ADDITIONAL COLLATERAL

     CMO-IV BONDS. If permitted by Citicorp, a valid and perfected soft second priority lien on the CMO-IV bonds and the CMO-IV Additional Collateral (in each case as defined below), which lien shall be structured so as to be direct or, if necessary in connection with an affiliate reorganization referenced in the Plan, indirect (with such structure to be reasonably acceptable to the Unsecured Committee), which affiliate reorganization shall be reasonably acceptable to CMI, Merrill/GACC and the Unsecured Committee.

         1.  "CMO-IV BONDS" means the following bonds owned by the Company:
     CMM 1998-1, Classes X/IO, F, G, H and J.

         2. "CMO-IV ADDITIONAL COLLATERAL" means the following bonds and owner trust certificates owned by the Company: CMM 1998-1, Classes K, P, XS and R.

     Subject to change in connection with the affiliate reorganization referenced above, the Series A Notes or Series B Notes, as appropriate, shall also be secured by, to the extent permitted by Citicorp, (a) a valid and perfected first priority pledge by CMI of the capital stock in CRIIMI MAE CMBS Corp.; provided, however, that such stock pledge may not be realized on in any manner that would cause CRIIMI MAE CMBS Corp. to cease to be a qualified REIT subsidiary, and (b) a valid and perfected security interest in proceeds received by CMI through CRIIMI MAE CMBS Corp. attributable to the CMO-IV
Bonds and CMO-IV Additional Collateral; provided however, that such stock pledge and security interest in proceeds shall be subject to the terms and conditions of any Intercreditor Arrangement among CMI, Citicorp and the Unsecured Committee, relating to, among other matters, the CMO-IV Bonds, CMO-IV Additional Collateral and proceeds attributable to both.

    CMI and the Unsecured Committee acknowledge that, with respect to the Miscellaneous Collateral described in I. above, all cash proceeds and distributions attributable to such Miscellaneous Collateral are intended to be made available to the Unsecured Committee (provided, however, that as acknowledged and agreed to by the Unsecured Committee, the sub advisor fee paid to CMSLP in connection with the Aim fund Partnerships shall not be made available to the Unsecured Committee) and agree to take all reasonable action, including the execution of all reasonable documents, to effect such intent.

    In order to effectuate the rights and entitlement of the Unsecured Committee to cash proceeds, payments and/or distributions, as set forth herein, CMI and CMM shall agree and covenant, subject, in each case, to any restrictions or constraints imposed under applicable law, applicable constituent documents and/or applicable operative documents, to take such actions as are necessary to insure that all such proceeds, payments and/or distributions received by entities other than CMI and CMM are promptly paid to CMI or CMM, as applicable.

    The foregoing collateral descriptions will be modified if it is determined that a better lien can be granted consistent with the Term Sheet, Plan and any and all applicable constituent and operative documents, after review of such constituent and operative documents by the Unsecured Committee.

    References herein to the Unsecured Committee shall include any successor thereto.

                                  SCHEDULE A
                                     CBO-2



        Transaction        Tranches       Rating       Face Amount


        CMM 1998-C1        D1             BB+          159,500,000
        CMM 1998-C1        D2             BB+          159,501,000
        CMM 1998-C1        E              BB            70,889,000
        CMM 1998-C1        F              BB-           35,444,000
        CMM 1998-C1        G              B+            88,612,000
        CMM 1998-C1        H1             B             88,611,000
        CMM 1998-C1        H2             B             88,611,000
        CMM 1998-C1        J              B-           106,334,000
        CMM 1998-C1        IE             CCC           70,889,000
        CMM 1998-C1        IE             NR           230,389,951
                                                       ------------
                                                     1,098,780,951


                                                                    SCHEDULE II

SUMMARY OF COVENANTS FOR SERIES A AND SERIES B NOTES

Minimum Excess Cash Flow     The Minimum Excess Cash Flow covenant will be
                              calculated as follows:
                                   Gross Cash Flows (as defined), less cash
                                   flow from Miscellaneous Collateral, if
                                   any, will equal Adjusted Gross Cash Flows.
                                   Adjusted Gross Cash Flows will be reduced
                                   by (i) all general operating and
                                   administrative expenses form CMI and its
                                   affiliates (excluding CMSLP), (ii) cash
                                   interest expense, and (iii) allowed cash
                                   dividends to shareholders (Adjusted Gross
                                   Cash Flows, less items (i) through (iii),
                                   will be defined as the "Excess Cash Flow").
                                   Excess Cash Flow must be greater than or
                                   equal to the principal amortization
                                   payable to MLMCI/GACC based on a 15-year
                                   mortgage amortization schedule:

                              PERIOD               MINIMUM EXCESS CASH FLOW (1)
                              ------               ----------------------------
                              3 months ended [ ]    [insert 15-year amortization
                              6 months ended [ ]         schedule per period]
                              9 months ended [ ]
                              12 months ended [ ]
                              12 months ended [ ]
                              12 months ended [ ]
                              12 months ended [ ]
                              12 months ended [ ]

                             Gross Cash Flow shall include (i) cash payments received and accruals on securities held as long as payment on such accruals are not delinquent by more than 45 days from scheduled receipt and
                             (ii) all other cash income. Gross Cash Flows will not include cash distributions, if any, from CMSLP. (Cash flows and cash expenses related to Match Funded Debt will be excluded from this calculation).

                             (1)-Amounts will be inserted based upon
                             one-month LIBOR as of the Effective Date (and the related spread over LIBOR) and based upon such LIBOR rate remaining constant throughout the term of Note A and B, assuming a 15-year mortgage amortization schedule per period. The
                             Minimum Excess Cash Flow will be calculated for the first three, six, nine and twelve month periods on a cumulative basis beginning with the first full fiscal quarter after the Effective
                             Date. Subsequently, all Minimum Excess Cash Flow covenant tests will be calculated each fiscal quarter and will include the trailing twelve-month period.

Dividends                    Dividends will be limited to:
                             -  Preferred Stock cash dividends not to exceed
                                $4.1 million per year
                             -  Preferred dividends in connection with an equity
                                investment before or after the Effective Date as
                                long as: (i) the cash dividend rate does not
                                exceed 13% per year, (ii) the Company has
                                sufficient liquidity on a projected basis to
                                make interest and mandatory amortization
                                payments during the upcoming 12-month period,
                                and (iii) the Company is in compliance with
                                other covenants.

Asset Sales                  Proceeds from the sale of assets, after
                             repayment of debt having a lien on such assets,
                             will be used only to: (i) reinvest in
                             income-producing assets (including securities
                             trading assets) within a 180-day reinvestment
                             period or (ii) repay, on a pro rata basis: (1)
                             Merrill/GAAC, (2) the Series A and B Notes and
                             (3) Citibank's debt, if any, related to CMO IV.

Transactions with   Any transaction with an affiliate must be on an
Affiliates          arms-length basis. To the extent that the proposed
                    transaction exceeds $2.0 million, a board resolution
                    (excluding the respective affiliate, if applicable) is required. To the extent that the proposed transaction exceeds $25 million, the opinion of a nationally recognized investment bank, professional services firm, or similar expert is required.

Purchase of         The Company will not be permitted to purchase CMBS Assets
Assets upon a       rated "B" or lower if any event of default occurs
Default             (including a cross-default to other debt).

Limitation on Debt  The Company and its subsidiaries will not be permitted to incur additional debt other than: (i) Refinancing Debt,
                    (ii) Non-Recourse Repo Debt, (iii) senior bank debt not to exceed $25.0 million, (iv) capital lease obligations not to exceed $400,000 and (v) debt permitted under the Interest Coverage Ratio provision below.

                    REFINANCING DEBT includes: (1) the extension of existing debt or (2) debt incurred solely to refinance existing debt as long as such new debt incurred: (i) has an average weighted life no shorter than the debt being refinanced,
                    (ii) has lower annual principal amortization requirements (prior to the maturity of the Series A and Series B
                    Notes) than the debt being refinanced and (iii) has cash interest expense that is not materially greater than the debt being refinanced.

                    NON-RECOURSE REPO DEBT includes debt under repurchase obligations or similar types of financings, regardless of title, as long as: (i) the Company is in compliance with all other terms and covenants and (ii) the only recourse of the lender in the repo debt in the event of a default is the underlying collateral/securities purchased with such debt.

                    The Company cannot incur debt that is senior to the Series A and Series B Notes.

Interest Coverage   In addition to the debt described in clauses (i-iv)
Ratio               above, the Company and its subsidiaries may incur
                    additional debt if, pro forma for incurring such debt, the Company's Interest Coverage Ratio for the trailing twelve-month period (or for such shorter time period if fewer than twelve months have expired post Effective
                    Date) is greater than 1.5X.

                    The Company cannot issue debt pursuant to the Interest Coverage Ratio that: (i) matures prior to the maturity of the Series B Notes or (ii) is callable prior to the maturity of the Series A and B Notes. The preceding sentence will not apply to non-amortizing purchase money repo debt (recourse) used to acquire CMBS Assets and having a maturity of less than 2 years.

                    Interest Coverage Ratio shall be calculated as: (1)(i) Gross Cash Flow, less (ii) cash flow from the Miscellaneous Collateral, if any, less (iii) G&A and other cash operating expenses divided by (2) cash interest expense excluding cash loan extension fees.

Default; Exercise   60-day notice and cure for all covenants. A waiver of
of Remedies         default for any of the above covenants or acceleration or
                    exercise of any remedies will require a vote of a majority in principal amount of the holders of the A and B Notes voting as a single class.

                                                                      EXHIBIT 3

                 SERIES E CONVERTIBLE PREFERRED STOCK TERM SHEET

ISSUER:             CRIIMI MAE Inc. ("CRIIMI MAE", "CMI" or the "Company")

HOLDER: MeesPierson Investments Inc. now known as Fortis Proprietary Capital Inc. ("Fortis")

ISSUE AMOUNT:       $10.3 million (103,000 Preferred Shares (defined
                    below)). If the Subsequent Exchange (defined below) occurs, then the Corporation shall issue another $10.0 million of Preferred Shares to Fortis. "Subsequent Exchange" shall mean the exchange of 100,000 shares of the Company's Series D
                    Cumulative Convertible Preferred Stock, par value $0.01 (the
                    "Series D Preferred Stock") by Fortis for 100,000 shares of the Preferred Shares on or prior to July 31, 2000.

LIQUIDATION VALUE:  $100 per share

SECURITIES:         Series E Cumulative Convertible Preferred Shares ("Preferred
                    Shares")

DIVIDEND:           1.   From the date of issuance of the relevant share(s) of
                         Preferred Shares to Fortis through the Effective Date of the Company's Reorganization Plan (the "Effective
                         Date"), cumulative, floating-rate dividends based upon 3-month LIBOR plus 75 basis points, accruing quarterly, and payable, on the Effective Date, in common stock, which will not require registration to trade ("Dividend
                         Securities").

                    2. After the Effective Date, cumulative, floating rate dividends based upon 3-month LIBOR plus 250 basis points, payable quarterly in cash or Dividend Securities at CMI's option.

                    3.   Unpaid dividends shall compound quarterly.

DIVIDEND SHARE      The amount of shares received as Dividend Securities will be
AMOUNT:             equal to the dividend dollar amount divided by the average of the five (5) closing trade prices of the common stock for the five (5) previous trading days prior to the dividend payment date.

CONVERSION          The Preferred Shares will become convertible into CRIIMI MAE
FEATURE:            common stock at the option of Fortis beginning three months after the Effective Date in accordance with the following schedule:

                    1. Up to 25,750 (to be increased to 50,750, if the Subsequent Exchange Occurs) Preferred Shares may be converted beginning at the end of 3 months, 9 months, 12 months and 15 months after the Effective Date without regard to the price of CRIIMI MAE's common stock.

                    2. Beginning 4 months after the Effective Date and ending 8 months after the Effective Date, Fortis may convert up to 7,500 (to be increased to 15,000, if the Subsequent Exchange occurs) additional Preferred Shares in any 21 trading day period so long as the price of the common stock remained above $3.00 per share for each of the previous 21 trading days.

                    3. Beginning 10 months after the Effective Date, Fortis may convert up to 5,000 (to be increased to 10,000, if the Subsequent Exchange occurs) additional Preferred Shares in any 21 trading day period so long as the price of the common stock remained above $3.00 per share for each of the previous 21 trading days.

                    4. In no event may Fortis convert (i) more than 25,750 (to be increased to 50, 750, if the Subsequent Exchange occurs) Preferred Shares in any 21 trading day period, or (ii) Preferred Shares resulting in Fortis owning 5% or more of CMI's then outstanding common stock.

                    CONVERSION PRIOR TO THE EFFECTIVE DATE. In the event that the Effective Date does not occur on or before December 31, 2000, then 5,000 (to be increased to 10,000, if the Subsequent Exchange occurs) Preferred Shares shall become convertible at the option of Fortis into fully paid and non-assessable shares of CMI common stock in January 2001 and in each month thereafter until the Effective Date. In no event may Fortis convert (i) more than 5,000 (to be increased to 10,000, if the Subsequent Exchange occurs) Preferred Shares (or less than 1,000 Preferred Shares at any one time) during any calendar month or (ii) any Preferred Shares into CMI common stock if such conversion would result in Fortis owning 5% or more of CMI's then outstanding common stock.

CONVERSION
SETTLEMENT:         Upon conversion, Fortis shall receive the common shares and accrued and unpaid dividends on the Series E Preferred
                    Shares within five business days following completion of the Conversion Pricing Period.

CONVERSION PRICE:   Fortis may convert its Preferred Shares into common
                    stock, which will not require registration to trade, at a price per share equal to the Closing Trade Price for a Valid
                    Trading Day within the Conversion Pricing Period mutually acceptable to CMI and Fortis or, if no Closing Trade Price is mutually acceptable to CMI and Fortis, the Average
                    Closing Trade Price of CMI common stock over the applicable
                    Conversion Pricing Period.

CLOSING TRADE       The last trade price for CMI common shares (a) as
PRICE:              reported on the stock exchange composite tape, or (b) if the
                    CMI common stock is traded over-the-counter, the last reported bid quotation for the common stock or the survivor common stock as the case may be, for such trading day.

AVERAGE CLOSING     Calculated by dividing (i) the sum of the closing
TRADE PRICE:        trade prices as reported on the stock exchange
                    composite tape for CMI common stock on each Valid Trading
                    Day during the applicable Conversion Pricing Period, by (ii) the total number of Valid Trading Days in such Conversion
                    Pricing Period.

CONVERSION          21 trading days preceding the date of delivery of the notice
PRICING PERIOD:     of conversion, subject to earlier termination as agreed upon by CMI and Fortis.

VALID               Any trading day during a Conversion Pricing Period in which
TRADING DAY:        either (i) the Minimum Daily Price has been exceeded,
                    or (ii) the Minimum Daily Price has not been exceeded and Fortis and CMI agree to include such day as a Valid Trading
                    Day in such Conversion Pricing Period.

MINIMUM             Either (i) 75% of the Closing Trade Price for the trading
DAILY PRICE:        day immediately preceding either the date of delivery
                    of the Holder Conversion Notice to the Company or the Mandatory Conversion Date, as the case may be, or (ii) an amount agreed upon by Fortis and CMI at the beginning of any Conversion Pricing Period, that shall be applicable for every trading day during a Conversion Pricing Period.

MANDATORY           Any outstanding Preferred Shares will be converted on the
CONVERSION:         second anniversary of the Effective Date.

OPTIONAL            Upon thirty (30) days prior written notice to Fortis, the
REDEMPTION:         Preferred Shares will be redeemable, in whole or in part, at anytime at CRIIMI MAE's discretion at 106% plus accrued and unpaid dividends.

                                                                      EXHIBIT 4

          CHAPTER 11 TREATMENT OF CLAIMS OF SALOMON SMITH BARNEY INC.,
           CITICORP REAL ESTATE, INC. AND CITICORP SECURITIES, INC.

     CRIIMI MAE Inc. ("CMI"), on the one hand, and Salomon Smith Barney Inc. ("SSB"), Citicorp Real Estate, Inc. ("CREI") and Citicorp Securities, Inc. ("CSI"), on the other hand, (collectively "CSI") agree to the following terms and conditions for the treatment of the claims of CSI in the Debtors' Third Amended Joint Plan of Reorganization filed by CMI and the Official Committee of Equity Security Holders of CRIIMI MAE Inc. (the "Equity Committee"). This Term Sheet is subject to the filing of a plan of reorganization and disclosure statement consistent with the terms and conditions set forth herein.

     OVERVIEW:      Subject to the conditions outlined in this Term Sheet, CMI and CSI will support a Third Amended Plan of Reorganization filed by CMI, CRIIMI MAE Management, Inc.,
                    CRIIMI MAE Holdings II, LP, (together, the "Debtors") (the
                    "Third Amended Plan") and the Equity Committee providing for CSI to receive payment in full and final satisfaction of their Class A1 Class A10 and any remaining claims on or before the Effective Date (collectively, the "Claims") of the following: (a) all principal and interest owing on the CMM 1998-1 Classes F through J and IO Bonds (the
                    "Retained Bonds"), the MCFI 1998-MC1 Classes H through M
                    Bonds (the "MC1 Bonds") and the MCFI 1998-MC2 Classes F through K Bonds (the "MC2 Bonds") (collectively the
                    "Bonds"); (b) all principal and non-default interest related costs and expenses (including attorneys fees and costs in the approximate amount of $15,000) owing on account of the Brick Church Loan Agreement; and (c) the payment of $4,000,000 in cash.

     CALCULATION
     OF INTEREST:   The interest owing to CSI on account of the MC1, MC2 and
                    Retained Bonds shall be calculated at the contract non-default rate of interest with all payments from the MC1 and MC2 bonds received by CSI since the Petition Date credited by CSI as if CSI had applied them when received to reduce principal and interest owing on such Bonds.
                    Following execution of this Term Sheet, the Debtors will file a Stipulation with the Court authorizing SSB to apply all payments it has received and that it receives in the future from the MC1 and MC2 bonds to the payment of principal and interest in accordance with the provisions of this Term
                    Sheet.

     BRICK CHURCH:  CREI shall be repaid in full on or before the Effective
                    Date all amounts owing pursuant to the Guaranty of Payment dated January 15, 1998 made by CMI to CREI including, if unpaid by CRIIMI MAE Brick Church, Inc. non-default interest and related costs and expenses (including attorneys fees and costs estimated to be approximately $15,000).

     REMAINING
       CLAIMS: CSI will be paid $4,000,000 in cash on the Effective Date in full and final satisfaction of all remaining asserted or unasserted claims of CSI, CREI or SSB in the Debtors' cases. These claims shall include, without limitation, all claims asserted by SSB for the payment of attorneys' fees, deficiency amounts and unpaid exit fees relating to the Stipulation and Consent Order Regarding Mortgage Loan Origination Agreement with CREI and the Order Regarding Sale of Certain Triple B Bonds.

     BOND SALES:    SSB will cooperate with CMI to sell the Bonds prior to the
                    Effective Date. If any of the Bonds are sold or refinanced prior to the Effective Date, CSI will be paid an amount of money corresponding to the amount of outstanding principal and interest (as calculated above) then owing with respect to the Bonds that are sold. The remaining proceeds from the sale of the Bonds shall be placed in an interest bearing escrow account to which CSI's lien claim with respect to the Bonds prior to their sale shall, pending further order of the Bankruptcy Court, attach to the funds in the account to the same extent, and with the same validity such claim had with respect to the Bonds, SSB and CMI will cooperate and take all actions necessary to facilitate the sale or refinancing of the Bonds.

     RETAINED BOND
       LITIGATION:  The adversary proceeding between CMI and CSI in connection with the Retained Bonds, styled CRIIMI MAE INC. V. CITICORP SECURITIES, INC., Adv. No. 98-1637 (DK) will be dismissed on the Effective Date.

     Interpleaded
      Funds: On the Effective Date, CSI will release all claims to the funds interpleaded with the Bankruptcy Court in Adversary Proceeding No. 98-1605 (DK) and will cooperate with CMI to obtain dismissal of the action.

     BBB Bonds:              SSB owes CMI certain funds from the re-sale of
                             the BBB Bonds which will be paid to CMI prior to the Effective Date.

CRIIMI MAE Inc.


By: /s/
   -----------------------------
     David B. Iannarone
     Senior Vice President
     General Counsel



CRIIMI MAE MANAGEMENT, Inc.


By: /s/
   -----------------------------
     David B. Iannarone
     Senior Vice President
     General Counsel



CRIIMI MAE HOLDINGS II, L.P.


By: /s/
   -----------------------------
     David B. Iannarone
     Senior Vice President
     General Counsel



SALOMON SMITH BARNEY INC.


By: /s/
   -----------------------------
   D. Le Page



CITICORP REAL ESTATE, INC.


By: /s/
   -----------------------------
   Michael W. Broido, Vice President



CITICORP NORTH AMERICA, INC.


By: /s/
   -----------------------------
   Charles Durans

                                    EXHIBIT B

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

CRIIMI MAE INC.
Unaudited ProForma Condensed Consolidated Balance Sheet (Net of Match Funded Debt or "MFD")
AMOUNTS IN MILLIONS


                             ----------------------------------------------------------------------------------------------------
                                            MATCH FUNDING  12/31/1999   PROFORMA ADJ.   9/30/2000      EMERGENCE     9/30/2000
                               12/31/1999      RECLASS     NET OF MFD     01/00 TO     NET PROFORMA   ADJUSTMENTS   REORGANIZED
                                                                          9/00 (1)                        (2)
                             ----------------------------------------------------------------------------------------------------
ASSETS:
Cash and Cash Equivalents              91.6             -          91.6         114.9          206.6       (183.0)          23.5
CMBS Assets                         1,179.3       (278.2)         901.1       (355.2)          545.9             -         545.9
Insured Mtg Securities                394.9       (378.7)          16.1         (4.1)           12.0             -          12.0
Originated Loans                      470.2       (399.8)          70.4        (70.4)              -             -             -
Equity Basis Subsidiaries              34.9             -          34.9         (1.6)           33.3             -          33.3
Receivables and Other Assets          122.8         (7.6)         115.2        (57.2)           58.0             -          58.0
                             ----------------------------------------------------------------------------------------------------
TOTAL ASSETS                        2,293.7     (1,064.2)       1,229.4       (373.6)          855.8       (183.0)         672.8
                             ----------------------------------------------------------------------------------------------------

LIABILITIES:
Accounts and Other Payables            92.0         (7.6)          84.4        (36.7)           47.7        (35.7)          12.0

CBO Debt-CMBS                         278.2       (278.2)             -             -              -             -             -
CMO Debt-Insured Mtg Securities       378.7       (378.7)             -             -              -             -             -
CMO Debt-Originated Loans             399.8       (399.8)             -             -              -             -             -
                                     ------       -------          ----          ----           ----          ----         -----
                                    1,056.6     (1,056.6)             -             -              -             -             -

Secured Financing                     732.9             -         732.9       (363.4)          369.5       (369.5)             -
Unsecured Notes                       100.0             -         100.0             -          100.0       (100.0)             -
Other Unsecured Debt                   91.0             -          91.0           3.8           94.9        (94.9)             -
Other Secured Debt                      1.8             -           1.8          (1.8)             -             -             -
                                       ----          ----          ----         -----           ----          ----          ----
                                      925.7             -         925.7       (361.3)          564.4       (564.4)             -

Merrill/GACC Debt (new)                   -             -             -             -              -         269.5         269.5
Note A (new)                              -             -             -             -              -         105.0         105.0
Note B (new)                              -             -             -             -              -          50.5          50.5
                                       ----          ----          ----          ----           ----         -----         -----
                                          -             -             -             -              -         425.0         425.0

Total Liabilities                   2,074.3     (1,064.2)       1,010.1       (398.0)          612.0       (175.0)         437.0

SHAREHOLDERS' EQUITY:
Preferred Equity Face Value            60.2             -          60.2             -           60.2             -          60.2

Dividend Preferred Equity Face Value    8.5             -           8.5          15.9           24.4             -          24.4
Common Equity                         150.6             -         150.6           8.5          159.2         (8.0)         151.2
                                     ------          ----        ------          ----         ------         -----        ------
                                      159.1             -         159.1          24.4          183.5         (8.0)         175.6

                             ----------------------------------------------------------------------------------------------------
LIABILITIES AND
SHAREHOLDERS' EQUITY                2,293.7     (1,064.2)       1,229.4       (373.7)          855.8       (183.0)         672.8
                             ----------------------------------------------------------------------------------------------------


(1) Represents activities from January 1, 2000 to September 30, 2000 exclusive of cash payment and debt issuance to creditors pursuant to the Plan.

(2) Represents cash payments and debt issuance to creditors pursuant to the Plan.

         The unaudited pro forma condensed consolidated balance sheet (the "Pro Forma Balance Sheet") presented on the preceding page is based upon the historical balance sheet of the Company as of December 31, 1999. The Pro Forma Balance Sheet gives effect to (i) the reclassification of non-recourse debt and related interest payable against the corresponding CMBS, Insured Mortgage, and Originated Loan assets as reported on the Company's GAAP basis consolidated balance sheet as of December 31, 1999 (the "Match Funding Reclassification"),
(ii) pro forma adjustments to reflect the anticipated results of operations from December 31, 1999 through September 30, 2000 (the "Assumed Effective Date"), and
(iii) the reorganization, as detailed in the Plan, assuming the Plan becomes effective on the Assumed Effective Date (collectively, the "Pro Forma Adjustments"). Although the Company's financial results are not normally presented reflecting the Match Funding Reclassification, the Company believes that this presentation more clearly depicts the economic impact of the transactions contemplated by the Plan.

         The Company does not qualify for "fresh start reporting" under the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" because (i) the Company's reorganization value of assets immediately before the date of Confirmation is expected to exceed the total of all post-petition liabilities and allowed Claims, and (ii) the Holders of existing voting shares immediately before Confirmation will receive more than 50 percent of the voting shares of the emerging entity.

         THE PRO FORMA BALANCE SHEET IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE AN ACTUAL STATEMENT OF THE FINANCIAL CONDITION, OR REFLECT OPERATING RESULTS, OF THE COMPANY ASSUMING THE TRANSACTIONS DESCRIBED HEREIN ARE CONSUMMATED ON THE RESPECTIVE DATES INDICATED, AND IS NOT INTENDED TO BE PREDICTIVE OR REPRESENTATIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

         The Pro Forma Adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The Pro Forma Balance Sheet and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, and the other information pertaining to the Company appearing elsewhere in this Disclosure Statement. In addition, the independent public accountants of the Company, Arthur Andersen LLP, have neither examined nor compiled or provided any other assurance report on the Pro Forma Balance Sheet in accordance with Generally Accepted Auditing Standards, and accordingly, assume no responsibility for it.

                         PROJECTED FINANCIAL INFORMATION

CRIIMI MAE INC.
Projected Condensed Consolidated Basis Balance Sheet-Net of Match Funded Debt ("MFD")
AMOUNTS IN MILLIONS


                             ---------------------------------------------------------------------------------------------------
                              EFFECTIVE DATE     1         2         3        4         5         6         7         8
                             ---------------------------------------------------------------------------------------------------
Cash and Cash Equivalents                  23.5      23.5      16.7       8.9      5.0       3.7      20.1      30.3      41.4
CMBS Assets Net of MFD                    545.9     549.0     552.5     558.5    566.9     578.1     591.3     606.9     623.5
Insured Mortgage Securities, Net of MFD    12.0      11.3      10.8      10.3     10.0       9.7       9.5       9.3       9.2
Equity Basis Subsidiaries                  33.3      32.8      32.9      32.6     31.8      30.6      29.0      27.0      24.7
Receivables and Other Assets               58.0      52.8      48.5      44.3     42.0      44.5      40.0      38.1      36.9
                                    -------------------------------------------------------------------------------------------
TOTAL ASSETS                              672.8     669.5     661.5     654.6    655.7     666.5     689.9     711.6     735.8
                                    -------------------------------------------------------------------------------------------

Accounts and Other Payables                12.0      16.3      17.3      15.2     14.8      11.3      12.0      12.0      12.0

Merrill/GACC Debt                         269.5     244.5     219.4     206.1        -         -         -         -         -
Note A                                    105.0      97.3      85.6      64.6     47.5         -         -         -         -
Note B                                     50.5      54.2      58.1      62.3     66.8      71.7         -         -         -
Merrill/GACC Replacement Debt                 -         -         -         -    193.5     176.6     158.0     137.5     115.0
Note A Replacement Debt                       -         -         -         -        -      43.9      43.9      43.9      43.9
Note B Replacement Debt                       -         -         -         -        -         -      79.1      79.1      79.1
                                         ------    ------    ------    ------   ------    ------   -------   -------   -------
                                          425.0     396.0     363.1     333.0    307.8     292.2     281.0     260.6     238.1

Preferred Equity Face Value                60.2      44.9      39.9      39.9     39.9      39.9      39.9      39.9      39.9

Dividend Preferred Equity Face Value       24.4      24.4      24.4      24.4     24.4      24.4      24.4      24.4      24.4
Common Equity                             151.2     187.9     216.9     242.2    268.8     298.8     332.6     374.9     421.5
                                         ------    ------    ------    ------   ------    ------    ------    ------    -----
                                          175.6     212.3     241.3     266.6    293.2     323.2     357.0     399.2     445.9

                                    -------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY      672.8     669.5     661.5     654.6    655.7     666.5     689.9     711.6     735.8
                                    -------------------------------------------------------------------------------------------

CRIIMI MAE INC.
Projected Cashflows - Net of Match Funded Debt ("MFD")
AMOUNTS IN MILLIONS


                                             ---------------------------------------------------------------------------------------
                                                 1         2          3          4          5          6          7          8
                                             ---------------------------------------------------------------------------------------
CASHFLOWS
CBO 1 Retained Bonds                              11.0       10.9       10.9       11.0       10.8       11.3       11.4       11.2
CBO 2 Retained Bonds                              72.0       72.1       72.2       72.0       71.9       71.7       71.3       72.1
Nomura 1998 D-6                                    2.8        2.8        2.8        2.8        2.8        2.8        2.8        2.8
Effect of Credit Losses and Int.
Shortfalls on Cashflow                           (4.9)      (5.6)      (8.4)     (10.6)     (12.4)     (13.8)     (14.6)     (14.8)
                                                 -----      -----      -----     ------     ------     ------     ------     ------
                                               $  80.9    $  80.1    $  77.5    $  75.2    $  73.1    $  72.0    $  70.8    $  71.3

Insured Mortgage Securities - Net of MFD           3.5        3.2        3.0        2.8        2.6        2.4        2.3        2.1
AIM Funds Gen. Ptnrship and Investment
LP Interests                                       3.1        2.5        1.9        1.5        1.2        1.0        0.8        0.6
Mezzanine Loans                                    1.1        1.1        1.1        1.1        1.1        1.1        1.1        1.1
Short-Term Interest Income                         1.6        1.4        0.9        0.5        0.3        0.8        1.7        2.4
Servicing Affiliates distributions                   -          -          -          -          -          -          -          -
                                                  ----       ----       ----       ----       ----       ----       ----       ----
                                                  90.2       88.3       84.4       81.0       78.3       77.2       76.6       77.5
INTEREST EXPENSE
Merrill/GACC Debt                               (25.8)     (23.3)     (21.4)     (20.1)          -          -          -          -
Note A                                          (11.9)     (10.7)      (8.8)      (6.6)      (5.4)          -          -          -
Note B                                           (6.8)      (7.3)      (7.8)      (8.4)     (14.0)      (4.8)          -          -
Merrill/GACC Extension Fees                          -      (3.3)      (6.4)      (2.9)          -          -          -          -
Note A Extension Fees                                -          -          -      (0.7)      (1.3)          -          -          -
Note B Extension Fees                                -          -          -      (1.0)      (3.3)          -          -          -
Merrill/GACC Replacement Debt                        -          -          -          -     (19.4)     (17.7)     (15.9)     (13.8)
Note A Replacement Debt                              -          -          -          -          -      (5.2)      (5.2)      (5.2)
Note B Replacement Debt                              -          -          -          -          -          -     (10.3)     (10.3)
LIBOR Cap Hedge Cashflows                          0.4        0.0          -          -          -          -          -          -
                                                  ----       ----       ----       ----       ----       ----       ----     ------
                                                (44.1)     (44.6)     (44.4)     (39.7)     (43.5)     (27.7)     (31.3)     (29.3)

                                             ---------------------------------------------------------------------------------------
NET INTEREST MARGIN                               46.1       43.6       40.0       41.4       34.8       49.5       45.3       48.2
                                             ---------------------------------------------------------------------------------------

General Operating & Administrative              (10.0)     (10.0)     (10.0)     (10.2)     (10.8)     (11.0)     (11.2)     (11.2)

                                             ---------------------------------------------------------------------------------------
CASHFLOW FROM OPERATIONS                          36.1       33.6       30.0       31.2       23.9       38.5       34.1       37.0
                                             ---------------------------------------------------------------------------------------

DEBT AMORTIZATION
Merrill/GACC Debt                               (25.0)     (25.1)     (13.3)     (14.6)          -          -          -          -
Note A Miscellaneous Collateral Amortization     (7.7)      (6.8)      (6.0)      (5.4)      (4.9)          -          -          -
Note A Other Scheduled Amortization                  -      (5.0)     (15.0)     (11.6)          -          -          -          -
Merrill/GACC Replacement Debt
                                                     -          -          -          -     (16.9)     (18.6)     (20.4)     (22.5)
                                                  ----       ----       ----       ----     ------     ------     ------     ------
                                                (32.6)     (36.9)     (34.3)     (31.6)     (21.8)     (18.6)     (20.4)     (22.5)
DEBT FACILITY MATURITIES/REFINANCING
Principal Amount of Replacement Financing            -          -          -      193.5       43.9       79.1          -          -
Replacement Financing Origination Fees               -          -          -      (1.9)      (1.3)      (2.2)          -          -
Emergence Debt Principal Repayments                  -          -          -    (191.5)     (42.6)     (77.0)          -          -
                                                  ----       ----       ----    -------     ------     ------       ----       ----
Net Proceeds                                         -          -          -          -          -          -          -          -

                                             ---------------------------------------------------------------------------------------
Cashflow Available to Equity                       3.5      (3.3)      (4.3)      (0.5)        2.2       19.9       13.7       14.5
                                             ---------------------------------------------------------------------------------------
DIVIDENDS
Dividend Preferred Cash Dividends                (3.5)      (3.5)      (3.5)      (3.5)      (3.5)      (3.5)      (3.5)      (3.5)
                                             ---------------------------------------------------------------------------------------
NET INCR/DECR IN CASH                                -      (6.8)      (7.8)      (3.9)      (1.3)       16.4       10.2       11.0
                                             ---------------------------------------------------------------------------------------

CASH RECONCILIATION
Opening Balance                                   23.5       23.5       16.7        8.9        5.0        3.7       20.1       30.3
Net Increase/Decrease                                -      (6.8)      (7.8)      (3.9)      (1.3)       16.4       10.2       11.0
                                             ---------------------------------------------------------------------------------------
ENDING CASH BALANCE                               23.5       16.7        8.9        5.0        3.7       20.1       30.3       41.4
                                             ---------------------------------------------------------------------------------------

CRIIMI MAE INC.
Projected Tax Basis (Loss) Income - Net of Match Funded Debt ("MFD") AMOUNTS IN MILLIONS


                                             ---------------------------------------------------------------------------------------
                                                 1         2          3          4          5          6           7          8
                                             ---------------------------------------------------------------------------------------
TAX BASIS INCOME
CBO1, CBO2, and Nomura NR                        112.0      115.4      120.2      123.7      127.5      131.3       131.2      128.3
Effect of Credit Losses and Int.
 Shortfalls on Tax Income                        (2.6)      (5.8)      (9.2)     (12.0)     (14.5)     (16.4)      (17.7)     (18.2)
                                              --------   --------   --------   --------   --------   --------    --------   --------
                                              $  109.5   $  109.6   $  111.0   $  111.7   $  113.0   $  114.9    $  113.4   $  110.1

Insured Mortgage Securities - Net of MFD           2.8        2.6        2.4        2.3        2.1        2.0         1.9        1.8
AIM Funds Gen. Ptnrship and Investment
 LP Interests                                      1.0        0.8        0.6        0.5        0.4        0.3         0.2        0.2
Mezzanine Loans and Short Term Interest            1.1        1.1        1.1        1.1        1.1        1.1         1.1        1.1
Short-Term Interest Income                         1.6        1.4        0.9        0.5        0.3        0.8         1.7        2.4
Servicing Affiliates - Equity Income               1.6        1.7        0.9        0.2      (0.4)      (0.9)       (1.4)      (1.9)
                                              --------   --------   --------   --------   --------   --------    --------   --------
                                                 117.6      117.2      117.0      116.3      116.5      118.1       116.9      113.7
INTEREST EXPENSE
Merrill/GACC Debt                               (25.8)     (23.3)     (21.4)     (20.1)          -          -           -          -
Note A                                          (11.9)     (10.7)      (8.8)      (6.6)      (5.4)          -           -          -
Note B                                          (10.5)     (11.2)     (12.0)     (12.9)     (13.8)     (15.1)           -          -
Merrill/GACC Extension Fees                          -      (3.3)      (6.4)      (2.9)          -          -           -          -
Notes A&B Extension Fees                             -          -          -      (1.7)      (4.7)          -           -          -
Merrill/GACC Replacement Debt                        -          -          -          -     (19.4)     (17.7)      (15.9)     (13.8)
Note A Replacement Debt                              -          -          -          -          -      (5.2)       (5.2)      (5.2)
Note B Replacement Debt                              -          -          -          -          -          -      (10.3)     (10.3)
Gain on LIBOR Cap Hedges                           0.4        0.0          -          -          -          -           -          -
Amort of Deferred Costs                          (2.4)      (1.4)      (1.3)      (1.3)      (1.6)      (1.6)       (1.9)      (1.2)
                                              --------   --------   --------   --------   --------   --------    --------   --------
                                                (50.1)     (50.0)     (50.0)     (45.5)     (44.9)     (39.6)      (33.2)     (30.4)

                                             ---------------------------------------------------------------------------------------
NET INTEREST MARGIN                               67.5       67.2       67.0       70.8       71.5       78.5        83.6       83.3
                                             ---------------------------------------------------------------------------------------

General Operating & Administrative              (10.0)     (10.0)     (10.0)     (10.0)     (10.0)     (10.0)      (10.0)     (10.0)
Credit Loss Deduction - Estimated                (2.4)      (8.0)     (12.9)     (13.7)     (11.4)     (10.0)       (7.8)      (5.3)
Amortization of Mark to Market Adjustment      (119.5)    (119.5)    (119.5)     (29.9)          -          -           -          -
Deductions for Dividends Paid                        -          -          -      (7.8)      (7.8)      (7.8)       (7.8)      (7.8)
NOL Carryforward Utilization                         -          -          -      (8.5)     (38.1)     (45.7)      (52.3)     (54.2)
                                             ---------------------------------------------------------------------------------------
TAXABLE (LOSS) INCOME (1)                       (64.4)     (70.2)     (75.4)        0.9        4.2        5.1         5.8       6.0
                                             ---------------------------------------------------------------------------------------

DIVIDENDS

Series B                                         (4.3)      (4.3)      (4.3)      (4.3)      (4.3)      (4.3)       (4.3)      (4.3)
Series E                                         (1.5)      (0.2)          -          -          -          -           -          -
Series F and Series G Dividend Preferred         (3.5)      (3.5)      (3.5)      (3.5)      (3.5)      (3.5)       (3.5)      (3.5)
                                             ---------------------------------------------------------------------------------------
Subtotal                                         (9.3)      (8.0)      (7.8)      (7.8)      (7.8)      (7.8)       (7.8)      (7.8)
                                             ---------------------------------------------------------------------------------------

                                             ---------------------------------------------------------------------------------------
CASH DIVIDENDS TO COMMON                             -          -          -          -          -          -           -          -
                                             ---------------------------------------------------------------------------------------

                                             ---------------------------------------------------------------------------------------
NET OPERATING LOSS

NOL Created                                     (64.4)     (70.2)     (75.4)          -          -          -           -          -
Taxable Income before NOL Usage                      -          -          -        9.4       42.3       50.7        58.1       60.2
Alternative Minimum Tax Limitation                   -          -          -      (0.9)      (4.2)      (5.1)       (5.8)      (6.0)
                                              --------   --------   --------   --------   --------   --------    --------   --------
NOL Utilized                                         -          -          -        8.5       38.1       45.7        52.3       54.2
                                              --------   --------   --------   --------   --------   --------    --------   --------
NOL Carryforward Amount (2)                    (133.1)    (203.4)    (278.8)    (269.3)    (227.0)    (176.3)     (118.2)     (58.0)
                                             ---------------------------------------------------------------------------------------


(1)  - The Company, due to Alternative Minimum Tax NOL usage limitations, accrues and pays tax at 20% of the AMT Taxable Income beginning in Period 4 of this Projection Statement.

(2)  - Beginning in Period 4, this amount represents the AMT NOL carryforward.

         The preceding projected financial data (the "Projections") were prepared by CRIIMI MAE based upon various assumptions including assumptions about the economy and financial markets in general, and the related effect on the Reorganized Company's future financial condition and results of operations.

         The Projections are provided for informational purposes only. The Company does not generally publish its business plans and strategies or make external projections of its anticipated financial position or results of operations. Accordingly, the Company does not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in July 2000, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the Projections to reflect changes in general economic or industry conditions. However, the Company's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in the Company's Quarterly SEC Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning the Company's actual financial condition and operating results during the period covered by such Reports.

         The Projections were prepared for the limited purpose of providing information in conjunction with the Plan. Accordingly, the Projections were not prepared to comply with guidelines for prospective financial statements published by the American Institute of Certified Public Accountants regarding financial projections, and are not intended to comply with Rule 11-02 of Regulation S-X of the SEC. The Company believes that while not consistent with its traditional GAAP and SEC reporting, the Projections present the net assets and recourse debt obligations in a more relevant and understandable format for the purpose of this Disclosure Statement. The Company's independent public accountants, Arthur Andersen LLP, have neither compiled nor examined, or provided any other assurance report in accordance with Generally Accepted Auditing Standards, on the accompanying projected financial information, to determine the reasonableness thereof and, accordingly, have not expressed any opinion or any other form of assurance with respect thereto.

         Projected unaudited consolidated financial statements for the Company are included for eight annual periods commencing on the Assumed Effective Date.

         Additional information relating to the principal assumptions used in preparing the Projections is set forth below. See "CERTAIN RISK FACTORS" for a discussion of various other factors that could materially affect the Company's financial condition, results of operations, businesses, prospects and securities.

         The following points represent the significant assumptions underlying the Pro Forma Balance Sheet and Projections.

 SIGNIFICANT ASSUMPTIONS RELATED TO THE PRO FORMA BALANCE SHEET AND PROJECTIONS

PRE-EMERGENCE ASSET SALE TRANSACTIONS:
The Projections assume that the CMBS Sale Portfolio is sold as follows:
- Morgan Wells and Lehman/First Union Bonds were sold in February and April 2000, respectively.
-    Balance of the CMBS Sale Portfolio is sold on or before September 30, 2000.
- The combined sales price of the CMBS Sale Portfolio, inclusive of the Company's economic interest in the Originated Loans (CMO-IV), is approximately $433 million, $351 million of which is used to pay related secured debt.

General:
- THE DEBTORS' PLAN IS EFFECTIVE ON SEPTEMBER 30, 2000 (THE "ASSUMED EFFECTIVE DATE").
- THE PRO FORMA BALANCE SHEET AND THE PROJECTIONS ARE PRESENTED NET OF THE NON-RECOURSE DEBT ASSOCIATED WITH THE COMPANY'S ASSETS. THE NON-RECOURSE DEBT WAS ISSUED IN RELATION TO THE COMPANY'S 1996 AND 1998 CMBS RE-SECURITIZATION TRANSACTIONS (CBO-1 AND CBO-2), THE INSURED MORTGAGE SECURITIES (CMO-I, CMO-II, CMO-III) AND THE ORIGINATED LOANS (CMO-IV), COLLECTIVELY ("THE MATCH FUNDED DEBT"). IT IS ANTICIPATED THAT THE MATCH FUNDED DEBT AND CORRESPONDING ASSETS RELATED TO THE CMO-IV TRANSACTION WILL BE REMOVED FROM THE COMPANY'S BALANCE SHEET WHEN SUCH ECONOMIC INTERESTS ARE SOLD.
- THE PRO FORMA BALANCE SHEET ANTICIPATES THE RECOGNITION OF NEW DEBT AT FAIR VALUE, WITH THE RELATED ORIGINATION AND PROFESSIONAL FEES RECOGNIZED AS CURRENT EXPENSE ITEMS AS OPPOSED TO CAPITALIZED ITEMS IN ACCORDANCE WITH SOP 90-7. THE COMPANY DOES NOT CURRENTLY ANTICIPATE A DIFFERENCE BETWEEN THE NEW DEBT'S FAIR VALUE AND ITS PREVIOUS CARRYING AMOUNT, ALTHOUGH THERE CAN BE NO ASSURANCE THAT SUCH A DIFFERENCE WILL NOT OCCUR. ANY DIFFERENCE BETWEEN THE NEW DEBT'S FAIR VALUE AND ITS PREVIOUS CARRYING AMOUNT WILL BE RECOGNIZED AS AN EXTRAORDINARY ITEM.
- For all Projection periods, the Company assumes that one month LIBOR remains constant at 6.8%. This LIBOR benchmark is utilized to calculate the interest cost on the Merrill/GACC Debt facility, its successor facility, and as a proxy for the Series E Preferred Stock floating rate dividend accrual benchmark, and to estimate the Company's reinvestment income.

THE COMPANY'S BUSINESS PLAN:
The Projections are a base line measure and assume that no additional purchases of CMBS are made during the Projection period. It is not the Company's intention to accumulate net excess cash generated from its existing assets; rather, the base line Projections are intended to demonstrate the amount of excess cash that the core group of assets would, based upon assumptions, generate under the Company's reorganized debt structure. Any excess cash generated by the core group of assets, exclusive of that used to service the Company's debt, pay operating expenses, or make required cash dividend payments, is assumed to be retained in cash or short-term investments and reinvested at one month LIBOR. Although the Company contemplates that such cash would, in part, fund its securities trading, acquisition, and other investment activities, it has not projected the results of any such activities. The Company expects to continue to operate its business in such a manner that it will not be required to register as an investment company under the Investment Company Act of 1940 and the rules and regulations thereunder.

FINANCIAL STATEMENT PRESENTATION

GENERAL:
- The Projections have not been prepared or presented in a manner consistent with the Company's traditional GAAP reporting, although the Company believes that the method of presentation (reflecting the Match Funding Reclassification) is more relevant and understandable in presenting the economics of the transactions contemplated by the Plan.
- The periods presented are annual periods beginning with the Assumed Effective Date. The years presented do not represent calendar years.

BALANCE SHEETS:
- The Company's assets, as presented in the Pro Forma Balance Sheet at December 31, 1999, equal the reported fair value, or amortized cost as appropriate, less the amortized cost of the related Match Funded Debt, arriving at a Net of Match Funded Debt presentation. The resulting asset presentation is subsequently adjusted for discount and/or premium amortization to reflect the passage of time in the Projection periods. The projected balance sheet treatment of the CMBS and Insured Mortgage Securities, while reflective of the normal estimated discount and/or premium amortization related to the assets, is not intended to represent the fair value of the Company's retained portion of such assets for any given Projection period.
- Liabilities presented on the Pro Forma and projected balance sheets are only those liabilities that are recourse to the Company.

PROJECTED CASHFLOWS:
- The Projected Cashflows are presented reflecting the Match Funding Reclassification.
- For purposes of the Projections, it is assumed that the Company neither receives, nor funds, any cash to or from its primary servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP").

PROJECTED TAX BASIS (LOSS)/INCOME:
- Tax Basis (Loss)/Income presentation is presented reflecting the Match Funding Reclassification.
- For purposes of the Projections, the effect of "writing down" the CMBS portfolio, resulting from the Company's trader status election as discussed below, is in effect throughout the Projection period.

IMPACT OF TRADER ELECTION:
- The Company has elected to be classified as a securities trader for tax purposes.
-    Such election impacts the Projections primarily through:
     - Recognition of approximately $478 million of mark-to-market adjustments to the tax basis of the CMBS securing the Company's CBO assets on a straight line basis over years one through four of the Projections;
     - Corresponding downward adjustment of the tax basis of the Company's retained CMBS assets;
     - Subsequent to the $478 million mark-to-market adjustment, a relative increase in the tax yield and taxable income of the Company's CMBS due to such decrease in tax basis;
     - Creation of tax basis net operating losses for the first four years of the Projections, primarily resulting from the recognition of the aforementioned mark-to-market adjustments. Any accumulated and unused net operating loss carryforward is utilized to offset the majority of taxable income in periods five through eight of the Projections.

ASSETS:

CMBS ASSETS (AND RELATED CREDIT LOSSES):
- The Projections assume that the Company's CMBS assets, after giving effect to the sale of the CMBS Sale Portfolio, include the retained bonds from its CBO-1 and CBO-2 resecuritizations, and the unrated bond from the NASC 1998 D-6 securitization. Economically, the Company holds approximately $111 million, $1.1 billion, and $47 million face amount of bonds from CBO-1, CBO-2 and NASC 1998 D-6, respectively. Collectively, the Company's CMBS have a weighted average coupon of approximately 6.8%.
- The Projections utilize the Company's most recent estimates of future credit losses on the CMBS assets described above.
- The tax basis credit loss deductions are assumed to be realized through a proportionate reduction in the then current tax basis of the bonds when compared to the assumed face amount of the loss.
- The magnitude and timing of credit losses have a direct impact on the Company's cashflow. The Company projects interest shortfalls during the periods covered by the Projections that are equal to approximately one year's coupon interest income on the succeeding year's assumed CMBS principal loss. The Company assumes that such interest shortfalls on delinquent loan payments are not recovered.

INSURED MORTGAGE SECURITIES:
- Prepay at a constant prepayment rate ("CPR") of 10% during the period covered by the Projections.
- The assets are presented reflecting the Match Funding Reclassification on the balance sheet.
- The face amount of the mortgage securities is assumed to be $393 million with corresponding aggregate CMO bond balances of $379 million.
- The weighted average coupon on the collateral is assumed at 7.7% and the weighted average coupon on the related bonds is assumed at 7.0%.

EQUITY BASIS SUBSIDIARIES:
- The Company, through CRIIMI Inc., owns general partnership interests in AIM 84, AIM 85, AIM 86, and AIM 88. Such interests represent 2.9%, 3.9%, 4.9% and 4.9% of the AIM fund net cashflow respectively. In addition, through CRI/AIM Investment LP, the Company owns a 20% interest in the advisor to the AIM funds. The advisor earns a fee based on AIM fund invested asset balances. The Projections include cashflows related to the Company's ownership interests, assuming a 21% CPR on the mortgages and invested assets underlying the AIM funds.
- The Company carries its investment in servicing affiliates, CRIIMI MAE Services L.P. and CRIIMI MAE Services Inc., utilizing the equity method of accounting. For purposes of the Projections, it is assumed that the Company neither receives, nor funds, any cash to or from these servicing affiliates.

RECEIVABLES AND OTHER ASSETS:
- Pro forma Receivables and Other Assets include the following approximate amounts:
     - $14 million of intangible costs related to the merger of certain business in 1995, and $14 million of debt issuance and other deferred costs,
     - $7 million of Mezzanine Notes that generate cashflow of approximately 15% per annum during the periods covered by the Projections,
     - $12 million of miscellaneous assets, including a $3 million Deferred Compensation Note Receivable, and
     -    $11 million of normalized interest receivable on assets.
     Intangible assets are amortized in the Projections, while Mezzanine Loans and Interest Receivable are assumed to remain constant throughout the Projection period.

LIABILITIES:

ACCOUNTS AND OTHER PAYABLES:
- Pro forma Accounts and Other Payables include the following approximate amounts:
     -    $5 million of normalized accounts payable,
     -    $4 million of normalized interest payable on recourse debt,
     - $3 million of CRIIMI MAE Management, Inc. note payable (offset through other assets),
     - Accounts and Other Payables are assumed to remain constant throughout the Projection period with the exception of increases/decreases reflecting the accrual and payment of extension fees to Merrill/GACC and Notes A and B as discussed below.

Debt Facilities

MERRILL LYNCH/GACC DEBT:  (SEE PLAN SECTION IV)
-    Accrues and pays an interest rate of one month LIBOR plus 325bps per annum.
- Interest accrues on the average balance outstanding as of the beginning and end of each period presented.
-    Principal repayments are made in the following manner:
     - Year 1 - All net cash flow available to the Company, after maintenance of working capital, and the payment of:
          -    all interest due on debt,
          -    general and administrative expenses,
          -    Note A Miscellaneous Collateral amortization.
          -    Collectively these items are known as (the "Cash Sweep").
     - Year 2 - Merrill/GACC Cash Sweep continues until the aggregate principal paydown is equal to $50 million, assumed to occur within 24 months of the Assumed Effective Date.
     - Years 3 and 4 - Merrill/GACC facility receives principal amortization assuming the original principal amount is fully amortized, utilizing mortgage-type amortization, by the 13th anniversary of the Assumed Effective Date, with the interest rate remaining constant at one month LIBOR plus 325bps.
     - Extension fees are paid in cash to Merrill/GACC, at a rate of 1.5% of the then outstanding principal balance, at the end of months 24, 30, 36 and 42.

NOTE A:  (SEE PLAN SECTION IV)
-    5 year term and an interest rate of 11.75% per annum.
- Interest accrues on the average balance outstanding as of the beginning and end of each period presented.
- Principal amortization (payable quarterly) beginning in year 1 and throughout the five year term in an amount equal to the sum of the following:
     -    Insured Mortgage Proceeds,
     -    AIM Fund Proceeds, and
     -    Mezzanine Note Proceeds.
     - Collectively, these items are known as the "Miscellaneous Collateral Amortization".
- Scheduled amortization payments of $0, $5 million, $15 million, and $15 million payable at the end of years 1, 2, 3 and 4, respectively. No scheduled amortization is payable in year 5, as the remaining unpaid principal amount of the note is due at the end of such year. If the Note A holders do not receive all or any portion of a Scheduled Principal Paydown in any year and the Miscellaneous Collateral has not been sold, the Note A holders shall receive additional interest of 200 basis points on any unpaid amortization amount until such time as the amount is paid. The Projections make such adjustments where appropriate.
- Extension fees are paid in cash, at a rate of 1.5% of the then outstanding principal balance, at the end of months 48 and 54.

NOTE B  (SEE PLAN SECTION IV)
- 6 year term, a cash interest rate of 13.00%, plus an accretion or negative amortization rate of 7.00% of the outstanding principal balance.
- Interest is paid semi-annually in arrears through the fifth anniversary of the Note with interest for the sixth year of the Note payable one-half on the fifth anniversary of the Note and one-half on maturity date. Both the cash and non-cash components accrue on the average balance outstanding as of the beginning and end of each period presented.
-    No cash principal amortization during its term.
- Total outstanding principal amount, including all accretion, is paid at the end of year 6.
- Extension fees are paid in cash, at a rate of 1.5% of the then outstanding principal balance, at the end of months 48, 54, and 60.


Refinancing of Debt Facilities

MERRILL/GACC REPLACEMENT DEBT:
- At the end of the 4 year period, it is assumed that the outstanding principal balance of the Merrill/GACC facility is refinanced into a hypothetical 8 year, fully amortizing facility. The terms of the Merrill/GACC facility do not provide for any extension beyond the original 4 year period.
-    Interest accrues and is payable at the same rate, one month LIBOR plus
     325bps.
-    An origination fee of 1.0% of the principal balance.

NOTE A REPLACEMENT DEBT:
- At stated maturity, 5 years after the Assumed Effective Date, it is assumed that the outstanding principal balance is refinanced into a hypothetical high-yield note. The terms of Note A do not provide for any extension beyond the original 5 year term.
-    Interest accrues and is payable at a rate of 11.75% per annum.
-    No principal amortization.
-    An origination fee of 3.0% of the principal balance.

NOTE B REPLACEMENT DEBT:
- At stated maturity, 6 years after the Assumed Effective Date, it is assumed that the outstanding principal balance is refinanced into a hypothetical high-yield note. The terms of Note B do not provide for any extension beyond the original 6 year term.
-    Interest accrues and is payable at a rate of 13.00% per annum.
-    No principal amortization.
-    No accretion coupon or negative amortization provisions.
-    An origination fee of 3.0% of the principal balance.

Preferred Stock

SERIES B PREFERRED STOCK:

- The entire amount, approximately $39 million face value, of Series B Preferred Stock remains outstanding throughout the Projection period.

- The Company is seeking approval, through the Plan, to pay dividends on the Series B Preferred Stock, including those accrued as of the Effective Date (approximately $8.7 million), in cash or common stock at the Company's option. It is assumed in the Projections that such dividends are paid in common stock.
- Dividends accrue at 10.875% per annum prospectively, and are assumed paid in CRIIMI MAE common stock.

SERIES D PREFERRED STOCK:
- All outstanding shares of Series D Preferred Stock, $10.0 million, are exchanged for Series E Preferred Stock on a share-for-share basis before the Assumed Effective Date.
- All accrued but unpaid dividends on the Series D Preferred Stock (approximately $1.3 million) are paid in CRIIMI MAE common stock on the Assumed Effective Date.

SERIES E PREFERRED STOCK:
- All accrued but unpaid dividends on the portion of the Series E Preferred Stock which includes the previously exchanged Series C Preferred Stock (approximately $1.7 million) are paid in CRIIMI MAE common stock on the Assumed Effective Date.
- All shares of Series E Preferred Stock, $20.3 million after giving effect to the exchange of Series D Preferred Stock, are converted into CRIIMI MAE common stock within 15 months of the Assumed Effective Date.
- The Series E Preferred Stock accrues dividends at a rate of three month LIBOR plus 250bps per annum after the Assumed Effective Date, and such accrued dividends are paid in CRIIMI MAE common stock.

SERIES F DIVIDEND PREFERRED STOCK:
- The Company is seeking approval, through the Plan, to pay dividends on the Series F Dividend Preferred Stock in cash or common stock at the Company's option.
- The $5.9 million of currently outstanding Series F Dividend Preferred Stock accrues dividends at a rate of 12% per annum, and the Projections assume that such dividends are paid in cash.

SERIES G DIVIDEND PREFERRED STOCK:
- It is assumed that approximately $37 million of Series G Dividend Preferred Stock is issued in 2000 in relation to 1999 taxable income.
- Dividends on the Series G Dividend Preferred Stock will be payable in cash or common stock at the Company's option.
- 50% of the Series G Dividend Preferred Stock is assumed converted into CRIIMI MAE common stock, and the outstanding balance is assumed to pay dividends at a rate of 15% per annum. The Projections assume that such dividends are paid in cash.

Common Stock:

- THE SECURITIES TRADER ELECTION AND REQUIRED RECOGNITION OF MARK-TO MARKET ADJUSTMENTS CREATE TAX BASIS NET OPERATING LOSSES AND CARRYFORWARDS THROUGHOUT THE PROJECTION PERIOD. BECAUSE THE COMPANY'S COMMON DIVIDENDS ARE BASED ON TAXABLE INCOME AND RELATED REIT DISTRIBUTION REQUIREMENTS, NO DIVIDENDS ARE ASSUMED PAID TO HOLDERS OF THE COMPANY'S COMMON STOCK DURING THE PROJECTION PERIOD.

GENERAL OPERATING AND ADMINISTRATIVE EXPENSES:

- General operating and administrative expenses represent the normalized personnel, facility and operating costs the Company anticipates experiencing. Such amounts approximate $10 million per year.
- General operating and administrative expenses increase beginning in year 4 due to assumed taxes relating to Alternative Minimum Tax usage limitations. The Projections assume a non-deductible 20% tax on AMT Taxable Income.
- The general operating and administrative costs of operating CMSLP are included net of revenues in the "Servicing Affiliates" caption in the Estimated Tax Basis (Loss) Income Projection.

                                                                      EXHIBIT C

                              LIQUIDATION ANALYSIS

Section 1129(a) of the U.S. Bankruptcy Code states that the court shall confirm a plan of reorganization only if certain requirements are met. One of these requirements (Section 1129(a) (7) (A) (ii)) is that with respect to each impaired class of claims or interests, each holder of a claim or interest of such class must accept the plan or receive or retain property of a value, as of the Effective Date of the plan, that is not less than the amount that holders of such claims or interests would receive or retain if the Debtors were liquidated under Chapter 7 on such date.

As previously disclosed in Section VII of the Disclosure Statement, CERTAIN RISK FACTORS, the value of the Company's Subordinated CMBS and other mortgage assets can change due to a number of economic factors. These factors include changes in the underlying real estate, fluctuations in U.S. Treasury rates, and changes in risk premiums (commonly referred to in industry practice as "spreads") for purchasing Subordinated CMBS and other mortgage assets. The Company's management believes that only a limited number of investors currently exist with the real estate expertise, infrastructure, and available capital required to evaluate and execute an acquisition of the Company's Subordinated CMBS and other mortgage assets. Furthermore, there is currently no active secondary market for the Company's Subordinated CMBS and other mortgage assets. The size of the Company's portfolio, the unprecedented nature of a liquidation of such portfolio, and the limited liquidity of the secondary CMBS market results in uncertainty in the valuation of the Company's portfolio of Subordinated CMBS and other mortgage assets. The Company's management has prepared its liquidation analysis (the "Liquidation Analysis") assuming the Company is unable to preserve its REIT status and a court appointed trustee liquidates the assets of the Debtors' estate not in a "firesale", but over a period of approximately six months (see Significant Assumptions in the Notes to Liquidation Analysis).

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although formulated and considered reasonable by the Debtors, are inherently subject to significant economic, competitive, and other uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IN A CHAPTER 7 CASE. ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN.

The Liquidation Analysis has been prepared solely for the purpose of estimating the distributable liquidation proceeds available in a hypothetical Chapter 7 case and does not necessarily represent values that may be appropriate for any other purpose. Nothing contained in these valuations is intended nor shall it be construed to be an admission by the Company for any other purpose. The independent public accountants of the Company have neither examined nor compiled or provided any assurance report on the Liquidation Analysis thereon in accordance with Generally Accepted Auditing Standards.

                                 CRIIMI MAE INC.
                              LIQUIDATION ANALYSIS
                 SEE ACCOMPANYING NOTES TO LIQUIDATION ANALYSIS

                                                          Liquidation           Estimated                                Recovery
                                                            Proceeds        Allowed Claims           Recovery           Percentage
                                                          -----------       --------------           --------           ----------
ASSETS:
Cash (1)                                                 $ 259,042,470
Sale of Investments (2)                                    387,245,722
Other Assets (3)                                            72,817,321
                                                         -------------
Liquidation Value of Assets                              $ 719,105,512
                                                         -------------

CHAPTER 7 ADMINISTRATIVE EXPENSES:
Tax Liabilities (4)                                                           $ (87,200,000)     $ (87,200,000)            100%
Professionals (5)                                                                (6,000,000)        (6,000,000)            100%
Trustee Fees (6)                                                                 (6,820,000)        (6,820,000)            100%
Operating Expenses (7)                                                           (2,500,000         (2,500,000)            100%

CHAPTER 11 ADMINISTRATIVE AND PRIORITY CLAIMS:
Professionals (8)                                                               (18,911,077)       (18,911,077             100%
Other  (9)                                                                      (11,381,896)       (11,381,896)            100%

SECURED DEBT (10)                                                              (450,410,727)      (450,410,727)            100%

UNSECURED CLAIMS (11)                                                          (201,788,589)      (135,881,812)             67%
                                                                                                 -------------
TOTAL ESTIMATED CASH AVAILABLE FOR EQUITY
DISTRIBUTION                                                                                     $           0
                                                                                                 -------------
EQUITY:
Preferred Stock: (12)
   Series B                                                                                      $           0               0%
   Series D                                                                                      $           0               0%
   Series E                                                                                      $           0               0%
   Series F (Dividend Preferred)                                                                 $           0               0%

Available Cash for Distribution to Common
Shareholders                                                                                     $           0
                                                                                                 -------------
Common Shares Outstanding (13)                                                                      62,353,170
                                                                                                 -------------
Cash Distribution per Common Share                                                               $           0               0%
                                                                                                 -------------

--------------------------------------------------------------------------------

                          NOTES TO LIQUIDATION ANALYSIS

SIGNIFICANT ASSUMPTIONS

The following notes describe the significant assumptions that are reflected in the Liquidation Analysis:

LOSS OF REIT STATUS THROUGH CHAPTER 7 LIQUIDATION SIGNIFICANTLY REDUCES RECOVERABILITY TO CREDITORS AND SHAREHOLDERS

The Liquidation Analysis assumes that CRIIMI MAE is not able to distribute sufficient taxable dividends for either its 1999 or 2000 tax years to satisfy REIT distribution requirements and, therefore, is unable to preserve its REIT status. In addition, due to the loss of REIT status, the Company's taxable mortgage pools ("TMPs") are assumed to lose their qualified REIT subsidiary ("QRS") exemptions and are treated as separate tax-paying entities. As a result of the loss of REIT status and the QRS exemptions, the aggregate liquidating distribution, as reflected herein, has been significantly diminished by corporate federal and state income tax liabilities (excluding penalties and interest) and a reduction in liquidation proceeds resulting from the sale of CBO-1, CBO-2 and CMO-IV (collectively referred to herein as the "Trusts") as TMPs. The liquidating distribution may be further reduced by penalties and interest associated with the potential late payment of 1999 and 2000 corporate federal and state tax liabilities.

The amount of cash available for distribution for 1999 and 2000 could be increased in total by approximately $254 million if the Company's REIT status were preserved. The Company's ability to maintain its REIT status through the adequate distribution of dividends (among other requirements) could increase the ultimate recovery by preserving the QRS exemptions of the TMPs currently owned by the Company. Based upon management's assumptions, it is currently estimated that the loss of the Company's REIT status results in a reduction in the liquidation proceeds by approximately $167 million from the sale of the Trusts as TMPs and an additional $87 million due to corporate federal and state income tax liabilities (excluding penalties and interest). These reductions result in a decrease in the ultimate recovery of the unsecured creditors' allowed claims by approximately $66 million as reflected in the Liquidation Analysis set forth above. The following paragraphs describe the risks associated with the Company's loss of its REIT status:

         DEVALUATION OF THE CMBS ASSETS DUE TO TMP RISK. An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP: (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities, and (iii) the payments on the debt securities must bear a relationship to the payments received by the TMPs. Based on this definition, CBO-1, CBO-2 and CMO-IV (collectively the "Trusts") are TMPs. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs whose equity interests are wholly owned by a REIT (or a qualified REIT subsidiary or "QRS"). Since it is assumed that the Company's REIT status is not maintained for 1999 or 2000, the Trusts would no longer qualify for the exemption granted to a QRS and the Trusts would be required to pay a separate corporate level tax on income derived from their underlying mortgage assets. As a result of the tax on the TMPs, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests) would instead be applied to satisfy corporate federal and state income tax liabilities. Since the equity interests and bonds owned by the Company are the most subordinated securities of the Trusts and are the first to absorb payment shortfalls, the loss of the QRS exemption under the TMP rules would have a material adverse effect on the payments received on these securities and the liquidation value of the Trusts.

The Company's aggregate estimated tax liability (i) has been calculated on a consolidated basis, (ii) assumes the Company loses its REIT status, and (iii) assumes that the TMPs lose their QRS exemptions and are taxed as separate taxpaying entities. Under this scenario, CRIIMI MAE would likely recognize a taxable loss, while each TMP would have positive taxable income as a separate corporation. The taxable income associated with CBO-1, CBO-2, and CMO-IV is estimated at $110 million for 1999 and $108 million for 2000. The $218 million of taxable income, which cannot be offset by CRIIMI MAE's taxable losses, would give rise to an aggregate tax liability of approximately $87 million (excluding penalties and interest) through liquidation, thereby reducing cash available for distribution to unsecured creditors and shareholders. The liquidating distribution may be further reduced by penalties and interest associated with the potential late payment of 1999 and 2000 corporate federal and state tax liabilities.

THE LIQUIDATION PERIOD

This Liquidation Analysis assumes a conversion of the Company's Chapter 11 reorganization to a Chapter 7 liquidation effective July 1, 2000 and involves a six-month liquidation of all remaining assets through December 31, 2000 (the "Liquidation Period"). Cash proceeds from the sale of each asset are used to retire, to the extent of available funds, any related secured debt at the time the assets are sold, with excess cash accumulated in an interest bearing account for the payment of the remaining liabilities in December 2000.

LIQUIDATION ANALYSIS PREPARED ON A CONSOLIDATED BASIS FOR THE DEBTOR ENTITIES

The Liquidation Analysis assumes the liquidation of CRIIMI MAE Inc. and its consolidated subsidiaries (which includes the debtor entities CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P. and certain non-debtor entities). With respect to CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P., the following summarizes the results of an assumed Chapter 7 liquidation of those entities:

CRIIMI MAE MANAGEMENT, INC. ("CRIIMI MAE MANAGEMENT")

The total pre- and post-petition liabilities of CRIIMI MAE Management as of December 31, 1999 were approximately $9.1 million. The total estimated liquidation value of the assets of CRIIMI MAE Management as of December 31, 1999 was in excess of $13 million. Accordingly, in a Chapter 7 liquidation of CRIIMI MAE Management, it is estimated that all pre- and post-petition creditors and all administrative expenses in the Chapter 7 case would be paid in full, with a net residual value available to the estate of CRIIMI MAE Inc. as the sole shareholder of CRIIMI MAE Management.

CRIIMI MAE HOLDINGS II, L.P. ("CRIIMI MAE HOLDINGS")

The assets of CRIIMI MAE Holdings (the retained investment grade securities ("BBB/BBB-") from CMO-IV) were sold in October 1999 under the terms of a Stipulation and Order entered by the Bankruptcy Court, with the proceeds thereof used to retire the outstanding indebtedness of CRIIMI MAE Holdings with respect thereto. Accordingly, the Debtor believes that there are no remaining creditors of CRIIMI MAE Holdings or assets to be liquidated in a Chapter 7 case.

NOTES

The following are the footnote explanations related to the Liquidation Analysis:

1. The cash balance represents the Company's consolidated cash balance of approximately $91.6 million as of December 31, 1999, approximately $88.3 million of additional net investment income the Company expects to earn from January 1, 2000 through the end of the Liquidation Period, and the net proceeds of approximately $79 million from the sale of the CMBS Sale Portfolio which was assumed to occur in the first and second quarter of 2000. The net investment income is comprised of the Company's net interest margin on its mortgage assets and earnings from its equity investments. This amount also includes short-term interest income related to cash on hand, at an assumed rate of 5%. The net investment income does not include any administrative expenses, which are accounted for below, or the payment of any post-petition interest expense associated with the unsecured claims. Furthermore, the corporate federal and state income tax liabilities (excluding penalties and interest) of approximately $87 million and the reduction of liquidation proceeds resulting from the sale of the Trusts as TMPs of approximately $167 million have been reflected in the Liquidation Analysis attached hereto under Chapter 7 Administrative Expenses - Tax Liabilities and Assets - Sale of Investments. As of February 29, 2000, the Company's estimated consolidated cash balance totaled approximately $107 million.

2. Sale of investments represents the Company's estimate of the proceeds it would receive related to the sale of its investments under this Liquidation Analysis. The following details the assumptions used to calculate proceeds from the sale of these investments:

     (a) SUBORDINATED CMBS: The Company's management used the same discounted cash flow methodology as used in its Form 10-K filing as of December 31, 1999 in determining the sale proceeds for its Subordinated CMBS during the Liquidation Period. The cash flows were discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk of comparable assets under a comparable liquidation scenario, and included an estimate for the market effect associated with the Company's portfolio liquidation. The Company used a variety of sources to determine its discount rate including institutionally-available research reports, discussions with the Company's secured lenders, and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. The proceeds from the sale of such CMBS were derived using the following assumptions:

          (i) The proceeds were calculated for those CMBS investments in which the Company had an economic interest as of December 31, 1999, except for the CMBS Sale Portfolio which was assumed to be sold in the first and second quarters of 2000. The net proceeds (gross sale proceeds net of the corresponding secured debt) totaling approximately $79 million were derived using the assumptions described in 2.(a) above, 2.(a)(iii) below, and the required rates of return as negotiated between the Company and one of its secured lenders under the terms of a Stipulation and Order approved by the Bankruptcy Court and settled by the Company and its secured lender on February 29, 2000. The aggregate net proceeds have been included herein under Assets - Cash. Any match-funded CMBS assets and corresponding match-funded liabilities were excluded from this Liquidation Analysis.

          (ii) The CMBS and related servicing rights for each issuance were assumed to be sold jointly and in their entirety, and are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

         (iii) All non-CRIIMI MAE issued CMBS assets were priced assuming a 0% CPR (Constant Prepayment Rate) and 0% CDR (Constant Default Rate) since the inherent risks associated with defaults and losses are accounted for in the spreads and discount rates used to determine the gross sale proceeds. These assumptions are consistent with the valuation methodology used for quarterly SEC reporting and market convention for the sale of such securities.

          (iv) The retained securities from CBO-1, CBO-2 and CMO-IV were priced assuming the Company loses its REIT status retroactive to January 1, 1999. Accordingly, these Trusts become subject to corporate federal and state income tax liabilities as a result of the loss of the QRS exemptions for the TMPs. The gross taxable earnings for each Trust were computed using the original pricing speeds and current tax yields on the underlying collateral. The deductible payments from each Trust were computed based upon the original pricing speeds and current tax yields of the securities that were issued by each Trust. Any excess taxable income over the deductible payment from each Trust represents the net taxable income of that Trust. It was further assumed that each Trust would pay corporate federal and state income taxes at an aggregate effective tax rate of 40%. The gross cash flow for each Trust was reduced by the associated tax liability and all remaining cash flow was allocated to each security in accordance with the payment priorities as detailed in the respective pooling and servicing agreements. The resulting cash flows on securities held by the Company were then discounted using yields derived as discussed in 2.(a)(v), (vi), and (vii) below.

          (v) The Company's management projected the U.S. Treasury curve for the assumed future sale dates using a forward rate curve extracted from Bloomberg. An appropriate U.S. Treasury rate was then interpolated based on the projected U.S. Treasury curve and weighted-average life of each CMBS.

          (vi) Credit spreads for comparably rated CMBS were derived from the sources cited in 2.(a) above and adjusted based on qualitative and quantitative factors, such as the market's perception of the issuers and the credit fundamentals of the commercial real estate underlying each pool of commercial mortgage loans.

         (vii) Credit spread adjustments, ranging from 150 to 600 basis points, were added to credit spreads determined in 2.(a)(vi) above in determining the appropriate discount rate for the CRIIMI MAE issued CMBS retained by the Company. These incremental adjustments reflect yield premiums that would likely occur if a portfolio of this size were sold in the secondary market during the third and fourth quarters of 2000.

     (b) INSURED MORTGAGE SECURITIES: For each of the residual economic interests in CMO-I, CMO-II, and CMO-III, CRIIMI MAE used pricing assumptions consistent with those used by typical buyers of Interest Only securities. Accordingly, the sale proceeds were computed assuming a pricing speed of 100% CPR after the expiration of any lockout and yield maintenance period on the underlying mortgage securities. The projected cash flows were discounted at a credit spread of 600 basis points over the interpolated U.S. Treasury rate as of the assumed sale date. The sale proceeds for the residual interests are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

          The Company's only non-securitized GNMA MBS was priced to sell at 97% of its face amount and is net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

     (c) EQUITY METHOD INVESTEES: The value of the AIM general partner ("GP") investment was determined by dividing the value of the publicly traded Limited Partnership ("LP") units, as extracted from Bloomberg, by the LPs' interest and multiplying the result by each GP's interest (ranging from 2.9% to 4.9%). The assumed value of each GP's interest was compared to its indirect ownership interest in the mortgage loans underlying each fund and further reduced based on an assumed 20% per annum run-off rate of the underlying mortgage assets. An additional discount of 25% was applied to reflect the liquidity premium that may be associated with the liquidation of the Company and the risk of owning a GP interest.

          CRIIMI MAE Services, L.P. ("CMSLP")(CRIIMI MAE's servicing affiliate) is assumed to continue to operate through December 2000. (It should be noted, however, that this assumption may not be achievable due to the potential loss of key personnel in a Chapter 7 scenario. The loss of such key personnel coupled with the Chapter 7 liquidation of the Company is likely to adversely impact the rating of CMSLP as servicer, lead to the replacement of CMSLP as servicer on then-existing CMBS transactions and may result in an adverse impact on bond ratings, a negative impact on the value of the Company's remaining CMBS and the incurring of additional costs and other potential defaults and claims by the Company.) Notwithstanding the foregoing qualifications, for purposes of this analysis, servicing assets, consisting primarily of direct and master servicing contracts, were assumed to be sold in connection with the sale of the related CMBS using pricing assumptions consistent with those used by typical buyers of such securities. Accordingly, the sale proceeds were computed assuming a pricing speed of 1% CPR during any lockout period, 2% CPR during any yield maintenance period, 5% CPR during any prepayment penalty period, and 15% CPR after the expiration of any yield maintenance or prepayment penalty period on the underlying mortgage securities. The projected cash flows were discounted at a credit spread of 800 basis points over the interpolated U.S. Treasury rate as of the assumed sale date. The sale proceeds for the residual interests are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds. Furthermore, proceeds from the sale of the special servicing rights have been included in the sale proceeds of the related CMBS, as the purchaser of the controlling class has the right to appoint the special servicer.

3.   Other Assets include the following:

     (a) The Company's mezzanine loans were assumed to be sold at 70% of their face amount to reflect the credit risk associated with owning these assets. As of December 31, 1999, the Company owned approximately $7.5 million (face amount) of mezzanine loans. The proceeds are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

     (b) Brick Church (REO) was assumed to be sold for a net amount equal to the associated secured obligation of the property, and is net of a 3% broker's fee based on the gross sale proceeds.

     (c) All fixed assets were assumed to be sold at 10% of their carrying value.

     (d)  The Company has assumed the collection of certain receivables.

4. The aggregate taxable income associated with CBO-1, CBO-2, and CMO IV, estimated at $110 million for 1999 and $108 million for 2000, would give rise to corporate federal and state tax liabilities (excluding penalties and interest) of approximately $44 million for 1999 and $43 million for 2000. Furthermore, the Company may be subject to penalties and interest associated with the potential late payment of 1999 and 2000 corporate federal and state tax liabilities.

5. This amount, estimated at approximately $1 million per month, includes the professional expenses required to liquidate the Company and perform other functions for the Trustee during the Chapter 7 case.

6. This amount represents the fees of the Chapter 7 Trustee. Although the Chapter 7 Trustee could receive up to 3% of the estate proceeds distributed to creditors, Chapter 7 Trustee fees have been estimated at 1% of payments made to creditors due to the large size of the Debtors' estate.

7. Unlike most Chapter 7 scenarios, the nature of the Debtor's assets will require that the Chapter 7 Trustee retain critical employees and operate the Company, on a reduced basis, during the Liquidation Period. Operating expenses are assumed to be reduced by 50% during the period of liquidation as compared to the level of operating expenses assumed while the Company is in Chapter 11 as discussed in Note 9 below. This is primarily a result of the reduction of the workforce in a Chapter 7 liquidation.

8. This amount includes the professional fees incurred during the Debtors' Chapter 11 cases that have not been paid, as well as estimated professional fees to be incurred by the Company through June 30, 2000.

9. This amount includes the following: (1) payment of post-petition trade payables, (2) estimated payment of the retention bonus payable to remaining employees in April 2000 and severance paid to employees terminated upon liquidation, and (3) other ongoing operating costs through June 30, 2000. The estimated operating costs are assumed to be $2.5 million per quarter.

10. Secured debt includes variable rate secured borrowings (excluding the secured debt associated with the CMBS Sale Portfolio which was assumed to be retired using the proceeds from the sales assumed to occur in the first and second quarters of 2000), other secured financing facilities and accrued and unpaid interest as of December 31, 1999, at contractual, non-default rates. From January 1, 2000 through December 31, 2000, it is assumed that interest is paid on a current basis at contractual, non-default rates.

11. Unsecured claims include senior unsecured notes, other unsecured financing facilities, trade payables, and other unsecured claims (excluding any post-petition accrual of interest thereon). The total presented does not include any amounts for the allowance of any disputed claims or any rejection damage claims in a Chapter 7 liquidation of the Debtors.

12. The Liquidation Analysis references the Series F Preferred Stock (Dividend Preferred) distributed in the fourth quarter of 1999 for the distribution of the remaining 1998 taxable income, of which 756,453 shares were converted into common stock in November 1999 and 263,788 shares were converted into common stock in February 2000. Furthermore, the Company also entered into a Preferred Stock Exchange Agreement on February 22, 2000 pursuant to which it exchanged 103,000 shares of Series C Cumulative Convertible Preferred Stock for 103,000 shares of Series E Cumulative Convertible Preferred Stock. In addition, no dividends are assumed to be paid on any outstanding preferred or common shares and no options are assumed to be converted into common stock. The number of shares of Series B, D, E, and F outstanding as of February 29, 2000 was 1,593,982, 100,000, 103,000 and 586,354, respectively.

13. The number of shares of common stock outstanding as of February 29, 2000 was 62,353,170.

While the Unsecured Creditors' Committee supports the Plan and believes that the Plan satisfies the best interests test under Section 1129(a)(7) of the Bankruptcy Code, the foregoing calculations and analysis represent the work product of the Debtors.

                                   EXHIBIT D

                         INDEX TO FINANCIAL STATEMENTS


PAGE
CRIIMI MAE Financial Statements:

Report of Independent Public Accountants .............................................................. D-1

Consolidated Balance Sheets as of December 31, 1999 and 1998 .......................................... D-2

Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997 ................ D-3

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1999, 1998, 1997 ..... D-4

Consolidated Statements of Cash Flow for the years ended December 31, 1999, 1998 and 1997 ............. D-5

Notes to Consolidated Financial Statements ............................................................ D-6


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of
 CRIIMI MAE Inc.

            We have audited the accompanying consolidated balance sheets of CRIIMI MAE Inc. (CRIIMI MAE) and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of CRIIMI MAE's management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CRIIMI MAE and its subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with accounting principles generally accepted in the United States.

            The accompanying financial statements have been prepared assuming that CRIIMI MAE will continue as a going concern. As discussed in Note 1 to the financial statements, on October 5, 1998, CRIIMI MAE filed for relief under Chapter 11 of the U.S. Bankruptcy Code which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should CRIIMI MAE be unable to continue as a going concern.




Arthur Andersen LLP
Vienna, VA
March 31, 2000

                                CRIIMI MAE INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                                     DECEMBER 31,
                                                                          ----------------------------------
                                                                                 1999               1998
                                                                          ----------------   ---------------
Assets:
  Mortgage assets:
   Subordinated CMBS, at fair value                                       $ 1,179,270,306    $ 1,274,185,678
   Insured mortgage securities, at fair value                                 394,857,239        488,095,221
   Investment in originated loans, at amortized cost                          470,204,780        499,076,030
  Equity investments                                                           34,929,523         42,868,469
  Receivables                                                                  69,483,337         46,992,337
  Other assets                                                                 53,276,333         62,520,146
  Restricted cash and cash equivalents                                         38,036,624          2,353,560
  Other cash and cash equivalents                                              53,603,104         21,826,512
                                                                          ----------------   ---------------
Total assets                                                              $ 2,293,661,246    $ 2,437,917,953
                                                                          ================   ===============
Liabilities:

  LIABILITES NOT SUBJECT TO CHAPTER 11 PROCEEDINGS:
   Collateralized bond obligations-CMBS                                   $   278,165,968    $   117,831,435
   Collateralized mortgage obligations-insured mortgage securities            378,711,602        456,101,720
   Collateralized mortgage obligations-originated loans                       399,768,513        386,752,951
  Payables and accrued expenses                                                29,886,888         17,124,124

  LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS:
   Variable-rate secured borrowings-CMBS                                      732,904,775        932,236,674
   Other financing facilites                                                    3,050,000          3,050,000
   Payables and accrued expenses                                               26,455,952         13,690,004
   Senior unsecured notes                                                     100,000,000        100,000,000
   Other financing facilities                                                  89,749,522         89,749,522
   Payables and accrued expenses                                               35,619,440         13,504,618
                                                                          ----------------   ---------------
Total liabilities                                                           2,074,312,660      2,130,041,048
                                                                          ----------------   ---------------
Shareholders' equity:
  Convertible preferred stock, $0.01 par; 25,000,000 shares authorized;
  2,647,124 and 1,816,982 shares issued and outstanding, respectively              26,471             18,170
  Common stock, $0.01 par; 120,000,000 shares authorized; 59,954,604
  and 52,898,100 shares issued and outstanding, respectively                      599,546            528,981
  Accumulated other comprehensive income                                     (207,421,788)      (251,255,309)
  Accumulated deficit                                                        (148,434,915)              --
  Additional paid-in capital                                                  574,579,272        558,585,063
                                                                          ----------------   ---------------
Total shareholders' equity                                                    219,348,586        307,876,905
                                                                          ----------------   ---------------
Total liabilities and shareholders' equity                                $ 2,293,661,246    $ 2,437,917,953
                                                                          ================   ===============


The accompanying notes are an integral part of these consolidated finanical statements.

                               CRIMI MAE INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                          AND COMPREHENSIVE INCOME

                                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                                  1999             1998            1997
                                                                              ------------     ------------    ------------
Interest income:
  Subordinated CMBS                                                           $ 154,205,383    $ 143,656,307    $ 79,669,816
  Insured mortgage securities                                                    33,405,171       43,062,743      49,425,401
  Originated loans                                                               34,712,674       20,588,112              --
                                                                              -------------     ------------    ------------
  Total interest income                                                         222,323,228      207,307,162     129,095,217
                                                                              -------------     ------------    ------------
Interest and related expenses:
  Fixed-rate collateralized bond obligations-CMBS                                22,054,939        8,945,570      11,351,890
  Fixed-rate collateralized mortgage obligtions-insured                          33,382,959       39,503,033      42,795,773
  Fixed-rate collateralized mortgage obligations-originated loans                27,479,268       14,772,782              --
  Fixed-rate senior unsecured notes                                               9,125,004        9,689,621       1,065,843
  Variable-rate secured borrowings-CMBS                                          52,195,828       59,628,760      21,958,309
  Other financing facilities                                                      7,098,832        3,728,665         747,599
                                                                               ------------     ------------    ------------
  Total interest expense                                                        151,336,830      136,268,431      77,919,414
                                                                              -------------     ------------    ------------
Net interest margin                                                              70,986,398       71,038,731      51,175,803
                                                                              -------------     ------------    ------------
  Equity in (losses) earnings from investments                                   (1,243,562)       2,617,728       3,612,230
  Other income                                                                    3,024,068        4,278,878       2,609,354
  Net gain on mortgage security dispositions                                      2,127,691        1,196,499      17,343,481
  Gain on originated loan dispositions                                              403,383               --              --
  General and administrative expenses                                           (12,049,256)     (14,623,407)     (9,610,579)
  Amortization of assets acquired in the Merger                                  (2,877,576)      (2,877,576)     (2,877,564)
  Losses on warehouse obligations                                                (8,000,000)     (30,378,173)             --
  Reorganization items:
    Impairment on CMBS                                                         (156,896,831)              --              --
    Other                                                                       (22,003,128)      (9,856,947)             --
  Gain on sale of CMBS                                                                   --       28,800,408              --
  Realized loss on reverse repurchase obligation                                         --       (4,503,177)             --
  Write-off capitalized loan organization costs                                          --       (3,284,037)             --
                                                                              -------------     ------------    ------------
                                                                               (197,515,211)     (28,629,804)     11,076,922
                                                                              -------------     ------------    ------------
Minority interest in net income of consolidated subsidiary                               --          (40,334)     (8,065,109)

Net (loss) income before dividends accrued or paid on preferred shares         (126,528,813)      42,368,593      54,187,616

Dividends accrued or paid on preferred shares                                    (5,840,152)      (6,997,859)     (6,472,540)
                                                                              -------------     ------------     ------------
Net (loss) income available to common shareholders                            $(132,368,965)    $ 35,370,734     $47,715,076
                                                                              =============     ============     ============
Net (loss) income available to common shareholders per common share:
  Basic                                                                       $       (2 45)    $       0 75     $      1 29
                                                                              =============     ============     ============
  Diluted                                                                     $       (2 45)    $       0 74     $       1 25
                                                                              =============     ============     ============
Shares used in computing basic earnings
  per share, exclusive of shares held in treasury                                53,999,782       47,280,371       36,993,130
                                                                              =============     ============     ============
Comprehensive (loss) income:
Net (loss) income before dividends paid or accrued on preferred shares        $(126,528,813)    $ 42,368,593     $ 54,187,616
Other comprehensive income (loss)                                                43,833,521     (252,338,120)      (7,833,417)
                                                                              -------------     ------------     ------------
  Comprehensive (loss) income                                                 $ (82,695,292)   $(209,969,527)    $ 46,354,199
                                                                              =============     ============     ============


                The accompanying notes are an integral part of these
                           consolidated financial statements.

                              CRIIMI MAE INC.
         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
            FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                           Accumulated
                                   Preferred    Common       Other                                                       Total
                                   Stock Par   Stock Par  Comprehensive     Additional    Accumulated     Treasury   Shareholders'
                                    Value        Value       Income      Paid-in Capital    Deficit         Stock       Equity
                                   ---------   ---------  -------------  --------------- -------------   ----------- -------------

Balance at December 31, 1996       $24,900     $319,128   $   8,916,228   $342,462,380   $           -   $(5,051,373)  346,671,263
  Net income                             -            -               -              -      54,187,616             -    54,187,616
  Dividends paid or accrued on
    preferred shares                     -            -               -              -      (6,472,540)            -    (6,472,540)
  Dividends of $1.29 per weighted
    average common share                 -            -               -              -     (47,715,076)            -   (47,715,076)
  Return of capital of $0.13 per
    weighted average share               -            -               -     (5,320,553)              -             -    (5,320,553)
  Conversion of preferred shares
    income common shares            (8,106)      22,402               -        (14,296)              -             -             -
  Stock options exercised                -          738               -        623,393               -             -       624,131
  Adjustment to unrealized gains
    on investments                       -            -         994,083              -               -             -       994,083
  Adjustment to unrealized losses
    on investments                       -            -      (8,827,500)             -               -             -    (8,827,500)
  Shares issued                      1,500       64,435               -    110,773,628               -             -   110,839,563
                                   -------     --------   -------------   ------------   ------------- -------------   -------------
Balance at December 31, 1997        18,294      406,703       1,082,811    448,524,552               -   (5,051,373)   444,980,987
  Net income                             -            -               -              -      42,368,593             -    42,368,593
  Dividends paid or accrued on
    preferred shares                     -            -               -              -      (6,997,859)            -    (6,997,859)
  Dividends of $0.75 per weighted
    average common share                 -            -               -              -     (35,370,734)            -   (35,370,734)
  Return of capital of $0.42 per
    weighted average share               -            -               -    (19,582,467)              -             -   (19,582,467)
  Conversion of preferred shares
    into common shares              (2,624)      49,464               -        (46,840)              -             -             -
  Stock options exercised                           897               -        827,176               -             -       828,073
  Adjustment to unrealized gains
    on investments                       -            -       4,016,052              -               -             -     4,016,052
  Adjustment to unrealized losses
    on investments                       -            -    (256,354,172)             -               -             -  (256,354,172)
  Shares issued                      2,500       77,345               -    133,908,587               -             -   133,988,432
  Treasury shares retired                -       (5,428)              -     (5,045,945)              -     5,051,373             -
                                    -------     --------   -------------   ------------   ------------- -------------   -----------
Balance at December 31, 1998        18,170      528,981    (251,255,309)   558,585,063               -             -   307,876,905
  Net loss                               -            -               -              -    (126,525,063)            -  (126,528,813)
  Dividends accrued on preferred
    shares                               -            -               -              -      (5,840,152)            -    (5,840,152)
  Conversion of preferred shares
    into common shares              (7,765)      70,545               -        (62,780)              -             -             -
  Common shares issued                   -           20               -          7,105               -             -         7,125
  Adjustment to unrealized losses
    on investments                       -            -      43,833,521              -               -             -    43,833,521
  Preferred shares issued           16,066            -               -     16,049,884     (16,065,950)            -             -
                                   -------     --------   -------------   ------------   ------------- -------------   -------------
Balance at December 31, 1999       $26,471     $599,546   $(207,421,788)  $574,579,272   $(148,434,915)$           -  $219,348,586
                                   -------     --------   -------------   ------------   ------------- -------------   -------------
                                   -------     --------   -------------   ------------   ------------- -------------   -------------

                        The accompanying notes are an integral part of these
                                     consolidated financial statements.

                                 CRIIMI MAE INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   For the year ended December 31,
                                                                               1999              1998              1997
                                                                          --------------   ---------------    --------------
Cash flows from operating activities:
  Net (loss) income                                                       $(126,528,813)   $    42,368,593    $  54,187,616
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Amortization of discount and deferred financing costs on debt           8,701,571          6,503,100        3,893,343
      Amortization of assets acquired in the Merger                           2,877,576          2,877,576        2,877,564
      Other amortization and depreciation                                     2,407,103          2,030,183          920,058
      (Discount) Premium amortization on mortgage assets                     (1,004,995)           424,293         (451,758)
      Net gain on mortgage security dispositions                             (2,127,691)        (1,196,499)     (17,343,481)
      Gain on originated loan dispositions                                     (403,383)                --               --
      Equity in losses (earnings) from investments                            1,243,562         (2,617,728)      (3,612,230)
      Impairment on CMBS                                                    156,896,831                 --               --
      Change in other reorganization items accrual                           12,146,181          9,856,947               --
      Losses on warehouse obligations                                         8,000,000         30,378,173               --
      Cash gain on sale of CMBS                                                      --        (28,800,408)              --
      Realized loss on reverse repurchase obligation                                 --          4,503,177               --
      Write-off of capitalized origination costs                                     --          3,284,037               --
      Minority interests in earnings of consolidated subsidiary                      --             40,334        8,065,109
      Valuation adjustment to hedges                                                 --                 --           28,250
      Changes in assets and liabilities:
        Increase in restricted cash and cash equivalents                    (35,683,064)        (2,353,560)              --
        Increase in receivables and other assets                            (30,194,006)       (35,231,425)      (5,587,245)
        Increase in payables and accrued expenses                            29,733,222         16,793,946        1,162,165
                                                                          -------------   ----------------    -------------
      Net cash provided provided by operating activities                     26,064,094         48,860,739       44,139,391
                                                                          -------------   ----------------    -------------

Cash flows from investing activities:
  Proceeds from mortgage securities dispositions                             74,003,394        117,414,346       83,492,408
  Proceeds from originated loan dispositions                                 19,617,622                 --               --
  Proceeds from sale of CMBS                                                 18,076,047                 --               --
  Proceeds from sale of collateralized bond obligations                              --        334,919,531               --
  Proceeds of originated loans                                                       --       (495,825,576)              --
  Purchase of Subordinated CMBS                                                      --       (852,560,342)    (553,913,225)
  Return of loan origination reserve from securitization                             --         71,877,560               --
  Funding of loan origination reserve                                                --        (75,433,979)     (29,514,700)
  Payment of deferred costs                                                          --         (8,959,628)        (840,747)
  Distributions received from AIM Investments                                 6,250,991          5,115,547        4,463,485
  Distributions received from CMSLP                                                  --          3,114,000               --
  Receipt of principal payments                                              12,837,554         14,338,531       10,368,624
  Servicing rights acquired and contributed to CMSLP                                 --         (3,880,235)     (12,692,597)
  Collateral calls on reverse repurchase obligation                                  --         (4,766,916)              --
  Purchase of real estate owned property                                             --                 --       (4,146,652)
  Purchase of mortgages and advances on construction loans                           --                 --         (285,430)
                                                                          -------------   ----------------    -------------
      Net cash provided by (used in) investing activities                   130,785,608       (894,647,161)    (503,068,834)
                                                                          -------------   ----------------    -------------

Cash flows from financing activities:
  Proceeds from debt issuances                                                       --      1,998,430,321      666,636,095
  Principal payments on securitized mortgage debt obligations              (106,543,623)      (443,566,240)     (36,726,708)
  Principal payments on secured borrowings and other debt facilities        (18,529,487)    (1,147,770,905)    (198,667,423)
  Proceeds from sale of CMO bonds                                                    --        390,068,687               --
  Increase in deferred financing costs                                               --         (5,975,059)      (6,133,915)
  Dividends (including return of capital) accrued or paid to shareholders,
    including minority interests                                                     --        (60,499,169)     (86,499,860)
  Proceeds from issuance of convertible preferred stock                              --         25,000,000       15,000,000
  Proceeds from issuance of common stock                                             --        109,816,505       96,463,694
                                                                          -------------   ----------------    -------------
      Net cash (used in) provided by financing activities                  (125,073,110)       865,504,140      450,071,883
                                                                          -------------   ----------------    -------------
      Net increase (decrease) in other cash and cash equivalents             31,776,592         19,717,718       (8,857,560)

      Other cash and cash equivalents, beginning of year                     21,826,512          2,108,794       10,966,354
                                                                          -------------   ----------------    -------------
      Other cash and cash equivalents, end of year                        $  53,603,104   $     21,826,512    $   2,108,794
                                                                          -------------   ----------------    -------------
                                                                          -------------   ----------------    -------------


The accompanying notes are an integral part of these consolidated financial statements.

                                 CRIIMI MAE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION

GENERAL

         CRIIMI MAE Inc. (together with its consolidated subsidiaries, unless the context otherwise indicates, "CRIIMI MAE" or the "Company") is a fully integrated commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). Prior to the filing by CRIIMI MAE Inc. (unconsolidated) and two of its operating subsidiaries, CRIIMI MAE Management, Inc. ("CM Management"), and CRIIMI MAE Holdings II, L.P. ("Holdings II" and, together with CRIIMI MAE and CM Management, the "Debtors"), for relief under Chapter 11 of the U.S. Bankruptcy Code on October 5, 1998 (the "Petition Date") as described below, CRIIMI MAE's primary activities included (i) acquiring non-investment grade securities (rated below BBB- or unrated) backed by pools of commercial mortgage loans on multifamily, retail and other commercial real estate ("Subordinated CMBS"), (ii) originating and underwriting commercial mortgage loans, (iii) securitizing pools of commercial mortgage loans and resecuritizing pools of Subordinated CMBS, and (iv) through the Company's servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP"), performing servicing functions with respect to the mortgage loans underlying the Company's Subordinated CMBS.

         Since filing for Chapter 11 protection, CRIIMI MAE has suspended its Subordinated CMBS acquisition, origination and securitization programs. The Company continues to hold a substantial portfolio of Subordinated CMBS, originated loans and mortgage securities and, through CMSLP, acts as a servicer for its own as well as third party securitized mortgage loan pools.

         The Company's business is subject to a number of risks and uncertainties including, but not limited to: (1) the effect of the Chapter 11 filing and substantial doubt as to the Company's ability to continue as a going concern; (2) risks related to the necessary Recapitalization Financing under the Company's Second Amended Joint Plan of Reorganization; (3) risk of loss of REIT status; (4) taxable mortgage pool risk; (5) risk of phantom income resulting in additional tax liability; (6) the effect of rate compression on the market price of the Company's stock; (7) substantial leverage; (8) inherent risks in owning Subordinated CMBS; (9) the limited protection provided by hedging transactions;
(10) risk of foreclosure on CMBS assets; (11) the limited liquidity of the CMBS market; (12) pending litigation; (13) risk of being considered an investment company; (14) possible effects of an economic recession on losses and defaults;
(15) borrowing risks; (16) the shape of the yield curve could adversely affect income; and (17) risks associated with the trader election.

         In addition to the two operating subsidiaries which filed for Chapter 11 protection with the Company, the Company owns 100% of multiple financing and operating subsidiaries as well as various interests in other entities (including CMSLP) which either own or service mortgage and mortgage-related assets (the "Non-Debtor Affiliates"). See Note 3. None of the Non-Debtor Affiliates has filed for bankruptcy protection.

         The Company was incorporated in Delaware in 1989 under the name CRI Insured Mortgage Association, Inc. ("CRI Insured"). In July 1993, CRI Insured changed its name to CRIIMI MAE Inc. and reincorporated in Maryland. In June 1995, certain mortgage businesses affiliated with C.R.I., Inc. were merged into CRIIMI MAE (the "Merger"). The Company is not a government sponsored entity nor in any way affiliated with the United States government or any United States government agency.

CHAPTER 11 FILING

         Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral with a market value not less than a specified percentage of the outstanding indebtedness ("loan-to-value ratio"). The agreements further provided that the creditors could require the Company to provide cash or additional collateral if the market value of the existing collateral fell below this minimum amount.

         As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and yields on Treasury securities with comparable maturities began to widen substantially and rapidly. Due to this widening of CMBS spreads, the market value of the CMBS securing the Company's short-term, variable-rate financing facilities declined. CRIIMI MAE's short-term secured creditors perceived that the value of the CMBS securing their facilities with the Company had fallen below the minimum value required in the loan-to-value ratio described above and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

         On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings when it received a significant collateral call from Merrill Lynch Mortgage Capital, Inc. ("Merrill Lynch"). The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection.

         On October 5, 1998, the Debtors filed for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland, Southern Division, in Greenbelt, Maryland (the "Bankruptcy Court"). These related cases are being jointly administered under the caption "In re CRIIMI MAE Inc., et al.," Ch. 11 Case No. 98-2-3115-DK.

         While in bankruptcy, CRIIMI MAE has streamlined its operations. The Company has significantly reduced the number of employees in its origination and underwriting operations. In connection with these reductions, the Company closed its five regional loan origination offices.

         Although the Company has significantly reduced its work force, the Company recognizes that retention of its executives and other remaining employees is essential to the efficient operation of its business and to its reorganization efforts. Accordingly, the Company has, with Bankruptcy Court approval, adopted an employee retention plan. See Note 15 for further discussion.

         CRIIMI MAE is working diligently toward emerging from bankruptcy as a successfully reorganized company. In furtherance of such effort, the Debtors filed (i) a Joint Plan of Reorganization on September 22, 1999, (ii) an Amended Joint Plan of Reorganization and proposed Joint Disclosure Statement on December 23, 1999, and (iii) a Second Amended Joint Plan of Reorganization (the "Plan") and proposed Amended Joint Disclosure Statement (the "Proposed Disclosure Statement") on March 31, 2000. The Plan was filed with the support of the Official Committee of Equity Security Holders of CRIIMI MAE (the "Equity Committee"), which is a co-proponent of the Plan. Subject to the completion of mutually acceptable documentation evidencing the secured financing to be provided by the unsecured creditors (the "Unsecured Creditor Debt Documentation"), the Official Committee of Unsecured Creditors of CRIIMI MAE (the "Unsecured Creditors' Committee") has agreed to support confirmation of the Debtors' Plan. The Company, the Equity Committee and the Unsecured Creditors' Committee are now all proceeding toward confirmation of the Plan. Under the Plan, Merrill Lynch and German American Capital Corporation ("GACC"), two of the Company's largest secured creditors, would provide a significant portion of the recapitalization financing contemplated by the Plan. The Bankruptcy Court has scheduled a hearing for April 25 and 26, 2000 on approval of the Proposed Disclosure Statement.

         On December 20, 1999, the Unsecured Creditors' Committee filed its own plan of reorganization and proposed disclosure statement with the Bankruptcy Court which, in general, provided for the liquidation of the assets of the Debtors. On January 11, 2000 and February 11, 2000, the Unsecured Creditors' Committee filed its first and second amended plans of reorganization, respectively, with the Bankruptcy Court and amended proposed disclosure statements with respect thereto. However, as a result of successful negotiations between the Debtors and the Unsecured Creditors' Committee, the Unsecured Creditors' Committee has agreed to the treatment of unsecured claims under the Debtors' Plan, subject to completion of mutually acceptable Unsecured Creditor Debt Documentation, and has asked the Bankruptcy Court to defer consideration of its second amended plan of reorganization and second amended proposed disclosure statement.

THE PLAN OF REORGANIZATION

         The Plan contemplates the payment in full of all of the allowed claims of the Debtors primarily through recapitalization financing (including proceeds from CMBS sales) aggregating at least $856 million (the "Recapitalization Financing"). Approximately $275 million of the Recapitalization Financing would be provided by Merrill Lynch and GACC through a secured financing facility, approximately $155 million would be provided through new secured notes issued to some of the Company's major unsecured creditors, and another $35 million would be obtained from another existing creditor in the form of an additional secured financing facility (collectively, the "New Debt"). The sale of select CMBS (the "CMBS Sale"), the proceeds of which are expected to be used to pay down existing debt, is contemplated to provide the balance of the Recapitalization Financing. The Company may seek new equity capital from one or more investors to partially fund the Plan, although new equity is not required to fund the Plan.

         In connection with the Plan, substantially all cash flows are expected to be used to satisfy principal, interest and fee obligations under the New Debt. The $275 million secured financing would provide for (i) interest at a rate of one month LIBOR plus 3.25%, (ii) principal prepayment/amortization obligations, (iii) extension fees after two years and
(iv) maturity on the fourth anniversary of the effective date of the Plan. The Plan contemplates that the $35 million secured financing would provide for terms similar to those referenced in the preceding sentence; however, the proposed lender has not agreed to any terms of the $35 million secured financing and there can be no assurance that an agreement for this financing will be obtained or that, if obtained, the terms will be as referenced above. The approximate $155 million secured financing would be effected through the issuance of two series of secured notes under two separate indentures. The first series of secured notes, representing an aggregate principal amount of approximately $105 million, would provide for (i) interest at a rate of 11.75% per annum, (ii) principal prepayment/amortization obligations, (iii) extension fees after four years and (iv) maturity on the fifth anniversary of the effective date of the Plan. The second series of secured notes, representing an aggregate principal amount of approximately $50 million, would provide for (i) interest at a rate of 13% per annum with additional interest at the rate of 7% per annum accreting over the debt term, (ii) extension fees after four years and (iii) maturity on the sixth anniversary of the effective date of the Plan. Each component of the New Debt described above will be secured by substantially all of the assets of the Company, such that only limited existing assets will be held free and clear of liens and encumbrances. It is contemplated that there will be restrictive covenants, including financial covenants, in connection with the New Debt.

         The Plan also contemplates that the holders of the Company's common stock will retain their stock. Under the Plan, no cash dividends, other than a maximum of $4.1 million to preferred shareholders, can be paid to existing shareholders. See "Effect of Chapter 11 on REIT Status and Other Tax Matters-Taxable Income Distributions" below for further discussion. Subject to the respective approvals by the holders of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and the Series F Redeemable Cumulative Dividend Preferred Stock (the "Series F Preferred Stock" or "junior preferred stock"), the Plan contemplates an amendment to their respective relative rights and preferences to permit the payment of accrued and unpaid dividends in cash or common stock, at the Company's election. The Plan further contemplates amendments to the relative rights and preferences of the Series D Cumulative Convertible Preferred Stock (the "Series D Preferred Stock"), through an exchange of Series D Preferred Stock for Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock"), similar to those amendments effected in connection with the recent exchange of the former Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") for Series E Preferred Stock. See "MARKET FOR THE REGISTRANT'S COMMON STOCK AND OTHER RELATED STOCKHOLDER MATTERS-Exchange of Series C Preferred Stock for Series E Preferred Stock" for a discussion of the exchange of Series C Preferred Stock for Series E Preferred Stock.

         Reference is made to the Plan and Proposed Disclosure Statement, previously filed with the Securities and Exchange Commission (the "SEC") as exhibits to a Form 8-K, for a complete description of the financing contemplated to be obtained under the Plan from the respective existing creditors including, without limitation, payment terms, restrictive covenants and collateral, and a complete description of the treatment of preferred stockholders. Although the Company has commitments for substantially all of the New Debt and has certain of the CMBS contemplated to be sold in connection with the CMBS Sale, there can be no assurance that the Company will obtain the Recapitalization Financing, that the Plan will be confirmed by the Bankruptcy Court, or that the Plan, if confirmed, will be consummated. The Plan also contemplates certain amendments to the Company's articles of incorporation, including an increase in authorized shares from 120 million to 375 million (consisting of 300 million of common shares and 75 million of preferred shares).

EFFECT OF CHAPTER 11 FILING ON REIT STATUS AND OTHER TAX MATTERS

         REIT STATUS

         CRIIMI MAE is required to meet income, asset, ownership and distribution tests to maintain its REIT status. The Company has satisfied the REIT requirements for all years through, and including, 1998. However, due to the uncertainty resulting from its Chapter 11 filing, there can be no assurance that CRIIMI MAE will retain its REIT status for 1999 or subsequent years. If the Company fails to retain its REIT status for any taxable year, it will be taxed as a regular domestic corporation subject to federal and state income tax in the year of disqualification and for at least the four subsequent years.

         THE COMPANY'S 1999 TAXABLE INCOME

         As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each tax year. For purposes of this requirement, REIT taxable income excludes certain excess noncash income such as original issue discount ("OID"). In determining its federal income tax liability, CRIIMI MAE, as a result of its REIT status, is entitled to deduct from its taxable income dividends paid to its shareholders. Accordingly, to the extent the Company distributes its net income to shareholders, it effectively reduces taxable income, on a dollar-for-dollar basis, and eliminates the "double taxation" that normally occurs when a corporation earns income and distributes that income to shareholders in the form of dividends. The Company, however, still must pay corporate level tax on any 1999 taxable income not distributed to shareholders. Unlike the 95% distribution requirement, the calculation of the Company's federal income tax liability does not exclude excess noncash income such as OID. Should CRIIMI MAE terminate or fail to maintain its REIT status during the year ended December 31, 1999, the taxable income for the year ended December 31, 1999 of approximately $37.5 million would generate a tax liability of up to $15.0 million.

         In determining the Company's taxable income for 1999, distributions declared by the Company on or before September 15, 2000 and actually paid by the Company on or before December 31, 2000 will be considered as dividends paid for the year ended December 31, 1999. The Company anticipates distributing all, or a substantial portion of, its 1999 taxable income in the form of non-cash taxable dividends. There can be no assurance that the Company will be able to make such distributions with respect to its 1999 taxable income.

         1999 EXCISE TAX LIABILITY

         Apart from the requirement that the Company distribute at least 95% of its REIT taxable income to maintain REIT status, CRIIMI MAE is also required each calendar year to distribute an amount at least equal to the sum of 85% of its "REIT ordinary income" and 95% of its "REIT capital gain income" to avoid incurring a nondeductible excise tax. Unlike the 95% distribution requirement, the 85% distribution requirement is not reduced by excess noncash income items such as OID. In addition, in determining the Company's excise tax liability, only dividends actually paid in 1999 will reduce the amount of income subject to this excise tax. The Company has accrued $1,105,000 for the excise tax payable for 1999. The accrual was calculated based on the taxable income for the year ended December 31, 1999.

         THE COMPANY'S 1998 TAXABLE INCOME

         On September 14, 1999, the Company declared a dividend payable to common shareholders of approximately 1.61 million shares of a new series of junior preferred stock with a face value of $10 per share. See Note
12 for further discussion. The purpose of the dividend was to distribute approximately $15.7 million in undistributed 1998 taxable income. To the extent that it is determined that such amount was not distributed, the Company would bear a corporate level income tax on the undistributed amount. There can be no assurance that all of the Company's tax liability will be eliminated by payment of such junior preferred stock dividend. The Company paid the junior preferred stock dividend on November 5, 1999. The junior preferred stock dividend was taxable to common shareholder recipients.

         TAXABLE INCOME DISTRIBUTIONS

         The recently issued Internal Revenue Service Revenue Procedure 99-17 provides securities and commodities traders with the ability to elect mark-to-market treatment for 2000 by including an election with their timely filed 1999 federal tax extension. The election applies to all future years as well, unless revoked with the consent of the Internal Revenue Service. On March 15, 2000, the Company determined to elect mark-to-market treatment as a securities trader for 2000 and, accordingly, will recognize gains and losses prior to the actual disposition of its securities. Moreover, some if not all of those gains and losses, as well as some if not all gains or losses from actual dispositions of securities, will be treated as ordinary in nature and not capital, as they would be in the absence of the election. Therefore, any net operating losses generated by the Company's trading activity will offset the Company's ordinary taxable income, and thereby reduce required distributions to shareholders by a like amount. See "BUSINESS-Risk Factors-Risks Associated with Trader Election" for further discussion. If the Company does have a REIT distribution requirement (and such distributions would be permitted under the Plan), a substantial portion of the Company's distributions would be in the form of non-cash taxable dividends.

         TAXABLE MORTGAGE POOL RISKS

         An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code ("TMP") is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities and
(iii) the payments on the debt securities must bear a relationship to the payments received from the mortgages. The Company currently owns all of the equity interests in three trusts that constitute TMPs (CBO-1, CBO-2 and CMO-IV, collectively the "Trusts"). See Notes 5 and 6 for descriptions of CBO-1, CBO-2 and CMO-IV. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs that constitute "qualified REIT subsidiaries" (that is, entities whose equity interests are wholly owned by a REIT). As a result of this exemption and the fact that the Company owns all of the equity interests in each Trust, the Trusts currently are not required to pay a separate corporate level tax on income they derive from their underlying mortgage assets.

         The Company also owns certain securities structured as bonds (the "Bonds") issued by each of the Trusts. Certain of the Bonds owned by the Company serve as collateral (the "Pledged Bonds") for short-term, variable-rate borrowings used by the Company to finance their initial purchase. If the creditors holding the Pledged Bonds were to seize or sell this collateral and the Pledged Bonds were deemed to constitute equity interests (rather than debt) in the Trusts, then the Trusts would no longer qualify for the exemption under the TMP Rules provided for qualified REIT subsidiaries. The Trusts would then be required to pay a corporate level federal income tax. As a result, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests and the Pledged Bonds) would instead be applied to tax payments. Since the equity interests and Bonds owned by the Company are the most subordinated securities and, therefore, would absorb payment shortfalls first, the loss of the exemption under the TMP rules could have a material adverse effect on their value and the payments received thereon.

         In addition to causing the loss of the exemption under the TMP Rules, a seizure or sale of the Pledged Bonds and a characterization of them as equity for tax purposes could also jeopardize the Company's REIT status if the value of the remaining ownership interests in any Trust held by the Company (i) exceeded 5% of the total value of the Company's assets or (ii) constituted more than 10% of the Trust's voting interests. Although it is possible that the election by the TMPs to be treated as taxable REIT subsidiaries could prevent the loss of CRIIMI MAE's REIT status, there can be no assurance that a valid election could be made given the timing of a seizure or sale of the Pledged Bonds.

2.       INVESTMENT COMPANY ACT OF 1940

         Under the Investment Company Act of 1940, as amended (the "Investment Company Act"), an investment company is required to register with the SEC and is subject to extensive restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. However, as described below, companies that are primarily engaged in the business of acquiring mortgages and other liens on and interests in real estate ("Qualifying Interests") are exempted by the Investment Company Act.

         To qualify for the Investment Company Act exemption, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests (the "55% Requirement") and is also required to maintain an additional 25% in Qualifying Interests or other real estate-related assets ("Other Real Estate Interests" and such requirement, the "25% Requirement"). According to current SEC staff interpretations, CRIIMI MAE believes that its government insured mortgage securities and originated loans constitute Qualifying Interests. In accordance with current SEC staff interpretations, the Company believes that all of its Subordinated CMBS constitute Other Real Estate Interests and that certain of its Subordinated CMBS also constitute Qualifying Interests. On certain of the Company's Subordinated CMBS, the Company, along with other rights, has the unilateral right to direct foreclosure with respect to the underlying mortgage loans. Based on such rights and its economic interest in the underlying mortgage loans, the Company believes that the related Subordinated CMBS constitute Qualifying Interests. As of December 31, 1999, the Company believes that it was in compliance with both the 55% Requirement and the 25% Requirement.

         If the SEC or its staff were to take a different position with respect to whether such Subordinated CMBS constitute Qualifying Interests, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company. If the Company were required to change the manner in which it conducts its business, it would likely have to dispose of a significant portion of its Subordinated CMBS or acquire significant additional assets that are Qualifying Interests. Alternatively, if the Company were required to register as an investment company, it expects that its operating expenses would significantly increase and that the Company would have to reduce significantly its indebtedness, which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms.

         Further, if the Company were deemed an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief. The Company would be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period the Company was deemed an unregistered investment company. In addition, as a result of the Company's Chapter 11 filing, the Company is limited in possible actions it may take in response to any need to modify its business plan in order to register as an investment company, or avoid the need to register. Certain dispositions or acquisitions of assets would require Bankruptcy Court approval. Also, any forced sale of assets that occurs after the bankruptcy stay is lifted would change the Company's asset mix, potentially resulting in the need to register as an investment company under the Investment Company Act or take further steps to change the asset mix. Any such results would be likely to have a material adverse effect on the Company.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

METHOD OF ACCOUNTING

         The consolidated financial statements of CRIIMI MAE are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

         Certain amounts in the consolidated financial statements for the years ended December 31, 1998 and December 31, 1997 have been reclassified to conform to the 1999 presentation.

CONSOLIDATION AND MINORITY INTERESTS

         The consolidated financial statements reflect the financial position, results of operations and cash flows of CRIIMI MAE; CM Management; Holdings II; CRIIMI, Inc.; CRIIMI MAE Financial Corporation; CRIIMI MAE Financial Corporation II; CRIIMI MAE Financial Corporation III; CRIIMI MAE QRS 1, Inc.; CRIIMI MAE Holding, Inc. (currently inactive); CRIIMI MAE Holdings L.P. (currently inactive); and CRIIMI MAE CMBS Corporation for all periods presented. All intercompany accounts and transactions have been eliminated in consolidation.

         CRIIMI MAE owned approximately 57% of CRI Liquidating throughout 1997. CRI Liquidating was dissolved as of December 31, 1997. The ownership interests of the other shareholders in the equity and net income of CRI Liquidating are reflected as minority interests in the accompanying consolidated financial statements.

BANKRUPTCY ACCOUNTING

         Entering a reorganization, although a significant event, does not ordinarily affect or change the application of GAAP followed by a company. The accompanying financial statements have been prepared assuming that CRIIMI MAE will continue as a going concern in accordance with SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). As such, asset and liability carrying amounts do not purport to represent realizable or settlement values as contemplated by the Bankruptcy Code.

         LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS

         Liabilities subject to Chapter 11 proceedings, including claims that become known after the Petition Date, are reported at their expected allowed claim amount in accordance with SFAS No. 5, "Accounting for Contingencies". To the extent that the amounts of claims change as a result of actions in the bankruptcy case or other factors, the recorded amount of liabilities subject to Chapter 11 proceedings will be adjusted. The gain or loss resulting from the entries to record the adjustment will be recorded as a reorganization item. In 1998, the Company wrote-off all $2.8 million of debt discounts and deferred debt costs related to liabilities subject to Chapter 11 proceedings which resulted in these liabilities being carried at their face amount.

         REORGANIZATION ITEMS

         Reorganization items are items of income or expense that are realized or incurred by CRIIMI MAE because it is in reorganization. These include, but are not limited to the following:

- Short-term interest income that would not have been earned but for the Bankruptcy.

- Professional fees and similar types of expenditures directly relating to the Chapter 11 proceeding.

-    Employee Retention Program costs and severance payments.

- Loss accruals or realized gains or losses resulting from activities of the reorganization process such as the sale of certain investments, rejection of certain executory contracts and the write-off of debt issuance costs and debt discounts. See Note 5 for a further discussion of other than temporary impairment recognized on CMBS.

         For the years ended December 31, 1999 and 1998, reorganization items were approximately $178.9 and $9.9 million, respectively. The components of this total are as follows:

         REORGANIZATION ITEM                                               1999                  1998
         ---------------------------------------------                 --------------       ----------------

         Short-term interest income                                    $ (1,518,667)               $     --
         Professional fees                                                17,822,154              5,219,000
         Write-off of debt discounts and deferred costs                           --              2,835,210
         Employee Retention Program accrued costs                          1,589,236                612,885
         Excise tax accrued                                                1,105,000                300,000
         Other                                                             3,005,405                889,852
                                                                       --------------       ----------------
             Subtotal                                                     22,003,128              9,856,947
         Impairment on CMBS                                              156,896,831                     --
                                                                       --------------       ----------------
             Total                                                      $178,899,959             $9,856,947
                                                                       ==============       ================

         CONDENSED FINANCIAL STATEMENTS

         In accordance with SOP 90-7, the three debtor entities, CRIIMI MAE, CM Management and Holdings II, are required to present condensed financial statements for the year ending December 31, 1999. See Note 20.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of U.S. Government and agency securities, certificates of deposit, time deposits and commercial paper with original maturities of three months or less.

RESTRICTED CASH AND CASH EQUIVALENTS

         Restricted cash and cash equivalents consist of cash, certificates of deposit and interest bearing securities maturing within three months from the date of purchase that have been legally restricted pursuant to various stipulation and consent orders providing for adequate protection with certain of the Company's creditors or due to agreements that require certain CMBS interest income and/or CMBS sales proceeds to be held in segregated accounts. In addition, restricted cash and cash equivalents include balances held in separate trusts controlled by a trustee for the benefit of employees. See Note 17 "Litigation-Bankruptcy Related Litigation" for further discussion of these arrangements.

TRANSFER OF FINANCIAL ASSETS

         The Company transfers assets (mortgages and mortgage securities) in securitization transactions where the transferred assets become the sole source of repayment for newly issued debt. These transfers of financial assets are accounted for in accordance with SFAS 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("FAS 125"). When both legal and control rights to a financial asset are transferred, the transfer is treated as a sale. Transfers are assessed on an individual component basis. In a securitization, the cost basis of the original assets transferred is allocated to each of the new financial components based upon the relative fair value of the new financial components. For components where sale treatment is achieved, a gain or loss is recognized for the difference between that component's allocated cost basis and fair value. For components where sale treatment is not achieved, an asset is recorded representing the allocated cost basis of the new financial components retained and the related incurrence of debt is also recorded. In transactions where none of the components are sold, the Company recognizes the incurrence of debt and the character of the collateralizing assets remains unchanged.

INCOME RECOGNITION AND CARRYING BASIS

         SUBORDINATED CMBS

         CRIIMI MAE recognizes income from Subordinated CMBS using the effective interest method, using the anticipated yield over the projected life of the investment. Changes in anticipated yields are generally calculated due to revisions in estimates of future credit losses, actual losses incurred, revisions in estimates of future prepayments and actual prepayments received. Changes in anticipated yield resulting from prepayments are recognized through a cumulative catch-up adjustment at the date of the change which reflects the change in income of the security from the date of purchase through the date of change in anticipated yield. The new yield is then used for income recognition for the remaining life of the investment. Changes in anticipated yield resulting from reduced estimates of losses are recognized on a prospective basis.

         On May 8, 1998, CRIIMI MAE consummated a transaction which resulted in the sale of a portion of its Subordinated CMBS portfolio. See Note 5. As a result of this transaction and in accordance with GAAP, effective in the second quarter of 1998, the Company no longer classifies CMBS securities as Held to Maturity, but instead classifies CMBS as Available for Sale. CRIIMI MAE carries its Subordinated CMBS at fair market value where changes in fair value are recorded as a component of shareholders' equity. See Note 5. Prior to this time, such securities were carried at their amortized cost basis as the Company had the ability and intent to hold these securities to maturity.

         INSURED MORTGAGE SECURITIES

         Mortgage income consists of amortization of the discount or premiums plus the stated mortgage interest payments received or accrued. The difference between the cost and the unpaid principal balance at the time of purchase is carried as a discount or premium and amortized over the remaining contractual life of the mortgage using the effective interest method. The effective interest method provides a constant yield of income over the term of the mortgage.

         As discussed in Note 7, as a result of the CBO-2 transaction involving the sale of a portion of its Subordinated CMBS portfolio, the Company, in accordance with GAAP, no longer classifies its insured mortgage securities as Held to Maturity. The Company's mortgage securities are now classified as Available for Sale. As a result, the Company now carries its mortgage securities at fair value where changes in fair value are recorded as a component of shareholders' equity. Prior to this time, the securities were carried at their amortized cost basis as the Company had the ability and intent to hold these securities to maturity.

         CRIIMI MAE's consolidated investment in mortgage securities consists of participation certificates evidencing a 100% undivided beneficial interest in Government Insured Multifamily Mortgages issued or sold pursuant to programs of the Federal Housing Administration ("FHA") ("FHA-Insured Certificates") and mortgage-backed securities guaranteed by the Government National Mortgage Association ("GNMA") ("GNMA Mortgage-Backed Securities"). Payment of principal and interest on FHA-Insured Certificates is insured by the U.S. Department of Housing and Urban Development (HUD) pursuant to Title 2 of the National Housing Act. Payment of principal and interest on GNMA Mortgage-Backed Securities is guaranteed by GNMA pursuant to Title 3 of the National Housing Act.

         INVESTMENT IN ORIGINATED LOANS

         This portfolio consists of commercial loans originated and securitized by CRIIMI MAE in CMO-IV. The origination fee income, application fee income and costs associated with originating the loans were deferred ("deferred loan costs") and the net amount was added to the basis of the loans on the balance sheet upon acquisition. Income is recognized using the effective interest method and consists of mortgage income from the loans and amortization of deferred loan costs. CRIIMI MAE has the intent to hold these loans for the foreseeable future and therefore the originated loans are classified as Held for Investment and recorded at amortized cost on the balance sheet.

         EQUITY INVESTMENTS

         CRIIMI, Inc., a wholly owned subsidiary of CRIIMI MAE, owns all of the general partnership interests in American Insured Mortgage Investors, American Insured Mortgage Investors - Series 85, L.P., American Insured Mortgage Investors L.P. - Series 86 and American Insured Mortgage Investors L.P. - Series 88 (the "AIM Funds"). The AIM Funds own mortgage assets which are substantially similar to the insured mortgage securities owned by CRIIMI MAE. CRIIMI, Inc. receives the general partner's share of income, loss and distributions (which ranges among the AIM Funds from 2.9% to 4.9%) from each of the AIM Funds. In addition, CRIIMI MAE and CM Management each own 50% of the limited partnership that owns a 20% limited partnership interest in the adviser to the AIM Funds. CRIIMI MAE is utilizing the equity method of accounting for its investment in the AIM Funds and advisory partnership, which provides for recording CRIIMI MAE's share of net earnings or losses in the AIM Funds and advisory partnership reduced by distributions from the limited partnerships and adjusted for purchase accounting amortization.

         CRIIMI MAE accounts for its investment in CRIIMI MAE Services, Inc. ("Services Inc.") under the equity method because it does not own the voting common stock of Services Inc. As of December 31, 1999 and 1998, Services Inc. held a 27% general partner interest in CMSLP.

         As of December 31, 1999 and 1998, CRIIMI MAE, through CM Management, held a 73% limited partnership interest in CMSLP. CRIIMI MAE's limited partner investment in CMSLP is accounted for under the equity method as CRIIMI MAE does not control CMSLP. However, because it owns 73% of the partnership and because it has certain rights described below, it follows the equity method of accounting. As a limited partner, CRIIMI MAE is entitled to all of the rights and benefits of being a limited partner including the right to receive income and cash distributions in accordance with its limited partner interest. In addition, CRIIMI MAE has the right to approve the sale of the principal assets of CMSLP. Services Inc. is the general partner of CMSLP and manages the day to day affairs of CMSLP.

IMPAIRMENT

         SUBORDINATED CMBS

         CRIIMI MAE assesses each Subordinated CMBS for other than temporary impairment when the fair market value of the asset declines below amortized cost and when one of the following conditions also exists: 1) fair value has been below amortized cost for a significant period of time and CRIIMI MAE concludes that it no longer has the ability or intent to hold the security for the period that fair value is expected to be below amortized cost through the period of time CRIIMI MAE expects the value to recover to amortized cost or 2) the credit quality of its Subordinated CMBS is declining and the Company determines that the current estimate of expected future credit losses exceeds credit losses as originally projected. The amount of impairment loss is measured by comparing the fair value, based on available market information, of a Subordinated CMBS to its current amortized cost basis, the difference is recognized as a loss in the income statement.

         The Company assesses current economic events and conditions that impact the value of its Subordinated CMBS and the underlying real estate in making judgements as to whether or not other than temporary impairment has occurred. See Note 5 for a discussion of impairment recognized in 1999. Impairment was not recognized in 1998 or 1997.

         INSURED MORTGAGE SECURITIES

         CRIIMI MAE assesses each insured mortgage security for other than temporary impairment when the fair market value of the asset declines below amortized cost for a significant period of time and CRIIMI MAE concludes that it no longer has the ability to hold the security through the market downturn. The amount of impairment loss is measured by comparing the fair value of an insured mortgage security to its current carrying amount, the difference is recognized as a loss in the income statement. The Company did not recognize any impairment on its insured mortgage securities in 1999, 1998 or 1997.

         INVESTMENT IN ORIGINATED LOANS

         CRIIMI MAE recognizes impairment on the originated loans when it is probable that CRIIMI MAE will not be able to collect all amounts due according to the contractual terms of the loan agreement. CRIIMI MAE measures impairment based on the present value of expected future cash flows discounted at the loan's original effective interest rate or the fair value of the collateral if the loan is collateral dependent. The Company did not recognize impairment on its originated loans in 1999, 1998 or 1997.

         EQUITY INVESTMENTS

         Impairment is recognized on CRIIMI MAE's investments accounted for under the equity method if a decline in the market value of the investment below its carrying basis is judged to be "other than temporary". In this case an unrealized loss is recognized as the difference between the fair value and carrying amount. The Company did not recognize impairment on its equity investments in 1999, 1998 or 1997.

RECEIVABLES

         Receivables primarily consist of interest and principal receivables on the Company's Subordinated CMBS, insured mortgage securities and originated loan portfolios. In addition, prepayments in the insured mortgage securities portfolio that have not yet been received by CRIIMI MAE are included.

OTHER ASSETS

         Other assets primarily include Merger assets and related costs, deferred financing costs, deferred costs, investment in mezzanine loans and a deposit account, as further discussed below. Additionally included in other assets is Real Estate Owned (REO) property acquired through foreclosure that is currently held for sale. In June 1997, CRIIMI MAE acquired a real estate property in a foreclosure sale from a CMBS trust. CRIIMI MAE also serves as the special servicer and owns a portion of the subordinated tranches in the same trust. As of December 31, 1999 and 1998, CRIIMI MAE's investment in REO property totaled approximately $3.6 and $3.9 million, respectively. REO property acquired through foreclosure is recorded at fair value on the date of foreclosure. REO property held for sale is accounted for at the lower of its cost basis or fair value less costs to sell. REO assets held for the long term will be evaluated for impairment by the Company when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. At such time, if the expected future undiscounted cash flows from the property are less than the cost basis, the assets will be marked down to fair value. Costs relating to development and improvement of property are capitalized, provided that the resulting carrying value does not exceed fair value. Costs relating to holding the assets are expensed.

         The Merger assets acquired and costs incurred in connection with the Merger were recorded using the purchase method of accounting. The amounts allocated to the assets acquired were based on management's estimate of their fair values, with the excess of purchase price over fair value allocated to goodwill. The AIM Funds subadvisory contracts and the mortgage servicing contracts transferred to CMSLP are amortized using the effective interest method over 10 years. This amortization is reflected through CRIIMI MAE's equity in earnings from investments. The remaining assets acquired by CRIIMI MAE, including goodwill, are amortized using the straight-line method over 10 years.

         Deferred costs are costs incurred in connection with the establishment of CRIIMI MAE's financing facilities and are amortized using the effective interest method over the terms of the borrowings. Also included in deferred costs are mortgage selection fees, which were paid to the adviser or were paid to the former general partners or adviser to the predecessor entities of CRI Liquidating (collectively, the "CRIIMI Funds"). These deferred costs are being amortized using the effective interest method on a specific mortgage basis from the date of the acquisition of the related mortgage over the term of the mortgage from CRIIMI MAE. Upon disposition of a mortgage, the related unamortized fee is treated as part of the mortgage asset carrying value in order to measure the gain or loss on the disposition. As a result of the Chapter 11 filing, CRIIMI MAE, in December 1998, wrote off all deferred costs in connection with its financing facilities that are subject to the Chapter 11 filing.

         Costs incurred in connection with the loan origination programs are netted against any origination fees received and the net amount is deferred and will be recognized using the effective interest method over the life of the intended securitization of the loans. These costs include a one-time fee to the financial institution and direct costs of originating the loans for the program. All net deferred costs are written off if the Company and the financial institution decide to sell the loans in the warehouse program. In addition, the Company is required to fund the estimated subordinated levels for the securitization of the loans originated through its loan origination programs. This subordinated level is held as a deposit at the financing institution and is reflected in other assets. Due to the financial institution taking title to the loans during the warehousing period and bearing substantive risk for the investment portion of each loan, the originated loans are not recorded on the Company's balance sheet during the warehouse period. As a result of the Chapter 11 filing, CRIIMI MAE wrote off all capitalized costs in connection with its warehouse programs in December 1998. As of December 31, 1999, there are no reserve account balances with respect to either the Citibank or Prudential Programs.

DISCOUNT ON SECURITIZED MORTGAGE OBLIGATION ISSUANCES

         Discounts incurred in connection with the issuance of debt are amortized using the effective interest method over the projected term of the related debt, which is based on management's estimate of prepayments on the underlying collateral and are included as a component of interest expense.

INTEREST RATE PROTECTION AGREEMENTS

         CRIIMI MAE acquires interest rate protection agreements to reduce its exposure to interest rate risk. The costs of such agreements which qualify for hedge accounting are included in other assets and are amortized over the interest rate agreement term. To qualify for hedge accounting, the interest rate protection agreement must meet two criteria: (i) the debt to be hedged exposes CRIIMI MAE to interest rate risk and (ii) the interest rate protection agreement reduces CRIIMI MAE's exposure to interest rate risk. In the event that interest rate protection agreements are terminated, the associated gain or loss is deferred over the remaining term of the agreement, provided that the underlying hedged asset or liability still exists. Amounts to be paid or received under interest rate protection agreements are accrued currently and are netted with interest expense for financial statement presentation purposes. Additionally, in the event that interest rate protection agreements do not qualify as hedges, such agreements are reclassified to be investments accounted for at fair value, with any gain or loss included as a component of income.

SHAREHOLDERS' EQUITY

         CRIIMI MAE has authorized 120,000,000 shares of $0.01 par value common stock and has issued 59,954,604 and 52,898,100 shares as of December 31, 1999 and 1998, respectively. All shares issued, exclusive of any shares held in treasury, are outstanding. As of December 31, 1999 and 1998, 1,013 and 7,245, respectively, shares were held for issuance pending presentation of predecessor units and were considered outstanding.

         As of December 31, 1999, CRIIMI MAE has authorized 25,000,000 shares of $0.01 par value convertible preferred stock, of which 3,000,000 shares have been designated as Series B Cumulative Convertible Preferred Stock, 300,000 shares have been designated as Series C Cumulative Convertible Preferred Stock, 300,000 shares have been designated as Series D Preferred Stock and 1,610,000 shares have been designated as Series F Redeemable Cumulative Dividend Preferred Stock. At December 31, 1999, CRIIMI MAE had 1,593,982 Series B Preferred Stock outstanding, 103,000 Series C Preferred Stock outstanding, 100,000 Series D Preferred Stock outstanding and 850,142 Series F Preferred Stock outstanding. At December 31, 1998, CRIIMI MAE had 1,593,982 Series B Preferred Stock outstanding, 123,000 Series C Preferred Stock outstanding and 100,000 Series D Preferred Stock outstanding.

INCOME TAXES

         CRIIMI MAE has elected to qualify as a REIT for tax purposes under Sections 856-860 of the Internal Revenue Code for the 1999 tax year. To qualify for tax treatment as a REIT under the Internal Revenue Code, CRIIMI MAE must satisfy certain criteria including certain requirements regarding the nature of their ownership, assets, income and distributions of taxable income. The income from certain CRIIMI MAE activities, including origination and servicing, will not be considered as Qualifying Income under Section 856. CRIIMI MAE will monitor and minimize the levels of Non-Qualifying Income in order to meet REIT qualification criteria. See also Note 1.

         Dividends related to 1999 taxable income were not paid in 1999, therefore no excess inclusion was reported in 1999. In 1998, CRIIMI MAE generated $0.1456 per common share of excess inclusion income from CBO-1. The excess inclusion income is taxable at the shareholder level, as CRIIMI MAE intends to distribute substantially all of its taxable income. Excess inclusion income cannot be offset by a net operating loss and is considered unrelated taxable business income under Section 511.

PER SHARE AMOUNTS

         Basic earnings per share amounts for 1999, 1998 and 1997 represent net income (loss) available to common shareholders divided by the weighted average common shares outstanding during each year. Diluted earnings per share amounts for 1999, 1998 and 1997 represent basic earnings per share adjusted for dilutive common stock equivalents which for CRIIMI MAE include stock options and certain series of preferred stock. For the year ended December 31, 1999, no common stock equivalents were considered in the calculation of diluted earnings per share due to the net loss. See Note 13 for a reconciliation of basic earnings per share to diluted earnings per share.

CONSOLIDATED STATEMENTS OF CASH FLOWS

         Since the consolidated statements of cash flows are intended to reflect only cash receipt and cash payment activity, the consolidated statements of cash flows do not reflect investing and financing activities that affect recognized assets and liabilities while not resulting in cash receipts or cash payments. In 1999, the Company sold certain investments treated as financings under FAS 125 resulting in total proceeds of approximately $198.9 million, of which $180.8 million was used to pay off the related secured borrowing and the remaining $18.1 million was remitted to the Company. As these sales never resulted in the Company receiving the gross proceeds, but rather the net proceeds, only the net proceeds of $18.1 million received by the Company are reflected in the statement of cash flows.

         Cash payments made for interest for the years ended December 31, 1999, 1998 and 1997, were $112,561,866, $109,502,466, and $72,824,682, respectively.

COMPREHENSIVE INCOME

         Comprehensive income includes net earnings as currently reported by the Company adjusted for other comprehensive income. Other comprehensive income for the Company is changes in unrealized gains and losses related to the Company's CMBS and mortgages accounted for as available for sale. The table below breaks out other comprehensive income for the periods presented into the following two categories: (1) the changes to unrealized gains and losses that relate to the CMBS and mortgages which were disposed of or impaired during the period with the resulting gain or loss reflected in net earnings (reclassification adjustments) and (2) the change in the unrealized gain or loss related to those investments that were not disposed of or impaired during the period.

                                                                        1999             1998           1997

Reclassification adjustment for (gains) losses from dispositions   $    (760,694)   $    (963,748)   $  (8,648,062)
included in net income

Reclassification adjustment for impairment loss recognized on        111,745,210             --               --
CMBS included in net income

Unrealized holding (losses) gains arising during the period          (67,150,995)    (251,374,372)         814,645
                                                                  ---------------    -------------   --------------
Net adjustment to unrealized (losses) gains on investments
                                                                   $  43,833,521    $(252,338,120)   $  (7,833,417)
                                                                  ---------------    -------------   --------------


NEW ACCOUNTING STATEMENTS

         During 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and for Hedging Activities" ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative investments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. FAS 133 is effective for the Company beginning January 1, 2001. The Company believes the impact of FAS 133 on its financial statements will be immaterial.

4.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following estimated fair values of CRIIMI MAE's consolidated financial instruments are presented in accordance with GAAP, which define fair value as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, in other than a forced sale or liquidation. These values do not represent the liquidation value of the Company or the value of the securities under a portfolio liquidation.


                                                            As of December 31, 1999                 As of December 31, 1998
                                                      ------------------------------------------------------------------------------
                                                       Amortized Cost        Fair Value        Amortized Cost        Fair Value
                                                      ------------------  ------------------  ------------------  ------------------
ASSETS:

   Subordinated CMBS                                    $ 1,374,080,226     $ 1,179,270,306     $ 1,529,898,540     $ 1,274,185,678
   Insured mortgage securities                              407,469,108         394,857,239         483,637,668         488,095,221
   Investment in originated loans                           470,204,780         422,643,902         499,076,030         480,485,570
   Restricted cash and cash equivalents                      38,036,624          38,036,624           2,353,560           2,353,560
   Other cash and cash equivalents                           53,603,104          53,603,104          21,826,512          21,826,512
   Accrued interest and principal receivable                 69,483,337          69,483,337          46,992,337          46,992,337
   Interest rate protection agreements                        1,119,280           1,465,496           2,531,371             992,516

LIABILITIES:

Liabilities not subject to Chapter 11 proceedings: Securitized mortgage obligations:

     Collateralized bond obligations-CMBS                $  278,165,968       $ 253,084,864      $  117,831,435      $  105,799,081
     Collateralized insured mortgage securities
     obligations                                            378,711,602         381,129,836         456,101,720         486,179,236
     Collateralized mortgage obligations-originated
     loans                                                  399,768,513         373,634,008         386,752,951         381,481,150
Liabilities subject to Chapter 11 proceedings:

   Variable-rate secured borrowings-CMBS                    732,904,775                 N/A         932,236,674                 N/A
   Senior unsecured notes                                   100,000,000          86,000,000         100,000,000          62,000,000
   Other financing facilities                                92,799,522                 N/A          92,799,522                 N/A


         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

SUBORDINATED CMBS

         Prior to 1998, the fair market value of the Company's portfolio of Subordinated CMBS was based upon quotes obtained from, in most cases, the lender to which the security was pledged. The lender also quoted the related unrated bonds even though the bonds did not serve as collateral for CRIIMI MAE's obligations. The Company obtained "ask" quotes as compared to "bid" quotes because it is the owner of the securities. Due to the Chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the CMBS portfolio as of December 31, 1999 and 1998. As a result, the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of December 31, 1999 and 1998. The Company used a discounted cash flow methodology to estimate the fair value of its Subordinated CMBS portfolio. The projected cash flows used by the Company were the same collateral cash flows used to calculate the anticipated weighted average yield to maturity. See Note 5. The cash flows were then discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk and value. The Company used a variety of sources to determine its discount rate including, institutionally available research reports and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. Since the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of December 31, 1999 and 1998, it has disclosed the range of discount rates by rating category used in determining these fair market values in Note 5.

         The CMBS market was adversely affected by the turmoil which occurred in the capital markets commencing in late summer of 1998 that caused spreads between CMBS yields and the yields on U.S. Treasury securities with comparable maturities to widen, resulting in a decrease in the value of CMBS. As a result, the creation of new CMBS and the trading of existing CMBS came to a near standstill. In late November 1998, buying and trading activity in the CMBS market began to recover, increasing liquidity in the CMBS market; however, these improvements mostly related to investment grade CMBS. New issuances of CMBS also returned in late November 1998 and continued throughout 1999 with the issuance of newly created CMBS totaling approximately $58.3 billion for 1999. The market for Subordinated CMBS has, however, been slower to recover.
It is difficult, if not impossible, to predict when or if the CMBS market and, in particular, the Subordinated CMBS market, will recover. Even if the market for Subordinated CMBS recovers, the liquidity of such market has historically been limited. Additionally, during adverse market conditions, the liquidity of such market has been severely limited. Therefore, management's estimate of the value of the Company's CMBS could vary significantly from the value that could be realized in a current transaction between a willing buyer and a willing seller in other than a forced sale or liquidation.

INSURED MORTGAGE SECURITIES

         The fair value of the insured mortgage securities is based on the quoted market price from an investment banking institution which trades these instruments as part of its day-to-day activities.

ORIGINATED LOANS

         Due to the Chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the portfolio. As a result, the Company calculated the estimated fair market value of its originated loan portfolio as of December 31, 1999 and 1998. The Company used the same discounted cash flow methodology used in determining the fair value of its Subordinated CMBS portfolio and further used cash flows projected at a prepayment speed of 0% to 14% depending upon the call protection of the loan. These cash flows were then discounted using a weighted average discount rate of approximately 9.1% and 8.0% for December 31, 1999 and 1998, respectively, which the Company believes was commensurate with the market's perception of risk and value.

RESTRICTED AND OTHER CASH AND CASH EQUIVALENTS, ACCRUED INTEREST AND PRINCIPAL RECEIVABLE

         The carrying amount approximates fair value because of the short maturity of these instruments.

OBLIGATIONS UNDER FINANCING FACILITIES

         The fair value of the securitized mortgage obligations as of December 31, 1999 and 1998 is calculated using a discounted cash flow methodology similar to the discussion on Subordinated CMBS above. The fair value of the unsecured notes was calculated using a quoted market price from Bloomberg. Management has determined that fair value of the variable-rate secured borrowings-CMBS and other financing facilities is not practicable to measure because there is no quoted market price available and the facilities are in default and have been the subject of dispute as discussed in Note 9. See Note 9 for a detailed discussion of these facilities and the terms of the facilities.

INTEREST RATE PROTECTION AGREEMENTS

         The fair value of interest rate protection agreements (used to hedge CRIIMI MAE's variable-rate debt) is the estimated amount that CRIIMI MAE would receive to terminate the agreements as of December 31, 1999 and 1998, taking into account current interest rates and the current creditworthiness of the counterparties. The amount was determined based on a quote received from the counterparty to each agreement.

5.       SUBORDINATED CMBS

         During 1997, FAS 125 became effective. This statement significantly changed the accounting treatment for transfers of financial assets. FAS 125 changed accounting standards to require transfers of assets to be accounted for on a component basis instead of as an entire unit. Accordingly, in a securitization or resecuritization, components (securities) are treated as sales or retained interests based upon CRIIMI MAE's ability to control the component. Components where control is not retained are treated as sales and those where control is retained are treated as retained interests.

         In May 1998, CRIIMI MAE completed its second resecuritization of Subordinated CMBS ("CBO-2") with a combined face value of approximately $1.8 billion involving 75 individual securities collateralized by 19 mortgage pools and three of the retained securities from CBO-1. In CBO-2, the Company sold, in a private placement, securities with a face amount of $468 million and retained securities with a face amount of approximately $1.3 billion. Certain securities included call provisions to enable CRIIMI MAE to 1) call bonds if market conditions warrant and 2) call bonds when it is no longer cost effective to service them. As a result, CBO-2 resulted in a sale of certain securities and the retention of new securities. In accordance with FAS 125, the assets collateralizing the resecuritization are "derecognized" and the combined amortized cost basis of the collateralizing assets was allocated to the new securities issued. CRIIMI MAE received $335 million for the $345 million face amount of investment grade securities sold without call provisions which had an allocated cost basis of $306 million, resulting in a gain of approximately $28.8 million. CRIIMI MAE recorded retained assets totaling $926 million representing the allocated amortized cost basis for the $123 million face amount of investment grade securities issued with call provisions and the $1.3 billion face amount of non-investment grade retained securities in CBO-2. CBO-2 generated $160 million of net excess borrowing capacity primarily as a result of a higher overall weighted average credit rating for its new securities as compared to the weighted average credit rating on the related CMBS collateral. The net excess borrowing capacity was used to obtain short-term, variable-rate secured borrowings which were used to acquire additional Subordinated CMBS during the second quarter of 1998.

         The CBO-2 transaction requires reclassification of CRIIMI MAE's entire portfolio of mortgage securities (consisting of mortgage security collateral and CMBS) from Held to Maturity to Available for Sale. Therefore, CRIIMI MAE's securities, effective the second quarter of 1998, are reflected on the balance sheet at fair market value. At December 31, 1999, the amortized cost of the CMBS exceeded the fair market value by approximately $194.8 million (after taking into account the $156.9 million impairment write-down of certain CMBS subject to the CMBS Sale as of December 31, 1999, which resulted in amortized cost being written down to fair value) as compared to $255.7 million as of December 31, 1998 and is reflected as a decrease in shareholders' equity.

At December 31, 1999, CRIIMI MAE held the following securities with respect to its CMBS portfolio:

                                                                     Original                December 31, 1999
                                                                Anticipated Yield            Anticipated Yield
   Pool (1)                                                      to Maturity (2)             to Maturity (2)(3)
   ---------------------------------------------------         ---------------------        ---------------------
Retained Securities from
   CRIIMI 1996 C1 (CBO-1)                                            19.5%                      20.6%(4)

DLJ Mortgage Acceptance Corp.
   Series 1997 CF2 Tranche B-30C (6)                                  8.2%                       8.2%

Nomura Asset Securities Corp.
   Series 1998-D6 Tranche B7                                         12.0%                      12.0%

Retained Securities from
   CRIIMI 1998 C1 (CBO-2)                                            10.3%                      10.2%(5)

Mortgage Capital Funding, Inc.
   Series 1998-MC1 (6)                                                8.9%                       9.0%

Chase Commercial Mortgage Securities Corp.
   Series 1998-1 (6)                                                  8.8%                       8.8%

First Union/Lehman Brothers
   Series 1998 C2 (6)                                                 8.9%                       9.0%

Morgan Stanley Capital I, Inc.
   Series 1998-WF2 (6)                                                8.5%                       8.6%(5)

Mortgage Capital Funding, Inc.
   Series 1998-MC2 (6)                                                8.7%                       8.8%

Weighted Average                                                      9.7%(1)                   10.1%(1)

(1) CRIIMI MAE, through CMSLP, performs servicing functions on a total CMBS pool of approximately $28 billion as of December 31, 1999. Of the $28 billion of mortgage loans, approximately $273.3 million are being specially serviced, of which approximately $167.5 million are being specially serviced due to payment default (including $26.8 million of Real Estate Owned) and the remainder is being specially serviced due to non-financial covenant default. Through December 31, 1999, CMSLP has resolved and transferred out of special servicing approximately $439.8 million of the approximately $713.1 million that has been transferred into special servicing. Through December 31, 1999, actual losses on mortgage loans underlying the CMBS transactions are lower than the Company's original loss estimates.

(2) Represents the anticipated weighted average yield over the expected average life of the Company's Subordinated CMBS portfolio as of the date of acquisition and December 31, 1999, respectively, based on management's estimate of the timing and amount of future credit losses and prepayments.

(3) Unless otherwise noted, changes in the December 31, 1999 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions relating to mortgage collateral.

(4) The increase in the anticipated yield resulted from the reallocation of CBO-1 asset basis in conjunction with the CBO-2 resecuritization. While it had no impact on the anticipated yield, the unrated bond from CBO-1 experienced an approximately $1.6 million principal write-down in 1999 due to a loss on the foreclosure of two underlying loans.

(5) On October 6, 1998, Morgan Stanley and Co. International Limited ("Morgan Stanley") advised CRIIMI MAE that it was exercising alleged ownership rights over certain classes of CMBS it held as collateral. In the first quarter of 1999, the Company agreed to cooperate in selling two classes of investment grade CMBS issued by CRIIMI MAE Commercial Mortgage Trust Series 1998-C1 (the "CBO-2 BBB Bonds") and to suspend litigation with Morgan Stanley with respect to these CMBS. On March 5, 1999, the CBO-2 BBB Bonds with a $205.8 million face amount and a coupon rate of 7% were sold in a transaction that was accounted for as a financing by the Company rather than a sale. Of the $159.0 million in proceeds, $141.2 million was used to repay amounts due under the agreement with Morgan Stanley, and $17.8 million was paid to CRIIMI MAE. CRIIMI MAE and Morgan Stanley reached an agreement that called for the sale of seven classes of subordinated CMBS and a related unrated bond, issued by Morgan Stanley Capital I Inc. Series 1998-WF2 (the "Wells Fargo Bonds"). The agreement was approved by the Bankruptcy Court on February 24, 2000. On February 29, 2000, the Wells Fargo Bonds were sold. Of the approximately $45.9 million in net sales proceeds, $37.5 million was used to pay off all outstanding borrowings owed to Morgan Stanley and the remaining proceeds of approximately $8.4 million will be used primarily to help fund CRIIMI MAE's Plan.

(6) As discussed further below, under the Plan, the Company intends to sell these CMBS pools and as such, impairment was recognized as of December 31, 1999 related to these CMBS. The impairment resulted in the cost basis being written down to fair value as of December 31, 1999. As a result of this new basis, these bonds have new yields effective the first quarter of 2000.

The aggregate investment by the underlying rating of the Subordinated CMBS is as follows:

                                                                 Fair Value          Range of        Amortized       Amortized
                      Face         Weighted                        as of            Discount         Cost as         Cost as
                    Amount as      Average        Weighted       12/31/99        Rates Used to          of              of
Security           of 12/31/99     Pass-Through   Average        (in millions)   Calculate Fair        12/31/99        12/31/98
Rating             (in millions)      Rate        Life (1)           (2)           Value (2)        (in millions)  (in millions)
---------------    ------------     -----------    ---------    ------------     ---------------    -----------     -----------

A (3)                   $ 62.6            7.0%      6  years         $ 54.5                9.8%         $ 57.4          $ 57.0

BBB (3)                  150.6            7.0%      12 years          116.1               10.5%          127.7           126.9

BBB-(3)                  115.2            7.0%      12 years           82.6               11.4%           93.5            92.8

BB+                      394.6            7.0%      13 years          255.3         11.4%-13.2%          305.5           317.9

BB                       279.0            6.9%      14 years          192.8         11.8%-13.9%          206.1           259.1

BB-                       89.1            6.8%      14 years           51.2         13.2%-14.9%           58.6            72.6

B+                       128.7            6.7%      16 years           63.7         14.5%-15.9%           82.1            93.0

B                        300.2            6.6%      16 years          141.3         15.5%-17.2%          178.2           208.9

B-                       198.7            6.7%      17 years           84.9         16.0%-19.4%           98.1           106.7

CCC                       92.0            6.8%      19 years           23.2         25.0%-30.0%           32.5            36.0

Unrated (4)              477.4            5.9%      20 years          113.7         26.0%-32.0%          134.4           159.0
                   ------------     -----------    ---------    ------------                        -----------     -----------

Total (5)(6)          $2,288.1            6.7%      15 years       $1,179.3                         $1,374.1(7)       $1,529.9
                   ============     ===========    =========    ============                        ===========     ===========


(1) Weighted average life represents the weighted average expected life of the Subordinated CMBS prior to consideration of losses, extensions or prepayments.

(2) The estimated fair values of Subordinated CMBS represent the carrying value of these assets. Due to the Chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the portfolio as of December 31, 1999. As a result, the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of December 31, 1999. The Company used a discounted cash flow methodology to estimate the fair value of its Subordinated CMBS portfolio. The cash flows for each bond were projected assuming no prepayments and no losses as is the market convention. The cash flows were then discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk and value. The Company used a variety of sources to determine its discount rate, including institutionally available research reports and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. Since the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of December 31, 1999, it has disclosed in the table the range of discount rates by rating category used in determining these fair market values. See Note 4 for a discussion on the CMBS market.

(3) In connection with CBO-2, $62.6 million (A rated) and $60.0 million (BBB rated) face amount of investment grade securities were sold with call options and $345 million (A rated) face amount were sold without call options. In connection with CBO-2, in May 1998, the Company initially retained $90.6 million (BBB rated) and $115.2 million (BBB- rated) face amount of securities, both with call options, with the intention to sell the securities at a later date. Such sale occurred March 5, 1999. See Note
     17. Since the Company retained call options on certain sold bonds, the Company did not surrender control of those assets pursuant to the requirements of FAS 125 and thus these securities are accounted for as a financing and not a sale. Since the transaction is recorded as a partial financing and a partial sale, CRIIMI MAE has retained the securities with call options in its Subordinated CMBS portfolio reflected on its balance sheet.

(4) The unrated bond from CBO-1 experienced an approximately $1.6 million principal write down in 1999 due to a loss on the foreclosure of two underlying loans. Management believes that the current loss estimates used to recognize income related to this bond remain adequate to cover losses.

(5) Refer to Note 8 for additional information regarding the total face amount and purchase price of Subordinated CMBS for tax purposes.

(6) Similar to the Company's other sponsored CMOs, CMO-IV, as described in Note 6, resulted in the creation of CMBS, of which the Company sold certain tranches. Since the Company retained call options on the sold bonds, the Company did not surrender control of the assets for purposes of FAS 125 and thus the entire transaction is accounted for as a financing and not a sale. Since the transaction is recorded as a financing, the Subordinated CMBS are not reflected in the Company's Subordinated CMBS portfolio. Instead, the underlying loans contributed to CMO-IV are reflected in Investment in Originated Loans on the balance sheet.

(7) Amortized cost reflects the $156.9 million impairment loss write-down related to the CMBS subject to the CMBS Sale. See below for further discussion.

         As of December 31, 1999 and 1998, the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio were secured by properties of the types and at the locations identified below:

Property Type                     1999(1)      1998(1)        Geographic Location(2)       1999(1)        1998(1)

Multifamily...............          32%          31%          California..............        17%            16%

Retail....................          29%          28%          Texas...................        13%            12%
Office....................          13%          15%          Florida.................         8%             7%
Hotel.....................          14%          13%          New York................         5%             6%
Other.....................          12%          13%          Other(3)................        57%            59%
                                 ------       -----                                         ----           ----
  Total...................         100%         100%            Total.................       100%           100%
                                 ======       =====                                         ====           ====

------------
(1) Based on a percentage of the total unpaid principal balance of the underlying loans.
(2)  No significant concentration by region.
(3)  No other individual state makes up more than 5% of the total.

         The Subordinated CMBS tranches owned by CRIIMI MAE provide credit support to the more senior tranches of the related commercial securitization. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranche having a priority right to cash flow. Then, any remaining cash flow is generally allocated among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages, resulting in reduced cash flows, the subordinate tranche will bear this loss first. To the extent there are losses in excess of the most subordinate tranche's stated right to principal and interest, then the remaining tranches will bear such losses in order of their relative subordination.

         The accounting treatment under GAAP requires that the income on Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of these mortgage assets. This method can result in GAAP income recognition which is greater than or less than cash received. For the years ended December 31, 1999, 1998 and 1997, the amount of income recognized (less than) or in excess of cash received due to the effective interest rate method was approximately $1,123,600, $(200,000) and $1,014,000, respectively.

         Since the Petition Date, CRIIMI MAE and certain secured creditors have disagreed about the effect of the stay provisions of the Bankruptcy Code on such secured lenders and the subject assets. A summary of material litigation, and agreements that have been reached with certain creditors, is disclosed in Note 17 "Litigation-Bankruptcy Related Litigation". In addition, the Company has been in discussions with certain other creditors not in litigation with the Company. See Note 17 "Litigation-Arrangements with Other Creditors".

         The Company agreed to cooperate on selling the CBO-2 BBB Bonds and suspend litigation with Morgan Stanley with respect to these bonds. On March 5, 1999, Morgan Stanley sold the $205.8 million face amount of CMBS with a coupon of 7%. The proceeds of $159.0 million were used to pay off $141.2 million of the related short-term, variable-rate debt due Morgan Stanley and the remaining net proceeds of $17.8 million were remitted to CRIIMI MAE. CRIIMI MAE retained the right to call each CMBS when the outstanding principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction was accounted for as a financing and not a sale. This resulted in CRIIMI MAE recognizing a fixed-rate liability for these bonds in the amount of the gross proceeds of approximately $159.0 million.

         CRIIMI MAE and Morgan Stanley also reached an agreement that called for the sale of seven classes of Subordinated CMBS, known as Morgan Stanley I, Inc. Series 1998-WF2 (the "Wells Fargo Bonds"). The agreement was approved by the Bankruptcy Court on February 24, 2000. On February 29, 2000, the Wells Fargo Bonds were sold. Of the approximately $45.9 million in net sales proceeds, $37.5 million was used to pay off all outstanding borrowings owed to Morgan Stanley and the remaining proceeds of approximately $8.4 million will be used primarily to help fund CRIIMI MAE's Plan.

         The Company's CMBS portfolio currently generates monthly cash flow. As of December 31, 1999 and 1998, certain lenders have withheld payment to CRIIMI MAE of approximately $31.3 million and $8.3 million, respectively, with respect to its CMBS portfolio (excluding those securities that are match-funded). These payments are currently reflected in receivables and other assets on the balance sheet. (Refer to Note 6 for payments due the Company in connection with CMO-IV). The realizability of these receivables is uncertain and is dependent upon reaching successful agreements with the Company's lenders that does not result in the loss of any collateral. A loss could occur if the lender fails to remit interest payments to the Company.

         As discussed in Note 1, under CRIIMI MAE's Plan a portion of the Recapitalization Financing is expected to result from the CMBS Sale. The CMBS subject to the CMBS Sale had a fair value and amortized cost of $385.1 million and $542.0 million, respectively, as of December 31, 1999. The Company first filed a plan with the Bankruptcy Court in the fourth quarter of 1999 and during that same quarter CRIIMI MAE began marketing for sale the CMBS subject to the CMBS Sale. CRIIMI MAE sold a portion of these bonds in February 2000 and intends to enter into one or more additional agreements during the first half of 2000 to sell the remaining CMBS subject to the CMBS Sale, although there can be no assurance that such bonds will be sold.

         GAAP states that when the fair market value of an investment declines below its amortized cost for a significant period of time and the entity no longer has the ability or intent to hold the investment for the period the entity anticipates is required for the value to recover to amortized cost, other than temporary impairment on the investment should be recognized. This other than temporary impairment is recognized through the income statement as the difference between amortized cost and fair value. Additional accounting guidance states that other than temporary impairment should be recognized in the period the decision to sell any investment is made if the entity does not expect the fair value to recover before the sale date. As the Company decided in the fourth quarter of 1999 to sell the CMBS subject to the CMBS Sale and it does not expect the value of these bonds to significantly recover before the future sale dates, the Company has recognized approximately $157 million of other than temporary impairment related to these CMBS through earnings in the fourth quarter of 1999. Unrealized losses related to these CMBS were previously recognized through other comprehensive income in the equity section of the balance sheet. The other than temporary impairment loss is a part of the reorganization items on the income statement as the impairment was recognized as part of the reorganization.

         CMSLP did not file for protection under Chapter 11. However, because of the related party nature of its relationship with CRIIMI MAE, CMSLP has been under a high degree of scrutiny from servicing rating agencies. As a result of CRIIMI MAE's Chapter 11 filing, CMSLP was declared in default under certain credit agreements with First Union National Bank ("First Union"). In order to repay all such credit agreement obligations and to increase its liquidity, CMSLP arranged for ORIX Real Estate Capital Markets, LLC ("ORIX"), formerly known as Banc One Mortgage Capital Markets, LLC, to succeed it as master servicer on two commercial mortgage pools on October 30, 1998. In addition, in order to allay rating agency concerns stemming from CRIIMI MAE's Chapter 11 filing, in November 1998, CRIIMI MAE designated ORIX as special servicer on 33 separate CMBS securitizations totaling approximately $29 billion, subject to certain requirements contained in the respective servicing agreements. CMSLP continues to perform special servicing as sub-servicer for ORIX on all but five of these securitizations. CRIIMI MAE remains the owner of the lowest rated tranche of the related Subordinated CMBS and, as such, retains rights pertaining to ownership, including the right to replace the special servicer. CMSLP lost the right to specially service the DLJ MAC 95 CF-2 securitization when the majority holder of the lowest rated tranches replaced CMSLP as special servicer. As part of CRIIMI MAE's Plan, certain of the Company's non-resecuritized CMBS are intended to be sold. As such, CMSLP will lose its special servicing rights related to these CMBS. In 1999, CMSLP generated gross revenues of approximately $1.1 million in fees on these CMBS.

6.       LOAN ORIGINATION PROGRAM

         Prior to the Petition Date, the Company originated mortgage loans principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization. The Company viewed a securitization as a means of extracting the maximum value from the mortgage loans originated. A portion of the mortgage loans originated was financed through the creation and sale of investment grade CMBS to third parties in connection with the securitization. The Company received net cash flow on the CMBS not sold to third parties after payment of amounts due to secured creditors who had provided acquisition financing. Additionally, the Company received origination and servicing fees related to the mortgage loan conduit programs.

         A majority of the mortgage loans originated under the Company's loan conduit programs were "No Lock" mortgage loans. Unlike most commercial mortgage loans originated for the CMBS market which contain "lock-out" clauses (that is, provisions which prohibit the prepayment of a loan for a specified period after the loan is originated or impose costly yield maintenance provisions), the Company's No Lock loans allowed borrowers the ability to prepay loans at any time by paying a prepayment penalty.

         Prior to the Petition Date, the Company had originated over $900 million in aggregate principal amount of loans. In June 1998, the Company securitized approximately $496 million of the commercial mortgage loans originated or acquired through a mortgage loan conduit program with Citicorp Real Estate, Inc. ("Citibank"), and through CRIIMI MAE CMBS Corp., issued Commercial Mortgage Loan Trust Certificates, Series 1998-1 ("CMO-IV"). A majority of these mortgage loans were "No Lock" loans. In CMO-IV, CRIIMI MAE sold $397 million face amount of fixed-rate, investment grade CMBS. CRIIMI MAE has call rights on each of the issued securities and therefore has not surrendered control of the bonds, thus requiring the transaction to be accounted for as a financing of the mortgage loans collateralizing the investment grade CMBS sold in the securitization. The Company originally intended to sell all of the investment grade tranches of CMO-IV; however, two investment grade tranches were not sold until 1999.

         On April 5, 1999, the Company finalized an agreement by which Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell the remaining two classes of investment grade CMBS from CMO-IV with a face amount of $45.9 million and an average coupon rate of 6.96% constituting a portion of the collateral security advances under financing agreements with Citicorp. CRIIMI MAE sold these two classes of CMBS in May and October 1999. CRIIMI MAE retains the right to call each CMBS when the principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction has been accounted for as a financing and not a sale. Gross proceeds from the sale were used to pay off $39.6 million of secured debt and certain costs, and the remainder of approximately $315,000 was remitted to CRIIMI MAE. This resulted in CRIIMI MAE recognizing fixed-rate debt for these bonds in the amount of the gross proceeds received. In addition, CRIIMI MAE received past due CMBS payments on these two classes.

         As of December 31, 1999 and December 31, 1998, the originated loans were secured by properties of the types and at the locations identified below:

Property Type                     1999(1)      1998(1)        Geographic Location(2)            1999(1)    1998(1)
Multifamily.....................     37%           38%        Michigan........................    20%        20%
Hotel...........................     26%           26%        Texas...........................     7%         8%
Retail..........................     20%           20%        Illinois........................     7%         7%
Office..........................     11%           11%        California......................     6%         6%
Other...........................      6%            5%        Maryland........................     6%         6%
                                ---------    ----------       Connecticut.....................     6%         6%
    Total.......................    100%          100%        Florida.........................     5%         5%
                                 =======      ========        Other(3)........................    43%        42%
                                                                                               ------        ---
                                                                 Total........................   100%       100%
                                                                                              =======      =====

(1) Based on a percentage of the total unpaid principal balance of the related loans.

(2)  No significant concentration by region.

(3)  No other individual state makes up more than 5% of the total.

         Descriptions of the originated loans categorized by unpaid principal balances as of December 31, 1999, are as follows:

                                                                                   Weighted           Weighted
                                                                                    Average           Average
                                             Number of            Face             Effective         Remaining
Unpaid Principal Balance (1)                Loans(2)(3)      Value(4)(5)(6)      Interest Rate          Term
---------------------------------------     ------------     ---------------    ----------------    -------------

$ 0 - $4.99 million                                  92        $216,386,540               7.48%      8.6 years
$ 5 - $9.99 million                                  21         154,467,547               7.36%      8.9 years
$10- $14.99 million                                   6          75,822,080               7.15%      8.9 years
$15- $20 million                                      1          17,076,246               7.15%      9.9 years
                                            ------------     ---------------    ----------------    -------------
                                                    120        $463,752,413               7.37%      9.1 years
                                            ============     ===============    ================    =============

(1) The carrying amount of the originated loans of $470,204,780 is comprised of $463,752,413 face amount of loans, plus $6,452,367 of deferred loan costs.

(2) Several loans in CMO-IV are collateralized by multiple properties. The table reflects the actual number of loans.

(3) During the year ended December 31, 1999, there were five prepayments and one partial prepayment in CMO-IV. These prepayments generated net proceeds of approximately $19.6 million and resulted in a net financial statement gain of approximately $403,400, which is included in Gain on Originated Loan Dispositions on the accompanying consolidated statements of income for the year ended December 31, 1999. The partial prepayment represented one property of a multiple property loan and therefore is not reflected as a reduction in the loan count in the table above.

(4) All originated loans are collateralized by first or second liens on multifamily, hotel, retail, office or other commercial properties. Approximately 78% of the unpaid principal balance of the loans in the securitization are "No-Lock" loans.

(5) The fair value of the originated loans at December 31, 1999 was $422,643,902.

(6) Principal and interest on originated loans is payable at level amounts over the term of the loan. Approximately 91% of the unpaid principal balance of the loans in the portfolio have balloon payment structures. Total annual debt service payable to CRIIMI MAE's financing subsidiaries for the originated loans held as of December 31, 1999 is approximately $43.2 million.

         Descriptions of the originated loans categorized by unpaid principal balances as of December 31, 1998, are as follows:

                                                                                   Weighted           Weighted
                                                                                    Average           Average
                                             Number of            Face             Effective         Remaining
Unpaid Principal Balance (1)                 Loans(2)        Value(3)(4)(5)      Interest Rate          Term
---------------------------------------     ------------     ---------------    ----------------    -------------

$ 0 - $4.99 million                                  96       $ 233,603,377               7.45%       9.6 years
$ 5 - $9.99 million                                  22         163,154,496               7.35%       9.9 years
$10- $14.99 million                                   6          77,291,024               7.15%       9.9 years
$15- $20 million                                      1          17,242,738               7.15%      10.9 years
                                            ------------     ---------------    ---------------     -------------
                                                    125        $491,291,635               7.38%       9.8 years
                                            ============     ===============    ================    =============

(1) The carrying amount of the originated loans of $499,076,030 is comprised of $491,291,635 face amount of loans, plus $7,784,395 of deferred loan costs.

(2) Several loans in CMO-IV are collateralized by multiple properties. The table reflects the actual number of loans.

(3) All originated loans are collateralized by first or second liens on multifamily, hotel, retail, office or other commercial properties. Approximately 79% of the unpaid principal balance of the loans originally included in the securitization were No-Lock loans.

(4) The fair value of the originated loans at December 31, 1998 was $480,485,570.

(5) Principal and interest on originated loans is payable at level amounts over the term of the loan. Approximately 92% of the loans in the portfolio have balloon payment structures. Total annual debt service payable to CRIIMI MAE's financing subsidiaries for the originated loans held as of December 31, 1998 is approximately $44.9 million.

         A reconciliation of the carrying amount of CRIIMI MAE's originated loans for the years ended December 31, 1999 and 1998, follows:

                                                          For the year ended December 31,
                                                          1999                      1998
                                                     ----------------       ---------------------

Balance at beginning of year                           $ 499,076,030                  $        -

Addition during the year:

    Originated loans securitized                                   -                 504,357,929


Deductions during the year:

    Principal payments                                   (8,618,218)                 (4,526,939)

    Mortgage dispositions, net of gain                  (19,214,239)                           -

    Amortization of deferred loan costs                  (1,038,793)                   (754,960)
                                                     ----------------       ---------------------
Balance at end of year                                 $ 470,204,780               $ 499,076,030
                                                     ================       =====================


         Although CMO-IV was accounted for as a financing, as described above, economically, the Company currently generates monthly cash flows of approximately $763,000 from the subordinated CMBS tranches created in the transaction. As of December 31, 1999 and 1998, payments of approximately $7.1 million and $2.7 million, respectively, were withheld by certain lenders, with respect to certain tranches of CMO-IV.

         At the time it filed for bankruptcy, the Company had a second mortgage loan conduit program with Citicorp Real Estate, Inc. (the "Citibank Program") and a loan conduit program with Prudential Securities Incorporated and Prudential Securities Credit Corporation (collectively, "Prudential") (the "Prudential Program").

         The Citibank Program provided for CRIIMI MAE to pay to Citibank the face value of the loans originated through the Program, which were funded by Citibank and not otherwise securitized, plus or minus any hedging loss or gain, on December 31, 1998. To secure this obligation, CRIIMI MAE was required to deposit a portion of the principal amount of each originated loan in a reserve account.

         On April 5, 1999, the Bankruptcy Court entered a Stipulation and Consent Order (the "Order"), negotiated by the Company and Citibank. The negotiations were in response to a letter Citibank sent to the Company on October 5, 1998 alleging that the Company was in default under the Citibank Program and that it was terminating the Citibank Program. The Order provided that Citibank would, with CRIIMI MAE's cooperation, sell the loans originated under the Citibank Program provided that the sale results in CRIIMI MAE receiving minimum net proceeds of not less than $3.5 million, after satisfying certain amounts due to Citibank under the Citibank Program from the amount held in the reserve account. The minimum net proceeds provision could be waived by written agreement of the Company, the Unsecured Creditors' Committee and the Equity Committee.

         On August 5, 1999, all but three of the commercial loans originated under the Citibank Program in 1998 were sold for gross proceeds of approximately $308 million. The loans sold had an aggregate unpaid principal balance of $339 million. On September 16, 1999, the remaining three loans were sold for gross proceeds of approximately $27.2 million. The loans sold had an aggregate principal balance of $32.7 million. Prior to the actual sale of these loans, the Company had recorded its unrealized losses based on pricing data received from Citibank. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by agreement of the Company, the Unsecured Creditors' Committee and the Equity Committee. For GAAP purposes, the Company realized $36.3 million of losses from the third quarter of 1998 through the third quarter of 1999. For income tax purposes, the entire loss of $36.3 million was recorded as a realized loss on the loan sale dates in the third quarter of 1999. See also Note 8 regarding the impact of this transaction on tax basis income.

         Under the Prudential Program, the Company had an option to pay to Prudential the face value of the loan plus or minus any hedging loss or gain, at the earlier of June 30, 1999, or the date by which a stated quantity of loans for securitization had been made. Under the Prudential Program, the Company was required to fund a reserve account of approximately $2 million for the sole loan originated under this Program. Since CRIIMI MAE was unable to exercise its option under the Prudential Program, the Company forfeited the amount of the reserve account. CRIIMI MAE intends to sell the loan originated under the Prudential Program. There can be no assurance that an agreement will be reached with Prudential or, if an agreement is reached, that such agreement would be approved by the Bankruptcy Court.

7.       INSURED MORTGAGE SECURITIES

         CRIIMI MAE's consolidated portfolio of mortgage securities is comprised of FHA-Insured Certificates and GNMA Mortgage-Backed Securities. Additionally, mortgage securities include Freddie Mac participation certificates which are collateralized by GNMA Mortgage-Backed Securities, as discussed below. As of December 31, 1999, approximately 15% of CRIIMI MAE's investment in mortgage securities were FHA-Insured Certificates and 85% were GNMA Mortgage-Backed Securities (including certificates which collateralize Freddie Mac participation certificates). FHA-Insured Certificates and GNMA Mortgage-Backed Securities are collectively referred to herein as "mortgage securities."


         CRIIMI MAE owns the following mortgage securities directly or indirectly through its wholly owned subsidiaries:


                                                                          AS OF DECEMBER 31, 1999

                                                                                            Weighted
                                             Number of                                      Average
                                              Mortgage                                     Effective     Weighted Average
                                             Securities   Fair Value (1)  Amortized Cost  Interest Rate   Remaining Term
                                           ---------------------------- ---------------- -------------------------------
CRIIMI MAE                                      1         $  5,268,982     $  5,429,746      8.00%         35 years
CRIIMI MAE Financial Corporation (2)           36          123,757,775      126,621,745      8.40%         29 years
CRIIMI MAE Financial Corporation II (2)        49          204,437,012      212,474,158      7.24%         27 years
CRIIMI MAE Financial Corporation III (2)       23           61,393,470       62,943,459      7.84%         29 years
                                           -----------  --------------- ---------------- -------------- ----------------
                                              109         $394,857,239    $ 407,469,108      7.68% (3)     28 years (3)
                                           ===========  =============== ================ ============== ================

                                                                         AS OF DECEMBER 31, 1998


                                                                                            Weighted
                                             Number of                                      Average
                                              Mortgage                                     Effective     Weighted Average
                                             Securities   Fair Value (1)  Amortized Cost  Interest Rate   Remaining Term
                                           -----------  --------------- ---------------- -------------- ----------------
CRIIMI MAE                                      1          $  5,511,707     $  5,455,114      8.00%         36 years
CRIIMI MAE Financial Corporation               40           161,382,142      158,832,182      8.26%         30 years
CRIIMI MAE Financial Corporation II            55           232,560,966      231,973,794      7.18%         28 years
CRIIMI MAE Financial Corporation III           27            88,640,406       87,376,578      8.00%         30 years
                                           -----------  --------------- ---------------- -------------- ----------------
                                              123          $488,095,221     $483,637,668      7.69% (3)     29 years (3)
                                           ===========  =============== ================ ============== ================

--------------------------------------
(1) The fair value of the mortgage securities is based on quoted market prices. As of December 31, 1999 and 1998, all mortgage securities are classified as Available for Sale and carried at fair value on the balance sheet.

(2) During the year ended December 31, 1999, there were 14 prepayments of mortgage securities held by CRIIMI MAE's financing subsidiaries. These prepayments generated net proceeds of approximately $74.0 million and resulted in net financial statement gains of approximately $2.1 million, which are included in gains on mortgage securities dispositions on the accompanying consolidated statement of income for the year ended December 31, 1999.

(3) Weighted averages were computed using total face value of the mortgage securities.

         As a result of the CBO-2 transaction (see Note 5), the Company, in accordance with GAAP, no longer classifies its mortgage securities as Held to Maturity. The Company's mortgage securities are now classified as Available for Sale. As a result, the Company now carries its mortgage securities at fair value. The difference between the amortized cost and the fair value of mortgage assets recorded at fair value represents the net unrealized gains or losses on those mortgage securities, which is reported as a separate component of shareholders' equity as of December 31, 1999 and 1998.

         Descriptions of the mortgage securities owned, directly or indirectly by CRIIMI MAE, which exceed 3% of the total carrying value of the consolidated mortgage securities as of December 31, 1999, summarized information regarding other mortgage securities and mortgage securities income earned in 1999, 1998 and 1997, including interest earned on the disposed mortgage securities, are as follows:

                                 Mortgage Securities as of December 31, 1999                          Mortgage Income Earned
                                 --------------------------------------------------------------  ---------------------------------
                                                                          Effective  Final
                                   Face Value   Fair Value      Amortized Interest  Maturity
                                      (1)         (3)(5)       Cost (1)(4)  Rate    Date Range    1999        1998        1997
                                 ------------- ------------- -------------------------------------------- ----------- -----------
CRIIMI MAE

GNMA MORTGAGE-BACKED SECURITIES
Other (1 mortgage security)       $  5,429,746  $  5,268,982    $ 5,429,746  8.00%   02/2035    $ 435,493  $  577,393   $ 589,078
                                 ------------- ------------- --------------                   ----------- ----------- -----------
CRIIMI MAE FINANCIAL CORPORATION

FHA-INSURED CERTIFICATES
                                                                             7.35%-  02/2019-
Other (24 mortgage securities)      62,472,559    61,419,696     62,495,543 11.00%   04/2034    5,667,594   7,755,402   7,811,938

GNMA MORTGAGE-BACKED SECURITIES
Bellhaven Nursing Center            14,033,383    13,829,669     14,033,383  8.63%   12/2031    1,178,951   1,185,310   1,191,145
                                                                             7.93%-  11/2017-
Other (14 mortgage securities)      49,745,795    48,508,410     50,092,819  8.78%   06/2034    3,984,758   4,418,677   4,456,035
                                 ------------- ------------- --------------                   ----------- ----------- -----------
                                   126,251,737   123,757,775    126,621,745                    10,831,303  13,359,389  13,459,118
                                 ------------- ------------- --------------                   ----------- ----------- -----------

CRIIMI MAE FINANCIAL CORPORATION II

GNMA MORTGAGE-BACKED SECURITIES

Oakwood Garden Apartments           12,882,258    12,511,025     13,143,103  7.51%   10/2023      930,496     943,526     955,617
San Jose South                      28,004,906    27,197,877     28,226,846  7.66%   10/2023    2,037,043   2,064,876   2,090,665
Somerset Park                       28,805,689    27,964,507     29,311,240  7.41%   07/2028    2,110,507   2,130,465   2,149,005
Yorkshire Apartments                14,622,267    14,193,080     14,689,190  7.21%   07/2031    1,026,277   1,033,985   1,041,158
                                                                             7.14%-  05/2021-
Other (45 mortgage securities)     126,239,682   122,570,522    127,103,779  8.02%   04/2035    9,251,288  10,590,552  10,693,819
                                  ------------ ------------- --------------                   ----------- ----------- -----------
                                   210,554,802   204,437,011    212,474,158                    15,355,611  16,763,404  16,930,264
                                  ------------ ------------- --------------                   ----------- ----------- -----------


CRIIMI MAE FINANCIAL CORPORATION III

GNMA MORTGAGE-BACKED SECURITIES
                                                                             7.11%   08/2015-
Other (23 mortgage securities)      62,806,388    61,393,471     62,943,459 10.94%   02/2035    4,962,823   7,024,665   7,075,555
                                 ------------- ------------- --------------                   ----------- ----------- -----------

Total Mortgage Securities         $405,042,673  $394,857,239  $ 407,469,108                   $31,585,230 $37,724,851 $38,054,015
                                 ============= ============= ==============                   =========== =========== ===========

                                                                             7.05%-
Mortgage Security Dispositions                                              10.49%              1,819,941   5,337,892  11,371,386
                                                                                              ----------- ----------- -----------

Mortgage Securities                                                                           $33,405,171 $43,062,743 $49,425,401
                                                                                              =========== =========== ===========

Investment in Limited Partnerships                                                            $     -     $     -     $  42,976
                                                                                              =========== =========== ===========


(1) Principal and interest on mortgage securities is payable at level amounts over the life of the mortgage asset. Total annual debt service payable to CRIIMI MAE and its financing subsidiaries for the mortgage securities held as of December 31, 1999 is approximately $36 million.

(2) The fair value of the mortgage securities is based on quoted market prices.

(3) Reconciliations of the carrying amount of CRIIMI MAE's mortgage securities for the years ended December 31, 1999 and 1998 follow:

                                                                        For the year ended December 31,
                                                                          1999                  1998
                                                                     ----------------      ----------------

Balance at beginning of year                                           $ 488,095,221          $605,113,741

Addition during the year:
    Amortization of discount                                                  19,226                28,082
    Adjustment to net unrealized gains on mortgage securities                      -             4,016,052

Deductions during the year:
    Principal payments                                                   (4,219,336)           (4,743,972)
    Mortgage dispositions                                               (71,875,703)         (116,218,027)
    Adjustment to net unrealized (losses) on mortgage securities        (17,069,422)                     -
    Accretion of premium                                                    (92,747)             (100,655)
                                                                     ----------------      ----------------

Balance at end of year                                                 $ 394,857,239         $ 488,095,221
                                                                     ================      ================



(4) All mortgages are collateralized by first or second liens on residential apartment, retirement home, nursing home or townhouse complexes which have diverse geographic locations and are FHA-Insured Certificates or GNMA Mortgage-Backed Securities. Payment of the principal and interest on FHA-Insured Certificates is insured by HUD pursuant to Title 2 of the National Housing Act. Payment of the principal and interest on GNMA Mortgage-Backed Securities is guaranteed by GNMA pursuant to Title 3 of the National Housing Act. The investment in limited partnerships is not federally insured or guaranteed.

(5)  None of these mortgage securities are delinquent as of December 31, 1999.

8.       RECONCILIATION OF FINANCIAL STATEMENT NET (LOSS) INCOME TO TAX BASIS
         INCOME

         Reconciliations of the financial statement net (loss) income to the tax basis income for the years ended December 31, 1999, 1998 and 1997, are as follows:

                                                                                   For the years ended December 31,
                                                                             1999                1998                1997
                                                                       -----------------   -----------------   -----------------

Consolidated financial statement net (loss) income                      $ (126,528,813)       $  42,368,593      $   54,187,616
Reamortization of Subordinated CMBS                                          56,126,645          41,291,138           6,496,641
Interest expense adjustments for collateralized bond obligations           (35,429,224)        (22,748,840)                   -
Equity in earnings from investments                                           2,820,657           5,413,761             492,355
Net gains on mortgage dispositions                                              458,345             549,180             165,284
Gain on originated loan dispositions                                            286,234                   -                   -
Amortization and other interest expense adjustments                            (67,320)         (2,842,613)         (1,537,367)
Amortization of assets acquired in the Merger                                 2,877,576           2,877,576           2,877,564
Losses on warehouse purchase obligations                                   (28,328,173)          30,378,173                   -
Loss on impairment of Subordinated CMBS                                     156,896,831                   -                   -
Reorganization costs                                                          9,052,925           5,268,080                   -
Loss on property foreclosure                                                  (620,926)                   -                   -
Gain on sale of collateralized bond obligation                                        -        (28,800,408)                   -
Adjustment due to accounting for subsidiary as a pooling for
   financial statement purposes and a purchase for tax purposes                       -                   -         (2,132,613)
Other                                                                                 -            (52,902)             (7,947)
                                                                       -----------------   -----------------   -----------------

Tax basis income                                                             37,544,757          73,701,738          60,541,533


Dividends paid or accrued on preferred shares                               (5,840,152)         (6,997,859)         (6,472,540)
                                                                       -----------------   -----------------   -----------------

Tax basis income available to common shareholders                         $  31,704,605       $  66,703,879       $  54,068,993
                                                                       =================   =================   =================

Tax basis income per share:

  Income before gains from CRI Liquidating                                  $      0.57        $       1.38        $       1.24
  Capital gain from CRI Liquidating                                                   -                   -                0.21
                                                                       -----------------   -----------------   -----------------

  Total tax basis income per share                                          $      0.57        $       1.38        $       1.45
                                                                       =================   =================   =================

Tax basis shares outstanding                                                 55,166,675          48,502,522          37,334,034
                                                                       =================   =================   =================


         Differences between financial statement net (loss) income and the tax basis income available to common shareholders principally relate to differences in the methods of accounting for the sale of securities and trustee servicing rights in conjunction with the CBO-2 transaction, Subordinated CMBS (see also
Note 5), the impairment on CMBS (see Note 5), unrealized losses on warehouse purchase obligations, a portion of reorganization costs not deductible for tax purposes, amortization of certain deferred costs, merger of the CRI Mortgage Businesses, and prior to 1998, the merger of the CRIIMI funds.

         The entire CBO-2 transaction was accounted for as a financing for tax purposes. As such, the Company recognized income for tax purposes from the entire group of mortgage securitization pools (35 total) with an aggregate face amount of $2.8 billion and purchase price of $2.0 billion and received a deduction for the interest expense on the outstanding debt.

         As a result of the foregoing, the nature of the dividends for income tax purposes on a per share basis is as follows:

                                                  1999 (1)(2)    1998 (1)        1997 (1)
                                                -------------- ------------     -----------

              Ordinary income                       $     -       $    1.39       $    1.21

              Long-term capital gains                     -            0.08            0.21
                                                ------------    ------------    ------------

                                                    $     -       $    1.47       $    1.42
                                                ============    ============    ============


(1) Dividends related to 1999 taxable income were not paid in 1999, therefore no excess inclusion was reported in 1999. In 1998 and 1997, CRIIMI MAE generated $0.1456 and $0.0977, respectively, per common share of excess inclusion income from CBO-1 and for 1998 from CBO-2. The excess inclusion income is taxable at the shareholder level, as CRIIMI MAE intends to distribute substantially all of its taxable income. Excess inclusion income cannot be offset by a net operating loss and is considered unrelated taxable business income under Section 511.

(2) Due to the Chapter 11 filing, dividends have not been declared or paid related to 1999.


9.       OBLIGATIONS UNDER FINANCING FACILITIES

         DEFAULT DECLARATIONS

         As a result of the bankruptcy petition filed on October 5, 1998, certain lenders have declared defaults or otherwise taken action against the Company with respect to a number of CRIIMI MAE's financing facilities. See Note 17 for a discussion of material litigation between the Company and various creditors and agreements the Company has reached with certain of these creditors.

The following table summarizes CRIIMI MAE's debt outstanding as of December 31, 1999 and 1998:

                                                               Year ended December 31, 1999
                                     -------------------------------------------------------------------------
                                                         Effective                      Average     Stated
                                                          Rate at                      Effective   Maturity
                                      Ending Balance     Year End   Average Balance     Rate      Date (7)
                                     -----------------  ----------  ----------------  ----------  ------------
Securitized mortgage obligations:

    Subordinated CMBS (1)              $  278,165,968        8.9%     $ 217,285,484        8.9%      Nov 2006-
                                                                                                     Nov 2011
    Freddie Mac funding note (2)          201,784,575        7.4%       211,889,272        7.4%     Sept 2031
    Fannie Mae funding note (3)            60,853,118        7.4%        66,918,215        7.4%    March 2035
    CMO (4)                               116,073,909        7.4%       129,616,228        7.4%      Jan 2033
    CMO-loan originations (5)             399,768,513        6.6%       388,431,011        6.5%      Oct 2001-
                                                                                                     May 2008

Variable-rate secured borrowings -
    Subordinated CMBS                     732,904,775        7.7%       794,212,980        6.2%      Various
Bank term loans (6)                         3,050,000        7.8%         3,050,000        7.1%      Dec 1998
Working capital line of credit             40,000,000        8.2%        40,000,000        7.0%      Dec 1998
Bridge loan                                49,749,522        8.7%        49,749,522        7.5%      Feb 1999
Senior unsecured notes                    100,000,000        9.1%       100,000,000        9.1%      Dec 2002
                                     -----------------
       Total                          $ 1,982,350,380
                                     =================

                                                   Year ended December 31, 1998
                                    ------------------------------------------------------------
                                                         Effective                    Average
                                                          Rate at      Average        Effective
                                      Ending Balance     Year End      Balance          Rate
                                    -----------------   ----------  ---------------   ----------
Securitized mortgage obligations:

    Subordinated CMBS (1)              $ 117,831,435         7.7%    $ 122,861,289         7.6%

    Freddie Mac funding note (2)         220,822,380         7.4%      229,137,117         7.4%

    Fannie Mae funding note (3)           84,750,764         7.3%      119,316,182         7.3%

    CMO (4)                              150,528,576         7.4%      166,408,357         7.4%

    CMO-loan originations (5)            386,752,951         6.5%      222,114,163         6.5%


Variable-rate secured borrowings-
    Subordinated CMBS                    932,236,674         7.2%      802,562,377         6.8%

Bank term loans (6)                        3,050,000         1.8%        3,000,238         3.9%

Working capital line of credit            40,000,000         7.2%       21,918,727         7.3%

Bridge loan                               49,749,522         7.8%       19,765,489         7.7%

Senior unsecured notes                   100,000,000         9.1%       99,902,312         9.1%
                                    -----------------

       Total                          $ 2,085,722,302
                                    =================


(1) As of December 31, 1999 and 1998, the face amount of the debt was $328,446,000 and $122,612,000 with an unamortized discount of $50,280,032 and $4,780,565, respectively. During the year ended December 31, 1999 and 1998, discount amortization of $2,986,001 and $156,823 respectively, was recorded as interest expense.

(2) As of December 31, 1999 and 1998, the face amount of the note was $209,506,965 and $229,005,558, respectively, with unamortized discount of $7,722,390 and $8,183,178, respectively. During the year ended December 31, 1999 and 1998, discount amortization of $460,788 and $473,122, respectively, was recorded as interest expense.

(3) As of December 31, 1999 and 1998, the face amount of the note was $62,359,630 and $86,620,792, respectively, with unamortized discount of $1,506,512 and $1,870,028, respectively. During the year ended December 31, 1999 and 1998, discount amortization of $363,516 and $530,222, respectively, was recorded as interest expense.

(4) As of December 31, 1999 and 1998, the face amount of the note was $119,563,094 and $154,840,829, respectively, with unamortized discount of $3,489,185 and $4,312,253, respectively. During the year ended December 31, 1999 and 1998, discount amortization of $823,068 and $474,210, respectively, was recorded as interest expense.

(5) As of December 31, 1999 and 1998, the face amount of the debt was $411,110,641 and $392,752,908 with unamortized discount of $11,342,128 and
     $5,999,957, respectively. During the year ended December 31, 1999 discount amortization of $1,404,887 and $591,817, respectively, was recorded as interest expense.

(6) The effective interest rate as of December 31, 1999 and 1998 includes the impact of a rate reduction agreement which was in place from July 1995 through December 31, 1999, providing for a reduction in the rate on a portion of the loans based on balances maintained at the bank.

(7) Stated maturities per respective loan agreements. The maturities of CRIIMI MAE's debt are as follows:


           2000                       $    940,636,013
           2001                             14,179,989
           2002                             15,290,919
           2003                             17,692,401
           2004                             20,920,298
           2005 - 2035                   1,047,971,008
                                    -----------------------
                                      $  2,056,690,628 (a)
                                    =======================


(a) Assumes all non-securitized mortgage obligations mature in 2000 due to Chapter 11 proceedings and contemplated Plan. Payments of principal on the securitized mortgage obligations are required to the extent mortgage principal is received on the related collateral. The projected principal paydown on the securitized mortgage obligations is based upon the stated terms of the underlying mortgages. These amounts do not include the associated unamortized discount.

         COLLATERALIZED BOND OBLIGATIONS - CMBS

         In May 1998, CRIIMI MAE, through its wholly owned subsidiary, CRIIMI MAE CMBS Corp., issued an aggregate of $468 million of longer-term, fixed-rate investment grade debt securities to reduce an equivalent amount of short-term, variable-rate secured borrowings used to initially fund CMBS acquisitions. Of the $468 million in investment grade securities, $345 million were non-callable securities and $123 million were callable securities.

         On March 5, 1999, $205.8 million face amount of callable CBO-2 BBB Bonds with a coupon rate of 7% were sold. Of the $159 million of net sale proceeds, $141.2 million was used to repay variable-rate secured borrowings under the agreement with Morgan Stanley and $17.8 million was remitted to CRIIMI MAE.

         FAS 125 provides guidance as to whether a transfer of financial assets, such as in a securitization, will qualify for sales treatment or secured borrowing treatment. This distinction is made by concluding as to whether a transferor relinquishes control over the transferred assets. If the transferor is considered to no longer control the assets, the securities receive sales treatment which calls for the de-recognition of all assets surrendered and liabilities settled, the recognition of all assets received and liabilities incurred and the recognition of a gain or loss through earnings. If the transferor maintains control over the transferred assets, the assets remain on the balance sheet and a corresponding amount of debt is recognized for all securities not held by the transferor. The determination of control is made on a security by security basis.

         As a result of the May 1998 transaction, control was retained over $123 million of the securities because CRIIMI MAE has the right to call the securities. The $345 million of non-callable investment grade securities were treated as a sale, the corresponding assets and debt were de-recognized from the balance sheet and a gain of $28.8 million was recognized through earnings. The $123 million of callable investment grade securities and the corresponding amount of debt are recorded on the balance sheet. The March 5, 1999 transaction was accounted for as a financing by the Company rather than a sale. This resulted in CRIIMI MAE recognizing a fixed-rate liability for these bonds in the amount of the gross proceeds.

COLLATERALIZED MORTGAGE OBLIGATIONS - INSURED MORTGAGE SECURITIES

         During late 1995, CRIIMI MAE, through three wholly owned financing subsidiaries, issued approximately $664 million (face amount) of long-term, fixed-rate debt in order to refinance short-term, variable-rate debt. Changes in interest rates will have no impact on the cost of funds or the collateral requirements on this debt. Proceeds from the issuance of this long-term debt, net of original issue discount, were originally applied as follows: approximately $557 million was used to pay down short-term, variable-rate debt facilities, approximately $8 million was used to pay transaction costs and approximately $80 million was used to purchase Subordinated CMBS.

         The refinancings were completed through three separate transactions. GNMA Mortgage-Backed Securities with a fair value of approximately $233 million as of December 31, 1998, were pledged as security for a funding note payable to Freddie Mac (the "Freddie Mac Funding Note"). The Collateralized Mortgage Obligations (CMOs) were collateralized by FHA-Insured Certificates and GNMA Mortgage-Backed Securities with a fair value of approximately $161 million as of December 31, 1998. GNMA Mortgage-Backed Securities with a fair value of approximately $89 million as of December 31, 1998, were pledged as security for a funding note payable to Fannie Mae (the "Fannie Mae Funding Note").

         Each of the above-mentioned transactions has been accounted for as a financing in accordance with FASB Technical Bulletin 85-2. The discount on the CMOs and the Funding Notes is being amortized on a level yield basis.

COLLATERALIZED MORTGAGE OBLIGATIONS - ORIGINATED LOANS

         In the June 1998 CMO-IV transaction, $496 million of originated or acquired commercial mortgage loans were securitized, and CRIIMI MAE sold $397 million face amount of fixed-rate investment grade debt securities. CRIIMI MAE retained call options on all of the securities such that control was not relinquished. Therefore, the mortgage loans remain on CRIIMI MAE's balance sheet as assets for accounting purposes (along with these collateralized mortgage obligations) for all securities sold by CRIIMI MAE.

         The securities were issued at a discount of approximately $6.6 million. Such discount, as well as approximately $6.7 million of deferred costs and securitization transaction costs, are amortized on a level yield basis over the expected life of the related security. The securities not sold to third parties were partially financed with secured borrowings. The lending agreements are secured by certain of the CMO-IV securities with an aggregate fair value of approximately $42.8 million and $92.9 million as of December 31, 1999 and 1998, respectively.

         On April 5, 1999, the Company finalized an agreement by which Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell the remaining two classes of investment grade CMBS from CMO-IV with a face amount of $45.9 million and an average coupon rate of 6.96% constituting a portion of the collateral security advances under financing agreements with Citicorp. CRIIMI MAE sold these two classes of CMBS in May and October 1999. CRIIMI MAE retains the right to call each CMBS when the principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction has been accounted for as a financing and not a sale. Gross proceeds from the sale were used to pay off $39.6 million of secured debt and certain costs, and the remainder of approximately $315,000 was remitted to CRIIMI MAE. This resulted in CRIIMI MAE recognizing fixed-rate debt for these bonds in the amount of the gross proceeds received.

VARIABLE-RATE SECURED BORROWINGS-CMBS

         As previously discussed, when CRIIMI MAE purchased Subordinated CMBS, it initially financed (generally through short-term, variable-rate secured borrowings) a portion of the purchase price of the Subordinated CMBS. These secured borrowings were either provided by the issuer of the CMBS pool or through master secured borrowing agreements, as discussed below. As of December 31, 1999, the secured borrowings on Subordinated CMBS have interest rates that are generally based on the one-month London Interbank Offered Rate (LIBOR), plus a spread ranging from 0.5% to 1.5%. Due to the Chapter 11 filing and the automatic stay provisions granted under the Bankruptcy Code, the actual maturity date is undeterminable for facilities that expired in 1999.

         As discussed above, on March 5, 1999, the CBO-2 BBB Bonds were sold in a transaction that was accounted for as a financing rather than a sale. Of the $159.0 million of net sale proceeds, $141.2 million was used to repay variable-rate secured borrowings.

         As previously discussed, in May and October 1999, a portion of the CMO-IV CMBS was sold in a transaction that was accounted for as a financing rather than a sale. Of the $39.9 million of net sale proceeds, $39.6 million was used to repay variable-rate secured borrowings.

         As discussed in Note 5, the Wells Fargo Bonds were sold in February 2000. Of the $45.9 million in net sale proceeds, $37.5 million was used to repay variable-rate secured borrowings.

         The secured borrowing agreements are secured by certain rated CMBS security tranches with an aggregate fair value of approximately $784 million as of December 31, 1999 and $1.1 billion as of December 31, 1998. CRIIMI MAE's short-term, variable-rate financing facilities require that the value of the collateral securing the facilities meet a maximum loan-to-value ratio. If the value of the collateral is perceived such that the maximum loan-to-value ratio is exceeded, then the lender may require the Company to post cash or additional collateral with sufficient value to cure the perceived value deficiency. At December 31, 1999, CRIIMI MAE had secured borrowing agreements with German American Capital Corporation, Lehman ALI, Inc. First Union National Bank of North Carolina, Morgan Stanley, Merrill Lynch and Citicorp Securities, Inc. ("Citicorp"). These secured borrowing agreements qualify as financings under FAS 125 because CRIIMI MAE is required to purchase the same securities collateralizing the borrowing before their maturity. Citicorp has taken the position that CMBS that were pledged to them by the Company were instead sold to them by the Company because the transactions between the parties were documented using Bond Market Association Master Repurchase Agreement forms. The Company disputes the position of Citicorp and has filed a complaint contesting their claims of ownership. If, however, Citicorp prevails, the portfolio value of the Company's owned securities would decrease by the amount of bonds that are deemed to have been sold to Citicorp and the corresponding obligations would also decrease. See Note 17.

SENIOR UNSECURED NOTES

         In November 1997, CRIIMI MAE issued senior unsecured notes ("Notes") due on December 1, 2002 in an aggregate principal amount of $100 million. The Notes are effectively subordinated to the claims of any secured lender to the extent of the value of the collateral securing such indebtedness. Interest on the Notes is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 1998 at a fixed annual rate of 9.125%. The Notes are redeemable at any time, in whole or in part, at the option of CRIIMI MAE.

         The Indenture contains certain covenants which, among other things, restricts the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, or make distributions in respect of the Company's or such subsidiaries' capital stock, make other restricted payments, enter into transactions with affiliates or related persons, or consolidate, merge or sell all or substantially all of their assets. These covenants are subject to exceptions and qualifications.

         Under the terms of the Indenture, the Company can not incur additional indebtedness (except for Permitted Debt, which included secured borrowings, working capital lines of credit, borrowings under facilities in place as of November 21, 1997), unless at the time of such incurrence either (a) the ratio of Adjusted Earnings Available for Fixed Charges to Adjusted Fixed Charges giving proforma effect for the new borrowings is greater than 1.75 to 1.0 or (b) the Adjusted Debt to Capital Ratio on a proforma basis after giving effect to the incurrence of the new debt is less than 2.0 to 1.0.

BANK TERM LOANS

         In connection with the Merger, CM Management assumed certain debt of certain mortgage businesses affiliated with C.R.I., Inc. in the principal amount of $9.1 million (the "Bank Term Loan"). The Bank Term Loan is secured by certain cash flows generated by CRIIMI MAE's direct and indirect interests in the AIM Funds and is guaranteed by CRIIMI MAE. The loan requires quarterly principal payments of $650,000 and matured on December 31, 1998. The amount outstanding as of December 31, 1999 and 1998 was $1.3 million. Interest on the loan is based on CRIIMI MAE's choice of one, two or three-month LIBOR, plus a spread of 1.25%.

         In addition, a wholly owned subsidiary has a loan secured by the Real Estate Owned Property and guaranteed by CRIIMI MAE. The loan requires monthly interest payments and a balloon principal payment at maturity. The loan was made January 22, 1998 and matured on August 1, 1999. The Company received a default notice on August 3, 1999 from Citicorp. The amount outstanding as of December 31, 1999 and 1998 was $1.75 million. Interest on the loan is based on LIBOR, plus a spread of 1.5%. Currently, negotiations to sell the property to a third party are taking place. Amounts received by any such sale would be used to pay off the outstanding loan balance and the remaining proceeds are expected to be retained by the Company.

WORKING CAPITAL LINE OF CREDIT

         In 1996, CRIIMI MAE entered into an unsecured working capital line of credit provided by two lenders which provided for up to $40 million in borrowings. The credit facility matured on December 31, 1998. Outstanding borrowings under this line of credit are based on interest at one-month LIBOR, plus a spread of 1.75%. As of December 31, 1999 and 1998, $40 million in borrowings were outstanding under this facility.

BRIDGE LOAN

         In August 1998, CRIIMI MAE entered into a bridge loan for $50 million provided by a lender. The total unpaid principal balance and accrued interest was due in February 1999. Outstanding borrowings under this facility are based on interest at one-month LIBOR, plus a spread of 2.25%. As of December 31, 1999 and 1998, approximately $50 million in borrowings was outstanding under this loan.

OTHER DEBT RELATED INFORMATION

         Changes in interest rates will have no impact on the cost of funds or the collateral requirements on CRIIMI MAE's fixed-rate debt, which approximates 58% of CRIIMI MAE's consolidated debt as of December 31, 1999. Fluctuations in interest rates will continue to impact the value of that portion of CRIIMI MAE's mortgage assets which are not match-funded and could impact potential returns to shareholders through increased cost of funds on the variable-rate debt in place. CRIIMI MAE has a series of interest rate cap agreements in place in order to partially limit the adverse effects of rising interest rates on the remaining variable-rate debt. When CRIIMI MAE's cap agreements expire, CRIIMI MAE will have interest rate risk to the extent interest rates increase on any variable-rate borrowings unless the caps are replaced or other steps are taken to mitigate this risk. Furthermore, CRIIMI MAE has interest rate risk to the extent that the LIBOR interest rate increases between the current rate and the cap rate. However, CRIIMI MAE's investment policy requires that at least 75% of variable-rate debt be hedged. As of December 31, 1999 and 1998, 94% and 79%, respectively, of CRIIMI MAE's variable-rate debt is hedged.

         For the year ended December 31, 1999, CRIIMI MAE's weighted average cost of borrowing, including amortization of discounts and deferred financing fees of approximately $8.7 million, was approximately 7.64%. As of December 31, 1999, CRIIMI MAE's debt-to-equity ratio was approximately 9 to 1 and CRIIMI MAE's non-match-funded debt-to-equity ratio was approximately 4 to 1. Under certain of CRIIMI MAE's existing debt facilities, CRIIMI MAE's debt-to-equity ratio, as defined, may not exceed 5.0 to 1.0, among other requirements.

         See Note 1 "Organization-The Plan of Reorganization" for a discussion of the New Debt contemplated by the Company's Plan.

10.      INTEREST RATE PROTECTION AGREEMENTS

         CRIIMI MAE has entered into interest rate protection agreements to partially limit the adverse effects of rising interest rates on its variable-rate borrowings. Interest rate caps ("caps"), as shown below, provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index, increase above the stated interest rate cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap. All of the caps currently qualify for hedge accounting treatment. Therefore the related cost, as well as gains or losses on terminated positions, have been deferred and recognized into income over the life of the related debt. However, with the sale of certain CMBS under the Plan, the Company's interest rate caps may no longer qualify for hedge accounting. The portion of such caps will be marked-to-market with the adjustment flowing through earnings. At December 31, 1999, the caps have a fair market value of $1.5 million and a book basis of $1.1 million. At December 31, 1999, CRIIMI MAE held caps with a notional amount of $775 million and the caps are used to hedge $775 million of the Company's variable-rate debt.

Notional Amount           Effective Date        Maturity Date (2)       Cap (2)      Index (3)
--------------------    -------------------    --------------------    ---------    ------------

     100,000,000             April 8, 1997          April 10, 2000      6.6875%     1M LIBOR
     100,000,000        September 22, 1997      September 22, 2000      6.6563%     1M LIBOR
     100,000,000          December 7, 1997        November 7, 2000      6.6563%     1M LIBOR
      50,000,000         December 23, 1997       December 23, 2000      6.9688%     1M LIBOR
     100,000,000            March 11, 1998          March 12, 2001      6.6875%     1M LIBOR
     100,000,000            April 30, 1998          March 30, 2001      6.6875%     1M LIBOR
     100,000,000              June 4, 1998            June 4, 2001      6.6563%     1M LIBOR
     100,000,000             June 26, 1998           June 26, 2001      6.6563%     1M LIBOR
      25,000,000         September 6, 1998          August 6, 2001      6.6523%     1M LIBOR
--------------------

    $775,000,000 (1)
====================


(1) CRIIMI MAE's designated interest rate protection agreements hedge CRIIMI MAE's variable-rate borrowing costs.

(2) The weighted average strike price is approximately 6.7% and the weighted average remaining term for these interest rate cap agreements is approximately one year.

(3)  The one-month LIBOR rate was 5.8225% at December 31, 1999.

         CRIIMI MAE is exposed to credit loss in the event of non-performance by the counterparties to the interest rate protection agreements should interest rates exceed the caps. However, management does not anticipate non-performance by any of the counterparties. All of the counterparties have long-term debt ratings of A+ or above by Standard and Poor's and A1 or above by Moody's. Although none of CRIIMI MAE's caps are exchange-traded, there are a number of financial institutions which enter into these types of transactions as part of their day-to-day activities.

11.      COMMON STOCK

         CRIIMI MAE had 59,954,604 and 52,898,100, common shares issued and outstanding as of December 31, 1999 and 1998, respectively. The following material transactions occurred during the year.

          - In September 1999, the Company declared a dividend to common shareholders payable in shares of a new series of preferred stock designated as Series F Redeemable Cumulative Dividend Preferred Stock with a face value of $10 per share. The Series F Preferred Stock was convertible into shares of common stock during two, 10-business day windows. During the first conversion period (November 15 through November 30, 1999), 756,453 shares of Series F Preferred Stock were converted, resulting in the issuance of 6,401,443 shares of common stock. During the second and final conversion period for the Series F Preferred Stock (January 21 through February 3, 2000), 263,788 additional shares were converted, resulting in the issuance of 2,396,566 shares of common stock. See Note 12 for further discussion.

STOCK PURCHASE PLAN

         In December 1997, CRIIMI MAE registered with the Securities and Exchange Commission up to 3 million shares of CRIIMI MAE common stock ("Common Shares") in connection with a new Dividend Reinvestment and Stock Purchase Plan (the "Stock Plan"). Subsequently, in May 1998, the shareholders approved the issuance of up to 4.7 million common shares in connection with the Stock Plan. In October 1998, due to the Chapter 11 filing, the Company suspended the initial cash investment and optional cash payment portion of the Stock Plan until further notice. Subject to the suspension referenced above, the Stock Plan allows investors the opportunity to purchase additional CRIIMI MAE Common Shares through the reinvestment of CRIIMI MAE's dividends, optional cash payments and initial cash investments. Subject to the suspension referenced above, participants in the Stock Plan and interested investors can:

- Invest by making optional cash payments at any time up to a maximum of $10,000 per month, regardless of whether the participants' dividends are being reinvested.

-    Make an initial cash investment up to a maximum of $10,000.

- Invest by making an initial cash investment in excess of $10,000 or optional cash payment in excess of $10,000 per month, subject to permission of the Company, regardless of whether the participants' dividends are being reinvested.

- Automatically reinvest cash dividends on all or a portion of their Common Shares.

         To fulfill Stock Plan requirements, Common Shares were, at CRIIMI MAE's option, purchased in the open market or in privately negotiated transactions or from the Company. The price to participants of Common Shares purchased with reinvested dividends or with optional cash payments that do not exceed $10,000 reflected a discount, initially, of 2% from the market price. Common shares purchased with optional cash payments exceeding $10,000 (as approved by the Company) would have reflected a discount ranging from 0% to 5%. No discount was offered on Common Shares purchased under the Stock Plan with initial cash investments. All costs of administering the Stock Plan were paid by CRIIMI MAE. There were no brokerage fees, commissions or service charges associated with the purchase of Common Shares through the Stock Plan.

DIVIDENDS

            The Company paid the following common share dividends:

                                 1999 Dividends  1998 Dividends     1997 Dividends
Quarter Ended                     per Share (1)     per Share          per Share
-----------------                --------------  --------------     --------------
March 31                              $  --            $0.37               $0.35
June 30                                  --             0.40                0.35
September 30                             --             0.40                0.35
December 31                              --             0.30 (2)            0.37
                                      -----            -----               -----
                                      $  --            $1.47               $1.42
                                      =====            =====               =====

---------------
(1) During the pendency of the bankruptcy proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval. (See Note 1-Effect of Chapter 11 Filing on REIT Status and other Tax Matters). The Plan provides that no cash dividends, other than a maximum of $4.1 million to preferred shareholders, shall be paid to existing shareholders. See BUSINESS - The Plan of Reorganization for further discussion.

(2) On September 14, 1999, the Board of Directors (the "Board") of CRIIMI MAE declared a dividend on its common stock, par value $0.01 per share, for the purpose of distributing approximately $15.7 million in undistributed 1998 taxable income. The dividend was payable to shareholders of record on October 20, 1999, provided that shareholders maintained ownership of their common stock through the payment date, November 5, 1999. The dividend was paid in shares of a new series of preferred stock of the Company with a face value of $10.00 per share, designated as Series F Redeemable Cumulative Dividend Preferred Stock. See Note 12 for further discussion.

TREASURY SHARES

            In March 1998, approximately 540,000 treasury shares were retired.

12.         PREFERRED STOCK

            CRIIMI MAE's charter authorizes the issuance of up to 25,000,000 shares of preferred stock, of which 3,000,000 shares have been designated as Series B Cumulative Convertible Preferred Stock, 300,000 shares have been designated as Series C Cumulative Convertible Preferred Stock, 300,000 shares have been designated as Series D Cumulative Convertible Preferred Stock and 1,610,000 shares have been designated as Series F Redeemable Cumulative Dividend Preferred Stock as of December 31, 1999.

SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

            In August 1996, CRIIMI MAE completed a public offering of 2,415,000 shares of Series B Cumulative Convertible Preferred Stock, with a par value of $0.01 per share (the "Series B Preferred Stock"), at an aggregate offering price of $60,375,000. The Series B Preferred Stock pays a dividend in an amount equal to the sum of (i) $0.68 per share per quarter plus (ii) the product of the excess over $0.30, if any, of the quarterly cash dividend declared and paid with respect to each share of common stock times a conversion ratio of 2.2844 times one plus a conversion premium of 3%, subject to adjustment upon the occurrence of certain events. The Series B Preferred Stock is (i) convertible at the option of the holders and (ii) subject to redemption at CRIIMI MAE's sole discretion after the tenth anniversary of issuance. Each share of Series B Preferred Stock was convertible into 2.2844 shares of common stock, subject to adjustment upon the occurrence of certain events. Due to certain adjustment provisions in the Series B Preferred Stock Articles Supplementary, the payment of the Series F Redeemable Cumulative Dividend Preferred Stock dividend resulted in an adjustment to the conversion price such that one share of Series B Preferred Stock is now convertible into 2.6379 shares of common stock. The liquidation preference and the redemption price on the Series B Preferred Stock equals $25 per share, together with accrued but unpaid dividends. There were 1,593,982 shares of Series B Preferred Stock outstanding as of December 31, 1999. Dividends accrued on Series B

Preferred Stock totaled $5,419,539 as of December 31, 1999 (of which, $4,335,631 was accrued during 1999 and $1,083,908 was accrued for the fourth quarter of 1998, but not paid to date as a result of the Chapter 11 filing).

SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

            In March 1997, CRIIMI MAE entered into an agreement with an institutional investor pursuant to which the Company had the right to sell, and such investor was obligated to purchase, up to 300,000 shares of Series C Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), through June 1998 at a price of $100 per share. The Series C Preferred Stock paid a dividend at an annual rate equal to the sum of (i) 75 basis points plus (ii) LIBOR as of the second LIBOR Market Day preceding the commencement of the calendar quarter which includes such quarterly dividend payment. The Series C Preferred Stock was convertible into shares of common stock at the option of the holders and were subject to redemption by CRIIMI MAE. The outstanding Series C Preferred Stock was subject to mandatory conversion into common shares on February 23, 2000. Each share of Series C Preferred Stock was convertible into common shares based on a formula, the numerator of which is $100 and the denominator of which is a closing trade price of the common stock within the conversion period or the average of the closing trade prices of the common stock over the applicable twenty-one (or such fewer number as is mutually acceptable) day period immediately preceding the date of delivery. The liquidation preference and redemption prices on the Series C Preferred Stock was $100 and $106, respectively, per share plus an amount equal to all dividends accrued and unpaid thereon. On September 23, 1997, 150,000 shares were issued under this agreement, resulting in net proceeds of approximately $15 million. On February 23, 1998, another 150,000 shares of Series C Preferred Stock were issued under this agreement, resulting in net proceeds of approximately $15 million. These proceeds were used to fund purchases of Subordinated CMBS. During 1999, 20,000 shares of Series C Preferred Stock were converted into 653,061 common shares, resulting in 103,000 shares of Series C Preferred Stock outstanding at December 31, 1999. Dividends accrued on Series C Preferred Stock as of December 31, 1999 totaled $956,311 (of which $697,172 was accrued for 1999 and $259,139 for the fourth quarter of 1998, but not paid to date as a result of the Chapter 11 filing). Subsequent to December 31, 1999, the Series C Preferred Stock was exchanged for Series E Cumulative Convertible Preferred Stock. See below for further discussion.

SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK

            In July 1998, CRIIMI MAE entered into an agreement with an institutional investor pursuant to which the Company had the right to sell, and such investor was obligated to purchase, up to 300,000 shares of Cumulative Convertible Preferred Stock par value $.01 per share (the "Series D Preferred Stock") at price of $100 per share. The Series D Preferred Stock pays a dividend at an annual rate equal to the sum of (i) 75 basis points plus (ii) LIBOR as of the second LIBOR Market Day preceding the commencement of the calendar quarter which includes such quarterly dividend payment. The Series D Preferred Stock is convertible into shares of common stock at the option of the holders and is subject to redemption by CRIIMI MAE. The outstanding Series D Preferred Stock is subject to mandatory conversion into common shares on July 31, 2000. Each share of Series D Preferred Stock is convertible into common shares based on a formula, the numerator of which is $100 and the denominator of which is a closing trade price of the common stock within the conversion period or the average of the closing trade prices of the common stock over the applicable twenty-one (or such fewer number as is mutually acceptable ) day period immediately preceding the date of delivery. The liquidation preference and redemption prices on the Series D Preferred Stock are $100 and $106, respectively, per share plus an amount equal to all dividends accrued and unpaid thereon. On July 31, 1998, 100,000 shares of Series D Preferred Stock were issued under this agreement, resulting in net proceeds of approximately $10 million. There was no Series D Preferred Stock converted to common shares during 1999, resulting in 100,000 shares outstanding at December 31, 1999. Dividends accrued on Series D Preferred Stock totaled $800,753 as of December 31, 1999 (of which, $645,822 was accrued for 1999 and $154,931 was accrued for the fourth quarter of 1998, but not paid to date as a result of the Chapter 11 filing).

SERIES E CUMULATIVE CONVERTIBLE PREFERRED STOCK

            On February 22, 2000, CRIIMI MAE and the holder of its Series C Preferred Stock entered into a Preferred Stock Exchange Agreement (the "Exchange Agreement") pursuant to which 103,000 shares of Series C Preferred Stock were exchanged (the "Exchange") for 103,000 shares of a new series of preferred stock designated as "Series E Cumulative Convertible Preferred Stock", par value $0.01 per share (the "Series E Preferred Stock"). The principal purpose of the Exchange was to effect an extension of the mandatory conversion date, upon which the Series C Preferred Stock would have converted into common stock.

            Until the Company's Plan is effective, the principal terms of the Series E Preferred Stock are as set forth below. The Series E Preferred Stock pays a dividend at an annual rate equal to the sum of (i) 75 basis points plus (ii) LIBOR as of the second LIBOR Market Day preceding commencement of the calendar quarter which includes such quarterly dividend payment. Quarterly dividends payable with respect to calendar quarters and any partial quarter shall be payable in common stock. The Series E Preferred Stock is not convertible into shares of common stock at the option of the holder unless the effective date of the Plan does not occur on or before December 31, 2000. In such event, 5,000 shares of Series E Preferred Stock shall become convertible at the option of the holder into common stock in January 2001 and in each month thereafter until the effective date of the Plan. If the Series E Preferred Stock becomes convertible into common stock, then each share of Series E Preferred Stock shall be convertible into common stock based on a formula, the numerator of which shall be $100 and the denominator of which shall be the closing trade price of the common stock within the conversion period or the average of the closing trade prices of the common stock over the applicable twenty-one (or such fewer number as is mutually acceptable) day period immediately preceding the date of delivery. The Series E Preferred Stock is subject to redemption by CRIIMI MAE. The liquidation preference and the redemption prices on the Series E Preferred Stock are $100 and $106, respectively, per share plus an amount equal to all dividends accrued and unpaid thereon.

            Once the Company's Plan is effective, amendments to the Series E Preferred Stock relative rights and preferences, relating principally to conversion and dividend rights and terms, would be effected, including an increase in the dividend rate, a new mandatory conversion date and the provision of additional conversion rights. Reference is made to the Plan, previously filed with the SEC as an exhibit to a Current Report on Form 8-K, for a complete description of such amendments to the relative rights and preferences of the Series E Preferred Stock, as contemplated by the Plan.

SERIES F REDEEMABLE CUMULATIVE DIVIDEND PREFERRED STOCK

            On September 14, 1999, the Company declared a dividend on its common stock for the purpose of distributing approximately $15.7 million in undistributed 1998 taxable income. The dividend was payable to common shareholders of record on October 20, 1999, provided that the shareholders maintained ownership of their common stock through the payment date. The dividend was paid on November 5, 1999 in shares of Series F Redeemable Cumulative Preferred Dividend Preferred Stock ("Series F Preferred Stock"). The 1,606,595 Shares of Series F Preferred Stock issued were approved for listing on the New York Stock Exchange and trade with the symbol CMM-PrF, with a par value of $0.01 and a face value of $10.

            Holders of record of each share of CRIIMI MAE common stock who maintained ownership of their common stock through November 5, 1999, received 3/100ths of a share of the new Series F Preferred Stock (i.e., three shares of Series F Preferred Stock for every 100 shares of common stock held). The Series F Preferred Stock was convertible into shares of common stock during two 10-business day conversion periods. The first conversion period was from November 15, 1999 through November 30, 1999, and the second conversion period was from January 21, 2000 through February 3, 2000. Conversions were based on the volume-weighted average of the sale prices of the common stock for the 10-trading days prior to the date converted, subject to a floor of 50% of the volume-weighted average of the sale prices of the common stock on November 5, 1999. Holders of Series F Preferred Stock have no right to convert their Series F Preferred Stock into common stock after February 3, 2000.

            The Series F Preferred Stock provides for cash dividends at an annual fixed rate of 12%. The first dividend will be paid no earlier than the end of the calendar quarter in which a plan of reorganization for the Company becomes effective, and no more than quarterly thereafter. Series F Preferred Stock is redeemable at the Company's option after November 5, 2000 at a price of $10.00 per share plus accrued but unpaid dividends. In addition, the liquidation value of Series F Preferred Stock is $10.00 per share plus accrued but unpaid dividends.

            During the first conversion period 756,453 shares of Series F Preferred Stock were converted, resulting in the issuance of 6,401,443 shares of common stock. After giving effect to the shares converted during the first conversion period, there were 850,142 shares of Series F Preferred Stock outstanding as of December 31, 1999. During the second and final conversion period (January 21 through February 3, 2000) for the Series F Preferred

Stock 263,788 additional shares were converted, resulting in the issuance of 2,396,566 shares of common stock. Dividends accrued on Series F Preferred Stock totaled $161,527 as of December 31, 1999.

13.         EARNINGS PER SHARE

            The following table reconciles basic and diluted (loss) earnings per share under FAS 128 for the years ended December 31, 1999, 1998 and 1997.

                                                                                           Per Share
                                                     (Loss) Income           Shares          Amount
                                                     -------------         ----------        --------
YEAR ENDED DECEMBER 31, 1999
Basis earnings per share:
  (Loss) available to common shareholders            $(132,368,965)        53,999,782        $(2.45)

Dilutive effect of securities:
   Stock options                                                                   --
   Convertible preferred stock                                  --                 --
                                                     -------------         ----------        -------
Diluted earnings per share (1):
  (Loss) available to common shareholders and
    assumed conversions                              $(132,368,965)        53,999,782        $(2.45)
                                                     =============         ==========        =======
YEAR ENDED DECEMBER 31, 1998
Basis earnings per share:
  Income available to common shareholders            $  35,370,374         47,280,371        $0.75

Dilutive effect of securities:
   Stock options                                                --            302,390
   Convertible preferred stock                             264,011            622,748
                                                     -------------         ----------        -------
Diluted earnings per share (1):
  Income available to common shareholders and
    assumed conversions                              $  35,634,385         48,205,509        $0.74
                                                     =============         ==========        =======
YEAR ENDED DECEMBER 31, 1997
Basis earnings per share:
  Income available to common shareholders            $  47,715,076         36,993,130        $1.29

Dilutive effect of securities:
   Stock options                                                            1,024,400
   Convertible preferred stock                             320,379            334,110
                                                     -------------         ----------        -------
Diluted earnings per share (1):
  Income available to common shareholders and
    assumed conversions                              $  48,035,455         38,351,640        $1.25
                                                     =============         ==========        =======

---------------------------
(1) 1,593,982, 1,593,982 and 1,679,376 shares of Series B Preferred Stock were outstanding at the end of 1999, 1998 and 1997, respectively; 103,000 shares of Series C Preferred Stock, 100,000 shares of Series D Preferred Stock and 850,142 shares of Series F Preferred Stock were outstanding at December 31, 1999. The common stock equivalents for these shares were not included in the calculation of diluted EPS because the effect would be anti-dilutive.

14.      STOCK BASED COMPENSATION PLANS

         CRIIMI MAE has two stock option plans, the Stock Option Plan for Key Employees ("Key Employee Plan") and the 1996 Non-Employee Director Stock Plan ("Director Plan"). In addition, CRIIMI MAE has granted to each of Messrs. Dockser and Willoughby options to purchase common stock under separate stock option agreements (the "Agreements") resulting from the Merger. CRIIMI MAE accounts for these Agreements and Plans under APB Opinion No. 25, under which no compensation cost has been recognized. The value of option shares granted as part of the Merger was capitalized as a component to goodwill. Accordingly, the pro forma information below excludes option shares granted at the time of the Merger. During 1996, FASB Statement No. 123 became effective. This Statement requires pro forma disclosure of the impact on net income and earnings per share as if the options were recorded at their estimated fair value at the issuance date and amortized over the options' vesting period. Had compensation cost for these Plans been determined consistent with FASB Statement No. 123, CRIIMI MAE's net income and earnings per share would have been recorded at the following pro forma amounts:


                                                                           Years ended December 31,
                                                                      1999              1998              1997
                                                               ----------------   --------------   --------------
Net (loss) income available to common shareholders             $  (132,368,965)   $   35,370,734   $   47,715,076
                                                               ================   ==============   ==============
Pro forma net (loss) income available to common stockholders   $  (133,490,853)   $   34,739,667   $   47,553,237
                                                               ================   ==============   ==============
Basic earnings per share                                       $         (2.45)   $         0.75   $         1.29
                                                               ================   ==============   ==============
Pro forma basic earnings per share                             $         (2.47)   $         0.73   $         1.29
                                                               ================   ==============   ==============
Diluted earnings per share                                     $         (2.45)   $         0.74   $         1.25
                                                               ================   ==============   ==============
Pro forma diluted earnings per share                           $         (2.47)   $         0.73   $         1.25
                                                               ================   ==============   ==============


         The Key Employee Plan currently provides for grants of stock options to purchase up to 2,092,903 shares of Company Common Stock (as adjusted from 2,000,000 shares, as a result of the junior preferred stock dividend paid to common shareholders in November 1999 and consistent with a Bankruptcy Court order which limits the full adjustment to 2,198,831 shares of Company common stock, contemplated by the terms and provisions of the Key Employee Plan, until such time as the Company emerges from Chapter 11). CRIIMI MAE has granted options net of forfeitures on 1,943,826 shares through December 31, 1999. Under the Key Employee Plan, options granted prior to July 28, 1995, have an option price of $9.77, and options granted after July 28, 1995 must have an option price of not less than fair market value of a share of common stock on the date of grant. Options vest in equal installments on either the first three or four anniversaries of the date of grant and expire after eight years.

         CRIIMI MAE may grant options for up to 501,640 common shares under the Director Plan (as adjusted from 500,000 shares as a result of the junior preferred stock dividend paid to common shareholders in November 1999 and consistent with a Bankruptcy Court order which limits the full adjustment to 501,312 shares of Company common stock, contemplated by the terms and provisions of the Director Plan, until such time as the Company emerges from Chapter 11). CRIIMI MAE has granted options on 8,000 common shares through December 31, 1999. Under the Director Plan, the option exercise price is equal to the market price of a share of common stock on the date of grant, the options vest immediately, and the options expire after ten years.

         Under the Agreements, each of the Principals received from CRIIMI MAE options to purchase 1,000,000 common shares at an exercise price equal to $1.50 per share more than the aggregate average of the high and low sales prices of common shares on the New York Stock Exchange during the 10 trading days preceding the closing date of the Merger, which average sales price was calculated at $8.27 per share (the "Trading Price") and 400,000 common shares at an exercise price equal to $4.00 per share more than the Trading Price. These options vest in equal installments on the first four anniversaries of the closing date. The Principals also received options to purchase 100,000 common shares exercisable at $5.00 more than the Trading Price that vest on the fifth anniversary of the closing date. The options expire on the sixth anniversary of the closing date of the Merger. The aggregate 3,000,000 common shares issuable upon exercise of the options granted under the Agreement have been adjusted to an aggregate 3,165,929 common shares as a result of the junior preferred stock dividend paid to common shareholders in November 1999.

         A summary of CRIIMI MAE's two stock option plans, plus options granted at the time of the Merger, at December 31, 1999, 1998 and 1997, and changes during the years then ended is presented in the table below:


                                                         1999                  1998                    1997
                                                 -------------------   --------------------   ---------------------
                                                             Average                Average                 Average
                                                   Shares     Price      Shares      Price      Shares       Price
                                                 ---------    ------   ----------    ------    ----------    ------
Outstanding at beginning of year                 4,087,145   $ 12.15   3,487,676  $   11.40   3,091,500  $   10.62

Granted                                            745,590      2.53     776,000      15.75     514,500      15.58
Exercised                                             --         --      (69,699)      9.94     (73,741)      9.79
Forfeited                                         (255,017)    11.41    (106,832)     15.29     (44,583)     13.44
                                                 ---------    ------   ----------    ------    ----------    ------

Outstanding at end of year                       4,577,718   $ 10.62   4,087,145  $   12.15   3,487,676  $   11.34
                                                 =========    ======   ==========    ======   ==========    ======

Exercisable at end of year                       2,619,957   $ 11.41   1,752,982  $   10.85   1,073,059  $   10.93
                                                 =========    ======   ==========    ======   ==========    ======
Weighted average fair value of options granted
  during the year                                            $  2.03              $    1.33              $    1.55
                                                              ======                 =======               =======


         The 4,577,718 options outstanding at December 31, 1999 have exercise prices between $1.125 and $15.9375, with a weighted average exercise price of $10.6211 and a weighted average remaining contractual life of 3.4 years.

         The fair value of the 1999, 1998 and 1997 option grants was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: risk-free interest rate of 5.37%, 4.95% and 6.10%; expected life of 6.23, 8.00 and 2.60 years; expected volatility of 95.2%, 26.6% and 25.2%; dividend yield of approximately 0%, 9.4% and 9.0%.

15.      EMPLOYEE RETENTION PLAN

         To ensure the Company's continued retention of its executives and other employees and to provide meaningful incentives for these employees to work towards the Company's financial recovery and reorganization, the Company's management and Board of Directors developed a comprehensive and integrated program to retain its executives and other employees throughout the reorganization. On December 18, 1998, the Company obtained Bankruptcy Court approval to adopt and implement an employee retention program ("the Employee Retention Plan") with respect to all employees of the Company other than certain key executives. On February 28, 1999, the Company received Bankruptcy Court approval authorizing it to extend the Employee Retention Plan to the key executives initially excluded, including modifying existing employment agreements and entering into new employment agreements with such key executives. The Employee Retention Plan also provides for retention payments aggregating up to approximately $3.5 million, including payments to certain executives. The Employee Retention Plan permitted the Company to approve ordinary course employee salary increases beginning in March 1999, subject to certain limitations, and to grant options to its employees after the Petition Date, up to certain limits. Retention payments are payable semiannually over a two-year period. The first retention payment of approximately $909,000 vested on April 5, 1999 and was paid on April 15, 1999. The second retention payment of approximately $865,000 vested on October 5, 1999 and was paid on October 15, 1999. The third retention payment of approximately $653,000 vested on April 5, 2000 and will be paid on April 14, 2000. The entire unpaid portion of the retention payments will become immediately due and payable (i) upon the effective date of a plan of reorganization of the Company and, with respect to certain key executives, court approval or (ii) upon termination without cause. William B. Dockser, Chairman of the Board of Directors, and H. William Willoughby, President, are not currently entitled to receive any retention payments. Subject to the terms of their respective employment agreements, certain key executives will be entitled to severance benefits if they resign or their employment is terminated following a change of control. The other employees will be entitled to severance benefits if they are terminated without cause subsequent to a change of control of the Company and CM Management. In addition, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control.

16.      TRANSACTIONS WITH RELATED PARTIES

         Below is a summary of the related party transactions that occurred during the years ended December 31, 1999, 1998 and 1997. These items are described further in the text which follows:

                                                         For the years ended December 31,
                                                        1999          1998          1997
                                                     ----------    ----------    ----------
AMOUNTS RECEIVED OR ACCRUED FROM RELATED PARTIES:
 CRIIMI Inc.
    Income (1)                                       $  972,180    $1,340,730    $1,624,666
    Return of Capital (2)                             5,278,811     3,774,817     2,643,029
                                                     ----------    ----------    ----------
    Total                                            $6,250,991    $5,115,547    $4,267,695
                                                     ==========    ==========    ==========
  CRI/AIM Investment Limited Partnership (1)         $  444,393    $  552,121    $  666,921
                                                     ==========    ==========    ==========
  CRIIMI MAE Services Limited Partnership (3)        $       --    $3,114,000    $       --
                                                     ==========    ==========    ==========
EXPENSE REIMBURSEMENTS TO CRIIMI MANAGEMENT:
  AIM Funds and CRI Liquidating (4)(5)               $  183,579    $  211,793    $  350,239
  CMSLP (2)(4)                                          946,461        76,621        12,616
                                                     ----------    ----------    ----------
    Total                                            $1,130,040    $  288,414    $  362,855
                                                     ==========    ==========    ==========
PAYMENTS TO CRI:
  Expense reimbursement - CRIIMI MAE (4)(6)          $  182,691    $  352,471    $  399,162
                                                     ==========    ==========    ==========
PAYMENTS TO THE ADVISER:
  Annual fee - CRI Liquidating (7)(8)                $       --    $       --    $   11,468
                                                     ==========    ==========    ==========
PAYMENTS TO CAPITAL HOTEL GROUP:
  Management fee (9)                                 $   61,077    $    4,691    $   36,180
                                                     ==========    ==========    ==========

-----------------
(1) Included as equity in earnings from investments on the accompanying consolidated statements of income.

(2) Included as a reduction of equity investments on the accompanying consolidated balance sheets.

(3) This is a distribution included on the balance sheet as a decrease in equity investments.

(4) Included in general and administrative expenses on the accompanying consolidated statements of income.

(5) Prior to CRIIMI MAE becoming a self-administered REIT, amounts were paid to C.R.I., Inc. as reimbursement for expenses incurred by the adviser on behalf of CRI Liquidating and the AIM Funds. The transaction in which CRIIMI MAE became a self-administered REIT had no impact on CRI Liquidating's or the AIM Funds' financial statements except that the expense reimbursements previously paid to C.R.I., Inc. are, effective June 30, 1995, paid to CM Management.

(6) Prior to CRIIMI MAE becoming a self-administered REIT, amounts were paid to C.R.I., Inc. as reimbursement for expenses incurred by the adviser on behalf of CRIIMI MAE. In connection with the Merger, on June 30, 1995, CRIIMI MAE was no longer required to reimburse the adviser, as these expenses are now directly incurred by CRIIMI MAE. However, pursuant to an agreement between CRIIMI MAE and C.R.I., Inc. (the "CRI Administrative Services Agreement"), C.R.I., Inc. provides CRIIMI MAE with certain administrative and office facility services and other services, at cost, with respect to certain aspects of CRIIMI MAE's business. CRIIMI MAE uses the services provided under the C.R.I., Inc. Administrative Services Agreement to the extent such services are not performed by CM Management or provided by another service provider. The
     CRI Administrative Services Agreement is terminable on 30 days notice at any time by CRIIMI MAE.

(7) Included in the accompanying consolidated statements of income as fees to related party.

(8) The adviser under the CRI Liquidating Advisory Agreement received an annual fee for managing CRI Liquidating's portfolio of mortgages. Due to the final liquidation of CRI Liquidating in 1997, no annual fees were paid for 1998 and 1999.

(9) Included as a reduction of net income earned from Real Estate Owned property which is included in other investment income on the accompanying consolidated statements of income.


17.      LITIGATION

BANKRUPTCY PROCEEDINGS

         On the Petition Date, the Debtors each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. These cases are being jointly administered for procedural purposes. None of the cases has been substantively consolidated. Under the Bankruptcy Code, the Debtors are authorized to manage their respective affairs and operate their businesses as debtors-in-possession while they attempt to confirm and consummate their plan of reorganization that will restructure their financial affairs and allow them to emerge from bankruptcy. As a debtor-in-possession under the Bankruptcy Code, no Debtor may engage in any transaction outside the ordinary course of business without the approval of the Bankruptcy Court. The following discussion describes certain aspects of the Chapter 11 cases of the Debtors (the "Chapter 11 Cases"), but it is not intended to be a complete summary.

         Pursuant to the Bankruptcy Code, the commencement of the Chapter 11 Cases created an automatic stay, applicable generally to creditors and other parties in interest, but subject to certain limited exceptions, of: (i) the commencement or continuation of judicial, administrative or other actions or proceedings against the Debtors that were or could have been commenced prior to the commencement of the Chapter 11 Cases; (ii) the enforcement against the Debtors or their property of any judgments obtained prior to the commencement of the Chapter 11 Cases; (iii) the taking of any action to obtain possession of property of the Debtors or to exercise control over such property; (iv) the creation, perfection or enforcement of any lien against the property of the bankruptcy estates of the Debtors; (v) any act to create, perfect or enforce against the property of the Debtors any lien that secures a claim that arose prior to the commencement of the Chapter 11 Cases; (vi) the taking of any action to collect, assess or recover claims against the Debtors that arose before the commencement of the Chapter 11 Cases; (vii) the set-off of any debt owing to the Debtors that arose prior to the commencement of the Chapter 11 Cases against any claim against the Debtors; or (viii) the commencement or continuation of a proceeding before the United States Tax Court concerning the Debtors. Any entity may apply to the Bankruptcy Court, upon appropriate showing of cause, for relief from the automatic stay.

         As noted above, the Debtors are authorized to manage their respective properties and operate their respective businesses pursuant to the Bankruptcy Code. During the course of the Chapter 11 Cases, the Debtors will be subject to the jurisdiction and supervision of the Bankruptcy Court. The United States Trustee has appointed (i) the Unsecured Creditors' Committee, (ii) the Official Committee of Unsecured Creditors in the CM Management Chapter 11 Case (the "CMM Creditors' Committee") and (iii) the Equity Committee (collectively, the "Committees"). The Committees are expected to participate in the formulation of the plans of reorganization for the respective Debtors. The Debtors are required to pay certain expenses of the Committees, including professional fees, to the extent allowed by the Bankruptcy Court.

         Under the Bankruptcy Code, for 120 days following the Petition Date, only the debtor-in-possession has the right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor-in-possession files a plan of reorganization during this exclusivity period, no other party may file a plan of reorganization until 180 days following the Petition Date, during which period the debtor-in-possession has the exclusive right to solicit acceptances of the plan. If a debtor-in-possession fails to file a plan during the exclusivity period or such additional exclusivity period as may be ordered by the Bankruptcy Court or, after such plan has been filed, fails to obtain acceptance of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditors' committee, an equity security holders' committee, a creditor or an equity security holder may file a plan of reorganization for such debtor. Additionally, if the Bankruptcy Court were to appoint a trustee, the exclusivity period, if not previously terminated, would terminate.

         The Debtors' initial exclusivity period to file a plan of reorganization ended on February 2, 1999. The Bankruptcy Court extended this period through August 2, 1999 and again through September 10, 1999. The Debtors sought a third extension of exclusivity through November 10, 1999 and on September 20, 1999, the Bankruptcy Court entered an order (i) extending the Debtors' right to file a plan of reorganization through October 16, 1999, (ii) providing the Unsecured Creditors' Committee and the Equity Committee the right to jointly file a plan of reorganization through October 16, 1999 and (iii) providing that any party in interest may file a plan of reorganization after October 16, 1999. The Debtors filed (i) a Joint Plan of Reorganization on September 22, 1999, (ii) an Amended Joint Plan of Reorganization and proposed Joint Disclosure Statement on December 23, 1999, and (iii) a Second Amended Joint Plan of Reorganization and proposed Amended Joint Disclosure Statement on March 31, 2000. The filing of the Debtors' Plan and Proposed Disclosure Statement on March 31, 2000 was filed with the support of the Equity Committee, which is a co-proponent of the Plan. Subject to the completion of mutually acceptable Unsecured Creditor Debt Documentation, the Unsecured Creditors' Committee has agreed to support confirmation of the Debtors' Plan.

         On December 20, 1999, the Unsecured Creditors' Committee filed its own plan of reorganization and proposed disclosure statement with the Bankruptcy Court. On January 11, 2000 and on February 11, 2000, the Unsecured Creditors' Committee filed its first and second amended plans of reorganization, respectively, with the Bankruptcy Court and its amended proposed disclosure statements with respect thereto. However, as a result of the successful negotiations between the Debtors and the Unsecured Creditors' Committee, the Unsecured Creditors' Committee has agreed to the treatment of unsecured claims under the Debtors' Plan, subject to completion of mutually acceptable Unsecured Creditor Debt Documentation, and has asked the Bankruptcy Court to defer consideration of its second amended plan of reorganization and second amended proposed disclosure statement. Accordingly, the Debtors, the Equity Committee and the Unsecured Creditors' Committee are together presenting the Debtors' Plan for approval by all classes of impaired creditors and equity security holders.

         The Bankruptcy Court has scheduled a hearing for April 25 and April 26, 2000 on the Proposed Disclosure Statement. Once the Proposed Disclosure Statement has been approved by the Bankruptcy Court, it will be sent, together with the Plan with respect thereto, to members of all classes of impaired creditors and equity security holders for acceptance or rejection. Following voting on the Plan by impaired classes of creditors and equity security holders, the Bankruptcy Court, after notice and a hearing, will consider whether to confirm the Plan. To confirm a plan, the Bankruptcy Court is required to find among other things: (i) with respect to each class of impaired creditors and equity security holders, that each holder of a claim or interest of such class either (a) will, pursuant to the plan, receive or retain property of a value as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Debtors or (b) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or is not impaired under the plan, and
(iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successor unless such liquidation or reorganization is proposed in the plan. No date has yet been set by the Bankruptcy Court for a confirmation hearing.

         If any impaired class of creditors or equity security holders does not accept a plan, the proponent of the plan may invoke the so-called "cramdown" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan, notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders, if certain requirements of the Bankruptcy Code are met. These requirements include: (i) the plan does not discriminate unfairly and (ii) the plan is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used in the Bankruptcy Code, the phrases "discriminate" and "fair and equitable" have narrow and specific meanings and their use herein is qualified in its entirety by reference to the Bankruptcy Code.

BANKRUPTCY RELATED LITIGATION

         The following is a summary of material litigation matters between the Company and certain of its secured creditors since the Petition Date. The Company has reached agreement with certain of these creditors, as set forth in greater specificity below.

         MERRILL LYNCH

         As of the Petition Date, the Company owed Merrill Lynch approximately $274.8 million with respect to advances to the Company under an assignment agreement pursuant to which the Company pledged Subordinated CMBS. Borrowings under this assignment agreement are secured by a first priority security interest in certain CMBS issued by CBO-2, together with all proceeds, distributions and amounts realized therefrom (the "Distributions") (the CMBS pledged to Merrill Lynch and the Distributions are hereafter referred to collectively as the "Merrill Collateral").

         On October 16, 1998, Merrill Lynch filed a motion with the Bankruptcy Court for relief from the automatic stay or, in the alternative, for entry of an order directing the Company to provide adequate protection for its interest in the Merrill Collateral. On October 21, 1998, the Company filed a complaint against Merrill Lynch for turnover of Distributions remitted to Merrill Lynch on October 2, 1998 by LaSalle National Bank, as well as other relief.

         On December 4, 1998, the Bankruptcy Court approved a consent order entered into between the Company and Merrill Lynch. Among other things, pursuant to the consent order, the pending litigation with Merrill Lynch was dismissed without prejudice. The consent order also preserved the portfolio of CMBS pledged as collateral to Merrill Lynch and provided for the Company to receive distributions of 50 percent of the monthly cash flow from those CMBS net of interest payable to Merrill Lynch (the "Company's Distribution Share"). The 50 percent of distributions received by Merrill Lynch is to be applied to reduce principal. Such arrangement will remain in effect until the earlier of a further order of the Bankruptcy Court affecting the arrangement or the effective date of a plan of reorganization of the Company.

         On September 7, 1999, the Company filed a Motion to Approve Stipulation and Consent Order Providing for Adequate Protection. On or about September 27, 1999, the Unsecured Creditors' Committee and the Equity Committee filed a joint objection to the motion. On December 3, 1999, the Bankruptcy Court entered the Stipulation and Consent Order Providing Adequate Protection (the "Adequate Protection Order"), certain provisions of which were effective retroactively. Pursuant to the Adequate Protection Order, having a retroactive effect, a segregated interest bearing debtor-in-possession account was created (the "Cash Collateral Account") into which the Company's Distribution Share was deposited during the months of August through December 1999. An additional 50% of the Company's Distribution Share was deposited between January and March 2000. The Adequate Protection Order provides Merrill Lynch with a first priority lien on the Cash Collateral Account. Subject to certain material adverse changes defined in the Adequate Protection Order, Merrill Lynch agreed not to seek further adequate protection or relief from the automatic stay before March 31, 2000.

         MORGAN STANLEY

         As of the Petition Date, the Company owed Morgan Stanley approximately $182.4 million with respect to advances to the Company under an agreement pursuant to which the Company pledged CMBS. The borrowings under this agreement were secured by certain CMBS, including (i) CRIIMI MAE Commercial Mortgage Trust, Series 1998-C1, Class B and C Certificates (collectively or any portion thereof, the "CBO-2 BBB Bonds") and (ii) Morgan Stanley Capital I., Inc., Series 1998-W2, Class F, G, H, J, K, L and M Certificates (collectively or any portion thereof, the "Wells Fargo Bonds" and, together with the CBO-2 BBB Bonds, the "Morgan Collateral").

         On October 6, 1998, Morgan Stanley advised the Company that it was exercising alleged ownership rights over the Morgan Collateral. On October 20, 1998, the Company filed an adversary proceeding against Morgan Stanley alleging, among other things, that Morgan Stanley violated the automatic stay, and seeking turnover of the Morgan Collateral.

         On January 12, 1999, the Company and Morgan Stanley agreed upon and filed with the Bankruptcy Court a stipulation and consent order, which was approved by the Bankruptcy Court and entered on January 26, 1999. The consent order provided, among other things, for the following: (i) an agreed sale procedure for the CBO-2 BBB Bonds during a specified sale period; (ii) the payment of a portion of the sale proceeds of the CBO-2 BBB Bonds to the Company; (iii) a standstill period relating to the Wells Fargo Bonds through March 31, 1999 unless otherwise extended by the Company and Morgan Stanley, during which time Morgan Stanley may not sell, pledge, encumber or otherwise transfer the Wells Fargo Bonds and (iv) the postponement of the litigation with Morgan Stanley while the parties seek a permanent resolution of their disputes. On March 5, 1999, the CBO-2 BBB Bonds were sold. Of the $159 million in net sale proceeds, $141.2 million was used to repay the Company's borrowings under the agreement with Morgan Stanley, and $17.8 million was remitted to CRIIMI MAE. As a result of the transaction, CRIIMI MAE's litigation against Morgan Stanley has been resolved with respect to the CBO-2 BBB Bonds to the satisfaction of both parties.

         The Company and Morgan Stanley reached an agreement to sell the Wells Fargo Bonds (the "Morgan Stanley Agreement"). CRIIMI MAE filed a motion with the Bankruptcy Court to approve the Morgan Stanley Agreement on February 1, 2000. That motion was approved by the Bankruptcy Court on February 24, 2000. On February 29, 2000, the Wells Fargo Bonds were sold. Of the approximately $45.9 million in net sales proceeds, $37.5 million was used to pay off all outstanding borrowings owed to Morgan Stanley and the remaining proceeds of approximately $8.4 million will be used primarily to help fund CRIIMI MAE's Plan. Pursuant to the terms of the Morgan Stanley Agreement, the Company and Morgan Stanley mutually released any claims that they may have against each other and filed a stipulation of dismissal with prejudice of the October 20, 1998 adversary proceeding.

         CITICORP AND CITIBANK

         In addition to the Citibank Program pursuant to which the Company originated loans, as previously discussed, the Company also has a financing arrangement with Citicorp pursuant to which the Company pledged CMBS.

         On October 13, 1998, Citicorp demanded from Norwest Bank Minnesota, N.A. ("Norwest") the immediate transfer of certain CMBS (the "Retained Bonds") issued pursuant to CMO-IV. Norwest served as indenture trustee. The Retained Bonds are collateral for amounts advanced to the Company by Citicorp under the financing arrangement. As of the Petition Date, the Company owed Citicorp $79.1 million under the facility.

         On October 15, 1998, the Company filed an emergency motion to enforce the automatic stay against Norwest and Citicorp. Pursuant to an Order dated October 23, 1998, the Bankruptcy Court prohibited Citicorp from selling the Retained Bonds without further order of the Bankruptcy Court. On October 23, 1998, Citicorp requested an emergency hearing regarding the October 23 Order, and on November 2, 1998, the Company filed a complaint against Citicorp seeking, among other things, a declaratory judgment as to whether the automatic stay applies to actions taken by Citicorp with respect to the Retained Bonds.

         On March 11, 1999, the Company finalized agreements with Citicorp and Citibank, pursuant to which the parties agreed to adjourn the pending litigation for a four-month period. The Bankruptcy Court agreed to a request by CRIIMI MAE, Citibank, and the Unsecured Creditors' Committee to further postpone the pending litigation on July 7, 1999 and again on September 10, 1999. The trial has not been rescheduled.

         The agreements reached by the Company with Citicorp and Citibank on March 11, 1999 were approved by the Bankruptcy Court through stipulations and consent orders entered on April 5, 1999. One of the agreements also provided that Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell two classes of investment-grade CMBS from CMO-IV constituting a portion of the collateral securing advances under the Citicorp financing arrangement. In May 1999, Salomon Smith Barney sold $20 million of the CMO-IV securities held by Holdings II. This sale reduced the amounts owed from Holdings II to Citicorp by approximately $17 million. On October 8, 1999, the remaining CMO-IV securities held by Holdings II were sold. This sale reduced the amounts owed from Holdings II to Citicorp by approximately $22 million and Holdings II received net proceeds of approximately $315,000. In addition, Citibank, in cooperation with CRIIMI MAE, agreed to sell commercial mortgages originated in 1998 under the Citibank Program, provided that the sale resulted in CRIIMI MAE receiving minimum net proceeds of $3.5 million, after satisfying certain amounts due to Citibank, from the amount held in the reserve account. On August 5, 1999, all but three of the commercial loans originated under the Citibank Program, with an aggregate unpaid principal balance of approximately $339 million, were sold for gross proceeds of approximately $308 million. On September 16, 1999, Citibank sold the remaining three loans, with an aggregate unpaid principal balance of approximately $32.7 million, for gross proceeds of approximately $27.2 million. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by agreement of the Company, the Unsecured Creditors' Committee and the Equity Committee.

         A related interpleader action between Norwest, the Company and Citicorp, which was initiated on October 20, 1998 by Norwest to determine whether the Company or Citicorp is the rightful owner of funds that were to have been paid by Norwest, as indenture trustee, remains pending before the Bankruptcy Court. During the pendency of this matter, certain payments on the Retained Bonds are held in an account controlled by the Bankruptcy Court. No trial date has been set for this matter.

         FIRST UNION

         First Union National Bank ("First Union"), a creditor of both the Company and CM Management, is asserting substantial secured and unsecured claims. On or about March 23, 1999, First Union filed in each of the Company's and CM Management's Chapter 11 cases a motion for relief from the automatic stay pursuant to section 362(d) of the United States Bankruptcy Code. On or about March 26, 1999, First Union requested that the Court dismiss without prejudice both motions. On April 20, 1999, First Union refiled its motions for relief from the automatic stay. The hearing was originally scheduled for May 14, 1999, but has been adjourned by consent.

         On or about July 1, 1999, the Company entered into an agreement with First Union resolving its motion for relief from the automatic stay and authorizing use of First Union's cash collateral. The agreement provides for the following:

         (i) First Union has a valid, perfected, first priority security interest in certain assignment securities and the assignment securities income constitutes First Union's cash collateral;

         (ii) First Union shall receive adequate protection payments of post-petition interest at the non-default contract rate plus payments to be applied to principal equal to 50% of the difference between the assignment income and the Company's non-default contract interest obligation. First Union has the option of using a portion of the assignment income earmarked for principal to purchase a hedging program;

         (iii) The Company shall be entitled to use the assignment income not paid to First Union in the ordinary course of its business subject to certain limitations; and

         (iv) First Union shall not seek relief from the automatic stay in the Company's Chapter 11 case to foreclose upon the assignment securities and/or the assignment income and none of the Company, the Unsecured Creditors' Committee, the Equity Committee or First Union shall seek modification of the adequate protection arrangements set forth in the agreement for a period commencing upon the date which the Bankruptcy Court approves the agreement and terminating on December 31, 1999, subject to certain exceptions.

         The agreement was approved and entered by the Bankruptcy Court on August 5, 1999. The Company's Unsecured Creditors' Committee has consented to the agreement with First Union.

         In addition, on or about July 1, 1999, CM Management and First Union entered into an agreement resolving its motion for relief from the automatic stay. On July 1, 1999, CM Management filed a motion for approval of the agreement resolving First Union's motion for relief from the automatic stay. Based upon an objection filed by the CMM Creditors' Committee, the parties are discussing a possible modification to the agreement and continue to negotiate accordingly. On October 22, 1999, to provide the parties with more time to negotiate a modification to the agreement, CM Management, with the consent of First Union and the CMM Creditors' Committee, advised the Bankruptcy Court that it would be withdrawing the motion for approval of the agreement, without prejudice to CM Management's right to re-file once an agreement has been reached with First Union and the CMM Creditors' Committee. The motion was subsequently withdrawn.

         On or about February 18, 2000, the Company, the Unsecured Creditors' Committee and First Union entered into a Second Stipulation and Agreed Order:
(i) Authorizing Use of Cash Collateral and (ii) Granting Other Relief (the "Second Stipulation"). The Second Stipulation provides for, among other things, the following:

         (i) the reaffirmation of all of the terms contained in the July 1, 1999 agreement except as expressly provided in the Second Stipulation;

         (ii) the extension from January 1, 2000 through March 31, 2000 of the provisions in the July 1, 1999 agreement relating to use of the assignment securities income;

         (iii) the extension from December 31, 1999 to March 31, 2000 of the provisions in the July 1, 1999 agreement relating to (i) First Union's agreement not to seek relief from the automatic stay to foreclose on the assignment securities or the assignment securities income and (ii) the agreement by First Union, the Company and the Unsecured Creditors' Committee not to seek modification of the adequate protection arrangements contained in the July 1, 1999 agreement; and

         (iv) the consummation of the Stipulation and Consent Order Selling the Wells Fargo Bonds to Morgan Stanley, which occurred in February 2000. See "Bankruptcy Related Litigation-Morgan Stanley" for further discussion.

         On February 22, 2000, the Company filed a motion with the Bankruptcy Court for approval of the Second Stipulation. CRIIMI MAE, First Union and Lehman also reached an agreement that calls for the sale of seven classes of Subordinated CMBS known as First Union Lehman Brothers Series 98 C-2. The agreement was filed with the Bankruptcy Court on March 21, 2000 for approval. On March 28, 2000, the Bankruptcy Court approved the Second Stipulation.

ARRANGEMENTS WITH OTHER CREDITORS

         In addition to the foregoing, the Company has had discussions with other secured creditors against whom the Company was not engaged in litigation. One such creditor is GACC. On February 3, 1999, the Bankruptcy Court approved an Amended Consent Order between the Company and GACC that provides for the following: (i) acknowledgement that GACC has a valid perfected security interest in its collateral; (ii) authority for GACC to hedge its loan, subject to a hedge cost cap; and (iii) as adequate protection, the sharing of cash collateral on a 50/50 basis, after payment of interest expense, with the percentage received by GACC to be applied to reduce principal and pay certain hedge costs, if any. In addition, the Company is prohibited from using GACC's cash collateral for certain purposes, including loan originations and Subordinated CMBS acquisitions. The Amended Consent Order expired April 28, 1999. The Company and GACC agreed to extend the Amended Consent Order until August 2, 1999 and a stipulation to that effect was signed by the Company and GACC and approved by the Bankruptcy Court on May 11, 1999. The Company and GAAC had negotiated a further extension of the stipulation through September 10, 1999, which has now expired. On September 9, 1999, GAAC contacted the Company and requested similar provisions afforded to Merrill Lynch in its most recent stipulation. See "Bankruptcy Related Litigation-Merrill Lynch" for further discussion.

SHAREHOLDER LITIGATION

         The Company is aware that certain plaintiffs filed 20 separate class action civil lawsuits (the "Complaints") in the United States District Court for the District of Maryland (the "District Court") against certain officers and directors of the Company between October 7, 1998 and November 30, 1998. On March 9, 1999, the District Court ordered the consolidation of the Complaints into a single action entitled this "In Re CRIIMI MAE Inc. Securities Litigation" (see below regarding dismissal of this litigation). On April 23, 1999, a group of thirteen putative members of the class of individuals who allegedly suffered damages during the class period between February 20, 1998 and October 5, 1998 (collectively, the "Plaintiffs") filed an Amended and Consolidated class action Complaint alleging violations of federal securities laws (the "Consolidated Amended Complaint"). The Consolidated Amended Complaint names as defendants William B. Dockser, as Chairman of the Board of Directors, H. William Willoughby as a member of the Board of Directors and an officer of CRIIMI MAE, and Cynthia O. Azzara as an officer of CRIIMI MAE (collectively, the "Defendants"). Although CRIIMI MAE, CM Management and Holdings II have not been named as defendants, each company is subject to indemnity obligations to the Defendants under the provisions of their respective constituent documents, the Defendants' employment contracts and applicable state law. CRIIMI MAE has directors and officers liability insurance policies that have a combined coverage limit of $20 million.

         The Consolidated Amended Complaint alleges generally that the Defendants violated Section 10(b) of the Securities and Exchange Act of 1934 as amended (the "Exchange Act") by, among other things, making false statements of material fact and failing to disclose certain material facts concerning, among other things, CRIIMI MAE's business strategy and its ability to meet collateral calls from lenders. The Consolidated Amended Complaint also generally alleges that the Defendants violated Section 20(a) of the Exchange Act because each Defendant was allegedly a "controlling person" as that term is defined under
Section 20(a).

         The relief sought in the Consolidated Amended Complaint includes all or substantially all of the following: (i) certification of a class under Rule 23 of the Federal Rules of Civil Procedure; (ii) certification of the Plaintiffs as class representatives and as lead plaintiffs and their counsel as lead counsel;
(iii) award of monetary damages, including compensatory and rescissionary damages and interest thereon; (iv) a judgment awarding the Plaintiffs and the Class their counsel fees, experts' fee and other costs of suit; (v) award to the Plaintiffs such other relief as the District Court deems just and proper or as the District Court otherwise requires; and (vi) trial by jury.

         On July 9, 1999, the Defendants filed a Motion to Dismiss, with prejudice, the Consolidated Amended Complaint. The Defendants filed the motion under Rule 12(b)(6) of the Federal Rules of Civil Procedure on the grounds that the Plaintiffs have failed to plead sufficient facts with the requisite particularity to establish a claim for securities fraud under the Reform Act. Plaintiffs filed their Opposition to Defendants' Motion to Dismiss on September 24, 1999.

         On September 13, 1999, the Court denied Plaintiffs' motions for appointment of lead plaintiffs and for approval of selection counsel. The Court also ordered Plaintiffs' counsel to provide notice of the putative claims to institutional investors identified by Defendants. Finally, the Court ordered that Plaintiffs nominate no more than three persons to serve as lead plaintiffs, and that any potential lead plaintiffs nominate only one attorney or law firm to serve as lead counsel.

         On October 19, 1999, the Court approved the form of the renewed notice to potential class members that the Plaintiffs submitted to the Court. The Court also ordered the Defendants to provide a list of certain institutional investors who had invested in the Company to the Plaintiffs to whom the renewed notice is to be sent.

         On December 10, 1999, the Defendants filed their Reply Brief to the Plaintiffs' Opposition to the Motion to Dismiss.

         On December 20, 1999, the Plaintiffs sent a notice of the Consolidated Amended Complaint to certain institutional investors of their right to move the Court to serve as lead plaintiffs of the class within sixty (60) days of the notice. On March 9, 2000, the Plaintiffs filed a motion to approve the nomination of three plaintiffs and one law firm to serve as lead counsel.

         On March 23, 2000, the Defendants filed a Response to the Plaintiffs' Motion to Approve the Nomination of Lead Plaintiffs and Lead Counsel. Although the Defendants did not oppose the Plaintiffs' Motion, the Defendants expressly reserved their rights under Rule 23 of the Federal Rules of Civil Procedure to challenge, among other things, whether the action could be maintained as a class action.

         On March 30, 2000, the Court granted the Defendants' Motion to Dismiss the Consolidated and Amended Complaint and as a result entered an Order and Memorandum Opinion dismissing the Consolidated and Amended Complaint. The Court concluded that the Plaintiffs failed to state a claim for relief under Section 10(b) of the Exchange Act. The Court concluded that because the Plaintiffs failed to state a claim for a "primary violation" of Section 10(b) of the Exchange Act, they likewise failed to state a claim against the individual Defendants as controlling persons under Section 20(a) of the Exchange Act. This dismissal does not dispose of other pending shareholder lawsuits and/or claims in bankruptcy which may affect the Company, as more fully described under other subheadings of this section.

EDGE PARTNERS SETTLEMENT

         In February 1996, Edge Partners, L.P. ("Edge Partners"), on behalf of CRIIMI MAE, filed a First Amended Class and Derivative Complaint (the "Derivative Complaint") in the United States District Court for the District of Maryland, Southern Division (the "District Court"). The Derivative Complaint named as defendants each of the individuals who served on the CRIIMI MAE board of directors at the time of the Merger and CRIIMI MAE as a nominal defendant. The Company was subject to indemnity obligations to the directors under provisions of its constituent documents. In addition, the Company had directors and officers liability insurance policies with a combined coverage limit of $5 million.

         Count I of the Derivative Complaint alleged violations of Section 14(a) of the Exchange Act for issuing a materially false and misleading proxy in connection with the Merger and alleged derivatively on behalf of CRIIMI MAE a breach of fiduciary duty owed to CRIIMI MAE and its shareholders. Edge Partners sought, among other relief, that unspecified damages be accounted to CRIIMI MAE, that the shareholder vote in connection with the Merger be null and void and that certain salaries and other remuneration paid to the directors be returned to the Company.

         On June 16, 1998, the District Court approved a settlement agreement (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the Company agreed to make certain disclosures relating to alleged conflicts between two directors and the Company in connection with the Merger transaction and adopted a non-binding policy relating generally to the approval of certain interested transactions. Among other things, the non-binding policy adopted by the Company's board of directors imposes certain conditions on the board's approval of transactions between the Company and any director, officer or employee who owns greater than 1% of the outstanding common shares of the Company. Such conditions generally include: (1) approval by written resolution of any transaction involving an amount in excess of $5 million in any year adopted by a majority of the members of the board having no personal stake in the transaction; and (2) in the case of any such transaction in excess of $15 million in any year, consideration by the board as to the formation of a special committee of the board, to be comprised of at least two directors having no personal stake in such transaction.

OTHER LITIGATION

         The Company is aware that an alleged shareholder, on behalf of himself and all others similarly situated, who purchased common stock in a registered common stock offering made by the Company in January 1998, filed a class action lawsuit against Prudential Securities Incorporated ("Prudential") and the Company's independent public accountants (the "Recupito Complaint") in the United States District Court for the District of Maryland. Neither the Company nor any officer or director of the Company was named as a defendant in this lawsuit.

         The Recupito Complaint alleges generally that the registration statement dated October 21, 1997, including a prospectus dated January 20, 1998 and supplemented on January 23, 1998, contained materially false and misleading statements about the Company and its condition.

         The Company may be subject to potential exposure to Prudential under contractual provisions and to both defendants under applicable law. Prudential may assert that it is entitled to indemnification from the Company based upon an indemnification provision contained in the underwriting agreement entered into with the Company in connection with the common stock offering. Certain courts have held and it is the position of the SEC that indemnification for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

         The Company cannot predict with any certainty the ultimate outcome of such litigation or its potential exposure to one or both of the defendants.

CLAIMS

         Over 850 claims with a face amount of nearly $2.5 billion have been filed in these Chapter 11 cases, including approximately $355 million in unsecured claims and approximately $2.2 billion in secured claims. Many of these claims are duplicate claims filed by the same creditor in each of the three cases. This amount is far in excess of the approximately $1.18 billion in liabilities identified by the Debtors in their schedules, which were filed with the Bankruptcy Court on November 20, 1998. The Debtors have undertaken extensive efforts to cleanse the claims pool. In addition to analyzing the claims, the Debtors have opened discussions with various creditors regarding the withdrawal of certain claims and in some cases, have objected to claims. The Debtors' efforts have resulted in the reduction of approximately $1.25 billion from the claims pool through objections, negotiated settlements and withdrawal of claims.

         Three large disputed claims remain unresolved: (i) the claim of Andrew
N. Friedman on behalf of a class of shareholders in the amount of $100 million (the "Claim Number 330"); (ii) the claim of the Capital Company of America, LLC ("CCA") for approximately $18 million (the "CCA Claim") and (iii) the claim of GP Properties Group, Inc., for approximately $882,000 (the "GP Properties Claim").

         Claim Number 330 relates to shareholders litigation against CRIIMI MAE's officers and directors, which has already been discussed in "Legal Proceedings-Shareholder Litigation." On March 20, 2000, CRIIMI MAE moved to withdraw reference to the litigation relating to Claim Number 330 to the United States District Court for the District of Maryland Southern Division.

         The CCA Claim relates to an August 14, 1998 letter of intent between CRIIMI MAE and CCA for the purchase of subordinated CMBS. The letter of intent included financing and due diligence contingencies. The Company's position is that neither of these contingencies was fulfilled. After preliminary due diligence, the Company expressed concern regarding the quality of the mortgage loans underlying the CMBS. The Company's further due diligence confirmed this preliminary view, and the Company exercised its right not to proceed with the purchase because of its due diligence concerns. CCA refused to withdraw its claim, and on August 31, 1999, CRIIMI MAE filed an objection to the CCA Claim. The CCA Claim was filed for an amount in excess of $17,000,000 on February 11, 1999. On October 9, 1999, CCA responded to the objection. By letter dated January 7, 2000, CCA indicated that the amount of its claim was $18.8 million. On March 27, 2000, CCA filed a motion with the Bankruptcy Court revising the amount of its claim to $18.2 million. Litigation is continuing with respect to the CCA Claim and the Company's objection thereto.

         The GP Properties Claim relates to the Company's loan origination program. In August and September 1998, the Company and GP Properties were involved in a preliminary loan application process. These preliminary processes did not give rise to a loan commitment. On October 7, 1998, GP Properties advised the Company that it closed on alternative lending. GP Properties refused the Company's request that it withdraw its claim, and on October 26, 1999 CRIIMI MAE objected to the GP Properties Claim. GP Properties did not respond to the objection on or prior to the objection deadline. The Court has not taken final action as to the allowance of the GP Properties Claim.

         Of the $1.25 billion of remaining claims approximately $1.0 billion is carried on the balance sheet. The Debtors believe they have substantial defenses to each of the disputed claims and that the ultimate allowed amount of these claims, if any, will be insignificant although there can be no assurance.

18.      SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following is a summary of unaudited quarterly results of operations for the years ended December 31, 1999, 1998 and 1997:

                                                                       1999
                                        ----------------------------------------------------------------------
                                         First Quarter     Second Quarter     Third Quarter     Fourth Quarter
                                        ---------------   ---------------    ---------------   ---------------
Income (principally interest income)    $    55,255,680   $    56,463,980    $    56,145,520   $    56,238,554
Net income (loss)                            13,416,949        (2,033,199)         8,100,173      (151,852,888)
Basic earnings (loss) per share                    0.25             (0.04)              0.15             (2.72)
Diluted earnings (loss) per share                  0.23             (0.04)              0.14             (2.72)

                                                                        1998
                                        ----------------------------------------------------------------------
                                         First Quarter     Second Quarter     Third Quarter     Fourth Quarter
                                        ---------------   ---------------    ---------------   ---------------
Income (principally interest income)    $    44,970,292   $    52,140,944    $    59,415,552   $    57,676,980
Net income (loss)                            12,255,931        43,426,376         (8,651,379)      (11,660,194)
Basic earnings (loss) per share                    0.29              0.92              (0.18)            (0.23)
Diluted earnings (loss) per share                  0.28              0.85              (0.18)            (0.23)

                                                                         1997
                                        ----------------------------------------------------------------------
                                         First Quarter     Second Quarter     Third Quarter     Fourth Quarter
                                        ---------------   ---------------    ---------------   ---------------
Income (principally interest income)    $    31,159,707   $    30,846,749    $    34,247,402   $    39,062,943
Net gain (loss) on mortgage
 dispositions                                17,138,949            95,000            (90,608)          200,141
Net income                                   19,099,541        10,412,185         11,417,024        13,258,868
Basic earnings (loss) per share                    0.54              0.24               0.26              0.29
Diluted earnings per share                         0.50              0.23               0.26              0.28


19.      SEGMENT REPORTING

         During 1997, FASB issued SFAS 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the way that public business enterprises report information about operating segments and related disclosures about products and services, geographical areas and major customers.

         Management assesses Company performance and allocates capital principally on the basis of two lines of business: portfolio investment and mortgage servicing. These two lines of business are managed separately as they provide different sources and types of revenues for the Company.

         Portfolio investment primarily includes (i) acquiring non-investment grade subordinated securities backed by pools of mortgage loans on multifamily, retail and other commercial real estate and by pools of mortgage-backed securities, backed, in turn, by loans on such properties ("Subordinated CMBS"),
(ii) originating and underwriting mortgage loans, (iii) securitizing pools of mortgage loans and pools of commercial mortgage-backed securities ("CMBS") and to a lesser degree, (iv) direct investments in government insured securities and entities that own government insured securities. The Company's income is primarily generated from these investments.

         Mortgage servicing, which consists of all the operations of CMSLP, includes performing servicing functions with respect to the Company's mortgage loans and the mortgage loans underlying the Company's Subordinated CMBS. CMSLP performs a variety of servicing including special, master, direct and loan management as well as advisory services. For these services, CMSLP earns a servicing fee which is calculated as a percentage of the principal amount of the servicing portfolio typically paid when the related service is rendered. These services may include either routine monthly services, non-monthly periodic services or event-triggered services. In acting as a servicer, CMSLP also earns interest income on the investment of escrows held on behalf of borrowers and other income which includes, among other things, assumption fees and modification fees. CMSLP is an unconsolidated affiliate of CRIIMI MAE. The results of its operations are reported in the Company's income statement in equity in earnings from investments.

         Revenues, expenses and assets are accounted for in accordance with the accounting policies set forth in Note 3. Overhead expenses, such as administrative expenses, are allocated either directly to each business line or through estimates based on factors such as number of personnel or square footage of office space.

         The following table details the Company's financial performance by these two lines of business for the years ended December 31, 1999, 1998 and 1997. The basis of accounting used in the table is GAAP.

                                                                               1999
                                              ---------------------------------------------------------------------------
                                                PORTFOLIO           MORTGAGE
                                                INVESTMENT          SERVICING         ELIMINATION (1)       CONSOLIDATED
                                              ---------------     ---------------     ---------------     ---------------
Interest income:
   Subordinated CMBS                          $   154,205,383     $       282,148     $      (282,148)     $   154,205,383
   Insured mortgage securities                     33,405,171                  --                  --          33,405,171
   Originated loans                                34,712,674                  --                  --          34,712,674
   Other                                                   --           3,384,533          (3,384,533)                 --
Servicing income                                           --           6,701,244          (6,701,244)                 --
Net gain on mortgage security dispositions          2,127,691                  --                  --           2,127,691
Gain on originated loan dispositions                  403,383                  --                  --             403,383
Other income                                        4,038,061           4,359,320          (6,616,875)          1,780,506
                                              ---------------     ---------------     ---------------     ---------------
   Total revenue                                  228,892,363          14,727,245         (16,984,800)        226,634,808
                                              ---------------     ---------------     ---------------     ---------------
General and administrative expenses               (12,049,256)        (13,016,747)         13,016,747         (12,049,256)
Interest expense                                 (151,336,830)                 --                  --        (151,336,830)
Losses on warehouse obligations                    (8,000,000)                 --                  --          (8,000,000)
Reorganization items                             (178,899,959)                 --                  --        (178,899,959)
Other expenses                                     (2,877,576)         (4,139,118)          4,139,118          (2,877,576)
                                              ---------------     ---------------     ---------------     ---------------
   Total expenses                                (353,163,621)        (17,155,865)         17,155,865        (353,163,621)
                                              ---------------     ---------------     ---------------     ---------------
Net (loss) income                                (124,271,258)         (2,428,620)            171,065        (126,528,813)

Preferred dividends accrued                        (5,840,152)                 --                  --          (5,840,152)
                                              ---------------     ---------------     ---------------     ---------------
Net (loss) income available to common
   shareholders                               ($  130,111,410)    ($    2,428,620)    $       171,065     ($  132,368,965)
                                              ===============     ===============     ===============     ===============

Total assets                                  $ 2,272,100,775     $    23,697,635     $    (2,119,235)    $ 2,293,661,246
                                              ===============     ===============     ===============     ===============

----------------
(1) The Company performs the mortgage servicing function through CMSLP which is accounted for under the equity method. The elimination column reclassifies CMSLP under the equity method as it is accounted for in the Company's consolidated financial statements.

                                                                                    1998
                                                   ---------------------------------------------------------------------------
                                                     PORTFOLIO            MORTGAGE
                                                     INVESTMENT           SERVICING        ELIMINATION (1)      CONSOLIDATED
                                                   ---------------     ---------------     ---------------     ---------------
Interest income:
   Subordinated CMBS                               $   143,656,307     $            --     $            --     $   143,656,307
   Insured mortgage securities                          43,062,743                  --                  --          43,062,743
   Originated loans                                     20,588,112                  --                  --          20,588,112
   Other                                                        --           4,058,108          (4,058,108)                 --
Servicing income                                                --           7,293,565          (7,293,565)                 --
Gain on sale of CMBS                                    28,800,408                  --                  --          28,800,408
Gain on mortgage security dispositions                   1,196,499                  --                  --           1,196,499
Other income                                             5,695,194           5,712,017          (4,510,605)          6,896,606
                                                   ---------------     ---------------     ---------------     ---------------
   Total revenue                                       242,999,263          17,063,690         (15,862,278)        244,200,675
                                                   ---------------     ---------------     ---------------     ---------------
General and administrative expenses                    (14,623,407)        (10,518,183)         10,518,183         (14,623,407)
Interest expense                                      (136,268,431)           (451,938)            451,938        (136,268,431)
Realized loss on reverse repurchase obligation
   and unrealized loss on warehouse obligations        (34,881,350)                 --                  --         (34,881,350)
Other expenses                                         (16,058,894)         (4,112,365)          4,112,365         (16,058,894)
                                                   ---------------     ---------------     ---------------     ---------------
   Total expenses                                     (201,832,082)        (15,082,486)         15,082,486        (201,832,082)
                                                   ---------------     ---------------     ---------------     ---------------
Net income                                              41,167,181           1,981,204            (779,792)         42,368,593
Preferred dividends                                     (6,997,859)                 --                  --          (6,997,859)
                                                   ---------------     ---------------     ---------------     ---------------
Net income available to common shareholders        $    34,169,322     $     1,981,204     ($      779,792)    $    35,370,734
                                                   ===============     ===============     ===============     ===============
Total assets                                       $ 2,414,099,927     $    25,954,448     $    (2,136,422)    $ 2,437,917,953
                                                   ===============     ===============     ===============     ===============

----------------
(1) The Company performs the mortgage servicing function through CMSLP which is accounted for under the equity method. The elimination column reclassifies CMSLP under the equity method as it is accounted for in the Company's consolidated financial statements.

                                                                            1997
                                          ---------------------------------------------------------------------------
                                            PORTFOLIO            MORTGAGE
                                            INVESTMENT           SERVICING        ELIMINATION (1)       CONSOLIDATED
                                          ---------------     ---------------     ---------------     ---------------
Interest income:
   Subordinated CMBS                      $    79,669,816     $            --     $            --     $    79,669,816
   Insured mortgage securities                 49,425,401                  --                  --          49,425,401
   Other                                               --             744,039            (744,039)                 --
Servicing income                                       --           3,981,960          (3,981,960)                 --
Gain on mortgage security dispositions         17,343,481                  --                  --          17,343,481
Other income                                    4,420,695           2,456,335            (655,446)          6,221,584
                                          ---------------     ---------------     ---------------     ---------------
   Total revenue                              150,859,393           7,182,334          (5,381,445)        152,660,282
                                          ---------------     ---------------     ---------------     ---------------
General and administrative expenses            (9,610,579)         (4,099,787)          4,099,787          (9,610,579)
Interest expense                              (77,919,414)            (88,391)             88,391         (77,919,414)
Other expenses                                (10,942,673)         (1,649,083)          1,649,083         (10,942,673)
                                          ---------------     ---------------     ---------------     ---------------
   Total expenses                             (98,472,666)         (5,837,261)          5,837,261         (98,472,666)
                                          ---------------     ---------------     ---------------     ---------------
Net income                                     52,386,727           1,345,073             455,816          54,187,616
Preferred dividends                            (6,472,540)                 --                  --          (6,472,540)
                                          ---------------     ---------------     ---------------     ---------------
Net income available to common
  shareholders                            $    45,914,187     $     1,345,073     $       455,816     $    47,715,076
                                          ===============     ===============     ===============     ===============

Total assets                              $ 1,850,360,445     $    29,816,041     $    (6,870,998)    $ 1,873,305,488
                                          ===============     ===============     ===============     ===============

----------------
(1) The Company performs the mortgage servicing function through CMSLP which is accounted for under the equity method. The elimination column reclassifies CMSLP under the equity method as it is accounted for in the Company's consolidated financial statements.

20.      FINANCIAL STATEMENTS FOR THE DEBTOR ENTITIES

         The following are the unconsolidated financial statements for CRIIMI MAE, CM Management and Holdings II:


                                 CRIIMI MAE INC.
                                 BALANCE SHEETS
                                (UNCONSOLIDATED)


                                                           DECEMBER 31,
                                                ----------------------------------
                                                      1999               1998
                                                ---------------    ---------------
Assets:
Subordinated CMBS, at fair value                $   826,897,948    $ 1,071,872,143
Insured mortgage security, at fair value              5,268,982          5,511,707
Receivables and other assets                         83,133,075         74,226,682
Restricted cash and cash equivalents                 37,774,894          2,134,222
Cash and cash equivalents                            52,114,880         20,580,606
Investment in subsidiaries                          210,030,947        246,817,957
                                                ---------------    ---------------
  Total assets                                  $ 1,215,220,726    $ 1,421,143,317
                                                ===============    ===============

Liabilities:

Accounts payable and other accrued expenses     $    21,580,384    $     7,374,281
Liabilities subject to Chapter 11 proceedings       974,291,756      1,105,892,131
                                                ---------------    ---------------
  Total liabilities                                 995,872,140      1,113,266,412
                                                ---------------    ---------------

Shareholders' equity:

Convertible preferred stock                              26,471             18,170
Common stock                                            599,546            528,981
Accumulated other comprehensive income             (207,421,788)      (251,255,309)
Accumulated deficit                                (148,434,915)              --
Additional paid-in capital                          574,579,272        558,585,063
                                                ---------------    ---------------
  Total shareholders' equity                        219,348,586        307,876,905
                                                ---------------    ---------------
  Total liabilities and shareholders' equity    $ 1,215,220,726    $ 1,421,143,317
                                                ===============    ===============



    The accompanying note is an integral part of these financial statements.

                                 CRIIMI MAE INC.
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                (UNCONSOLIDATED)

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                               1999            1998 (1)
                                                                          -------------     -------------
Interest income                                                           $ 110,690,836     $  29,577,886
Interest expense                                                             64,546,282        17,548,270
                                                                          -------------     -------------
   Net interest margin                                                       46,144,554        12,029,616
                                                                          -------------     -------------
Equity in earnings from investments                                          11,926,161         2,769,642
Other income                                                                  2,649,745           320,531
General and administrative expenses                                            (794,237)         (100,966)
Amortization of assets acquired in the Merger                                (2,877,576)         (680,717)
Realized loss on reverse repurchase obligation                                       --          (411,831)
Losses on warehouse obligations                                              (8,000,000)      (12,747,783)
Reorganization items:
   Impairment on CMBS                                                      (156,896,831)               --
   Other                                                                    (18,680,629)       (8,500,753)
Write-off of capitalized loan origination costs                                      --        (3,284,037)
                                                                          -------------     -------------
   Subtotal                                                                (172,673,367)      (22,635,914)
                                                                          -------------     -------------
Net (loss) income before dividends accrued or paid on preferred shares     (126,528,813)      (10,606,298)

Dividends accrued or paid on preferred shares                                (5,840,152)       (1,497,978)
                                                                          -------------     -------------
Net (loss) income available to common shareholders                        ($132,368,965)    ($ 12,104,276)
                                                                          =============     =============
Comprehensive (loss) income:
Net (loss) income before dividends paid or accrued on preferred shares    $(126,528,813)      (10,606,298)
Other comprehensive income (loss)                                            43,833,521      (141,543,673)
                                                                          -------------     -------------
   Comprehensive (loss) income                                            $ (82,695,292)    $(152,149,971)
                                                                          =============     =============

(1) The Debtor filed for relief under Chapter 11 on October 5, 1998. Amounts for 1998 represent amounts from October 6, 1998 through December 31, 1998.




    The accompanying note is an integral part of these financial statements.

                                 CRIIMI MAE INC.
                          NOTE TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998
                                (UNCONSOLIDATED)

1.       BASIS OF PRESENTATION

         Generally accepted accounting principles ("GAAP") require that certain entities that meet specific criteria be consolidated with CRIIMI MAE including:
CM Management and Holdings II (Debtors) and CRIIMI MAE Financial Corporation III, CRIIMI MAE QRS 1, Inc., CRIIMI MAE Holding Inc. (currently inactive), CRIIMI MAE Holding L.P. (currently inactive), CRIIMI, Inc., and CRIIMI MAE CMBS Corporation (Non-Debtors). For purposes of this presentation, CRIIMI MAE accounts for all subsidiaries (those consolidated under GAAP and those accounted for under the equity method under GAAP) using the equity method of accounting.

         All entities that CRIIMI MAE would normally consolidate for GAAP purposes are being accounted for under the equity method of accounting. The equity method of accounting consists of recording an original investment in an investee as the amount originally contributed. Subsequently this balance is increased or decreased for CRIIMI MAE's share of the investee's income or losses, respectively, increased for additional contributions and decreased for distributions received from the investee. CRIIMI MAE's share of the investee's income is recognized as "Equity in earnings from subsidiaries" on the accompanying statements of income.

         In management's opinion, with the exception of those matters discussed above, the financial statements of CRIIMI MAE contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of CRIIMI MAE as of December 31, 1999 and 1998, and the unconsolidated results of its operations for the year ended December 31, 1999 and for the period from October 6, 1998 to December 31, 1998.

                      CRIIMI MAE MANAGEMENT INC.
                            BALANCE SHEETS

                                                          DECEMBER 31,
                                                   --------------------------
                                                      1999            1998
                                                   -----------    -----------
Assets:
  Note receivable                                  $ 3,376,468    $ 3,376,468
  Restricted cash and cash equivalents                 261,729        219,338
  Cash and cash equivalents                            926,122        738,837
  Other assets                                       2,969,939      3,332,116
  Equity investments                                12,794,963     19,209,778
                                                   -----------    -----------
    Total assets                                   $20,329,221    $26,876,537
                                                   ===========    ===========
Liabilities:
  Accounts payable and other accrued expenses      $ 2,585,812    $ 2,367,277
  Liabilities subject to Chapter 11 proceedings      6,529,634      6,150,787
                                                   -----------    -----------
    Total liabilities                                9,115,446      8,518,064
                                                   -----------    -----------
Shareholders' equity                                11,213,775     18,358,473
                                                   -----------    -----------
  Total liabilities and shareholders' equity       $20,329,221    $26,876,537
                                                   ===========    ===========





    The accompanying note is an integral part of these financial statements.

                     CRIIMI MAE MANAGEMENT INC.
                       STATEMENTS OF NET LOSS


                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                  --------------------------------
                                                                        1999           1998 (1)
                                                                   -------------  --------------
Interest income - note receivable and short-term interest income   $    335,536    $     89,020
Equity in losses from investments                                    (1,779,018)       (121,359)
                                                                   ------------    ------------
  Total revenue                                                      (1,443,482)        (32,339)
                                                                   ------------    ------------
Interest expense                                                        420,628          89,833
Depreciation and amortization                                           527,948         127,316
General and administrative expenses                                   9,775,772       2,996,531
Reorganization items                                                  2,335,969         833,861
                                                                   ------------    ------------

  Total expenses                                                     13,060,317       4,047,541
                                                                   ------------    ------------

  Net loss                                                         $(14,503,799)   $ (4,079,880)
                                                                   ============    ============


(1) The Debtor filed for relief under Chapter 11 on October 5, 1998. Amounts for 1998 represent amounts from October 6, 1998 through December 31, 1998.


  The accompanying note is an integral part of these financial statements.

                           CRIIMI MAE MANAGEMENT, INC.
                          NOTE TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998

1.       BASIS OF PRESENTATION

         In management's opinion, the accompanying financial statements of CM Management contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of CM Management on a stand-alone basis as of December 31, 1999 and 1998 and the results of its operations for the year ended December 31, 1999 and for the period from October 6, 1998 to December 31, 1998, in accordance with generally accepted accounting principles.

                          CRIIMI MAE HOLDINGS II, L.P.
                                 BALANCE SHEETS


                                                            DECEMBER 31,
                                                     ----------------------------
                                                         1999            1998
                                                     ------------    ------------
Assets:
Subordinated CMBS, at fair value                     $ 38,211,075    $ 43,001,454
Interest receivable                                       377,936       1,064,071
Cash                                                          100             100
                                                     ------------    ------------
  Total assets                                       $ 38,589,111    $ 44,065,625
                                                     ============    ============
Liabilities:

LIABILITIES NOT SUBJECT TO CHAPTER 11 PROCEEDINGS:
 Collateralized mortgage obligations                 $ 39,256,952    $       --
 Payables and accrued expenses                            541,360         209,213
LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS:
 Variable-rate secured borrowings                            --        40,132,693
                                                     ------------    ------------
  Total liabilities                                    39,798,312      40,341,906
                                                     ------------    ------------
Partners' equity:
 Contributed capital                                    4,856,143       5,927,429
 Accumulated other comprehensive income                (6,065,344)     (2,203,710)
                                                     ------------    ------------
  Total partners' (deficit) equity                     (1,209,201)      3,723,719
                                                     ------------    ------------
  Total liabilities and partners' equity             $ 38,589,111    $ 44,065,625
                                                     ============    ============



    The accompanying note is an integral part of these financial statements.

                          CRIIMI MAE HOLDINGS II, L.P.
                 STATEMENTS OF NET LOSS AND COMPREHENSIVE INCOME


                                          FOR THE YEARS ENDED DECEMBER 31,
                                               1999           1998 (1)
                                            -----------     -----------
Interest income:
   Subordinated CMBS                        $ 3,186,441     $   753,860

Interest expense:
   Collateralized bond obligations-CMBS       1,217,307              --
   Variable-rate secured borrowings-CMBS      1,336,421         564,635
                                            -----------     -----------
     Total interest expense                   2,553,728         564,635
                                            -----------     -----------
   Net interest margin                          632,713         189,225
                                            -----------     -----------
Other investment income                             165              --
General and administrative expenses             (74,999)             --
Reorganization costs                           (944,845)       (209,213)
                                            -----------     -----------
   Subtotal                                  (1,019,679)       (209,213)
                                            -----------     -----------
   Net loss                                 $  (386,966)    $   (19,988)
                                            ===========     ===========
   Other comprehensive loss                  (3,861,634)     (1,118,369)
                                            -----------     -----------
   Comprehensive loss                       $(4,248,600)    $(1,138,357)
                                            ===========     ===========





(1) The Debtor filed for relief under Chapter 11 on October 5, 1998. Amounts for 1998 represent amounts from October 6, 1998 through December 31, 1998.










    The accompanying note is an integral part of these financial statements.

                          CRIIMI MAE HOLDINGS II, L.P.
                          NOTE TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998

1.       BASIS OF PRESENTATION

         Holdings II's CMBS (2 tranches from CMM 98-1) are carried as investments in loans at cost basis in CRIIMI MAE's consolidated financial statements. (See Notes 3 and 6 for discussion of this accounting.) On a stand-alone basis, generally accepted accounting principles require that Holdings II's investment in CMBS be carried as securities (as opposed to loans) at fair value.

         In management's opinion, the accompanying unaudited financial statements of Holdings II contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Holdings II on a stand-alone basis as of December 31, 1999 and 1998 and the results of its operations for the year ended December 31, 1999 and for the period from October 6, 1998 to December 31, 1998.

                                                                      EXHIBIT E

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                                 CRIIMI MAE INC.

         CRIIMI MAE INC., a Maryland corporation (the "Corporation"), having its principal office in Rockville, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter (including all Articles Supplementary existing as of the effective date of these Articles of Amendment and Restatement) of the Corporation is hereby amended and as so amended is restated by striking out in its entirety the existing Charter (including all Articles Supplementary existing as of the effective date of these Articles of Amendment and Restatement) and inserting in lieu thereof the following:

                                    ARTICLE I
                                      NAME

         The corporation's name is CRIIMI MAE Inc. (the "Corporation").

                                   ARTICLE II
                                PRINCIPAL OFFICE

         The address of the Corporation's principal office in the State of Maryland is 11200 Rockville Pike, Rockville, Maryland 20852.

                                   ARTICLE III
                                 RESIDENT AGENT

         The name and address of the Corporation's resident agent is Corporation Trust, Inc., a Maryland corporation, with its registered office at 11200 Rockville Pike, Rockville, Maryland 20852.

                                   ARTICLE IV
                                    PURPOSES

         The purposes for which the Corporation is formed are to conduct any business for which corporations may be organized under the laws of the State of Maryland including, but not limited to, engaging in, promoting and carrying on the business of acquiring, holding, managing and disposing of mortgage investments and any lawful act and activity related thereto.

                                    ARTICLE V
                                  CAPITAL STOCK

         (A) AGGREGATE NUMBER AND CLASSES. The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is three hundred seventy five million (375,000,000), consisting of: three hundred million
(300,000,000) shares of common stock, par value one cent ($0.01) per share (together with any other class or series of common stock which may hereafter be authorized, the "Common Stock") and seventy-five million (75,000,000) shares of preferred stock, par value one cent ($0.01) per share (together with any other class or series of preferred stock that may hereafter be authorized, the "Preferred Stock"), of which three million (3,000,000) shares are classified as Series B Cumulative Convertible Preferred Stock (the
"Series B Preferred Stock"), two hundred three thousand (203,000) shares are classified as Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock"), and one million six hundred ten thousand (1,610,000) shares are classified as Series F Redeemable Cumulative Dividend Preferred
Stock (convertible during the period of ten (10) Business Days after the fifth Business Day after the Initial Issue Date and during the period of ten
(10) Business Days ending ninety (90) calendar days after the Initial Issue
Date or the first Business Day thereafter) (the "Series F Preferred Stock").
The Common Stock and the Preferred Stock, together with any other class or classes of Capital Stock that may hereafter be authorized, are referred to herein collectively as the "Capital Stock." The Board of Directors of the Corporation (the "Board of Directors" or the "Board") may classify and reclassify any unissued Capital Stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such stock.

         (B) PREFERRED STOCK. Subject to the applicable provisions of Maryland law, the Corporation's Charter and the express terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock then outstanding, the Preferred Stock may be issued from time to time, in one or more series as authorized by the Board of Directors. Prior to the issuance of a series, the Board of Directors, by resolution, shall designate that series to distinguish it from other series and classes of the Corporation's Capital Stock, shall specify the number of shares to be included in the series, and shall set preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the series. In setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of a series of Preferred Stock, the Board of Directors may designate that any amendment, waiver or repeal of any provision of the Articles Supplementary classifying such series of Preferred Stock shall not require the approval of the holders of the Common Stock. Subject to the applicable provisions of Maryland law, the Corporation's Charter and the express terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock then outstanding, the Board of Directors may increase or decrease the number or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by setting or changing in one or more respects, from time to time before issuing the shares, any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of that series of Preferred Stock.

                  1. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of the Series B Preferred Stock are set forth on EXHIBIT A attached hereto.

                  2. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares of the Series E Preferred Stock are set forth on EXHIBIT B attached hereto.

                  3. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of the Series F Preferred Stock are set forth on EXHIBIT C attached hereto.

         (C) COMMON STOCK. Each share of Common Stock shall entitle the holder of record thereof to one (1) vote at all meetings of the Corporation's stockholders, except meetings at which only holders of another specified class or series of Capital Stock are entitled to vote. Subject to any preference rights with respect to the payment of dividends of any series of Preferred Stock then outstanding, the holders of Common Stock shall be entitled to receive, as and when declared by the Board, dividends that may be paid in money or property or by the issuance of fully paid Capital Stock, in the form of Preferred Stock, Common Stock or any other class or series of Capital Stock now or hereafter authorized by the Board. In the event of a liquidation, dissolution or winding up of the Corporation or other distribution of the Corporation's assets among stockholders for the purpose of winding up the Corporation's affairs, whether voluntary or involuntary, and subject to the applicable provisions of Maryland law, the Corporation's Charter and the rights, privileges, conditions and restrictions of any series of Preferred Stock then outstanding, the Common Stock shall entitle the holders thereof to receive the Corporation's remaining property.

         (D) FRACTIONAL SHARES. The Corporation may issue shares of Capital Stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of Capital Stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including, without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the Corporation, but excluding any right to receive a stock certificate representing fractional shares.

                                   ARTICLE VI
                                PREEMPTIVE RIGHTS

         Except as may be expressly provided by the terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock, by contract with the Corporation or otherwise by the Board of Directors, no holder of shares of any class or series of the Corporation's Capital Stock, whether now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive shares of any class or series of the Capital Stock of the Corporation, or any options to purchase or warrants exercisable for such Capital Stock or any rights to subscribe to or purchase such Capital Stock or any securities convertible into or exchangeable for such Capital Stock that may at any time or from time to time be issued, sold or offered for sale by the Corporation.

                                   ARTICLE VII
                                    DIRECTORS

         (A) NUMBER. On the effective date of the Corporation's plan of reorganization, as amended as of such effective date (the "Effective Date"), the number of directors of the Corporation shall be fixed at ______, which number may be increased or decreased only by the Board of Directors by resolution adopted by the vote of a majority of the entire Board of Directors, even though less than a quorum, subject to the applicable provisions of Maryland law, this Charter and the express terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock then outstanding, but the number of directors shall not at any time be less than the lesser of (a) three (3) or (b) the number of stockholders nor more than ________. On the Effective Date, [_____________________] shall serve as directors of the Corporation and shall have and exercise any and all rights, powers, privileges and discretionary authority granted or permitted by the Corporation's Charter, the Corporation's Bylaws or the Maryland General Corporation Law for the terms set forth in Paragraph (B) below and until their respective successors are duly elected and qualified.

         (B) UNAFFILIATED DIRECTORS; CLASSIFIED BOARD. A majority of the directors shall be directors who do not perform any services for the Corporation, other than as directors, and who are not directors, officers, or employees of C.R.I., Inc., a Delaware corporation ("Unaffiliated Directors"). Subject to the applicable provisions of Maryland law, this Charter and the express terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock then outstanding, the directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as reasonably possible, with the term of office of one class to expire initially at the 2001 annual meeting of stockholders, the term of office of another class to expire initially at the 2002 annual meeting of stockholders and the term of office of the remaining class to expire initially at the 2003 annual meeting of stockholders, with the members of each class of directors to hold office until their respective successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At each annual meeting of stockholders following such initial classification, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and when their respective successors are duly elected and qualified.

         (C) VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Except as otherwise required by law or as may be expressly provided by the terms of any class or series of Capital Stock, including the Articles Supplementary of any class of series of Preferred Stock, any vacancy on the Board of Directors as a result of any reason and any newly created directorship resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors, by resolution adopted by the vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so appointed shall hold office until the next meeting of stockholders at which directors of the class for which such director has been chosen are to be elected and until his or her successor is elected and qualified. Subject to the provisions of this Charter, if the number of directors is changed, any increase or decrease in directorships shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director.

         (D) REMOVAL OF DIRECTORS. Except as may be expressly provided by the terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock, any director may be removed, but only for cause, and only upon the affirmative vote of least 66-2/3% of the voting power of all of the then outstanding shares of Capital Stock entitled to vote generally in the election of directors.

         (E) INCREASE IN AUTHORIZED CAPITAL STOCK. Subject to the applicable provisions of Maryland law, the Corporation's Charter and the express terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock then outstanding, the Board of Directors, with the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such amendment is presented to the Board for approval) and without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of Capital Stock the Corporation has authority to issue.

         (F) ISSUANCE OF CAPITAL STOCK. Subject to the applicable provisions of Maryland law, the Corporation's Charter and the express terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock then outstanding, the Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of Capital Stock of any class or series, whether now or hereafter authorized, and securities convertible into shares of Capital Stock of any series, class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

         (G) INTERESTED DIRECTOR TRANSACTIONS. No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners or officers of such other entity, or are pecuniarily or otherwise interested in such contract, transaction or act; provided that (i) the existence of such relationship or such interest shall be disclosed or known to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by a majority of disinterested directors on the Board or on such committee, as the case may be, even if the number of disinterested directors constitutes less than a quorum or (ii) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the Maryland General Corporation Law.

                                  ARTICLE VIII
                            AMENDMENTS TO THE BYLAWS

         Subject to the applicable provisions of Maryland law, to the Corporation's Charter and the express terms of any class or series of Capital Stock, including, the Articles Supplementary of any series of Preferred Stock then outstanding, the Bylaws of the Corporation may be added to, altered, amended, repealed or suspended by a vote of a majority of the Board of Directors at any regular or special meeting of the Board at which a quorum is present, but, subject to the same proviso, the stockholders may make additional Bylaws and may alter, repeal or suspend any Bylaws, whether adopted by them or otherwise, upon the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; PROVIDED, HOWEVER, that no Bylaw so made shall serve to invalidate any prior action of the Board which would have been valid if such Bylaw had not been made.

                                   ARTICLE IX
           FACTORS TO CONSIDER PRIOR TO APPROVAL OF AN ACQUISITION OF
                           CONTROL OF THE CORPORATION

         The Board, when evaluating any offer of another party to acquire control of the Corporation, may consider the effect of the acquisition on stockholders, employees, suppliers, customers and creditors of the Corporation and communities in which offices or other establishments of the Corporation are located.

                                    ARTICLE X
                            AMENDMENTS TO THE CHARTER

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter in the manner prescribed by the laws of the State of Maryland, subject to the applicable provisions of Maryland law, the Corporation's Charter and the express terms of any class or series of Capital Stock, including the Articles Supplementary of any class or series of Preferred Stock then outstanding, except that no amendment which would change any rights with respect to any outstanding class or series of Capital Stock of the Corporation, by reducing the amounts payable thereon upon liquidation of the Corporation, or by diminishing or eliminating any voting rights pertaining thereto, may be made unless approved by the affirmative vote of the holders of at least 66-2/3% of the then outstanding securities of such class or series of Capital Stock of the Corporation, and all rights, powers, privileges and discretionary authority granted or conferred upon stockholders or directors herein are granted subject to this reservation; PROVIDED, HOWEVER, that, notwithstanding any other provision of the Charter or any provision of law or otherwise which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the Corporation's Capital Stock required by law, by the Charter or by the terms of any such class or series of Capital Stock, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of Capital Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Article X or Article VII,
Article VIII, Article IX, Article XI , Article XII or Article XIII hereof.

                                   ARTICLE XI
                            RESTRICTION ON TRANSFER,
                   ACQUISITION AND REDEMPTION OF CAPITAL STOCK

         (A) DEFINITIONS. For the purposes of this Article XI, the following terms shall have the following meanings:

                  1. "AFFILIATE" shall mean any corporation, partnership, limited liability company, trust or other association, or any Person which controls, is controlled by, or is under common control with, such corporation, partnership, limited liability company, trust or other association. As used in this definition "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  2. "BENEFICIAL OWNERSHIP" shall mean ownership of Capital Stock of the Corporation by a Person who would be treated as an owner of such Capital Stock under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and variants thereof shall have the correlative meanings.

                  3. "BENEFICIARY" shall mean any organization that is exempt from federal income taxation under Section 501(c)(3) of the Code and to which contributions are deductible under Section 170(c) of the Code, which organization shall be designated a beneficiary (as determined pursuant to Paragraph (S) hereof) of an interest in the Special Trust (created pursuant to Paragraph (O)) representing Excess Stock; PROVIDED, HOWEVER, that the Excess Stock would not be considered Excess Stock in the hands of such beneficiary. The term "Beneficiaries" shall have the correlative meaning.

                  4. "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, the regulations promulgated and rulings issued thereunder and any successor regulations or rulings which may be promulgated or issued thereunder.

                  5. "EXCESS STOCK" shall have the meaning ascribed to it in Paragraph (C) hereof.

                  6. "EXISTING HOLDER" shall mean (a) any Person who, as of the Restriction Commencement Date, is the Beneficial Owner of Capital Stock of the Corporation in excess of the Ownership Limit, so long as, but only so long as, such Person Beneficially Owns such Capital Stock in excess of the Ownership Limit and (b) any Person to whom an Existing Holder Transfers, subject to the limitations provided in this Article XI, Beneficial Ownership of Capital Stock of the Corporation causing such transferee to Beneficially Own Capital Stock in excess of the Ownership Limit.

                  7. "EXISTING HOLDER LIMIT" shall mean (a) for any Existing Holder who is an Existing Holder by virtue of clause (a) of the definition thereof, initially, the percentage of the outstanding Capital Stock of the Corporation Beneficially Owned by such Existing Holder, as of the Restriction Commencement Date, and, after any adjustment pursuant to Paragraph (I) hereof, shall mean such percentage of such outstanding Capital Stock as so adjusted; and (b) for any Existing Holder who becomes an Existing Holder by virtue of clause (b) of the definition thereof, initially, the percentage of the outstanding Capital Stock of the Corporation Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transfers Beneficial Ownership of Capital Stock of the Corporation to such transferee Existing Holder or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, and, after any adjustment pursuant to Paragraph (S) hereof, shall mean such percentage of the outstanding Capital Stock of the Corporation as so adjusted. Beginning with the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, the Secretary of the Corporation shall maintain and, upon request shall make available to each Existing Holder a schedule which sets forth the then-current Existing Holder Limit for such Existing Holder.

                  8. "MARKET PRICE" shall mean, with respect to any class or series of Capital Stock of the Corporation, the last reported sales price reported on the New York Stock Exchange, Inc. (the "EXCHANGE") of such class or series of Capital Stock on the trading day immediately preceding the relevant date, or if not then traded on the Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such class or series of Capital Stock may be traded, or if not then traded over any exchange or quotation system, then the market price of such class or series of Capital Stock on the relevant date as determined in good faith by the Board of Directors.

                  9. "OWNERSHIP LIMIT" shall mean initially that number of shares of Capital Stock of the Corporation which represents the lesser of (a) 9.8% of the aggregate number of shares of Capital Stock of the Corporation outstanding and (b) 9.8% of the aggregate value of the outstanding Capital Stock, and after any adjustment as set forth in Paragraph (J) hereof, shall mean such greater percentage of the outstanding Capital Stock of the Corporation as so adjusted. The number and value of outstanding shares of Capital Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

                  10. "PERSON" shall mean an individual, corporation, partnership, estate, trust (including a corporation qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a corporation permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participated in a public offering of any Capital Stock of the Corporation for a period of twenty-five (25) calendar days following the purchase by such underwriter of such Capital Stock.

                  11. "PURPORTED BENEFICIAL HOLDER" shall mean, with respect to any event, other than a purported Transfer which results in Excess Stock, the Person for whom the Purported Record Holder of the Capital Stock of the Corporation that, pursuant to Paragraph (C) hereof, was automatically converted into Excess Stock upon the occurrence of such event, held such Capital Stock.

                  12. "PURPORTED BENEFICIAL TRANSFEREE" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Capital Stock of the Corporation, if such Transfer had been valid under Paragraph (B) hereof.

                  13. "PURPORTED OWNER" shall mean any Purported Beneficial Holder, Purported Beneficial Transferee, Purported Record Holder or Purported Record Transferee, as the case may be.

                  14. "PURPORTED OWNER LIMITATION" shall mean, as to a Purported Owner, on a share-by-share basis, an amount not exceeding the lesser of: (a) (i) if the Purported Owner gave value for the Capital Stock of the Corporation converted into Excess Stock, the price per share that such Purported Owner paid in the purported Transfer for the Capital Stock that was converted into such Excess Stock, or (ii) if the Purported Owner did not give value for the Capital Stock of the Corporation converted into Excess Stock (through a gift, devise or otherwise), a price per share equal to the Market Price for such converted Capital Stock of the Corporation on the date of the purported Transfer or such other event which results in Excess Stock; and

         (b) the price per share received by the Special Trust from the sale, exchange or other disposition of the Excess Stock.

                  15. "PURPORTED RECORD HOLDER" shall mean with respect to any event, other than a purported Transfer which results in Excess Stock, the record holder of the Capital Stock of the Corporation that, pursuant to Paragraph (C) hereof, was automatically converted into Excess Stock upon the occurrence of such event.

                  16. "PURPORTED RECORD TRANSFEREE" shall mean, with respect to any purported Transfer, which results in Excess Stock, the Person who would have been the record holder of the Capital Stock, if such Transfer had been valid under paragraph (B) hereof.

                  17. "REIT" means real estate investment trust within the meaning and in accordance with the REIT Provisions.

                  18. "REIT PROVISIONS" means Part II and III of Subchapter M of the Chapter I of Subtitle A of the Code, relating to REITs.

                  19. "RESTRICTION COMMENCEMENT DATE" shall mean the date upon which the filing of these Articles of Amendment and Restatement of the Corporation with the Maryland State Department of Assessments and Taxation becomes effective.

                  20. "RESTRICTION TERMINATION DATE" shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or to continue to, qualify under the REIT Provisions of the Code.

                  21. "SPECIAL TRUST" shall mean any special trust created pursuant to Paragraph (E) hereof.

                  22. "SPECIAL TRUSTEE" shall mean a trustee of any Special Trust, designated by the Corporation and unaffiliated with the Corporation or any prohibited transferee or Purported Owner of Excess Stock.

                  23. "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of Capital Stock of the Corporation, including without limitation (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of such Capital Stock or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock of the Corporation, whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

         (B)      OWNERSHIP LIMITATIONS.

                  1. Except as provided in this Paragraph (B), beginning on the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, no Person other than an Existing Holder shall Beneficially Own Capital Stock of the Corporation in excess of the Ownership Limit, and no Existing Holder shall Beneficially Own Capital Stock of the Corporation in excess of the Existing Holder Limit for such Existing Holder.

                  2. Except as provided in this Paragraph (B), beginning on the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person other than an Existing Holder Beneficially Owning Capital Stock of the Corporation in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such portion of the Capital Stock of the Corporation as would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in or to such number of shares of such Capital Stock.

                  3. Except as provided in Paragraphs (I) and (L) hereof, beginning on the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Capital Stock of the Corporation in excess of the applicable Existing Holder Limit shall be void AB INITIO as to the Transfer of such portion of such Capital Stock as would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit, and such Existing Holder shall acquire no rights in or to such number of shares of such Capital Stock.

                  4. Except as provided in Paragraph (L) hereof, beginning on the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, any Transfer that, if effective, would result in Capital Stock the Corporation being owned by fewer than one hundred (100) stockholders (determined without reference to any rules of attribution) shall be void AB INITIO and the intended transferee shall acquire no rights in or to such Capital Stock.

                  5. Beginning on the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void AB INITIO as to the Transfer of such portion of the Capital Stock of the Corporation which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in or to such number of shares of such Capital Stock.

(C)      EXCESS STOCK.

                  1. If, notwithstanding the other provisions contained in this
         Article XI, at any time beginning on the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, there is a purported Transfer such that any Person would Beneficially Own Capital Stock of the Corporation in excess of the applicable Ownership Limit or Existing Holder Limit, then, except as otherwise provided in Paragraphs (I) and (L) hereof, such portion of the Capital Stock of the Corporation in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole share) shall automatically be converted into "EXCESS STOCK" and be treated as provided in this Article XI. Such conversion and treatment shall be effective as of the close of business on the business day immediately prior to the date of the purported Transfer giving rise thereto.

                  2. If, notwithstanding the other provisions contained in this
         Article XI, at any time beginning on the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, there is a purported Transfer which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then the Capital Stock of the Corporation being Transferred which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall automatically be converted into Excess Stock and be treated as provided in this Article XI. Such conversion and treatment shall be effective as of the close of business on the business day immediately prior to the date of the purported Transfer giving rise thereto.

                  3. If, at any time beginning on the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date, an event other than a purported Transfer (an "EVENT") occurs (including, without limitation, a change in the Corporation's capital structure) which would cause any Person to Beneficially Own Capital Stock of the Corporation in excess of the applicable Ownership Limit or Existing Holder Limit, then, except as otherwise provided in Paragraphs (I) and (L) hereof, Capital Stock of the Corporation Beneficially Owned by such Person shall automatically be converted into Excess Stock and be treated as provided in this Article XI to the extent necessary to eliminate such excess ownership. Such conversion and treatment shall be effective as of the close of business on the business day immediately prior to the date of the Event giving rise thereto. In determining which portion of the Capital Stock of the Corporation is converted, Capital Stock directly held or Beneficially Owned by any Person who caused the Event to occur shall be converted before any Capital Stock not so held is converted. Where several such Persons exist, the conversion shall be pro rata.

         (D) PREVENTION OF TRANSFER. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Paragraph (B) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) of any Capital Stock of the Corporation in violation of Paragraph (B) hereof, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; PROVIDED, HOWEVER, that any Transfers or attempted Transfers in violation of Paragraphs (B)(2), (3) and (5) shall automatically result in the designation and treatment described in Paragraph (C) hereof, irrespective of any action (or non-action) by the Board of Directors or any designee thereof.

         (E) NOTICE TO CORPORATION. Any Person who acquires or attempts to acquire Capital Stock of the Corporation in violation of Paragraph (B) hereof, or any Person who is a transferee such that Excess Stock results under Paragraph
(C) hereof, shall immediately give written notice or, in the event of a proposed or attempted acquisition, give at least fifteen (15) calendar days prior written notice, to the Corporation of such event, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Corporation's status as a REIT.

         (F) INFORMATION FOR CORPORATION. Beginning with the Restriction Commencement Date and at all times thereafter but prior to the Restriction Termination Date:

                  1. Every Beneficial Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the aggregate number or value of outstanding shares of Capital Stock of the Corporation shall, within thirty (30) days after January 1 of each year (or within such shorter period as may reasonably be requested by the Corporation), give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of Capital Stock of the Corporation Beneficially Owned and the class or series of which such shares are a part, and a description of how such Capital Stock is held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT.

                  2. Each Person who is a Beneficial Owner of Capital Stock of the Corporation and each Person (including the holder of record) who is holding Capital Stock for a Beneficial Owner shall immediately provide to the Corporation such information as the Corporation may reasonably request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         (G) OTHER ACTION BY BOARD. Nothing contained in this Article XI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's status as a REIT.

         (H) AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition contained in Paragraph (A) hereof and any ambiguity with respect to which Capital Stock is to constitute Excess Stock in a given situation, the Board of Directors shall have the power to determine the application of the provisions of this Article XI based on the facts known to it, which determination shall be conclusive for all purposes hereof.

         (I) MODIFICATIONS OF EXISTING HOLDER LIMITS. The Existing Holder Limits may be modified as follows:

                  1. Subject to the limitations provided in Paragraph (K) hereof, the Board of Directors may grant stock options which result in Beneficial Ownership of Capital Stock of the Corporation by an Existing Holder pursuant to a stock option plan approved by the Board of Directors and/or the stockholders. Any such grant shall be deemed to increase, without any further action by the Board of Directors, the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Paragraph (K) hereof to permit the Beneficial Ownership of the Capital Stock issuable or issued upon the exercise of such stock option.

                  2. Subject to the limitations provided in Paragraph (K) hereof, an Existing Holder may elect to participate in a dividend reinvestment plan or direct stock purchase plan approved by the Board of Directors which results in Beneficial Ownership of Capital Stock of the Corporation by such participating Existing Holder. Any such participation shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Paragraph (K) hereof to permit Beneficial Ownership of the Capital Stock of the Corporation acquired or which can be acquired as a result of such participation.

                  3. The Board of Directors will reduce the Existing Holder Limit for any Existing Holder following a Transfer permitted by this
         Article XI by the percentage of the total outstanding shares of Capital Stock of the Corporation so Transferred by such Existing Holder, or after the lapse (without exercise) of a stock option described in Paragraph (K)(1) hereof, by the percentage of the total outstanding shares of Capital Stock that would have been issuable upon exercise of the stock option.

         (J) Increases in Ownership Limit and Existing Holder Limits. Subject to the limitations provided in Paragraph (K) hereof, the Board of Directors may from time to time increase the Ownership Limit or any Existing Holder Limit.

         (K) LIMITATIONS ON CHANGES IN EXISTING HOLDER AND OWNERSHIP LIMITS.

                  1. Neither the Ownership Limit nor any Existing Holder Limit may be increased if, after giving effect to such increase, five (5) or fewer Beneficial Owners of Capital Stock of the Corporation (including all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 50.0% in number or value (determined as provided in the definition of "Ownership Limit" in Paragraph (A) hereof) of the outstanding Capital Stock of the Corporation.

                  2. Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Paragraphs (I) and (J) hereof, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  3. No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

         (L) EXEMPTIONS. The Board of Directors may exempt a Person from the Ownership Limit or the Existing Holder Limit, as the case may be, in its sole and absolute discretion, upon receipt of evidence satisfactory to the Board of Directors to the effect that such exemption will not result in the Corporation being "closely held" within Section 856(h) of the Code, and upon such other conditions as the Board of Directors may direct (including, without limitation, representations, warranties and undertakings by the intended Transferee).

         (M) LEGEND.

         Each certificate for Capital Stock of the Corporation shall bear substantially the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR, AMONG OTHER THINGS, THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, OR ANY SUCCESSOR STATUTE. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON (UNLESS SUCH PERSON IS AN EXISTING HOLDER) MAY BENEFICIALLY OWN CAPITAL STOCK OF THE CORPORATION (WHICH INCLUDES OWNERSHIP BY ATTRIBUTION AS WELL AS DIRECT OWNERSHIP) IN EXCESS OF THAT NUMBER OF SHARES OF CAPITAL STOCK OF THE CORPORATION WHICH EQUALS 9.8% (OR SUCH GREATER PERCENTAGE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS OF THE CORPORATION) OF THE LESSER OF (A) THE NUMBER OF OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION AND (B) THE VALUE OF OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN CAPITAL STOCK OF THE

         CORPORATION IN EXCESS OF THE ABOVE LIMITATIONS MUST NOTIFY THE CORPORATION IN WRITING AT LEAST FIFTEEN (15) CALENDAR DAYS PRIOR TO SUCH PROPOSED OR ATTEMPTED TRANSFER. ALL ITALICIZED TERMS IN THIS LEGEND HAVE THE MEANINGS SET FORTH IN THE CHARTER OF THE CORPORATION, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE TRANSFER WILL BE VOID AB INITIO AND THE SECURITIES REPRESENTED HEREBY WILL BE DESIGNATED AND TREATED AS EXCESS STOCK WHICH WILL BE HELD IN A SPECIAL TRUST.

         (N) SEVERABILITY. If any provision of this Article XI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         (O) SPECIAL TRUST FOR EXCESS STOCK. Upon any purported Transfer or Event that results in Excess Stock pursuant to Paragraph (M) hereof, such Excess Stock shall be deemed to have been transferred to the Special Trustee of a Special Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Special Trust may later be transferred pursuant to Paragraph
(S) hereof. Excess Stock so held in trust shall be issued and outstanding Capital Stock of the Corporation. The Purported Record Transferee or Purported Record Holder of such Capital Stock shall have no rights in or to such Excess Stock except as specifically provided herein. The Purported Beneficial Transferee or Purported Beneficial Holder of such Capital Stock shall have no rights in or to such Excess Stock except as specifically provided herein.

         (P) DIVIDENDS FOR EXCESS STOCK. The Purported Owner of Excess Stock shall not be entitled to any dividends or other distributions with respect to such Excess Stock. Any dividend or other distribution paid to a Purported Owner prior to the discovery by the Corporation that Capital Stock of the Corporation has become Excess Stock pursuant to this Article XI shall be repaid to the Corporation by the Purported Owner immediately upon notification by the Corporation that such dividend or other distribution was paid with respect to Excess Stock, and such dividend or other distribution shall then be remitted by the Corporation to the Special Trust. All dividends and other distributions (other than those distributions of Corporation assets described in Paragraph (Q) hereof) with respect to Excess Stock shall inure to the benefit of the Beneficiaries.

         (Q) SALES, EXCHANGES AND LIQUIDATING DISTRIBUTIONS WITH RESPECT TO EXCESS STOCK. Upon (a) the sale or exchange of Excess Stock by the Special Trustee, (b) the voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of, the Corporation, or (c) the purchase of Excess Stock by the Corporation pursuant to Paragraph (T) hereof, the Special Trustee, as holder of the Excess Stock in trust, shall, subject to the Purported Owner Limitation, distribute ratably to the Purported Owner(s), (i) in the case of any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, any such assets received in respect of the Excess Stock, (ii) in the case of a sale or exchange of Excess Stock by the Special Trustee, the amounts received from such sale or exchange, or (iii) in the case of any purchase of Excess Stock by the Corporation pursuant to Paragraph (T) hereof, the net amounts received from such purchase. Any assets or amounts received upon the sale, exchange or purchase by the Corporation of Excess Stock, in excess of the Purported Owner Limitation, shall be distributed to the Beneficiaries.

         If, notwithstanding the foregoing, a Purported Owner receives an amount from (i) the liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, (ii) the sale or exchange of Excess Stock or
(iii) the purchase of Excess Stock by the Corporation pursuant to Paragraph (T) hereof, that exceeds the Purported Owner Limitation, such Purported Owner shall pay such excess immediately to the Corporation, which shall remit such amount to the Special Trustee.

         (R) VOTING RIGHTS FOR EXCESS STOCK. A Purported Owner of Excess Stock shall not be entitled to vote on any matter and shall be deemed to have given to the Special Trustee an irrevocable proxy, coupled with an interest, to vote the Excess Stock. If a Purported Owner shall vote such Excess Stock before it is discovered that such Capital Stock is Excess Stock, then the vote by such Purported Owner shall be void AB INITIO.

         (S) NON-TRANSFERABILITY OF EXCESS STOCK. Excess Stock shall not be transferable by a Purported Owner. Subject to Paragraph (T) hereof, the Special Trustee of any Excess Stock placed in a Special Trust may freely designate a Beneficiary of an interest in the Special Trust representing such Excess Stock.

         (T) CALL BY CORPORATION ON EXCESS STOCK. Excess Stock shall be deemed to have been offered for sale to the Corporation or its designee(s) at a price per share equal to: (A) in the case of Excess Stock resulting from a purported Transfer, the lesser of (i) the price per share in such purported Transfer of the Capital Stock of the Corporation that was converted into such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation or its designee accepts such offer and (B) in the case of Excess Stock created by any other Event, the lesser of (i) the Market Price of the Capital Stock that was converted into such Excess Stock on the date of such conversion and (ii) the Market Price of such Capital Stock of the Corporation on the date the Corporation or its designee accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) calendar days after the later of (i) the date of the purported Transfer or other Event which resulted in an exchange of Capital Stock for such Excess Stock and (ii) the date the Board of Directors determines in good faith that a purported Transfer or other Event resulting in an exchange of Capital Stock of the Corporation for such Excess Stock has occurred, if the Corporation does not receive a notice of any such Transfer pursuant to Paragraph (E) hereof.

         (U) NYSE SETTLEMENTS. Nothing in this Article XI shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated interdealer quotation system; provided, that the fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article XI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XI.

                                   ARTICLE XII
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

         (A) MANDATORY INDEMNIFICATION. The Corporation shall indemnify each person who is or was, or has agreed to become, a director or officer of the Corporation and each person who, while a director of the Corporation and, at the request of the Corporation, is or was serving, or has agreed to serve, as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any and all liabilities and expenses incurred in connection with each such person's services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended.

         (B) DISCRETIONARY INDEMNIFICATION. If approved by the Board of Directors, the Corporation may indemnify any of its employees or agents against any or all liabilities and expenses incurred in connection with each such person's services in such capacities and any of its employees, agents or other persons who are or were serving, or who have agreed to serve, at the request of the Corporation, as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, other enterprise or employee benefit plan, to the extent and on such terms and subject to such conditions and limitations, as determined to be appropriate by the Board of Directors.

         (C) ADVANCING EXPENSES PRIOR TO A DECISION. The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may, in the discretion of the Board of Directors, advance expenses to employees, agents and others who may be granted indemnification.

         (D) OTHER PROVISIONS FOR INDEMNIFICATION. The Board of Directors may, by Bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents and the advancement of expenses thereto.

         (E) LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS. To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, as from time to time amended, no director or officer of the Corporation shall have liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

         (F) EFFECT OF AMENDMENT OR REPEAL. No amendment or repeal of any section of this Article XII, or the adoption of any provision of the Corporation's Charter inconsistent with this Article XII, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

                                  ARTICLE XIII
                       CONFLICT WITH TERMS OF ANY CLASS OR
                            SERIES OF PREFERRED STOCK

         In the event of a conflict between the terms of (1) the Corporation's Charter as in effect from time to time, other than the terms of any class or series of Preferred Stock, including the terms of the Series B, E and F Preferred Stock set forth in Exhibits A, B and C, respectively, to this Charter, and the terms of any Articles Supplementary of any class or series of Preferred Stock then outstanding, and (2) any such class or series of Preferred Stock, including the terms of the Series B, E and F Preferred Stock set forth in Exhibits A, B and C, respectively, to this Charter, and the terms of any Articles Supplementary, unless otherwise required by the applicable provisions of Maryland law, this Charter or the express terms of such class or series of Preferred Stock, including the terms of the Series B, E and F Preferred Stock set forth in Exhibits A, B and C, respectively, to this Charter, and the terms of any Articles Supplementary, the terms of such class or series of Preferred Stock, including the terms of the Series B, E and F Preferred Stock set forth in Exhibits A, B and C, respectively, to this Charter, and the terms of any Articles Supplementary shall govern and control.

         SECOND: The Corporation desires to amend and restate its Charter as currently in effect. The provisions set forth in the above Articles of Amendment and Restatement are all of the provisions of the Corporation's Charter currently in effect as hereby amended.

         THIRD: The amendment and restatement of the Charter of the Corporation herein made was carried out pursuant to Section 3-301 of the Maryland General Corporation Law. The amendment and restatement of the Charter of the Corporation was (i) approved by the Board of Directors on __________, 2000, and (ii) carried out pursuant to that certain Debtors' Third Amended Joint Plan of Reorganization dated ________, 2000, and confirmed by order of the United States Bankruptcy Court of the District of Maryland, Greenbelt Division, and entered on _______, 2000 in the Chapter 11 reorganization proceedings of the Corporation pending as IN RE CRIIMI MAE INC., ET. AL (CASE NOS. 98-23115 THROUGH 98-23117 (JOINTLY ADMINISTERED).

         FOURTH: The current address of the principal office of the Corporation is 11200 Rockville Pike, Rockville, Maryland 20852, and the Corporation's current resident agent is Corporation Trust, Inc., whose address is 11200 Rockville Pike, Rockville, Maryland 20852.

         FIFTH: The Corporation currently has ___ (__) directors. The directors currently in office are _____________________________________________________.

         SIXTH: These Articles of Amendment and Restatement increase the authorized stock of the Corporation and the aggregate par value of such authorized stock. Immediately before the amendment and restatement, the total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class were one hundred forty five million (145,000,000) shares, of the par value of one cent ($0.01) each, of which one hundred twenty million (120,000,000) shares were classified as Common Stock and twenty-five million (25,000,000) shares were classified as Preferred Stock, of which three million (3,000,000) shares were classified as Series B Preferred Stock, two hundred three thousand (203,000) shares were classified as Series E Preferred Stock, and one million six hundred ten thousand (1,610,000) shares were classified as Series F Preferred Stock. The aggregate par value of all authorized shares having par value was one million four hundred fifty thousand dollars ($1,450,000). As amended and restated, the total number of shares of all classes of stock of the Corporation and the par value of such shares, are three hundred seventy five million (375,000,000) shares, of the par value of one cent ($0.01) each, of which three hundred million (300,000,000) shares are classified as Common Stock and seventy five million (75,000,000) shares are classified as Preferred Stock of which three million (3,000,000) shares are classified as Series B Preferred Stock, two hundred three thousand (203,000) shares are classified as Series E Preferred Stock, and one million six hundred ten thousand (1,610,000) shares are classified as Series F Preferred Stock. The aggregate par value of all authorized shares having par value is three million seven hundred fifty thousand dollars ($3,750,000).

         IN WITNESS WHEREOF, CRIIMI MAE Inc. has caused the Articles of Amendment and Restatement to be signed in its name and on its behalf by its Senior Vice-President/General Counsel and attested by its Secretary on ___________, 2000.

                                        CRIIMI MAE INC.

                                        By: /s/
                                           -------------------------------------
                                           David B. Iannarone
                                           Senior Vice-President/General Counsel

ATTEST:

/s/
-------------------------
Secretary
H. William Willoughby

         THE UNDERSIGNED, Senior Vice-President/General Counsel of CRIIMI MAE Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment and Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment and Restatement to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.
                                          /s/
                                          -----------------------------------
                                          David B. Iannarone
                                          Senior Vice-President/General Counsel

                              EXHIBIT A TO ARTICLES OF AMENDMENT AND RESTATEMENT
                                    (THE "SERIES B PREFERRED STOCK ARTICLES")(1)

         The Series B Cumulative Convertible Preferred Stock shall be subject to all of the provisions of the Articles of Amendment and Restatement of the Corporation relating to the Capital Stock of the Corporation generally and shall, as set by the Board of Directors, have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:

         1. DEFINITIONS. For the purposes of these Series B Preferred Stock Articles the following terms shall have the meanings indicated:

         "Base Common Dividend Rate" shall mean $.30 per shares of Common Stock, subject to adjustment as described in Section 4(d).

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or Maryland are authorized or obligated by law or executive order to close.

         "Common Stock" shall mean the common stock of the Corporation, par value $.01 per share. "Conversion Ratio" shall equal 2.2844, subject to adjustment as described in Section 4 (d).

         "Conversion Premium" shall equal three percent (3%).

         "Conversion Price" shall mean $10.94 per share of Common Stock, subject to adjustment as described in Section 10(f).

         "Dividend Average Price" shall mean the Volume Weighted Average Price of the Common Stock traded during the ten Trading Days beginning one Trading Day after the Dividend Declaration Date (a "Dividend Pricing Period"), utilizing the Bloomberg (Equity) VAP function, or, (x) if that information is not available, the average of the sum of the average daily high and low sale prices for the Common Stock for each day during a Dividend Pricing Period, as reported on the stock exchange composite tape, weighted by the number of shares of Common Stock traded for that day or, (y) if the Common Stock is traded over-the-counter, the average of the sum of the daily averages of the last reported high bid and low asked quotations for the Common Stock for each day during a Dividend Pricing Period, weighted by the number of shares of Common Stock traded for that day.

         "Dividend Declaration Date" shall mean, with respect to any quarterly dividend, a date


------------------------------
(1) This EXHIBIT A represents the relative rights and preferences of the Corporation's Series B Preferred Stock, as amended by the Plan, which amendments relate principally to the payment of dividends, consistent with the Plan, and will be effected only if Holders of Series B Preferred Stock vote to accept the Plan.

on which the Board of Directors declares such dividend.

         "Effective Date" shall mean the first day, other than a Saturday, Sunday, or a "legal holiday" (as defined in Rule 9005(a) of the Federal Rules of Bankruptcy Procedure), that is not less than eleven (11) days after the date on which the clerk of the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division, or such other court that exercises jurisdiction over the Corporation's bankruptcy case, enters the Order confirming the Corporation's plan of reorganization as such may be amended, modified or supplemented from time to time, and on which day, as determined by the Corporation (i) all conditions to the Effective Date as set forth in the Corporation's plan of reorganization have been satisfied or waived by the Corporation, and (ii) no stay of the Order confirming the Corporation's plan of reorganization is in effect.

         "Liquidation Value" with respect to a share of Series B Preferred Stock shall mean $25.00.

         "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Redemption Price" with respect to a share of Series B Preferred Stock shall mean $25.00.

         "Series E Preferred Stock" shall mean the Corporation's Series E Cumulative Convertible Preferred Stock, par value $0.01 per share.

         "Series F Preferred Stock" shall mean the Corporation's Series F Redeemable Cumulative Dividend Preferred Stock (convertible during the period of ten (10) Business Days after the fifth Business Day after the Initial Issue Date and during the period of ten (10) Business Days ending ninety (90) calendar days after the Initial Issue Date or the First Business Day thereafter), par value $0.01 per share.

         "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "Trading Day" shall mean any day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day.

         "Volume Weighted Average Price of the Common Stock" for a given period shall mean the quotient of (i) the aggregate dollar value obtained by multiplying (a) the number of shares of Common Stock traded at each given price during such period, by (b) such price, divided by (ii) the total number of shares of Common Stock traded during such period.

         2. DESIGNATION AND NUMBER. The shares of such series of Preferred Stock shall be designated as "Series B Cumulative Convertible Preferred Stock" (the "SERIES B PREFERRED STOCK"). The number of shares initially constituting the Series B Preferred Stock shall be

3,000,000, which number may be decreased (but not increased) by the Board of Directors without a vote of the holders of Series B Preferred Stock; PROVIDED, HOWEVER, that such number may not be decreased below the number of then outstanding shares of Series B Preferred Stock.

         3. RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank (i) senior to (w) the Series E Preferred Stock, (x) the Series F Preferred Stock, (y) the Common Stock, and (z) to all other Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (ii) on parity with all Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and (iii) junior to all Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

         4. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock and of any other shares of Capital Stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative dividends, payable in quarterly installments on the last Business Day of each calendar quarter in each year (each such date being referred to herein as a "QUARTERLY DIVIDEND PAYMENT DATE") commencing on September 30, 1996. Each such quarterly dividend shall be fully cumulative, to the extent not paid, and shall accrue (whether or not earned or declared), without interest, from the date of issuance of the Series B Preferred Stock, and thereafter from the first day of the quarterly period in which such dividend may be payable as herein provided. Dividends payable for each quarterly dividend period (including the period corresponding to the initial Quarterly Dividend Payment Date on September 30, 1996) shall be computed by dividing the annual dividend by four. Dividends payable with respect to any partial dividend period (other than the initial Quarterly Dividend Payment Date) shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable in cash or in Common Stock (or a combination thereof), at the Corporation's option, including without limitation, all accrued and unpaid dividends as of the Effective Date. If dividends are paid in cash, the cash dividend rate on shares of the Series B Preferred Stock shall equal the sum of (i) $0.68 per share per quarter (equivalent to $2.72 per share per annum) plus (ii) the product of (x) the excess over the Base Common Dividend Rate, if any, of the quarterly cash dividend declared or paid in respect of each share of Common Stock for the applicable quarter, (y) the Conversion Ratio and (z) one plus the Conversion Premium. If the dividends are paid in Common Stock, the number of shares of Common Stock issuable by the Corporation shall be determined by dividing the cash amount which would be payable if cash dividends were to be paid on the Quarterly Dividend Payment Date by the Dividend Average Price. No fractional shares of Common Stock shall be issued. Instead of any fractional share of Common Stock, the Corporation shall pay a cash adjustment in respect to such fraction.

                  (b) Dividends paid on the shares of the Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated among all such shares of Series B Preferred Stock and all other shares of Capital Stock of the Corporation ranking on a parity as to dividends with the Series B Preferred Stock ("DIVIDEND PARITY STOCK"), at the time outstanding pro rata so that the amount of dividends declared per share of Series B Preferred Stock and the Dividend Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and the Dividend Parity Stock bear to each other. The Board of Directors may fix a record date for the determination of holders of shares of the Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days nor less than ten (10) days prior to the date fixed for the payment thereof.

                  (c) Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series B Preferred Stock which remains payable.

                  (d) In case the Corporation shall (A) pay a dividend or make a distribution on shares of its Common Stock in Common Stock, (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares:

                           (i) the Base Common Dividend Rate in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Base Common Dividend Rate thereafter shall be determined by multiplying the Base Common Dividend Rate by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto; and

                           (ii) the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio thereafter shall be determined by multiplying the Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior thereto.

Such adjustments shall be made whenever any event listed in the first sentence of this Section 4(d) shall occur and shall become effective retroactively immediately after the record date in the case of a dividend (pursuant to Section 4 (d)(A)) and immediately after the effective date in the case of a subdivision, combination or reclassification (pursuant to Section 4 (d)(B) or 4(d)(C)). No adjustment in the Base Common Dividend Rate or the Conversion Ratio shall be required unless the adjustment would require an increase or decrease of at least 1% of each of the Base Common Dividend Rate and the Conversion Ratio then in effect; PROVIDED, HOWEVER, that any adjustment that by reason of this Section 4(d) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding anything to the contrary in this
Section 4(d), Common Stock issued pursuant to the Corporation's dividend reinvestment plan shall not result in any adjustment to the Base Common Dividend Rate or the Conversion Ratio.

                  (e) The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as expressly provided herein.

         5. VOTING RIGHTS. So long as the Series B Preferred Stock remains outstanding, the holders of shares of the Series B Preferred Stock shall have the following voting rights:

                  (a) The holders of shares of Series B Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

                  (b) The affirmative vote or consent, in person or by proxy, in writing or at a special or annual meeting of stockholders called for the purpose, of the holders of at least:

                           (i) two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall be necessary to authorize, create or increase the authorized or issued amount of, any class or series of the Corporation's Capital Stock ranking prior to the Series B Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Capital Stock of the Corporation into any such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock;

                           (ii) a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall be necessary to authorize, create or increase the authorized or issued amount of, any class or series of the Corporation's Capital Stock ranking on a parity with the Series B Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Capital Stock of the Corporation into any such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock; or

                           (iii) two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall be necessary to amend, alter or repeal any of the provisions of the Articles of Amendment and Restatement of the Corporation, including these Series B Preferred Stock Articles, whether by merger, consolidation or otherwise (an "EVENT"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof;

PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in Section 5 (b) (iii), so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock; and PROVIDED, FURTHER, that (x) any increase in the amount of authorized Common Stock or the authorization, creation or issuance of any other class or series of Capital Stock or (y) any increase in the amount of authorized shares of any other class or series of Capital Stock, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  (c) During any period in which dividends on the Series B Preferred Stock are cumulatively in arrears for not less than six quarterly dividend payments (whether or not consecutive), then the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of shares of the Series B Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other classes of Capital Stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. Such additional voting rights shall continue until such time as all dividends accumulated on the Series B Preferred Stock shall have been paid in full, at which time such additional directors shall cease to be directors and such additional voting right of the holders of Series B Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above. In no event shall the holders of Series B Preferred Stock voting separately as a class be entitled to elect a total of more than two directors to the Board of Directors pursuant to this Section 5 (c).

         So long as such right to vote pursuant to this Section 5(c) continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 20% of the outstanding shares of Series B Preferred Stock addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within sixty (60) days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders.

         Each director elected by the holders of shares of Series B Preferred Stock as provided in this Section 5 (c) shall, unless his or her term shall expire earlier upon payment in full by the Corporation of all accumulated dividends on the Series B Preferred Stock, hold office until the annual meeting of stockholders next succeeding his election or until his successor, if any, is elected and qualified.

         In case any vacancy shall occur among the directors elected by the holders of shares of Series B Preferred Stock as provided in this Section 5 (c), such vacancy may be filled for the unexpired portion of the term by vote of the remaining director theretofore elected by such holders (if there is a remaining director), or such director's successor in office. If any such vacancy is not so filled within twenty (20) days after the creation thereof or if both directors so elected by the holders of Series B Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of the Series B Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of such directors whose places shall be vacant.

         Any director elected by the holders of shares of Series B Preferred Stock voting separately as a single class may be removed from office with or without cause by the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series B

Preferred Stock. A special meeting of the holders of shares of Series B Preferred Stock may be called in accordance with the procedures set forth in this Section 5 (c).

                  (d)(i) The foregoing rights of holders of shares of Series B Preferred Stock to take any actions as provided in this Section 5 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares of Series B Preferred Stock required to take such action.

                  (ii) At each meeting of stockholders at which the holders of shares of Series B Preferred Stock shall have the right, voting separately as a single class to elect directors of the Corporation as provided in this Section 5 or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series B Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                           (A) the absence of a quorum of the holders of shares of Series B Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Series B Preferred Stock and the absence of a quorum of the holders of shares of any other class or series of Capital Stock shall not prevent the election of directors to be elected by the holders of shares of Series B Preferred Stock or the taking of any action as provided in this
         Section 5; and

                           (B) in the absence of a quorum of the holders of shares of Series B Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series B Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

         For the taking of any action as provided in Sections 5 (b) and 5 (c) by the holders of Series B Preferred Stock, each such holder shall have one vote for each share of such stock standing in such holder's name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

         6. CERTAIN RESTRICTIONS. (a) If shares of Series B Preferred Stock are outstanding, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient (in cash and/or Common Stock, as applicable) for the payment thereof set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period, other than pursuant to Section 4(b), the Corporation will not declare, make, pay or set apart for payment or distribution any dividends or other distributions (other than in Common Stock or other Capital Stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up) on the Common Stock or any other series or class of Capital Stock ranking, as to dividends, junior to the Series B Preferred Stock for any period. No full dividends shall be paid or declared and set apart for payment on any Dividend Parity Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Series B Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Series B Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Dividend Parity Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends.

                  (b) If shares of Series B Preferred Stock are outstanding, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient (in cash and/or Common Stock, as applicable) for the payment thereof set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period, the Corporation shall not redeem, purchase or otherwise acquire for any consideration (or pay or make available money for a sinking fund for the redemption of) any Common Stock or any other series or class of Capital Stock ranking, as to dividends or upon liquidation, dissolution or winding up, on a parity with or junior to the Series B Preferred Stock (except by conversion into or exchange for Common Stock or other Capital Stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up); PROVIDED, HOWEVER, the foregoing shall not prevent the purchase or acquisition of any shares of Capital Stock of the Corporation by the Corporation (i) in order to preserve the status of the Corporation as a real estate investment trust ("REIT") or (ii) pursuant to a purchase or exchange offer made on comparable terms to all holders of outstanding shares of Capital Stock of the Corporation.

                  (c) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of Capital Stock of the Corporation unless the Corporation could, pursuant to
Section 6 (b), purchase or otherwise acquire such shares at such time and in such manner.

         7. REDEMPTION. (a) The Series B Preferred Stock shall not be redeemable in whole or in part prior to the tenth yearly anniversary of the date of issuance of the Series B Preferred Stock. On or after the tenth yearly anniversary of the date of issuance of the Series B Preferred Stock, to the extent the Corporation shall have funds legally available therefor, the Series B Preferred Stock shall be subject to redemption in whole or in part, in cash, at the option of the Corporation on any Quarterly Dividend Payment Date, at the Redemption Price, together in each case with an amount (in cash and/or Common Stock, as applicable) equal to accrued and unpaid dividends to (and including) the date fixed for redemption. On and after the date fixed for redemption, provided that the Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) has been duly paid or deposited in trust for the benefit of the holders of the Series B Preferred Stock, dividends shall cease to accrue on the Series B Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease, except the right to receive the moneys (and Common Stock, if applicable) payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares. Any moneys (and Common Stock, if applicable) deposited in trust by the Corporation which shall not be required for redemption because of the exercise of any right of conversion by the holders of the Series B Preferred Stock, shall be repaid to the Corporation forthwith. Any moneys (and Common Stock, if applicable) deposited in trust by the Corporation and unclaimed at the end of two years from the date fixed for such redemption shall be repaid to the Corporation upon its written request, after which repayment the holders of the shares of Series B Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof.

                  (b) Notice of any redemption pursuant to Section 7 (a) shall be given to the holders of shares of Series B Preferred Stock once not less than thirty (30) or more than sixty (60) days prior to the date fixed for redemption. Notice of redemption shall be given by first class mail to each such holder's address as shown on the stock books of the Corporation and will specify (i) the date filed for redemption, (ii) the number of shares of Series B Preferred Stock to be redeemed, (iii) the Redemption Price, (iv) the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for payment of the Redemption Price, (v) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on the date fixed for redemption, and (vi) the date upon which the holders' conversion rights will terminate. If less than all shares of Series B Preferred Stock then outstanding are to be redeemed, the shares of Series B Preferred stock will be redeemed pro rata from among the holders of shares of Series B Preferred Stock then outstanding.

                  (c) If a notice of redemption has been given pursuant to this
Section 7, and any holder of shares of the Series B Preferred Stock shall, prior to the close of business on the fifth day preceding the date fixed for redemption, give written notice to the Corporation pursuant to Section 10 below of the conversion of any or all of the shares to be redeemed held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed, or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 10 below), then such redemption shall not become effective as to such shares to be converted and such redemption shall become effective as provided in
Section 10 below, whereupon any funds (and Common Stock, if applicable) deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon as provided in Section 10 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall be discharged from the trust.

         8. REACQUIRED SHARES. Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Maryland State Department of Assessments and Taxation, become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock subject to the conditions or restrictions on issuance set forth herein, to the extent any Series B Preferred Stock remains outstanding.

         9. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of Capital Stock of the Corporation ranking junior to the Series B Preferred

Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, liquidating distributions in the amount of the Liquidation Value per share, plus an amount equal to all dividends accrued and unpaid thereon as of the date of liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Corporation ranking on a parity with the Series B Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series B Preferred Stock and all other such classes or series of Capital Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Section 9.

         10. CONVERSION. (a) Holders of shares of Series B Preferred Stock shall have the right, exercisable at any time, except in the case of shares of Series B Preferred Stock called for redemption (as described in Section 7 above), to convert shares of Series B Preferred Stock into fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at the Conversion Price. The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the Liquidation Value by the Conversion Price. In the case of shares of the Series B Preferred Stock called for redemption, conversion rights shall expire at the close of business on the fifth Business Day immediately preceding the date fixed for redemption. No payment or adjustment for accrued dividends on the shares of Series B Preferred Stock is to be made on conversion, but holders of record of shares of Series B Preferred Stock on a record date applicable to a Quarterly Dividend Payment Date shall be entitled to receive such quarterly dividend payment notwithstanding the conversion of such shares prior to such Quarterly Dividend Payment Date.

                  (b) Holders of Series B Preferred Stock may convert such Series B Preferred Stock into Common Stock by surrendering to the Corporation's transfer agent, Registrar and Transfer Company (the "TRANSFER AGENT"), at its offices in the City of New York, New York or New Jersey, the certificate of such Series B Preferred Stock to be converted, properly endorsed and medallion certified and accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 10 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (a "CONVERSION NOTICE"). In case a Conversion Notice shall specify a name or names other than that of such holder, such Conversion Notice shall be accompanied by payment of all transfer taxes, if any, payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto.

                  (c) As promptly as practicable, and in any event within five Business Days after the date of delivery of the shares of Series B Preferred Stock to be converted (and the Conversion Notice), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. All conversions shall be deemed to have been made at the close of business on the date of delivery of the Conversion Notice, so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series B Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of ten (10) calendar days); but the surrender of shares of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B Preferred Stock were surrendered, and at a rate of conversion which assumes the conversion took place during the period immediately prior to the closing of such books.

                  (d) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect to such fraction in an amount equal to the same fraction of Sale Price (as defined below) of the Common Stock at the close of business on the day of conversion. In the absence of a Sale Price, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate. As used herein, "SALE PRICE" means the closing sales price of the Common Stock (or if no sale price is reported, the average of the high and low bid prices) as reported by the principal national or regional stock exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national or regional stock exchange, as reported by the Nasdaq Stock Market and if not so reported, then as reported by the National Quotation Bureau Incorporated.

                  (e) The Corporation shall reserve out of its authorized but unissued Common

Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the then-outstanding shares of the Series B Preferred Stock. For the purposes of this Section 10 (e), the full number of shares of Common Stock, then issuable upon the conversion of all then-outstanding shares of the Series B Preferred Stock shall be computed as if at the time of computation, all outstanding shares of the Series B Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Maryland, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of the Series B Preferred Stock (as provided herein) at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of the Series B Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before the shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause the shares to be so registered or approved. All shares of Common Stock issued upon conversion of the shares of the Series B Preferred Stock shall be validly issued, fully paid and nonassessable.

                  (f) The Conversion Price shall be subject to adjustment as follows:

                           (i) In case the Corporation shall (A) pay a dividend or make a distribution on any class of its Capital Stock in shares of its Common Stock, other than on shares of Series B Preferred Stock, (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Price thereafter shall be determined by multiplying the Conversion Price at which the shares of the Series B Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision, combination or reclassification. Notwithstanding anything to the contrary in this Section 10 (f) (i), Common Stock issued pursuant to the Corporation's dividend reinvestment plan shall not result in any adjustment to the Conversion Price.

                           (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a Period expiring within forty-five (45) days after the record date therefor) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as determined in accordance with the provisions of Section 10(f)
         (iv) below) at the record date therefor (the "CURRENT MARKET PRICE"), or in case the Corporation shall issue other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price, then the Conversion Price in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Price thereafter shall be determined by multiplying (A) the Conversion Price at which shares of the Series B Preferred Stock were theretofore convertible by (B) a fraction of which the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the sum of (l) the number of shares of Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the Current Market Price per share of Common Stock (as determined in accordance with the provisions of Section 10 (f) (iv) below). Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such securities. However, upon the expiration of any right or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 10 (f) (ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of Section 10 (f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                           (iii) In case the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of any shares of capital stock of the Corporation or its subsidiaries (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends payable solely in cash that may from time to time be fixed by the Board of Directors, or dividends or distributions in connection with the liquidation, dissolution or winding up of the Corporation) or rights to subscribe for or purchase any of its securities or those of its Subsidiaries (excluding those referred to in Sections 10 (f) (i) and 10 (f) (ii) above), then in each such case the number of shares of Common Stock into which each share of the Series B Preferred Stock shall thereafter be convertible shall be determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by
         (B) a fraction, the numerator of which shall be the Current Market price per share of Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) as of such record date of the portion of the Capital Stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on such record date; PROVIDED, HOWEVER, that in the event the then fair market value (as so determined) of the portion of securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market

         Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of the Series B Preferred Stock shall have the right to receive the amount and kind of securities such holder would have received had such holder converted each such share of the Series B Preferred Stock immediately prior to the record date for the distribution of the securities. Such adjustment shall be made whenever any such payment or distribution is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive the distribution.

                           (iv) For the purpose of any computation under Sections 10 (f) (ii) and 10 (f) (iii) above, the Current Market Price per share of Common Stock at any date shall be deemed to be the average Sale Price for the thirty (30) consecutive trading days commencing forty-five (45) trading days before the day in question.

                           (v) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect; PROVIDED, HOWEVER, that any adjustment that by reason of this Section 10 (f) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 10 (f) shall be made to the nearest cent.

                           (vi) In the event that, at any time as a result of an adjustment made pursuant to Section 10 (f) (i) or 10 (f) (iii) above, the holder of any share of the Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 10 (f) (i) through 10 (f) (v) above, and the other provisions of this Section 10 with respect to the Common Stock shall apply on like terms to any such other shares.

                           (vii) In the event of a distribution of evidence of indebtedness or other assets (as described in Section 10 (f) (iii)) or a dividend to all holders of Common Stock of rights to subscribe for additional shares of Capital Stock (other than those referred to in Section 10 (f) (ii)), the Corporation may, instead of making an adjustment of the Conversion Price, make prior provision so that each holder who converts such shares of Series B Preferred Stock will be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights, warrants, evidences of indebtedness or other assets.

                           (viii) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for the Series B Preferred Stock a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of the Series B Preferred Stock.

                           (ix) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series B Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series B Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. The provisions of this Section 10(f) (ix) shall similarly apply to successive reclassification, consolidations, mergers, sales, transfers or share exchanges.

         (g) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days and if the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of record of the Series B Preferred Stock a notice of the reduction at least fifteen (15) days before the date the reduced Conversion Price takes effect, stating the reduced Conversion Price and the period it will be in effect. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Section 10(f) above.

         11. MANDATORY REDEMPTION. The shares of the Series B Preferred Stock are not subject to mandatory redemption or sinking fund requirements.

         12. REIT STATUS. Nothing contained in the Articles of Amendment and Restatement of the Corporation, including these Series B Preferred Stock Articles shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions (as defined in the Articles of Amendment and Restatement of the Corporation), including, without limitation, the enforcement of the provisions of Article XI of the Articles of Amendment and Restatement of the Corporation.

                              EXHIBIT B TO ARTICLES OF AMENDMENT AND RESTATEMENT
                                    (THE "SERIES E PREFERRED STOCK ARTICLES")(1)

          The Series E Cumulative Convertible Preferred Stock shall be subject to all of the provisions of the Articles of Amendment and Restatement of the Corporation relating to the Capital Stock of the Corporation generally and shall, as set by the Board of Directors, have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:

         1. DEFINITIONS. For the purposes of these Series E Preferred Stock Articles, the following terms shall have the meanings indicated:

         "Applicable Rate" shall mean (a) for the period commencing on the date of issuance of the Series E Preferred Stock and ending on the Effective Date, for each Quarterly Dividend Period the sum of (i) 75 basis points plus (ii) LIBOR as of the second LIBOR Market Day preceding the commencement of such Quarterly Dividend Period, and (b) for the period commencing on the Effective Date, such rate as shall be provided in the Corporation's plan of reorganization as in effect on the Effective Date, and these Series E Preferred Stock Articles shall be deemed so amended and supplemented to so provide.

         "Average Closing Trade Price" shall mean the quotient of (a) the sum of the Closing Trade Prices for all of the Valid Trading Days during the applicable Conversion Pricing Period divided by (b) the number of Valid Trading Days in such Conversion Pricing Period.

         "Business Day" shall mean any day other than a Saturday, Sunday or the Friday after Thanksgiving or a day on which banking institutions in the State of New York or Maryland are authorized or obligated by law or executive order to close.

         "Closing Trade Price" for a given Trading Day shall mean (a) the last traded price for the Common Stock or the Survivor Common Stock, as the case may be, for such Trading Day as reported on the stock exchange composite tape or (b) if the Common Stock is traded over-the-counter, the last reported bid quotation for the Common Stock or the Survivor Common Stock, as the case may be, for such Trading Day.

         "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

         "Conversion Pricing Period" shall mean a period of twenty-one (or such fewer number as shall be mutually agreed upon in writing by the Corporation and the holder of the Series E Preferred Stock being converted) consecutive Trading Days immediately preceding the date of delivery of a Holder Conversion Notice or the Mandatory Conversion Date, as the case may be.

--------------------------------
(1) These Series E Preferred Stock Articles shall be amended and modified on the Effective Date consistent with the terms and conditions set forth in
Exhibit 3 to the Plan relating to the Series E Preferred Stock.

         "Dividend Parity Stock" shall have the meaning ascribed thereto in
Section 3(b) hereof.

         "Effective Date" shall mean the first day, other than a Saturday, Sunday, or a "legal holiday" (as defined in Rule 9005(a) of the Federal Rules of Bankruptcy Procedure), that is not less than eleven (11) days after the date on which the clerk of the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division, or such other court that exercises jurisdiction over the Corporation's bankruptcy case, enters the Order confirming the Corporation's plan of reorganization as such may be amended, modified or supplemented from time to time, and on which day, as determined by the Corporation (i) all conditions to the Effective Date as set forth in the Corporation's plan of reorganization have been satisfied or waived by the Corporation, and (ii) no stay of the Order confirming the Corporation's plan of reorganization is in effect.

         "Event" shall have the meaning ascribed thereto in Section 4(b) hereof.

         "Holder Conversion Notice" shall have the meaning ascribed thereto in
Section 9(d) hereof.

         "LIBOR" shall mean the arithmetic mean of the offered rates for 3 month deposits in United States dollars which appear on the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) (the "Telerate Screen Page 3750") as of 11:00 A.M., London time, on the specified LIBOR Market Day; PROVIDED, HOWEVER, if at the specified time on the specified LIBOR Market Day fewer than two such offered rates so appear on the Telerate Screen Page 3750, LIBOR shall mean the arithmetic mean of three offered rates to prime banks for 3 month deposits in United States dollars by three major banks in the London interbank market, as selected by the Corporation, at approximately 11:00 A.M., London time, on the specified LIBOR Market Day; PROVIDED, FURTHER, if fewer than three major banks in the London interbank market are quoting rates to prime banks for 3 month deposits in United States dollars, LIBOR shall be the LIBOR in effect for the previous Quarterly Dividend Period.

         "LIBOR Market Day" shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

         "Liquidation Value" with respect to a share of Series E Preferred Stock shall mean $100.

         "Mandatory Conversion Date" shall have the meaning ascribed thereto in the Corporation's plan of reorganization as in effect on the Effective Date, and these Series E Preferred Stock Articles shall be deemed so amended and supplemented to so provide.

         "Minimum Daily Price" shall mean either (a) 75% of the Closing Trade Price for the Trading Day immediately preceding either the date of delivery of the Holder Conversion Notice to the Corporation or the Mandatory Conversion Date, as the case may be, or (b) such price as shall be mutually agreed in writing by the Corporation and the holder of the Series E Preferred Stock that has requested conversion thereof.

         "Person" shall mean any individual, firm, corporation, or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Qualified Person" shall mean any Person that, immediately after giving effect to the applicable Transaction, (i) is a solvent corporation or other entity organized under the laws of any State of the United States of America having its common stock or, in the case of an entity other than a corporation, equivalent equity securities, listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or any successor thereto, and such common stock or equivalent equity security continues to meet the requirements for such listing or quotation and (ii) is required to file, and in each of the three fiscal years immediately preceding the consummation of the applicable Transaction (or, if shorter, since its inception) has filed, reports with the Securities and Exchange Commission pursuant to
Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended.

         "Quarterly Dividend Payment Date" shall have the meaning ascribed thereto in Section 3(a) hereof.

         "Quarterly Dividend Period" shall mean with respect to any Quarterly Dividend Payment Date, the period commencing on the day succeeding the prior Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date for a share of Series E Preferred Stock, the date of issuance of such share of Series E Preferred Stock) to and including such Quarterly Dividend Payment Date.

         "Redemption Price" shall have the meaning ascribed thereto in Section 6(a) hereof.

         "Series B Preferred Stock" shall mean the Corporation's Series B Cumulative Convertible Preferred Stock.

         "Series F Preferred Stock" shall mean the Corporation's Series F Redeemable Cumulative Dividend Preferred Stock (convertible during the period of ten (10) business days after the fifth business day after the initial issue date and during the period of ten (10) business days ending ninety (90) calendar days after the initial issue date or the first business day thereafter).

         "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series E Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Qualified Person, the parent entity that is a Qualified Person shall be the Surviving Person.

         "Survivor Common Stock" with respect to any Person shall mean any shares of such Person of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and which is not subject to redemption by such Person; provided, however, that if at any time there shall be more than one such class or series, the shares of each such class and series issuable upon conversion of the Series E Preferred Stock then being converted shall be substantially in the proportion to the total number of shares of each such class and series.

         "Trading Day" shall mean any day on which the principal national securities exchange on which the Common Stock or Survivor Common Stock, as the case may be, is listed or admitted to trading is open for the transaction of business or, if the Common Stock or Survivor Common Stock, as the case may be, is not listed or admitted to trading on any national securities exchange, a Business Day.

         "Transaction" shall have the meaning ascribed thereto in Section 9(b) hereof.

         "Transfer Agent" shall have the meaning ascribed thereto in Section 9(d) hereof.

         "Valid Trading Day" shall mean any Trading Day during a Conversion Pricing Period in which either (a) the Closing Trade Price for such Trading Day exceeds the Minimum Daily Price or (b) the Closing Trade Price for such Trading Day does not exceed the Minimum Daily Price and the Corporation and the holder of the Series E Preferred Stock that has requested conversion thereof agree in writing to include such day as a Valid Trading Day in such Conversion Pricing Period.

         2. DESIGNATION AND NUMBER, RANK. (a) The shares of such series of preferred stock shall be designated as "Series E Cumulative Convertible Preferred Stock" (the "SERIES E PREFERRED STOCK"). The number of shares initially constituting the Series E Preferred Stock shall be 203,000 which number may be decreased (but not increased) by the Board of Directors without a vote of the holders of Series E Preferred Stock; PROVIDED, HOWEVER, that such number may not be decreased below the number of then outstanding shares of Series E Preferred Stock.

         (b) The Series E Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank (i) senior to the common stock, par value $.01 per share of the Corporation (the "COMMON STOCK"), the Series F Preferred Stock and to all other Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks junior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (ii) on a parity with all Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks on a parity with the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and (iii) junior to the Corporation's Series B Preferred Stock and all other Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks senior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

         3. DIVIDENDS AND DISTRIBUTION. (a) The holders of shares of Series E Preferred Stock, in preference to the holders of shares of Common Stock, Series F Preferred Stock and of any other shares of Capital Stock of the Corporation ranking junior to the Series E Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative dividends at the Applicable Rate, payable in quarterly installments on the last Business Day of each calendar quarter (March 31, June 30, September 30, December
31) in each year (each such date being referred to herein as a "QUARTERLY DIVIDEND PAYMENT DATE"). Each such quarterly dividend shall be fully cumulative, to the extent not paid, and, with respect to each share of Series E Preferred Stock, shall accrue (whether or not earned or declared) on a daily basis with additional cumulative dividends on any accrued but unpaid dividends accruing daily (whether or not earned or declared) and compounding quarterly at the Applicable Rate, from the date of issuance of such share of Series E Preferred Stock, and thereafter from the first day of the quarterly period in which such dividend may be payable as herein provided. Quarterly dividends payable with respect to calendar quarters and any partial quarter in the period commenced on the date of issuance of the Series E Preferred Stock and ending with the Effective Date shall be payable in Common Stock. No quarterly dividends payable prior to the Effective Date shall be paid until the Effective Date. After the Effective Date, quarterly dividends shall be payable as provided in the Corporation's plan of reorganization as in effect on the Effective Date, and these Series E Preferred Stock Articles shall be deemed so amended and supplemented to so provide.

         (b) With respect to dividends payable in Common Stock, pursuant to
Section 3(a) above, the calculation of the number of shares of Common Stock issuable by the Corporation shall be based on (i) the cash amount which would be payable if cash dividends were to be paid on the Quarterly Dividend Payment Date divided by (ii) the average of the Closing Trade Prices for the five (5) Trading Days prior to the Quarterly Dividend Payment Date. No fractional shares shall be issued.

         (c) Dividends paid on the shares of the Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated among all such shares of Series E Preferred Stock and all other shares of Capital Stock of the Corporation ranking on a parity as to dividends with the Series E Preferred Stock "DIVIDEND PARITY STOCK") at the time outstanding pro rata so that the amount of dividends declared per share of Series E Preferred Stock and the Dividend Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and the Dividend Parity Stock bear to each other. The Board of Directors may fix a record date for the determination of holders of shares of the Series E Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days nor less than ten days prior to the date fixed for the payment thereof.

         (d) Any dividend payment made on shares of the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series E Preferred Stock which remains payable.

         (e) The holders of shares of the Series E Preferred Stock shall not be entitled to receive any dividends or other distributions except as expressly provided herein.

         4. VOTING RIGHTS. So long as the Series E Preferred Stock remains outstanding, the holders of shares of the Series E Preferred Stock shall have the following voting rights:

         (a) The holders of shares of Series E Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

         (b) The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock, voting separately as a class, shall be necessary to (i) authorize, create or increase the authorized or issued amount of any class or series of the Corporation's Capital Stock ranking prior to the Series E Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized Capital Stock of the Corporation into any such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock or (ii) amend, alter or repeal any of the provisions of the Articles of Amendment and Restatement of the Corporation, including these Series E Preferred Stock Articles, whether by merger, consolidation or otherwise (an "EVENT"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to any amendment, alteration, waiver or repeal of any provision of the Series E Preferred Stock Articles no consent, approval or vote of the holders of Common Stock or any other Capital Stock of the Corporation shall be necessary or required; PROVIDED, FURTHER with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series E Preferred Stock; and PROVIDED, FURTHER, that (x) any increase in the amount of authorized Common Stock or Series E Preferred Stock or the authorization, creation or issuance of any other class or series of Capital Stock or (y) any increase in the amount of authorized shares of any other class or series of Capital Stock, in each case ranking on a parity with or junior to the Series E Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         (c) During any period in which dividends on the Series E Preferred Stock are cumulatively in arrears for six or more quarterly dividend payments (whether or not consecutive), then the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of shares of the Series E Preferred Stock, voting separately as a single class (together with any other series of Preferred Stock as provided in Section 4(d)(iii)), shall have, in addition to the other voting rights expressly set forth herein, the right to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other classes of Capital Stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing such remaining directors. Such additional voting rights shall continue until such time as all dividends accumulated on the Series

E Preferred Stock shall have been paid in full, at which time such additional directors shall cease to be directors, subject to the rights of any other series of Preferred Stock to vote for the election of such additional directors (as described in Section 4(d)(iii)), and such additional voting right of the holders of Series E Preferred Stock shall terminate, subject to revesting in the event of each and every subsequent event of the character indicated above. In no event shall the holders of Series E Preferred Stock voting separately as a class be entitled to elect a total of more than two directors to the Board of Directors pursuant to this Section 4.

         (d)(i) The foregoing rights of holders of shares of Series E Preferred Stock to take any actions as provided in this Section 4 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of all of the holders of the Series E Preferred Stock. So long as such right to vote continues (and unless such right has been exercised by written consent of all of the holders of the Series E Preferred Stock), the Chairman of the Board of Directors may call, and upon the written request of holders of record of twenty (20)% of the outstanding shares of Series E Preferred Stock addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within sixty (60) days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders.

         (ii) Except as provided in paragraph (d)(iii) of this Section 4, at each meeting of stockholders at which the holders of shares of Series E Preferred Stock shall have the right, voting separately as a single class, to elect directors of the Corporation as provided in this Section 4 or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series E Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                  (A) the absence of a quorum of the holders of shares of Series E Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Series E Preferred Stock and the absence of a quorum of the holders of shares of any other class or series of Capital Stock shall not prevent the election of directors to be elected by the holders of shares of Series E Preferred Stock or the taking of any action as provided in this Section 4; and

                  (B) in the absence of a quorum of the holders of shares of Series E Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series E Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

         (iii) If, at any time when the holders of Series E Preferred Stock are entitled to elect directors pursuant to the provisions of Section 4(c), the holders of any one or more other series of Preferred Stock are entitled to elect directors by reason of any default or event specified in the

Corporation's Articles of Amendment and Restatement of the Corporation (or any articles supplementary thereto), as in effect at the time, or the articles supplementary for such series, and if the terms for such other additional series so permit, then the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Series E Preferred Stock and of all such other series then entitled so to vote, voting together as one class, shall elect such directors. At each meeting of stockholders at which the holders of shares of Series E Preferred Stock shall have the right, voting together with such other series as a single class, to elect directors of the Corporation as provided in this
Section 4 or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of such two or more series then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                  (A) the absence of a quorum of the holders of shares of such two or more series shall not prevent the election of directors other than those to be elected by the holders of shares of such two or more series and the absence of a quorum of the holders of shares of any other class or series of Capital Stock shall not prevent the election of directors to be elected by the holders of shares of such two or more series or the taking of any action as provided in this Section 4; and

                  (B) in the absence of a quorum of the holders of shares of such two or more series a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of such two or more series from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

         If the holders of any such other series have elected such directors prior to the happening of the default or event permitting the holders of Series E Preferred Stock to elect directors, or prior to a written request for the holding of a special meeting being received by the Secretary of the Corporation as elsewhere required in Section 4(d) above, then a new election shall be held with all such other series of Preferred Stock and the Series E Preferred Stock voting together as a single class for such directors, resulting in the election of such new directors. If the holders of any such other series are entitled to elect in excess of two directors, the Series E Preferred Stock shall not participate in the election of more than such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the holders of Series E Preferred Stock; provided that, if at the expiration of such terms, the holders of Series E Preferred Stock are entitled to vote in the election of directors pursuant to the provisions of this Section 4, then the Secretary of the Corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders) of holders of Series E Preferred Stock for the purpose of electing replacement directors (in accordance with the provisions of this Section 4) to be held on or prior to the time of expiration of the expiring terms referred to above.

         (iv) Except as otherwise specifically provided in paragraph (d)(iii) of this Section 4:

                  (A) for the taking of any action as provided in paragraphs (b) and (c) of this Section 4 by the holders of Series E Preferred Stock, each such holder shall have one vote for each share of such stock standing in such holder's name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

                  (B) each director elected by the holders of shares of Series E Preferred Stock as provided in this Section 4 shall, unless his or her term shall expire earlier upon payment in full by the Corporation of all accumulated dividends on the Series E Preferred Stock, hold office until the annual meeting of stockholders next succeeding his election and until his successor, if any, is elected and qualified.

         (v) In case any vacancy shall occur among the directors elected by the holders of shares of Series E Preferred Stock (and any other series of Preferred Stock, if any) as provided in this Section 4, such vacancy may be filled for the unexpired portion of the term by vote of the remaining director theretofore elected by such holders (if there is a remaining director), or such director's successor in office. If any such vacancy is not so filled within 20 days after the creation thereof or if both directors so elected by the holders of Series E Preferred Stock (and any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)) shall cease to serve as directors before their terms shall expire, the holders of the Series E Preferred Stock (and any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)) then outstanding and entitled to vote for such directors may, by written consent of all of the holders of Series E Preferred Stock, or at a special meeting of such holders called in accordance with the provisions of Section 4(d)(i), elect successors to hold office for the unexpired terms of such directors whose places shall be vacant.

         (vi) Any director elected by the holders of shares of Series E Preferred Stock voting separately as a single class (together with any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)) may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock or written consent of all of the holders of Series E Preferred Stock (together with any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)). A special meeting of the holders of Series E Preferred Stock (together with holders of any other series of Preferred Stock, if any, as provided in Section 4(d)(iii) may be called in accordance with the provisions of Section 4(d)(i).

         5. CERTAIN RESTRICTIONS. (a) If shares of Series E Preferred Stock are outstanding unless, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred Stock for past dividend periods and the then current dividend period, other than pursuant to Section 3(c), the Corporation will not declare, make, pay or set apart for payment or distribution any dividends or other distributions (other than in Common Stock or other Capital Stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation, dissolution or winding up) on the Common Stock, Series F Preferred Stock or any other series or class of

Capital Stock ranking as to dividends, on a parity with or junior to the Series E Preferred Stock for any period.

         (b) If shares of Series E Preferred Stock are outstanding, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred Stock for all past dividend periods and the then current dividend period, the Corporation shall not redeem, purchase or otherwise acquire for any consideration (or pay or make available money for a sinking fund for the redemption of) any Common Stock, Series F Preferred Stock or any other series or class of Capital Stock ranking, as to dividends or upon liquidation, dissolution or winding up, on a parity with or junior to the Series E Preferred Stock (except by conversion into or exchange for Common Stock or other Capital Stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation, dissolution or winding up); PROVIDED, HOWEVER, the foregoing shall not prevent the purchase or acquisition of any shares of Capital Stock of the Corporation by the Corporation (i) in order to preserve the status of the Corporation as a real estate investment trust ("REIT") or (ii) pursuant to a purchase or exchange offer made on comparable terms to all holders of outstanding shares of Capital Stock of the Corporation.

         (c) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of Capital Stock of the Corporation unless the Corporation could, pursuant to paragraph (b) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

         6. REDEMPTION. (a) The Series E Preferred Stock shall be redeemable in whole or in part, at the option of the Company, at any time and from time to time after the date of issuance of the Series E Preferred Stock, to the extent the Corporation shall have funds legally available therefore, in cash, at $106 per share (the "REDEMPTION PRICE"), together in each case with an amount equal to accrued and unpaid dividends to (and including) the date fixed for redemption. On and after the date fixed for redemption, provided that the Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) has been duly paid or deposited in trust for the benefit of the holders of the Series E Preferred Stock, dividends shall cease to accrue on the Series E Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares. Any moneys deposited in trust by the Corporation, which shall not be required for redemption because of the exercise of any right of conversion by the holders of the Series E Preferred Stock, shall be repaid to the Corporation forthwith. Any moneys deposited in trust by the Corporation and unclaimed at the end of two years from the date fixed for such redemption shall be repaid to the Corporation upon its written request, after which repayment the holders of the shares of Series E Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof.

         (b) Notice of any redemption pursuant to Section 6(a) shall be given to the holders of shares of Series E Preferred Stock once not less than forty-five
(45) or more than sixty (60) days
prior to the date fixed for redemption. Notice of redemption shall be given by first class mail to each such holder's address as shown on the stock books of the Corporation and will specify (i) the date fixed for redemption, (ii) the number of shares of Series E Preferred Stock to be redeemed, (iii) the Redemption Price, (iv) the place or places where certificates for shares of Series E Preferred Stock are to be surrendered for payment of the Redemption Price, (v) that dividends on the shares of Series E Preferred Stock to be redeemed will cease to accrue on the dated fixed for redemption, (vi) the date upon which the holders' conversion rights will terminate (which date shall be determined in accordance with Section 9(g)). If less than all shares of Series E Preferred Stock then outstanding are to be redeemed, the shares of Series E Preferred Stock will be redeemed PRO RATA from among the holders of shares of Series E Preferred Stock then outstanding.

         7. REACQUIRED SHARES. Any shares of Series E Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series E Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Maryland State Department of Assessments and Taxation, become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock subject to the conditions or restrictions on issuance set forth herein, to the extent any Series E Preferred Stock remains outstanding.

         8. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of Capital Stock of the Corporation ranking junior to the Series E Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, liquidating distributions in the amount of the Liquidation Value per share, plus an amount equal to all dividends accrued and unpaid thereon as of the date of liquidation dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Corporation ranking on a parity with the Series E Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series E Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Section 8.

         9. CONVERSION. (a)(i) Shares of Series E Preferred Stock shall become convertible at the option of the holder thereof into fully paid and non-assessable shares of Common Stock beginning after the Effective Date in accordance with the terms and conditions to be provided in the Corporation's plan of reorganization as in effect on the Effective Date, and these Series E Preferred Stock Articles shall be deemed so amended and supplemented to so provide. Notwithstanding the preceding, if the Effective Date has not occurred by December 31, 2000, then the shares of Series E Preferred Stock shall become convertible at the option of the holder thereof into fully paid and non-assessable shares of Common Stock in increments of 10,000 shares of Series E Preferred Stock per calendar month commencing with January 2001.

         (ii) Notwithstanding anything in this Section 9(a) to the contrary, the holders of the Series E Preferred Stock shall not be permitted to convert (i) more than 10,000 shares (or less than 1,000 shares at any one time) of Series E Preferred Stock during any calendar month or (ii) any shares of Series E Preferred Stock into shares of Common Stock if such conversion would result in the holder of Series E Preferred Stock requesting such conversion owning 5% or more of the Corporation's then outstanding Common Stock.

         Determination of which holders shall be entitled to convert during any applicable period shall be based upon the holders which first deliver to the Corporation the conversion notice and certificates of Series E Preferred Stock specified in paragraph (d) below, with any allocation between holders delivering the required conversion notice and certificates of Series E Preferred Stock on the same day to be made PRO RATA based upon the number of shares of Series E Preferred Stock submitted for conversion.

         In the event a holder of Series E Preferred Stock cannot effect a requested conversion of such holder's Series E Preferred Stock at the time requested, the Corporation shall, without further action on the part of such holder, convert such shares of Series E Preferred Stock into Common Stock on the earliest date that such conversion is possible under the terms of these Series E Preferred Stock Articles.

         (b) On the Mandatory Conversion Date for each share of Series E Preferred Stock, such share of Series E Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock.

         (c) The number of shares of Common Stock deliverable upon conversion of a share of Series E Preferred Stock shall be equal to a fraction (i) the numerator of which is the Liquidation Value of the Series E Preferred Stock and
(ii) the denominator of which is a Closing Trade Price for a Trading Day occurring within the Conversion Pricing Period mutually acceptable to the Corporation and the holder, PROVIDED, HOWEVER, that if no Closing Trade Price is mutually acceptable to the Corporation and the holder, then the denominator shall be the Average Closing Trade Price for the applicable Conversion Pricing Period.

         (d) Prior to the Mandatory Conversion Date, the holders of Series E Preferred Stock may convert such Series E Preferred Stock into Common Stock by surrendering to the Corporation at the principal office of the Corporation in the State of Maryland (the "TRANSFER AGENT"), or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors, the certificate of such Series E Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this
Section 9 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (a "HOLDER CONVERSION NOTICE"). In case a Holder Conversion Notice shall specify a name or names other than that of such holder, such Holder Conversion Notice shall be accompanied by payment of all transfer taxes, if any, payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series E Preferred Stock pursuant hereto.

         (e) After the Mandatory Conversion Date, the holders of Series E Preferred Stock may exchange certificates representing Series E Preferred Stock for certificates representing Common Stock by surrendering to the Transfer Agent such certificates representing Series E Preferred Stock. In case the holder of Series E Preferred Stock requests the Common Stock to be registered in a name or names other than that of such holder, the Series E Preferred Stock submitted for conversion shall be accompanied by payment of all transfer taxes, if any, payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series E Preferred Stock pursuant hereto.

         (f) As promptly as practicable, and in any event within five Business Days after the date of delivery of the shares of Series E Preferred Stock to be converted (and, if prior to the Mandatory Conversion Date, the Holder Conversion Notice), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series E Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series E Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series E Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares being converted. All conversions shall be deemed to have been made at the close of business on the date of delivery of the Holder Conversion Notice or the Mandatory Conversion Date, as the case may be, so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series E Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of 10 calendar days); but the surrender of shares of Series E Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series E Preferred Stock were surrendered, and at a rate of conversion which assumes the Conversion Pricing Period took place during the period immediately prior to the closing of such books.

         (g) In case any shares of Series E Preferred Stock are to be redeemed pursuant to Section 6, the right of conversion set forth in this Section 9 shall cease and terminate as to the shares of Series E Preferred Stock to be redeemed at the close of business, Washington, D.C. time, on the date of delivery to the holders of Series E Preferred Stock of notice of redemption in accordance with Section 6(b), unless
(i) the Corporation shall have received a Holder Conversion Notice in respect of such shares of Series E Preferred Stock prior to such time or (ii) the Corporation shall default in the payment of the amount payable upon such redemption.

         (h) Upon conversion of any shares of the Series E Preferred Stock, all accrued and unpaid dividends up to (and including) the date of receipt by the Corporation of the Holder Conversion Notice or the Mandatory Conversion Date, as the case may be, whether or not declared, on each share of Series E Preferred Stock being converted shall become immediately due and payable on the date of the issuance and delivery by the Corporation of the certificate representing the shares of Common Stock to which such holder of shares of the Series E Preferred Stock being converted is entitled. In the event that the Corporation is legally prohibited from paying such dividends on such date, the Corporation shall pay such unpaid dividends to the holder of such shares as soon thereafter as it is legally able to do so.

         (i) In connection with the conversion of any shares of Series E Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Closing Trade Price for the applicable Conversion Pricing Period. If more than one share of Series E Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series E Preferred Stock so surrendered.

         (j) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series E Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series E Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series E Preferred Stock.

         (k) In case of any capital reorganization or reclassification of outstanding shares of Common Stock, or in the case of any consolidation or merger of the Corporation with or into another Person or in the case of any sale or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "TRANSACTION"), at the option of the holder of any shares of Series E Preferred Stock, (i) each share of Series E Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series E Preferred Stock was convertible, assuming that the Conversion Pricing Period related thereto ended on the day immediately preceding the consummation of such Transaction (including, on a PRO RATA basis, in the case of securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction, insofar as receipt of such cash, securities or property in connection with any step in such Transaction does not result in the holders of Series E Preferred Stock receiving in the aggregate more than such holders would otherwise be entitled to receive pursuant to this clause (i)) or (ii) each share of Series E Preferred Stock shall entitle the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction (A) if the Surviving Person is a Qualified Person, that number of shares of Survivor Common Stock of the Surviving Person determined by multiplying the number of shares of Common Stock into which such share of Series E Preferred Stock was convertible, assuming that the Conversion Pricing Period related thereto ended on the day immediately preceding the consummation of such Transaction by a fraction, the numerator of which is the Average Closing Trade Price for the Common Stock for twenty-one Trading Days preceding the date of consummation of such Transaction and the denominator of which is the Average Closing Trade Price for the Survivor Common Stock for the twenty-one Trading Days preceding the consummation of the transaction giving rise to the adjustment in this paragraph (k) or (B) if the Surviving Person is not a Qualified Person, $106 in cash per share of Series E Preferred Stock, payable in immediately available funds. In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Section 9 with respect to the rights and interests thereafter of the holders of shares of Series E Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series E Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series E Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to this Section 9 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

         10. REIT STATUS. Nothing contained in the Articles of Amendment and Restatement of the Corporation, including these Series E Preferred Stock Articles shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions (as defined in the Articles of Amendment and Restatement of the Corporation), including, without limitation, the enforcement of the provisions of Article XI of the Articles of Amendment and Restatement of the Corporation.

                              EXHIBIT C TO ARTICLES OF AMENDMENT AND RESTATEMENT
                                    (THE "SERIES F PREFERRED STOCK ARTICLES")(1)

         The Series F Redeemable Cumulative Dividend Preferred Stock (convertible during the period of ten (10) Business Days after the fifth Business Day after the Initial Issue Date and during the period of ten (10) Business Days ending ninety (90) calendar days after the Initial Issue Date or the first Business Day thereafter) shall be subject to all of the provisions of the Articles of Amendment and Restatement of the Corporation relating to the Capital Stock of the Corporation generally and shall, as set by the Board of Directors, have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:

         1. DEFINITIONS. For the purposes of these Series F Preferred Stock Articles, the following terms have the meanings indicated:

         "Articles of Amendment and Restatement" means the Articles of Amendment and Restatement of the Corporation as in effect from time to time (including any and all amendments and supplements thereto and restatements thereof).

         "Average Price" for a given Pricing Period means (a) the Volume Weighted Average Price of the Common Stock traded during such Pricing Period utilizing the Bloomberg (Equity) HP function, or, if that information is not available, (b) the average of the sum of the average daily high and low sale prices for the Common Stock for each Trading Day during such Pricing Period, as reported on the stock exchange composite tape, weighted by the number of shares traded for that day or, (c) if the Common Stock is traded over-the-counter, the average of the sum of the daily averages of the last reported high bid and low asked quotations for the Common Stock for each Trading Day during such Pricing Period.

         "Board" and "Board of Directors" means the Board of Directors of the Corporation.

         "Business Day" means any day other than a Saturday, Sunday or the Friday after Thanksgiving, or a day on which banking institutions in the State of New York or Maryland are authorized or obligated by law or executive order to close.

         "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

         "Conversion Period" has the meaning ascribed thereto in Section 9(a).



---------------------------------
(1) This Exhibit C represents the relative rights and preferences of the Corporation's Series F Preferred Stock, as amended by the Plan, which amendments relate principally to the payment of dividends, consistent with the Plan, and will be effected only if Holders of Series F Preferred Stock vote to accept the Plan.

         "Corporation" means CRIIMI MAE Inc., a Maryland corporation.

         "Dividend Average Price" means the Volume Weighted Average Price of the Common Stock traded during the ten Trading Days beginning one Trading Day after the Dividend Declaration Date (a "DIVIDEND PRICING PERIOD"), utilizing the Bloomberg (Equity) VAP function, or, (x) if that information is not available, the average of the sum of the average daily high and low sale prices for the Common Stock for each day during a Dividend Pricing Period, as reported on the stock exchange composite tape, weighted by the number of shares of Common Stock traded for that day or, (y) if the Common Stock is traded over-the-counter, the average of the sum of the daily averages of the last reported high bid and low asked quotations for the Common Stock for each day during a Dividend Pricing Period, weighted by the number of shares of Common Stock traded for that day.

         "Dividend Declaration Date" means, with respect to any quarterly dividend, the date on which the Board of Directors declares such dividend.

         "Dividend Parity Stock" has the meaning ascribed thereto in Section 3(a)(ii).

         "Dividend Payment Date" has the meaning ascribed thereto in Section 3(a)(i)

         "Dividend Period" has the meaning ascribed thereto in Section 3(a)(i).

         "Dividend Rate" means 12%.

         "Effective Date" means the first day, other than a Saturday, Sunday, or a "legal holiday" (as defined in Rule 9005(a) of the Federal Rules of Bankruptcy Procedure), that is not less than eleven (11) days after the date on which the clerk of the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division, or such other court that exercises jurisdiction over the Corporation's bankruptcy case, enters the Order confirming the Corporation's plan of reorganization as such may be amended, modified or supplemented from time to time, and on which day, as determined by the Corporation (i) all conditions to the Effective Date as set forth in the Corporation's plan of reorganization have been satisfied or waived by the Corporation, and (ii) no stay of the Order confirming the Corporation's plan of reorganization is in effect.

         "Holder Conversion Notice" has the meaning ascribed thereto in Section 9(d)(i).

         "Initial Issue Date" has the meaning ascribed thereto in Section
3(a)(i).

         "Junior Capital Stock" has the meaning ascribed thereto in Section
2(b).

         "Liquidation Parity Stock" has the meaning ascribed thereto in Section 8(a).

         "Liquidation Value" means, with respect to a share of Series F Preferred Stock, $10.00.

         "MGCL" means the Maryland General Corporation Law, as amended, as the same may be in effect from time to time.

         "Parity Capital Stock" has the meaning ascribed thereto in Section
2(b).

         "Person" means any individual, firm, corporation or other entity, and includes any successor (by merger or otherwise) of such entity.

         "Preferred Stock" means the preferred stock, par value $0.01 per share, of the Corporation.

         "Pricing Period" means the ten (10) Trading Days ending one day prior to the date a holder of the Series F Dividend Preferred converts his or her shares during a Conversion Period.

         "Redemption Date" has the meaning ascribed thereto in Section 6(a).

         "Redemption Price" means, with respect to a share of Series F Preferred Stock, $10.00.

         "REIT" means a real estate investment trust for federal income tax purposes.

         "Sale Price" has the meaning ascribed thereto in Section 9(d)(iii).

         "Senior Capital Stock" has the meaning ascribed thereto in Section
2(b).

         "Series B Preferred Stock" means the Corporation's Series B Cumulative Convertible Preferred Stock par value $0.01 per share.

         "Series E Preferred Stock" means the Corporation's Series E Cumulative Convertible Preferred Stock, par value $0.01 per share.

         "Series F Preferred Stock" has the meaning ascribed thereto in Section 2(a).

         "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities, or equity interest, is owned, directly or indirectly, by such Person.

         "Trading Day" means any day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day.

         "Volume Weighted Average Price of the Common Stock" for a given period means the quotient of (i) the aggregate dollar value obtained by multiplying (a) the number of shares of Common Stock traded at each given price during such period, by (b) such price, divided by (ii) the total number of shares of Common Stock traded during such period.

         2. DESIGNATION AND NUMBER; RANK. (a) The shares of the series of Preferred Stock designated pursuant hereto shall be designated as "Series F Redeemable Cumulative Dividend Preferred Stock (convertible during the period of ten (10) Business Days after the fifth Business Day after the Initial Issue Date and during the period of ten (10) Business Days ending ninety (90) calendar days after the Initial Issue Date or the first Business Day thereafter)" (the "SERIES F PREFERRED STOCK"). The number of shares initially constituting the Series F Preferred Stock shall be 1,610,000 which number may be decreased (but not increased) by the Board of Directors without a vote of the holders of Series F Preferred Stock; PROVIDED, HOWEVER, that such number may not be decreased below the number of shares of Series F Preferred Stock outstanding at the effective time of such reduction.

         (b) The Series F Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank (i) senior to the Common Stock and to all other Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks junior to the Series F Preferred Stock with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation (collectively, such other Capital Stock being referred to as the "JUNIOR CAPITAL STOCK"); (ii) PARI PASSU with all Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks PARI PASSU with the Series F Preferred Stock with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation (collectively, such Capital Stock being referred to as the "PARITY CAPITAL STOCK"); and (iii) junior to (x) the Series B Preferred Stock, (y) the Series E Preferred Stock, and (z) all other Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks senior to the Series F Preferred Stock with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation (collectively, such Capital Stock being referred to as the "SENIOR CAPITAL STOCK").

         (c) SAVINGS CLAUSE. Notwithstanding anything otherwise provided in these Series F Preferred Stock Articles, none of the rights pertaining to dividends and distributions, and rights upon liquidation, dissolution and winding up attributable to the Series F Preferred Stock, may be exercised, enjoyed or received unless the corresponding rights of the Senior Capital Stock have been fully exercised, enjoyed or received.

         3. DIVIDENDS AND DISTRIBUTIONS. (a)(i) The holders of shares of Series F Preferred Stock, in preference to the holders of shares of Common Stock and of shares of any Junior Capital Stock that ranks junior to the Series F Preferred Stock as to the payment of dividends shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative dividends at the Dividend Rate, payable no more than sixty (60) calendar days following the Dividend Declaration Date. Such dividends shall be declared at such intervals as the

Board of Directors, in its discretion, shall determine; PROVIDED, HOWEVER, that payment of the first dividend on shares of Series F Preferred Stock shall be paid no earlier than the end of the calendar quarter (March 31, June 30, September 30, December 31) in which the Effective Date occurs and thereafter not more than quarterly, as determined by the Board of Directors (each such period being referred to as a "DIVIDEND PERIOD"). Notwithstanding the preceding, all or any portion of the accrued and unpaid dividends as of the Effective Date may be paid, at the Corporation's option, as early as the Effective Date. Dividends shall be fully cumulative from the date of first issuance of any shares of Series F Preferred Stock (the "INITIAL ISSUE DATE") and, after the payment of the first dividend, payable not more than quarterly in arrears. Accrued dividends will not be paid (a) to holders who exercise their conversion privilege during a Conversion Period on shares so converted or (b) in respect of shares called for redemption pursuant to Section 6(a) hereof from and after the Dividend Declaration Date next preceding the Redemption Date with respect to such shares. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date set by the Board of Directors. No interest shall be payable with respect to any dividend payment on Series F Preferred Stock that may be in arrears. Dividends shall be payable in cash or in Common Stock (or a combination thereof), at the Corporation's option, including without limitation, all accrued and unpaid dividends as of the Effective Date. If the dividends are paid in Common Stock, the number of shares of Common Stock issuable by the Corporation shall be determined by dividing the cash amount which would be payable if cash dividends were to be paid on the payment date for the applicable Dividend Period (the "DIVIDEND PAYMENT DATE") by the Dividend Average Price. No fractional shares of Common Stock shall be issued. Instead of any fractional share of Common Stock, the Corporation shall pay a cash adjustment in respect to such fraction.

         (ii) Dividends paid on shares of Series F Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated among all such shares of Series F Preferred Stock and all other shares of Capital Stock of the Corporation ranking on parity as to dividends with the Series F Preferred Stock ("DIVIDEND PARITY STOCK") at the time outstanding PRO RATA, so that the dollar amount of the dividend declared per share of Series F Preferred Stock and the Dividend Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and the Dividend Parity Stock bear to each other.

         (iii) The Board of Directors may fix a record date for the determination of holders of shares of the Series F Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) calendar days nor less than ten (10) calendar days prior to the date fixed for the payment thereof.

         (iv) Any dividend payment made on shares of the Series F Preferred Stock first shall be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series F Preferred Stock which remains payable.

         (b) Holders of shares of the Series F Preferred Stock shall not be entitled to receive any dividends or other distributions except as expressly provided herein.

          4. VOTING RIGHTS. So long as the Series F Preferred Stock remains outstanding, the holders of shares of the Series F Preferred Stock shall have the following voting rights:

         (a) Holders of shares of Series F Preferred Stock shall have no voting rights except as set forth below or as otherwise required by law.

         (b) During any period in which dividends on the Series F Preferred Stock are cumulatively in arrears for not less than six quarterly dividend payments (whether or not consecutive), then the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of shares of the Series F Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other classes of Capital Stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. Such additional voting rights shall continue until such time as all dividends accumulated on the Series F Preferred Stock shall have been paid in full or non-cumulative dividends paid regularly for one year, at which time such additional directors shall cease to be directors and such additional voting right of the holders of Series F Preferred Stock shall terminate subject to revesting in the event of each and every subsequent cumulative arrearage for not less than six (6) quarterly periods as contemplated by the first sentence of this Section. In no event shall the holders of Series F Preferred Stock voting separately as a class be entitled to elect a total of more than two directors to the Board of Directors pursuant to this Section 4(b).

         (c)(i) The voting rights of holders of shares of Series F Preferred Stock set forth in Section 4(b) above may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the unanimous written consent, delivered to the Secretary of the Corporation, of the holders of the outstanding shares of Series F Preferred Stock. Unless such right has been exercised by the unanimous written consent of the holders of Series F Preferred Stock, the Chairman of the Board of Directors may call, and upon the written request of holders of record of at least twenty percent (20%) of the outstanding shares of Series F Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held not more than sixty (60) calendar days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Bylaws of the Corporation for the holding of special meetings of stockholders.

         (ii) At each meeting of stockholders at which the holders of shares of Series F Preferred Stock shall have the right, as provided in this Section 4, to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series F Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                  (A) the absence of a quorum of the holders of shares of Series F Preferred Stock shall not prevent the election of directors or the taking of any other action by the holders of any other class(es) or series of the Corporation's Capital Stock, and the absence of a quorum of the holders of shares of any other class or series of the Corporation's Capital Stock shall not prevent the taking of any action by the holders of Series F Preferred Stock as provided in this Section 4; and

                  (B) in the absence of a quorum of the holders of shares of Series F Preferred Stock, a majority of the holders of shares of Series F Preferred Stock, present in person or by proxy, shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series F Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

         (iii) For the taking of any action as provided in this Section 4 by the holders of Series F Preferred Stock, each such holder shall have one (1) vote for each share of Series F Preferred Stock in such holder's name on the stock transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

          5. CERTAIN RESTRICTIONS. (a) If any shares of Series F Preferred Stock are outstanding, then the Corporation shall not, other than pursuant to Section 3(a)(ii), declare, make, pay or set apart for payment or distribution any dividends or other distributions for any period (other than in Common Stock, Dividend Parity Stock or Junior Capital Stock) on the Common Stock, any series or class of Dividend Parity Stock or any series or class of Junior Capital Stock that ranks junior to the Series F Preferred Stock with respect to dividend rights, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient (in cash and/or Common Stock, as applicable) for the payment thereof set apart for such payment on all shares of Series F Preferred Stock entitled thereto.

         (b) If any shares of Series F Preferred Stock are outstanding, the Corporation shall not redeem, purchase or otherwise acquire for any consideration (or pay or make available money for a sinking fund for the redemption of) any Common Stock or any Junior Capital Stock (except by conversion into or exchange for Common Stock or Junior Capital Stock) unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient (in cash and/or Common Stock, as applicable) for the payment thereof set apart for such payment on the Series F Preferred Stock for all past dividend periods through and including the date fixed for redemption, purchase or acquisition, PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of any shares of Capital Stock of the Corporation by the Corporation (i) to the extent necessary, in the reasonable judgment of the Board of Directors, in order to preserve the status of the Corporation as a REIT or
(ii) pursuant to a purchase or exchange offer made on comparable terms to all holders of outstanding shares of Capital Stock of the Corporation. For purposes of this Section 5(b), the date to be fixed for redemption, purchase or acquisition shall be set by resolution of the Board of Directors.

         (c) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of Capital Stock of the Corporation unless the Corporation could, pursuant to this Section 5(b), purchase or otherwise acquire such shares at such time and in such manner.

         6. REDEMPTION. (a) Shares of Series F Preferred Stock shall not be redeemable in whole or in part prior to the first (1st) annual anniversary of the Initial Issue Date. On or after such first (1st) annual anniversary, to the extent the Corporation shall have funds legally available therefor, the Series F Preferred Stock shall be subject to redemption in whole or in part, in cash or shares of Parity Capital Stock, at the election of the Corporation in its sole discretion, at any time or from time to time, at the Redemption Price, together, in each case with an amount (in cash and/or Common Stock, as applicable) equal to any accrued and unpaid dividends to (and including) the date fixed for redemption (the "REDEMPTION DATE"). Notwithstanding the preceding, no dividends shall be due and payable in respect of shares of Series F Preferred Stock called for redemption pursuant to this Section 6(a) from and after the Dividend Declaration Date next preceding the Redemption Date with respect to such shares. On and after the Redemption Date, provided that the aggregate Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) for all shares of Series F Preferred Stock called for redemption has been duly paid or deposited in trust for the benefit of the holders of the Series F Preferred Stock, dividends shall cease to accrue on the Series F Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares shall cease, except only the right to receive the monies (and Common Stock, if applicable) payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares. Any monies (and Common Stock, if applicable) deposited in trust by the Corporation and unclaimed at the end of two (2) years from the Redemption Date shall be repaid to the Corporation upon its written request, after which repayment the holders of shares of Series F Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof.

         (b) Notice of any redemption pursuant to Section 6(a) shall be given to the holders of shares of Series F Preferred Stock not less than thirty (30) or more than forty-five (45) calendar days prior to the Redemption Date. Notice of redemption shall be given by first class mail to each such holder's address as shown on the stock transfer books of the Corporation and shall specify (i) the Redemption Date; (ii) the total number of shares of Series F Preferred Stock to be redeemed; (iii) the number of shares of Series F Preferred Stock to be redeemed from such holder; (iv) the per share Redemption Price and the aggregate Redemption Price for all shares to be redeemed from such holder; (v) the place or places where certificates for shares of Series F Preferred Stock are to be surrendered for payment of the Redemption Price; and
(vi) that dividends on the shares of Series F Preferred Stock to be redeemed will cease to accrue on the Redemption Date. If less than all shares of Series F Preferred Stock then outstanding are to be redeemed, shares of Series F Preferred Stock will be redeemed PRO RATA from among the holders of shares of Series F Preferred Stock then outstanding.

         7. REACQUIRED SHARES. Any shares of Series F Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series F Preferred Stock shall, upon their cancellation, and upon the filing of appropriate articles supplementary with the Maryland State Department of Assessments and Taxation, become authorized but unissued shares of Preferred Stock and may be reissued as part of any series of Preferred Stock subject to the conditions or restrictions on issuance set forth herein, to the extent any Series F Preferred Stock remains outstanding.

         8. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of any shares of Common Stock or any class or series of Junior Capital Stock that ranks junior to the Series F Preferred Stock as to distribution of assets upon any liquidation, dissolution or winding up of the Corporation, the holders of Series F Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available for distribution to stockholders, liquidating distributions in the amount of the Liquidation Value, plus an amount equal to any dividends accrued and unpaid thereon as of the date of liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series F Preferred Stock and the corresponding amounts payable on all shares of Parity Capital Stock that ranks PARI PASSU with the Series F Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up ("LIQUIDATION PARITY STOCK"), then the holders of Series F Preferred Stock and all other such classes or series of Liquidation Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Section 8.

         9. CONVERSION. (a) During the period of ten (10) Business Days after the fifth Business Day after the Initial Issue Date and during the period of ten
(10) Business Days ending ninety (90) calendar days after the Initial Issue Date or the first Business Day thereafter (each, a "CONVERSION PERIOD"), each outstanding share of Series F Preferred Stock shall be convertible, at the sole option of the holder thereof, into fully paid and nonassessable shares of Common Stock; PROVIDED, HOWEVER, that in no event may a holder of Series F Preferred Stock convert a share of Series F Preferred Stock into Common Stock if such conversion would result in violation of Article XI of the Articles of Amendment and Restatement of the Corporation.

         (b) The number of shares of Common Stock deliverable upon conversion of a share of Series F Preferred Stock during a Conversion Period shall be equal to a fraction (i) the numerator of which is the Liquidation Value of the Series F Preferred Stock and (ii) the denominator of which, subject to Section 9(c), is the Average Price for the Pricing Period.

         (c) Anything to the contrary contained in Section 9(b) or Section 9(d)(v) notwithstanding, in no event shall the Average Price used to compute the number of shares of Common Stock issuable upon conversion be less than fifty percent (50%) of the Volume Weighted Average Price of the Common Stock on the Initial Issue Date. In the event that the Average Price is less than the floor set forth in the preceding sentence, then the number of shares of Common Stock issuable upon conversion shall be computed by reference to such floor.

         (d)(i) During either Conversion Period, holders of Series F Preferred Stock may convert their shares of Series F Preferred Stock into Common Stock by surrendering to the Corporation's transfer agent, Registrar and Transfer Company (the "TRANSFER AGENT"), at its offices in Cranford, New Jersey, the certificate(s) of such Series F Preferred Stock to be converted, properly endorsed and medallion certified, and accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 9 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (a "HOLDER CONVERSION NOTICE"). In case a Holder Conversion Notice shall specify a name or names other than that of such holder, such Holder Conversion Notice shall be accompanied by payment of all transfer taxes, if any, payable upon the issuance of shares of Common Stock in such name or names. Other than fees to the Transfer Agent, the Corporation will not pay any issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series F Preferred Stock pursuant hereto.

         (ii) As promptly as practicable, and in any event within five (5) Business Days after the date of delivery of the certificate(s) representing shares of Series F Preferred Stock to be converted, together with a Holder Conversion Notice (or, if the share certificate(s) and Holder Conversion Notice are delivered separately, then within five (5) Business Days after the date of delivery of the later document(s) to be so delivered), the Corporation shall deliver or cause to be delivered (i) one or more certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series F Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series F Preferred Stock evidenced by the surrendered certificate(s) is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series F Preferred Stock evidenced by such surrendered certificate(s), less the number of shares being converted. All conversions shall be deemed to have been made at the close of business on the later of the date of delivery of the Holder Conversion Notice or the date of delivery of the certificate(s) representing the shares being converted (if different), or if such date is not a Business Day, as of the close of business on the next succeeding Business Day, so that the rights of the holder thereof as to the shares being converted shall cease, except only the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at the close of business on such date. The Corporation shall not be required to convert, and no surrender of shares of Series F Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of ten (10) calendar days); PROVIDED that the surrender of shares of Series F Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series F Preferred Stock were surrendered, or if such date is not a Business Day, as of the close of business on the next succeeding Business Day.

         (iii) No fractions of shares of Common Stock shall be issued in connection with the conversion of any shares of Series F Preferred Stock, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of Sale Price (as defined below) of the Common Stock at the close of business on the day of conversion. In the absence of a Sale Price, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate. As used herein, "SALE PRICE" means the closing sales price of the Common Stock (or if no sales price is reported, the average of the high bid and low asked prices) as reported by the principal national or regional stock exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national or regional stock exchange, as reported by the Nasdaq Stock Market and if not so reported, then as reported by the National Quotation Bureau Incorporated. If more than one share of Series F Preferred Stock shall be surrendered for conversion by the same holder during the same Conversion Period, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series F Preferred Stock so surrendered.

         (iv) The Corporation shall at all times endeavor to reserve and keep available for issuance upon the conversion of the Series F Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series F Preferred Stock, and to take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series F Preferred Stock.

         (v) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which the Common Stock is converted into other securities, cash or other property, then the Corporation (or successor entity), at its election and in its sole discretion, may (i) notwithstanding Section 6(a), redeem each share of the Series F Preferred Stock then outstanding at the Redemption Price, together, in each case with an amount equal to any accrued and unpaid dividends to (and including) the last Dividend Declaration Date preceding the date fixed for redemption; or (ii) convert each share of the Series F Preferred Stock then outstanding into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of the Series F Preferred Stock would have been convertible, which shall be a fraction (x) the numerator of which is the Liquidation Value of the Series F Preferred Stock and (y) the denominator of which, subject to Section 9(c), is the Volume Weighted Average Price of the Common Stock on the Business Day immediately prior to the effectiveness of the reclassification, consolidation, merger, sale, transfer or share exchange; or
(iii) notwithstanding Section 9(a) or anything to the contrary herein, permit each share of the Series F Preferred Stock then outstanding to remain outstanding with modified conversion rights, so that such shares may be converted into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of the Series F Preferred Stock would have been convertible had such share been converted pursuant to this Section 9(d)(v)(ii). The Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The provisions of this Section 9(d)(v) shall similarly apply to successive reclassification, consolidations, mergers, sales, transfers or share exchanges.

         10. REIT STATUS. Nothing contained in the Articles of Amendment and Restatement of the Corporation, including these Series F Preferred Stock Articles, shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions (as defined in the Articles of Amendment and Restatement of the Corporation), including, without limitation, the enforcement of the provisions of Article XI of the Articles of Amendment and Restatement of the Corporation and payment of dividends in the form of Parity Capital Stock or Junior Capital Stock.

         11. AMENDMENT. These Series F Preferred Stock Articles may be amended, revised or otherwise altered by the consent, at a meeting or otherwise, of a majority of the shares of the Series F Preferred Stock issued and outstanding at the time of any such amendment, revision or alteration.

                                                                      EXHIBIT F

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                                 CRIIMI MAE INC.
                               (the "Corporation")

                                    ARTICLE I
                                     OFFICES

      The Corporation may have such office(s) at such place(s), both within and outside the State of Maryland, as the Board of Directors (the "Board") from time to time determines or as the business of the Corporation from time to time requires.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

      Section l. Annual Meetings. Annual meetings of the stockholders of the Corporation (the "Stockholders") shall be held at such time and place (within or outside the State of Maryland) as shall be designated from time to time by the Board and stated in the notice of the meeting. Subject to the Charter, at each annual meeting Stockholders shall elect directors to succeed those whose terms then expire and shall transact such other business as may properly be brought before the meeting.

      Section 2. Special Meetings. Except as otherwise prescribed by law, the Charter or these Bylaws, special meetings of Stockholders for any purpose or purposes may be called only by the Chairman of the Board, if there be one, the President or the Board of Directors, and must be called by the Secretary upon the written request of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time of any such written request) or of Stockholders entitled to cast at least 25 percent of all the votes entitled to be cast at the meeting. Requests for special meetings shall state the purpose or purposes of the proposed meeting and shall state that no other business shall be conducted. Special meetings of Stockholders shall be held at such time and place (within or outside the State of Maryland) as shall be designated by the Board.

      Section 3. Notices of Annual and Special Meetings. Except as otherwise prescribed by law, the Charter or these Bylaws, written notice of any annual or special meeting of Stockholders shall state the place, date and time thereof and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and shall be given to each Stockholder of record entitled to vote at such meeting and to each other Stockholder entitled to notice of such meeting not less than ten (10) nor more than ninety (90) days prior to the meeting. Business transacted at a special meeting shall be confined to the purpose or purposes stated in the notice of such meeting.

      Section 4. Presiding Officers; Order of Business. At all meetings of Stockholders, any Stockholder present and entitled to vote in person or by proxy shall be entitled to require, by written request to the chairman of the meeting, that the order of business shall be as follows:

            (1)   Organization.

            (2) Proof of service of notice of meeting or of waivers thereof. (The certificate of the Secretary of the Corporation, or the affidavit of any other person who mailed or published the notice or caused the same to be mailed or published, shall be proof of service of such notice.)

            (3) Submission by the Secretary of the Corporation of a list of the Stockholders of record entitled to vote, present in person or by proxy.

            (4) Reading of unapproved minutes of preceding meetings of the Stockholders and action thereon; provided that such reading and action may be waived with respect to any or all such unapproved minutes in the discretion of the chairman of the meeting.

            (5)   Reports, if any, of officers.

            (6) Election of directors to succeed those whose terms expired or to fill vacancies otherwise existing on the Board of Directors, if the meeting is an annual meeting or a special meeting called for such purpose.

            (7)   Old business, if any.

            (8)   New business, if any.

            (9)   Adjournment.

      Section 5. Quorum. At any meeting of Stockholders, the presence in person or by proxy of Stockholders entitled to cast a majority of the votes thereat shall constitute a quorum, except with respect to any matter which, under applicable law or the Charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence, in person or by proxy, of Stockholders entitled to cast a majority of the votes of each class or series required to vote as a class on the matter shall constitute a quorum. In the absence of a quorum, the chairman of the meeting or the Stockholders present in person or by proxy, by majority vote and without notice other than by announcement at the meeting, may adjourn the meeting from time to time, but not for a period exceeding one hundred twenty (120) days after the original record date, until a quorum shall be present.

      Section 6. Adjourned Meetings. A meeting of Stockholders convened on the date for which it was called (including one adjourned to achieve a quorum as above provided in Section 5 of this Article) may be adjourned from time to time without further notice other than by announcement at the meeting to a date not more than one hundred twenty (120) days after the original record date, and any business may be transacted at any adjourned meeting which could have been transacted at the meeting as originally called.

      Section 7. Voting. When a quorum is present at any meeting of the Stockholders, the affirmative vote of a majority of the votes cast or, with respect to any matter requiring a class vote, the affirmative vote of a majority of the votes cast by each class or series entitled to vote as a class on the matter, shall decide any question brought before such meeting (except that directors may be elected by the affirmative vote of a plurality of the votes cast or the affirmative vote of a majority of the votes cast of each class or series entitled to vote as a class with respect to a director, as the case may
be), unless the matter is one upon which by express provision of the Charter, a different vote is required, in which case such express provision shall govern and control the decision on such matter.

      The Board of Directors may fix the record date for the determination of Stockholders entitled to vote in the manner provided in Article VIII, Section 4 of these Bylaws.

      Section 8. Advance Notice of Matters to be Presented at an Annual Meeting of Stockholders. Subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, at an annual meeting of the Stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting as set forth below. To be properly brought before an annual meeting, such business must be (1) specified in the notice of the annual meeting (or any supplement thereto) given by the Corporation pursuant to Section 3 of Article II of these Bylaws, (2) brought before the annual meeting by, on behalf of or under the direction of the Board of Directors, the Chairman of the Board, if there be one, or the President, or
(3) properly brought before the annual meeting by a Stockholder entitled to vote at the annual meeting.

            In addition to any other applicable requirements including, without limitation, any requirements imposed by the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder or any successor statute, rules or regulations, for business properly to be brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, such Stockholder's notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 100th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the notice of the annual meeting given by the Corporation pursuant to Section 3 of Article II of these Bylaws and released to Stockholders in connection with the prior year's annual meeting; provided, however, that in the event that, during the prior year, the Corporation did not hold an annual meeting, or if the date of the current year's annual meeting is more than thirty
(30) days from the first anniversary of the date of the prior year's annual meeting (other than as a result of adjournment), then such Stockholder's notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the later of the close of business on the 90th day prior to such current year's annual meeting date or the 10th day following the day on which public announcement of the date of the current year's annual meeting is first made.

            For purposes of this Section 8 and Section 9 of Article II of these Bylaws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended or any successor statute thereto.

            A Stockholder's notice to the Secretary shall set forth as to each matter the Stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the records of the Corporation, of the Stockholder proposing such business, (iii) the class (and series, if there be one) and number of shares of the Corporation that are beneficially owned by the Stockholder, (iv) proof of ownership of such shares and (v) any material direct or indirect interest, financial or otherwise, of the Stockholder, its affiliates or associates, in such business.

            Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 8 (and in accordance with any applicable provisions of the securities laws of the United States or any other applicable jurisdiction or the rules and regulations of any stock exchange or automated quotation system on or in which the securities of the Corporation are traded or listed for trading). The chairman of the annual meeting shall have the authority, if the facts warrant, to determine that business was not properly brought before the annual meeting in accordance with the provisions of this
Section 8, and if he should so determine, he shall so declare to the annual meeting and any such business not properly brought before the annual meeting shall not be transacted. Any such determination by the chairman of the annual meeting shall be final, conclusive and binding.

      Section 9. Advance Notice of Nominees for Director. Subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors at any meeting of Stockholders. Nominations of persons for election to the Board of Directors of the Corporation at an annual meeting of Stockholders or at a special meeting of Stockholders as to which the notice of meeting provides for election of directors may be made, (i) by or under the direction of the Board of Directors,
(ii) by any nominating committee or person appointed by the Board of Directors, or (iii) by any Stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 9. In addition to any other applicable requirements including, without limitation, any requirements imposed by the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder or any successor statute, rules or regulations, such nominations, other than those made by or under the direction of the Board of Directors or by any nominating committee or person appointed by the Board of Directors or those relating to the rights of the holders of any class or series of preferred stock to nominate and separately elect directors, must be made pursuant to timely notice in writing to the Secretary.

            In the event that such Stockholder notice pertains to an annual meeting of Stockholders, to be timely, such notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 100th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the notice of the annual meeting given by the Corporation pursuant to Section 4 of Article II of these Bylaws and released to Stockholders in connection with the prior year's annual meeting; provided, however, that in the event that, during the prior year, the Corporation did not hold an annual meeting, or if the date of the current year's annual meeting is more than thirty
(30) days from the first anniversary of the date of the prior year's annual meeting (other than as a result of adjournment), then such Stockholder's notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the later of the close of business on the 90th day prior to such current year's annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

            In the event that such Stockholder's notice pertains to a special meeting of Stockholders as to which the notice of meeting provides for election of directors, to be timely, such Stockholder's notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the 10th day following the day on which public announcement of the date of such special meeting is first made.

            Such Stockholder's notice shall set forth: (a) as to each person whom the Stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class (and series, if there be one) and number of shares of stock of the Corporation that are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in or other documents required in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder or any successor statute, rules or regulations; and (b) as to the Stockholder giving the notice, (i) the name and address of the Stockholder, as they appear on the records of the Corporation, (ii) the class (and series, if there be one) and number of shares of the Corporation that are beneficially owned by the Stockholder and (iii) proof of ownership of such shares. The Corporation may require any proposed nominee to furnish such other information or documentation as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to permit the Corporation to comply with applicable law.

            Subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The chairman of the meeting at which the election is taking place shall have the authority, in his sole discretion, if the facts warrant, to determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Any such determination by the chairman of such meeting shall be final, conclusive and binding.

      Section 10. Informal Action by Stockholders. Any action required or permitted to be taken at any meeting of the Stockholders may be taken without a meeting if a consent in writing setting forth such action is signed by all the Stockholders entitled to vote thereon, a written waiver of any right to dissent is signed by each Stockholder entitled to notice of, but not the right to vote on, such action, and each such consent and waiver is filed with the records of the Stockholders' meetings.

      Section 11. Proxies. A Stockholder may vote its shares owned of record either in person or by proxy. The proxy shall be in writing and shall be signed by the Stockholder or by the Stockholder's duly authorized attorney-in-fact or be in such other form as may be permitted by the Maryland General Corporation Law, including documents conveyed by electronic transmission. A copy, facsimile transmission or other reproduction of the writing or transmission may be substituted for the original writing or transmission for any purpose for which the original transmission could be used. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. No proxy shall be valid after eleven
(11) months from its date, unless otherwise provided in the proxy. In the case of stock held of record by more than one person, any co-owner or co-fiduciary may execute the proxy without the joinder of the co-owner(s) or co-fiduciary
(ies), unless the Secretary of the Corporation is notified in writing by any co-owner or co-fiduciary that the joinder of more than one is to be required. At all meetings of Stockholders, the proxies shall be filed with and verified by the Secretary of the Corporation, or, if the chairman of the meeting shall so direct, by the secretary of the meeting.

                                   ARTICLE III
                                    DIRECTORS

      Section 1. General Powers; Number; Tenure. The business and affairs of the Corporation shall be managed under the direction of the Board, which may exercise all powers of the Corporation and perform or authorize the performance of all lawful acts and things which are not by law, the Charter or these Bylaws directed or required to be exercised or performed by the Stockholders. Subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, the number of directors of the Corporation shall be in fixed accordance with the terms and provisions set forth in the Charter. The directors shall be divided into three (3) classes, as nearly equal in number as reasonably possible, with the term of office of one class to expire at the 2001 annual meeting of Stockholders, the term of office of another class to expire at the 2002 annual meeting of Stockholders and the term of office of the remaining class to expire at the 2003 annual meeting of Stockholders. At each annual meeting of Stockholders following such initial classification, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of Stockholders after their election and when their respective successors are elected and qualified. Directors need not be Stockholders of the Corporation or residents of the State of Maryland.

      Section 2. Unaffiliated Directors. Except when one or more vacancies exist, at least a majority of the entire Board and a majority of every committee of the Board shall be Unaffiliated Directors. Unaffiliated Directors are those directors who do not perform any services for the Corporation, other than as directors, and who are not directors, officers or employees of C.R.I., Inc., a Delaware corporation.

      Section 3. Vacancies and Newly Created Directorships. Subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, any vacancy in the Board of Directors as a result of any reason and any newly created directorship resulting by any increase in the number of directors shall be filled in accordance with the terms and provisions set forth in the Charter.

      Section 4. Removal; Resignation. (a) Any director or directors may be removed in accordance with the terms and provisions set forth in the Charter.

            (b) Any director may resign at any time by giving written notice to the Board, the Chairman of the Board (if there be one), the President, or the Secretary of the Corporation. Unless otherwise specified in such written notice, a resignation shall take effect upon delivery thereof to the Board or the designated officer. A resignation need not be accepted in order for it to be effective.

      Section 5. Place of Meetings. The Board of Directors may hold both regular and special meetings either within or outside the State of Maryland, at such time and place as the Board from time to time determines or, in the absence of such determination, as the party calling the meeting may fix.

      Section 6. Annual Meeting; Regular Meetings. The annual meeting of each newly elected Board shall be held as soon as is practicable following the annual meeting of the Stockholders, and no notice to the newly elected directors of such meeting shall be necessary for such meeting to be lawful, provided a quorum is present thereat. Additional regular meetings of the Board may be held, at such time and place as from time to time may be determined by the Board and upon such notice as may be required by these Bylaws.

      Section 7. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board (if there be one), by the President or by any three
(3) directors, subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding.

      Section 8. Quorum; Adjournments. A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time of any such meeting) shall constitute a quorum for the transaction of business at each and every meeting of the Board, and subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may otherwise specifically be provided by law, the Charter or these Bylaws. If a quorum is not present at any meeting of the Board, the directors present may adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present.

            Section 9. Notice of Meetings. To the extent practicable, at least twenty-four (24) hours notice shall be given of all meetings of the Board, except as provided in Section 6 of this Article III and except that any meeting of the Board held pursuant to a prior resolution of the Board shall require no additional notice. The purpose of any regular meeting of the Board of Directors need not be stated in the notice thereof. All annual and regular meetings of the Board of Directors shall be general meetings, and any and all business may be transacted thereat whether or not stated in the notice thereof. Unless otherwise indicated in the notice thereof, all special meetings of the Board of Directors shall be general meetings, and any and all business may be transacted thereat whether or not stated in the notice thereof.

      Section 10. Compensation. Directors shall be entitled to such compensation for their services as directors as from time to time may be fixed by the Board including, without limitation, for their services as members of committees of the Board, and in any event shall be entitled to reimbursement of all reasonable expenses incurred by them in attending meetings of the Board of Directors or any committee(s) of which they are members. Any director may waive any retainer for service as a director or compensation for any meeting. No director who receives compensation as a director shall be barred from serving the Corporation in any other capacity or from receiving compensation and reimbursement of reasonable expenses for service in such other capacities.

      Section 11. Informal Action by Directors. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a written consent to such action is signed by all members of the Board, and each such consent is filed with the minutes of the Board.

      Section 12. Meetings by Telephone or Similar Communications. The directors may participate in meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in any such meeting shall constitute presence in person by such director at such meeting.

                                   ARTICLE IV
                                   COMMITTEES

      Section 1. Formation of Committees; Quorum. Subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, the Board of Directors may appoint from among its members an executive committee and other committees of the Board of Directors, each committee to be composed of one (1) or more of the directors of the Corporation. Except when one or more vacancies exist, at least a majority of the directors of each committee shall be Unaffiliated Directors; provided, however, that subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, any pricing committee or any transactional committee formed from time to time may be comprised of any directors designated by the Board. The Board of Directors, subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, may delegate to such committees any of the powers of the Board of Directors except those which may not by law be delegated to a committee. Such committee or committees shall have the name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless the Board of Directors designates one or more directors as alternate members of any committee to replace an absent or disqualified member of a committee at any meeting of that committee, subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, the members of any such committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member of such committee. At meetings of any such committee, a majority of members, including any alternate members of such committee to the extent provided by the Board or selected by the other members of the committee as provided above, shall constitute a quorum for the transaction of business, and the act of the majority of such members and alternate members present at any meeting at which a quorum is present shall be the act of the committee.

      Section 2. Minutes of Committee Meetings. Each committee shall keep regular minutes of its proceedings, which shall be filed with the minutes of the Board.

      Section 3. Compensation; Informal Action by Committees; Meetings by Telephone or Similar Communications. Unless otherwise prohibited by law, the provisions of Article III Sections 11 (Compensation), 12 (Informal Action by Directors) and 13 (Meetings by Telephone or Similar Communications) shall apply to any committees from time to time created by the Board.

                                    ARTICLE V
                                    OFFICERS

      Section 1. Positions. The Board of Directors may elect a Chairman of the Board from among the directors. The Board of Directors shall elect a President, a Treasurer and Secretary, and may elect one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers, employees and /or agents of the Corporation, and with such powers and duties, as the Board from time to time deems necessary or appropriate. The Board may delegate to the Chairman of the Board, if there be one, or the President of the Corporation, the authority to appoint any officer or agent of the Corporation and to fill any vacancy in the office of any officer, other than those of the Chairman of the Board, President, Treasurer and Secretary; provided, however, that the Board shall at all times retain the right to fill any vacancy or to remove any officer appointed pursuant to such delegated authority, in each case by resolution of the Board. Any two offices, except those of President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity when such instrument is required to be executed, acknowledged or verified by any two or more officers. In its discretion, the Board of Directors may leave unfilled any offices except those of President, Treasurer and Secretary. All officers shall hold office at the pleasure of the Board and for such terms as the Board or the officer appointing a subordinate officer, as the case may be, determines, which terms may exceed the term of the Board or the officer making such appointment, or until their respective successors are chosen and qualify.

      Section 2. Chairman of the Board. The Chairman of the Board, if one is elected, shall have the responsibility for the implementation of the policies determined by the Board of Directors and for the administration of the business affairs of the Corporation. The Chairman, if there be one, shall preside over the meetings of the Board and of the Stockholders if present at the meeting. The Chairman, if there be one, shall be the Chief Executive Officer of the Corporation.

      Section 3. President. The President shall be the Chief Executive Officer of the Corporation unless there is a Chairman of the Board elected by the Board, in which case the President shall be the Chief Operating Officer. The President shall have the responsibility for the active management of the business and general supervision and direction of all of the affairs of the Corporation. In the absence of the Chairman of the Board (or if none shall be elected), the President shall preside over the meetings of the Board and of the Stockholders if present at the meeting, and shall perform such other duties as may be assigned by the Board of Directors or any executive committee. The President shall have the authority, on the Corporation's behalf, to endorse securities owned by the Corporation and to execute any documents requiring the signature of an executive officer. The President shall perform such other duties as the Board of Directors may direct.

      Section 4. Vice Presidents. The Vice Presidents, in the order of priority designated by the Board of Directors (or if not designated, in order of their seniority as vice presidents), shall be vested with all the power and may perform all the duties of the President in the latter's absence. They may perform such other duties as may be prescribed by the Board of Directors, any executive committee, the President or the Chairman of the Board, if there be one.

      Section 5. Treasurer. Unless the Board designates another officer, the Treasurer shall be the Chief Financial Officer of the Corporation. The Treasurer shall have general supervision over the Corporation's finances, and shall perform such other duties as may be assigned by the Board of Directors, the President or the Chairman of the Board, if there be one. If required by resolution of the Board, the Treasurer shall furnish a bond (which may be a blanket bond) with such surety and in such penalty for the faithful performance of duty as the Board of Directors may from time to time require, the cost of such bond to be paid by the Corporation.

      Section 6. Secretary. The Secretary shall keep the minutes of the meetings of the Stockholders and of the Board of Directors and shall attend to the giving and serving of all notices of the Corporation required by law, the Charter or these Bylaws. The Secretary shall maintain at all times in the principal office of the Corporation at least one copy of the Bylaws with all amendments to date, and shall make the same, together with the minutes of meetings of the Stockholders, the annual statement of affairs of the Corporation and any voting trust or other Stockholders agreement on file at the office of the Corporation, available for inspection by any officer, director or Stockholder during reasonable business hours. The Secretary shall perform such other duties as may be assigned by the Board of Directors, the President or the Chairman of the Board, if there be one.

      Section 8. Assistant Treasurer(s) and Secretary/ies. The Board of Directors may designate, or may delegate to the Chairman of the Board, if there be one, or the President of the Corporation the authority to designate, from time to time Assistant Treasurers and Assistant Secretaries, who shall perform such duties as may from time to time be assigned to them by the Board of Directors, the President or the Chairman of the Board, if there be one.

      Section 9. Compensation; Removal; Vacancies. The Board of Directors shall have power to fix the compensation of all officers of the Corporation. It may authorize any committee or officer upon whom the power to appoint subordinate officers may have been conferred to fix the compensation of such subordinate officers. The Board of Directors shall have the power, at any regular or special meeting, to remove any officer if, in the judgment of the Board, the best interests of the Corporation will be served by such removal. The Board of Directors may authorize any officer to remove subordinate officers. The removal of any officer shall not prejudice any contract rights thereof. The Board of Directors, at any regular or special meeting, shall have power to fill a vacancy occurring in any office.

      Section 10. Substitutes. The Board of Directors may, from time to time in the absence of any one of its officers or at any other time, designate any other person or persons on behalf of the Corporation to sign any contracts, deeds, notes or other instruments in the place or stead of any of such officers, and may designate any person to fill any of said offices, temporarily or for any particular purpose; and any instrument so signed in accordance with a resolution of the Board shall be the valid act of the Corporation as fully as if executed by any regular officer.

                                   ARTICLE VI
                                     NOTICES

      Section 1. Notice to Stockholders. Whenever by law, the Charter or these Bylaws notice is required to be given to any Stockholder, such notice shall be in writing and may be given to each Stockholder by personal delivery to the Stockholder at the Stockholder's residence or usual place of business, by leaving the notice at such residence or usual place of business, by electronic mail to any electronic mail address of the Stockholder or any other electronic means, or by mailing it, postage prepaid, and addressed to the Stockholder at the address appearing on the books of the Corporation or its transfer agent. Such delivery, leaving, electronic transmission or mailing of notice shall be deemed the time of giving such notice.

      Section 2. Notice to Directors. Whenever by law, the Charter or these Bylaws notice is required to be given to any director, such notice may be given in any one of the following ways: by personal delivery, by personal voice telephone communication or by telephone facsimile transmission, by telegram, cablegram, telex, first class mail, electronic mail or by delivery service providing confirmation of delivery, addressed to such director at the address therefor appearing on the books of the Corporation. The time when such notice shall be consigned to a communication company for delivery or when it shall be transmitted by telephone, telephone facsimile, telegram, cablegram, telex or electronic mail shall be deemed to be the time of the giving of such notice; if given by delivery service, such notice shall be deemed given the business day following the date of consignment to such delivery service; and, if mailed, such notice shall be deemed given forty-eight (48) hours after the time it is deposited in the mail, postage prepaid.

      Section 3. Waiver of Notice. Notice to any Stockholder or director of the time, place and/or purpose of any meeting of Stockholders or directors or of any committee of the Board required by law or by these Bylaws may be dispensed with if such Stockholder shall attend in person or by proxy, or if such director shall attend in person, as the case may be, or if such absent Stockholder or director shall, in writing filed with the records of the meeting either before or after the holding thereof, waive such notice.

                                   ARTICLE VII
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

      (A) Mandatory Indemnification. The Corporation shall indemnify each person who is or was, or has agreed to become, a director or officer of the Corporation and each person who, while a director of the Corporation and, at the request of the Corporation, is or was serving, or has agreed to serve, as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any and all liabilities and expenses incurred in connection with each such person's services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended.

      (B) Discretionary Indemnification. If approved by the Board of Directors, the Corporation may indemnify any of its employees or agents against any or all liabilities and expenses incurred in connection with each such person's services in such capacities and any of its employees, agents or other persons who are or were serving, or who have agreed to serve, at the request of the Corporation, as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, other enterprise or employee benefit plan, to the extent and on such terms and subject to such conditions and limitations, as determined to be appropriate by the Board of Directors.

      (C) Advancing Expenses Prior to a Decision. The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may, in the discretion of the Board of Directors, advance expenses to employees, agents and others who may be granted indemnification.

      (D) Other Provisions for Indemnification. The Board of Directors may, by Bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents and the advancement of expenses thereto.

      (E) Limitation of Liability of Directors and Officers. To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, as from time to time amended, no director or officer of the Corporation shall have liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

      (F) Insurance. The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Maryland General Corporation Law.

      (F) Effect of Amendment or Repeal. No amendment or repeal of any section of this Article VII, whether by action of the Board of Directors or the Stockholders, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

                                  ARTICLE VIII
                                      STOCK

      Section 1. Issue. Each Stockholder shall be entitled to a certificate or certificates which shall represent and certify the number and class of shares of stock owned in the Corporation. Each certificate shall be signed by the Chairman of the Board, the President or any Vice President and be countersigned by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer. The signatures of the Corporation's officers and its corporate seal appearing on stock certificates may be facsimiles if each such certificate is authenticated by the manual signature of an officer of a duly authorized transfer agent. Stock certificates shall be in such form, not inconsistent with law and the Charter, as shall be approved by the Board of Directors. In case any officer of the Corporation who has signed any certificate ceases to be an officer of the Corporation, whether by reason of death, resignation or otherwise, before such certificate is issued, then the certificate may nevertheless be issued by the Corporation with the same effect as if the officer had not ceased to be such officer as of the date of such issuance.

      Section 2. Transfers. The Board of Directors shall have power and authority to make all such rules and regulations as the Board may deem expedient concerning the issue, transfer and registration of stock certificates. The Board of Directors may appoint one or more transfer agents and/or registrars for its outstanding stock, and their duties may be combined. No transfer of stock shall be recognized or binding upon the Corporation until recorded on the books of the Corporation, or, as the case may be, of its transfer agent and/or of its registrar, upon surrender and cancellation of a certificate or certificates for a like number of

      Section 3. Record Dates for Dividends and Stockholders' Meeting. The Board of Directors may fix a date not exceeding ninety (90) days preceding the date of any meeting of Stockholders, any dividend payment date or any date for the allotment of rights, as a record date for the determination of the Stockholders entitled to notice of and to vote at such meeting, or entitled to receive such dividends or rights, as the case may be, and only Stockholders of record on such date shall be entitled to notice of and to vote at such meeting or to receive such dividends or rights, as the case may be. In the case of a meeting of Stockholders, the record date shall be fixed not less than ten (10) days prior to the date of the meeting.

      Section 4. Lost, Stolen or Destroyed Certificate. The Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation which is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board, in its discretion, may require as a condition precedent to issuance that the owner of such lost, stolen or destroyed certificate, or his or her legal representative, advertise the same in such manner as the Board shall require and/or to give the Corporation a bond in such sum, or other security in such form, as the Board may direct, as indemnity against any claim that may be made against the Corporation with respect to the certificate claimed to have been lost, stolen or destroyed.

                                   ARTICLE IX
                               GENERAL PROVISIONS

      Section 1. Fiscal Year. The fiscal year of the Corporation shall be as determined from time to time by the Board.

      Section 2. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Maryland."

      Section 3. Action with Respect to Securities of Other Entities. Unless otherwise directed by the Board, the President or the Chairman of the Board, if there be one, or any officer of the Corporation authorized by the President or the Chairman of the Board shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or other security holders of or with respect to any action of stockholders or other security holders of any other corporation or other entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

            Section 4. Amendment of the Bylaws. Subject to the express terms of the Articles Supplementary of any class or series of preferred stock then outstanding, these Bylaws may be added to, altered, amended, repealed or suspended by a vote of a majority of the Board of Directors at any regular or special meeting of the Board at which a quorum is present, but the Stockholders may make additional Bylaws and may alter, repeal or suspend any Bylaws, whether adopted by them or otherwise, upon the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class; provided, however, that no

Bylaws so made shall serve to invalidate any prior action of the Board which would have been valid if such Bylaw had not been made.

      Section 5. Control Share Law. Any acquisition of any shares of stock of the Corporation, including any acquisition of voting rights or other interests in any such stock, shall be exempt from the provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law (Voting Rights of Certain Control Shares). Accordingly, the provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law shall not apply to this Corporation.

      Section 6. Conflict with Articles Supplementary. In the event of a conflict between the terms of these Bylaws and of the Articles Supplementary of any class or series of preferred stock then outstanding, unless otherwise required by law or provided by the express terms of such Articles Supplementary, the terms of such Articles Supplementary shall govern and control.

                                                                      EXHIBIT G

                   SECOND AMENDED AND RESTATED CRIIMI MAE INC.
                       STOCK OPTION PLAN FOR KEY EMPLOYEES

      1. PURPOSE. This Amended and Restated Stock Option Plan for Key Employees (this "Plan") for CRIIMI MAE Inc. (the "Company") and its subsidiaries, is intended to provide opportunities to purchase shares (each, an "Option") of the Company's common stock (the "Common Stock") to (a) persons holding the executive position of vice president or more senior of the Company and its subsidiaries and (b) other employees of the Company and its subsidiaries who are otherwise designated by the Stock Option Committee (the "Committee") as key employees (each of (a) and (b), an "Eligible Employee"). This Plan as originally adopted became effective on June 30, 1995. This Plan was amended and restated effective as of July 28, 1995, was further amended effective May 12, 1998 and is further amended and restated to be effective as of the effective date of the Company's Third Amended Joint Plan of Reorganization (the "Plan of Reorganization"); provided that the holders of Common Stock have voted to accept the Plan of Reorganization.

      2. GENERAL ADMINISTRATION.

            A. Committee Members. This Plan shall be administered by a committee (the "Committee") consisting of not fewer than two members of the Board of Directors (the "Board") of the Company who are appointed by the Board to administer the Plan and to perform the functions set forth herein and who are "non-employee directors" within the meaning of Rule 16b-3 as promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and who are also "outside directors" within the meaning of Section 162(m) of the Code.

            B. Authority of Committee. The Committee shall have the authority
(i) to exercise all of the powers granted to it under this Plan; (ii) to construe, interpret and implement this Plan and any Option Agreements executed pursuant to Section 7 below; (iii) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules governing the Committee's own operations; (iv) to make all determinations necessary or advisable in administering this Plan; (v) to correct any defect, supply any omission and reconcile any inconsistency in this Plan; and (vi) to amend this Plan to reflect changes in applicable law. Further, the Committee may delegate to officers or employees of the Company or any subsidiary, and to service providers, the authority, subject to such terms as the Committee shall determine, to perform administrative functions with respect to the Plan and Option Agreements.

            C. Majority Vote. Actions of the Committee shall be taken by the affirmative vote of a majority of the Committee members. Any action may be taken by an instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if such action had been taken by a vote at a Committee meeting.

            D. Binding Determination. The determination of the Committee on all matters relating to this Plan or any Option Agreement shall be final, binding and conclusive.

            E. No Liability. No Committee member shall be liable for any action or determination made in good faith with respect to this Plan, including any Option, and each Committee member shall, to the extent permitted by law, be fully indemnified by the Company with respect to any such action or determination.

            F. Definitions. As used in this Plan, the following words and phrases shall have the meanings indicated:

                  (1) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (2) "Fair Market Value" per share as of a particular date shall mean the closing sales price per share of Common Stock on the principal national securities exchange on which the shares of Common Stock shall then be listed for the last preceding date on which there was a sale of such Common Stock on such exchange.

                  (3) "Incentive Stock Option" means one or more options to purchase Common Stock which, at the time such options are granted under this Plan or any other such plan of the Company, qualify as incentive stock options under Section 422 of the Code.

      3. ELIGIBILITY. Only Eligible Employees may receive Options. The Committee has discretion to select from the Eligible Employees those who will be granted Options.

      4. OPTIONS. Options may be granted at any time prior to June 30, 2002 to each Eligible Employee selected by the Committee (upon the grant of such Option, each an "Optionee"), in such numbers of shares as may be determined by the Committee. At the time of the grant of each Option under the Plan, the Committee shall determine whether such Option is to be designated an Incentive Stock Option.

      5. COMMON STOCK.

            A. Type of Stock. The stock subject to the Options shall be Common Stock.

            B. Number of Shares. The total number of shares of Common Stock with respect to which Options may be granted shall not exceed 4,500,000. Subject to adjustment in accordance with the provisions of this Section 5, no Eligible Employee shall be granted, during any calendar year, Options to purchase more than 1,000,000 shares of Common Stock. Common Stock issued pursuant to this Plan may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for the purposes of this Plan. The Committee may direct that any certificate evidencing Common Stock issued pursuant to this Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares.

            C. Change in Number of Shares. If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, recapitalization resulting in stock splits, or combinations or exchanges of such shares, then the number of shares of Common Stock available for each outstanding Option and the number of such shares covered by each outstanding Option, and the "Option Price" (as such term is defined below) per share under each outstanding Option, shall be proportionately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock; provided however, that any fractional shares resulting from any such adjustment shall be eliminated.

            D. Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, each outstanding Option granted under this Plan shall terminate as of a date to be fixed by the Committee; provided however, that the Optionee shall have the right, immediately prior to such termination, to exercise such outstanding Options as to all or any part of the shares of Common Stock covered thereby, including shares as to which such outstanding Options would not otherwise be exercisable.

            E. Corporate Reorganization. If there is any change in the number of outstanding shares of Common Stock by reason of merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares of Common Stock available for issuance both in the aggregate and with respect to each outstanding Option, and the Option Price per share under each outstanding Option, shall be equitably adjusted by the Committee, whose determination shall be final, binding and conclusive. In the event of any merger, consolidation or combination of the Company with or into another corporation (other than a merger, consolidation or combination in which the Company is the surviving corporation and which does not result in any reclassification or other change in the number of outstanding shares of Common Stock), the Optionee shall have the right thereafter and during the term of each such Option to receive, after such Option is duly exercised in accordance with the terms of the related Option Agreement and this Plan for each share of Common Stock as to which the Option shall be exercised, the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof which would have been received upon such merger, consolidation or combination by the holder of one share of Common Stock immediately prior to such merger, consolidation or combination.

            F. Change in Common Stock. In the event of a change in the Common Stock as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of this Plan.

            G. Adjustments by Committee. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive; provided however, that each Option granted under this Plan and designated an Incentive Stock Option shall not be adjusted in a manner that causes the Option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

            H. No Other Rights. Except as expressly provided in this Section 5, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Option. The grant of Options under this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of or in its capital or business structure, to merge or consolidate, to dissolve or liquidate or to sell or transfer all or any part of its business or assets.

      6. RIGHTS AS A SHAREHOLDER. The Optionee or a permitted transferee of an Option shall have no rights as a shareholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to the Optionee or permitted transferee for such shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 5 above.

      7. TERMS AND CONDITIONS OF OPTIONS. Each Option granted shall be evidenced by an Option Agreement in such form as the Committee may from time to time approve. By executing an Option Agreement, an Optionee thereby agrees that the Option shall be subject to the provisions of such Option Agreement and this Plan. Options shall comply with and be subject to the following terms and conditions:

            A. Option Price. The purchase price (the "Option Price") shall be stated in the Option Agreement and shall be (i) $9.77 for Options granted under this Plan prior to July 28, 1995 and (ii) not less than the Fair Market Value of the Common Stock on the date of grant of the Option for all Options granted under this Plan on or after July 28, 1995.

            B. Incentive Stock Options - Value of Common Stock. Options may be granted to any Eligible Employee; provided however, that the aggregate fair market value (determined at the time the Option is granted) of the Common Stock with respect to which Options that qualify as Incentive Stock Options are exercisable by the Optionee for the first time during any calendar year (under all the plans of the Company and its parent, if any, and subsidiaries) may not exceed One Hundred Thousand Dollars ($100,000).

            C. Medium and Time of Payment. The Option Price shall be paid in full, at the time of exercise, in cash or, with the prior approval of the Company, in Common Stock held by the Optionee having a Fair Market Value in the aggregate equal to such Option Price or in a combination of cash and shares of Common Stock.

            D. Number of Option Shares. The number of shares of Common Stock covered by an Option and available to be purchased by an Optionee ("Option Shares") shall be as set forth in such Optionee's Option Agreement. No Option may be exercised at any one (1) time for less than one hundred (100) shares of Common Stock, unless the number of Option Shares remaining to be purchased is fewer than one hundred (100), in which case the last Option shall be to purchase all of the remaining Option Shares.

            E. Term and Exercise of Options. Each Option shall become vested and exercisable in accordance with the terms set forth in the Optionee's Option Agreement. Once exercisable, an Option may thereafter be exercised at any time or from time to time prior to the close of business on the day before the eighth anniversary after the Option is granted.

      8. TERMINATION OF EMPLOYMENT. The effect of the termination of an Optionee's employment shall be as set forth in such Optionee's Option Agreement with the Company.

      9. NO GRANT OF OTHER RIGHTS. Nothing in this Plan shall confer upon the Optionee any right to continue in the employ of CRIIMI MAE Management, Inc. ("CRIIMI Management"), the Company or any of its other subsidiaries, or interfere in any way with the right of CRIIMI Management, the Company or any of its other subsidiaries to terminate such employment at any time.

      10. RESTRICTIONS.

            A. Non-Transferability of Options. The Options shall not be transferable other than by will or by the laws of descent and distribution, and, during an Optionee's lifetime, each Option may be exercised only by the Optionee, or upon adjudication of the Optionee's mental incapacity, by the Optionee's legally appointed representative.

            B. Consent to Plan Action. If the Committee shall at any time determine that any "Consent" (as such term is defined below) is necessary or desirable as a condition of, or in connection with, the granting of any Option, the issuance or purchase of Common Stock or other rights thereunder, or the taking of any other action thereunder (each such action being a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the Committee's full satisfaction.

            C. Definition of Consent. The term "Consent" as used in this Plan with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any inter-dealer quotation system of a registered national securities association or any national securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Optionee with respect to the disposition of Common Stock, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification, or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and
(iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

            D. Additional Requirements Regarding Intent. In furtherance of the foregoing, at the time of any exercise of an Option, the Committee may, if it shall determine it is required by law, require the Optionee as a condition to the exercise thereof, to deliver to the Committee a written representation of the Optionee's present intention to purchase the Common Stock for investment and not for distribution or resale. If such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee upon the Optionee's exercise of part or all of an Option and a stop transfer order may be placed with the transfer agent. Each such Option shall also be subject to the requirement that, if at any time the Committee determines, in its discretion, that either (i) the listing, registration or qualification of Common Stock subject to an Option upon any securities exchange or under any state, federal or foreign law, or (ii) the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue or purchase of Common Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee shall not have the power to require or oblige the Company to register any Common Stock subject to an Option and any requirement imposed by the Committee relating to the registration of Common Stock shall not bind the Company to cause the registration of such Common Stock.

      11. NATURE OF PAYMENTS. All Options granted shall be in consideration of services performed for the Company or subsidiary thereof by the Optionee.

      12. NON-UNIFORM DETERMINATIONS. The Committee's determinations under this Plan need not be uniform and may be made by it selectively among Eligible Employees (whether or not such Eligible Employees are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations which may, inter alia, reflect the specific terms of individual employment agreements, and to enter into non-uniform and selective Option Agreements, as to
(a) the persons to receive Options and (b) the terms and conditions of Options.

      13. OTHER PAYMENTS OR OPTIONS. Nothing contained in this Plan shall be deemed in any way to limit or restrict the Company from granting any option to purchase Common Stock or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

      14. AMENDMENT AND TERMINATION.

            A. Amendment of Plan. The Board may from time to time suspend, discontinue, revise or amend this Plan in any respect whatsoever provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable law, regulation or stock exchange rule. In addition, no such amendment shall materially impair any rights or materially increase any obligations under any outstanding Option without the consent of the Optionee (or, upon the Optionee's death or adjudication of mental incapacity, the Optionee's legally appointed representative).

            B. Cancellation and Issuance of New Options. The Committee may cancel any outstanding Option and issue a new Option in substitution therefor. The Committee also may amend any outstanding Option Agreement, including any amendment which would: (i) accelerate the time or times at which the Option becomes vested or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Option Agreement; or (iii) waive or amend the operation of the provisions of an Optionee's Option Agreement governing the treatment of Options upon termination of employment. However, any such cancellation or amendment that materially impairs the rights or materially increases the obligations of an Optionee under an outstanding Option shall be made only with the consent of the Optionee (or, upon the Optionee's death or mental incapacity, the person having the right to exercise the Option).

      15. SAVINGS CLAUSE. Notwithstanding any other provision hereof, this Plan is intended to qualify as a plan pursuant to which Incentive Stock Options may be granted under Section 422 of the Code. If this Plan or any provision of this Plan shall be held to be invalid or to fail to meet the requirements of Section 422 of the Code or the regulations promulgated thereunder, such invalidity or failure shall not affect the remaining parts of this Plan, but rather it shall be construed and enforced as if the Plan or the affected provision thereof, as the case may be, complied in all respects with the requirements of Section 422 of the Code.

      16. SECTION HEADINGS. The section headings contained in this Plan are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

Adopted as amended and restated by the Board of Directors of the Company to be effective as of the effective date of the Plan of Reorganization.

Attest:


_____________________________
Corporate Secretary
Date:                  , 2000

                                                                       Exhibit H
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM 10-Q

               QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                               ------------------

For the quarter ended June 30, 2000               Commission file number 1-10360

                                 CRIIMI MAE INC.
             (Exact name of registrant as specified in its charter)

MARYLAND                                                         52-1622022
(State or other jurisdiction of                               (I.R.S. Employer
Incorporation or organization)                               Identification No.)

                              11200 Rockville Pike
                            Rockville, Maryland 20852
                                 (301) 816-2300
               (Address, including zip code, and telephone number,

        Including area code, of registrant's principal executive offices)

                               ------------------

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                          Name of each exchange on
Title of each class                                           which registered
-------------------                                     -----------------------------
Common Stock                                            New York Stock Exchange, Inc.
Series B Cumulative Convertible                         New York Stock Exchange, Inc.
  Preferred Stock
Series F Redeemable Cumulative Dividend
  Preferred Stock                                       New York Stock Exchange, Inc.

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                     None

                               ------------------

           Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

           Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

           Class                    Outstanding as of August 10, 2000
           -----                    ----------------------------------
 Common Stock, $0.01 par value                 62,353,170

                                 CRIIMI MAE INC.

                          QUARTERLY REPORT ON FORM 10-Q

                                                                                                                        Page
                                                                                                                        ----
PART I.    Financial Information

Item 1.    Financial Statements

                     Consolidated Balance Sheets - as of June 30, 2000
                       (unaudited) and December 31, 1999...............................................................   3

                     Consolidated Statements of Income and Comprehensive Income - for the three and six months ended June 30, 2000 and 1999 (unaudited).........................................  4

                     Consolidated Statements of Changes in Shareholders' Equity - for the six
                       months ended June 30, 2000 (unaudited)..........................................................   5

                     Consolidated Statements of Cash Flows - for the six months ended
                       June 30, 2000 and 1999 (unaudited)..............................................................   6

                     Notes to Consolidated Financial Statements (unaudited)............................................   7

Item 2.              Management's Discussion and Analysis of Financial
                       Condition and Results of Operations.............................................................  65

Item 2A.             Quantitative and Qualitative Disclosures about Market Risk........................................  79

PART II.             Other Information

Item 1.              Legal Proceedings.................................................................................  80

Item 2.              Changes in Securities.............................................................................  80

Item 3.              Defaults Upon Senior Securities...................................................................  80

Item 4.              Submission of Matters to a Vote of
                       Security Holders................................................................................  80

Item 5.              Other Information.................................................................................  80

Item 6.              Exhibits and Reports on Form 8-K..................................................................  80

Signature            .................................................................................................   82

PART I. ITEM 1.              FINANCIAL STATEMENTS
                                CRIIMI MAE INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,           DECEMBER 31,
                                                                        2000                 1999
                                                                   ----------------     -----------------
                                                                     (UNAUDITED)
Assets:
  Mortgage assets:
    Subordinated CMBS, at fair value                               $  1,018,145,199     $  1,179,270,306
    Insured mortgage securities, at fair value                          381,201,135          394,857,239
    Investment in originated loans, at amortized cost                   464,478,082          470,204,780
  Equity investments                                                     33,785,169           34,929,523
  Receivables                                                            44,632,445           69,483,337
  Other assets                                                           46,227,668           53,276,333
  Short term investments, at fair value                                   2,408,878               92,793
  Restricted cash and cash equivalents                                   73,625,223           38,036,624
  Other cash and cash equivalents                                        69,042,538           53,510,311
                                                                   ----------------     ----------------
Total assets                                                       $  2,133,546,337     $  2,293,661,246
                                                                   ================     ================
Liabilities:
  LIABILITIES NOT SUBJECT TO CHAPTER 11 PROCEEDINGS:
  SECURITIZED MORTGAGE OBLIGATIONS:
    Collateralized bond obligations-CMBS                                279,348,933     $    278,165,968
    Collateralized mortgage obligations-
      insured mortgage securities                                       369,023,933          378,711,602
    Collateralized mortgage obligations-
      originated loans                                                  395,261,869          399,768,513
  Payables and accrued expenses                                          32,929,586           29,886,888
  LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS:
  SECURED:
    Variable-rate secured borrowings-CMBS                               566,429,031          732,904,775
    Other financing facilities                                            3,050,000            3,050,000
    Payables and accrued expenses                                         2,480,168           26,455,952
  UNSECURED:
    Senior unsecured notes                                              100,000,000          100,000,000
    Other financing facilities                                           89,749,522           89,749,522
    Payables and accrued expenses                                        45,234,652           35,619,440
                                                                   ----------------     ----------------
Total liabilities                                                     1,883,507,694        2,074,312,660
                                                                   ----------------     ----------------

Shareholders' equity:
  Convertible preferred stock, $0.01 par; 25,000,000
    shares authorized; 2,383,336 and 2,647,124 shares
    issued and outstanding, respectively                                     23,833               26,471
  Common stock, $0.01 par; 120,000,000 shares
    authorized; 62,353,170 and 59,954,604 shares
    issued and outstanding, respectively                                    623,532              599,546
  Accumulated other comprehensive income                               (184,516,951)        (207,421,788)
  Accumulated deficit                                                  (140,656,820)        (148,434,915)
  Additional paid-in capital                                            574,565,049          574,579,272
                                                                   ----------------     ----------------
Total shareholders' equity                                              250,038,643          219,348,586
                                                                   ----------------     ----------------
Total liabilities and shareholders' equity                         $  2,133,546,337     $  2,293,661,246
                                                                   ================     ================

                The accompanying notes are an integral part of
                    these consolidated financial statements.

                                 CRIIMI MAE INC.
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                            AND COMPREHENSIVE INCOME
                                   (UNAUDITED)

                                                For the three months ended June 30,   For the six months ended June 30,
                                                        2000           1999                  2000           1999
                                                    ------------   ------------          ------------   ------------
Interest income:
  Subordinated CMBS                                  $35,392,863    $38,418,611          $ 74,562,634   $ 76,903,756
  Insured mortgage securities                          7,670,728      8,489,030            15,467,929     17,389,338
  Originated loans                                     8,210,791      8,647,815            16,698,417     17,488,642
                                                    ------------   ------------          ------------   ------------
  Total interest income                               51,274,382     55,555,456           106,728,980    111,781,736
                                                    ------------   ------------          ------------   ------------
Interest and related expenses:
  Fixed-rate collateralized bond obligations-CMBS      6,192,363      5,948,766            12,678,575      9,449,286
  Fixed-rate collateralized mortgage obligations-
    insured securities                                 9,308,798      8,304,889            16,355,730     16,709,161
  Fixed-rate collateralized mortgage obligations-
    originated loans                                   6,783,741      6,687,220            13,541,862     13,250,128
  Fixed-rate senior unsecured notes                    2,281,251      2,281,251             4,562,502      4,562,502
  Variable-rate secured borrowings-CMBS               11,294,515     12,397,081            24,015,610     26,367,454
  Other financing facilities                           2,031,259      1,689,082             3,952,600      3,398,688
                                                    ------------   ------------          ------------   ------------
  Total interest expense                              37,891,927     37,308,289            75,106,879     73,737,219
                                                    ------------   ------------          ------------   ------------
Net interest margin                                   13,382,455     18,247,167            31,622,101     38,044,517
                                                    ------------   ------------          ------------   ------------
  Equity in (losses from) investments                    (26,270)       121,016               (38,186)    (1,485,616)
  Other income                                           981,861        787,508             1,318,546      1,423,540
  Net gains on mortgage security dispositions            225,835        778,608               241,312      1,585,812
  Gain on originated loan dispositions                    37,885         58,810                37,885        160,210
  General and administrative expenses                 (2,665,231)    (3,617,040)           (5,803,988)    (6,251,154)
  Amortization of assets acquired in the Merger         (719,394)      (719,394)           (1,438,788)    (1,438,788)
  Unrealized loss on warehouse obligation                    -      (10,871,970)                  -       (6,925,495)
  Reorganization items
    Other                                             (2,723,109)    (5,438,943)           (6,971,564)   (10,946,781)
    Impairment on CMBS                                (1,809,062)           -              (5,252,821)           -
    Impairment on REO                                   (924,283)           -                (924,283)           -
    Loss on Sale of CMBS                                (357,188)           -              (1,711,214)           -
                                                    ------------   ------------          ------------   ------------
                                                      (7,978,956)   (18,901,405)          (20,543,101)   (23,878,272)
                                                    ------------   ------------          ------------   ------------
  Net income (loss) before dividends accrued on
    preferred shares                                   5,403,499       (654,238)           11,079,000     14,166,245
  Dividends accrued on preferred shares               (1,661,015)    (1,378,961)           (3,300,905)    (2,782,495)
                                                    ------------   ------------          ------------   ------------
  Net income (loss) available to common shareholders  $3,742,484    ($2,033,199)           $7,778,095    $11,383,750
                                                    ============   ============          ============   ============
  Net income (loss) available to common shareholders
    per common share:
    Basic                                                  $0.06         ($0.04)                $0.13          $0.21
                                                    ============   ============          ============   ============
    Diluted                                                $0.05         ($0.04)                $0.11          $0.20
                                                    ============   ============          ============   ============

  Shares used in computing basic earnings per share   62,353,170     53,553,161            61,934,051     53,282,424

  Comprehensive Income:
  Net income (loss) before dividends accrued on
    preferred shares                                  $5,403,499      ($654,238)          $11,079,000    $14,166,245
  Other comprehensive income (loss)                     (383,304)   (29,613,575)           22,904,837    (38,285,985)
                                                    ------------   ------------          ------------   ------------
  Comprehensive Income (loss)                         $5,020,195   ($30,267,813)          $33,983,837   ($24,119,740)
                                                    ============   ============          ============   ============

     The accompanying notes are an integral part of these financial statements.

                                CRIIMI MAE INC.
             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)

                                                               Accumulated
                                      Preferred    Common         Other                                           Total
                                      Stock Par   Stock Par   Comprehensive   Additional Paid-   Accumulated   Shareholders'
                                        Value       Value        Income          in Capital        Deficit        Equity
                                      ----------  ---------   -------------   ----------------   -----------   -------------
Balance at December 31, 1999           $26,471     $599,546   $(207,421,788)    $574,579,272    $(148,434,915) $219,348,586
  Net income                               -            -               -                -         11,079,000    11,079,000
  Dividends accrued on preferred
    shares                                 -            -               -                -         (3,300,905)   (3,300,905)
  Conversion of preferred shares
    into common shares                  (2,638)      23,966             -            (21,328)             -             -
  Common shares issued                     -             20             -              7,105              -           7,125
  Adjustment to unrealized losses
    on investments                         -            -        22,904,837              -                -      22,904,837
                                      --------     --------   -------------     ------------    -------------  ------------
Balance on June 30, 2000              $ 23,833     $623,532   $(184,516,951)    $574,565,049    $(140,656,820) $250,038,643
                                      ========     ========   =============     ============    =============  ============

                The accompanying notes are an integral part of
                    these consolidated financial statements.

                                 CRIIMI MAE INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                         For the six months ended June 30,
                                                                              2000            1999
                                                                          ------------    ------------
Cash flows from operating activities:
  Net income                                                              $ 11,079,000    $ 14,166,245
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Amortization of discount and deferred financing
        costs on debt                                                        5,749,610       3,960,987
      Amortization of assets acquired in the Merger                          1,438,788       1,438,788
      Depreciation and other amortization                                      967,515         739,313
      Discount amortization on mortgage assets                              (6,820,239)       (307,185)
      Net gains on mortgage security dispositions                              (37,885)     (1,585,812)
      Gain on originated loan dispositions                                    (241,312)       (160,210)
      Equity in losses from investments                                         38,186       1,485,616
      Unrealized loss on warehouse obligation                                        -       6,925,154
      Change in reorganization items accrual                                 1,853,557      10,305,282
      Impairment on CMBS                                                     5,252,821               -
      Impairment on REO                                                        924,283               -
      Loss on sale of CMBS                                                   1,711,214               -
      Changes in assets and liabilities:
        (Increase) decrease in restricted cash and cash equivalents        (35,588,599)      2,353,560
        Increase in receivables and other assets                            (6,077,888)    (25,336,567)
        Increase in payables and accrued expenses                           16,937,560       8,310,998
                                                                          ------------   -------------
      Net cash (used in) provided by operating activities                   (2,813,389)     22,296,169
                                                                          ------------   -------------

Cash flows from investing activities:
  Proceeds from mortgage securities dispositions                             9,826,537      58,428,715
  Proceeds from the sale of CMBS, net                                       35,693,577               -
  Distributions received from AIM Investments                                  927,936       3,682,444
  Receipt of principal payments                                              6,490,474       6,497,298
  Purchase of short-term investments, net                                   (2,304,278)              -
  Proceeds from originated loan dispositions                                   927,102       7,747,205
                                                                          ------------   -------------
        Net cash provided by investing activities                           51,561,348      76,355,662
                                                                          ------------   -------------

Cash flows from financing activities:
  Proceeds from debt issuances                                                       -     158,509,207
  Principal payments on debt obligations, net                              (33,215,732)   (211,550,173)
                                                                          ------------   -------------
        Net cash used in financing activities                              (33,215,732)    (53,040,966)
                                                                          ------------   -------------
        Net increase in other cash and cash equivalents                     15,532,227      45,610,865

        Other cash and cash equivalents, beginning of period                53,510,311      21,826,512
                                                                          ------------   -------------
        Other cash and cash equivalents, end of period                    $ 69,042,538   $  67,437,377
                                                                          ============   =============

                The accompanying notes are an integral part of
                   these consolidated financial statements.

                                 CRIIMI MAE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.         ORGANIZATION

GENERAL

           CRIIMI MAE Inc. (together with its consolidated subsidiaries, unless the context otherwise indicates, "CRIIMI MAE" or the "Company") is a fully integrated commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). Prior to the filing by CRIIMI MAE Inc. (unconsolidated) and two of its operating subsidiaries, CRIIMI MAE Management, Inc. ("CM Management"), and CRIIMI MAE Holdings II, L.P. ("Holdings II" and, together with CRIIMI MAE and CM Management, the "Debtors"), for relief under Chapter 11 of the U.S. Bankruptcy Code on October 5, 1998 (the "Petition Date") as described below, CRIIMI MAE's primary activities included (i) acquiring non-investment grade securities (rated below BBB- or unrated) backed by pools of commercial mortgage loans on multifamily, retail and other commercial real estate ("Subordinated CMBS"),
(ii) originating and underwriting commercial mortgage loans, (iii) securitizing pools of commercial mortgage loans and resecuritizing pools of Subordinated CMBS, and (iv) through the Company's servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP"), performing servicing functions with respect to the mortgage loans underlying the Company's Subordinated CMBS.

           Since filing for Chapter 11 protection, CRIIMI MAE has suspended its Subordinated CMBS acquisition, origination and securitization programs. The Company continues to hold a substantial portfolio of Subordinated CMBS, originated loans and mortgage securities and, through CMSLP, acts as a servicer of mortgage loans.

           The Company's business is subject to a number of risks and uncertainties including, but not limited to: (1) the effect of the Chapter 11 filing and substantial doubt as to the Company's ability to continue as a going concern; (2) risks related to the Recapitalization Financing (defined below) under the Company's Third Amended Joint Plan of Reorganization; (3) risk of loss of REIT status; (4) taxable mortgage pool risk; (5) risk of phantom income resulting in additional tax liability; (6) the effect of rate compression on the market price of the Company's stock; (7) substantial leverage; (8) inherent risks in owning Subordinated CMBS; (9) the limited protection provided by hedging transactions; (10) risk of foreclosure on CMBS assets; (11) the limited liquidity of the CMBS market; (12) pending litigation; (13) risk of becoming subject to the requirements of the Investment Company Act of 1940; (14) possible effects of an economic recession on losses and defaults; (15) borrowing risks; (16) the effect of the yield curve on income; and (17) risks associated with the trader election including those referenced in "2000 Taxable Income (Loss)/ Taxable Distribution Requirements" below.

           In addition to the two operating subsidiaries which filed for Chapter 11 protection with the Company, the Company owns 100% of multiple financing and operating subsidiaries as well as various interests in other entities (including CMSLP) which either own or service mortgage and mortgage-related assets (the "Non-Debtor Affiliates"). See Note 3. None of the Non-Debtor Affiliates has filed for bankruptcy protection.

           The Company was incorporated in Delaware in 1989 under the name CRI Insured Mortgage Association, Inc. ("CRI Insured"). In July 1993, CRI Insured changed its name to CRIIMI MAE Inc. and reincorporated in Maryland. In June 1995, certain mortgage businesses affiliated with C.R.I., Inc. were merged into CRIIMI MAE (the "Merger"). The Company is not a government sponsored entity or in any way affiliated with the United States government or any United States government agency.

CHAPTER 11 FILING

           Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral with a market value not less than a specified percentage of the outstanding indebtedness ("loan-to-value ratio"). The agreements further provided that the creditors could require the Company to provide cash or additional collateral if the market value of the existing collateral fell below this minimum amount.

           As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and yields on Treasury securities with comparable maturities began to widen substantially and rapidly. Due to this widening of CMBS spreads, the market value of the CMBS securing the Company's short-term, variable-rate financing facilities declined. CRIIMI MAE's short-term secured creditors perceived that the value of the CMBS securing their facilities with the Company had fallen, creating a value deficiency as measured by the loan-to-value ratio described above and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

           On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings when it received a significant collateral call from Merrill Lynch Mortgage Capital, Inc. ("Merrill Lynch"). The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection.

           On October 5, 1998, the Debtors filed for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland, Southern Division, in Greenbelt, Maryland (the "Bankruptcy Court"). These related cases are being jointly administered under the caption "In re CRIIMI MAE Inc., et al.," Ch. 11 Case No. 98-2-3115-DK.

           While in Chapter 11, CRIIMI MAE has streamlined its operations. The Company has significantly reduced the number of employees in its origination and underwriting operations. In connection with these reductions, the Company closed its five regional loan origination offices.

           Although the Company has significantly reduced its work force, the Company recognizes that retention of its executives and other remaining employees is essential to the efficient operation of its business and to its reorganization efforts. Accordingly, the Company has, with Bankruptcy Court approval, adopted an employee retention plan.

           The Company's independent public accountants have issued a report on the Company's 1999 financial statements expressing substantial doubt about the Company's ability to continue as a going concern. In addition, the Company has been advised by its independent public accountants that, if the Company's plan of reorganization is not approved by the Bankruptcy Court prior to the completion of their audit of the Company's financial statements for the year ended December 31, 2000, the auditors' report on those financial statements will continue to be modified to express substantial doubt about the Company's ability to continue as a going concern.

          CRIIMI MAE is working diligently toward emerging from bankruptcy as a successfully reorganized company. In furtherance of such effort, the Debtors filed their Third Amended Joint Plan of Reorganization (as amended and supplemented by praecipes filed with the Bankruptcy Court on July 13, 14 and 21, 2000, the "Plan") and proposed Second Amended Joint Disclosure Statement (as amended and supplemented by praecipes filed with the Bankruptcy Court on July 13 and 21, 2000, the "Proposed Disclosure Statement") on April 25, 2000. The Plan was filed with the support of the Official Committee of Equity Security Holders of CRIIMI MAE (the "CMI Equity Committee"), which is a co-proponent of the Plan. Subject to the completion of mutually acceptable documentation, evidencing the secured financing to be provided by the unsecured creditors (the "Unsecured Creditor Debt Documentation"), the Official Committee of Unsecured Creditors of CRIIMI MAE (the "Unsecured Creditors' Committee") has agreed to support confirmation of the Plan. The Company, the CMI Equity Committee and the Unsecured Creditors' Committee are now all proceeding toward confirmation of the Plan. Under the Plan, Merrill Lynch and German American Capital Corporation ("GACC"), two of the Company's largest secured creditors, would provide a significant portion of the recapitalization financing contemplated by the Plan.

          The Bankruptcy Court held a hearing on April 25, 2000 on approval of the Proposed Disclosure Statement. During that hearing, the Bankruptcy Court requested the filing of additional legal briefs by May 9, 2000 on two issues raised at the hearing. The issues raised related to an objection to the Company's Proposed Disclosure

Statement filed by Salomon Smith Barney Inc./Citicorp Securities, Inc. and Citicorp Real Estate, Inc. (together "Citigroup"). On July 12, 2000, the Bankruptcy Court entered an order overruling the objections raised by Citigroup as set forth in the Memorandum Opinion and Order filed and entered on that date by the Bankruptcy Court. On July 21, 2000, the Company and Citigroup reached a settlement regarding the treatment of Citigroup's claims under the Plan. The settlement resolved Citigroup's objections to the Proposed Disclosure Statement. The Citigroup objections were the only objections to the Proposed Disclosure Statement pending before the Bankruptcy Court. See Note 16 for a summary of certain material terms of the settlement between the Company and Citigroup.

          The Bankruptcy Court has scheduled a hearing on August 23, 2000 with respect to the proposed ballots submitted to the Bankruptcy Court to be sent to members of all classes of impaired creditors and equity security holders in connection with the Plan. Once the Proposed Disclosure Statement has been approved by the Bankruptcy Court, the Plan will be sent, together with the approved Disclosure Statement, to members of all classes of impaired creditors and all equity security holders for acceptance or rejection.

           The Unsecured Creditors' Committee filed its own plan of reorganization and proposed disclosure statement, and various amendments to each of the foregoing, with the Bankruptcy Court which, in general, provided for the liquidation of the assets of the Debtors. However, as a result of successful negotiations between the Debtors and the Unsecured Creditors' Committee, the Unsecured Creditors' Committee has agreed to the treatment of unsecured claims under the Plan, subject to completion of mutually acceptable Unsecured Creditor Debt Documentation, and has asked the Bankruptcy Court to defer consideration of its plan of reorganization and proposed disclosure statement.

THE PLAN OF REORGANIZATION

           The Plan contemplates the payment in full of all of the allowed claims of the Debtors primarily through recapitalization financing (including proceeds from certain asset sales) aggregating at least $857 million (the "Recapitalization Financing"). Approximately $275 million of the Recapitalization Financing would be provided by Merrill Lynch and GACC through a secured financing facility, and approximately $155 million would be provided through new secured notes issued to the Company's major unsecured creditors (collectively , the "New Debt"). The sale of select CMBS (the "CMBS Sale") and the Company's interest in CMO-IV (as defined in Note 6) (the "CMO-IV Sale"), the proceeds of which are expected to be used to pay down existing debt, is contemplated to provide the balance of the Recapitalization Financing. The Company may seek new equity capital from one or more investors to partially fund the Plan, although new equity is not required to fund the Plan.

           In connection with the Plan, substantially all cash flows are expected to be used to satisfy principal, interest and fee obligations under the New Debt. The $275 million secured financing would provide for (i) interest at a rate of one month LIBOR plus 3.25%, (ii) principal prepayment/amortization obligations, (iii) extension fees after two years and
(iv) maturity on the fourth anniversary of the effective date of the Plan. The approximate $155 million secured financing would be effected through the issuance of two series of secured notes under two separate indentures. The first series of secured notes, representing an aggregate principal amount of approximately $105 million, would provide for (i) interest at a rate of 11.75% per annum, (ii) principal prepayment/amortization obligations, (iii) extension fees after four years and (iv) maturity on the fifth anniversary of the effective date of the Plan. The second series of secured notes, representing an aggregate principal amount of approximately $50 million, would provide for (i) interest at a rate of 13% per annum with additional interest at the rate of 7% per annum accreting over the debt term, (ii) extension fees after four years and (iii) maturity on the sixth anniversary of the effective date of the Plan. The New Debt described above will be secured by substantially all of the assets of the Company. It is contemplated that there will be restrictive covenants, including financial covenants, in connection with the New Debt.

           The Plan also contemplates that the holders of the Company's common stock will retain their stock. Under the Plan, no cash dividends, other than a maximum of $4.1 million to preferred shareholders, can be paid to existing shareholders. Subject to the respective acceptances of the Plan by the holders of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and the Series F Redeemable Cumulative Dividend Preferred Stock (the "Series F Preferred Stock" or "junior preferred stock"), the Plan contemplates an amendment to their respective relative rights and preferences to permit the payment of accrued and unpaid dividends in cash or common stock (or a combination thereof), at the Company's election. The Plan further contemplates amendments to the relative rights and preferences of the Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock"), relating principally to dividend and conversion rights.

           Reference is made to the Plan and Proposed Disclosure Statement, previously filed with the Bankruptcy Court (and with the Securities and Exchange Commission (the "SEC") under cover of two Current Reports on Form 8-K filed on May 18, 2000 and August 11, 2000, respectively), for a more detailed description of the financing contemplated to be obtained under the Plan from the respective existing creditors including, without limitation, payment terms, restrictive covenants and collateral, and a more detailed description of the treatment of preferred stockholders. Although the Company has commitments for substantially all of the New Debt and has sold certain of the CMBS contemplated to be sold in connection with the CMBS Sale, there can be no assurance that the Company will obtain the Recapitalization Financing, that the Plan will be confirmed by the Bankruptcy Court, or that the Plan, if confirmed, will be consummated. The Plan also contemplates certain amendments to the Company's articles of incorporation, including an increase in authorized shares from 120 million to 375 million (consisting of 300 million of common shares and 75 million of preferred shares).

EFFECT OF CHAPTER 11 FILING ON REIT STATUS AND OTHER TAX MATTERS

           REIT STATUS. CRIIMI MAE is required to meet income, asset, ownership and distribution tests to maintain its REIT status. The Company believes that it has satisfied the REIT requirements for all years through, and including, 1998. However, due to the uncertainty resulting from its Chapter 11 filing, there can be no assurance that CRIIMI MAE will retain its REIT status for 1999 or subsequent years. If the Company fails to retain its REIT status for any taxable year, it will be taxed as a regular domestic corporation subject to federal and state income tax in the year of disqualification and for at least the four subsequent years. Depending on the amount of any such federal and state income tax, the Company may have insufficient funds to pay such tax and also may be unable to comply with its obligations under the New Debt.

           2000 TAXABLE INCOME (LOSS)/TAXABLE DISTRIBUTION REQUIREMENTS

           Internal Revenue Service Revenue procedure 99-17 provides securities and commodities traders with the ability to elect mark-to-market treatment for the 2000 tax year and for all future tax years, unless the election is revoked with the consent of the Internal Revenue Service. On March 15, 2000, CRIIMI MAE elected for tax purposes to be classified as a trader in securities effective January 1, 2000. Such trading activity is, or is expected to be, in certain types of mortgage-backed securities, including Subordinated CMBS (the "Trading Assets").

           As a result of its trader election, CRIIMI MAE recognized a mark-to market tax loss on its Trading Assets on January 1, 2000 of approximately $478 million (the "January 2000 Loss"). Such loss is expected to be recognized evenly over four years beginning with the year 2000. The Company expects such loss to be ordinary.

           Additionally, as a result of its trader election, the Company will be required to mark-to-market its Trading Assets at the end of each tax year, including the year 2000. Any increase or decrease in the value of the Trading Assets as a result of the year-end mark-to-market requirement will generally result in either a tax gain (if an increase in value) or a tax loss (if a decrease in value). Such tax gain or loss, as well as any realized gains or losses from the disposition of Trading Assets during each year, are also expected to be ordinary gains or losses.

           Since gains and losses associated with trading activities are expected to be ordinary, any gains will generally increase taxable income and any losses will generally decrease taxable income. Since the Company is a REIT which is generally required to distribute 95% of its taxable income to shareholders, any increases in taxable income from trading activities will generally result in an increase in REIT distribution requirements and any decreases in taxable income from trading activities will generally result in a decrease in REIT distribution requirements (or, if the taxable income is reduced to zero, eliminate REIT distribution requirements).

           Gains and losses from the mark-to-market requirement (including the January 2000 Loss) are unrealized. This creates a mismatch between REIT distribution requirements and cash flow since the REIT distribution requirements will generally fluctuate due to the mark-to-market adjustments, but the cash flow from the Company's Trading Assets will not fluctuate as a result of the mark-to-market adjustments.

           Any accumulated and unused net operating losses, subject to certain limitations, generally may be carried forward for up to 20 years to offset taxable income until fully utilized. Accumulated and unused net operating losses can not be carried back. If a security is marked down because of an increase in interest rates, rather than from credit losses, such mark-to-market losses may be recovered over time. Any recovered mark-to-market losses will generally be recognized as taxable income, although there is expected to be no corresponding increase in cash flow.

           There is no assurance that the Company's position with respect to its election as a trader in securities will not be challenged by the IRS, and, if challenged, will be defended successfully by the Company. As such, there is a risk that the January 2000 Loss will be limited or disallowed, resulting in higher tax basis income and a corresponding increase in REIT distribution requirements.

           As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each year. If CRIIMI MAE is required to make taxable income distributions to its shareholders to satisfy required REIT distributions, all or a substantial portion of these distributions are expected to be in the form of non-cash dividends. There is no assurance that such non-cash dividends would satisfy the REIT distribution requirements.

           It is possible that the Company could experience an "ownership change" within the meaning of Section 382 of the Tax Code. Consequently, its use of net operating losses generated before the ownership change to reduce taxable income after the ownership change may be subject to limitation under
Section 382. Generally, the use of net operating losses in any year is limited to the value of the Company's stock on the date of the ownership change multiplied by the long-term tax exempt rate (published by the IRS) with respect to that date.

           See Note 8 for a discussion of differences between financial statement net income (loss) and taxable income (loss).

           THE COMPANY'S 1999 TAXABLE INCOME. As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each tax year. For purposes of this requirement, REIT taxable income excludes certain excess noncash income such as original issue discount ("OID"). In determining its federal income tax liability, CRIIMI MAE, as a result of its REIT status, is entitled to deduct from its taxable income dividends paid to its shareholders. Accordingly, to the extent the Company distributes its net income to shareholders, it effectively reduces taxable income, on a dollar-for-dollar basis, and eliminates the "double taxation" that normally occurs when a corporation earns income and distributes that income to shareholders in the form of dividends. The Company, however, still must pay corporate level tax on any 1999 taxable income not distributed to shareholders. Unlike the 95% distribution requirement, the calculation of the Company's federal income tax liability does not exclude excess noncash income such as OID.

           In determining the Company's taxable income for 1999, distributions declared by the Company on or before September 15, 2000 and actually paid by the Company on or before December 31, 2000 will be considered as dividends paid for the year ended December 31, 1999. The Company anticipates distributing all of its 1999 taxable income in the form of non-cash taxable dividends. There can be no assurance that the Company will be able to make such distributions with respect to its 1999 taxable income. While the Company has not finalized its tax return for 1999, should CRIIMI MAE terminate or fail to maintain its REIT status during the year ended December 31, 1999, taxable income for the year ended December 31, 1999 is estimated to be $37.5 million which would generate a tax liability of up to $15.0 million.

           THE COMPANY'S 1998 TAXABLE INCOME. On September 14, 1999, the Company declared a dividend payable to common shareholders of approximately
1.61 million shares of a new series of junior preferred stock with a face value of $10 per share. The purpose of the dividend was to distribute approximately $15.7 million in undistributed 1998 taxable income. To the extent that it is determined that such amount was not distributed, the Company would bear a corporate level income tax on the undistributed amount. There can be no assurance that all of the Company's tax liability was eliminated by payment of such junior preferred stock dividend. The Company paid the junior preferred stock dividend on November 5, 1999. The junior preferred stock dividend was taxable to common shareholder recipients. Junior preferred shareholders were permitted to convert their shares of junior preferred stock into common shares during two separate conversion periods. During these conversion periods, an aggregate 1,020,241 shares of junior preferred stock were converted into 8,798,009 shares of common stock.

           TAXABLE MORTGAGE POOL RISKS. An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code ("TMP") is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities and (iii) the payments on the debt securities must bear a relationship to the payments received from the mortgages. The Company currently owns all of the equity interests in three trusts that constitute TMPs (CBO-1, CBO-2 and CMO-IV, collectively the "Trusts"). See Notes 5 and 6 for descriptions of CBO-1, CBO-2 and CMO-IV. See also Note 6 regarding the anticipated CMO-IV sale as part of the Company's Plan. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs that constitute "qualified REIT subsidiaries" (that is, entities whose equity interests are wholly owned by a REIT). As a result of this exemption and the fact that the Company owns all of the equity interests in each Trust, the Trusts currently are not required to pay a separate corporate level tax on income they derive from their underlying mortgage assets.

           The Company also owns certain securities structured as bonds (the "Bonds") issued by each of the Trusts. Certain of the Bonds owned by the Company serve as collateral (the "Pledged Bonds") for short-term, variable-rate borrowings used by the Company to finance their initial purchase. If the creditors holding the Pledged Bonds were to seize or sell this collateral and the Pledged Bonds were deemed to constitute equity interests (rather than debt) in the Trusts, then the Trusts would no longer qualify for the exemption under the TMP Rules provided for qualified REIT subsidiaries. The Trusts would then be required to pay a corporate level federal income tax. As a result, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests and the Pledged Bonds) would instead be applied to tax payments. Since the equity interests and Bonds owned by the Company are the most subordinated securities and, therefore, would absorb payment shortfalls first, the loss of the exemption under the TMP rules could have a material adverse effect on their value and the payments received thereon.

           In addition to causing the loss of the exemption under the TMP Rules, a seizure or sale of the Pledged Bonds and a characterization of them as equity for tax purposes could also jeopardize the Company's REIT status if the value of the remaining ownership interests in any Trust held by the Company (i) exceeded 5% of the total value of the Company's assets or (ii) constituted more than 10% of the Trust's voting interests. Although it is possible that the election by the TMPs to be treated as taxable REIT subsidiaries could prevent the loss of CRIIMI MAE's REIT status, there can be no assurance that a valid election could be made given the timing of a seizure or sale of the Pledged Bonds.

2.         INVESTMENT COMPANY ACT OF 1940

           Under the Investment Company Act of 1940, as amended (the "Investment Company Act"), an investment company is required to register with the SEC and is subject to extensive restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. However, as described below, companies that are primarily engaged in the business of acquiring mortgages and other liens on and interests in real estate ("Qualifying Interests") are excluded from the requirements of the Investment Company Act.

           To qualify for the Investment Company Act exclusion, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests (the "55% Requirement") and is also required to maintain an additional 25% in Qualifying Interests or other real estate-related assets ("Other Real Estate Interests" and such requirement, the "25% Requirement"). According to current SEC staff interpretations, CRIIMI MAE believes that its government insured mortgage securities and originated loans constitute Qualifying Interests. In accordance with current SEC staff interpretations, the Company believes that all of its Subordinated CMBS constitute Other Real Estate Interests and that certain of its Subordinated CMBS also constitute Qualifying Interests. On certain of the Company's Subordinated CMBS, the Company, along with other rights, has the unilateral right to direct foreclosure with respect to the underlying mortgage loans. Based on such rights and its economic interest in the underlying mortgage loans, the Company believes that the related Subordinated CMBS constitute Qualifying Interests. As of June 30, 2000, the Company believes that it was in compliance with both the 55% Requirement and the 25% Requirement.

           If the SEC or its staff were to take a different position with respect to whether such Subordinated CMBS constitute Qualifying Interests, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company. If the Company were required to change the manner in which it conducts its business, it would likely have to dispose of a significant portion of its Subordinated CMBS or acquire significant additional assets that are Qualifying Interests. Alternatively, if the Company were required to register as an investment company, it expects that its operating expenses would significantly increase and that the Company would have to reduce significantly its indebtedness, which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms.

           Further, if the Company were deemed an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief. The Company would be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period the Company was deemed an unregistered investment company. In addition, as a result of the Company's Chapter 11 filing, the Company is limited in possible actions it may take in response to any need to modify its business plan in order to register as an investment company, or avoid the need to register. Certain dispositions or acquisitions of assets would require Bankruptcy Court approval. Also, any forced sale of assets that occurs after the bankruptcy stay is lifted would change the Company's asset mix, potentially resulting in the need to register as an investment company under the Investment Company Act or take further steps to change the asset mix. Any such results would be likely to have a material adverse effect on the Company.

3.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

           In management's opinion, the accompanying unaudited consolidated financial statements of CRIIMI MAE, CM Management, Holdings II, CRIIMI MAE Financial Corporation, CRIIMI MAE Financial Corporation II, CRIIMI MAE Financial Corporation III, CRIIMI MAE QRS 1, Inc., CRIIMI MAE CMBS Corp., CRIIMI MAE Holding Inc., CRIIMI MAE Holdings L.P., and CRIIMI, Inc., contain all adjustments (consisting of only normal recurring adjustments and consolidating adjustments) necessary to present fairly the consolidated balance sheets as of June 30, 2000 and December 31, 1999, the consolidated results of its operations for the three and six months ended June 30, 2000 and 1999 and its cash flows for the six months ended June 30, 2000 and 1999.

           These consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. While management believes that the disclosures presented are adequate to make the information not misleading, it is recommended that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes included in CRIIMI MAE's Annual Report filed on Form 10-K for the year ended December 31, 1999 (audited).

METHOD OF ACCOUNTING

           The consolidated financial statements of CRIIMI MAE are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

           Certain amounts in the consolidated financial statements for the year ended December 31, 1999 and the three and six months ended June 30, 1999 have been reclassified to conform to the 2000 presentation.

BANKRUPTCY ACCOUNTING

           Entering a reorganization, although a significant event, does not ordinarily affect or change the application of GAAP followed by a company. The accompanying financial statements have been prepared assuming that CRIIMI MAE will continue as a going concern in accordance with SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). As such, asset and liability carrying amounts do not purport to represent realizable or settlement values as contemplated by the Bankruptcy Code.

           LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS

           Liabilities subject to Chapter 11 proceedings, including claims that become known after the Petition Date, are reported at their expected allowed claim amount in accordance with SFAS No. 5, "Accounting for Contingencies". To the extent that the amounts of claims change as a result of actions in the bankruptcy case or other factors, the recorded amount of liabilities subject to Chapter 11 proceeding will be adjusted. The gain or loss resulting from the entries to record the adjustment will be recorded as a reorganization item. In 1998, the Company wrote-off all $2.8 million of debt discounts and deferred debt costs related to liabilities subject to Chapter 11 proceedings which resulted in these liabilities being carried at their face amount.

           REORGANIZATION ITEMS

           Reorganization items are items of income and expense that are realized or incurred by CRIIMI MAE because it is in reorganization. These include, but are not limited to the following:

- Short-term interest income that would not have been earned but for the Bankruptcy.

- Professional fees and similar types of expenditures directly relating to the Chapter 11 proceeding.

-     Employee Retention Program costs and severance payments.

- Loss accruals or realized gains or losses resulting from activities of the reorganization process such as the sale of certain assets, rejection of certain executory contracts and the write-off of debt issuance costs and debt discounts. See Note 5 for further discussion of other than temporary impairment and losses recognized on sales of CMBS.

           During the three and six months ended June 30, 2000 and 1999, the Company recorded reorganization items, as summarized below, due to the Chapter 11 filings of CRIIMI MAE, CM Management and Holdings II.

REORGANIZATION ITEMS                          THREE MONTHS       THREE MONTHS       SIX MONTHS        SIX MONTHS
                                                  ENDED              ENDED             ENDED             ENDED
                                              JUNE 30, 2000      JUNE 30, 1999     JUNE 30, 2000     JUNE 30, 1999
                                              -------------      -------------     -------------     -------------
Short-term interest income                    ($ 1,434,012)      ($   237,000)     ($ 2,438,672)      ($   469,400)
Professional fees                                3,055,316          4,974,155         7,428,584         10,114,155
Employee Retention Program accrued costs           256,701            202,605           536,050            745,502
Other                                              845,104            499,183         1,445,602            556,524
                                              ------------       ------------      ------------       ------------
    Subtotal                                     2,723,109          5,438,943         6,971,564         10,946,781
Impairment on CMBS                               1,809,062                 --         5,252,821                 --
Impairment on REO(1)                               924,283                 --           924,283                 --
Loss on sale of CMBS(2)                            357,188                 --         1,711,214                 --
                                              ------------       ------------      ------------       ------------
Total                                         $  5,813,642       $  5,438,943      $ 14,859,882       $ 10,946,781
                                              ============       ============      ============       ============

(1) The Company recognized impairment on its investment in REO as of June 30, 2000. This asset was sold in July 2000 as discussed in Note 3 and
           Note 9.

(2) The Company recognized a loss of approximately $1.35 million on the sale of the Morgan Bonds in February 2000 and a loss of approximately $360,000 on the sale of the First Union Bonds in April 2000.

           CONDENSED FINANCIAL STATEMENTS

           In accordance with SOP 90-7, the three debtor entities, CRIIMI MAE, CM Management and Holdings II, are required to present condensed financial statements for the three and six months ended June 30, 2000. (See
Note 18).

OTHER CASH AND CASH EQUIVALENTS

           Cash and cash equivalents consist of U.S. Government and agency securities, certificates of deposit, time deposits and commercial paper with original maturities of three months or less.

RESTRICTED CASH AND CASH EQUIVALENTS

           Restricted cash and cash equivalents consist of cash, certificates of deposit and interest bearing securities maturing within three months from the date of purchase that have been legally restricted pursuant to various stipulation and consent orders providing for adequate protection with certain of the Company's creditors or due to agreements that require certain CMBS interest income and/or CMBS sales proceeds to be held in segregated accounts. In addition, restricted cash and cash equivalents include balances held in separate trusts controlled by a trustee for the benefit of employees. See
Note 16 "Litigation-Bankruptcy Related Litigation" for further discussion of these arrangements.

TRANSFER OF FINANCIAL ASSETS

           The Company transfers assets (mortgages and mortgage securities) in securitization transactions where the transferred assets become the sole source of repayment for newly issued debt. These transfers of financial assets are accounted for in accordance with SFAS 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("FAS 125"). When both legal and control rights to a financial asset are transferred, the transfer is treated as a sale. Transfers are assessed on an individual component basis. In a securitization, the cost basis of the original assets transferred is allocated to each of the new financial components based upon the relative fair value of the new financial components. For components where sale treatment is achieved, a gain or loss is recognized for the difference between that component's allocated cost basis and fair value. For components where sale treatment is not achieved, an asset is recorded representing the allocated cost basis of the new financial components retained and the related incurrence of debt is also recorded. In transactions where none of the components are sold, the Company recognizes the incurrence of debt and the character of the collateralizing assets remains unchanged.

INCOME RECOGNITION AND CARRYING BASIS

           SUBORDINATED CMBS

           CRIIMI MAE recognizes income from Subordinated CMBS using the effective interest method, using the anticipated yield over the projected life of the investment. Changes in anticipated yields are generally calculated due to revisions in estimates of future credit losses, actual losses incurred, revisions in estimates of future prepayments and actual prepayments received. Changes in anticipated yield resulting from prepayments are recognized through a cumulative catch-up adjustment at the date of the change which reflects the change in income of the security from the date of purchase through the date of change in anticipated yield. The new yield is then used for income recognition for the remaining life of the investment. Changes in anticipated yield resulting from reduced estimates of losses are recognized on a prospective basis. When other than temporary impairment is recognized, a new yield is calculated on the CMBS based on its new cost basis and expected future cash flows. This revised yield is employed prospectively. See Note 5 for a discussion of a revision in yields during the second quarter of 2000.

           On May 8, 1998, CRIIMI MAE consummated CBO-2 which resulted in the sale of a portion of its Subordinated CMBS portfolio. See Note 5. As a result of this transaction and in accordance with GAAP, effective in the second quarter of 1998, the Company no longer classifies CMBS securities as Held to Maturity, but instead classifies CMBS as Available for Sale. CRIIMI MAE carries its Subordinated CMBS at fair market value where changes in fair value are recorded as a component of shareholders' equity. See Note 5. Prior to this time, such securities were carried at their amortized cost basis as the Company had the ability and intent to hold these securities to maturity.

INSURED MORTGAGE SECURITIES

           Mortgage income consists of amortization of the discount or premiums plus the stated mortgage interest payments received or accrued. The difference between the cost and the unpaid principal balance at the time of purchase is carried as a discount or premium and amortized over the remaining contractual life of the mortgage using the effective interest method. The effective interest method provides a constant yield of income over the term of the mortgage. Changes in anticipated yields are generally calculated due to revisions in estimates of future prepayments and actual payments received.

           As discussed in Note 7, as a result of the CBO-2 transaction involving the sale of a portion of its Subordinated CMBS portfolio, the Company, in accordance with GAAP, no longer classifies its insured mortgage securities as Held to Maturity. The Company's mortgage securities are now classified as Available for Sale. As a result, the Company now carries its mortgage securities at fair value where changes in fair value are recorded as a component of shareholders' equity. Prior to this time, the securities were carried at their amortized cost basis as the Company had the ability and intent to hold these securities to maturity.

           CRIIMI MAE's consolidated investment in mortgage securities consists of participation certificates evidencing a 100% undivided beneficial interest in Government Insured Multifamily Mortgages issued or sold pursuant to programs of the Federal Housing Administration ("FHA") ("FHA-Insured Certificates") and mortgage-backed securities guaranteed by the Government National Mortgage Association ("GNMA") ("GNMA Mortgage-Backed Securities"). Payment of principal and interest on FHA-Insured Loans is insured by the U.S. Department of Housing and Urban Development (HUD) pursuant to Title 2 of the National Housing Act. Payment of principal and interest on GNMA Mortgage-Backed Securities is guaranteed by GNMA pursuant to Title 3 of the National Housing Act.

           INVESTMENT IN ORIGINATED LOANS

           This portfolio consists of commercial loans originated and securitized by CRIIMI MAE in CMO-IV. The origination fee income, application fee income and costs associated with originating the loans were deferred ("deferred loan costs") and the net amount was added to the basis of the loans on the balance sheet upon acquisition. Income is recognized using the effective interest method and consists of mortgage income from the loans and amortization of deferred loan costs. Changes in anticipated yields are generally calculated due to revisions in estimates of future prepayments and actual prepayments received. See Note 6 for subsequent event related to the carrying basis and intended sale of the Company's interest in CMO-IV.

           SHORT TERM INVESTMENTS

           Short term investment income consists of amortization of the discount or premiums on primarily investment-grade securities, plus the stated investment interest payments received or accrued on such securities. The difference between the cost and the unpaid principal balance at the time of purchase is carried as a discount or premium and amortized over the remaining contractual life of the investment using the effective interest method. The effective interest method provides a constant yield of income over the term of the investment.

           The Company's short term investments are classified as Available for Sale. As a result, the Company carries its short term investments at fair value where changes in fair value are recorded as a component of shareholders' equity. Upon the sale of such short term investments, any gain or loss is recognized in the income statement.

           During late 1999, the Company began to trade mortgage-backed securities which are reflected in Short Term Investments on the balance sheet. In general, the Company trades in FNMA and FHLMC issued CMO tranches, as well as AAA rated CMBS. The Company seeks maximum total return through short term trading, consistent with prudent investment management. Returns from such activities consist primarily of capital appreciation/depreciation resulting from changes in interest rates and spreads, if any, discount amortization, and other arbitrage opportunities as well as coupon interest income. For the six months ended June 30, 2000, trading gains and losses were immaterial; and, as of June 30, 2000, trading securities approximated $2.4 million.

           EQUITY INVESTMENTS

           CRIIMI, Inc., a wholly owned subsidiary of CRIIMI MAE, owns all of the general partnership interests in American Insured Mortgage Investors, American Insured Mortgage Investors - Series 85, L.P., American Insured Mortgage Investors L.P. Series 86 and American Insured Mortgage Investors L.P. - Series 88 (collectively, the "AIM Funds"). The AIM Funds own mortgage assets which are substantially similar to the insured mortgage securities owned by CRIIMI MAE. CRIIMI, Inc. receives the general partner's share of income, loss and distributions (which ranges among the AIM Funds from 2.9% to 4.9%) from each of the AIM Funds. In addition, CRIIMI MAE and CM Management each own 50% of the limited partnership that owns a 20% limited partnership interest in the adviser to the AIM Funds. CRIIMI MAE is utilizing the equity method of accounting for its investment in the AIM Funds and advisory partnership, which provides for recording CRIIMI MAE's share of net earnings or losses in the AIM Funds and advisory partnership reduced by distributions from the limited partnerships and adjusted for purchase accounting amortization.

           CRIIMI MAE accounts for its investment in CRIIMI MAE Services, Inc. ("Services, Inc.") under the equity method because it does not own the voting common stock of Services, Inc. As of June 30, 2000, Services Inc. holds a 27% general partner interest in CMSLP.

           As of June 30, 2000, CRIIMI MAE, through CM Management, held a 73% limited partnership interest in CMSLP. CRIIMI MAE's limited partner investment in CMSLP is accounted for under the equity method as CRIIMI MAE does not control CMSLP. However, because it owns 73% of the partnership and because it has certain rights described below, it follows the equity method of accounting. As a limited partner, CRIIMI MAE is entitled to all of the rights and benefits of being a limited partner including the right to receive income and cash distributions in accordance with its limited partner interest. In addition, CRIIMI MAE has the right to approve the sale of the principal assets of CMSLP. Services Inc. is the general partner of CMSLP and manages the day to day affairs of CMSLP.

IMPAIRMENT

           SUBORDINATED CMBS

           CRIIMI MAE assesses each Subordinated CMBS for other than temporary impairment when the fair market value of the asset declines below amortized cost and when one of the following conditions also exists: 1) fair value has been below amortized cost for a significant period of time and CRIIMI MAE concludes that it no longer has the ability or intent to hold the security for the period that fair value is expected to be below amortized cost through the period of time CRIIMI MAE expects the value to recover to amortized cost or 2) the credit quality of its Subordinated CMBS is declining and the Company determines that the current estimate of expected future credit losses exceeds credit losses as originally projected. The amount of impairment loss is measured by comparing the fair value, based on available market information, of a Subordinated CMBS to its current amortized cost basis, the difference is recognized as a loss in the income statement.

           The Company assesses current economic events and conditions that impact the value of its Subordinated CMBS and the underlying real estate in making judgments as to whether or not other than temporary impairment has occurred. See Note 5 for a discussion of impairment losses recognized in 2000 and 1999.

           INSURED MORTGAGE SECURITIES

           CRIIMI MAE assesses each insured mortgage security for other than temporary impairment when the fair market value of the asset declines below amortized cost for a significant period of time and CRIIMI MAE concludes that it no longer has the ability to hold the security through the market downturn. The amount of impairment loss is measured by comparing the fair value of an insured mortgage security to its current amortized cost basis, the difference is recognized as a loss in the income statement. The Company did not recognize any impairment on its insured mortgage securities for the three and six months ended June 30, 2000 and 1999.

           INVESTMENT IN ORIGINATED LOANS

           CRIIMI MAE recognizes impairment on the originated loans when it is probable that CRIIMI MAE will not be able to collect all amounts due according to the contractual terms of the loan agreement. CRIIMI MAE measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. The Company did not recognize impairment losses on its originated loans for the three and six months ended June 30, 2000 and 1999.

           SHORT TERM INVESTMENTS

           CRIIMI MAE assesses each short term investment for other than temporary impairment when the fair market value of the asset declines below amortized cost and CRIIMI MAE concludes that it no longer has the ability to hold the security through the market downturn. The amount of impairment loss is measured by comparing the fair value of the short term investment to its current cost basis, the difference is recognized as a loss in the income statement. The Company did not recognize any impairment on its short term investments for the three and six months ended June 30, 2000 and 1999.

           EQUITY INVESTMENTS

           Impairment is recognized on CRIIMI MAE's investments accounted for under the equity method if a decline in the market value of the investment below its carrying basis is judged to be "other than temporary". In this case, an unrealized loss is recognized as the difference between the fair value and carrying amount. The Company did not recognize impairment losses on its equity investments for the three and six months ended June 30, 2000 and 1999.

RECEIVABLES

           Receivables primarily consist of interest and principal receivables on the Company's Subordinated CMBS, insured mortgage securities and originated loan portfolios. In addition, prepayments in the insured mortgage securities portfolio, if any, that have not yet been received by CRIIMI MAE are included.

OTHER ASSETS

           Other assets primarily include Merger assets and related costs, deferred financing costs, deferred costs and investment in mezzanine loans, as further discussed below. Additionally included in other assets is Real Estate Owned ("REO") property acquired through foreclosure that is held for sale. In June 1997, CRIIMI MAE acquired this real estate property in a foreclosure sale from a CMBS trust which it subsequently sold to a third party in July 2000. Prior to the sale, CRIIMI MAE's investment in REO property totaled approximately $3.4 million. A loss of approximately $900,000 was recorded as of June 30, 2000 related to the sale. REO property acquired through foreclosure is recorded at fair value on the date of foreclosure. REO property held for sale is accounted for at the lower of its cost basis or fair value less costs to sell. REO property held for the long term will be evaluated for impairment by the Company when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. At such time, if the expected future undiscounted cash flows from the property are less than the cost basis, the assets will be marked down to fair value. Costs relating to development and improvement of property are capitalized, provided that the resulting carrying value does not exceed fair value. Costs relating to holding the assets are expensed.

           The Merger assets acquired and costs incurred in connection with the Merger were recorded using the purchase method of accounting. The amounts allocated to the assets acquired were based on management's estimate of their fair values, with the excess of purchase price over fair value allocated to goodwill. The AIM Funds' subadvisory contracts and the mortgage servicing contracts transferred to CMSLP are amortized using the effective interest method over 10 years through 2005. This amortization is reflected through CRIIMI MAE's equity in earnings from investments. The remaining assets acquired by CRIIMI MAE, including goodwill, are amortized using the straight-line method over 10 years through 2005.

           Deferred costs are costs incurred in connection with the establishment of CRIIMI MAE's financing facilities and are amortized using the effective interest method over the terms of the borrowings. Also included in deferred costs are mortgage selection fees, which were paid to the adviser or were paid to the former general partners or adviser to the predecessor entities of CRI Liquidating (collectively, the "CRIIMI Funds"). These deferred costs are being amortized using the effective interest method on a specific mortgage basis from the date of the acquisition of the related mortgage over the term of the mortgage from CRIIMI MAE. Upon disposition of a mortgage, the related unamortized fee is treated as part of the mortgage asset carrying value in order to measure the gain or loss on the disposition. As a result of the Chapter 11 filing in December 1998, CRIIMI MAE wrote off all deferred costs in connection with its financing facilities that are subject to the Chapter 11 filing.

           Costs incurred in connection with the loan origination programs are netted against any origination fees received and the net amount is deferred and will be recognized using the effective interest method over the life of the intended securitization of the loans. These costs include a one-time fee to the financial institution and direct costs of originating the loans for the program. All net deferred costs are written off if the Company and the financial institution decide to sell the loans in the warehouse program. In addition, the Company is required to fund the estimated subordinated levels for the securitization of the loans originated through its loan origination programs. This subordinated level is held as a deposit at the financing institution and is reflected in other assets. Due to the financial institution taking title to the loans during the warehousing period and bearing substantive risk for the investment portion of each loan, the originated loans are not recorded on the Company's balance sheet during the warehouse period. As a result of the Chapter 11 filing, CRIIMI MAE wrote off all capitalized costs in connection with its warehouse programs in December 1998. As of June 30, 2000, there were no reserve account balances with respect to either the Citibank or Prudential Programs. (See Note 6 for further discussion including the contemplated CMO-IV Sale.)

DISCOUNT ON SECURITIZED MORTGAGE OBLIGATION ISSUANCES

           Discounts incurred in connection with the issuance of debt are amortized using the effective interest method over the projected term of the related debt, which is based on management's estimate of prepayments on the underlying collateral and are included as a component of interest expense.

INTEREST RATE PROTECTION AGREEMENTS

           CRIIMI MAE acquires interest rate protection agreements to reduce its exposure to interest rate risk. The costs of such agreements which qualify for hedge accounting are included in other assets and are amortized over the interest rate agreement term. To qualify for hedge accounting, the interest rate protection agreement must meet two criteria: (i) the debt to be hedged exposes CRIIMI MAE to interest rate risk and (ii) the interest rate protection agreement reduces CRIIMI MAE's exposure to interest rate risk. In the event that interest rate protection agreements are terminated, the associated gain or loss is deferred over the remaining term of the agreement, provided that the underlying hedged asset or liability still exists. Amounts to be paid or received under interest rate protection agreements are accrued currently and are netted with interest expense for financial statement presentation purposes. Additionally, in the event that interest rate protection agreements do not qualify as hedges, such agreements are reclassified to be investments accounted for at fair value, with any gain or loss included as a component of income.

PER SHARE AMOUNTS

           Basic earnings per share amounts for the three and six months ended June 30, 2000 and 1999 represent net income available to common shareholders divided by the weighted average common shares outstanding during each quarter. Diluted earnings per share amounts for the three and six months ended June 30, 2000 and 1999 represent basic earnings per share adjusted for dilutive common stock equivalents, which for CRIIMI MAE could include stock options and certain series of preferred stock. See Note 13 for a reconciliation of basic earnings per share to diluted earnings per share.

CONSOLIDATED STATEMENTS OF CASH FLOWS

           Cash payments made for interest for the six months ended June 30, 2000 and 1999, were $81,200,828, and $56,800,796, respectively.

COMPREHENSIVE INCOME

           Comprehensive income includes net earnings as currently reported by the Company adjusted for other comprehensive income. Other comprehensive income for the Company is changes in unrealized gains and losses related to the Company's CMBS and mortgages accounted for as available for sale.

NEW ACCOUNTING STATEMENTS

           During 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and for Hedging Activities" ("FAS 133"). In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133". In June 2000, the FASB issued Statement 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", an amendment of FASB Statement No. 133. FAS 133, as amended, establishes accounting and reporting standards for derivative investments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. FAS 133 is effective for the Company beginning January 1, 2001. The Company believes the effect of adopting FAS 133 will not be material.

4.         FAIR VALUE OF FINANCIAL INSTRUMENTS

           The following estimated fair values of CRIIMI MAE's consolidated financial instruments are presented in accordance with GAAP, which define fair value as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, in other than a forced sale or liquidation. These values do not represent the liquidation value of the Company or the value of the securities under a portfolio liquidation.

                                                                  As of June 30, 2000                 As of December 31, 1999
                                                          Amortized Cost        Fair Value      Amortized Cost         Fair Value
                                                          --------------        ----------      --------------         ----------
ASSETS:
Subordinated CMBS                                          $1,188,109,252     $1,018,145,199    $1,374,080,226       $1,179,270,306
Insured Mortgage Securities                                   395,742,226        381,201,135       407,469,108          394,857,239
Investment in originated loans                                464,478,082        419,296,783       470,204,780          422,643,902
Restricted cash and cash equivalents                           73,625,223         73,625,223        38,036,624           38,036,624
Other cash and cash equivalents                                69,042,538         69,042,538        53,510,311           53,510,311
Short term investments                                          2,420,685          2,408,878            92,793               92,793
Accrued interest and principal receivable                      44,632,445         44,632,445        69,483,337           69,483,337
Interest rate protection agreements                               575,556          1,204,196         1,119,280            1,465,496

LIABILITIES:
Liabilities not Subject to Chapter 11 proceedings:
  Securitized mortgage obligations:
    Collateralized bond obligations-CMBS                      279,348,933        261,958,337       278,165,968          253,084,864
    Collateralized insured mortgage securities obligations    369,023,933        368,909,578       378,711,602          381,129,836
    Collateralized mortgage obligations-
       originated loans                                       395,261,869        370,100,820       399,768,513          373,634,008
Liabilities Subject to Chapter 11 proceedings:
    Variable rate secured borrowings-CMBS                     566,429,031                N/A       732,904,775                  N/A
    Senior unsecured notes                                    100,000,000         84,880,000       100,000,000           86,000,000
    Other financing facilities                                 92,799,522                N/A        92,799,522                  N/A

           The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

SUBORDINATED CMBS

           Prior to 1998, the fair market value of the Company's portfolio of Subordinated CMBS was based upon quotes obtained from, in most cases, the lender to which the security was pledged. The lender also quoted the related unrated bonds even though the bonds did not serve as collateral for CRIIMI MAE's obligations. The Company obtained "ask" quotes as compared to "bid" quotes because it is the owner of the securities. Due to the Chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the CMBS portfolio as of June 30, 2000 and December 31, 1999. As a result, the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of June 30, 2000 and December 31, 1999. The Company used a discounted cash flow methodology to estimate the fair value of its Subordinated CMBS portfolio. The projected cash flows used by the Company were the same collateral cash flows used to calculate the anticipated weighted average unleveraged yield to maturity. See Note 5 for additional discussion. The cash flows were then discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk and value. The Company used a variety of sources to determine its discount rate including; institutionally available research reports, a relative comparison of dealer provided discount rates from the previous quarter to those disclosed in recent research reports and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. Since the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of June 30, 2000 and December 31, 1999, it has disclosed the range of discount rates by rating category used in determining these fair market values in Note 5.

           The CMBS market was adversely affected by the turmoil which occurred in the capital markets commencing in late summer of 1998 that caused spreads between CMBS yields and the yields on U.S. Treasury securities with comparable maturities to widen, resulting in a decrease in the value of CMBS. As a result, the creation of new CMBS and the trading of existing CMBS came to a near standstill. In late November 1998, buying and trading activity in the CMBS market began to recover, increasing liquidity in the CMBS market; however, these improvements mostly related to investment grade CMBS. New issuances of CMBS also returned in late November 1998 and continued throughout 1999 with the issuance of newly created CMBS totaling approximately $58.3 billion for 1999. The market for Subordinated CMBS has, however, been slower to recover. It is difficult, if not impossible, to predict when or if the CMBS market and, in particular, the Subordinated CMBS market, will recover. Even if the market for Subordinated CMBS recovers, the liquidity of such market has historically been limited.

Additionally, during adverse market conditions, the liquidity of such market has been severely limited. Therefore, management's estimate of the value of the Company's CMBS could vary significantly from the value that could be realized in a current transaction between a willing buyer and a willing seller in other than a forced sale or liquidation.

INSURED MORTGAGE SECURITIES

           The fair market value of the Company's portfolio of insured mortgage securities as of December 31, 1999 was based upon quotes obtained from an investment banking institution, which trades these investments on a daily basis. Due to the Chapter 11 filing and a change in staff at the investment banking institution, the Company was unable to find an investment banking institution willing to provide fair value quotes for the insured mortgage securities portfolio as of June 30, 2000. As a result, the Company calculated the estimated fair market value of its insured mortgage securities portfolio as of June 30, 2000. The Company used a discounted cash flow methodology to estimate the fair value of its insured mortgage securities portfolio. The cash flows were discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk and value. The Company used a variety of sources to determine its discount rate including: (i) institutionally-available research reports, (ii) a relative comparison of dealer provided quotes from the previous year to those disclosed in recent research reports and incorporating adjustments to reflect changes in the market, and (iii) communications with dealers and active insured mortgage security investors regarding the valuation of comparable securities.

ORIGINATED LOANS

           Due to the Chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the portfolio. As a result, the Company calculated the estimated fair market value of its originated loan portfolio as of June 30, 2000 and December 31, 1999. The Company used the same discounted cash flow methodology used in determining the fair value of its Subordinated CMBS portfolio and further used cash flows projected at a prepayment speed of 0% to 14% depending upon the call protection of the loan. These cash flows were then discounted using a weighted average discount rate of approximately 9.1% and 9.1% for both June 30, 2000 and December 31, 1999, which the Company believes was commensurate with the market's perception of risk and value.

SHORT TERM INVESTMENTS

           The fair value of the short term investments is an estimate based on the indicative market price from publicly available pricing services. The Company normally applies a slight discount to such prices as the Company believes it better reflects fair value between willing buyers and sellers due to the relatively smaller sizes of investments the Company purchases.

RESTRICTED AND OTHER CASH AND CASH EQUIVALENTS, ACCRUED INTEREST AND PRINCIPAL RECEIVABLE

           The carrying amount approximates fair value because of the short maturity of these instruments.

OBLIGATIONS UNDER FINANCING FACILITIES

           The fair value of the securitized mortgage obligations as of June 30, 2000 and December 31, 1999 is calculated using a discounted cash flow methodology similar to the discussion on Subordinated CMBS above. The fair value of the senior unsecured notes was calculated using a quoted market price from Bloomberg. Management has determined that fair value of the variable-rate secured borrowings-CMBS and other financing facilities is not practicable to measure because there is no quoted market price available and the facilities are in default and have been the subject of dispute as discussed in Note 9. Also see Note 9 for a detailed discussion of these facilities and the terms of the facilities.

INTEREST RATE PROTECTION AGREEMENTS

           The fair value of interest rate protection agreements (used to hedge CRIIMI MAE's variable-rate debt) is the estimated amount that CRIIMI MAE would receive to terminate the agreements as of June 30, 2000 and December 31, 1999, taking into account current interest rates and the current creditworthiness of the counterparties. The amount was determined based on a quote received from the counterparty to each agreement.

5.         SUBORDINATED CMBS

           During 1997, FAS 125 "Accounting for Transfers and Servicing of Financial Assets" became effective. This statement significantly changed the accounting treatment for transfers of financial assets. FAS 125 changed accounting standards to require transfers of assets to be accounted for on a component basis instead of as an entire unit. Accordingly, in a securitization or resecuritization, components (securities) are treated as sales or retained interests based upon CRIIMI MAE's ability to control the component. Components where control is not retained are treated as sales and those where control is retained are treated as retained interests.

           In May 1998, CRIIMI MAE completed its second resecuritization of CMBS assets ("CBO-2"), with a combined face value of approximately $1.8 billion involving 75 individual securities collateralized by 19 mortgage pools and three of the retained securities from CBO-1. In CBO-2, the Company sold in a private placement, securities with a face amount of $468 million and retained securities with a face amount of approximately $1.3 billion. Certain securities included call provisions to enable CRIIMI MAE to 1) call bonds if market conditions warrant, and 2) call bonds when it is no longer cost effective to service them. As a result, CBO-2 resulted in a sale of certain securities and the retention of new securities. In accordance with FAS 125, the assets collateralizing the resecuritization are "derecognized" and the combined amortized cost basis of the collateralizing assets was allocated to the new securities issued. CRIIMI MAE received $335 million for the $345 million face amount of investment grade securities sold without call provisions which had an allocated cost basis of $306 million, resulting in a gain of approximately $28.8 million. CRIIMI MAE recorded retained assets totaling $926 million representing the allocated amortized cost basis for the $123 million face amount of investment grade securities issued with call provisions and the $1.3 billion face amount of non-investment grade retained securities in CBO-2. CBO-2 generated $160 million of net borrowing capacity primarily as a result of a higher overall weighted average credit rating for its new securities as compared to the weighted average credit rating on the related CMBS collateral. The net excess borrowing capacity was used to obtain short-term, variable rate secured borrowings which were used to acquire additional Subordinated CMBS during the second quarter of 1998.

           The CBO-2 transaction requires reclassification of CRIIMI MAE's entire portfolio of mortgage securities (consisting of mortgage security collateral and CMBS) from Held to Maturity to Available for Sale. Therefore, CRIIMI MAE's securities, effective the second quarter of 1998, are reflected on the balance sheet at fair market value. At June 30, 2000, the amortized cost of the CMBS exceeded the fair market value by approximately $170 million (after taking into account the impairment write down of certain CMBS subject to the CMBS Sale, which resulted in amortized cost being written down to fair value) as compared to $194.8 million as of December 31, 1999 and is reflected as a decrease in shareholders' equity.

At June 30, 2000, CRIIMI MAE held the following securities with respect to its CMBS portfolio:

                                                Original               3/31/00            6/30/00
                                                Anticipated        Anticipated        Anticipated
                                                Yield to           Yield to           Yield to
   Pool (1)(6)                                  Maturity (2)       Maturity (2)       Maturity (2)
   -----------                                  ------------       ------------       ------------
Retained Securities from
  CRIIMI 1996 C1 (CBO-1)                        19.5%               20.7%(4)          22.3%(3)

DLJ Mortgage Acceptance Corp.
  Series 1997 CF2 Tranche B-30C                  8.2%               11.9%(5)          12.0%(3)

Nomura Asset Securities Corp.
  Series 1998-D6 Tranche B7                     12.0%               12.0%              14.2%(3)

Retained Securities from
  CRIIMI 1998 C1 (CBO-2)                        10.3%               10.2%(4)           10.5%(3)(4)

Mortgage Capital Funding, Inc.
  Series 1998-MC1                                8.9%               13.5%(5)           13.8%(3)

Chase Commercial Mortgage Securities
  Series 1998-1 (7)                              8.8%               12.9%(5)           13.2%(3)

                                       22

                                                Original               3/31/00            6/30/00
                                                Anticipated        Anticipated        Anticipated
                                                Yield to           Yield to           Yield to
   Pool (1)(6)                                  Maturity (2)       Maturity (2)       Maturity (2)
   -----------                                  ------------       ------------       ------------
Mortgage Capital Funding, Inc.
  Series 1998-MC2                                8.7%               13.7%(5)           13.9%(3)

Weighted Average                                10.1%               11.2%              11.5%(3)

------------------------
(1) CRIIMI MAE, through CMSLP, performs servicing functions on a total CMBS pool of approximately $24.4 billion as of June 30, 2000. Of the $24.4 billion of mortgage loans, approximately $369.6 million are being specially serviced, of which approximately $261.4 million are being specially serviced due to payment default (including $29.6 million of real estate owned by the underlying trusts) and the remainder is being specially serviced due to non-financial covenant default. Through June 30, 2000, CMSLP has resolved and transferred out of special servicing approximately $506.5 million of the approximately $876.1 million that has been transferred into special servicing from inception as discussed below. As discussed below, through June 30, 2000, actual losses on mortgage loans underlying the CMBS transactions are lower than the Company's original loss estimates.

(2) Represents the anticipated weighted average yield over the expected average life of the Company's Subordinated CMBS portfolio as of the date of acquisition, March 31, 2000 and June 30, 2000, respectively, based on management's estimate of the timing and amount of future credit losses and prepayments. (See also (3) below, for additional discussion.)

(3) The increases in anticipated yields to maturity for June 30, 2000, as compared to March 31, 2000, are primarily due to a change in the allocation and timing of the estimated future credit losses related to the mortgage loans underlying the CMBS. Due to better than anticipated performance of the mortgage loans underlying the CMBS, which has resulted in lower credit losses than originally estimated, the Company has revised its estimated credit losses to occur later in the weighted average life of the CMBS than originally projected. However, the Company has not lowered the total amount of estimated future credit losses related to the mortgage loans underlying the CMBS. The change in allocation and timing of estimated future credit losses to reflect a later occurrence of such losses results in increases in projected cash flow (primarily in the form of interest income) as of June 30, 2000, which in turn results in increases in anticipated yields to maturity as of June 30, 2000. As a result of the present value benefit of a revised later projected occurrence of credit losses, the yields used to determine CMBS income have increased. As of June 30, 2000, the overall impact of this allocation and timing revision resulted in a 29 basis point increase in total CMBS anticipated yields to maturity (24 basis point increase related to the remaining CMBS subject to the CMBS Sale and 30 basis point increase related to the Company's retained portfolio). These yield increases have resulted in approximately $700,000 in additional CMBS income during the second quarter compared to income that would have been recognized using prior unrevised yields. The Company estimates that total CMBS income related to the Company's retained portfolio will be higher by approximately $2 million for the period April 1 through December 31, 2000 than if the prior unrevised yields were used. As it is not certain when the remaining CMBS subject to the CMBS Sale will be sold, the Company has not estimated the dollar impact for the year. These CMBS yield increases have been applied prospectively as of April 1, 2000, the first day of the second quarter.

(4) The increase in the anticipated yield resulted from the reallocation of CBO-1 asset basis in conjunction with the CBO-2 resecuritization. While it had no impact on the anticipated yield, the unrated bond from CBO-1 experienced an approximate $738,000 principal write-down in 1999 and an approximate $2.2 million principal write-down in 2000 due to losses on the foreclosure of two underlying loans. Further, the unrated bond from CBO-2 experienced an approximate $879,000 principal write-down in 1999 and an approximate $374,000 principal write-down in 2000 due to losses on the foreclosure of two underlying loans.

(5) As discussed further below, under the Plan, the Company intends to sell these CMBS pools and as such, impairment was recognized as of December 31, 1999, March 31, 2000, and/or June 30, 2000 related to these CMBS. The impairment losses resulted in the cost basis being written down to fair value as of December 31, 1999, March 31, 2000, and June 30, 2000. The increase in yields between those originally projected and those projected as of March 31, 2000 is primarily a result of this new lower basis.

(6) The following table summarizes CMBS sales for the six months ended June 30, 2000:

                                                                        SALE                     NET PROCEEDS TO
    SALE DATE  CMBS PORTFOLIO              CLASSES    FACE AMOUNT     PROCEEDS    DEBT PAYDOWN     CRIIMI MAE          LOSS (a)
    ---------  --------------              -------    -----------     --------    -------------    ----------          --------
    02/29/00   Morgan Stanley Capital     7 classes   $87 million   $45.9 million     $37.5        $8.4 million     ($1.35 million)
               I, Series 1998-WF2                                                    million
               ("Wells Fargo Bonds")

    04/24/00   First Union-Lehman         7 classes   $290 million  $140 million   $113 million    $27 million      ($0.36 million)
               Brothers-Bank of America
               Commercial Mortgage
               Trust Series 1998-C2
               ("First Union Bonds")

  (a) Represents actual loss recognized when sold. Losses had been recognized through impairment in previous periods.

(7) The sale of these bonds occurred in August 2000, as discussed below.

The aggregate investment by the underlying rating of the Subordinated CMBS is as follows:

                                                                                   Range of Discount  Amortized Cost  Amortized Cost
                    Face Amount   Weighted Average  Weighted       Fair Value        Rates Used to         as of          as of
                   as of 6/30/00        Pass-       Average      As of 6/30/00      Calculate Fair        6/30/00        12/31/99
Security Rating    (in millions)    Through Rate    Life (1)    (in millions)(2)       Value (2)       (in millions)  (in millions)
---------------    -------------    ------------    --------    ----------------       ---------       -------------  -------------
A (3)                   $62.6            7%            6 years      $55.3               9.6%                 $57.7            $57.4

BBB (3)                 150.6            7%           11 years      121.2               10.0%                129.0            127.7

BBB-(3)                 115.2            7%           12 years       85.5               11.0%                 93.9             93.5

BB+                     373.4            7.1%         11 years      251.1            11.1%-12.8%             292.9            305.5

BB                      255.9            6.7%         11 years      116.7            11.4%-13.5%             125.5            206.1

BB-                     81.2             6.7%         12 years       38.9            12.7%-14.5%              44.8             58.6

B+                      122.7            7%           14 years       45.6               15.7%                 63.4             82.1

B                       294.2            6.5%         14 years      120.8            14.9%-16.7%             154.0            178.2

B-                      186.7            6.7%         14 years       66.7            15.7%-19.2%              78.8             98.1

CCC                     87.9             7%           17 years       17.0                31%                  27.3             32.5

Unrated (4)             471.4            5.8%         17 years       99.3              29%-33%               120.8            134.4
                     --------         -------       -----------  --------                                 --------         --------

Total (5)(6)         $2,201.9            6.8%         12  years  $1,018.1                                 $1,188.1(7)(8)   $1,374.1
                     ========         =======       ===========  ========                                 ========         ========

-----------------------------------
(1) Weighted average life represents the weighted average expected life of the Subordinated CMBS prior to consideration of losses, extensions or prepayments.

(2) The estimated fair values of Subordinated CMBS represent the carrying value of these assets. Due to the Chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the portfolio as of June 30, 2000 and December 31, 1999. As a result, the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of June 30, 2000 and December 31, 1999. The Company used a discounted cash flow methodology to estimate the fair value of its Subordinated CMBS portfolio. The cash flows for each bond were projected assuming no prepayments and no losses as is the market convention. The cash flows were then discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk and value. The Company used a variety of sources to determine its discount rate including institutionally available research reports and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. Since the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of June 30, 2000 and December 31, 1999, it has disclosed in the table the range of discount rates by rating category used in determining these fair market values. See Note 4 for a discussion on the CMBS market.

(3) In connection with CBO-2, $62.6 million (A rated) and $60.0 million (BBB rated) face amount of investment grade securities were sold with call options and $345 million (A rated) face amount were sold without call options. In connection with CBO-2, in May 1998, the Company initially retained $90.6 million (BBB rated) and $115.2 million (BBB- rated) face amount of securities, both with call options, with the intention to sell the securities at a later date. Such sale occurred March 5, 1999. See also
      Note 16. Since the Company retained call options on certain sold bonds, the Company did not surrender control of these assets pursuant to the requirements of FAS 125 and thus these securities are accounted for as a financing and not a sale. Since the transaction is recorded as a partial financing and a partial sale, CRIIMI MAE has retained the securities with call options in its Subordinated CMBS portfolio reflected on its balance sheet.

(4) The unrated bond from CBO-1 experienced an approximate $738,000 principal write-down in 1999 and an approximate $2.2 million principal write-down in 2000 due to losses on the foreclosure of two underlying loans. Further, the unrated bond from CBO-2 experienced an approximate $879,000 principal write-down in 1999 and an approximate $374,000 principal write-down in 2000 due to losses on the foreclosure of two underlying loans.

(5) Refer to Note 8 for additional information regarding the Subordinated CMBS for tax purposes.

(6) Similar to the Company's other sponsored CMOs, CMO-IV resulted in the creation of CMBS, in which the Company sold certain tranches. Since the Company retained call options on the sold bonds, the Company did not surrender control of the assets for purposes of FAS 125 and thus the entire transaction is accounted for as a financing and not a sale. Since the transaction is recorded as a financing, the Subordinated CMBS are not reflected in the Company's Subordinated CMBS portfolio. Instead, the underlying loans contributed to CMO-IV are reflected in Investment in Originated Loans on the balance sheet. See Note 6.

(7) Amortized cost reflects the cumulative $75 million impairment loss write-down as of June 30, 2000, related to the remaining CMBS subject to the CMBS Sale. See below for further discussion.

(8) As previously discussed, in February 2000, the Wells Fargo Bonds were sold for proceeds of approximately $45.9 million. Additionally, in April 2000, the First Union Bonds were sold for proceeds of $140 million.

           As of June 30, 2000 and December 31, 1999, the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio were secured by properties of the types and at the locations identified below:

                                 6/30/00         12/31/99                                       6/30/00                 12/31/99
Property Type                 Percentage(1)    Percentage(1)      Geographic Location(2)      Percentage(1)           Percentage(1)
-------------                 -------------    -------------      ----------------------      -------------           -------------
Multifamily...................     31%              32%           California................       16%                     17%
Retail........................     29%              29%           Texas.....................       13%                     13%
Office........................     14%              13%           Florida...................        7%                      8%
Hotel.........................     14%              14%           NewYork...................        6%                      5%
Other.........................     12%              12%           Other(3)..................       58%                     57%
                                  ----             ----                                           ----                    ----
    Total.....................    100%             100%             Total...................      100%                    100%
                                  ====             ====                                           ====                    ====

(1) Based on a percentage of the total unpaid principal balance of the underlying loans.
(2) No significant concentration by region.
(3) No other individual state makes up more than 5% of the total.

           The Subordinated CMBS tranches owned by CRIIMI MAE provide credit support to the more senior tranches of the related commercial securitization. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranche having a priority right to cash flow. Then, any remaining cash flow is generally allocated among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages, resulting in reduced cash flows, the subordinate tranche will bear this loss first. To the extent there are losses in excess of the most subordinate tranche's stated right to principal and interest, then the remaining tranches will bear such losses in order of their relative subordination.

           The accounting treatment under GAAP requires that the income on Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of these mortgage assets. This method can result in GAAP income recognition which is greater than or less than cash received. For the three and six months ended June 30, 2000, the amount of income recognized in excess of cash received due to the effective interest rate method was approximately $4.2 million and $6.9 million, respectively. For the three and six months ended June 30, 1999, the amount of income recognized in excess of cash received due to the effective interest rate method was approximately $209,000 and $336,000, respectively.

      Since the Petition Date, CRIIMI MAE and certain secured creditors have disagreed about the effect of the stay provisions of the Bankruptcy Code on such secured lenders and the subject assets. A summary of material litigation, and agreements that have been reached with certain creditors, is disclosed in Note 16 Litigation - Bankruptcy Related Litigation. In addition, the Company has been in discussions with certain other creditors not in litigation with the Company. See Note 16 Litigation - Arrangements with Other Creditors.

           As discussed in Note 1, under CRIIMI MAE's Plan, a portion of the Recapitalization Financing is expected to result from the CMBS Sale. The remaining CMBS subject to the CMBS Sale had a fair value and amortized cost of $204 million and $198 million, respectively, as of June 30, 2000. The Company first filed a plan with the Bankruptcy Court in the fourth quarter of 1999 and during that same quarter CRIIMI MAE began marketing for sale the CMBS subject to the CMBS Sale. CRIIMI MAE sold a portion of these bonds in February 2000 and April 2000 and intends to enter into additional agreements during 2000 to sell the remaining CMBS subject to the CMBS Sale, although there can be no assurance that such bonds will be sold. The Company also intends to sell its interest in CMO-IV as part of the Plan, although there can be no assurance that the CMO-IV Sale will be completed.

           GAAP states that when the fair market value of an investment declines below its amortized cost for a significant period of time and the entity no longer has the ability or intent to hold the investment for the period the entity anticipates is required for the value to recover to amortized cost, other than temporary impairment on the investment should be recognized. This other than temporary impairment is recognized through the income statement as the difference between amortized cost and fair value. Additional accounting guidance states that other than temporary impairment should be recognized in the period the decision to sell any investment is made if the entity does not expect the fair value to recover before the sale date. As the Company decided in the fourth quarter of

1999 to sell the CMBS subject to the CMBS Sale and it did not expect the value of these bonds to significantly recover before the future sale dates, the Company recognized approximately $157 million of other than temporary impairment related to these CMBS through earnings in the fourth quarter of 1999. The Company recognized an additional $5.3 million of other than temporary impairment during the first half of 2000 related to these same bonds. Unrealized losses related to these CMBS were previously recognized through other comprehensive income in the equity section of the balance sheet. The other than temporary impairment loss is a part of the reorganization items on the income statement as the impairment was recognized as part of the reorganization.

           CMSLP did not file for protection under Chapter 11. However, because of the related party nature of its relationship with CRIIMI MAE, CMSLP has been under a high degree of scrutiny from servicing rating agencies. As a result of CRIIMI MAE's Chapter 11 filing, CMSLP was declared in default under certain credit agreements with First Union National Bank ("First Union"). In order to repay all such credit agreement obligations and to increase its liquidity, CMSLP arranged for ORIX Real Estate Capital Markets, LLC ("ORIX"), formerly known as Banc One Mortgage Capital Markets, LLC to succeed it as master servicer on two commercial mortgage pools on October 30, 1998. In addition, in order to allay rating agency concerns stemming from CRIIMI MAE's Chapter 11 filing, in November 1998, CRIIMI MAE designated ORIX as special servicer on 33 separate CMBS securitizations totaling approximately $29 billion, subject to certain requirements contained in the respective servicing agreements. CMSLP continues to perform special servicing as sub-servicer for ORIX on all but five of these securitizations. CRIIMI MAE remains the owner of the lowest rated tranche of the related Subordinated CMBS and, as such, retains rights pertaining to ownership, including the right to replace the special servicer. CMSLP lost the right to specially service the DLJ MAC 95 CF-2 securitization when the majority holder of the lowest rated tranches replaced CMSLP as special servicer. As part of the Plan, certain of the Company's non-resecuritized CMBS and its interest in CMO-IV are intended to be sold. If such sales are completed, CMSLP will most likely lose its special servicing duties related to these securities. In 1999, CMSLP generated gross revenues of approximately $1.1 million in fees on these CMBS.

6.         LOAN ORIGINATION PROGRAM

           Prior to the Petition Date, the Company originated mortgage loans principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization. The Company viewed a securitization as a means of extracting the maximum value from the mortgage loans originated. A portion of the mortgage loans originated was financed through the creation and sale of investment grade CMBS to third parties in connection with the securitization. The Company received net cash flow on the CMBS not sold to third parties after payment of amounts due to secured creditors who had provided acquisition financing. Additionally, the Company received origination and servicing fees related to the mortgage loan conduit programs.

           A majority of the mortgage loans originated under the Company's loan conduit programs were "No Lock" mortgage loans. Unlike most commercial mortgage loans originated for the CMBS market which contain "lock-out" clauses (that is, provisions which prohibit the prepayment of a loan for a specified period after the loan is originated or impose costly yield maintenance provisions), the Company's No Lock loans allowed borrowers the ability to prepay loans at any time by paying a prepayment penalty.

           Prior to the Petition Date, the Company had originated over $900 million in aggregate principal amount of loans. In June 1998, the Company securitized approximately $496 million of the commercial mortgage loans originated or acquired through a mortgage loan conduit program with Citicorp Real Estate, Inc. ("Citibank") and, through CRIIMI MAE CMBS Corp., issued Commercial Mortgage Loan Trust Certificates, Series 1998-1 ("CMO-IV"). A majority of these mortgage loans were "No Lock" loans. In CMO-IV, CRIIMI MAE sold $397 million face amount of fixed-rate, investment grade CMBS. CRIIMI MAE has call rights on each of the issued securities and therefore has not surrendered control of the bonds, thus requiring the transaction to be accounted for as a financing of the mortgage loans collateralizing the investment grade CMBS sold in the securitization. Therefore, the mortgage loans remained on the Company's balance sheet. The Company originally intended to sell all of the investment grade tranches of CMO-IV; however, two investment grade tranches were not sold until 1999. As discussed further below, as part of the Plan, the Company will sell its remaining interest in CMO-IV. Accordingly, upon such sale, the mortgage loans, and related other assets and liabilities will be removed from the balance sheet

           On April 5, 1999, the Company finalized an agreement by which Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell the remaining two classes of investment grade CMBS from CMO-IV with a face amount of $45.9 million and an average coupon rate of 6.96% constituting a portion of the collateral security advances under financing agreements with Citicorp. CRIIMI MAE sold these two classes of CMBS in May and October 1999. CRIIMI MAE retained the right to call each CMBS when the principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction has been accounted for as a financing and not a sale. Gross proceeds from the sale were used to pay off $39.6 million of secured debt and certain costs, and the remainder of approximately $315,000 was remitted to CRIIMI MAE. This resulted in CRIIMI MAE recognizing fixed-rate debt for these bonds in the amount of the gross proceeds received. In addition, CRIIMI MAE received past due CMBS payments on these two classes.

           In July 2000, the Company decided that, as part of the Plan, it would sell the remaining $53 million face amount of assets from CMO-IV that it currently owns. The proceeds would be used to pay down the variable rate debt secured by certain assets from CMO-IV with any remaining proceeds retained by the Company. Upon the sale of these assets, CRIIMI MAE will no longer have any economic interest in CMO-IV. The Company, as the owner of the issuer's equity of CMO-IV, holds the call options related to the $442.5 million (original face amount) of previously issued securities that are currently classified as securitized debt on the Company's balance sheet. Upon the sale of the issuer's equity, CRIIMI MAE will no longer own these call options and, as a result, the securitization will no longer qualify as a financing under SFAS 125. As a result, all assets (Investment in Originated Loans and related deferred financing costs) and liabilities (Collateralized mortgage obligations -Originated Loans and a portion of variable rate secured borrowings - CMBS) related to the securitization will be removed from CRIIMI MAE's balance sheet upon the sale of the issuer's equity. If the sale of CRIIMI MAE's economic interest in CMO-IV took place as of June 30, 2000, based on the June 30, 2000 balance sheet and estimated fair values, the Company would recognize an approximate $24 million loss for financial statement purposes, and an approximate $23 million loss for tax purposes.

           As of June 30, 2000 and December 31, 1999, the originated loans were secured by properties of the types and at the locations identified below:

                                          June 30,  December 31,                                            June 30,  December 31,
Property Type                             2000(1)      1999(1)     Geographic Location(2)                   2000(1)      1999 (1)
-------------                             -------   ------------   ----------------------                  ---------  ------------
Multifamily...........................      38%         37%        Michigan..............................      21%        20%
Hotel.................................      26%         26%        Texas.................................       7%         7%
Retail................................      20%         20%        Illinois..............................       7%         7%
Office................................      11%         11%        California............................       6%         6%
Other.................................       5%          6%        Maryland..............................       6%         6%
                                           ----        ----        Connecticut...........................       6%         6%
    Total.............................     100%        100%        Florida...............................       5%         5%
                                           ====        ====        Other(3)..............................      42%        43%
                                                                                                              ---        ---
                                                                      Total..............................     100%       100%
                                                                                                              ===        ===

---------------
(1) Based on a percentage of the total unpaid principal balance of the underlying loans.
(2) No significant concentration by region.
(3) No other individual state makes up more than 5% of the total.

           Descriptions of the originated loans categorized by unpaid principal balances as of June 30, 2000, are as follows:

                                                           As of June 30, 2000
                                                           -------------------
                                                                          Weighted
                                                                          Average
                                    Number of          Face              Effective        Weighted Average
Unpaid Principal Balance (1)        Loans(2)         Value(3)(4)       Interest Rate       Remaining Term
----------------------------        --------         -----------       -------------       --------------
$0 - $ 4.99 million                     91           $213,304,109          7.48%              8.1 years
$5 - $ 9.99 million                     21            153,143,809          8.31%              9.6 years
$10- $14.99 million                      6             75,040,519          7.15%              8.4 years
$15- $20    million                      1             16,986,770          7.15%              9.4 years
                                       ---           ------------          -----              ---------
                                       119           $458,475,207          7.52%              8.9 years
                                       ===           ============          =====              =========

(1) The carrying amount of the originated loans of $464,478,082 is comprised of $458,475,207 face amount of loans plus $6,002,875 of deferred loan costs.

(2) Several loans in CMO-IV are collateralized by multiple properties. The table reflects the actual number of loans.

(3) During the six months ended June 30, 2000, there was one loan prepayment in CMO-IV. This prepayment generated net proceeds of approximately $927,100 and resulted in a financial statement gain of $37,885, which is included in Gain on Originated Loan Dispositions on the accompanying consolidated statement of income for the six months ended June 30, 2000.

(4) All originated loans are collateralized by first or second liens on multifamily, hotel, retail, office or other commercial properties. Approximately 78% of the unpaid principal balance of the loans in the securitization are No-Lock loans.

(5)   The fair value of the originated loans at June 30, 2000 was $419,296,783.

           Descriptions of the originated loans categorized by unpaid principal balances as of December 31, 1999 are as follows:

                                                          As of December 31, 1999
                                                          -----------------------
                                                                          Weighted
                                                                          Average
                                      Number of             Face          Effective         Weighted Average
Unpaid Principal Balance                Loans              Value(1)     Interest Rate        Remaining Term
------------------------                -----              --------     -------------        --------------
$0 - $ 4.99 million                       92             $216,386,540        7.48%             8.6 years
$5 - $ 9.99 million                       21              154,467,547        7.36%             8.9 years
$10- $14.99 million                        6               75,822,080        7.15%             8.9 years
$15- $20    million                        1               17,076,246        7.15%             9.9 years
                                         ---             ------------       -------            ---------
                                         120             $463,752,413        7.37%             9.1 years
                                         ===             ============       =======            =========

--------------------------------
(1) The fair value of the originated loans at December 31, 1999 was $422,643,902.

           Although CMO-IV was accounted for as a financing, as described above, economically, the Subordinated CMBS tranches created in this transaction which CRIIMI MAE owns, currently generate monthly cash flows of approximately $700,000. As of June 30, 2000, interest payments of approximately $13.4 million were withheld with respect to certain tranches of CMO-IV.

           At the time it filed for protection under Chapter 11, the Company had a second mortgage loan conduit program with Citicorp Real Estate, Inc. (the "Citibank Program") and a loan conduit program with Prudential Securities Incorporated and Prudential Securities Credit Corporation (collectively, "Prudential") (the "Prudential Program").

           The Citibank Program provided for CRIIMI MAE to pay to Citibank the face value of the loans originated through the Program, which were funded by Citibank and not otherwise securitized, plus or minus any hedging loss or gain on December 31, 1998. To secure this obligation, CRIIMI MAE was required to deposit a portion of the principal amount of each originated loan in a reserve account.

           On April 5, 1999, the Bankruptcy Court entered a Stipulation and Consent Order (the "Order"), negotiated by the Company and Citibank. The negotiations were in response to a letter Citibank sent to the Company on October 5, 1998 alleging that the Company was in default under the Citibank Program and that it was terminating the Citibank Program. The Order provided that Citibank would, with CRIIMI MAE's cooperation, sell the loans originated under the Citibank Program provided that the sale resulted in CRIIMI MAE receiving minimum net proceeds of not less than $3.5 million, after satisfying certain amounts due to Citibank under the Citibank Program from the amount held in the reserve account. The minimum net proceeds provision could be waived by written agreement of the Company, the Unsecured Creditors' Committee and the Equity Committee.

           On August 5, 1999, all but three of the commercial loans originated under the Citibank Program in 1998 were sold for gross proceeds of approximately $308 million. The loans sold had an aggregate unpaid principal balance of $339 million. On September 16, 1999, the remaining three loans were sold for gross proceeds of approximately $27.2 million. The loans sold had an aggregate principal balance of $32.7 million. Prior to the actual sale of these loans, the Company had recorded its unrealized losses based on pricing data received from Citibank. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by agreement of the Company, the Unsecured Creditors' Committee and the CMI Equity Committee. For GAAP purposes, the Company realized $36.3 million of losses from the third quarter of 1998 through the third quarter of 1999. For income tax purposes, the entire loss of $36.3 million was recorded as a realized loss on the loan sale dates in the third quarter of 1999.

           Under the Prudential Program, the Company had an option to pay to Prudential the face value of the loan plus or minus any hedging loss or gain, at the earlier of June 30, 1999, or the date by which a stated quantity of loans for securitization had been made. Under the Prudential Program, the Company was required to fund a reserve account of approximately $2 million for the sole loan originated under this Program. Since CRIIMI MAE was unable to exercise its option under the Prudential Program, the Company forfeited the amount of the reserve account.

7.         INSURED MORTGAGE SECURITIES

           CRIIMI MAE's consolidated portfolio of mortgage securities is comprised of FHA-Insured Certificates and GNMA Mortgage-Backed Securities. Additionally, mortgage securities include Federal Home Loan Mortgage Corporation (Freddie Mac) participation certificates which are collateralized by GNMA Mortgage-Backed Securities, as discussed below. As of June 30, 2000, approximately 16% of CRIIMI MAE's investment in mortgage securities were FHA-Insured Certificates and 84% were GNMA Mortgage-Backed Securities (including certificates which collateralized Freddie Mac participation certificates). FHA-Insured Certificates and GNMA Mortgage-Backed Securities are collectively referred to herein as "mortgage securities."

CRIIMI MAE owns the following mortgages directly or indirectly through its wholly-owned subsidiaries:

                                                                             As of June 30, 2000
                                                                             -------------------
                                                                                                     Weighted
                                             Number of                                               Average
                                              Mortgage                                              Effective     Weighted Average
                                             Securities    Fair Value (1)     Amortized Cost      Interest Rate    Remaining Term
                                           ------------- ------------------  ------------------ -------------    ----------------
CRIIMI MAE                                        1           $  5,232,527        $  5,416,259        8.00%           35  years
CRIIMI MAE Financial Corporation (2)             35            121,450,651         125,378,096        8.39%           29  years
CRIIMI MAE Financial Corporation II (2)          46            196,269,500         204,917,710        7.20%           27  years
CRIIMI MAE Financial Corporation III (2)         22             58,248,457          60,030,161        7.83%           29  years
                                           ------------- ------------------  ------------------ -------------    ----------------
                                                104           $381,201,135        $395,742,226        7.68% (3)       28  years (3)
                                           ============= ==================  ==================  ===========      ==============
                                                                           As of December 31, 1999
                                                                           -----------------------
                                                                                                   Weighted
                                             Number of                                             Average
                                              Mortgage                                            Effective      Weighted Average
                                             Securities    Fair Value (1)     Amortized Cost    Interest Rate     Remaining Term
                                           ------------- ------------------  ------------------ -------------    ----------------
CRIIMI MAE                                        1           $  5,268,982        $  5,429,746        8.00%            35 years
CRIIMI MAE Financial Corporation                 36            123,757,775         126,621,745        8.40%            29 years
CRIIMI MAE Financial Corporation II              49            204,437,012         212,474,158        7.24%            27 years
CRIIMI MAE Financial Corporation III             23             61,393,470          62,943,459        7.84%            29 years
                                           ------------- ------------------  ------------------ -------------    ----------------
                                                109           $394,857,239        $407,469,108        7.68% (3)        28 years (3)
                                           ============= ==================  ==================  ===========      ==============

---------------------------
(1) The fair value of the mortgage securities was based on the estimated discounted future cash flows. As of June 30, 2000 and December 31, 1999, all mortgage securities were classified as Available for Sale and carried at fair value on the balance sheet. See fair market value discussion in
      Note 4.

(2) During the six months ended June 30, 2000, there were five prepayments of mortgage loans underlying mortgage securities held by CRIIMI MAE's financing subsidiaries. These prepayments generated net proceeds of approximately $9.8 million and resulted in net financial statement gains of approximately $241,300, which are included in gains on mortgage securities dispositions on the accompanying consolidated statement of income for the six months ended June 30, 2000.

(3) Weighted averages were computed using total face value of the mortgage securities.

           As a result of the CBO-2 transaction (see Note 5), the Company, in accordance with GAAP, no longer classifies its mortgage securities as Held to Maturity. The Company's mortgage securities are now classified as Available for Sale. As a result, the Company now carries its mortgage securities at fair value. The difference between the amortized cost and the fair value of mortgage assets recorded at fair value represents the net unrealized gains or losses on those mortgage securities, which is reported as a separate component of shareholders' equity as of June 30, 2000 and December 31, 1999.

8. DIFFERENCES BETWEEN FINANCIAL STATEMENT NET INCOME (LOSS) AND TAXABLE INCOME (LOSS)

           The differences between financial statement (GAAP) net income
(loss) and taxable income (loss) are principally attributable to differing treatment of unrealized/realized gains and losses associated with certain assets; the impairment of certain assets; the bases, income, and/or credit loss recognition related to certain assets; a portion of reorganization costs not deductible for tax purposes; and amortization of certain costs.

           As previously discussed in Note 1, as a result of its trader election in early 2000, CRIIMI MAE recognized a mark-to-market tax loss of approximately $478 million on certain Trading Assets on January 1, 2000 (the "January 2000 Loss"). The January 2000 Loss is expected to be recognized evenly over four years for tax purposes (i.e., approximately $120 million per year) beginning with the year 2000. The Company recognized one-fourth (i.e., approximately $30 million) of this year's portion of the January 2000

Loss during each of the first two quarters of 2000. The Company expects to continue to recognize approximately $30 million of loss related to the January 2000 Loss in each quarter for the fiscal years 2000-2003. (See Note 1 "2000 Taxable Income (Loss)/ Taxable Distribution Requirements" for a more complete discussion).

           A summary of the estimated first half 2000 net operating loss is as follows:

  January 2000 Loss                                                                        $478 million
  LESS:   Portion recognized in First Quarter 2000                                         (30) million
  LESS:   Portion recognized in Second Quarter 2000                                        (30) million
                                                                                          -------------
  Balance Remaining of January 2000 Loss to be Recognized                                  $418 million
                                                                                          =============

  Taxable Income for the six months ended June 30, 2000 Before Recognition of
    January 2000 Loss                                                                       $27 million
  LESS:   January 2000 Loss Recognized in First Quarter 2000                               (30) million
  LESS:   January 2000 Loss Recognized in Second Quarter 2000                              (30) million
                                                                                          -------------
  Net Operating Loss for the six months ended June 30, 2000                               ($33) million

  Net Operating Loss through June 30, 2000                                                ($33) million
  Net Operating Loss Utilization                                                            0.0 million
                                                                                          -------------
  Net Operating Loss Carried Forward for Use in Future Periods                            ($33) million

           The distinction between taxable income (loss) and GAAP income
(loss) is important to the Company's shareholders because dividends or distributions are declared and paid on the basis of taxable income. The Company does not pay taxes so long as it satisfies the requirements for exemption from taxation pursuant to the REIT requirements of the Code. The Company calculates its taxable income as if the Company were a regular domestic corporation. This taxable income level determines the amount of dividends the Company is required to pay out over time in order to eliminate its tax liability.

9.         OBLIGATIONS UNDER FINANCING FACILITIES

           DEFAULT DECLARATIONS

           As a result of the Chapter 11 petition filed on October 5, 1998, certain lenders have declared defaults or otherwise taken action against the Company with respect to a number of CRIIMI MAE's financing facilities. See
Note 16 for a discussion of material litigation between the Company and various creditors and agreements the Company has reached with certain of these creditors. See Note 1 "Organization - The Plan of Reorganization" for a discussion of the New Debt contemplated by the Company's Plan.

The following table summarizes CRIIMI MAE's debt outstanding as of June 30, 2000 and December 31, 1999:

                                                                     Six months ended June 30, 2000
                                     ----------------------------------------------------------------------------------------------
                                                              Effective                         Average
                                                               Rate at                         Effective
                                        Ending Balance       Quarter End   Average Balance        Rate      Stated Maturity Date
                                     ---------------------  ------------  ------------------   ------------------------------------
Securitized mortgage obligations:

        Subordinated CMBS (1)                $279,348,933      8.9%            $279,126,655       8.9%           Nov 2006-Nov 2011

        Freddie Mac Funding Note (2)          195,830,884      7.4%             198,089,838       7.4%                   Sept 2031

        Fannie Mae Funding Note (3)            58,022,397      7.5%              60,082,063       7.5%                  March 2035

        CMO (4)                               115,170,652      7.5%             115,391,409       7.5%                    Jan 2033

        CMO-loan originations (5)             395,261,869      6.6%             397,748,035       6.6%           Oct 2001-May 2008

Variable-rate secured borrowings -
        Subordinated CMBS (a)                 566,429,031      7.7%             658,252,233       7.5%                     Various

Bank term loans                                 3,050,000      8.0%               3,050,000       7.7%                    Dec 1998

Working capital line of credit                 40,000,000      8.4%              40,000,000       8.1%                    Dec 1998

Bridge loan                                    49,749,522      8.9%              49,749,522       8.5%                    Feb 1999

Senior unsecured notes                        100,000,000      9.1%             100,000,000       9.1%                    Dec 2002
                                     ---------------------

           Total                           $1,802,863,288
                                     =====================

(a) Certain debt balances have been reduced to reflect application of net cash flow received during Chapter 11 pursuant to agreements with certain creditors. See also Note 5 for a summary of year to date sales of CMBS subject to the CMBS Sale and the related debt paid off.

                                                                     Year ended December 31, 1999
                                      ---------------------------------------------------------------------------------------------
                                                              Effective                           Average
                                                               Rate at                           Effective
                                        Ending Balance        Year End      Average Balance         Rate      Stated Maturity Date
                                      --------------------  ------------  -------------------  ------------  ----------------------
Securitized mortgage obligations:

        Subordinated CMBS (1)                $278,165,968           8.9%        $217,285,484          8.9%       Nov 2006-Nov 2011

        Freddie Mac Funding Note (2)          201,784,575           7.4%         211,889,272          7.4%               Sept 2031

        Fannie Mae Funding Note (3)            60,853,118           7.4%          66,918,215          7.4%              March 2035

        CMO (4)                               116,073,909           7.4%         129,616,228          7.4%                Jan 2033

        CMO-loan originations (5)             399,768,513           6.6%         388,431,011          6.5%       Oct 2001-May 2008

Variable-rate secured borrowings -
        Subordinated CMBS                     732,904,775           7.7%         794,212,980          6.2%                 Various

Bank term loans                                 3,050,000           7.8%           3,050,000          7.1%                Dec 1998

Working capital line of credit                 40,000,000           8.2%          40,000,000          7.0%                Dec 1998

Bridge loan                                    49,749,522           8.7%          49,749,522          7.5%                Feb 1999

                                       32

                                                                     Year ended December 31, 1999
                                      ---------------------------------------------------------------------------------------------
                                                              Effective                           Average
                                                               Rate at                           Effective
                                        Ending Balance        Year End      Average Balance         Rate      Stated Maturity Date
                                      --------------------  ------------  -------------------  ------------  ----------------------
Senior unsecured notes                        100,000,000           9.1%         100,000,000          9.1%                Dec 2002
                                      --------------------
           Total                           $1,982,350,380
                                      ====================

(1) As of June 30, 2000 and December 31, 1999, the face amount of the debt was $328,446,000 and $328,446,000 with unamortized discount of $49,097,067 and
      $50,280,032, respectively. During the six months ended June 30, 2000 and 1999, discount amortization of $1,182,695 and $715,283, respectively, was recorded as interest expense.

(2) As of June 30, 2000 and December 31, 1999, the face amount of the note was $201,994,118 and $209,506,965, respectively, with unamortized discount of $6,163,234 and $7,722,390, respectively. During the six months ended June 30, 2000 and 1999, discount amortization of $1,559,156 and $205,672, respectively, was recorded as interest expense.

(3) As of June 30, 2000 and December 31, 1999, the face amount of the note was $59,420,879 and $62,359,630, respectively, with unamortized discount of $1,398,482 and $1,506,512, respectively. During the six months ended June 30, 2000 and 1999, discount amortization of $108,030 and $153,185, respectively, was recorded as interest expense.

(4) As of June 30, 2000 and December 31, 1999, the face amount of the note was $118,302,509 and $119,563,094, respectively, with unamortized discount of $3,131,856 and $3,489,185, respectively. During the six months ended June 30, 2000 and 1999, discount amortization of $357,329 and $367,567, respectively, was recorded as interest expense.

(5) As of June 30, 2000 and December 31, 1999, the face amount of the debt was $405,933,679 and $411,110,641 with unamortized discount of $10,671,810 and
      $11,342,128, respectively. During the six months ended June 30, 2000 and 1999, discount amortization of $670,319 and $727,018, respectively, was recorded as interest expense.

COLLATERALIZED BOND OBLIGATIONS - CMBS

           In the May 1998 CBO-2 transaction, CRIIMI MAE, through its wholly-owned subsidiary CRIIMI MAE CMBS Corp., issued an aggregate of $468 million of longer-term, fixed-rate investment grade debt securities to reduce an equivalent amount of short-term, variable-rate secured borrowings used to initially fund CMBS acquisitions. Of the $468 million in investment grade securities, $345 million were non-callable securities and $123 million were callable securities.

           On March 5, 1999, $205.8 million face amount of callable CBO-2 BBB Bonds with a coupon rate of 7% were sold. Of the $159 million of net sale proceeds, $141.2 million was used to repay variable-rate secured borrowings under the agreement with Morgan Stanley and $17.8 million was remitted to CRIIMI MAE.

           FAS 125 provides guidance as to whether a transfer of financial assets, such as in a securitization, will qualify for sale treatment or secured borrowing treatment. This distinction is made by determining whether a transferor relinquishes control over the transferred assets. If the transferor is considered to no longer control the assets, the securities receive sale treatment which calls for the de-recognition of all assets surrendered and liabilities settled, the recognition of all assets received and liabilities incurred and the recognition of a gain or loss through earnings. If the transferor maintains control over the transferred assets, the assets remain on the balance sheet and a corresponding amount of debt is recognized for all securities not held by the transferor. The determination of control is made on a security by security basis.

           As a result of CBO-2, control was retained over $123 million of the securities because CRIIMI MAE has the right to call the securities. The $345 million of non-callable investment grade securities were treated as a sale, the corresponding assets and debt were de-recognized from the balance sheet and a gain of $28.8 million was recognized through earnings. The $123 million of callable investment grade securities and the corresponding amount of debt are recorded on the balance sheet. The March 5, 1999 transaction was accounted for as a financing by the Company rather than a sale. This resulted in CRIIMI MAE recognizing a fixed-rate liability for these bonds in the amount of gross proceeds.

COLLATERALIZED MORTGAGE OBLIGATIONS - INSURED MORTGAGE SECURITIES

           During late 1995, CRIIMI MAE, through three wholly owned financing subsidiaries, issued approximately $664 million (face amount) of long-term, fixed-rate debt in order to refinance short-term, variable-rate debt. Changes in interest rates will have no impact on the cost of funds or the collateral requirements on this debt. Proceeds from the issuance of this long-term debt, net of original issue discount, were originally applied as follows: approximately $557 million was used to pay down short-term, variable-rate debt facilities, approximately $8 million was used to pay transaction costs and approximately $80 million was used to purchase Subordinated CMBS.

           The refinancings were completed through three separate transactions. GNMA Mortgage-Backed Securities with a fair value of approximately $233 million as of December 31, 1998, were pledged as security for a funding note payable to Freddie Mac (the "Freddie Mac Funding Note"). The Collateralized Mortgage Obligations (CMOs) were collateralized by FHA-Insured Certificates and GNMA Mortgage-Backed Securities with a fair value of approximately $161 million as of December 31, 1998. GNMA Mortgage-Backed Securities with a fair value of approximately $89 million as of December 31, 1998, were pledged as security for a funding note payable to Fannie Mae (the "Fannie Mae Funding Note").

           Each of the above-mentioned transactions has been accounted for as a financing in accordance with FASB Technical Bulletin 85-2. The discount on the CMOs and the Funding Notes is being amortized on a level yield basis.

           In the second quarter of 2000, the Company increased the estimate of future prepayment speeds used to recognize interest expense related to these obligations. This increase in the estimate of future prepayment speeds is a result of these obligations paying down faster than originally projected. This resulted in an additional $1.5 million of discount amortization in the second quarter of 2000 which is reflected in interest expense.

COLLATERALIZED MORTGAGE OBLIGATIONS - ORIGINATED LOANS

           In the June 1998 CMO-IV transaction, $496 million of originated or acquired commercial mortgage loans were securitized, and CRIIMI MAE sold $397 million face amount of fixed-rate investment-grade debt securities. CRIIMI MAE retained call options on all of the securities such that control was not relinquished. Therefore, the mortgage loans remain on CRIIMI MAE's balance sheet as assets for accounting purposes (along with the collateralized mortgage obligations) for all securities sold by CRIIMI MAE.

           The securities were issued at a discount of approximately $6.6 million. Such discount, as well as approximately $6.7 million of deferred costs and securitization transaction costs, are amortized on a level yield basis over the expected life of the related security. The securities not sold to third parties were partially financed with secured borrowings. The related lending agreements are secured by certain of the CMO-IV securities with an aggregate fair value of approximately $43.3 million and $42.8 million as of June 30, 2000 and December 31, 1999, respectively.

           On April 5, 1999, the Company finalized an agreement by which Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell the remaining two classes of investment grade CMBS from CMO-IV with a face amount of $45.9 million and an average coupon rate of 6.96% constituting a portion of the collateral security advances under financing agreements with Citicorp. CRIIMI MAE sold these two classes of CMBS in May and October 1999. CRIIMI MAE retains the right to call each CMBS when the principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction has been accounted for as a financing and not a sale. Gross proceeds from the sale were used to pay off $39.6 million of secured debt and certain costs, and the remainder of approximately $315,000 was remitted to CRIIMI MAE. This resulted in CRIIMI MAE recognizing fixed-rate debt for these bonds in the amount of the gross proceeds received.

See Note 6 regarding the extinguishment of this debt in connection with the Company's Plan.

VARIABLE RATE SECURED BORROWINGS-CMBS

           As previously discussed, when CRIIMI MAE purchased Subordinated CMBS, it initially financed (generally through short-term, variable-rate secured borrowings) a portion of the purchase price of the Subordinated CMBS. These secured borrowings were either provided by the issuer of the CMBS pool or through master secured borrowing agreements, as discussed below. As of June 30, 2000, the secured borrowings on Subordinated CMBS have interest rates that are generally based on the one-month London Interbank Offered Rate (LIBOR), plus a spread ranging from 0.5% to 1.5%. Due to the Chapter 11 filing and the automatic stay provisions granted under the Bankruptcy Code, the actual maturity date is undeterminable for facilities that have expired or will expire in 2000 per the stated maturities.

           As discussed in Note 5, during the six months ended June 30, 2000, the Company paid down variable rate debt aggregating $150.5 million as a result of the sale of certain CMBS subject to the CMBS Sale. Upon the disposition of the remaining CMBS subject to the CMBS Sale and the Company's interest in CMO-IV, of which there can be no assurance, it is expected that the variable rate debt secured by such sold assets will be paid down. During 1999, the Company repaid variable rate secured debt approximating $141.2 million in connection with the sale of the CBO-2 BBB bonds and $39.6 million in connection with the sale of the BBB bonds issued in CMO-IV.

           The secured borrowing agreements are secured by certain rated CMBS security tranches with an aggregate fair value of approximately $635 million as of June 30, 2000 and $784 million as of December 31, 1999. CRIIMI MAE's short-term variable-rate financing facilities require that the value of the collateral securing the facilities meet a minimum loan-to-value ratio. If the value of the collateral is perceived such that the maximum loan-to-value ratio is exceeded, then the lender may require the Company to post cash or additional collateral with sufficient value to cure the perceived value deficiency. At August 1, 2000, CRIIMI MAE had secured borrowing agreements with respect to its CMBS securities with German American Capital Corporation, Merrill Lynch, and Citicorp Securities, Inc. ("Citicorp"). These secured borrowing agreements qualify as financings under FAS 125 because CRIIMI MAE is required to purchase the same securities collateralizing the borrowing before their maturity.

SENIOR UNSECURED NOTES

           In November 1997, CRIIMI MAE issued senior unsecured notes ("Notes") due on December 1, 2002 in an aggregate principal amount of $100 million. The Notes are effectively subordinated to the claims of any secured lender to the extent of the value of the collateral securing such indebtedness. Interest on the Notes is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 1998 at a fixed annual rate of 9.125%. The Notes are redeemable at any time, in whole or in part, at the option of CRIIMI MAE.

           The Indenture contains certain covenants which, among other things, restricts the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, or make distributions in respect of the Company's or such subsidiaries' capital stock, make other restricted payments, enter into transactions with affiliates or related persons, or consolidate, merge or sell all or substantially all of their assets. These covenants are subject to exceptions and qualifications.

           Under the terms of the Indenture, the Company cannot incur additional indebtedness (except for Permitted Debt, which includes secured borrowings, working capital lines of credit, borrowings under facilities in place as of November 21, 1997), unless at the time of such incurrence either
(a) the ratio of Adjusted Earnings Available for Fixed Charges to Adjusted Fixed Charges giving proforma effect for the new borrowings is greater than
1.75 to 1.0 or (b) the Adjusted Debt to Capital Ratio on a proforma basis after giving effect to the incurrence of the new debt is less than 2.0 to 1.0.

BANK TERM LOANS

           In connection with the Merger, CM Management assumed certain debt of certain mortgage businesses affiliated with C.R.I., Inc. in the principal amount of $9.1 million (the "Bank Term Loan"). The Bank Term Loan is secured by certain cash flows generated by CRIIMI MAE's direct and indirect interests in the AIM Funds and is guaranteed by CRIIMI MAE. The loan requires quarterly principal payments of $650,000 and matured on December 31, 1998. The amount outstanding as of June 30, 2000 and December 31, 1999 was $1.3 million. Interest on the loan is based on LIBOR, plus a spread of 1.25%.

           In addition, a wholly owned subsidiary has a loan secured by certain Real Estate Owned Property and guaranteed by CRIIMI MAE. The loan requires monthly interest payments and a balloon principal payment at maturity. The loan was made January 22, 1998 and matured on August 1, 1999. The Company received a default notice on August 3, 1999 from Citicorp. The amount outstanding as of June 30, 2000 and December 31, 1999 was $1.75 million. Interest on the loan is based on LIBOR plus a spread of 1.5%. The property was sold to a third party in July, 2000 and a portion of the proceeds from the sale were used to pay off the outstanding loan balance, and other related costs.

WORKING CAPITAL LINE OF CREDIT

           In 1996, CRIIMI MAE entered into an unsecured working capital line of credit provided by two lenders which provided for up to $40 million in borrowings. The credit facility matured on December 31, 1998. Outstanding borrowings under this line of credit are based on interest at one-month LIBOR plus a spread of 1.75%. As of June 30, 2000 and December 31, 1999, $40 million in borrowings were outstanding under this facility.

BRIDGE LOAN

           In August 1998, CRIIMI MAE entered into a bridge loan for $50 million provided by a lender. The total unpaid principal balance and accrued interest was due in February 1999. Outstanding borrowings under this facility are based on interest at one-month LIBOR plus a spread of 2.25%. As of June 30, 2000 and December 31, 1999, approximately $50 million in borrowings was outstanding under this loan.

OTHER DEBT RELATED INFORMATION

           Changes in interest rates will have no impact on the cost of funds or the collateral requirements on CRIIMI MAE's fixed-rate debt, which approximates 63% of CRIIMI MAE's consolidated debt as of June 30, 2000. Fluctuations in interest rates will continue to impact the value of that portion of CRIIMI MAE's mortgage assets which are not match-funded and could impact the net interest margin through increased cost of funds on the variable-rate debt in place. CRIIMI MAE has a series of interest rate cap agreements in place in order to partially limit the adverse effects of rising interest rates on the remaining variable-rate debt. When CRIIMI MAE's cap agreements expire, CRIIMI MAE will have interest rate risk to the extent interest rates increase on any variable-rate borrowings unless the caps are replaced or other steps are taken to mitigate this risk. Furthermore, CRIIMI MAE has interest rate risk to the extent that the LIBOR interest rate increases between the current rate and the cap rate. However, CRIIMI MAE's investment policy contemplates that at least 75% of variable-rate debt be hedged. As of June 30, 2000 and December 31, 1999, 100% and 94%, respectively, of CRIIMI MAE's variable-rate debt was hedged.

           For the six months ended June 30, 2000, CRIIMI MAE's weighted average cost of borrowing, including amortization of discounts and deferred financing fees of approximately $5.7 million, was approximately 8%. As of June 30, 2000, CRIIMI MAE's debt-to-equity ratio was approximately 7.2 to 1 and CRIIMI MAE's non-match-funded debt-to-equity ratio was approximately 3.0 to 1. Under certain of CRIIMI MAE's existing debt facilities, CRIIMI MAE's debt-to-equity ratio, as defined, may not exceed 5.0 to 1.0, among other requirements.

10.        INTEREST RATE PROTECTION AGREEMENTS

           CRIIMI MAE has entered into interest rate protection agreements to partially limit the adverse effects of rising interest rates on its variable-rate borrowings. Interest rate caps ("caps"), as shown below, provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index, increase above the stated interest rate cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap. If the cap qualifies for hedge accounting treatment, the related cost, as well as gains or losses on terminated positions, have been deferred and recognized into income over the life of the related debt. However, with the sale of certain securities contemplated to be sold by the Plan, certain of the Company's interest rate caps will no longer qualify for hedge accounting. The portion of such caps will be marked-to-market with the adjustment recorded through earnings. At June 30, 2000, CRIIMI MAE held caps with a notional amount of $675 million of which $659 million was used to hedge the Company's variable rate debt and the remaining $16 million notional amount was carried at fair value with changes in fair value reported in earnings as it no longer qualified for hedge accounting.

Notional
Amount                         Effective Date            Maturity Date (2)      Cap (2)      Index (3)
-----------                    ---------------           ----------------      -------       ----------
   $100,000,000                September 22, 1997        September 22, 2000    6.6563%       1M LIBOR
    100,000,000                December 7, 1997          November 7, 2000      6.6563%       1M LIBOR
     50,000,000                December 23, 1997         December 23, 2000     6.9688%       1M LIBOR
    100,000,000                March 11, 1998            March 12, 2001        6.6875%       1M LIBOR
    100,000,000                April 30, 1998            March 30, 2001        6.6875%       1M LIBOR
    100,000,000                June 4, 1998              June 4, 2001          6.6563%       1M LIBOR
    100,000,000                June 26, 1998             June 26, 2001         6.6563%       1M LIBOR
     25,000,000                September 6, 1998         August 6, 2001        6.6523%       1M LIBOR
---------------
   $675,000,000 (1)
===============

-----------------------
(1) CRIIMI MAE's designated interest rate protection agreements hedge CRIIMI MAE's variable-rate borrowing costs.
(2) The weighted average strike price is approximately 6.7% and the weighted average remaining term for these interest rate cap agreements is approximately one year.
(3) The one month LIBOR rate was 6.6419% at June 30, 2000.

          CRIIMI MAE is exposed to credit loss in the event of non-performance by the counterparties to the interest rate protection agreements should interest rates exceed the caps. However, management does not anticipate non-performance by any of the counterparties. All of the counterparties have long-term debt ratings of A+ or above by Standard and Poor's and A1 or above by Moody's. Although none of CRIIMI MAE's caps are exchange-traded, there are a number of financial institutions which enter into these types of transactions as part of their day-to-day activities.

11.       COMMON STOCK

         CRIIMI MAE had 62,353,170 and 59,954,604 common shares issued and outstanding as of June 30, 2000 and December 31, 1999, respectively. See also
Note 1 "Organization - The Plan of Reorganization" and "The Company's 1999 Taxable Income".

STOCK PURCHASE PLAN

          In December 1997, CRIIMI MAE registered with the Securities and Exchange Commission up to 3 million shares of CRIIMI MAE common stock ("Common Shares") in connection with a Dividend Reinvestment and Stock Purchase Plan (the "DRIP Plan"). Subsequently, in May 1998, the shareholders approved the issuance of up to 4.7 million common shares in connection with the DRIP Plan. Subject to the suspension referenced below, the DRIP Plan allows investors the opportunity to purchase additional CRIIMI MAE Common Shares through the reinvestment of CRIIMI MAE's dividends, optional cash payments and initial cash investments.

          In October 1998, due to the filing under Chapter 11, the Company suspended the initial cash investment and optional cash payment portion of the DRIP Plan until further notice.

DIVIDENDS

          During the pendency of the Chapter 11 proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval (and subject to there being funds legally available for any such dividend under state corporate law). (See Note 1-Effect of Chapter 11 Filing on REIT Status and other Tax Matters).

          In September 1999, the Company declared a dividend to common shareholders payable in shares of a new series of preferred stock designated as Series F Redeemable Cumulative Dividend Preferred Stock with a face value of $10 per share. The Series F Preferred Stock was convertible into shares of common stock during two, 10-business day windows. During the first conversion period (November 15 through November 30, 1999), 756,453 shares of Series F Preferred Stock were converted, resulting in the issuance of 6,401,443 shares of common stock. During the second and final conversion period for the Series F Preferred Stock (January 21 through February 3, 2000), 263,788 additional shares were converted, resulting in the issuance of 2,396,566 shares of common stock. See Note 12 for further discussion.

12.       PREFERRED STOCK

          CRIIMI MAE's charter authorizes the issuance of up to 25,000,000 shares of preferred stock, of which 3,000,000 shares have been designated as Series B Cumulative Convertible Preferred Stock, 300,000 shares have been designated as Series C Cumulative Convertible Preferred Stock, 300,000 shares have been designated as Series D Cumulative Convertible Preferred Stock, 203,000 shares have been designated as Series E Cumulative Convertible Preferred Stock, and 1,610,000 shares have been designated as Series F Redeemable Cumulative Dividend Preferred Stock as of June 30, 2000. See also
Note 1 "Organization - The Plan of Reorganization" and "The Company's 1999 Taxable Income".

SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

          In August 1996, CRIIMI MAE completed a public offering of 2,415,000 shares of Series B Cumulative Convertible Preferred Stock, with a par value of $0.01 per share (the "Series B Preferred Stock"), at an aggregate offering price of $60,375,000. The Series B Preferred Stock pays a dividend in an amount equal to the sum of (i) $0.68 per share per quarter plus (ii) the product of the excess over $0.30, if any, of the quarterly cash dividend declared and paid with respect to each share of common stock times a conversion ratio of 2.2844 times one plus a conversion premium of 3%, subject to adjustment upon the occurrence of certain events. If the Series B Preferred Stock votes to accept the Plan, the relative rights and preferences of the Series B Preferred Stock would be amended to permit the payment of dividends in cash or common stock (or a combination thereof) at the Company's election. The Series B Preferred Stock is (i) convertible at the option of the holders and (ii) subject to redemption at CRIIMI MAE's sole discretion after the tenth anniversary of issuance. Each share of Series B Preferred Stock is convertible into 2.2844 shares of common stock, subject to adjustment upon the occurrence of certain events. Due to certain adjustment provisions in the Series B Preferred Stock Articles Supplementary, the payment of the Series F Redeemable Cumulative Dividend Preferred Stock dividend resulted in an adjustment to the conversion price such that one share of Series B Preferred Stock is now convertible into 2.6379 shares of common stock. The liquidation preference and the redemption price on the Series B Preferred Stock equals $25 per share, together with accrued and unpaid dividends. There were 1,593,982 shares of Series B Preferred Stock outstanding as of June 30, 2000. Dividends accrued on the Series B Preferred Stock totaled $7,587,355 as of June 30, 2000 (of which, $2,167,816 was accrued for the first six months of 2000, $4,335,631 was accrued during 1999 and $1,083,908 was accrued for the fourth quarter of 1998, but not paid to date as a result of the Chapter 11 filing).

SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

          In March 1997, CRIIMI MAE entered into an agreement with an institutional investor pursuant to which the Company had the right to sell, and such investor was obligated to purchase, up to 300,000 shares of Series C Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), through June 1998 at a price of $100 per share. The Series C Preferred Stock paid a dividend at an annual rate equal to the sum of (i) 75 basis points plus (ii) LIBOR as of the second LIBOR Market Day preceding the commencement of the calendar quarter which includes such quarterly dividend payment. The Series C Preferred Stock was convertible into shares of common stock at the option of the holder and was subject to redemption by CRIIMI MAE. The outstanding shares of Series C Preferred Stock were subject to mandatory conversion into common shares on February 23, 2000. Each share of Series C Preferred Stock was convertible into common shares based on a formula, the numerator of which was $100 and the denominator of which was a closing trade price of the common stock within the conversion period or the average of the closing trade prices of the common stock over the applicable twenty-one (or such fewer number as was mutually acceptable) day period immediately preceding the date of delivery. The liquidation preference and redemption price on the Series C Preferred Stock were $100 and $106, respectively, per share plus an amount equal to all dividends accrued and unpaid thereon. On September 23, 1997, 150,000 shares were issued under this agreement, resulting in net proceeds of approximately $15 million. On February 23, 1998, another 150,000 shares of Series C Preferred Stock were issued under this agreement, resulting in net proceeds of approximately $15 million. These proceeds were used to fund purchases of Subordinated CMBS. During 1999, 20,000 shares of Series C Preferred Stock were converted into 653,061 common shares, resulting in 103,000 shares of Series C Preferred Stock outstanding at December 31, 1999. Dividends accrued on the Series C Preferred Stock as of June 30, 2000 totaled $1,094,993 (of which $138,682 was accrued for the first half of 2000, $697,172 for 1999 and $259,139 for the fourth quarter of 1998, but not paid to date as a result of the Chapter 11 filing). As of February 22, 2000, all of the outstanding shares of Series C Preferred Stock were exchanged for Series E Preferred Stock. See below for further discussion.

SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK

          In July 1998, CRIIMI MAE entered into an agreement with an institutional investor pursuant to which the Company had the right to sell, and such investor was obligated to purchase, up to 300,000 shares of Series D Cumulative Convertible Preferred Stock par value $.01 per share (the "Series D Preferred Stock") at price of $100 per share. The Series D Preferred Stock paid a dividend at an annual rate equal to the sum of (i) 75 basis points plus (ii) LIBOR as of the second LIBOR Market Day preceding the commencement of the calendar quarter which includes such quarterly dividend payment. The Series D Preferred Stock was convertible into shares of common stock at the option of the holder and was subject to redemption by CRIIMI MAE. The outstanding Series D Preferred Stock was subject to mandatory conversion into common shares on July 31, 2000. Each share of Series D Preferred Stock was convertible into common shares based on a formula, the numerator of which is $100 and the denominator of which was a closing trade price of the common stock within the conversion period or the average of the closing trade prices of the common stock over the applicable twenty-one (or such fewer number as was mutually acceptable) day period immediately preceding the date of delivery. The liquidation preference and redemption price on the Series D Preferred Stock were $100 and $106, respectively, per share plus an amount equal to all dividends accrued and unpaid thereon. On July 31, 1998, 100,000 shares of Series D Preferred Stock were issued under this agreement, resulting in net proceeds of approximately $10 million. There were no Series D Preferred Stock converted into common shares during 1999, resulting in 100,000 shares outstanding at December 31, 1999. Dividends accrued on the Series D Preferred Stock totaled $1,181,409 as of June 30, 2000 (of which, $380,656 was accrued for the first half of 2000, $645,822 was accrued for 1999 and $154,931 was accrued for the fourth quarter of 1998, but not paid to date as a result of the Chapter 11 filing). As of July 26, 2000, all of the outstanding shares of Series D Preferred Stock were exchanged for Series E Preferred Stock. See below for further discussion.

SERIES E CUMULATIVE CONVERTIBLE PREFERRED STOCK

           On February 22, 2000, CRIIMI MAE and the holder of its Series C Preferred Stock entered into a Preferred Stock Exchange Agreement (the "Series C Exchange Agreement") pursuant to which 103,000 shares of Series C Preferred Stock were exchanged (the "Series C Exchange") for 103,000 shares of a new series of preferred stock designated as "Series E Cumulative Convertible Preferred Stock", par value $0.01 per share (the "Series E Preferred Stock"). On July 26, 2000, CRIIMI MAE and the holder of its Series D Preferred Stock entered into a Preferred Stock Exchange agreement (the "Series D Exchange Agreement") pursuant to which 100,000 shares of Series D Preferred Stock were exchanged (the "Series D Exchange" and together with the Series C Exchange, the "Exchanges") for 100,000 shares of Series E Preferred Stock. The principal purpose of the Exchanges was to effect an extension of the mandatory conversion dates, upon which the Series C Preferred Stock and Series D Preferred Stock would have converted into common stock. Pursuant to the Series C Exchange Agreement and Series D Exchange Agreement, the Company has amended its Plan to provide for a new mandatory conversion date and certain additional terms and conditions with respect to the Series E Preferred Stock. The additional terms principally address dividend and additional conversion matters.

           Until the Company's Plan is effective, the principal terms of the Series E Preferred Stock are as set forth below. The Series E Preferred Stock pays a dividend at an annual rate equal to the sum of (i) 75 basis points plus (ii) LIBOR as of the second LIBOR Market Day preceding commencement of the calendar quarter which includes such quarterly dividend payment. Quarterly dividends payable with respect to calendar quarters and any partial quarter will be payable in common stock. Dividends accrued on Series E Preferred Stock totaled $258,029 as of June 30, 2000, (representing dividends from February 23, 2000 through June 30, 2000). The Series E Preferred Stock is not convertible into shares of common stock at the option of the holder unless the effective date of the Plan does not occur on or before December 31, 2000. In such event, 10,000 shares of Series E Preferred Stock shall become convertible at the option of the holder into common stock in January 2001 and in each month thereafter until the effective date of the Plan. If the Series E Preferred Stock becomes convertible into common stock, then each share of Series E Preferred Stock shall be convertible into common stock based on a formula, the numerator of which will be $100 and the denominator of which will be a closing trade price of the common stock within the conversion pricing period that is mutually acceptable or the average of the closing trade prices of the common stock over the applicable twenty-one (or such fewer number as is mutually acceptable) day period immediately preceding the date of delivery. The Series E Preferred Stock is subject to redemption by CRIIMI MAE. The liquidation preference and the redemption price on the Series E Preferred Stock are $100 and $106, respectively, per share plus an amount equal to all dividends accrued and unpaid thereon.

           Once the Company's Plan is effective, amendments to the Series E Preferred Stock relative rights and preferences, relating principally to conversion and dividend rights and terms, would be effected, including an increase in the dividend rate, a new mandatory conversion date and the provision of additional conversion rights. Reference is made to the Plan, previously filed with the SEC as an exhibit to a Current Report on Form 8-K, for a complete description of such amendments to the relative rights and preferences of the Series E Preferred Stock, as contemplated by the Plan.

SERIES F REDEEMABLE CUMULATIVE DIVIDEND PREFERRED STOCK

           On September 14, 1999, the Company declared a dividend on its common stock for the purpose of distributing approximately $15.7 million in undistributed 1998 taxable income. The dividend was payable to common shareholders of record on October 20, 1999, provided that the shareholders maintained ownership of their common stock through the payment date. The dividend was paid on November 5, 1999 in shares of Series F Redeemable Cumulative Preferred Dividend Preferred Stock (the "Series F Preferred Stock"). The 1,606,595 shares of Series F Preferred Stock issued were approved for listing on the New York Stock Exchange and trade with the symbol CMM-PrF, with a par value of $0.01 and a face value of $10.

           Holders of record of each share of CRIIMI MAE common stock who maintained ownership of their common stock through November 5, 1999, received 3/100ths of a share of Series F Preferred Stock (i.e., three shares of Series F Preferred Stock for every 100 shares of common stock held). The Series F Preferred Stock was convertible into shares of common stock during two 10-business day conversion periods. The first conversion period was from November 15, 1999 through November 30, 1999 and the second conversion period was from January 21, 2000 through February 3, 2000. Conversions were based on the volume-weighted average of the sale prices of the common stock for the 10-trading days prior to the date converted, subject to a floor of 50% of the volume-weighted average of the sale prices of the common stock on November 5, 1999. Holders of Series F Preferred Stock have no right to convert their Series F Preferred Stock into common stock after February 3, 2000.

           The Series F Preferred Stock provides for cash dividends at an annual fixed rate of 12%. The first dividend will be paid no earlier than the end of the calendar quarter in which a plan of reorganization for the Company becomes effective, and no more than quarterly thereafter. If the Series F Preferred Stock votes to accept the Plan, then the relative rights and preferences of the Series F Preferred Stock would be amended to permit the payment of dividends in cash or common stock (or a combination thereof) at the Company's election. The Series F Preferred Stock is redeemable at the Company's option after November 5, 2000 at a price of $10.00 per share plus accrued and unpaid dividends. The liquidation value of Series F Preferred Stock is $10.00 per share plus accrued and unpaid dividends.

           During the first conversion period, 756,453 shares of Series F Preferred Stock were converted, resulting in the issuance of 6,401,443 shares of common stock. During the second and final conversion period (January 21 through February 3, 2000) for the Series F Preferred Stock, 263,788 additional shares were converted, resulting in the issuance of 2,396,566 shares of common stock. There were 586,354 shares of Series F outstanding at June 30, 2000. Dividends accrued on Series F Preferred Stock totaled $517,248 as of June 30, 2000 (of which $355,721 was accrued for the first six months of 2000 and $161,527 for 1999).

13.       EARNINGS PER SHARE

          The following table reconciles basic and diluted earnings per share under FAS 128 for the three and six months ended June 30, 2000 and 1999.

                            For the three months ended June 30, 2000               For the three months ended June 30, 1999
                            ----------------------------------------               ----------------------------------------
                                                              Income                                               Income (loss)
                                                             Per Share                                               Per Share
                           Income          Shares              Amount             Income             Shares            Amount
                           ------          ------              ------             ------             ------            ------
BASIC EPS
Net income (loss)
Available to
Common Shareholders      $3,742,484       62,353,170            $0.06          $(2,033,199)        53,553,161          $(0.04)

Effect of Dilutive
SECURITIES (1)

Net effect of
assumed exercise
of stock options
                                --                                                       --                --
                                              81,439
Convertible
Preferred Stock            $399,246       13,929,870                           $         --                --
                           --------       ----------                           ------------        ----------

DILUTED EPS
Income (loss)
available to
Common
Shareholders and
assumed conversions      $4,141,731       76,364,479            $0.05          $(2,033,199)        53,553,161          $(0.04)
                         ==========       ==========            =====          ============        ==========          =======


                          For the six months ended june 30, 2000                   For the six months ended june 30, 1999
                          --------------------------------------                   --------------------------------------
                                                          Income                                                     Income
                                                         Per Share                                                  Per Share
                        Income           Shares           Amount               Income               Shares           Amount
                        ------           ------           ------               ------               ------           ------
Basic EPS
---------
Net Income Available
to Common
Shareholders          $7,778,095       61,934,051            $0.13             $11,383,750        53,553,161            $0.21

Effect of
Dilutive
Securities (1)
--------------

Net effect of
assumed exercise
of stock options             - -           35,813                                       --                --

Convertible
Preferred Stock (1)     $777,368       15,603,382                                 $614,680         7,606,685
                        --------       ----------                                 --------         ---------
Diluted EPS
-----------

Income available
to Common
Shareholders
and assumed
conversions           $8,555,463       77,577,654            $0.11             $11,998,430        60,889,109            $0.20
                      ==========       ==========            =====             ===========        ==========            =====

---------------------------

(1) As of June 30, 2000 and 1999, respectively, the following shares of preferred stock were outstanding: 1,593,982 shares of Series B Preferred Stock , -0- and 103,000 shares of Series C Preferred Stock, 100,000 shares of Series D Preferred Stock, 103,000 and -0- shares of Series E Preferred Stock, and 586,354 and -0- shares of Series F Preferred Stock. The common stock equivalents for the Series B Preferred Stock and the Series F Preferred Stock are not included in the calculation of diluted EPS because the effect would be anti-dilutive.

14.        EMPLOYEE RETENTION PLAN

           Upon commencement of the Chapter 11 cases, the Company believed it was essential to both the efficient operation of the Company's business and the reorganization effort that the Company maintain the support, cooperation and morale of its employees. The Company obtained Bankruptcy Court approval to pay certain pre-petition employee obligations in the nature of wages, salaries and other compensation and to continue to honor and pay all employee benefit plans and policies.

           In addition, to ensure the Company's continued retention of its executives and other employees and to provide meaningful incentives for these employees to work toward the Company's financial recovery and reorganization, the Company's management and Board of Directors developed a comprehensive and integrated program to retain its executives and other employees throughout the reorganization. On December 18, 1998, the Company obtained Bankruptcy Court approval to adopt and implement an employee retention program (the "Employee Retention Plan") with respect to all employees of the Company other than certain key executives. On February 28, 1999, the Company received Bankruptcy Court approval authorizing it to extend the Employee Retention Plan to the key executives initially excluded, including modifying existing employment agreements and entering into new employment agreements with such key executives. The Employee Retention Plan permitted the Company to approve ordinary course employee salary increases beginning in March 1999, subject to certain limitations, and to grant options to its employees after the Petition Date, up to certain limits. The Employee

Retention Plan also provides for retention payments aggregating up to approximately $3.5 million, including payments to certain executives. Retention payments are payable semiannually over a two-year period. The first retention payment of approximately $909,000 vested on April 5, 1999, and was paid on April 15, 1999. The second retention payment of approximately $865,000 vested on October 5, 1999 and was paid on October 15, 1999. The third retention payment of approximately $653,000 vested on April 5, 2000, and was paid on April 14, 2000. The fourth retention payment will vest on October 5, 2000 and is expected to be paid on October 16, 2000. Any unpaid portion of the retention payments will become due and payable (i) upon the effective date of a plan of reorganization of the Company and, with respect to certain key executives, court approval or (ii) upon termination without cause. William B. Dockser, Chairman of the Board of Directors, and H. William Willoughby, President, are not currently entitled to receive any retention payments. Subject to the terms of their respective employment agreements, certain key executives will be entitled to severance benefits if they resign or their employment is terminated following a change of control. The other employees will be entitled to severance benefits if they are terminated without cause subsequent to a change of control of the Company and CMM. In addition, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control.

15.        TRANSACTIONS WITH RELATED PARTIES

           Below is a summary of the related party transactions which occurred during the three and six months ended June 30, 2000 and 1999. These items are described further in the text which follows:

                                              For the three months ended June 30,      For the six months ended June 30,
                                                     2000             1999                  2000             1999
                                                 ------------     ------------          ------------     ------------
Amounts received or accrued from related parties:
-------------------------------------------------

CRIIMI Inc.
----------
  Income(1)                                      $    189,076     $    205,255          $    375,484     $    482,292
  Return of Capital(2)                                184,372        1,656,155               445,644        3,165,773
                                                 ------------     ------------          ------------     ------------
    Total                                        $    373,448     $  1,861,410          $    821,128     $  3,648,065
                                                 ============     ============          ============     ============
CRI/AIM Investment Limited Partnership (1)       $     84,119     $    103,858          $    178,232     $    235,669
                                                 ============     ============          ============     ============

Expense reimbursements to CRIIMI Management:
--------------------------------------------

  AIM Funds and CRI Liquidating (3)(4)           $     52,209     $     91,278          $     99,633     $    122,346
  CMSLP (2)(3)                                              0          249,821                39,602          543,280
                                                 ------------     ------------          ------------     ------------
    Total                                        $     52,209     $    341,099          $    139,235     $    665,626
                                                 ============     ============          ============     ============
Payments to CRI:
----------------

  Expense reimbursement - CRIIMI MAE(3)(5)       $     39,562     $     48,600          $     72,744     $     97,376
                                                 ============     ============          ============     ============
Payments to Capital Hotel Group(5)
----------------------------------

Management Fee (6)                               $     21,914     $     17,096          $     34,698     $     28,899
                                                 ============     ============          ============     ============

----------------------------------
(1) Included as equity in earnings from investments on the accompanying consolidated statements of income.

(2) Included as a reduction of equity investments on the accompanying consolidated balance sheets.

(3) Included in general and administrative expenses on the accompanying consolidated statements of income.

(4) Prior to CRIIMI MAE becoming a self-administered REIT, amounts were paid to C.R.I., Inc. as reimbursement for expenses incurred by the adviser on behalf of CRI Liquidating and the AIM Funds. The transaction in which CRIIMI MAE became a self-administered REIT had no impact on CRI Liquidating's or the AIM Funds' financial statements except that the expense reimbursements previously paid to C.R.I., Inc. are, effective June 30, 1995, paid to CM Management.

(5) Prior to CRIIMI MAE becoming a self-administered REIT, amounts were paid to C.R.I., Inc. as reimbursement for expenses incurred by the adviser on behalf of CRIIMI MAE. In connection with the Merger, on June 30, 1995, CRIIMI MAE was no longer required to reimburse the adviser, as these expenses are now directly incurred by CRIIMI MAE. However, pursuant to an agreement between CRIIMI MAE and

      C.R.I., Inc. (the "CRI Administrative Services Agreement"), C.R.I., Inc. provides CRIIMI MAE with certain administrative and office facility services and other services, at cost, with respect to certain aspects of CRIIMI MAE's business. CRIIMI MAE uses the services provided under the C.R.I., Inc. Administrative Services Agreement to the extent such services are not performed by CM Management or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days notice at any time by CRIIMI MAE.

(6) Included as a reduction of net income earned from Real Estate Owned property which is included in other investment income on the accompanying consolidated statements of income.

16.        LITIGATION

BANKRUPTCY PROCEEDINGS

           On the Petition Date, the Debtors each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. These cases are being jointly administered for procedural purposes. None of the cases has been substantively consolidated. Under the Bankruptcy Code, the Debtors are authorized to manage their respective affairs and operate their businesses as debtors-in-possession while they attempt to confirm and consummate their plan of reorganization that will restructure their financial affairs and allow them to emerge from bankruptcy. As a debtor-in-possession under the Bankruptcy Code, no Debtor may engage in any transaction outside the ordinary course of business without the approval of the Bankruptcy Court. The following discussion describes certain aspects of the Chapter 11 cases of the Debtors (the "Chapter 11 Cases"), but it is not intended to be a complete summary.

           Pursuant to the Bankruptcy Code, the commencement of the Chapter 11 Cases created an automatic stay, applicable generally to creditors and other parties in interest, but subject to certain limited exceptions, of: (i) the commencement or continuation of judicial, administrative or other actions or proceedings against the Debtors that were or could have been commenced prior to the commencement of the Chapter 11 Cases; (ii) the enforcement against the Debtors or their property of any judgments obtained prior to the commencement of the Chapter 11 Cases; (iii) the taking of any action to obtain possession of property of the Debtors or to exercise control over such property; (iv) the creation, perfection or enforcement of any lien against the property of the bankruptcy estates of the Debtors; (v) any act to create, perfect or enforce against the property of the Debtors any lien that secures a claim that arose prior to the commencement of the Chapter 11 Cases; (vi) the taking of any action to collect, assess or recover claims against the Debtors that arose before the commencement of the Chapter 11 Cases; (vii) the set-off of any debt owing to the Debtors that arose prior to the commencement of the Chapter 11 Cases against any claim against the Debtors; or (viii) the commencement or continuation of a proceeding before the United States Tax Court concerning the Debtors. Any entity may apply to the Bankruptcy Court, upon appropriate showing of cause, for relief from the automatic stay.

           As noted above, the Debtors are authorized to manage their respective properties and operate their respective businesses pursuant to the Bankruptcy Code. During the course of the Chapter 11 Cases, the Debtors will be subject to the jurisdiction and supervision of the Bankruptcy Court. The United States Trustee has appointed (i) the Unsecured Creditors' Committee,
(ii) the Official Committee of Unsecured Creditors in the CM Management Chapter 11 Case (the "CMM Creditors' Committee") and (iii) the CMI Equity Committee (collectively, the "Committees"). The Committees are expected to participate in the formulation of the plans of reorganization for the respective Debtors. The Debtors are required to pay certain expenses of the Committees, including professional fees, to the extent allowed by the Bankruptcy Court.

           Under the Bankruptcy Code, for 120 days following the Petition Date, only the debtor-in-possession has the right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor-in-possession files a plan of reorganization during this exclusivity period, no other party may file a plan of reorganization until 180 days following the Petition Date, during which period the debtor-in-possession has the exclusive right to solicit acceptances of the plan. If a debtor-in-possession fails to file a plan during the exclusivity period or such additional exclusivity period as may be ordered by the Bankruptcy Court or, after such plan has been filed, fails to obtain acceptance of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditors' committee, an equity security holders' committee, a creditor or an equity security holder may file a plan of reorganization for such debtor. Additionally, if the Bankruptcy Court were to appoint a trustee, the exclusivity period, if not previously terminated, would terminate.

           The Debtors' initial exclusivity period to file a plan of reorganization ended on February 2, 1999. The Bankruptcy Court extended this period through August 2, 1999 and again through September 10, 1999. The Debtors sought a third extension of exclusivity through November 10, 1999 and on September 20, 1999, the Bankruptcy Court entered an order (i) extending the Debtors' right to file a plan of reorganization through October 16, 1999,
(ii) providing the Unsecured Creditors' Committee and the CMI Equity Committee the right to jointly file a plan of reorganization through October 16, 1999 and (iii) providing that any party in interest may file a plan of reorganization after October 16, 1999. The Debtors filed (i) a Joint Plan of Reorganization on September 22, 1999, (ii) an Amended Joint Plan of Reorganization and proposed Joint Disclosure Statement on December 23, 1999,
(iii) a Second Amended Joint Plan of Reorganization and proposed Amended Joint Disclosure Statement on March 31, 2000, and (iv) a Third Amended Joint Plan of Reorganization and proposed Second Amended Joint Disclosure Statement with respect thereto on April 25, 2000, which plan and disclosure statement were amended and supplemented by praecipes filed with the Bankruptcy Court on July 13, 14 and 21, 2000. The Debtors' Third Amended Joint Plan of Reorganization is fully supported by the CMI Equity Committee, which is a co-proponent of the Plan. Subject to the completion of mutually acceptable Unsecured Creditor Debt Documentation, the Unsecured Creditors' Committee has agreed to support confirmation of the Debtors' Plan.

           On December 20, 1999, the Unsecured Creditors' Committee filed its own plan of reorganization and proposed disclosure statement with the Bankruptcy Court. On January 11, 2000 and on February 11, 2000, the Unsecured Creditors' Committee filed its first and second amended plans of reorganization, respectively, with the Bankruptcy Court and its amended proposed disclosure statements with respect thereto. However, as a result of the successful negotiations, the Unsecured Creditors' Committee is now supporting confirmation of the Debtors' Plan and has asked the Bankruptcy Court to defer consideration of its plan pending approval of the Debtors' Plan and the completion of mutually acceptable Unsecured Creditor Debt Documentation. Accordingly, the Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee are together presenting the Debtors' Plan for approval by all holders of claims and interests in impaired classes.

           The Bankruptcy Court held a hearing on April 25, 2000 on the Proposed Disclosure Statement. During that hearing, the bankruptcy judge requested the filing of additional legal briefs by May 9, 2000 on two issues raised at the hearing. The issues raised related to an objection to the Proposed Disclosure Statement filed by Salomon Smith Barney Inc./Citicorp Securities, Inc. and Citicorp Real Estate, Inc. (together "Citigroup"). On July 12, 2000, the Bankruptcy Court entered an order overruling the objections raised by Citigroup as set forth in the Memorandum Opinion and Order filed and entered on that date by the Bankruptcy Court. The Citigroup objections were the only objections to the Proposed Disclosure Statement pending before the Bankruptcy Court. On July 21, 2000, CRIIMI MAE and Citigroup reached a settlement regarding the treatment of Citigroup's claims under the Plan. This accord resolved Citigroup's objections to the Proposed Disclosure Statement and contemplates the dismissal of all outstanding litigation between the parties. The Bankruptcy Court has scheduled a hearing on August 23, 2000 with respect to the proposed ballots submitted to the Bankruptcy Court to be sent to members of all classes of impaired creditors and equity security holders in connection with the Plan.

           Once the Proposed Disclosure Statement has been approved by the Bankruptcy Court, the Plan will be sent together with the approved Disclosure Statement to members of all classes of impaired creditors and equity security holders for acceptance or rejection. Following voting on the Plan by impaired classes of creditors and equity security holders, the Bankruptcy Court, after notice and a hearing, will consider whether to confirm the Plan before it. To confirm a plan, the Bankruptcy Court is required to find among other things:
(i) with respect to each class of impaired creditors and equity security holders, that each holder of a claim or interest of such class either (a) will, pursuant to the plan, receive or retain property of a value as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Debtors or (b) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or is not impaired under the plan, and (iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successor unless such liquidation or reorganization is proposed in the plan.

           If any impaired class of creditors or equity security holders does not accept a plan, the proponent of the plan may invoke the so-called "cramdown" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan, notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders, if certain requirements of the Bankruptcy Code are met. These requirements include: (i) the plan does not discriminate unfairly and (ii) the plan is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used in the Bankruptcy Code, the phrases "discriminate" and "fair and equitable" have narrow and specific meanings and their use herein is qualified in its entirety by reference to the Bankruptcy Code.

BANKRUPTCY RELATED LITIGATION

           The following is a summary of material litigation matters between the Company and certain of its secured creditors since the Petition Date. The Company has reached agreement with certain of these creditors, as set forth in greater specificity below.

           MERRILL LYNCH

           As of the Petition Date, the Company owed Merrill Lynch approximately $274.8 million with respect to advances to the Company under an assignment agreement pursuant to which the Company pledged Subordinated CMBS. Borrowings under this assignment agreement are secured by a first priority security interest in certain CMBS issued in connection with CBO-2, together with all proceeds, distributions and amounts realized therefrom (the "Distributions") (the CMBS pledged to Merrill Lynch and the Distributions are hereafter referred to collectively as the "Merrill Collateral").

           On October 16, 1998, Merrill Lynch filed a motion with the Bankruptcy Court for relief from the automatic stay or, in the alternative, for entry of an order directing the Company to provide adequate protection for its interest in the Merrill Collateral. On October 21, 1998, the Company filed a complaint against Merrill Lynch for turnover of Distributions remitted to Merrill Lynch on October 2, 1998 by LaSalle National Bank, as well as other relief.

           On December 4, 1998, the Bankruptcy Court approved a consent order entered into between the Company and Merrill Lynch. Among other things, pursuant to the consent order, the pending litigation with Merrill Lynch was dismissed without prejudice. The consent order also preserved the portfolio of CMBS pledged as collateral to Merrill Lynch and provided for the Company to receive distributions of 50 percent of the monthly cash flow from those CMBS net of interest payable to Merrill Lynch (the "Company's Distribution Share"). The 50 percent of distributions received by Merrill Lynch is to be applied to reduce principal. Such arrangement will remain in effect until the earlier of a further order of the Bankruptcy Court affecting the arrangement or the effective date of a plan of reorganization of the Company.

           On September 7, 1999, the Company filed a Motion to Approve Stipulation and Consent Order Providing for Adequate Protection. On or about September 27, 1999, the Unsecured Creditors' Committee and the CMI Equity Committee filed a joint objection to the Motion. On December 3, 1999, the Bankruptcy Court entered the Stipulation and Consent Order Providing For Adequate Protection (the "Adequate Protection Order"), certain provisions of which were effective retroactively. Pursuant to the Adequate Protection Order, a segregated interest bearing debtor-in-possession account was created (the "Cash Collateral Account") into which the Company's Distribution Share was deposited during the months of August through December 1999. An additional fifty percent (50%) of the Company's Distribution Share has been deposited into such account since January and absent a further ruling by the Bankruptcy Court, or the occurrence of certain market events detailed in the Adequate Protection Order, will continue to be deposited into such account through the effective date of the Plan. The Adequate Protection Order provides Merrill Lynch with a first priority lien on the Cash Collateral Account.

           CITICORP AND CITIBANK

           In addition to the Citibank Program pursuant to which the Company originated loans, as previously discussed, the Company also has a financing arrangement with Citicorp pursuant to which the Company pledged CMBS.

           On October 13, 1998, Citicorp demanded from Norwest Bank Minnesota, N.A. ("Norwest") the immediate transfer of certain CMBS (the "Retained Bonds") issued pursuant to CMO-IV. Norwest served as indenture trustee. The Retained Bonds are collateral for amounts advanced to the Company by Citicorp under the financing arrangement. As of the Petition Date, the Company owed Citicorp $79.1 million under the facility.

           On October 15, 1998, the Company filed an emergency motion to enforce the automatic stay against Norwest and Citicorp. Pursuant to an Order dated October 23, 1998, the Bankruptcy Court prohibited Citicorp from selling the Retained Bonds without further order of the Bankruptcy Court. On October 23, 1998, Citicorp requested an emergency hearing regarding the October 23 Order, and on November 2, 1998, the Company filed a complaint against Citicorp seeking, among other things, a declaratory judgment as to whether the automatic stay applies to actions taken by Citicorp with respect to the Retained Bonds.

           On March 11, 1999, the Company finalized agreements with Citicorp and Citibank, pursuant to which the parties agreed to adjourn the pending litigation for a four-month period. The Bankruptcy Court agreed to a request by CRIIMI MAE, Citibank, and the Unsecured Creditors' Committee to further postpone the pending litigation on July 7, 1999 and again on September 10, 1999. The trial has not yet been rescheduled.

           The agreements reached by the Company with Citicorp and Citibank on March 11, 1999 were approved by the Bankruptcy Court through stipulations and consent orders entered on April 5, 1999. One of the agreements also provided that Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell two classes of investment-grade CMBS from CMO-IV constituting a portion of the collateral securing advances under the Citicorp financing arrangement. In May 1999, Salomon Smith Barney sold $20 million of the CMO-IV securities held by Holdings II. This sale reduced the amounts owed from Holdings II to Citicorp by approximately $17 million. On October 8, 1999, the remaining CMO-IV securities held by Holdings II were sold. This sale reduced the amounts owed from Holdings II to Citicorp by approximately $22 million and Holdings II received net proceeds of approximately $315,000. In addition, Citibank, in cooperation with CRIIMI MAE, agreed to sell commercial mortgages originated in 1998 under the Citibank Program, provided that the sale resulted in CRIIMI MAE receiving minimum net proceeds of not less than $3.5 million, after satisfying certain amounts due to Citibank, from the amount held in the reserve account. On August 5, 1999, all but three of the commercial loans originated under the Citibank Program in 1998, with an aggregate unpaid principal balance of approximately $339 million, were sold for gross proceeds of approximately $308 million. On September 16, 1999, Citibank sold the remaining three loans, with an aggregate unpaid principal balance of approximately $32.7 million, for gross proceeds of approximately $27.2 million. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by agreement of the Company, the Unsecured Creditors' Committee and the CMI Equity Committee.

           A related interpleader action between Norwest, the Company and Citicorp, which was initiated on October 20, 1998 by Norwest to determine whether the Company or Citicorp is the rightful owner of funds that were to have been paid by Norwest, as indenture trustee, remains pending before the Bankruptcy Court. During the pendency of this matter, certain payments on the Retained Bonds are held in an account controlled by the Bankruptcy Court. No trial date has been set for this matter.

           A settlement was reached on July 21, 2000, among the Company and Citigroup. The terms of the settlement agreement with Citigroup are incorporated into the Company's Plan and provide for the satisfaction of all Citigroup claims (including dismissal of all litigation) through the payment of: (a) principal and interest due in connection with certain financings provided by Salomon Smith Barney, Inc./Citicorp Securities, Inc. relating to the bonds designated CMCMBS 1998-1 (CMO-IV) (Classes F through J and IO), MCFI 1998-MC1 (Classes H through M) and MCFI 1998-MC2 (Classes F through K);
(b) outstanding principal, interest and expenses due in connection with a loan provided by Citicorp Real Estate, Inc. to a Company subsidiary; and (c) $4,000,000 in cash for all remaining claims of Citigroup, which has been accrued on the balance sheet as of June 30, 2000. The payment to Citigroup will come from the proceeds of the sale or refinance of the referenced bonds. Citigroup has agreed to cooperate in connection with the sale of these bonds. There can be no assurance that all or any portion of these bonds will be sold or refinanced on or before the effective date of the Plan.

           FIRST UNION

           First Union National Bank ("First Union"), a creditor of both the Company and CM Management, is asserting substantial secured and unsecured claims. On or about March 23, 1999, First Union filed in each of the Company's and CM Management's Chapter 11 cases a motion for relief from the automatic stay pursuant to section 362(d) of the United States Bankruptcy Code. On or about March 26, 1999, First Union requested that the Court dismiss without prejudice both motions. On April 20, 1999, First Union refiled its motions for relief from the automatic stay. The hearing was originally scheduled for May 14, 1999, but has been adjourned by consent.

           On or about July 1, 1999, the Company entered into an agreement with First Union resolving its motion for relief from the automatic stay and authorizing use of First Union's cash collateral. The agreement provides for the following:

           (i) First Union has a valid, perfected, first priority security interest in certain assignment securities and the assignment securities income constitutes First Union's cash collateral;

           (ii) First Union shall receive adequate protection payments of post-petition interest at the non-default contract rate plus payments to be applied to principal equal to 50% of the difference between the assignment income and the Company's non-default contract interest obligation. First Union has the option of using a portion of the assignment income earmarked for principal to purchase a hedging program;

           (iii) The Company shall be entitled to use the assignment income not paid to First Union in the ordinary course of its business subject to certain limitations; and

           (iv) First Union shall not seek relief from the automatic stay in the Company's Chapter 11 case to foreclose upon the assignment securities and/or the assignment income and none of the Company, the Unsecured Creditors' Committee, the CMI Equity Committee or First Union shall seek modification of the adequate protection arrangements set forth in the agreement for a period commencing upon the date which the Bankruptcy Court approves the agreement and terminating on December 31, 1999, subject to certain exceptions.

           The agreement was approved and entered by the Bankruptcy Court on August 5, 1999. The Company's Unsecured Creditors' Committee has consented to the agreement with First Union.

           In addition, on or about July 1, 1999, CM Management and First Union entered into an agreement resolving its motion for relief from the automatic stay. On July 1, 1999, CM Management filed a motion for approval of the agreement resolving First Union's motion for relief from the automatic stay. On October 22, 1999, to provide the parties with more time to negotiate a modification to the agreement, CM Management, with the consent of First Union and the CMM Creditors' Committee, advised the Bankruptcy Court that it would be withdrawing the motion for approval of the agreement, without prejudice to CM Management's right to re-file once an agreement has been reached with First Union and the CMM Creditors' Committee. The motion was subsequently withdrawn.

           On or about February 18, 2000, the Company, the Unsecured Creditors' Committee and First Union entered into a Second Stipulation and Agreed Order: (i) Authorizing Use of Cash Collateral and (ii) Granting Other Relief (the "Second Stipulation"). The Second Stipulation provides for, among other things, the following:

           (i) the reaffirmation of all of the terms contained in the July 1, 1999 agreement except as expressly provided in the Second Stipulation;

           (ii) the extension from January 1, 2000 through March 31, 2000 of the provisions in the July 1, 1999 agreement relating to use of the assignment securities income;

           (iii) the extension from December 31, 1999 to March 31, 2000 of the provisions in the July 1, 1999 agreement relating to
                     (i) First Union's agreement not to seek relief from the automatic stay to foreclose on the assignment securities or the assignment securities income and (ii) the agreement by First Union, the Company and the Unsecured Creditors' Committee not to seek modification of the adequate protection arrangements contained in the July 1, 1999 agreement; and

           (iv) the consummation of the Stipulation and Consent Order Selling the Wells Fargo Bonds to Morgan Stanley, which occurred in February 2000. See "Bankruptcy Related Litigation-Morgan Stanley" for further discussion.

           On February 22, 2000, the Company filed a motion with the Bankruptcy Court for approval of the Second Stipulation. CRIIMI MAE, First Union and Lehman also reached an agreement that called for the sale of seven classes of Subordinated CMBS from First Union Lehman Brothers Series 98 C-2 the ("First Union Lehman Bonds"). The agreement was filed with the Bankruptcy Court on March 21, 2000 for approval. On March 28, 2000, the Bankruptcy Court approved the Second Stipulation. On April 24, 2000, the First Union Lehman Bonds were sold. The transaction generated proceeds of $140 million, of which approximately $113 million was used to pay the related debt owed to Lehman and First Union. The approximate $27 million of remaining proceeds will be used primarily to help fund the Plan.

           First Union has asserted a first priority security interest in certain bonds that are or were in its possession, and the distributions made on those bonds since the Petition Date, pursuant to an agreement dated as of October 10, 1997 by and between the Company and First Union. The Company disputes First Union's claim to a security interest in those bonds and the distributions made thereon. The bonds in issue are (i) the Morgan Stanley Capital, Series 1998-WF2 Class N bond, (ii) the Chase Commercial Mortgage, Series 1998-1 Class J bond (the "Chase J Bond"), and (iii) the Nomura Asset Securitization Corporation, Series 1998-B7 Class N bond. The Morgan Stanley Capital Bond has been sold, and certain proceeds from the sale thereof are being held in a segregated account in the name of First Union pending further order of the Bankruptcy Court and resolution of the claim of First Union thereto. On August 7, 2000, the Company sold certain CMBS to GACC for approximately $43.8 million. The Chase J Bond composed part of the CMBS sold to GACC. The proceeds received from the sale related to the Chase J Bond were deposited in a segregated account in the name of First Union pending resolution of First Union's claim of a security interest in the bonds. See "Bankruptcy Litigation-Arrangements with other Creditors" for further discussion of the sale of certain CMBS to GACC. If the issues between the Company and First Union are not otherwise resolved, an adversary proceeding will likely be commenced to resolve the dispute between the Company and First Union with respect to the foregoing bonds and/or the distributions made on those bonds. If First Union's claim with respect to those bonds and/or the distributions made on those bonds is determined to be an Allowed Secured Claim, such Claim will be treated as part of Class A2 under the Plan. If First Union's Claim is determined to be an unsecured claim, it will be included in the Claims subject to Class A10 under the Plan.

           MORGAN STANLEY

           As of the Petition Date, the Company owed Morgan Stanley approximately $182.4 million with respect to advances to the Company under an agreement pursuant to which the Company pledged CMBS. The borrowings under this agreement were secured by certain CMBS, including (i) CRIIMI MAE Commercial Mortgage Trust, Series 1998-C1, Class B and C Certificates (collectively or any portion thereof, the "CBO-2 BBB Bonds") and (ii) Morgan Stanley Capital I., Inc., Series 1998-W2, Class F, G, H, J, K, L and M Certificates (collectively or any portion thereof, the "Wells Fargo Bonds" and, together with the CBO-2 BBB Bonds, the "Morgan Collateral").

           On October 6, 1998, Morgan Stanley advised the Company that it was exercising alleged ownership rights over the Morgan Collateral. On October 20, 1998, the Company filed an adversary proceeding against Morgan Stanley alleging, among other things, that Morgan Stanley violated the automatic stay, and seeking turnover of the Morgan Collateral.

           On March 5, 1999, the CBO-2 BBB Bonds were sold. Of the $159 million in net sale proceeds, $141.2 million was used to repay the Company's borrowings under the agreement with Morgan Stanley, and $17.8 million was remitted to CRIIMI MAE. As a result of the transaction, CRIIMI MAE's litigation against Morgan Stanley has been resolved with respect to the CBO-2 BBB Bonds to the satisfaction of both parties.

           The Company and Morgan Stanley reached an agreement to sell the Wells Fargo Bonds (the "Morgan Stanley Agreement"). On February 29, 2000, the Wells Fargo Bonds were sold. Of the approximately $45.9 million in net sales proceeds, $37.5 million was used to pay off all outstanding borrowings owed to Morgan Stanley and the remaining proceeds of approximately $8.4 million will be used primarily to help fund the Plan. Pursuant to the terms of the Morgan Stanley Agreement, the Company and Morgan Stanley mutually released any claims that they may have against each other and filed a stipulation of dismissal with prejudice of the October 20, 1998 adversary proceeding.

ARRANGEMENTS WITH OTHER CREDITORS

           In addition to the foregoing, the Company has had discussions with other secured creditors against whom the Company was not engaged in litigation. One such creditor is GACC. On February 3, 1999, the Bankruptcy Court approved an Amended Consent Order between the Company and GACC that provides for the following: (i) acknowledgement that GACC has a valid perfected security interest in its collateral; (ii) authority for GACC to hedge its loan, subject to a hedge cost cap; and (iii) as adequate protection, the sharing of cash collateral on a 50/50 basis, after payment of interest expense, with the percentage received by GACC to be applied to reduce principal and pay certain hedge costs, if any. In addition, the Company is prohibited from using GACC's cash collateral for certain purposes, including loan originations and Subordinated CMBS acquisitions. The Amended Consent Order expired April 28, 1999. The Company and GACC agreed to extend the Amended Consent Order until August 2, 1999 and a stipulation to that effect was signed by the Company and GACC and approved by the Bankruptcy Court on May 11, 1999. The Company and GACC had negotiated a further extension of the stipulation through September

10, 1999, which has now expired. On June 16, 2000, the Company and GACC signed a stipulation and agreed order selling certain CMBS to GACC free and clear of liens, claims and encumbrances (the "GACC Sale Stipulation"), and for the sharing of cash collateral through the sale date. On July 7, 2000, the Bankruptcy Court approved the GACC Sale Stipulation and subsequently amended its order and on August 3, 2000 authorized the Company to sell its interest in the Chase J Bond and the Chase Commercial Mortgage Securities Corporation Series 1998-1, Classes F, G, H and I bonds (the "Chase Bond Portfolio") to GACC for an aggregate sale price of approximately $43.8 million. On August 7, 2000, the Company sold the Chase Bond Portfolio at the stated aggregate sales price and the related variable rate secured debt of $36.6 million was paid off. Remaining net proceeds of approximately $7.2 million will be used primarily to help fund the Company's Plan. CRIIMI MAE also received approximately $3.8 million from GACC representing its portion of cash collateral through the sale date.

SHAREHOLDER LITIGATION

           Between October 7, 1998 and November 30, 1998, certain plaintiffs filed 20 separate class action civil lawsuits (the "Complaints") in the United States District Court for the District of Maryland (the "District Court" or the "Court") against certain officers and directors of the Company. On March 9, 1999, the District Court ordered the consolidation of the Complaints into a single action entitled "In Re CRIIMI MAE Inc. Securities Litigation", which Complaints have since been dismissed, as discussed below.

           On April 23, 1999, a group of thirteen putative members of the class of individuals who allegedly suffered damages during the class period between February 20, 1998 and October 5, 1998 (collectively, the "Plaintiffs") filed an Amended and Consolidated class action Complaint alleging violations of federal securities laws (the "Consolidated Amended Complaint").

           The Consolidated Amended Complaint alleged generally that the defendants violated Section 10(b) of the Securities and Exchange Act of 1934 as amended (the "Exchange Act") by, among other things, making false statements of material fact and failing to disclose certain material facts. The Consolidated Amended Complaint also generally alleges that the defendants violated Section 20(a) of the Exchange Act because each defendant was allegedly a "controlling person" as that term is defined under Section 20(a).

           On July 9, 1999, the defendants filed a Motion to Dismiss, with prejudice, the Consolidated Amended Complaint. The defendants filed the motion under Rule 12(b)(6) of the Federal Rules of Civil Procedure on the grounds that the Plaintiffs failed to plead sufficient facts with the requisite particularity to establish a claim for securities fraud under the Reform Act. The Plaintiffs filed their Opposition to defendants' Motion to Dismiss on September 24, 1999.

           On March 30, 2000, the Court granted the Defendants' Motion to Dismiss the Consolidated Amended Complaint and as a result entered an Order and Memorandum Opinion dismissing the Consolidated Amended Complaint. The Court concluded that the Plaintiffs did not substantiate their claims that specific CRIIMI MAE officers and directors violated Section 10(b) of the Exchange Act. The Court concluded that because the Plaintiffs failed to substantiate their claims of a "primary violation" of Section 10(b) of the Exchange Act, they likewise failed to substantiate a claim against the individual Defendants as controlling persons under Section 20(a) of the Exchange Act.

           On May 1, 2000, the Plaintiffs filed a Notice of Appeal from the Court's Memorandum Opinion and Order dated March 30, 2000. On July 10, 2000, the United States Court of Appeals for the Fourth Circuit dismissed the appeal by agreement of the parties.

           The dismissal of this lawsuit does not dispose of other pending lawsuits and/or claims in bankruptcy which may affect the Company, as more fully described under other subheadings of this Note 16.

EDGE PARTNERS SETTLEMENT

           In February 1996, Edge Partners, L.P. ("Edge Partners"), on behalf of CRIIMI MAE, filed a First Amended Class and Derivative Complaint (the "Derivative Complaint") in the Bankruptcy Court. The Derivative Complaint named as defendants each of the individuals who served on the Board of Directors at the time of the Merger and CRIIMI MAE as a nominal defendant. The Company was subject to indemnity obligations to the directors under provisions of its constituent documents. In addition, the Company had directors and officers liability insurance policies with a combined coverage limit of $5 million.

           Count I of the Derivative Complaint alleged violations of Section 14(a) of the Exchange Act for issuing a materially false and misleading proxy in connection with the Merger and alleged derivatively on behalf of CRIIMI MAE a breach of fiduciary duty owed to CRIIMI MAE and its shareholders. Edge Partners sought, among other relief, that unspecified damages be accounted to CRIIMI MAE, that the shareholder vote in connection with the Merger be null and void and that certain salaries and other remuneration paid to the directors be returned to the Company.

           On June 16, 1998, the District Court approved a settlement agreement (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the Company agreed to make certain disclosures relating to alleged conflicts between two directors and the Company in connection with the Merger transaction and adopted a non-binding policy relating generally to the approval of certain interested transactions. Among other things, the non-binding policy adopted by the Board of Directors imposes certain conditions on the Board's approval of transactions between the Company and any director, officer or employee who owns greater than 1% of the outstanding common shares of the Company. Such conditions generally include: (1) approval by written resolution of any transaction involving an amount in excess of $5 million in any year adopted by a majority of the members of the Board having no personal stake in the transaction; and (2) in the case of any such transaction in excess of $15 million in any year, consideration by the Board as to the formation of a special committee of the Board, to be comprised of at least two directors having no personal stake in such transaction.

OTHER LITIGATION

           The Company is aware that an alleged shareholder, on behalf of himself and all others similarly situated, who purchased common stock in a registered common stock offering made by the Company in January 1998, filed a class action lawsuit against Prudential Securities Incorporated ("Prudential") and the Company's independent public accountants (the "Recupito Complaint") in the United States District Court for the District of Maryland. Neither the Company nor any officer or director of the Company was named as a defendant in this lawsuit.

           The Recupito Complaint alleges generally that the registration statement dated October 21, 1997, including a prospectus dated January 20, 1998 and supplemented on January 23, 1998, contained materially false and misleading statements about the Company and its condition.

           The Company may be subject to potential exposure to Prudential under contractual provisions and to both defendants under applicable law. Prudential may assert that it is entitled to indemnification from the Company based upon an indemnification provision contained in the underwriting agreement entered into with the Company in connection with the common stock offering. Certain courts have held and it is the position of the SEC that indemnification for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

           The Company cannot predict with any certainty the ultimate outcome of such litigation or its potential exposure to one or both of the defendants.

CLAIMS

           Over 850 claims with a face amount of nearly $2.53 billion have been filed in the Chapter 11 cases, including approximately $355 million in unsecured claims and approximately $2.2 billion in secured claims. Many of these claims are duplicate claims filed by the same creditor in each of the three cases. This amount is far in excess of the approximately $1.18 billion in liabilities identified by the Debtors in their schedules, which were filed with the Bankruptcy Court on November 20, 1998. The Debtors have undertaken extensive efforts to reduce the claims pool. In addition to analyzing the claims, the Debtors have opened discussions with various creditors regarding the withdrawal of certain claims and in some cases, have objected to claims. The Debtors' efforts have resulted in the reduction of approximately $1.76 billion from the claims pool by means of objections, negotiated settlements and withdrawal of claims.

           Three large claims are summarized as follows: (i) the claim of Andrew N. Friedman on behalf of a class of shareholders in the amount of $100 million (the "Claim Number 330"); (ii) the claim of the Capital Company of

America, LLC ("CCA") for approximately $18 million (the "CCA Claim") and
(iii) the claim of GP Properties Group, Inc., for approximately $882,000 (the "GP Properties Claim").

           Claim Number 330 related to shareholder litigation against CRIIMI MAE's officers and directors, which has already been discussed in "Legal Proceedings-Shareholder Litigation." On March 20, 2000, the Company moved to withdraw reference of the litigation relating to Claim Number 330 to the United States District Court for the District of Maryland, and on March 30, 2000, CRIIMI MAE filed an objection to Claim Number 330. On April 27, 2000, the United States District Court for the District of Maryland withdrew the reference of the contested matter relating to Claim Number 330. On May 26, 2000, the claimant filed a statement with the District Court seeking to withdraw Claim Number 330 on grounds that it was mooted by the disposition of the Shareholder Litigation. On July 19, 2000, the District Court entered a consent order disallowing Claim Number 330 with prejudice.

           The CCA Claim relates to an August 14, 1998 letter of intent between CRIIMI MAE and CCA for the purchase of subordinated CMBS. The letter of intent included financing and due diligence contingencies. The Company's position is that neither of these contingencies was fulfilled. After preliminary due diligence, the Company expressed concern regarding the quality of the mortgage loans underlying the CMBS. The Company's further due diligence confirmed this preliminary view, and the Company exercised its right not to proceed with the purchase because of its due diligence concerns. CCA refused to withdraw its claim, and on August 31, 1999, CRIIMI MAE filed an objection to the CCA Claim. The CCA Claim was filed for an amount in excess of $17,000,000 on February 11, 1999. On October 9, 1999, CCA responded to the objection. By letter dated January 7, 2000, CCA indicated that the amount of its claim was $18.8 million. On March 27, 2000, CCA filed a motion with the Bankruptcy Court revising the amount of its claim to $18.2 million. Litigation is continuing with respect to the CCA Claim and the Company's objection thereto. On July 26, 2000, the Bankruptcy Court entered an Order temporarily allowing CCA's claim in the amount of $11,390,548 for purposes of voting on the Plan. This Order did not determine the allowed amount of CCA's claim, if any, for purposes of treatment and distributions under the Plan. The allowed amount of CCA's claim, if any, will be determined after a full evidentiary hearing.

           The GP Properties Claim related to the Company's loan origination program. In August and September 1998, the Company and GP Properties were involved in a preliminary loan application process. These preliminary processes did not give rise to a loan commitment. On October 7, 1998, GP Properties advised the Company that it closed on alternative lending. GP Properties refused the Company's request that it withdraw its claim, and on October 26, 1999 CRIIMI MAE objected to the GP Properties Claim. GP Properties did not respond to the objection on or prior to the objection deadline. On May 9, 2000, the Bankruptcy Court entered an order disallowing and expunging the GP Properties Claim.

           The remaining claims of approximately $770 million, excluding accrued interest, are carried on the balance sheet as of June 30, 2000. The Debtors believe they have substantial defenses to each of the disputed claims and that the ultimate allowed amount of these claims, if any, will be insignificant, although there can be no assurance.

17.        SEGMENT REPORTING

           During 1997, FASB issued SFAS 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the way that public business enterprises report information about operating segments and related disclosures about products and services, geographical areas and major customers.

           Management assesses Company performance and allocates capital principally on the basis of two lines of business: portfolio investment and mortgage servicing. These two lines of business are managed separately as they provide different sources and types of revenues for the Company.

           Portfolio investment primarily includes (i) acquiring non-investment grade subordinated securities backed by pools of mortgage loans on multifamily, retail and other commercial real estate and by pools of mortgage-backed securities, backed, in turn, by loans on such properties ("Subordinated CMBS"), (ii) originating and underwriting mortgage loans,
(iii) securitizing pools of mortgage loans and pools of commercial mortgage-backed securities ("CMBS") and to a lesser degree, (iv) direct investments in government insured securities and entities that own government insured securities and (v) securities trading activities. The Company's income is primarily generated from these investments.

           Mortgage servicing, which consists of all the operations of CMSLP, includes performing servicing functions with respect to the Company's mortgage loans and the mortgage loans underlying the Company's Subordinated CMBS. CMSLP performs a variety of servicing including special, master, direct and loan management as well as advisory services. For these services, CMSLP earns a servicing fee which is calculated as a percentage of the principal amount of the servicing portfolio typically paid when the related service is rendered. These services may include either routine monthly services, non-monthly periodic services or event-triggered services. In acting as a servicer, CMSLP also earns interest income on the investment of escrows held on behalf of borrowers and other income which includes, among other things, assumption fees and modification fees. CMSLP is an unconsolidated affiliate of CRIIMI MAE. The results of its operations are reported in the Company's income statement in equity in earnings from investments.

           Revenues, expenses and assets are accounted for in accordance with the accounting policies set forth in Note 3, "Summary of Significant Accounting Policies." Overhead expenses, such as administrative expenses, are allocated either directly to each business line or through estimates based on factors such as number of personnel or square footage of office space.

           The following table details the Company's financial performance by these two lines of business for the three and six months ended June 30, 2000, and 1999. The basis of accounting used in the table is GAAP.

                                                                    FOR THE THREE MONTHS ENDED JUNE 30,
                                                                                  2000
                                             ----------------------------------------------------------------------------
                                                  PORTFOLIO            MORTGAGE
                                                 INVESTMENT           SERVICING      ELIMINATION (1)       CONSOLIDATED
                                             ----------------   ----------------    ----------------    ----------------
Interest income:
   Subordinated CMBS                         $     35,392,863    $        15,477    $        (15,477)   $     35,392,863
   Insured mortgage securities                      7,670,728                -                   -             7,670,728
   Originated loans                                 8,210,791                -                   -             8,210,791
   Other                                                  -              893,626            (893,626)                -
Servicing income                                          -            1,448,192          (1,448,192)                -
Net gain on mortgage security dispositions            225,835                -                   -               225,835
Gain on originated loan dispositions                   37,885                -                   -                37,885
Other income                                        1,158,273          1,213,446          (1,416,128)            955,591
                                             ----------------   ----------------    ----------------    ----------------

   Total revenue                                   52,696,375          3,570,741          (3,773,423)         52,493,693
                                             ----------------   ----------------    ----------------    ----------------

General and administrative expenses                (2,665,231)        (2,963,548)          2,963,548          (2,665,231)
Interest expense                                  (37,891,927)               -                   -           (37,891,927)
Losses on warehouse obligations                           -                  -                   -                   -
Reorganization items                               (5,813,642)               -                   -            (5,813,642)
Other expenses                                       (719,394)          (897,663)            897,663            (719,394)


   Total expenses                                 (47,090,194)        (3,861,211)          3,861,211         (47,090,194)
                                             ----------------   ----------------    ----------------    ----------------

Net income                                          5,606,181           (290,470)             87,788           5,403,499

Preferred dividends accrued                        (1,661,015)               -                   -            (1,661,015)
                                             ----------------   ----------------    ----------------    ----------------

Net (loss) income available to common
   shareholders                                    $3,945,166          ($290,470)            $87,788          $3,742,484
                                             ================   ================    ================    ================

Total assets                                 $  2,154,708,472   $     23,628,650    $    (44,790,785)   $  2,133,546,337
                                             ================   ================    ================    ================

                                                                    FOR THE THREE MONTHS ENDED JUNE 30,
                                                                                  1999
                                             ----------------------------------------------------------------------------
                                                  PORTFOLIO            MORTGAGE
                                                 INVESTMENT           SERVICING      ELIMINATION (1)       CONSOLIDATED
                                             ----------------   ----------------    ----------------    ----------------
Interest income:
   Subordinated CMBS                         $     38,418,611    $           -      $            -      $     38,418,611
   Insured mortgage securities                      8,489,030                -                   -             8,489,030
   Originated loans                                 8,647,815                -                   -             8,647,815
   Other                                                  -              979,299            (979,299)                -
Servicing income                                          -            1,906,579          (1,906,579)                -
Net gain on mortgage security dispositions            778,608                -                   -               778,608
Gain on originated loan dispositions                   58,810                -                   -                58,810
Other income                                          995,976            737,344            (824,796)            908,524
                                             ----------------   ----------------    ----------------    ----------------

   Total revenue                                   57,388,850          3,623,222          (3,710,674)         57,301,398
                                             ----------------   ----------------    ----------------    ----------------

General and administrative expenses                (3,617,040)        (3,058,507)          3,058,507          (3,617,040)
Interest expense                                  (37,308,289)          (166,783)            166,783         (37,308,289)
Unrealized loss on warehouse obligation           (10,871,970)               -                   -           (10,871,970)
Reorganization items                               (5,438,943)               -                   -            (5,438,943)
Other expenses                                       (719,394)          (500,244)            500,244            (719,394)
                                             ----------------   ----------------    ----------------    ----------------

   Total expenses                                 (57,955,636)        (3,725,534)          3,725,534         (57,955,636)
                                             ----------------   ----------------    ----------------    ----------------

Net (loss) income                                    (566,786)          (102,312)             14,860            (654,238)

Preferred dividends accrued                        (1,378,961)               -                   -            (1,378,961)
                                             ----------------   ----------------    ----------------    ----------------

Net (loss) income available to common
   shareholders                                   ($1,945,747)         ($102,312)            $14,860         ($2,033,199)
                                             ================   ================    ================    ================

Total assets                                 $  2,363,929,463   $     23,898,795    $     (2,083,056)   $  2,385,745,202
                                             ----------------   ----------------    ----------------    ----------------

                                                                    FOR THE SIX MONTHS ENDED JUNE 30,
                                                                                  2000
                                             ----------------------------------------------------------------------------
                                                  PORTFOLIO            MORTGAGE
                                                 INVESTMENT           SERVICING      ELIMINATION (1)       CONSOLIDATED
                                             ----------------   ----------------    ----------------    ----------------
Interest income:
   Subordinated CMBS                         $     74,562,634    $        29,291    $        (29,291)   $     74,562,634
   Insured mortgage securities                     15,467,929                  -                   -          15,467,929
   Originated loans                                16,698,417                  -                   -          16,698,417
   Other                                                    -          1,661,114          (1,661,114)                  -
Servicing income                                            -          2,918,439          (2,918,439)                  -
Net gain on mortgage security dispositions            241,312                  -                   -             241,312
Gain on originated loan dispositions                   37,885                  -                   -              37,885
Other income                                        1,678,696          2,127,656          (2,525,992)          1,280,360
                                             ----------------   ----------------    ----------------    ----------------

   Total revenue                                  108,686,873          6,736,500          (7,134,836)        108,288,537
                                             ----------------   ----------------    ----------------    ----------------

General and administrative expenses                (5,803,988)        (6,149,243)          6,149,243          (5,803,988)
Interest expense                                  (75,106,879)                 -                   0         (75,106,879)
Losses on warehouse obligations                             -                  -                   0                   -
Reorganization items                              (14,859,882)                 -                   0         (14,859,882)
Other expenses                                     (1,438,788)        (1,029,080)          1,029,080          (1,438,788)
                                             ----------------   ----------------    ----------------    ----------------

   Total expenses                                 (97,209,537)        (7,178,323)          7,178,323         (97,209,537)
                                             ----------------   ----------------    ----------------    ----------------

Net income                                         11,477,336           (441,823)             43,487          11,079,000
Preferred dividends accrued                        (3,300,905)                 -                   -          (3,300,905)
                                             ----------------   ----------------    ----------------    ----------------

Net (loss) income available to common
   shareholders                              $      8,176,431          ($441,823)   $         43,487    $      7,778,095
                                             ================   ================    ================    ================

Total assets                                 $  2,154,708,472    $    23,628,650    $    (44,790,785)   $  2,133,546,337
                                             ================   ================    ================    ================

                                                                   FOR THE SIX MONTHS ENDED JUNE 30,
                                                                                1999
                                             ---------------------------------------------------------------------------
                                                  PORTFOLIO          MORTGAGE
                                                 INVESTMENT         SERVICING        ELIMINATION (1)      CONSOLIDATED
                                             ----------------   ----------------    ----------------    ----------------
Interest income:

   Subordinated CMBS                         $     76,903,756    $             -    $              -    $     76,903,756
   Insured mortgage securities                     17,389,338                  -                   -          17,389,338
   Originated loans                                17,488,642                  -                   -          17,488,642
   Other                                                    -          1,552,054          (1,552,054)                  -
Servicing income                                            -          3,520,524          (3,520,524)                  -
Net gain on mortgage security dispositions          1,585,812                  -                   -           1,585,812
Gain on originated loan dispositions                  160,210                  -                   -             160,210
Other income                                        1,940,211          2,023,624          (4,025,911)            (62,076)
                                             ----------------   ----------------    ----------------    ----------------

   Total revenue                                  115,467,969          7,096,202          (9,098,489)        113,465,682
                                             ----------------   ----------------    ----------------    ----------------

General and administrative expenses                (6,251,154)        (7,540,790)          7,540,790          (6,251,154)
Interest expense                                  (73,737,219)          (181,231)            181,231         (73,737,219)
Unrealized loss on warehouse obligation            (6,925,495)                 -                   -          (6,925,495)
Reorganization items                              (10,946,781)                 -                   -         (10,946,781)
Other expenses                                     (1,438,788)        (1,503,206)          1,503,206          (1,438,788)
                                             ----------------   ----------------    ----------------    ----------------

   Total expenses                                 (99,299,437)        (9,225,227)          9,225,227         (99,299,437)
                                             ----------------   ----------------    ----------------    ----------------

Net (loss) income                                  16,168,532         (2,129,025)            126,738          14,166,245

Preferred dividends accrued                        (2,782,495)                 -                   -          (2,782,495)
                                             ----------------   ----------------    ----------------    ----------------

Net (loss) income available to common
   shareholders                              $     13,386,037        ($2,129,025)   $        126,738    $     11,383,750
                                             ================   ================    ================    ================

Total assets                                 $  2,363,929,463    $    23,898,795    $     (2,083,056)   $  2,385,745,202
                                             ================   ================    ================    ================

(1) The Company performs the mortgage servicing function through CMSLP which is accounted for under the equity method. The elimination column reclassifies CMSLP under the equity method as it is accounted for in the Company's consolidated financial statements.

18.        FINANCIAL STATEMENTS FOR THE DEBTOR ENTITIES

           The following are unconsolidated financial statements for CRIIMI MAE, CM Management and Holdings II:

                   CRIIMI MAE INC.
                    BALANCE SHEETS
                   (UNCONSOLIDATED)

                                                   June 30, 2000               December 31, 1999
                                                --------------------          --------------------
Assets:
Subordinated CMBS, at fair value                     $  659,979,459                $  826,897,948
Insured mortgage security, at fair value                  5,232,527                     5,268,982
Receivables and other assets                             46,441,552                    83,133,075
Restricted cash and cash equivalents                     73,050,129                    37,774,894
Cash and cash equivalents                                65,170,671                    52,114,880
Investment in subsidiaries                              217,781,072                   210,030,947
                                                --------------------          --------------------
  Total assets                                       $1,067,655,410                $1,215,220,726
                                                ====================          ====================
Liabilities:
Accounts payable and other accrued expenses          $   21,383,068                $   21,580,384
Liabilities subject to Chapter 11 proceedings           796,233,699                   974,291,756
                                                --------------------          --------------------
  Total liabilities                                     817,616,767                   995,872,140
                                                --------------------          --------------------
Shareholders' equity:
Convertible preferred stock                                  23,833                        26,471
Common stock                                                623,532                       599,546
Accumulated other comprehensive income                (184,516,951)                 (207,421,788)
Accumulated deficit                                   (140,656,820)                 (148,434,915)
Additional paid-in capital                              574,565,049                   574,579,272
                                                --------------------          --------------------
  Total shareholders' equity                            250,038,643                   219,348,586
                                                --------------------          --------------------
  Total liabilities and shareholders' equity         $1,067,655,410                $1,215,220,726
                                                ====================          ====================

 The accompanying note is an integral part of these financial statements.

                                 CRIIMI MAE INC.
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                 (UNCONSOLIDATED)

                                                For the three months ended June 30,  For the six months ended June 30,
                                                        2000           1999                 2000           1999
                                                    ------------   ------------         ------------   ------------
Interest income                                     $ 24,406,010   $ 24,736,124         $ 51,510,235   $ 54,986,974
Interest expense                                      15,500,940     15,288,982           31,613,535     32,092,608
                                                    ------------   ------------         ------------   ------------
   Net interest margin                                 8,905,070      9,447,142           19,896,700     22,894,366
                                                    ------------   ------------         ------------   ------------
Equity in earnings from investments                    1,656,794      6,233,334            5,131,982      8,568,440
Other income                                             878,167        643,711            1,169,690      1,030,956
General and administrative expenses                     (247,021)      (283,432)            (450,745)      (424,875)
Amortization of assets acquired in the Merger           (719,394)      (719,394)          (1,438,788)    (1,438,788)
Realized loss on reverse repurchase obligation                 -              -                    -              -
Losses on warehouse obligations                                -    (10,871,970)                   -     (6,925,495)
Reorganization items:
   Impairment on CMBS                                 (1,809,062)             -           (5,252,821)             -
   Loss on Sale of CMBS                                 (357,188)             -           (1,711,214)             -
   Impairment on REO                                    (924,283)             -             (924,283)             -
   Other                                              (1,979,584)    (5,103,629)          (5,341,521)    (9,538,359)
                                                    ------------   ------------         ------------   ------------
   Subtotal                                           (3,501,571)   (10,101,380)          (8,817,700)    (8,728,121)
                                                    ------------   ------------         ------------   ------------
Net (loss) income before dividends accrued or paid
   on preferred shares                                 5,403,499       (654,238)          11,079,000     14,166,245

Dividends accrued or paid on preferred shares         (1,661,015)    (1,378,961)          (3,300,905)    (2,782,495)
                                                    ------------   ------------         ------------   ------------
Net (loss) income available to common shareholders     3,742,484     (2,033,199)           7,778,095     11,383,750
                                                    ============   ============         ============   ============
Comprehensive (loss) income:
Net (loss) income before dividends paid or accrued
   on preferred shares                                 5,403,499       (654,238)          11,079,000     14,166,245
Other comprehensive income (loss)                       (383,304)   (29,613,575)          22,904,837    (38,285,985)
                                                    ------------   ------------         ------------   ------------

   Comprehensive (loss) income                         5,020,195    (30,267,813)          33,983,837    (24,119,740)
                                                    ============   ============         ============   ============

     The accompanying note is an integral part of these financial statements.

                                 CRIIMI MAE Inc.
                          Note to Financial Statements
                          As of June 30, 2000 and 1999
                                (Unconsolidated)

1.         BASIS OF PRESENTATION

           GAAP requires that certain entities that meet specific criteria be consolidated with CRIIMI MAE including: CM Management (Debtor), and Holdings II (Debtor), CRIIMI MAE Financial Corporation III, CRIIMI MAE QRS 1, Inc., CRIIMI MAE Holdings Inc. (currently inactive), CRIIMI MAE Holdings L.P. (currently inactive), CRIIMI, Inc., and CRIIMI MAE CMBS Corporation. For purposes of this presentation CRIIMI MAE accounts for all subsidiaries (those consolidated under GAAP and those accounted for under the equity method under
GAAP) using the equity method of accounting.

           All entities that CRIIMI MAE would normally consolidate for GAAP purposes are being accounted for under the equity method of accounting. The equity method of accounting consists of recording an original investment in an investee as the amount originally contributed. Subsequently this investment is increased/(decreased) for CRIIMI MAE's share of the investee's income/(losses) and increased for additional contributions and decreased for distributions received from the investee. CRIIMI MAE's share of the investee's income is recognized as "Equity in earnings from subsidiaries" on the income statement.

           In management's opinion, with the exception of the matter discussed above, the financial statements of CRIIMI MAE contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of CRIIMI MAE as of June 30, 2000 and December 31, 1999, and the unconsolidated results of its operations for the three and six months ended June 30, 2000 and 1999.

                       CRIIMI MAE MANAGEMENT INC.
                             BALANCE SHEETS

                                                      JUNE 30,     DECEMBER 31,
                                                        2000           1999
                                                   ------------    ------------
Assets:
  Note receivable                                  $  3,376,468    $  3,376,468
  Restricted cash and cash equivalents                  575,094         261,729
  Cash and cash equivalents                             684,075         926,122
  Other assets                                        2,878,043       2,969,939
  Equity investments                                 12,462,733      12,794,963
                                                   ------------    ------------
    Total assets                                   $ 19,976,413    $ 20,329,221
                                                   ============    ============
Liabilities:
  Accounts payable and other accrued expenses      $  2,870,566    $  2,585,812
  Liabilities subject to Chapter 11 proceedings       6,917,520       6,529,634
                                                   ------------    ------------
    Total liabilities                                 9,788,086       9,115,446
                                                   ------------    ------------
Shareholders' equity                                 10,188,327      11,213,775
                                                   ------------    ------------
    Total liabilities and shareholders' equity     $ 19,976,413    $ 20,329,221
                                                   ============    ============

    The accompanying note is an integral part of these financial statements.

                           CRIIMI MAE MANAGEMENT INC.
                             STATEMENTS OF NET LOSS

                                                              For the three months ended June 30, For the six months ended June 30,
                                                                     2000           1999                2000            1999
                                                                 ------------   ------------        ------------    ------------
Interest income - note receivable and short-term interest income $     97,074   $     73,156        $    187,817    $    164,602
Equity in losses from investments                                   (218,376)        (73,082)           (330,198)     (1,537,000)
                                                                                ------------        ------------    ------------
   Total revenue                                                    (121,302)             74            (142,381)     (1,372,398)
                                                                 ------------   ------------        ------------    ------------
Interest expense                                                      122,649         93,460             236,916         205,324
Depreciation and amortization                                         145,155        130,105             276,495         264,445
General and administrative expenses                                 2,015,030      2,966,019           4,564,392       5,088,867
Reorganization items                                                  676,014         94,023           1,494,626         973,800
                                                                 ------------   ------------        ------------    ------------
   Total expenses                                                   2,958,848      3,283,607           6,572,429       6,532,436
                                                                 ------------   ------------        ------------    ------------
   Net loss                                                      $(3,080,150)   $ (3,283,533)       $ (6,714,810)   $ (7,904,834)
                                                                 ============   ============        ============    ============

    The accompanying note is an integral part of these financial statements.

                           CRIIMI MAE Management, Inc.
                          Note to Financial Statements
                          As of June 30, 2000 and 1999

1.         BASIS OF PRESENTATION

           In management's opinion, the accompanying unaudited financial statements of CM Management contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of CM Management on a stand-alone basis as of June 30, 2000 and December 31, 1999 and the results of its operations for the three and six months ended June 30, 2000 and 1999, in accordance with GAAP.

                      CRIIMI MAE HOLDINGS II, L.P.
                             BALANCE SHEETS

                                                                            June 30, 2000           December 31, 1999
                                                                         -------------------      --------------------
Assets:

  Subordinated CMBS, at fair value                                         $     39,562,952         $      38,211,075
  Interest receivable                                                               446,476                   377,936
  Cash                                                                                  100                       100
                                                                         -------------------      --------------------

    Total assets                                                           $     40,009,528         $      38,589,111
                                                                         ===================      ====================

Liabilities:
  LIABILITIES NOT SUBJECT TO CHAPTER 11 PROCEEDINGS:
    Collateralized mortgage obligations                                    $     39,495,844         $      39,256,952
    Payables and accrued expenses                                                   597,017                   541,360

  LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS:
    Variable-rate secured borrowings                                                      -                         -
                                                                         -------------------      --------------------

    Total liabilities                                                            40,092,861                39,798,312
                                                                         -------------------      --------------------

Partners' equity:

  Contributed capital                                                             4,444,800                 4,856,143
  Accumulated other comprehensive income                                         (4,528,133)               (6,065,344)
                                                                         -------------------      --------------------

    Total partners' equity                                                          (83,333)               (1,209,201)
                                                                         -------------------      --------------------

    Total liabilities and partners' equity                                 $     40,009,528         $      38,589,111
                                                                         ===================      ====================

   The accompanying note is an integral part of these financial statements.

                                           CRIIMI MAE HOLDINGS II, L.P.
                                 STATEMENTS OF NET LOSS AND COMPREHENSIVE INCOME

                                          For the three months ended June 30,   For the six months ended June 30,
                                                2000             1999                 2000             1999
                                            ------------     ------------         ------------     ------------
Interest income:
   Subordinated CMBS                        $    796,510     $    796,630          $ 1,593,020     $  1,593,299

Interest expense:
   Collateralized bond obligations-CMBS          937,023          145,838            1,842,902          145,838
   Variable-rate secured borrowings-CMBS               -          542,804                    -        1,102,717
                                            ------------     ------------         ------------     ------------

     Total interest expense                      937,023          688,642            1,842,902        1,248,555
                                            ------------     ------------         ------------     ------------

   Net interest margin                          (140,513)         107,988             (249,882)         344,744
                                            ------------     ------------         ------------     ------------

Other investment income                                0                -                    -                -
General and administrative expenses                    0                -                    -                -
Reorganization costs                             (50,394)        (223,044)            (103,251)        (416,372)
                                            ------------     ------------         ------------     ------------

   Subtotal                                      (50,394)        (223,044)            (103,251)        (416,372)
                                            ------------     ------------         ------------     ------------

   Net loss                                 $   (190,907)    $   (115,056)         $  (353,133)    $    (71,628)
                                            ============     ============         ============     ============

   Other comprehensive income                    258,054       (2,396,210)             629,344       (3,008,070)
                                            ------------     ------------         ------------     ------------

   Comprehensive income                     $     67,147     $ (2,511,266)         $   276,211     $ (3,079,698)
                                            ============     ============         ============     ============

    The accompanying note is an integral part of these financial statements.

                                 Holdings II, L.P.
                           Note to Financial Statements
                           As of June 30, 2000 and 1999

1.         BASIS OF PRESENTATION

           Holdings II's CMBS (2 tranches from CMO-IV) are carried as investments in loans at amortized cost basis in CRIIMI MAE's second quarter Form 10-Q's consolidated financial statements. (See Notes 3 and 6 for discussion of this accounting.) On a stand-alone basis, GAAP requires that Holdings II's investment in CMBS be carried as securities (as opposed to loans) at fair value.

           In management's opinion, the accompanying unaudited financial statements of Holdings II contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Holdings II on a stand-alone basis as of June 30, 2000 and December 31, 1999 and the results of its operations for the three and six months ended June 30, 2000 and 1999.

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND  RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS QUARTERLY REPORT ON FORM 10-Q, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. STATEMENTS LOOKING FORWARD IN TIME ARE INCLUDED IN THIS QUARTERLY REPORT ON FORM 10-Q PURSUANT TO THE "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS CONTAINED BELOW, IN THE COMPANY'S PROPOSED DISCLOSURE STATEMENT (AS DEFINED BELOW) FILED WITH THE BANKRUPTCY COURT (AND WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") UNDER COVER OF TWO CURRENT REPORTS ON FORM 8-K FILED ON MAY 18, 2000 AND AUGUST 11, 2000, RESPECTIVELY) AND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

GENERAL

           CRIIMI MAE Inc. (together with its consolidated subsidiaries, unless the context otherwise indicates, "CRIIMI MAE" or the "Company") is a fully integrated commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). Prior to the filing by CRIIMI MAE Inc. (unconsolidated) and two of its operating subsidiaries, CRIIMI MAE Management, Inc. ("CM Management"), and CRIIMI MAE Holdings II, L.P. ("Holdings II" and, together with CRIIMI MAE and CM Management, the "Debtors"), for relief under Chapter 11 of the U.S. Bankruptcy Code on October 5, 1998 (the "Petition Date") as described below, CRIIMI MAE's primary activities included (i) acquiring non-investment grade securities (rated below BBB- or unrated) backed by pools of commercial mortgage loans on multifamily, retail and other commercial real estate ("Subordinated CMBS"),
(ii) originating and underwriting commercial mortgage loans, (iii) securitizing pools of commercial mortgage loans and resecuritizing pools of Subordinated CMBS, and (iv) through the Company's servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP"), performing servicing functions with respect to the mortgage loans underlying the Company's Subordinated CMBS.

           Since filing for Chapter 11 protection, CRIIMI MAE has suspended its Subordinated CMBS acquisition, origination and securitization programs. The Company continues to hold a substantial portfolio of Subordinated CMBS, originated loans and mortgage securities and, through CMSLP, acts as a servicer of commercial mortgage loans.

           The Company's business is subject to a number of risks and uncertainties including, but not limited to: (1) the effect of the Chapter 11 filing and substantial doubt as to the Company's ability to continue as a going concern; (2) risks related to the Recapitalization Financing under the Company's Third Amended Joint Plan of Reorganization; (3) risk of loss of REIT status; (4) taxable mortgage pool risk; (5) risk of phantom income resulting in additional tax liability; (6) the effect of rate compression on the market price of the Company's stock; (7) substantial leverage; (8) inherent risks in owning Subordinated CMBS; (9) the limited protection provided by hedging transactions; (10) risk of foreclosure on CMBS assets;
(11) the limited liquidity of the CMBS market; (12) pending litigation; (13) risk of becoming subject to the requirements of the Investment Company Act of 1940; (14) possible effects of an economic recession on losses and defaults;
(15) borrowing risks; (16) the effect of the yield curve on income; and (17) risks associated with the trader election including those referenced in "2000 Taxable Income (Loss)/ Taxable Distribution Requirements" below.

           In addition to the two operating subsidiaries which filed for Chapter 11 protection along with the Company, the Company owns 100% of multiple financing and operating subsidiaries as well as various interests in other entities (including CMSLP) which either own or service mortgage and mortgage-related assets (the "Non-Debtor Affiliates"). See Note 3 of the Notes to Consolidated Financial Statements. None of the Non-Debtor Affiliates has filed for bankruptcy protection.

           The Company was incorporated in Delaware in 1989 under the name CRI Insured Mortgage Association, Inc. ("CRI Insured"). In July 1993, CRI Insured changed its name to CRIIMI MAE Inc. and reincorporated in

Maryland. In June 1995, certain mortgage businesses affiliated with C.R.I., Inc. were merged into CRIIMI MAE (the "Merger"). The Company is not a government sponsored entity or in any way affiliated with the United States government or any United States government agency.

CHAPTER 11 FILING

           Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral with a market value not less than a specified percentage of the outstanding indebtedness ("loan-to-value ratio"). The agreements further provided that the creditors could require the Company to provide cash or additional collateral if the market value of the existing collateral fell below this minimum amount.

           As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and yields on Treasury securities with comparable maturities began to widen substantially and rapidly. Due to this widening of CMBS spreads, the market value of the CMBS securing the Company's short-term, variable-rate financing facilities declined. CRIIMI MAE's short-term secured creditors perceived that the value of the CMBS securing their facilities with the Company had fallen, creating a value deficiency as measured by the loan-to-value ratio described above and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

           On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings when it received a significant collateral call from Merrill Lynch Mortgage Capital, Inc. ("Merrill Lynch"). The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection.

           On October 5, 1998, the Debtors filed for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland, Southern Division, in Greenbelt, Maryland (the "Bankruptcy Court"). These related cases are being jointly administered under the caption "In re CRIIMI MAE Inc., et al.," Ch. 11 Case No. 98-2-3115-DK.

           While in bankruptcy, CRIIMI MAE has streamlined its operations. The Company has significantly reduced the number of employees in its origination and underwriting operations. In connection with these reductions, the Company closed its five regional loan origination offices.

           Although the Company has significantly reduced its work force, the Company recognizes that retention of its executives and other remaining employees is essential to the efficient operation of its business and to its reorganization efforts. Accordingly, the Company has, with Bankruptcy Court approval, adopted an employee retention plan.

           The Company's independent public accountants have issued a report on the Company's 1999 financial statements expressing substantial doubt about the Company's ability to continue as a going concern. In addition, the Company has been advised by its independent public accountants that, if the Company's Plan of reorganization is not approved by the Bankruptcy Court prior to the completion of their audit of the Company's financial statements for the year ended December 31, 2000, the auditors' report on those financial statements will continue to be modified to express substantial doubt about the Company's ability to continue as a going concern.

          CRIIMI MAE is working diligently toward emerging from bankruptcy as a successfully reorganized company. On April 25, 2000, the Debtors filed their Third Amended Joint Plan of Reorganization (as amended and supplemented by praecipes filed with the Bankruptcy Court on July 13, 14 and 21, 2000, the "Plan") and proposed Second Amended Joint Disclosure Statement (as amended and supplemented by praecipes filed with the Bankruptcy

Court on July 13 and 21, 2000, the "Proposed Disclosure Statement"). The Plan was filed with the support of the Official Committee of Equity Security Holders of CRIIMI MAE (the "CMI Equity Committee"), which is a co-proponent of the Plan. Subject to the completion of mutually acceptable documentation evidencing the secured financing to be provided by the unsecured creditors (the "Unsecured Creditor Debt Documentation"), the Official Committee of Unsecured Creditors of CRIIMI MAE (the "Unsecured Creditors' Committee") has agreed to support confirmation of the Plan. The Company, the CMI Equity Committee and the Unsecured Creditors' Committee are now all proceeding toward confirmation of the Plan. Under the Plan, Merrill Lynch and German American Capital Corporation ("GACC"), two of the Company's largest secured creditors, would provide a significant portion of the recapitalization financing contemplated by the Plan.

          The Bankruptcy Court held a hearing on April 25, 2000 on approval of the Proposed Disclosure Statement. During that hearing, the bankruptcy judge requested the filing of additional legal briefs by May 9, 2000 on two issues raised at the hearing. The issues raised related to an objection to the Company's Proposed Disclosure Statement filed by Salomon Smith Barney Inc./Citicorp Securities, Inc. and Citicorp Real Estate, Inc. (together "Citigroup"). On July 12, 2000, the Bankruptcy Court entered an order overruling the objections raised by Citigroup as set forth in the Memorandum Opinion and Order filed and entered on that date by the Bankruptcy Court. Also on July 21, 2000, the Company and Citigroup reached a settlement regarding the treatment of Citigroup's claims under the Plan. (See Note 16 for a summary of certain material terms of the settlement between the Company and Citigroup.) The settlement resolved Citigroup's objections to the Proposed Disclosure Statement. The Citigroup objections were the only objections to the Proposed Disclosure Statement pending before the Bankruptcy Court.

          The Bankruptcy Court has scheduled a hearing on August 23, 2000 with respect to the proposed ballots submitted to the Bankruptcy Court to be sent to members of all classes of impaired creditors and equity security holders in connection with the Plan. Once the Proposed Disclosure Statement has been approved by the Bankruptcy Court, the Plan will be sent, together with the approved Disclosure Statement, to members of all classes of impaired creditors and all equity security holders for acceptance or rejection.

           The Unsecured Creditors' Committee filed its own plan of reorganization, and proposed disclosure statement, and various amendments to each of the foregoing, with the Bankruptcy Court which, in general, provided for the liquidation of the assets of the Debtors. However, as a result of successful negotiations between the Debtors and the Unsecured Creditors' Committee, the Unsecured Creditors' Committee has agreed to the treatment of unsecured claims under the Plan, subject to completion of mutually acceptable Unsecured Creditor Debt Documentation, and has asked the Bankruptcy Court to defer consideration of its plan of reorganization and second amended proposed disclosure statement.

THE PLAN OF REORGANIZATION

           The Plan contemplates the payment in full of all of the allowed claims of the Debtors primarily through recapitalization financing (including proceeds from certain asset sales) aggregating at least $857 million (the "Recapitalization Financing"). Approximately $275 million of the Recapitalization Financing would be provided by Merrill Lynch and GACC through a secured financing facility, and approximately $155 million would be provided through new secured notes issued to the Company's major unsecured creditors (collectively, the "New Debt"). The sale of select CMBS (the "CMBS Sale") and the Company's interest in CMO-IV (the "CMO-IV Sale"), the proceeds of which are expected to be used to pay down existing debt, is contemplated to provide the balance of the Recapitalization Financing. The Company may seek new equity capital from one or more investors to partially fund the Plan, although new equity is not required to fund the Plan.

           In connection with the Plan, substantially all cash flows are expected to be used to satisfy principal, interest and fee obligations under the New Debt. The $275 million secured financing would provide for (i) interest at a rate of one month LIBOR plus 3.25%, (ii) principal prepayment/amortization obligations, (iii) extension fees after two years and
(iv) maturity on the fourth anniversary of the effective date of the Plan. The approximate $155 million secured financing would be effected through the issuance of two series of secured notes under two separate indentures. The first series of secured notes, representing an aggregate principal amount of approximately $105 million, would provide for (i) interest at a rate of 11.75% per annum, (ii) principal prepayment/amortization obligations, (iii) extension fees after four years and (iv) maturity on the fifth anniversary of the effective date of the Plan. The second series of secured notes, representing an aggregate principal amount of approximately $50 million, would provide for (i) interest at a rate of 13% per annum with additional interest at the rate of 7% per annum accreting over the debt term, (ii) extension fees after four years and (iii) maturity on the sixth anniversary of the effective date of the Plan. The New Debt described above will be secured by substantially all of the assets of the Company. It is contemplated that there will be restrictive covenants, including financial covenants, in connection with the New Debt.

           The Plan also contemplates that the holders of the Company's common stock will retain their stock. Under the Plan, no cash dividends, other than a maximum of $4.1 million to preferred shareholders, can be paid to existing shareholders. See "Effect of Chapter 11 on REIT Status and Other Tax Matters" for further discussion. Subject to the respective acceptances of the Plan by the holders of the Company's Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and the Series F Redeemable Cumulative Dividend Preferred Stock (the "Series F Preferred Stock" or "junior preferred stock"), the Plan contemplates an amendment to their respective relative rights and preferences to permit the payment of accrued and unpaid dividends in cash or common stock, or a combination thereof, at the Company's election. The Plan further contemplates amendments to the relative rights and preferences of the Series E Preferred Stock, relating principally to dividend and conversion rights.

           Reference is made to the Plan and Proposed Disclosure Statement, previously filed with the Bankruptcy Court (and with the SEC under cover of two Current Reports on Form 8-K filed on May 18, 2000 and August 11, 2000, respectively), for a more detailed description of the financing contemplated to be obtained under the Plan from the respective existing creditors including, without limitation, payment terms, restrictive covenants and collateral, and a more detailed description of the treatment of preferred stockholders. Although the Company has commitments for substantially all of the New Debt and has sold certain of the CMBS contemplated to be sold in connection with the CMBS Sale, there can be no assurance that the Company will obtain the Recapitalization Financing, that the Plan will be confirmed by the Bankruptcy Court, or that the Plan, if confirmed, will be consummated. The Plan also contemplates certain amendments to the Company's articles of incorporation, including an increase in authorized shares from 120 million to 375 million (consisting of 300 million of common shares and 75 million of preferred shares).

EFFECT OF CHAPTER 11 FILING ON REIT STATUS AND OTHER TAX MATTERS

           REIT STATUS

           CRIIMI MAE is required to meet income, asset, ownership and distribution tests to maintain its REIT status. The Company believes that it has satisfied the REIT requirements for all years through, and including, 1998. However, due to the uncertainty resulting from its Chapter 11 filing, there can be no assurance that CRIIMI MAE will retain its REIT status for 1999 or subsequent years. If the Company fails to retain its REIT status for any taxable year, it will be taxed as a regular domestic corporation subject to federal and state income tax in the year of disqualification and for at least the four subsequent years. Depending on the amount of any such federal and state income tax, the Company may have insufficient funds to pay such tax and also may be unable to comply with its obligations under the New Debt.

           2000 TAXABLE INCOME (LOSS)/TAXABLE DISTRIBUTION REQUIREMENTS

           Internal Revenue Service Revenue procedure 99-17 provides securities and commodities traders with the ability to elect mark-to-market treatment for the 2000 tax year and for all future tax years, unless the election is revoked with the consent of the Internal Revenue Service. On March 15, 2000, CRIIMI MAE elected for tax purposes to be classified as a trader in securities effective January 1, 2000. Such trading activity is, or is expected to be, in certain types of mortgage-backed securities, including Subordinated CMBS (the "Trading Assets").

           As a result of its trader election, CRIIMI MAE recognized a mark-to market tax loss on its Trading Assets on January 1, 2000 of approximately $478 million (the "January 2000 Loss"). Such loss is expected to be recognized evenly over four years beginning with the year 2000. The Company expects such loss to be ordinary.

           Additionally, as a result of its trader election, the Company will be required to mark-to-market its Trading Assets at the end of each tax year, including the year 2000. Any increase or decrease in the value of the Trading Assets as a result of the year-end mark-to-market requirement will generally result in either a tax gain (if an increase in value) or a tax loss (if a decrease in value). Such tax gain or loss, as well as any realized gains or losses from the disposition of Trading Assets during each year, are also expected to be ordinary gains or losses.

           Since gains and losses associated with trading activities are expected to be ordinary, any gains will generally increase taxable income and any losses will generally decrease taxable income. Since the Company is a REIT which is generally required to distribute 95% of its taxable income to shareholders, any increases in taxable income from trading activities will generally result in an increase in REIT distribution requirements and any decreases in taxable income from trading activities will generally result in a decrease in REIT distribution requirements (or, if the taxable income is reduced to zero, eliminate REIT distribution requirements).

           Gains and losses from the mark-to-market requirement (including the January 2000 Loss) are unrealized. This creates a mismatch between REIT distribution requirements and cash flow since the REIT distribution requirements will generally fluctuate due to the mark-to-market adjustments, but the cash flow from the Company's Trading Assets will not fluctuate as a result of the mark-to-market adjustments.

           Any accumulated and unused net operating losses, subject to certain limitations, generally may be carried forward for up to 20 years to offset taxable income until fully utilized. Accumulated and unused net operating losses can not be carried back. If a security is marked down because of an increase in interest rates, rather than from credit losses, such mark-to-market losses may be recovered over time. Any recovered mark-to-market losses will generally be recognized as taxable income, although there is expected to be no corresponding increase in cash flow.

           There is no assurance that the Company's position with respect to its election as a trader in securities will not be challenged by the IRS, and, if challenged, will be defended successfully by the Company. As such, there is a risk that the January 2000 Loss will be limited or disallowed, resulting in higher tax basis income and a corresponding increase in REIT distribution requirements.

           As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each year. If CRIIMI MAE is required to make taxable income distributions to its shareholders to satisfy required REIT distributions, all or a substantial portion of these distributions are expected to be in the form of non-cash dividends. There is no assurance that such non-cash dividends would satisfy the REIT distribution requirements.

           It is possible that the Company could experience an "ownership change" within the meaning of Section 382 of the Code. Consequently, its use of net operating losses generated before the ownership change to reduce taxable income after the ownership change may be subject to limitation under
Section 382. Generally, the use of net operating losses in any year is limited to the value of the Company's stock on the date of the ownership change multiplied by the long-term tax exempt rate (published by the IRS) with respect to that date.

           See Taxable Income (Loss) below, and Notes 1 and 8 to Notes to Consolidated Financial Statements for additional information related to the foregoing matters.

           DIVIDENDS DURING BANKRUPTCY

           During the pendency of the Chapter 11 proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval (and subject to their being funds legally available for any such dividend under state corporate law). See "Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" regarding the declaration of a junior preferred dividend with respect to 1998 taxable income and the anticipated distribution of all or a substantial portion of its 1999 taxable income in the form of non-cash taxable dividends. Dividends may be paid pursuant to and consistent with the terms of the Plan, a copy of which has been filed with the SEC as an exhibit to a Current Report on Form 8-K.

           Due to the Chapter 11 filing on October 5, 1998, cash dividends have not been paid on common or preferred shares. However, since dividends on the Company's Series B, C, D, E and F Preferred Stock are cumulative, the dividends payable at June 30, 2000 were accrued in the financial statements.

           Dividends paid or accrued per share on the Company's common stock, Series B Preferred Stock and Series F Preferred Stock are summarized below:

                                                          For the three months ended                For the six months ended
                                                                   June 30,                                 June 30,
                                                           2000               1999(1)               2000               1999(1)
         Common shares                                      $--                 $--                  $--                 $--
         Series B Preferred Stock                          0.68                0.68                 1.36                1.36
         Series F Preferred Stock                          0.30                  --                 0.60                  --

-----------------------------
 (1) Due to the Chapter 11 filing on October 5, 1998, cash dividends were not paid for the year ended 1999 on common or preferred shares. The Company paid a dividend on November 5, 1999 in the form of junior preferred stock to its common shareholders for the purpose of distributing approximately $15.7 million in undistributed 1998 taxable income. See "Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" regarding this dividend and the anticipated distribution of all of the Company's 1999 taxable income in the form of non-cash taxable dividends. However, since dividends on the Company's preferred shares are cumulative, the dividends payable at June 30, 2000 and June 30, 1999 were accrued in the financial statements.

           In addition to the per share amounts described above, dividends were paid or accrued on the Company's Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock. Amounts payable to Series C Preferred Stock for the six months ended June 30, 2000 were $138,682 as dividends accrued for only a portion of this period due to the exchange of Series C Preferred Stock for Series E Preferred Stock referenced below. This compares to amounts paid or payable to Series C Preferred Stock for the six months ended June 30, 1999 of $323,681. Amounts payable to Series D Preferred Stock for the six months ended June 30, 2000 were $380,656. This compares to amounts paid or payable to Series D Preferred Stock for the six months ended June 30, 1999 of $290,999. Amounts paid or payable to the Series E Preferred Stock for the six months ended June 30, 2000 were $258,029. Nothing was payable to the Series E Preferred Stock in 1999. Amounts payable to the Series F Preferred Stock for the six months ended June 30, 2000 were $355,721. Nothing was payable to the Series F Preferred Stock for the six months ended June 30, 1999.

           On February 22, 2000, CRIIMI MAE and the holder of its Series C Preferred Stock entered into a Preferred Stock Exchange Agreement pursuant to which 103,000 shares of Series C Preferred Stock were exchanged for 103,000 shares of a new series of preferred stock designated as Series E Preferred Stock. On July 26, 2000, CRIIMI MAE and the holder of its Series D Preferred Stock entered into a Preferred Stock Exchange Agreement pursuant to which 100,000 shares of Series D Preferred Stock were exchanged for 100,000 shares of Series E Preferred Stock. See Note 12 of Notes to Consolidated Financial Statements for a further discussion of the exchange of Series C Preferred Stock for Series E Preferred Stock, and the exchange of the Series D Preferred Stock for Series E Preferred Stock.

           THE COMPANY'S 1999 TAXABLE INCOME

           As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each tax year. For purposes of this requirement, REIT taxable income excludes certain excess noncash income such as original issue discount ("OID"). In determining its federal income tax liability, CRIIMI MAE, as a result of its REIT status, is entitled to deduct from its taxable income dividends paid to its shareholders. Accordingly, to the extent the Company distributes its net income to shareholders, it effectively reduces taxable income, on a dollar-for-dollar basis, and eliminates the "double taxation" that normally occurs when a corporation earns income and distributes that income to shareholders in the form of dividends. The Company, however, still must pay corporate level tax on any 1999 taxable income not distributed to shareholders. Unlike the 95% distribution requirement, the calculation of the Company's federal income tax liability does not exclude excess noncash income such as OID.

           In determining the Company's taxable income for 1999, distributions declared by the Company on or before September 15, 2000 and actually paid by the Company on or before December 31, 2000 will be considered as dividends paid for the year ended December 31, 1999. The Company anticipates distributing all of its 1999 taxable income in the form of non-cash taxable dividends. There can be no assurance that the Company will be able to make such distributions with respect to its 1999 taxable income. While the Company has not finalized its tax return for 1999, should CRIIMI MAE terminate or fail to maintain its REIT status during the year ended December 31, 1999, taxable income for the year ended December 31, 1999 is estimated to be $37.5 million, which would generate a tax liability of up to $15.0 million.

           THE COMPANY'S 1998 TAXABLE INCOME

           On September 14, 1999, the Company declared a dividend payable to common shareholders of approximately 1.61 million shares of a new series of junior convertible preferred stock with a face value of $10 per share. See
Note 12 of the Notes to Consolidated Financial Statements for further discussion. The purpose of the dividend was to distribute approximately $15.7 million in undistributed 1998 taxable income. To the extent that it is determined such amount was not distributed, the Company would bear a corporate level income tax on the undistributed amount. There can be no assurance that all of the Company's tax liability was eliminated by payment of such junior preferred stock dividend. The Company paid the junior preferred stock dividend on November 5, 1999. The junior preferred stock dividend was taxable to common shareholder recipients. Junior preferred shareholders were permitted to convert their shares of junior preferred stock into common shares during two separate conversion periods. During these conversion periods, an aggregate 1,020,241 shares of junior preferred stock were converted into 8,798,009 shares of common stock.

           TAXABLE MORTGAGE POOL RISKS

           An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code ("TMP") is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP
(i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities and (iii) the payments on the debt securities must bear a relationship to the payments received from the mortgages. The Company currently owns all of the equity interests in three trusts that constitute TMPs (CBO-1, CBO-2 and CMO-IV, collectively the "Trusts"). See Notes 5 and 6 of the Notes to Consolidated Financial Statements for descriptions of CBO-1, CBO-2 and CMO-IV. See also Note 6 regarding the anticipated CMO-IV sale as part of the Plan. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs that constitute "qualified REIT subsidiaries" (that is, entities whose equity interests are wholly owned by a REIT). As a result of this exemption and the fact that the Company owns all of the equity interests in each Trust, the Trusts currently are not required to pay a separate corporate level tax on income they derive from their underlying mortgage assets.

           The Company also owns certain securities structured as bonds (the "Bonds") issued by each of the Trusts. Certain of the Bonds owned by the Company serve as collateral (the "Pledged Bonds") for short-term, variable-rate borrowings used by the Company to finance their initial purchase. If the creditors holding the Pledged Bonds were to seize or sell this collateral and the Pledged Bonds were deemed to constitute equity interests (rather than debt) in the Trusts, then the Trusts would no longer qualify for the exemption under the TMP Rules provided for qualified REIT subsidiaries. The Trusts would then be required to pay a corporate level federal income tax. As a result, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests and the Pledged Bonds) would instead be applied to tax payments. Since the equity interests and Bonds owned by the Company are the most subordinated securities and, therefore, would absorb payment shortfalls first, the loss of the exemption under the TMP rules could have a material adverse effect on their value and the payments received thereon.

           In addition to causing the loss of the exemption under the TMP Rules, a seizure or sale of the Pledged Bonds and a characterization of them as equity for tax purposes could also jeopardize the Company's REIT status if the value of the remaining ownership interests in any Trust held by the Company (i) exceeded 5% of the total value of the Company's assets or (ii) constituted more than 10% of the Trust's voting interests. Although it is possible that the election by the TMPs to be treated as taxable REIT subsidiaries could prevent the loss of CRIIMI MAE's REIT status, there can be no assurance that a valid election could be made given the timing of a seizure or sale of the Pledged Bonds.

INVESTMENT COMPANY ACT RISK

           Under the Investment Company Act of 1940, as amended (the "Investment Company Act"), an investment company is required to register with the SEC and is subject to extensive restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. However, as described below, companies that are primarily engaged in the business of acquiring mortgages and other liens on and interests in real estate ("Qualifying Interests") are excluded from the requirements of the Investment Company Act.

           To qualify for the Investment Company Act exclusion, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests (the "55% Requirement") and is also required to maintain an additional 25% in Qualifying Interests or other real estate-related assets ("Other Real Estate Interests" and such requirement, the "25% Requirement"). According to current SEC staff interpretations, CRIIMI MAE believes that its government insured mortgage securities and originated loans constitute Qualifying Interests. In accordance with current SEC staff interpretations, the Company believes that all of its Subordinated CMBS constitute Other Real Estate Interests and that certain of its Subordinated CMBS also constitute Qualifying Interests. On certain of the Company's Subordinated CMBS, the Company, along with other rights, has the unilateral right to direct foreclosure with respect to the underlying mortgage loans. Based on such rights and its economic interest in the underlying mortgage loans, the Company believes that the related Subordinated CMBS constitute Qualifying Interests. As of June 30, 2000, the Company believes that it was in compliance with both the 55% Requirement and the 25% Requirement.

           If the SEC or its staff were to take a different position with respect to whether such Subordinated CMBS constitute Qualifying Interests, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company. If the Company were required to change the manner in which it conducts its business, it would likely have to dispose of a significant portion of its Subordinated CMBS or acquire significant additional assets that are Qualifying Interests. Alternatively, if the Company were required to register as an investment company, it expects that its operating expenses would significantly increase and that the Company would have to reduce significantly its indebtedness, which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms.

           Further, if the Company were deemed an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief. The Company would be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period the Company was deemed an unregistered investment company. In addition, as a result of the Company's Chapter 11 filing, the Company is limited in possible actions it may take in response to any need to modify its business plan in order to register as an investment company, or avoid the need to register. Certain dispositions or acquisitions of assets would require Bankruptcy Court approval. Also, any forced sale of assets that occurs after the bankruptcy stay is lifted would change the Company's asset mix, potentially resulting in the need to register as an investment company under the Investment Company Act or take further steps to change the asset mix. Any such results would be likely to have a material adverse effect on the Company.

RESULTS OF OPERATIONS

2000 VERSUS 1999

FINANCIAL STATEMENT NET INCOME

           Financial statement net income available to common shareholders for the three and six months ended June 30, 2000 was approximately $3.7 million and $7.8 million, respectively, as compared to a net loss to common shareholders of approximately ($2.0) million and net income available to common shareholders of $11.4 million for the same periods in 1999. The primary reasons for the changes in net earnings during these periods are described below.

           INTEREST INCOME - SUBORDINATED CMBS

           Income from Subordinated CMBS decreased by approximately $3.0 million, or 8%, to $35.4 million during the three months ended June 30, 2000 as compared to $38.4 million during the three months ended June 30, 1999. Interest income from Subordinated CMBS decreased by approximately $2.3 million or 3% to approximately $74.6 million for the six months ended June 30, 2000 as compared to $76.9 million for the corresponding period in 1999. This overall decrease in interest income was primarily the result of the sale of certain CMBS, the Morgan Stanley CMBS in February 2000 and the Lehman CMBS in April 2000. This net decrease was partially offset by the following factors: 1) the impairment on certain CMBS which results in higher yields, and 2) an upward revision in yields on CMBS. Other than temporary impairment was recognized as of December 31, 1999 on the Subordinated CMBS that have been or are intended to be sold in 2000 as part of the CMBS Sale under the Plan. The impairment resulted in the CMBS cost basis being written down to fair value as of December 31, 1999. As a result of this new basis, these CMBS have revised higher yields effective the first quarter of 2000. These higher yields resulted in more income being recognized for financial statement purposes. Further, yields on CMBS increased effective April 1, 2000 due to a change in the allocation and timing of loss estimates (as discussed further below), which resulted in additional income recognized. See Note 5 to Notes to Consolidated Financial Statements.

           Generally accepted accounting principles ("GAAP") require that interest income earned on Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of the Subordinated CMBS. Based upon the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average anticipated unleveraged yield for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of June 30, 2000 was approximately 11.5% as compared to the anticipated weighted average yield as of December 31, 1999 of 10.1%. These yields were determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses and any other than temporary impairment. Effective April 1, 2000, the Company changed the allocation and timing of the estimated future credit losses related to the mortgage loans underlying the CMBS. Due to the better than anticipated performance of the mortgage loans underlying the CMBS, which has resulted in lower credit losses than originally estimated, the Company has revised its estimated credit losses to occur later in the weighted average life of the CMBS than originally projected. However, the Company has not lowered the total amount of estimated future credit losses related to the mortgage loans underlying the CMBS. The change in allocation and timing of estimated future credit losses to reflect a later occurrence of such losses results in increases in projected cash flow (primarily in the form of interest income) as of June 30, 2000, which in turn results in increases in anticipated yields to maturity as of June 30, 2000. As a result of the present value benefit of a revised later projected occurrence of credit losses, the yields used to determine CMBS income have increased. As of June 30, 2000, the overall impact of this allocation and timing revision resulted in a 29 basis point increase in total CMBS anticipated yields to maturity (24 basis point increase related to the remaining CMBS subject to the CMBS Sale and 30 basis point increase related to the Company's retained portfolio). These yield increases have resulted in approximately $700,000 in additional CMBS income during the second quarter compared to income that would have been recognized using prior unrevised yields. The Company estimates that total CMBS income related to the Company's retained CMBS portfolio will be higher by approximately $2 million for the period April 1 through December 31, 2000 than if the unrevised yields were used. As it is not certain when the remaining CMBS subject to the CMBS Sale will be sold, the Company has not estimated the dollar impact for the year. The CMBS yield increases have been accounted for as estimates and will be applied prospectively as of April 1, 2000, the first day of the second quarter.

           INTEREST INCOME-INSURED MORTGAGE SECURITIES

           Interest income from insured mortgage securities decreased by approximately $819,000 or 10% to $7.7 million for the three months ended June 30, 2000 from $8.5 million for the three months ended June 30, 1999. Interest income from insured mortgage securities decreased by approximately $1.9 million or 11% to approximately $15.5 million for the six months ended June 30, 2000 from approximately $17.4 million for the corresponding period in 1999. These decreases were primarily due to the reduced asset base as a result of prepayments aggregating $42.4 million subsequent to March 1999.

           INTEREST INCOME-ORIGINATED LOANS

           Interest income from originated loans decreased by approximately $400,000 or 5% to $8.2 million for the three months ended June 30, 2000 from $8.6 million for the three months ended June 30, 1999. Interest income from originated loans decreased by approximately $800,000 or 5% to approximately $16.7 million for the six months ended June 30, 2000 from approximately $17.5 million for the corresponding period in 1999. These decreases were primarily due to the prepayment of originated loans aggregating $14.8 million subsequent to March 1999.

           INTEREST EXPENSE

           Total interest expense increased by approximately $0.6 million to approximately $37.9 million or 2% for the three months ended June 30, 2000 from approximately $37.3 million for the corresponding period in 1999. Total interest expense increased by approximately $1.4 million or 2% to approximately $75.1 million for the six months ended June 30, 2000 compared to approximately $73.7 million for the corresponding period in 1999. These increases were primarily attributable to the following: (1) during the second quarter of 2000 a discount amortization adjustment of approximately $1.5 million related to the insured securities fixed-rate obligation debt due to an increase in the estimate of future prepayment speeds. (This increase in the estimate of future prepayment speeds is a result of these obligations paying down faster than originally anticipated); (2) the sale of certain investment grade bonds associated with the CBO-2 transaction in March 1999 and; (3) the sale of two remaining classes of investment grade bonds associated with the 1998 CMO-IV transaction in May 1999 and October 1999. The sales of these securities were treated as a financing for accounting purposes. As such, the Company records the securities as liabilities and recognizes the related interest expense on an ongoing basis. The fixed rate obligations sold typically carry a higher cost than does the variable-rate secured borrowing that it replaces. Such increases in interest expense were offset, in part, by decreases in interest expense on variable-rate secured borrowings, reflecting pay downs of such borrowings through asset sales, along with a reduction in certain borrowings as a result of asset prepayments, pay downs pursuant to agreements with certain creditors, and refinancing of variable rate debt into fixed rate debt, as previously discussed.

           EQUITY IN (LOSSES) FROM INVESTMENTS

           Equity in losses increased by approximately $150,000 during the three months ended June 30, 2000 due to equity in losses of approximately $26,000 as compared to equity in earnings of approximately $121,000 for the second quarter of 1999. Equity in losses decreased by approximately $1.4 million during the six months ended June 30, 2000 due to equity in losses of approximately $38,000 as compared to equity in losses of approximately $1.5 million for the corresponding period in 1999. Equity in losses increased during the quarter ended June 30, 2000 versus the same period in 1999 primarily due to an increase in impairment related to certain servicing rights of CMSLP. Such increase was partially offset by a reduction in amortization of certain servicing rights and a small net decrease in servicing and other fee revenues as CMSLP's servicing portfolio declined primarily from the sale of certain CMBS subject to the CMBS Sale.

           Equity in losses decreased during the six months ended June 30, 2000 as compared to 1999 primarily due to an $800,000 prepayment penalty shortfall which occurred in 1999. Additionally, a reduction in general and administrative expenses and amortization in certain servicing rights contributed to the overall reduction in equity in losses during the six months ended June 30, 2000. However, these reductions were partially offset by a net decrease in servicing and other fee revenues as CMSLP's servicing portfolio declined due primarily to the sale of certain CMBS subject to the CMBS Sale.

           OTHER INCOME

           Other income increased by approximately $194,000 or 25% to approximately $982,000 during the second quarter of 2000 as compared to approximately $788,000 during the corresponding period in 1999. Other income decreased by approximately $105,000 or 7% during the six months ended June 30, 2000. The increase for the three months ended June 30, 2000 was primarily attributable to the timing of temporary investments. The decrease for the six months ended June 30, 2000 was primarily attributable to a reduction in net income associated with the Company's investment in REO.

           NET GAINS ON MORTGAGE SECURITIES DISPOSITIONS

           During the second quarter of 2000 and 1999, net gains on mortgage dispositions were approximately $226,000 and $779,000, respectively. For the six months ended June 30, 2000 and 1999, net gains on mortgage dispositions were approximately $241,000 and $1.6 million, respectively. For the six months ended June 30, 2000, the prepayments of mortgage securities represented approximately 2% of CRIIMI MAE's beginning of the year portfolio balance. For any quarter, gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period.

           GAIN ON ORIGINATED LOAN DISPOSITIONS

           During the second quarter of 2000, there was one originated loan disposition resulting in a gain of approximately $38,000. For the same quarter of 1999, there was one mortgage prepayment in the originated loan portfolio resulting in a gain of approximately $59,000. During the six months ended June 30, 2000, net gain on originated loan dispositions was approximately $38,000 versus approximately $160,000 for the six months ended

June 30, 2000. The decreases were due to one disposition and two dispositions, respectively, in the corresponding periods.

           GENERAL AND ADMINISTRATIVE EXPENSES

           General and administrative expenses decreased by approximately $950,000 or 26% to approximately $2.7 million during the second quarter of 2000 as compared to $3.6 million for the corresponding period in 1999. General and administrative expenses decreased by approximately $447,000 or 7% to approximately $5.8 million for the six months ended June 30, 2000 as compared to approximately $6.3 million for the corresponding period in 1999. The decreases were primarily attributable to decreases in employment costs from a reduced work force during these periods along with a reduction in certain professional costs.

           UNREALIZED LOSS ON WAREHOUSE OBLIGATION

           During the three and six months ended June 30, 2000, the Company recorded no loss on warehouse obligations as all of the loans under the Citibank origination program were sold in 1999. This compares to the three and six months ended June 30, 1999, when the Company recorded unrealized losses of approximately $10.9 million and $6.9 million, respectively, in connection with the Company's warehouse line with Citibank.

REORGANIZATION ITEMS

           IMPAIRMENT ON CMBS. As discussed in Note 1 of the Notes to Consolidated Financial Statements, under the Plan, a portion of the Recapitalization Financing is expected to result from the CMBS Sale. The remaining CMBS subject to the CMBS Sale had a fair value and amortized cost of approximately $204 million and $198 million, respectively, as of June 30, 2000. The Company first filed a plan with the Bankruptcy Court in the fourth quarter of 1999 and during that same quarter began marketing for sale the CMBS subject to the CMBS Sale. CRIIMI MAE sold a portion of these bonds in February 2000 and April 2000 and intends to enter into additional agreements during 2000 to sell the remaining CMBS subject to the CMBS Sale, although there can be no assurance such bonds will be sold. The Company also intends to sell its interest in CMO-IV as part of the Plan, although there can be no assurance that the CMO-IV Sale will be completed.

           GAAP states that when the fair market value of an investment declines below its amortized cost for a significant period of time and the entity no longer has the ability or intent to hold the investment for the period the entity anticipates is required for the value to recover to amortized cost, other than temporary impairment on the investment should be recognized. This other than temporary impairment is recognized through the income statement as the difference between amortized cost and fair value. Additional accounting guidance states that other than temporary impairment should be recognized in the period the decision to sell any investment is made if the entity does not expect the fair value to recover before the sale date. As the Company decided in the fourth quarter of 1999 to sell the CMBS subject to the CMBS Sale and it did not expect the value of these bonds to significantly recover before the future sale dates, the Company has recognized approximately $162 million of other than temporary impairment related to these CMBS, cumulatively, through earnings through the second quarter of 2000. Unrealized losses related to the CMBS subject to the CMBS Sale were previously recognized through other comprehensive income in the equity section of the balance sheet. The other than temporary impairment loss on CMBS is a part of the reorganization items on the income statement as the impairment was recognized as part of the reorganization.

           OTHER REORGANIZATION ITEMS. During the three and six months ended June 30, 2000 and 1999, the Company recorded reorganization items, as summarized below, due to the Chapter 11 filings of CRIIMI MAE, CM Management and Holdings II.

REORGANIZATION ITEMS                         THREE MONTHS     THREE MONTHS     SIX MONTHS     SIX MONTHS
                                                ENDED            ENDED           ENDED           ENDED
                                            JUNE 30, 2000    JUNE 30, 1999   JUNE 30, 2000   JUNE 30, 1999
                                            -------------    -------------   -------------   -------------
Short-term interest income                  ($ 1,434,012)    ($   237,000)    ($2,438,672)    ($   469,400)
Professional fees                              3,055,316        4,974,155       7,428,584       10,114,155
Employee Retention Program accrued costs         256,701          202,605         536,050          745,502
Other                                            845,104          499,183       1,445,602          556,524
                                            ------------     ------------    ------------     ------------
    Subtotal                                   2,723,109        5,438,943       6,971,564       10,946,781
Impairment on CMBS                             1,809,062               --       5,252,821               --

                                       75

REORGANIZATION ITEMS                         THREE MONTHS     THREE MONTHS     SIX MONTHS     SIX MONTHS
                                                ENDED            ENDED           ENDED           ENDED
                                            JUNE 30, 2000    JUNE 30, 1999   JUNE 30, 2000   JUNE 30, 1999
                                            -------------    -------------   -------------   -------------
Impairment on REO(1)                             924,283               --         924,283               --
Loss on sale of CMBS(2)                          357,188               --       1,711,214               --
                                            ------------     ------------    ------------     ------------
Total                                       $  5,813,642     $  5,438,943     $14,859,882     $ 10,946,781
                                            ============     ============    ============     ============

(1) The Company recognized impairment on its investment in REO as of June 30, 2000. This asset was sold in July 2000 as discussed in Note 3 and
           Note 9.

(2) The Company recognized a loss of approximately $1.35 million on the sale of the Morgan Bonds in February 2000 and a loss of approximately $360,000 on the sale of the First Union Bonds in April 2000.

TAXABLE INCOME (LOSS)

           CRIIMI MAE realized a net operating loss of approximately $18 million and $33 million during the three and six months ended June 30, 2000, compared to tax basis income of approximately $11.9 million and $31.5 million during the corresponding periods in 1999. Included in the net operating loss during the three and six months ended June 30, 2000, was a realized loss on the sale of CMBS of $2.1 million and $3.6 million, respectively. As previously discussed, on March 15, 2000, CRIIMI MAE elected to be classified as a trader in securities for tax purposes effective January 1, 2000. As a result of its trader election, CRIIMI MAE recognized a mark-to-market tax loss of approximately $478 million on its Trading Assets on January 1, 2000 (the "January 2000 Loss"). The January 2000 Loss is expected to be recognized evenly over four years (i.e., approximately $120 million per year) beginning with the year 2000. The Company recognized one-fourth (i.e., approximately $30 million) of this year's portion of the January 2000 Loss during both the first and second quarter 2000. The Company expects to continue to recognize approximately $30 million of loss related to the January 2000 Loss in each quarter for the next four years. (See also "2000 Taxable Income
(Loss)/Taxable Distribution Requirements" for a more complete discussion and
Note 8 for a discussion of differences between financial statement net income
(loss) and taxable income (loss)).

           A summary of the estimated first half 2000 net operating loss is as follows:

  January 2000 Loss                                                                        $478 million
  LESS:   Portion recognized in First Quarter 2000                                         (30) million
  LESS:   Portion recognized in Second Quarter 2000                                        (30) million
                                                                                        ---------------
  Balance Remaining of January 2000 Loss to be Recognized                                  $418 million
                                                                                        ===============

  Taxable Income for the six months ended June 30, 2000 Before Recognition of               $27 million
    January 2000 Loss

  LESS:   January 2000 Loss Recognized in First Quarter 2000                               (30) million
  LESS:   January 2000 Loss Recognized in Second Quarter 2000                              (30) million
                                                                                        ---------------
  Net Operating Losses for the six months ended June 30, 2000                             ($33) million

  Net Operating Loss through June 30, 2000                                                ($33) million
  Net Operating Loss Utilization                                                           0.0
                                                                                        ---------------
  Net Operating Loss Carried Forward for Use in Future Periods                            ($33) million
                                                                                        ===============

(1) So long as available, net operating losses, including the allocable portion of the January 2000 Loss, are expected to offset taxable income on an annual basis.

           The distinction between taxable income (loss) and GAAP income
(loss) is important to the Company's shareholders because dividends or distributions are declared and paid on the basis of taxable income. The Company does not pay taxes so long as it satisfies the requirements for exemption from taxation pursuant to the REIT requirements of the Code. The Company calculates its taxable income as if the Company were a regular domestic corporation. This taxable income level determines the amount of dividends the Company is required to pay out over time in order to eliminate its tax liability.

SECURITIES TRADING ACTIVITIES

           During late 1999, the Company began to trade mortgage-backed securities. In general, the Company trades in FNMA and FHLMC issued CMO tranches, as well as AAA rated CMBS. The Company seeks maximum total return through short term trading, consistent with prudent investment management. Returns from such activities consist primarily of capital appreciation/depreciation resulting from changes in interest rates and spreads, if any, discount amortization, and other arbitrage opportunities as well as coupon interest income. For the six months ended June 30, 2000, trading gains and losses were immaterial; and, as of June 30, 2000, trading assets (reflected as Short Term Investments on the balance sheet) approximated $2.4 million.

CASH FLOW

2000 VERSUS 1999

           Net cash provided by operating activities decreased for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999. The decrease was primarily due to an increase in restricted cash as compared to the same period last year. The increase in restricted cash was partially offset by a decrease in receivables and other assets.

           Net cash provided by investing activities decreased for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999 due to a decrease in proceeds from mortgage securities dispositions and originated loan dispositions compared to the same period last year. These decreases were partially offset by an increase in proceeds from the sale of CMBS, net of associated debt. See Note 5 for further discussion of those sales.

           Net cash used in financing activities decreased for the six months ended June 30, 2000 as compared to the six months ended June 30, 1999 due to a decrease in principal payments on debt obligations, partially offset by a decrease in proceeds from debt issuances as compared to the same period last year.

LIQUIDITY AND CAPITAL RESOURCES

           Prior to the Petition Date, CRIIMI MAE used proceeds from long-term, fixed-rate match-funded debt refinancings, short-term, variable-rate secured borrowings, unsecured and other borrowings, securitizations and issuances of common and preferred shares to meet the capital requirements of its business plan. Since the Chapter 11 filing, the Company has suspended its Subordinated CMBS acquisition, origination and securitization operations, but continues to service mortgage loans through CMSLP.

           Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate borrowings secured by the Company's Subordinated CMBS. The agreements governing these financing arrangements typically required the Company to maintain loan-to-value ratios. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below the minimum amount required.

           In order to refinance a portion of its short-term, variable-rate secured borrowings with long-term, fixed-rate debt, the Company entered into resecuritization transactions. In May 1998, CRIIMI MAE completed CBO-2, its second resecuritization of its Subordinated CMBS portfolio, which under FAS 125, qualified for both sale and financing accounting. Through CBO-2, CRIIMI MAE refinanced $468 million of its variable-rate debt with fixed-rate, match-funded debt. The debt is considered match-funded because the maturities and principal requirements of the debt closely match those of the related collateral. The transaction also generated additional borrowing capacity of approximately $160 million, which was used primarily to fund additional Subordinated CMBS purchases. In June 1998, CRIIMI MAE securitized $496 million of originated and acquired commercial mortgage loans by selling $397 million face amount of fixed-rate investment grade securities. The tranches not sold to the public were partially financed with variable-rate secured financing agreements.

           After the above structured finance transactions, the Company continued to have a substantial amount of short-term, variable-rate secured financing facilities which were subject to the previously discussed collateral requirements based on CMBS security values. As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and the yields on Treasury securities with comparable maturities began to increase substantially and rapidly. CRIIMI MAE's short-term secured creditors perceived that the value of the Subordinated CMBS securing their facilities with the Company had fallen, creating a value deficiency as measured by the loan-to-value ratio and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

           On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings, when it received a significant collateral call from Merrill Lynch. The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection. Accordingly, the Company filed for relief under Chapter 11 on Monday, October 5, 1998.

           As of August 1, 2000, CRIIMI MAE had secured financing agreements with GACC, Merrill Lynch, and Citicorp with respect to certain of its CMBS. Certain of these lenders have registered the pledged securities in their own names. As a result, the trustee makes payments on such securities to the registered holder. Since the Chapter 11 filing occurred, certain registered holders withheld payments related to securities not registered to CRIIMI MAE. As previously discussed, the Company has entered into various agreements with these creditors. CRIIMI MAE Inc.'s restricted cash position has increased from approximately $7 million on October 5, 1998 to approximately $73.6 million as of June 30, 2000. Due to the uncertainty of the effects of the Chapter 11 filing on the business of the Company, pending litigation, material reorganization items to be incurred during the pendency of the bankruptcy and numerous other factors beyond the Company's control, no assurance can be given that the Company's cash flow will be sufficient to fund operations for any specified period while the Company is in bankruptcy.

           Under CRIIMI MAE's Plan, a portion of the Recapitalization Financing is expected to result from the CMBS Sale. The remaining CMBS subject to the CMBS Sale had a fair value and amortized cost of approximately $204 million and $198 million, respectively, as of June 30, 2000. The Company first filed a plan with the Bankruptcy Court in the fourth quarter of 1999 and during that same quarter CRIIMI MAE began marketing for sale the CMBS subject to the CMBS Sale. CRIIMI MAE sold a portion of these bonds in February 2000 and April 2000 and intends to enter into additional agreements during 2000 to sell the remaining CMBS subject to the CMBS Sale, although there can be no assurance that such bonds will be sold. As the Company decided in the fourth quarter of 1999 to sell the CMBS subject to the CMBS Sale and it does not expect the value of these bonds to significantly recover before the future sale dates, the Company has recognized approximately $162 million of other than temporary impairment related to these CMBS, cumulatively, through earnings through the first six months of 2000. (See
Note 5 to the Financial Statements for a discussion regarding CMBS sales through August 2000.) The Company also intends to sell its interest in CMO-IV as part of the Plan, although there can be no assurance that the CMO-IV Sale will be completed.

           In July 2000, the Company decided that, as part of the Plan, it would sell the remaining $53 million face amount of assets from CMO-IV that it currently owns. The proceeds would be used to pay down the variable rate debt secured by certain securities from CMO-IV with any remaining proceeds retained by the Company. Upon the sale of these assets, CRIIMI MAE will no longer have any economic interest in CMO-IV. CRIIMI MAE, as the owner of the issuer's equity of CMO-IV, holds the call options related to the $442.5 million (original face amount) of previously issued securities that are currently classified as securitized debt on the Company's balance sheet. Upon the sale of the issuer's equity, CRIIMI MAE will no longer own these call options and, as a result, the securitization will no longer qualify as a financing under SFAS 125. As a result, all assets (Investment in Originated Loans and related deferred financing costs) and liabilities (Collateralized mortgage obligations -Originated Loans and a portion of variable rate secured borrowings - CMBS) related to the securitization will be removed from CRIIMI MAE's balance sheet upon the sale of the issuer's equity. If the sale of CRIIMI MAE's economic interest in CMO-IV took place as of June 30, 2000, based on the June 30, 2000 balance sheet and estimated fair values, the Company would recognize an approximate $24 million loss for financial statement purposes and an approximate $23 million loss for tax purposes.

           The value of the Company's Subordinated CMBS and government-insured securities is based upon the combined yield of current treasury rates and the current spread above treasury rates that an investor would require in a purchase transaction. During the six months ended June 30, 2000, the required spreads above treasury rates were substantially unchanged on a total portfolio basis. However, treasury rates decreased, generally, from December 31, 1999 which, when combined with the required spreads, resulted in an aggregate $13.7 million net increase in the value of the Company's portfolio of CMBS and FHAs and GNMAs from December 31, 1999 to June 30, 2000.

           The Company's ability to resume the acquisition of Subordinated CMBS, as well as its loan origination and securitization programs, depends first on its ability to obtain the requisite recapitalization proceeds, obtain confirmation and approval of a plan reorganization and emerge from bankruptcy as a successfully reorganized company, and second, on its ability to access additional capital once it has successfully emerged from bankruptcy. Factors which could affect the Company's ability to access additional capital include, among other things, the cost and availability of such capital, changes in interest rates and interest rate spreads, changes in the commercial mortgage industry and the commercial real estate market, general economic conditions, perceptions in the capital markets of the Company's business, covenants under the Company's debt securities and credit facilities, results of operations, leverage, financial condition, and business prospects. The Company can give no assurance as to whether it will be able to obtain additional capital or the terms of any such capital. See
Note 1 to Notes to Consolidated Financial Statements for a discussion of the New Debt contemplated under the Plan.

ITEM 2A.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

           The Company's principal market risk is exposure to changes in interest rates related to the U.S. Treasury market as well as the LIBOR market. The Company will have an increase in the amount of interest expense paid on its variable-rate obligations primarily due to increases in One-Month LIBOR. The Company will also experience fluctuations in the market value of its assets related to changes in the interest rates of U.S. Treasury bonds as well as increases in the spread between U.S. Treasury bonds and CMBS.

           CRIIMI MAE has entered into interest rate protection agreements to mitigate the adverse effects of rising interest rates on the amount of interest expense payable under its variable-rate borrowings. The caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index (typically One-Month LIBOR), increase above the stated interest rate cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap. The term of the cap as well as the stated interest rate of the cap, which in all cases is currently above the current rate of the index, will limit the amount of protection that the caps offer.

           Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate borrowings secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral at all times with a market value not less than a specified percentage of the outstanding indebtedness. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below this threshold amount. These financing arrangements were used by CRIIMI MAE to provide financing during the period of time from the acquisition or creation of the Subordinated CMBS to the date when CRIIMI MAE would resecuritize the portfolio in order to match-fund a significant portion of the portfolio with fixed-rate debt, thereby eliminating interest rate risk on that portion of the CMBS. These transactions also increased the borrowing capacity of the Company which was used to acquire Subordinated CMBS.

                                     PART II

ITEM 1.    LEGAL PROCEEDINGS

           Reference is made to Note 16 of Notes to Consolidated Financial Statements of CRIIMI MAE Inc. which is incorporated herein by reference.

ITEM 2.    CHANGES IN SECURITIES

           Not applicable.

ITEM 3.    DEFAULTS UPON SENIOR SECURITIES

           Reference is made to Notes 1, 5, 6, 9, 12 and 16 to Notes to Consolidated Financial Statements of CRIIMI MAE which are incorporated herein by reference. Such Notes contain a description of alleged defaults asserted by certain of the Company's lenders.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

           Not applicable.

ITEM 5.    OTHER INFORMATION

           Not applicable.

ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K

(a)   EXHIBITS

                Exhibit No.        Description
                -----------        -----------
                      27         Financial Data Schedule (filed herewith)

                      99(a)      Stipulation Resolving Objection to Shareholder
                                 Plaintiffs to Debtors' Amended Joint Disclosure
                                 Statement entered April 24, 2000 (filed
                                 herewith).

                      99(b)      Expedited Motion to Clarify Order Granting
                                 Authority for Debtor to Take Necessary Actions to Implement Sale of Brick Church Property entered by the United States Bankruptcy Court for the District of Maryland, Greenbelt on June
                                 26, 2000 (filed herewith).

                      99(c)      Order and Ruling Upon Objection to Debtors'
                                 Second Amended Disclosure Statement entered by the United States Bankruptcy Court for the
                                 District of Maryland, Greenbelt on July 12,
                                 2000 and Memorandum Opinion entered by the United States Bankruptcy Court for the District of Maryland, Greenbelt on July 12, 2000 (filed herewith).

                      99(d)      Motion for Entry of an Order Amending
                                 Stipulation and Agreed Order Selling certain
                                 Commercial Mortgage-Backed Securities to German
                                 American Capital Corporation Free and Clear of
                                 Liens, Claims and Encumbrances entered August
                                 3, 2000 (filed herewith).

(b)   REPORTS ON FORM 8-K

                   Date               Purpose
                   ----               -------
           May 18, 2000          To report (1) a Third Amended Joint Plan of
                                 Reorganization and a Second Amended Disclosure
                                 Statement (Proposed) filed by the Company and
                                 its affiliates CRIIMI MAE Holdings II, L.P. and
                                 CRIIMI MAE Management, Inc. with the Bankruptcy
                                 Court on April 25, 2000 and (2) a press release
                                 issued by the Company on April 26, 2000
                                 announcing (i) a request by the Bankruptcy
                                 Judge for the filing of additional legal briefs
                                 by May 9, 2000; and (ii) the filing of the
                                 Third Amended Joint Plan of Reorganization and
                                 a Second Amended Disclosure Statement
                                 (Proposed).

                                    Signature

           Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 10-Q to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             CRIIMI MAE INC.

/s/ August 11, 2000                               /s/ Cynthia O. Azzara
---------------------------                  -----------------------------------
DATE                                         Cynthia O. Azzara
                                             Senior Vice President,
                                             Principal Accounting Officer
                                             and Chief Financial Officer